     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999.

                                                      REGISTRATION NO. 333-76401
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        PACIFIC COMMUNITY BANKING GROUP
               (Exact name of registrant as specified in charter)

             CALIFORNIA                               6712                               33-0778067
  (State or other jurisdiction of         (Primary Standard Industrial       (IRS Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                           --------------------------

                       23332 MILL CREEK DRIVE, SUITE 230
                         LAGUNA HILLS, CALIFORNIA 92653
                                 (949) 460-4540
  (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)
                           --------------------------

                                E. LYNN CASWELL
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        PACIFIC COMMUNITY BANKING GROUP
                       23332 MILL CREEK DRIVE, SUITE 230
                         LAGUNA HILLS, CALIFORNIA 92653
                                 (949) 460-4540
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                With copies to:

     HENRY M. FIELDS, ESQ.             LOREN P. HANSEN, ESQ.             GARY S. FINDLEY, ESQ.
    ELLEN R. MARSHALL, ESQ.               KNECHT & HANSEN                 GARY STEVEN FINDLEY
    CHARLES S. KAUFMAN, ESQ.        1301 DOVE STREET, SUITE 900               & ASSOCIATES
    MORRISON & FOERSTER LLP           NEWPORT BEACH, CA 92660             1470 N. HUNDLEY ST.
     555 WEST FIFTH STREET                 (949) 851-8070                  ANAHEIM, CA 92806
   LOS ANGELES, CA 90013-1024                                                (714) 630-7136
         (213) 892-5200

     HENRY M. FIELDS, ESQ.             MARK E. ALDRICH, ESQ.
    CHARLES S. KAUFMAN, ESQ.           18200 VON KARMAN AVE.,
    MORRISON & FOERSTER LLP                   SU. 730
     555 WEST FIFTH STREET             IRVINE, CA 92623-1029
   LOS ANGELES, CA 90013-1024              (949) 474-1944
         (213) 892-5200

    ELLEN R. MARSHALL, ESQ.          ALDRICH & BONNEFIN, P.L.C.

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
    As soon as practicable following the effective time of this registration statement and the satisfaction or waiver of all other conditions to the acquisitions described in the enclosed proxy statement/prospectus.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                                                                        OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
            TITLE OF EACH CLASS                        AMOUNT                SHARE(3)            PRICE(3)             FEE(3)
Common Stock, no par value..................    5,264,913 shares(1)(2)        $5.72            $30,111,892         $8,371.09(5)
Ten-Year Warrants...........................        1,307,000 warrants        $0 (4)              $0 (4)              $0 (4)

(1) Represents the estimated maximum number of shares of Pacific Community Banking Group common stock that may be issued upon consummation of the acquisition of The Bank of Hemet and Valley Bank as wholly owned subsidiaries of Pacific Community Banking Group.

(2) Includes 1,307,913 shares of common stock underlying warrants.

(3) Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457(f)(2).

(4) Pacific Community Bank Group has calculated the registration fee based on the total book value of the securities received without allocating the consideration between shares and warrants offered.

(5) Previously paid with the initial filing on April 16, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                           , 1999

Dear Shareholder:


    We cordially invite you to attend our annual meeting of shareholders. At the meeting we will vote on the agreement for Pacific Community Banking Group to acquire The Bank of Hemet. If Pacific Community Banking Group acquires The Bank of Hemet you will receive the following in exchange for each share of The Bank of Hemet common stock:



    - 3.4 shares of Pacific Community Banking Group common stock AND



    - a ten-year warrant for one share of Pacific Community Banking Group common stock at 122% of the common stock's initial price to the public.



    The stock you receive will be eligible for immediate sale in the public offering of Pacific Community Banking Group, subject to a requirement that the shareholders of The Bank of Hemet as a group must sell between 75% and 88% of the stock received. In the public offering, Pacific Community Banking Group will sell the shares for a minimum of $15.00 per share. This is equivalent to a minimum of $51.00 for each share of The Bank of Hemet common stock that you hold now, not counting the warrants.



    You will be subject to income tax on any gain you have by selling the shares of Pacific Community Banking Group stock you receive in the acquisition. You will not be taxed on Pacific Community Banking Group stock you receive and hold, until the time you sell it. You should consult your tax advisor to learn how this transaction may affect you.


    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AND THE OTHER PROPOSALS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THEM.

    BEFORE YOU MAKE A DECISION, YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE ATTACHED PROXY STATEMENT/PROSPECTUS.


    To ensure that you vote your shares at the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. YOUR VOTE IS IMPORTANT.


                                          Sincerely,

                                          James B. Jaqua
                                          President and Chief Executive Officer


    Pacific Community Banking Group intends to offer approximately       shares
of common stock to the public by July 28, 1999, at a price we estimate at between $15 and $16 per share. The common stock will be listed on the Nasdaq National Market under the trading symbol "PCBG."


       Please do not send any stock certificates in your proxy envelope.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES ARE SUBJECT TO RISK, INCLUDING LOSS OF PRINCIPAL.



  This proxy statement/prospectus was first mailed to shareholders on or about
                                           , 1999

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



       DATE:    day, July   , 1999                      TIME:   :  a.m.



       PLACE: The Anchor Restaurant, 2524 East Florida Avenue, Hemet, California



MATTERS TO BE VOTED ON:



    1.  The acquisition of The Bank of Hemet by Pacific Community Banking Group.



    2. Increasing the permitted number of directors from a range of 5 to 9 to a range of 7 to 13.



    3.  The election of 7 directors to The Bank of Hemet's board of directors.



    4. Any other matters properly presented to the shareholders for action at the meeting.



    RECORD DATE: Shareholders of record at the close of business on          ,
1999 are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournment of the annual meeting.



    DISSENTERS' RIGHTS: Shareholders who do not vote in favor of the transaction, and take all the steps required under the California General Corporation Law to perfect dissenters' rights, may have the right to receive a cash amount determined on a statutory basis. The proxy statement/prospectus describes dissenters' rights in detail.



    NOMINEES: The board of directors has nominated the following persons to serve as directors: John B. Brudin, Jack E. Gosch, E. Kenneth Hyatt, James B. Jaqua, John J. McDonough, Joseph D. Pehl, Clayton A. Record, Jr.



    Section 2.11 of the bylaws establishes the following procedure for nominating directors:



       "Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such nomination is to be made) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of the close of business 21 days prior to any meeting of shareholders called for the election of directors or 10 days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee;
       (d) the name and residence address of the notifying shareholder;
       (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) with the written consent of the proposed nominee, a copy of which shall be furnished with the notification, whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged bankrupt. The notice shall be signed by the nominating shareholder and by the nominee. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The restrictions set forth in this paragraph shall not apply to nomination of a person to replace a proposed nominee who has died or otherwise become incapacitated to serve as director between the last day for giving notice hereunder and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee."

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS


Questions and Answers for Shareholders of The Bank of Hemet...........................          1
Summary...............................................................................          3
Risk Factors..........................................................................         12

The Bank of Hemet Acquisition.........................................................         21
The Bank of Hemet Agreement...........................................................         36

The Valley Bank Acquisition...........................................................         45
The Valley Bank Agreement.............................................................         59

Pacific Community Banking Group:
  Unaudited Pro Forma Combined Financial Information..................................         66
  Selected Financial Data.............................................................         71
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations........................................................................         72
  Business............................................................................         73

The Bank of Hemet:
  Selected Financial Data.............................................................         76
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations........................................................................         78
  Business............................................................................         96
  The Annual Meeting..................................................................        112
  Future Shareholder Proposals........................................................        121

Valley Bank:
  Selected Financial Data.............................................................        122
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations........................................................................        124
  Business............................................................................        141
  Additional Information..............................................................        162

Supervision and Regulation............................................................        169
Management of Pacific Community Banking Group Following Reorganization................        176
Pacific Community Banking Group--Executive Compensation...............................        180
Certain Transactions..................................................................        184
Stock Ownership of Pacific Community Banking Group Following Reorganization...........        185
Capital Stock and Comparison of Shareholder Rights....................................        187
Dissenters' Rights of Appraisal.......................................................        194
Experts...............................................................................        196
Legal Matters.........................................................................        197
Where You Can Find More Information...................................................        197

Financial Statements..................................................................        F-1

Appendix A--First Restatement of Agreement and Plan of Reorganization Dated January 5,
  1999 Between The Bank of Hemet and Pacific Community Banking Group..................        A-1
Appendix B--The Bank of Hemet Fairness Opinion........................................        B-1
Appendix C--Chapter 13 of California General Corporation Law..........................        C-1

          QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF THE BANK OF HEMET


Q:  HOW DO I CAST MY VOTE?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. In addition, you may attend the annual meeting in person, rather than signing and mailing your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares on the issue of the acquisition only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted on the issue of the acquisition, though they may be voted on the bylaw amendment and the election of directors.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Yes. Enclosed you will find a set of shareholder documents. Use these documents to designate how many of your shares of Pacific Community Banking Group common stock to include in the public offering, and to submit your stock certificates. You will receive cash and Pacific Community Banking
    Group shares within       after the acquisition. Detailed instructions are
    also enclosed with the shareholder documents. Certificates for shares of Pacific Community Banking Group common stock that are not sold in the offering will be returned to you. If the acquisition is not completed, we will send The Bank of Hemet stock certificates back to you.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the acquisition and the other matters to be considered at the meeting, please call Leslie Besic, Assistant Corporate Secretary of The Bank of Hemet, at (909) 784-5771 extension 127.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE BANK OF HEMET ACQUISITION OR THE VALLEY BANK ACQUISITION FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE ACQUISITIONS, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. REFER TO THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 197 FOR ADDITIONAL SOURCES OF INFORMATION.


THE COMPANIES

    PACIFIC COMMUNITY BANKING GROUP
    23332 Mill Creek Drive, Suite 230
    Laguna Hills, California 92653
    (949) 460-4540

    A group of individual investors led by E. Lynn Caswell, an experienced California community banker, formed Pacific Community Banking Group in 1997. The goal of Pacific Community Banking Group is to become the preeminent financial services company for independent banks in high growth areas of Southern California, commencing with Riverside and San Bernardino counties. In pursuit of that goal, it plans to acquire two community banks headquartered in Riverside county, California--The Bank of Hemet and Valley Bank. The service areas of these two banks overlap. After it acquires these banks, Pacific Community Banking Group plans to combine their operations and increase market share in the areas they now serve. Pacific Community Banking Group then plans to launch a new community bank in Orange county.

    The Bank of Hemet and Valley Bank primarily serve Riverside and San Bernardino counties, a region commonly known as the "Inland Empire." The Inland Empire will be the fastest growing U.S. primary metropolitan statistical area during the years 1993 to 2005, according to a 1996 report of the U.S. Department of Commerce. The department projects that population will grow 32.4% during that period.

    Pacific Community Banking Group currently has no operations and only a minimal amount of start-up capital.

BUSINESS STRATEGY

    The business strategy of Pacific Community Banking Group is to:

    - develop a banking presence primarily in high-growth areas of Southern California through acquisition of strongly performing, well regarded community banks;

    - operate most acquired banks as separate subsidiaries to retain their boards of directors and the goodwill of the communities they serve;

    - consolidate operations of acquired banks which serve overlapping market areas;

    - form community banks in areas of Southern California that may have lost many of their independent community banks through consolidation, merger, acquisition and regulatory action;

    - cross-sell services of our constituent banks;

    - realize efficiencies by combining functions like financial administration, data processing, insurance, bonding, employee benefits and contracts for services; and

    - take advantage of the combined size and diversity of our constituent banks to access capital at lower costs.

    We believe that banking customers value doing business with locally managed institutions that can provide a full service commercial banking relationship, understand customers' financial needs and have the flexibility to customize products and services to meet those needs. We also believe that banks are better able to build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and individualized service.

    THE BANK OF HEMET
    3715 Sunnyside Drive
    Riverside, California 92506
    (909) 784-5771


    The Bank of Hemet is a California community bank headquartered in Hemet, California. It is licensed by the California Department of Financial Institutions. Its deposits are insured up to the $100,000 legal limits by the Federal Deposit Insurance Corporation. In addition to its headquarters, The Bank of Hemet maintains five branches in Riverside county. The Bank of Hemet emphasizes community-based commercial banking. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Hemet area, as well as businesses and real estate owners and developers primarily throughout Riverside, San Bernardino, Orange, Los Angeles and San Diego counties. The Bank of Hemet also makes loans outside of its primary service area if they are attractive to management. Most of its loans are secured by commercial real estate. The Bank of Hemet's wholly owned subsidiary, BankLink Corporation, provides data processing services for The Bank of Hemet and seven other banks and item processing services for The Bank of Hemet and three other banks.


    VALLEY BANK
    24010 Sunnymead Boulevard
    Moreno Valley, California 92553
    (909) 242-1959


    Valley Bank is a California community bank headquartered in Moreno Valley, California. In addition to its headquarters, Valley Bank maintains six branches in Riverside and San Bernardino counties and two loan production offices, one in Moreno Valley and the other in Portland, Oregon. It is licensed by the California Department of Financial Institutions. Its deposits are insured up to the $100,000 legal limits by the Federal Deposit Insurance Corporation. Moreno Valley, located in Riverside County, is part of the Inland Empire. Valley Bank emphasizes community-based banking, with emphasis on both business and individual customers. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Inland Empire area, as well as businesses and real estate owners/developers throughout the Inland Empire, and makes loans guaranteed by the United States Small Business Administration and by the U.S. Department of Agriculture, Business and Industry Program in the Inland Empire and in the vicinity of its Portland, Oregon loan office. Over half of the loans in its portfolio are secured by real estate.

PROFILES OF THE BANK OF HEMET AND VALLEY BANK

                                               THE BANK OF HEMET                        VALLEY BANK
                                      ------------------------------------  ------------------------------------
Total assets at March 31, 1999......  $254 million                          $87 million

Offices.............................  Five branches in Riverside county     Six branches in Riverside and San
                                                                              Bernardino counties and two loan
                                                                              production offices, one in Moreno
                                                                              Valley and one in Portland, Oregon

Principal service area..............  Riverside, San Bernardino, Orange,    Riverside and San Bernardino
                                        Los Angeles and San Diego counties    counties, Portland, Oregon and
                                                                              southern Washington state

Loan portfolio......................  High percentage of commercial real    High percentage of real estate
                                        estate loans                          loans, with a significant portion
                                                                              in Small Business Administration
                                                                              loans

Active subsidiaries.................  Data processing subsidiary            none

INFORMATION FOR SHAREHOLDERS OF THE BANK OF HEMET


    OUR REASONS FOR THE ACQUISITION



    The Bank of Hemet believes that it must grow in order to compete with larger, more efficient financial institutions within its marketplace. The need has become more acute with recent consolidations in the banking industry. Pacific Community Banking Group plans to develop and increase The Bank of Hemet's business with other community banks. The board of directors of The Bank of Hemet has received an opinion from its financial advisors, Baxter Fentriss & Company, that the price offered by Pacific Community Banking Group is fair from a financial point of view to the shareholders of The Bank of Hemet. The board of directors believes that at this time The Bank of Hemet acquisition represents a better opportunity for The Bank of Hemet's shareholders than pursuing a strategy of increasing its business on its own. To review The Bank of Hemet's reasons for the acquisition in further detail, refer to the section entitled "The Bank of Hemet Acquisition," beginning on page 21.



    THE BOARD RECOMMENDS THE ACQUISITION


    THE BOARD OF DIRECTORS OF THE BANK OF HEMET HAS UNANIMOUSLY APPROVED THE BANK OF HEMET ACQUISITION AND RECOMMENDS YOU VOTE YOUR SHARES "FOR" THE BANK OF HEMET ACQUISITION. AT THE ANNUAL MEETING, HOLDERS OF THE BANK OF HEMET COMMON STOCK WILL ALSO BE ASKED TO APPROVE A PROPOSAL TO AMEND THE BYLAWS TO INCREASE THE NUMBER OF THE BANK OF HEMET'S DIRECTORS FROM A RANGE OF FIVE TO SEVEN TO A RANGE OF SEVEN TO 13. THE HOLDERS OF THE BANK OF HEMET COMMON STOCK WILL ALSO BE ASKED TO VOTE TO ELECT SEVEN PERSONS TO SERVE ON THE BOARD OF DIRECTORS. THE DIRECTORS OF THE BANK OF HEMET HAVE INDICATED THAT THEY INTEND TO VOTE THE BANK OF HEMET COMMON STOCK OWNED BY THEM "FOR" APPROVAL OF THE ACQUISITION AND THE AGREEMENT, "FOR" APPROVAL OF THE PROPOSAL AMENDMENT TO THE BYLAWS, AND "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS.

    WHO CAN VOTE

    You are entitled to vote at the annual meeting if you owned shares as of the
close of business on              , 1999, the record date for voting at the
annual meeting.

    On the record date, there were 844,252 shares of The Bank of Hemet common stock entitled to vote at the annual meeting. Each holder of The Bank of Hemet common stock will have one vote at the annual meeting for each share of The Bank of Hemet common stock they own on the record date. A majority of the shares must be represented in person or by proxy at the meeting in order for the meeting to be held.


    THE ACQUISITION REQUIRES A MAJORITY VOTE


    Holders of a majority of the outstanding shares of The Bank of Hemet common stock must vote in favor to approve the acquisition and the related acquisition agreement. Your failure to vote will have the effect of a vote against the acquisition.


    WHERE YOU CAN READ THE ACQUISITION AGREEMENT


    You will find a complete copy of the First Restatement of Agreement and Plan of Reorganization, as amended, attached at the back of this proxy statement/prospectus as Appendix A. The agreement states the terms of the acquisition of The Bank of Hemet. We encourage you to read the agreement.


    WHAT YOU WILL RECEIVE IN THE ACQUISITION



    If The Bank of Hemet acquisition is approved, holders of The Bank of Hemet common stock will receive, for each share of The Bank of Hemet common stock, 3.4 shares of common stock of Pacific Community Banking Group and a warrant for the purchase of one share of Pacific Community Banking Group common stock at 122% of the price to the public in Pacific Community Banking Group's initial public offering. Between 75% and 88% of the shares of stock received by all holders of The Bank of Hemet common stock will be immediately sold in a public offering, as described more fully on page 37. Members of management of The Bank of Hemet will be subject to the same rules as other shareholders regarding the sale and retention of shares, unless the initial allowance fails to result in the 75% minimum sold shares. In that case, the members of the board of directors have agreed to sell as many shares as needed to meet the 75% minimum.



    YOU WILL RECEIVE DIVIDENDS BEFORE, BUT NOT AFTER THE ACQUISITION


    Pacific Community Banking Group has consented to the payment by The Bank of Hemet of a regular quarterly dividend of $.60 per share, to holders of record on May 10, 1999, on May 18, 1999. After the acquisition, Pacific Community Banking Group does not intend to pay dividends on its common stock for the foreseeable future.


    OFFICERS AND DIRECTORS HAVE INTERESTS IN THE ACQUISITION THAT DIFFER FROM
     YOURS


    When considering the recommendation of the board of directors of The Bank of Hemet regarding the acquisition, please be aware that the interests of directors and officers conflict with your interests as a shareholder. Individuals with these interests include James B. Jaqua, President, Chief Executive Officer and director of The Bank of Hemet, who is proposed to become a director of Pacific Community Banking Group, and Harold R. Williams Jr., Chief Operating and Financial Officer of The Bank of Hemet, who is proposed to become an officer and director of Pacific Community Banking Group after the acquisition. John J. McDonough has a consulting and noncompete agreement with The Bank of Hemet, and five directors of The Bank of Hemet will serve on Pacific Community Banking Group's board.



    These interests include severance agreements, salary continuation agreements, noncompetition and consulting agreements. The board of directors knew about these interests and considered them in approving The Bank of Hemet agreement. Refer to page 119 for more information concerning these employment and severance agreements.



    PRECONDITIONS TO THE ACQUISITION


    Pacific Community Banking Group and The Bank of Hemet are not obligated to close The Bank of Hemet acquisition until all required approvals have been received from regulatory authorities and a majority of shareholders of The Bank of Hemet have consented to the transaction, with no more than 10% of the shareholders voting against The Bank of Hemet acquisition or asserting dissenters' rights. Also, Pacific Community Banking Group is not obligated to consummate the transaction unless all conditions to the initial public offering of its common stock are satisfied. The Bank of Hemet acquisition is, however, independent from and is not conditioned on the Valley Bank acquisition.


    IF THE ACQUISITION DOESN'T OCCUR, THE BANK MAY OWE TERMINATION FEES


    The Bank of Hemet and Pacific Community Banking Group can terminate the acquisition agreement by mutual consent at any time. Either party may terminate the agreement if the other party breaches the agreement and does not cure the breach within a period of thirty days. In that case, the party that breached must pay the other party's costs and expenses in the terminated transaction, plus an additional 50% of those expenses, up to a maximum of $500,000. The Bank of Hemet must pay Pacific Community Banking Group all of its expenses in the transaction plus 50% if Pacific Community Banking Group terminates for any of the following reasons: The Bank of Hemet approves another sale or executed another letter of intent, or a third party acquires 25% or more of the outstanding shares of The Bank of Hemet, The Bank of Hemet fails to report a material adverse change in its condition or a change in its beneficial ownership, the shareholders of The Bank of Hemet fail to approve the transaction, or The Bank of Hemet engages in an alternative transaction for the sale of The Bank of Hemet. If Pacific Community Banking Group fails to satisfy the conditions for its initial public offering, either party may terminate The Bank of Hemet agreement without an obligation to pay costs of the other party.


    IF THE ACQUISITION DOESN'T OCCUR, PACIFIC COMMUNITY BANKING GROUP MAY BECOME
     A SHAREHOLDER



    In order to increase the likelihood that the acquisition will be completed and to protect Pacific Community Banking Group if the acquisition is not completed, The Bank of Hemet has granted to Pacific Community Banking Group an option to purchase up to 210,800 shares of The Bank of Hemet common stock. This would represent 19.9 percent of the shares of The Bank of Hemet common stock outstanding. The warrant is exercisable for $46.50 per share, subject to adjustment based on any future changes in The Bank of Hemet's capitalization.

Pacific Community Banking Group can exercise the warrant if the acquisition does not occur because an alternative transaction occurs.


    The warrant agreement could have the effect of discouraging companies other than Pacific Community Banking Group from acquiring The Bank of Hemet.



    YOU WILL BE TAXED IF YOU SELL SHARES YOU RECEIVE, BUT NOT IF YOU HOLD THEM



    Pacific Community Banking Group has received an opinion from Arthur Andersen LLP, Pacific Community Banking Group's accountants, that The Bank of Hemet acquisition will qualify as a tax-free reorganization. Neither The Bank of Hemet nor Pacific Community Banking Group will recognize any gain or loss and you will not recognize any gain or loss upon your exchange of The Bank of Hemet common stock for Pacific Community Banking Group common stock and warrants in the acquisition, except for cash received by you in lieu of a fractional share interest of Pacific Community Banking Group common stock. However, you will be subject to federal income tax on any gain from your sale of shares of Pacific Community Banking Group common stock or warrants, including a sale of Pacific Community Banking Group common stock in the public offering.



    To learn more about the federal income tax consequences of The Bank of Hemet acquisition, please refer to "Material Federal Income Tax Consequences" on page 55 and consult your own tax adviser and financial planner about consequences that are specific to you.



    THE FAIRNESS ADVISER BELIEVES THE ACQUISITION IS FAIR TO YOU FROM A
     FINANCIAL POINT OF VIEW



    In deciding to approve the acquisition, the board of directors of The Bank of Hemet considered an opinion from its financial advisor, Baxter Fentriss & Company. Baxter Fentriss & Company delivered an opinion that the consideration to be received by The Bank of Hemet shareholders in the acquisition is fair to the shareholders from a financial point of view. The opinion applies only if the Valley Bank acquisition also occurs. The opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion.



    YOU ARE ENTITLED TO DISSENTERS' RIGHTS OF APPRAISAL



    Under California law, if The Bank of Hemet acquisition is completed, a shareholder who does not vote in favor of the transaction may have dissenters' rights. A shareholder who follows all required procedures will be entitled to receive cash in the amount of the "fair market value" of The Bank of Hemet common stock on the day before The Bank of Hemet acquisition was publicly announced. Refer to page 194 for summary of the California dissenters' rights statute, and Appendix C to this proxy statement/prospectus for the full text of the statute.

                         SUMMARY FINANCIAL INFORMATION

    Pacific Community Banking Group was formed in October 1997, for the sole purpose of acquiring community banking organizations. The following tables set forth summary financial data of Pacific Community Banking Group, The Bank of Hemet and Valley Bank. It includes pro forma financial data for the combined companies. The historical information presented below at or for the periods ended December 31, 1998 and 1997 is derived from the financial statements of the respective companies, which have been audited by their independent public accountants, as indicated in their reports thereon included in this proxy statement/prospectus. The information at or for the periods ended March 31, 1999 and 1998 is unaudited, and in the opinion of management of the respective companies gives effect to all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information. The unaudited pro forma information at or for the year ended December 31, 1998 and the period March 31, 1999 are derived from the unaudited pro forma combined financial information contained elsewhere in this prospectus. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" for each of the companies and their audited financial statements appearing in this proxy statement/ prospectus.

                                                                                                   PRO FORMA COMBINED
                                                                                               --------------------------
                                                                                  AT OR FOR                   AT OR FOR
                                         AT OR FOR THE THREE     AT OR FOR THE    INCEPTION     AT OR FOR        THE
                                             MONTHS ENDED            YEAR       (OCTOBER 17,     THE YEAR    THREE MONTHS
                                       ------------------------      ENDED        1997) TO        ENDED         ENDED
                                        MARCH 31,    MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                          1999         1998          1998           1997           1998          1999
                                       -----------  -----------  -------------  -------------  ------------  ------------
                                             (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  (UNAUDITED)
PACIFIC COMMUNITY BANKING GROUP

RESULTS OF OPERATIONS:
Interest income......................   $      --    $       -     $      --      $      --     $   25,597    $    6,141
Interest expense.....................          --           --            --             --         10,623         2,501
                                       -----------  -----------  -------------  -------------  ------------  ------------
Net interest income..................          --           --            --             --         14,974         3,640
                                       -----------  -----------  -------------  -------------  ------------  ------------
Provision for loan losses............          --           --            --             --            200            90
Noninterest income...................          --           --            --             --          4,278         1,096
Noninterest expense..................         137           77           513             82         14,485         3,668
Net income (loss)....................        (137)         (77)         (513)           (82)         2,313           489
Earnings (loss) per share............   $  (13.66)   $   (7.71)    $  (51.34)     $   (8.17)    $     0.58    $     0.12

BALANCE SHEET:
Cash and cash equivalents............   $     113                  $     396      $     170                   $   30,406
Investment securities................          --                         --             --                       48,969
Loans and leases, net................          --                         --             --                      249,817
Other assets.........................         616                        205             27                       22,785
                                       -----------               -------------  -------------                ------------
Total assets.........................   $     729                  $     601      $     197                   $  351,977
                                       -----------               -------------  -------------                ------------
                                       -----------               -------------  -------------                ------------

Deposits.............................   $      --                  $      --      $      --                   $  309,295
Accrued interest and other
  liabilities........................         174                         94            139                        5,369
Stockholders' equity.................         555                        507             58                       37,313
                                       -----------               -------------  -------------                ------------
Total liabilities and stockholders'
  equity.............................   $     729                  $     601      $     197                   $  351,977
                                       -----------               -------------  -------------                ------------
                                       -----------               -------------  -------------                ------------

                                                           AT OR FOR THE
                                                         THREE MONTHS ENDED    AT OR FOR THE YEARS ENDED DECEMBER
                                                             MARCH 31,         31,
                                                          1999        1998        1998        1997        1996
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)      (IN THOUSANDS)
THE BANK OF HEMET
RESULTS OF OPERATIONS:
Interest income......................................  $    4,719  $    4,887  $   19,416  $   18,991  $   19,127
Interest expense.....................................       2,135       2,316       9,185       8,946       8,823
                                                       ----------  ----------  ----------  ----------  ----------
Net interest income..................................       2,584       2,571      10,231      10,045      10,304
                                                       ----------  ----------  ----------  ----------  ----------
Provision for loan losses............................          --          --          --         250         988
Noninterest income...................................         384         305       1,363       1,204       1,248
Noninterest expense..................................       1,801       1,709       6,736       6,200       8,182
Net income...........................................  $      686  $      679  $    2,823  $    2,802  $    1,373

BALANCE SHEET:
Cash and cash equivalents............................  $   15,892              $   16,996  $   19,521  $   15,982
Investments securities...............................      24,892                  24,882      24,833      24,779
Loan and leases, net.................................     207,273                 205,570     190,171     185,200
Other assets.........................................       5,560                   5,429       6,798       8,296
                                                       ----------              ----------  ----------  ----------
Total assets.........................................  $  253,617              $  252,877  $  241,323  $  234,257
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------
Deposits.............................................  $  230,865              $  230,385  $  219,211  $  212,268
Accrued interest and other liabilities...............       1,548                   1,468       1,884       1,887
Stockholders' equity.................................      21,204                  21,024      20,228      20,102
                                                       ----------              ----------  ----------  ----------
Total liabilities and stockholders' equity...........  $  253,617              $  252,877  $  241,323  $  234,257
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------

                                                        AT OR FOR THE THREE
                                                       MONTHS ENDED MARCH 31,  AT OR FOR THE YEARS ENDED DECEMBER
                                                       ----------------------  31,
                                                          1998        1997        1996        1999        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)      (IN THOUSANDS)
VALLEY BANK
RESULTS OF OPERATIONS:
Interest income......................................  $    1,422  $    1,559  $    6,181  $    5,978  $    5,338
Interest expense.....................................         366         342       1,438       1,282       1,119
                                                       ----------  ----------  ----------  ----------  ----------
Net interest income..................................       1,056       1,217       4,743       4,696       4,219
                                                       ----------  ----------  ----------  ----------  ----------
Provision for loan losses............................          90         150         200         980         360
Noninterest income...................................         712         459       2,915       2,719       2,135
Noninterest expense..................................       1,452       1,553       6,085       5,637       5,211
Net income (loss)....................................  $      131  $       (9) $      789  $      556  $      454

BALANCE SHEET:
Cash and cash equivalents............................  $   15,010              $   20,265  $   10,287  $   10,860
Investment securities................................      24,077                  15,585      13,856      12,928
Loans and leases, net................................      41,734                  42,031      44,202      42,534
Other assets.........................................       6,678                   6,828       6,221       5,038
                                                       ----------              ----------  ----------  ----------
Total assets.........................................  $   87,499              $   84,709  $   74,566  $   71,360
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------
Deposits.............................................  $   78,430              $   75,739  $   66,239  $   63,286
Accrued interest and other liabilities...............       63035                     716       1,035       1,172
Stockholders' equity.................................       8,439                   8,254       7,292       6,902
                                                       ----------              ----------  ----------  ----------
Total liabilities and stockholders' equity...........  $   87,499              $   84,709  $   74,566  $   71,360
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

    We have summarized below the per share data of The Bank of Hemet on a historical basis and pro forma equivalent basis, and the per share data of Valley Bank on a historical basis and pro forma equivalent basis. The information in the table is only a summary and you should read it together with the financial statements in this proxy statement/prospectus.

                                               AS OF OR FOR THE THREE
                                               MONTHS ENDED MARCH 31,    AS OF OR FOR THE YEARS
                                                        1999            ENDED DECEMBER 31, 1998
                                              ------------------------  ------------------------
                                              THE BANK OF               THE BANK OF
                                                 HEMET     VALLEY BANK     HEMET     VALLEY BANK
                                              -----------  -----------  -----------  -----------
Diluted earnings per share
  Historical................................   $    0.79    $    0.12    $    3.23    $     .65
  Equivalent pro forma(1)...................        0.41         0.08         1.99          .39
Cash dividends per share
  Historical................................   $    0.60    $      --    $    2.40    $      --
  Equivalent pro forma(1, 3)................          --           --           --           --
Book value per share
  Historical(2).............................   $   25.11    $    6.73    $   24.90    $    6.55
  Equivalent pro forma(1)...................       32.03         6.31        31.64         6.20

------------------------

(1) Equivalent pro forma amounts are based on the pro forma combined information, per share of Pacific Community Banking Group that will be held after the acquisitions. Accordingly, amounts for The Bank of Hemet are adjusted to reflect the ratio of 3.4 shares of Pacific Community Banking Group common stock to be received for each share of The Bank of Hemet common stock, and the amounts for Valley Bank are adjusted to reflect the ratio of .6666 shares of Pacific Banking Group common stock to be received for each share of Valley Bank common stock.

(2) The historical book value per share for Valley Bank is calculated on the basis of shares outstanding including unearned shares held in an employee stock ownership plan.

(3) After the business combinations, Pacific Community Banking Group does not intend to pay dividends on its common stock for the foreseeable future. Accordingly, no pro forma equivalent cash dividends per share are presented.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION WE PROVIDE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO VOTE FOR THE ACQUISITIONS. THESE ARE NOT THE ONLY RISKS WE FACE. SOME RISKS ARE NOT YET KNOWN TO US AND THERE ARE OTHERS WE DO NOT CURRENTLY BELIEVE ARE MATERIAL BUT COULD LATER TURN OUT TO BE SO. ALL OF THESE COULD IMPAIR OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE BECAUSE OF GENERAL MARKET CONDITIONS OR IF ANY OR ALL OF THESE RISKS CAME TO PASS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN EVALUATING THE RISKS OF INVESTING IN US, YOU SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS.


    WE MAY NOT SUCCESSFULLY INTEGRATE AND MANAGE THE OPERATIONS OF THE BANK OF HEMET AND VALLEY BANK, AND THOSE OF OTHER BANKING OPERATIONS WE MAY ACQUIRE. If we cannot do so, Pacific Community Banking Group will not succeed. Pacific Community Banking Group has no operating history. We formed in October 1997 to act as a bank holding company. We have agreed to acquire The Bank of Hemet and Valley Bank. Each of these banks has an operating history but not under our management. After Pacific Community Banking Group acquires the banks, the banks will hold substantially all of our assets and conduct substantially all of our business. If we cannot manage the banks successfully, it will reduce our operating results. We face the same kinds of risks in future acquisitions. The risks of acquisitions include the following:


    - Management will have to divert time to integrate the new businesses;

    - The acquired banks may have unexpected problems or risks in operations, personnel, technology or credit.

    - We may lose the customers and employees of the acquired banks;

    - New management may not work smoothly with our employees and customers;

    - The assimilation of new operations, sites and personnel could divert resources from regular banking operations;

    - When we make acquisitions, a portion of the purchase price, referred to as goodwill, may appear on our financial statements as an expense, which will reduce our reported income;

    - New banks or branches may not generate enough revenue to offset acquisition costs;

    - We may have trouble instituting and maintaining uniform standards, controls, procedures and policies.


    WE MAY NOT REALIZE ANTICIPATED OPERATING EFFICIENCIES. Our business plan calls for us to increase profits by reducing costs, expanding services and integrating administrative functions. We may not realize these operating efficiencies, or we may not realize them as soon as we anticipate. If we do not realize operating efficiencies as anticipated, it could hurt our profitability.


    WE MAY NOT ACHIEVE SUFFICIENT MARKET PRESENCE OR ECONOMIES OF SCALE IF WE DO NOT SUCCESSFULLY ACQUIRE ADDITIONAL BANKING ASSETS. Our business plan contemplates that we acquire additional community banks or branches of other community banks. However, we may not find appropriate community banking assets to acquire, or we may not find them on terms we believe appropriate. If we do not, we may not achieve a sufficient competitive presence in our markets or achieve desired economies of sale.

    FUTURE SALES OF SECURITIES COULD DIMINISH THE INTERESTS OF OUR SHAREHOLDERS. If we raise additional funds or make acquisitions by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Also, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be made on acceptable terms.


    IF WE LOSE KEY EMPLOYEES, OUR BUSINESS MAY SUFFER. If we lost key employees temporarily or permanently, it could hurt our business. We could be particularly hurt if our key employees went to work for competitors. Our future success depends on the continued contributions of our existing senior management personnel, particularly on the efforts of E. Lynn Caswell, the Chief Executive Officer and the Chairman of the Board of Pacific Community Banking Group. We will also depend on the continuing services of key management and staff of The Bank of Hemet and Valley Bank, including Harold R. Williams, Jr., and Robert I. Robie. Mr. Caswell has an employment agreement with us, which includes provisions that limit his ability to compete against us at another company.



    DETERIORATION OF ECONOMIC CONDITIONS IN SOUTHERN CALIFORNIA COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO AND REDUCE THE DEMAND FOR OUR SERVICES. We focus our business in Southern California, primarily in Riverside county. In the early 1990's, the California economy experienced an economic recession that increased the level of delinquencies and losses for The Bank of Hemet, Valley Bank and many of the state's other financial institutions. Another recession could occur. An economic slow-down in Southern California could have the following consequences, any of which could reduce our net income:


    - Loan delinquencies may increase;

    - Problem assets and foreclosures may increase;

    - Claims and lawsuits may increase;

    - Demand for the banks' products and services may decline;

    - Collateral for loans made by the banks, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of the banks' existing loans.


    A DOWNTURN IN THE REAL ESTATE MARKET COULD SERIOUSLY IMPAIR OUR LOAN PORTFOLIO. As of December 31, 1998, approximately 95 percent of the value of The Bank of Hemet's loan portfolio and 93 percent of the value of Valley Bank's loan portfolio consisted of loans secured by various types of real estate. Most of The Bank of Hemet's and Valley Bank's real property collateral is located in Southern California. If real estate values decline significantly, especially in California, higher vacancies and other factors could harm the financial condition of our borrowers, the collateral for our loans will provide less security, and we would be more likely to suffer losses on defaulted loans.

    ENVIRONMENTAL LAWS COULD FORCE THE BANKS TO PAY FOR ENVIRONMENTAL
PROBLEMS. The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses. When a borrower defaults on a loan secured by real property, the banks often purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. The banks may also take over the management of commercial properties whose owners have defaulted on loans. The banks also own and lease premises where their branches and other facilities are located. While the banks have lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that the banks own, manage or occupy. The banks face the risk that environmental laws could force them to clean the properties at their expense. It may cost much more to clean a property than the property is worth. The banks could also be liable for pollution generated by a borrower's operations if a bank took a role in managing those operations after a default. The banks may also find it difficult or impossible to sell contaminated properties.


    WE ARE EXPOSED TO THE RISKS OF NATURAL DISASTERS. A major earthquake could result in material loss to the banks. Our operations are concentrated in Southern California, especially Riverside county. A significant percentage of our loans will be secured by real estate. California is an earthquake-prone region. The San Andreas Fault runs directly through our service area. Both of the banks have a disaster-recovery plan with offsite data processing resources located in Scottsdale, Arizona. However, the banks' properties and most of the real and personal property securing loans in the banks' portfolios are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.

    LOAN LOSS RESERVES MAY NOT COVER ACTUAL LOAN LOSSES. If the actual loan losses exceed the amount reserved, it will hurt our business. The banks try to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans. Losses nevertheless occur. The banks create reserves for estimated loan losses in their accounting records. They base these allowances on estimates of the following:

    - industry standards;

    - historical experience with our loans;

    - evaluation of current and predicted economic conditions;

    - regular reviews of the quality mix and size of the overall loan portfolio;

    - regular reviews of delinquencies; and

    - the quality of the collateral underlying their loans.


    AN INCREASE IN NON-PERFORMING ASSETS WOULD REDUCE OUR INCOME AND INCREASE OUR EXPENSES. If the level of non-performing assets rises in the future, it could adversely affect our operating results. Non-performing assets are mainly loans on which the borrowers are not making their required payments. Non-performing assets also include loans that have been restructured to permit the borrower to have smaller payments and real estate that has been acquired through foreclosure of unpaid loans. To the extent that assets are non-performing, the banks have less cash available for lending and other activities.


    CURTAILMENT OF GOVERNMENT GUARANTEED LOAN PROGRAMS COULD CUT OFF AN IMPORTANT SEGMENT OF OUR BUSINESS. If Valley Bank cannot continue making and selling government guaranteed loans, it will have less origination fees and less ability to generate gains on sale of loans. A major part of Valley Bank's business is originating and selling government guaranteed loans. From time to time, the government agencies that guarantee these loans reach their internal limits, and cease to guarantee loans for a stated time period. In addition, these agencies may change their rules for loans. Also, Congress may adopt legislation that would have the effect of discontinuing or changing the programs. Nongovernmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline. Also, the profitability of these loans could decline.


    GOVERNMENTAL REGULATION MAY IMPAIR OUR OPERATIONS OR RESTRICT OUR
GROWTH. If we fail to comply with the federal and state bank regulations, the regulators may limit our activities or growth, fine us or ultimately put us out of business. Banking laws and regulations change from time to time. Bank regulation can hinder our ability to compete with financial services companies that are not regulated or are less regulated. In addition, bank regulators impose material compliance costs on us.

    Federal and state bank regulatory agencies regulate many aspects of our operations. These areas include:

    - the capital we must maintain;

    - the kinds of activities we can do;

    - the kinds and amounts of investments we can make;

    - the locations of our offices;

    - how much interest we can pay on demand deposits;

    - insurance of our deposits and the premiums we must pay for this insurance; and

    - how much cash we must set aside as reserves for deposits.


    IF VALLEY BANK FAILS TO MEET ITS COMMITMENTS TO BANK REGULATORS, IT COULD SUBJECT US TO REGULATORY ENFORCEMENT PROCEEDINGS. In October, 1998, the board of directors of Valley Bank adopted resolutions making a commitment to bank regulators that Valley Bank would accomplish the goals described below. The commitments include:


    - to develop a formal written testing plan for Year 2000 issues;

    - to maintain capital equal to 8% of Valley Bank's adjusted total assets;

    - to improve asset quality;

    - to improve earnings;

    - to adopt procedures to ensure compliance with applicable law and regulations; and

    - to obtain prior Federal Deposit Insurance Corporation approval for new directors and senior officers.


    Valley Bank's management believes that Valley Bank is in compliance in these matters. In May 1999, Valley Bank developed and submitted a formal written Year 2000 compliance plan to the Federal Deposit Insurance Corporation. Valley Bank may not continue to meet these commitments.



    FAILURE TO ADDRESS YEAR 2000 PROBLEMS COULD IMPAIR OUR OWN OPERATIONS AND SUBJECT US TO OUR LIABILITY FROM OUR CUSTOMERS AND OTHERS. If the banks, their vendors, customers or other third parties suffer a computer failure, it could require us to correct the consequences. After the acquisition transaction is completed, we will rely primarily on the data processing systems, hardware and software of The Bank of Hemet and Valley Bank to conduct our operations. Each of the banks has taken steps to make its own information and environmental systems Year 2000 compliant by the third quarter of 1999. Each bank has developed contingency plans to reduce the impact of any failures which may occur. However, each also relies heavily on the information systems of vendors, customers and other third parties. These third parties may not become Year 2000 compliant soon enough. Moreover, the contingency and remediation efforts of the two banks may not succeed. For more information on the specific steps that the banks are taking, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations of Bank of Hemet--Year 2000 Compliance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Valley Bank--Year 2000 Compliance" below.



    FAILURE OF BANKLINK CORPORATION TO UPDATE ITS SYSTEMS COULD REDUCE ITS ABILITY TO COMPETE EFFECTIVELY. BankLink Corporation is The Bank of Hemet's subsidiary that does data processing and item processing for several banks, including The Bank of Hemet and, in the near future, Valley Bank. If its systems do not remain competitive, it may lose customers. However, the cost of upgrading systems to remain competitive may be a financial burden. The ability of BankLink Corporation to remain as the service provider for these banks depends on its continuing to offer competitive services.



    WE FACE POTENTIAL EXPOSURE TO LEGAL EXPENSES AND DAMAGES IN A LAWSUIT. The Bank of Hemet is currently the defendant in a class action lawsuit. If this lawsuit is lost or settled, to the extent that insurance does not cover the cost, it will be an expense to us. After Pacific Community Banking Group acquires The Bank of Hemet, it will be at risk for the future results in this lawsuit. The lawsuit relates to The Bank of Hemet's 1992 acquisition of Inland Savings and Loan Association. These class action plaintiffs allege that the bank improperly adjusted the value of The Bank of Hemet preferred stock that was issued to the plaintiffs when The Bank of Hemet acquired Inland Savings and Loan Association. On January 14, 1999, the court certified the case as a class action. The complaint alleges breach of contract and breach of fiduciary duty by the directors of The Bank of Hemet, and seeks compensatory damages in excess of $2 million, together with punitive damages. The court has dismissed allegations of fraud that were the primary basis for punitive damages, although fiduciary claims could still be the basis for punitive damages. The Bank of Hemet is vigorously defending against these claims and has filed a motion for summary judgment on the breach of fiduciary duty claim. The Bank of Hemet believes that its insurance company will bear a substantial portion of the costs of any judgment relating to damages other than punitive damages. As a result, The Bank of Hemet has not established a reserve in its consolidated financial statements for any possible loss caused by this lawsuit.



    AN ACTIVE TRADING MARKET FOR OUR STOCK MAY NOT DEVELOP. Any reduction in the number of firms making a trading market in our stock may impair your ability to sell your shares of common stock. If that happens after the offering, and if you then want to sell your Pacific Community Banking Group stock, you may encounter delay or have to accept a reduced price. Pacific Community Banking Group intends to list its stock on the Nasdaq National Market after the initial public offering. Sutro & Co. Incorporated and Friedman, Billings, Ramsey & Co., Inc. have indicated that they intend to act as market makers of our common stock as long as the volume of trading and other market-making considerations justify it. We cannot be sure how active the trading market for our common stock will be after the initial public offering.



    THE PRICE OF OUR COMMON STOCK MAY VARY WIDELY. The initial public offering price of Pacific Community Banking Group's common stock results from negotiations between us and the underwriters. Given the lack of any trading history of our common stock and our inability to predict where our common stock will trade in the future, we cannot be sure that the initial public offering price of our common stock will approximate the trading price of our common stock after the offering. The price of our common stock may fluctuate widely, depending on many factors. Some of these factors have little to do with our operating results or our intrinsic worth. For example, the market value of our common stock may be affected by the trading volume of the shares, announcements of expanded services by us or our competitors, general banks in the banking industry, general price and volume fluctuations in the stock market, acquisitions of related companies, variations in quarterly operating results, and the dilutive effects of future issuances of common or convertible preferred stock. Also, if the trading market for our common stock remains limited, that may exaggerate changes in market value, leading to more price volatility than would occur in a more active trading market. As a result, when you decide to sell your Pacific Community Banking group stock, you may encounter delay or have to accept a reduced price.


    OUR ABILITY TO PAY DIVIDENDS IS LIMITED. We do not intend to pay dividends on Pacific Community Banking Group's common stock for the foreseeable future. Instead, we intend to reinvest our earnings in our business. In addition, to pay dividends to our shareholders, Pacific Community Banking Group would need to obtain funds from our bank subsidiaries. Their ability, in turn, to pay dividends to us is limited by California law and federal banking law. In particular, neither bank may pay a dividend that exceeds either of the following:

    - the bank's retained earnings; or

    - the bank's net income for its last three fiscal years, minus the amount of any prior dividend during those three years.

With the approval of the regulators, a bank may pay dividends above those amounts, but not more than the greater of the bank's retained earnings, its net income for its last fiscal year, or its net income for the current fiscal year. Even if one of the banks were able to meet the dividend test described above, it might not be able to pay dividends if the result would cause its capital to fall below federal capital standards that apply to banks.

    SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE. Sales of substantial amounts of Pacific Community Banking Group's common stock in the public market after the completion of the initial public offering could hurt the market price of our common stock. Some shares of our common stock are subject to a contractual lock-up agreement. Under this agreement, some shareholders will be restricted from selling their shares for either 90 or 180 days after the initial public offering. Still, sales of substantial amounts of common stock after the offering could cause the price of Pacific Community Banking Group's common stock to decline. That could reduce our ability to raise capital by issuing additional common stock.

    At the completion of the initial public offering and the bank acquisitions, various shares of common stock will be subject to possible sale and issuance by Pacific Community Banking Group. The sale of those shares could dilute the already issued common stock. For example, after the closing of the offering and the bank acquisitions:

    - In connection with the acquisitions of The Bank of Hemet and Valley Bank, the shareholders of those banks will receive warrants to purchase our common stock, and shares of our common stock will be issued whenever those warrants are exercised.

    - Mr. Caswell's employment agreement provides that at the close of the acquisitions and public offering he will be granted options to purchase up to 5% of our common stock or 250,000 shares, whichever is greater. These options will be issued under an option plan that has received shareholder approval.

    - We intend to grant stock options to employees, consultants and directors of Pacific Community Banking Group, The Bank of Hemet and Valley Bank. These options, too, will be issued under an option plan that has received shareholder approval. Additional shares of common stock will be issued when these people exercise their options.

    - We intend to pursue acquisitions of other financial institutions from time to time in exchange for the issuance of additional shares of our common stock or other securities convertible into or exercisable for our common stock.

    - We will be authorized under our articles of incorporation to issue additional shares of common stock, and preferred stock that may be convertible into common stock, without further shareholder approval.


    BANK REGULATORY LAWS COULD DISCOURAGE CHANGES IN OUR OWNERSHIP. These regulations would delay and possibly discourage a potential acquirer who would have been willing to pay a premium price to amass a large block of our common stock. That in turn could decrease the value of our common stock and the price that you will receive if you sell your shares in the future. Bank regulators must approve before anyone can buy enough voting stock to exercise control over a bank holding company like us. A shareholder must apply for regulatory approval to own 10 percent or more of our common stock, unless the shareholder can show that he or she will not actually exert control over us. In no case can a shareholder own more than 25 percent of our stock without applying for regulatory approval.


    PROVISIONS IN OUR CHARTER DOCUMENTS AND AGREEMENTS WE HAVE MADE WILL DELAY OR PREVENT CHANGES IN CONTROL OF OUR CORPORATION OR OUR MANAGEMENT. These provisions make it more difficult for another company to acquire us, which could reduce the market price of our common stock and the price that you will receive if you sell your shares in the future. These provisions include the following:


    - A provision requiring a two-thirds vote when shareholders approve business combinations, approve amendments to the charter and bylaws and take action by written consent;

    - A requirement that shareholders give advance notice of matters to be raised at a meeting of shareholders; and

    - Staggered terms of office for members of the board of directors.

Contractual arrangements that impede changes in control include severance agreements for our executive officers and commitments to issue options.

    THE WARRANTS MAY BE DIFFICULT TO SELL AT AN ACCEPTABLE PRICE. If an active market does not develop, you may not be able to sell your warrants, or to receive a price for them that you find acceptable. The warrants will be registered under the Securities Exchange Act, and therefore will be tradeable. While we intend to list the shares of Pacific Community Banking Group common stock for trading on the Nasdaq National Market, the warrants will not be traded there. Sutro & Co. Incorporated plans to make a market in the warrants. But no assurance can be given that an active market will develop.

    THE WARRANTS MAY NOT HAVE A SIGNIFICANT VALUE. Holders of the warrants have a right to purchase Pacific Community Banking Group common stock during the next ten years by paying an exercise price that is 122% of the price of the common stock to the public in the initial offering. Therefore, the warrants will have value only to the extent that you or other investors think that the price of Pacific Community Banking Group's common stock will, at some time in the next ten years, rise and remain at least 22% above its price at the time of the acquisition. Investment markets tend to accord value to warrants and similar securities based on a combination of the amount by which the exercise price is above or below the current market price and the length of time remaining in the term. Therefore, the value of the warrants can be expected to vary in the future as the price of Pacific Community Banking Group's common stock changes, and as the remaining term of the warrants gets shorter.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this proxy statement/prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this proxy statement/prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
                            ------------------------

    Pacific Community Banking Group provided all of the information about Pacific Community Banking Group contained in this proxy statement/prospectus or referred to in it. The Bank of Hemet provided all of the information about The Bank of Hemet contained in this proxy statement/prospectus or referred to in it. Valley Bank provided all of the information about Valley Bank contained in this proxy statement/prospectus or referred to in it.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR OTHER INFORMATION REFERRED TO IN THIS DOCUMENT. NONE OF PACIFIC COMMUNITY BANKING GROUP, THE BANK OF HEMET AND VALLEY BANK HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH OTHER OR DIFFERENT INFORMATION. THIS PROXY STATEMENT/PROSPECTUS
IS DATED              , 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF PACIFIC COMMUNITY BANKING GROUP COMMON STOCK AND WARRANTS FOR PACIFIC COMMUNITY BANKING GROUP COMMON STOCK IN THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         THE BANK OF HEMET ACQUISITION

    BACKGROUND OF THE ACQUISITION

    The Bank of Hemet, based in Riverside county, California, has conducted general banking operations to serve individuals and small- to medium-sized businesses since June 1974. In early 1997, the bank's board of directors evaluated the banking marketplace, the economic cycle and the historically high acquisition prices being paid for banks of its size. The board of directors was concerned about the rapid changes occurring in the banking industry in Southern California. Tremendous consolidation had taken place, especially in 1996 and 1997. In order to compete with larger, more efficient financial institutions, The Bank of Hemet's board of directors and management knew that it had to continue to increase its core deposit base as well as its loan portfolio. While the board believed that The Bank of Hemet was in a position to do this, because recently banks had sold for particularly high prices, the board resolved to solicit interest in purchasing the bank.


REASONS FOR SEEKING AN ACQUISITION



    The board of directors' reasons for seeking an acquisition can be summarized as follows:



    - relatively high market valuations for similar banks;



    - changing competitive environment;



    - costs of implementing technology that would be needed to have competitive products;



    - costs of branch expansion;



    - concern that the bank might lose its leadership position in the Riverside county market;



    - greater product flexibility that bank holding companies have, as compared with banks that do not have holding companies.



DEVELOPMENT OF ACQUISITION PROPOSAL


    Throughout 1997, Mr. Jaqua met with several financial institutions that expressed interest in acquiring The Bank of Hemet. On December 2, 1997, Mr. Jaqua met with Jim Baxter and Larry Fentriss, the principals of Baxter Fentriss & Company, an investment banking firm. Mr. Baxter and Mr. Fentriss recommended that The Bank of Hemet should hold an auction to create a greater sense of urgency among potential bidders for the bank.

    Soon after, the bank's board of directors determined that it would be helpful to hire an investment banking firm to help sell the bank. The board agreed to hold a "beauty contest" and invited six investment banking firms to present their proposals for selling the bank. Five of those investment banking firms accepted the invitation and presented their proposals to the board. After giving due consideration to each of the investment banking proposals, the board of directors decided to retain Baxter Fentriss as its financial advisor, subject to the negotiation of a satisfactory engagement contract. The Bank of Hemet executed a negotiated contract with Baxter Fentriss on January 29, 1998 after the contract had been approved by the bank's board of directors.

    The Bank of Hemet had engaged Baxter Fentriss to help market the sale of the bank, to evaluate and negotiate any offers to purchase the bank and to issue a fairness opinion with respect to any acquisition to be consummated. In February 1998, Baxter Fentriss and The

Bank of Hemet designed an information memorandum on the bank for distribution to potential acquirors. The information memorandum established March 31, 1998 as the deadline for submitting bids to purchase the bank. Baxter Fentriss contacted more than thirty potential acquirors in California and thirty-one outside California to determine their level of interest in acquiring The Bank of Hemet. Baxter Fentriss then sent bid packages to fourteen of the California companies and eight of the companies based outside California after receiving signed confidentiality agreements from each of them. Baxter Fentriss also met with several of the potential acquirors to obtain additional information. Four of the companies located in California, including Pacific Community Banking Group, and one company outside California submitted bids to purchase the bank.

    In April 1998, Mr. Jaqua met with several of the bidders to discuss their proposals. On April 29, 1998, Baxter Fentriss met with the board of directors to review and discuss the offers to purchase The Bank of Hemet. Baxter Fentriss presented an analysis of each offer received. For those transactions that contemplated an exchange of stock, they presented an analysis of the relevant characteristics of the potential acquirors' stock. The board was particularly impressed by the offer made by Pacific Community Banking Group because it was the offer with the highest price. It resolved to negotiate an agreement with Pacific Community Banking Group.

    Shortly after negotiations had begun with Pacific Community Banking Group, The Bank of Hemet learned that Pacific Community Banking Group was simultaneously negotiating to purchase Valley Bank and that Baxter Fentriss was also representing Valley Bank in its negotiations with Pacific Community Banking Group. The Bank of Hemet was aware that Baxter Fentriss may have conflicts of interest in marketing both The Bank of Hemet and Valley Bank to other banks even though each bank was marketed on an independent basis. The Bank of Hemet board realized the potential conflicts of interest that Baxter Fentriss had in presenting The Bank of Hemet with fairness opinions when The Bank of Hemet board considered and approved the initial and revised offers by Pacific Community Banking Group. The Bank of Hemet also learned that Pacific Community Banking Group intended to go out with an initial public offering to raise the funds necessary to acquire The Bank of Hemet and Valley Bank.

    In late May and June 1998, The Bank of Hemet held several meetings with representatives of Pacific Community Banking Group to negotiate a definitive agreement and to evaluate the likelihood that the proposed public offering by Pacific Community Banking Group could be completed within a short period of time. Mr. Jaqua, President and Chief Executive Officer of The Bank of Hemet, was a principal in negotiating the acquisition on behalf of The Bank of Hemet and may be considered to have a material interest in the transaction because of the noncompetition agreement and consulting agreement that would take effect after the acquisition as discussed in the section "The Bank of Hemet Acquisition--Severance Agreements and Consulting Agreements."

    On June 24, 1998, the board of directors held its monthly meeting to discuss the two offers presented by Pacific Community Banking Group. Representatives from Baxter Fentriss, Gary Findley, legal counsel to The Bank of Hemet and William Cockrum, financial advisor and consultant to The Bank of Hemet attended the meeting. Pacific Community Banking Group had offered to pay for The Bank of Hemet with stock or with cash. Assisted by Baxter Fentriss, Mr. Findley and Mr. Cockrum, the board considered both options in detail, including the liquidity, marketability and value of Pacific Community Banking Group's stock. The board of directors also discussed the impact the sale would have on its personnel and various other employment issues. After a comprehensive analysis of the options, the board of directors determined that the offer presented by Pacific Community Banking Group, when compared to other potential acquirors, provided the greatest value to The Bank of Hemet's shareholders.

    Throughout June and July 1998, Pacific Community Banking Group and The Bank of Hemet each conducted a due diligence investigation of the other company. The Bank of Hemet also performed a due diligence review of Valley Bank by examining and evaluating information provided to Pacific Community Banking Group by Valley Bank. In addition, the board of directors held significant discussions with representatives from Sutro & Co. Incorporated concerning the likelihood of completing a public offering for Pacific Community Banking Group.

    On July 16, 1998, the board of directors held a special meeting to consider the Agreement and Plan of Reorganization, which had been negotiated with Pacific Community Banking Group. At the meeting, Gary Findley presented his due diligence findings, and William Cockrum evaluated the agreement from a financial point of view. The board of directors discussed in detail the terms of the agreement and all related documentation. After much discussion, the board of directors unanimously approved and authorized the execution and delivery of the agreement. The Bank of Hemet executed that agreement on July 30, 1998.

    Shortly thereafter, in the fall of 1998, the stock market substantially declined in value, particularly stocks of financial institutions. Consequently, Pacific Community Banking Group was forced to rethink the practicality of instituting an initial public offering in a depressed stock market. In November of 1998, Pacific Community Banking Group and Sutro informed The Bank of Hemet that it was unlikely that Pacific Community Banking Group could consummate a public offering as contemplated by the original agreement because of the decline in the stock market.


    Over the next few months, representatives of The Bank of Hemet met or otherwise communicated on various occasions with representatives from Pacific Community Banking Group, their legal counsel, Sutro and other interested parties to attempt to renegotiate the acquisition in light of the decline in the capital markets. The parties considered many alternate structures for the transaction. The Bank of Hemet provided to Pacific Community Banking Group its budget for 1999, including estimates of various categories of income and expense, all of which were consistent with its 1998 experience. In December, 1998, they negotiated and drafted a revised agreement that reduced the original per share price of The Bank of Hemet common stock and provided for the issuance of warrants to The Bank of Hemet shareholders in order to facilitate the Pacific Community Banking Group public offering. On December 16, 1998, after (i) various board meetings to discuss the revised transaction, (ii) several consultations with William Cockrum and Gary Findley, (iii) Baxter Fentriss's report to the board as to the fairness of the revised transaction to The Bank of Hemet shareholders from a financial point of view and (iv) consideration of the terms of the newly drafted First Restatement of Agreement and Plan of Reorganization and all other related documentation, The Bank of Hemet's board of directors unanimously approved the revised transaction and authorized the execution of the restated agreement. On January 5, 1999, The Bank of Hemet and Pacific Community Banking Group executed the restated agreement. This restated agreement, as subsequently amended in nonmaterial respects, is sometimes referred to in this proxy statement/prospectus as "The Bank of Hemet agreement."

    On February 24, 1999 Baxter Fentriss met with the board of directors to present updated market and valuation information and an updated fairness opinion. The information compared the proposed transaction with the prospects for The Bank of Hemet if it remained independent. This information and the fairness opinion were unanimously accepted by the board. On March 12, 1999 Mr. Jaqua and Mr. Cockrum held a conference call with Mr. Caswell and Mr. Jim Hill of Sutro & Co. to discuss the concept of further revising the transaction as described in this proxy statement/prospectus: The Bank of Hemet shareholders receiving stock and warrants, with an opportunity to sell up to 88% of the stock received in a public offering. During the following week several discussions were held and information was provided to the board of directors by Pacific Community Banking Group. On March 24, 1999 at the regular monthly meeting of the board of directors, Mr. Caswell and Mr. Hill further explained the merits of this revision to the transaction. Baxter Fentriss provided additional market information and an updated fairness opinion in reference to the latest revision. After considerable discussion, the board of directors authorized management to proceed with negotiating final versions of the First and Second Amendments to the First Restatement of Agreement and Plan of Reorganization. These amendments were finalized and were executed by The Bank of Hemet on March 24, 1999 and April 2, 1999, respectively.



    For a table showing quarterly high and low trading prices of The Bank of Hemet common stock, as well as other information about the stock, during the period of the negotiation of the acquisition, please refer to the section entitled "Annual Meeting of The Bank of Hemet--Market Price and Dividend Information" on page 120.


    RECOMMENDATIONS OF THE BANK OF HEMET BOARD

    The board of directors of The Bank of Hemet has concluded that the terms of the acquisition are fair to its shareholders and in their best interest. Although the closing of the acquisition depends upon Pacific Community Banking Group's ability to complete a public offering of its stock, The Bank of Hemet's board of directors has determined that the amounts of stock and warrants of Pacific Community Banking Group, to be received by The Bank of Hemet's shareholders in the acquisition and the amount of cash to be received in the public offering justifies such a risk. The Bank of Hemet's board of directors believes that the acquisition represents an attractive opportunity for all shareholders of The Bank of Hemet to obtain a favorable price for their shares of common stock. Shareholders will receive amounts of stock and warrants per share in the acquisition that represents a significant premium over The Bank of Hemet's book value per share and the prices at which shares of The Bank of Hemet common stock have traditionally traded. In addition, The Bank of Hemet has received an opinion from Baxter Fentriss that the consideration to be received in the acquisition by The Bank of Hemet's shareholders is fair from a financial point of view. For more information regarding the opinion from Baxter Fentriss, please refer to the subsection entitled "Opinion of Baxter Fentriss & Company" below and to Appendix B.

    The Bank of Hemet acquisition and the Valley Bank acquisition are independent transactions. Shareholders of The Bank of Hemet should consider the possibility that the acquisition of The Bank of Hemet may close even if the acquisition of Valley Bank does not close. Pacific Community Banking Group is not obligated to complete either of the acquisitions unless Sutro & Co. Incorporated enters into a firm commitment to underwrite the public offering of its stock and all conditions of that offering have been satisfied or waived.

    THE BOARD OF DIRECTORS OF THE BANK OF HEMET HAS UNANIMOUSLY APPROVED THE ACQUISITION UPON THE TERMS SET FORTH IN THE BANK OF HEMET AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE AGREEMENT.

    OPINION OF BAXTER FENTRISS & COMPANY

    Baxter Fentriss & Company has acted as financial advisor to The Bank of Hemet in connection with the acquisition. Baxter Fentriss assisted The Bank of Hemet in identifying prospective acquirors. On January 5, 1999, Baxter Fentriss delivered to The Bank of Hemet its preliminary opinion, dated January 5, 1999, that on the basis of matters referred to herein, the offer is fair, from a financial point of view, to the holders of The Bank of Hemet's common stock. Its preliminary opinion was updated and presented to the Bank of Hemet's board of directors on March 24, 1999. In rendering its opinion, Baxter Fentriss consulted with the management of The Bank of Hemet and of Pacific Community Banking Group, reviewed The Bank of Hemet agreement and publicly available information on the parties and reviewed additional materials made available by the management of the respective parties.

    In addition, Baxter Fentriss discussed with the management of The Bank of Hemet, Valley Bank and Pacific Community Banking Group their respective businesses and outlook. Baxter Fentriss was involved in the negotiations with Pacific Community Banking Group. No limitations were imposed by The Bank of Hemet's board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss's written opinion is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Baxter Fentriss in connection with its opinion.

    Baxter Fentriss's opinion is directed to The Bank of Hemet's board of directors, and is directed only to the fairness, from a financial point of view, of the consideration provided. It does not address The Bank of Hemet's underlying business decision to effect the proposed acquisition, nor does it constitute a recommendation to any shareholder of The Bank of Hemet as to how the shareholder should vote with respect to the acquisition at the annual meeting or as to any other matter.

    Baxter Fentriss's opinion was one of many factors considered by The Bank of Hemet's board of directors in making its determination to approve The Bank of Hemet Agreement, and the receipt of Baxter Fentriss's opinion is a condition precedent to The Bank of Hemet's obligation to consummate the acquisition. The opinion of Baxter Fentriss does not address the relative merits of the acquisition compared to any alternative business strategies that might exist for The Bank of Hemet or the effect of any other business combination in which The Bank of Hemet might engage.

    Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. The Bank of Hemet selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the acquisition. Baxter Fentriss is not affiliated with The Bank of Hemet, Valley Bank or Pacific Community Banking Group. Baxter Fentriss also represented Valley Bank in its negotiations with Pacific Community Banking Group, and The Bank of Hemet's board of directors was aware of this concurrent representation.

    In connection with rendering its opinion to The Bank of Hemet's board of directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

    - the historical and current financial condition and results of operations of Valley Bank, The Bank of Hemet and Pacific Community Banking Group including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction,

    - the business prospects of The Bank of Hemet, Valley Bank and Pacific Community Banking Group,

    - the economies of the market areas of The Bank of Hemet, Valley Bank and Pacific Community Banking Group, and

    - the nature and terms of other merger transactions that it believed to be relevant.

Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in California, the West and throughout the United States.

    In connection with rendering its opinion, Baxter Fentriss reviewed the Valley Bank agreement, drafts of this proxy statement/prospectus, the annual reports to shareholders of Valley Bank and The Bank of Hemet for the years ended December 31, 1994, 1995, 1996, 1997 and audited financial statements for The Bank of Hemet and Valley Bank as of December 31, 1998, the audited financial statements of Pacific Community Banking Group for the fiscal years ended December 31, 1997 and 1998, and additional financial and operating information with respect to the business, operations and prospects of The Bank of Hemet, Valley Bank and Pacific Community Banking Group as it deemed appropriate.

    Baxter Fentriss also did the following:

    - held discussions with members of the senior management of The Bank of Hemet, Valley Bank and Pacific Community Banking Group regarding the historical and current business operation, financial condition and future prospects of their respective companies;

    - compared the results of operations of The Bank of Hemet and Pacific Community Banking Group with those of banking companies that it deemed to be relevant,

    - analyzed the pro forma financial impact of the acquisition on The Bank of Hemet, and

    - conducted such other studies, analyses, inquiries and examinations as are described below.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of The Bank of Hemet common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss's view of the actual value of The Bank of Hemet or Pacific Community Banking Group.

    In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of The Bank of Hemet and Pacific Community Banking Group. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the acquisition, on a pro forma basis, to The Bank of Hemet.

    The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

    1. STOCK PRICE HISTORY. Baxter Fentriss studied the trading prices and volume for The Bank of Hemet common stock and compared them to publicly traded banks in California and to the price offered by Pacific Community Banking Group. The offer represents a premium to The Bank of Hemet shareholders.


    2. COMPARATIVE ANALYSIS. Baxter Fentriss compared the transaction to 20 publicly reported transactions in 1998 involving California banks of comparable asset size, with respect to the following four parameters, with the following results:



                                                                                     RANK OF THIS
                                                RANGE OF COMPARISON      THIS         TRANSACTION
RATIO                                                GROUP(1)         TRANSACTION   WITHIN GROUP(1)
----------------------------------------------  -------------------  -------------  ---------------
Price to earnings multiple....................       8.00 to 33.00         18.00            14th
Price to book multiple........................        1.28 to 4.04          2.42            10th
Premium on deposits...........................       1.80 to 56.70%        12.92%           11th
Price to assets ratio.........................       5.87 to 44.27%        20.09%           10th


------------------------

(1) The comparison group consisted of 20 publicly reported transactions in 1998 involving California banks of comparable asset size.

    3. DISCOUNTED CASH FLOW ANALYSIS. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of The Bank of Hemet's common stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of The Bank of Hemet's common stock using the following assumptions. The ranges of assumptions were chosen based upon what Baxter Fentriss, in its judgement, considered to be appropriate taking into account, among other things,

    - The Bank of Hemet's past and current performance

    - the general level of inflation

    - rates of return for fixed income and equity securities in the marketplace generally

    - rates of return for companies of similar risk profiles

    In its analysis, Baxter Fentriss used the following ranges of assumptions

Assumed annual growth of The Bank of Hemet
  earnings and dividends....................  4% to 10%
                                              10 to 18 times projected
Terminal values.............................  earnings
Discount rates..............................  12% to 15%
Investment term.............................  5 and 10 years

    The analysis concludes that Pacific Community Banking Group's offer exceeded all other alternative strategies. Thus, The Bank of Hemet's shareholders would be in a better financial position by receiving the consideration than continuing to hold The Bank of Hemet's common stock.

    4. COMPARISON OF THE BANK OF HEMET TO OTHER BANKS. Baxter Fentriss compared financial and operating ratios of The Bank of Hemet to other banks, including the following key ratios.

                                                               COMPARISON
                                             COMPARISON           GROUP
RATIO                                      GROUP RANGE(1)      AVERAGE(1)     THE BANK OF HEMET
---------------------------------------  -------------------  -------------  -------------------
Return on assets.......................    0.42% to 1.64%            1.23%             1.10%
Return on equity.......................    5.26% to 18.89%          14.06%            13.14%
Net interest margin....................    4.82% to 7.31%            5.63%             4.22%
Non-performing asset level.............    0.01% to 2.23%            0.81%             1.28%

------------------------

(1) Comparison group consisted of ten similarly sized California banks.

    On most of these and other standard performance measurements, The Bank of Hemet's performance was less than average, suggesting that the price offered, when compared to other transactions, was fair. Furthermore, applying the capital guidelines of banking regulators, and assuming a successful underwriting by Pacific Community Banking Group's investment bankers, Baxter Fentriss's analysis indicated that the acquisition would not seriously dilute the capital and earnings capacity of Pacific Community Banking Group and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentrations and did not believe the transaction gave rise to any possible antitrust issues.

    5. VALUE OF WARRANTS. In order to calculate a future value of the warrants, Baxter Fentriss constructed a forecast for the combined operation of Pacific Community Banking Group, The Bank of Hemet, and Valley Bank for a ten year time period. In this analysis Baxter Fentriss used a range of growth rates from 8% to 12% for earnings, economies of scale of 25% of Valley Bank's non-interest expense, a discount rate of 14% and price to earnings multiples of similar sized California banks.



    These assumptions were chosen based upon what Baxter Fentriss in its judgment considered appropriate taking the following into account:



    - The Bank of Hemet's and Valley Bank's past and current performance;



    - the general level of inflation;



    - rates of return for fixed income and equity securities in the marketplace generally; and



    - rates of return for companies of similar risk profiles.



    A hypothetical value of the warrant based upon an 8% growth rate is $2.26. The warrant would have a value of $7.15 using a 12% growth rate and an average price/earnings multiple for similar sized California banks.


    Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either The Bank of Hemet or Pacific Community Banking Group, and has not been furnished such an appraisal.

    No company or transaction used as a comparison in the above analysis is identical to The Bank of Hemet, Pacific Community Banking Group or the acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.


    The Bank of Hemet will pay Baxter Fentriss a transaction fee, equal to approximately 1.25% of the total consideration received by shareholders of The Bank of Hemet plus reasonable out-of-pocket expenses for its services. The Bank of Hemet has paid to Baxter Fentriss $22,118 for out-of-pocket expenses and $100,000 as an advance on the transaction fee. The advance on the transaction fee is refundable if the acquisition does not close. The Bank of Hemet has agreed to indemnify Baxter Fentriss against liabilities, including liabilities under federal securities laws.


    BENEFICIAL OWNERSHIP OF THE BANK OF HEMET


    The principal owners of the capital stock of The Bank of Hemet, and stock holdings of management, are shown in the section entitled "Shareholdings of Certain Beneficial Owners and Management" on page 115.

    INTERESTS OF MANAGEMENT IN THE ACQUISITION

    Each director has signed a director's agreement with Pacific Community Banking Group, agreeing to vote all of his or her shares in favor of The Bank of Hemet agreement, not to encumber, sell or transfer any shares of common stock except with the consent of Pacific Community Banking Group, to recommend shareholder approval of the agreement and not to solicit a party other than Pacific Community Banking Group to enter into a business combination with The Bank of Hemet or acquire any of its stock.

    SEVERANCE AGREEMENTS AND CONSULTING AGREEMENTS

    Mr. Jaqua has a salary continuation agreement that provides for a lump sum payment if The Bank of Hemet enters into the acquisition. The payment will equal $484,000. Mr. McDonough has a salary continuation agreement that provides for payments of $15,000 per year for 15 years, upon separation from employment. These payments will commence upon completion of the acquisition. Also, Messrs. Jaqua and McDonough have consulting agreements that provide payment for service as directors in the future. Mr. Jaqua has a noncompetition agreement under which he will not compete with The Bank of Hemet in exchange for $16,750 per month for 72 months. Mr. McDonough has a noncompetition agreement under which he will receive $2,500 per month for three years after the closing of the acquisition.


    Mr. Harold R. Williams, Jr., Chief Operating and Financial Officer of The Bank of Hemet, has an agreement that will become effective only if the acquisition of The Bank of Hemet by Pacific Community Banking Group is consummated. Please refer to "Annual Meeting of The Bank of Hemet--Employment Contracts and Serverance Agreements" on page 119 for details of that agreement.



    The Bank of Hemet also has a severance policy under which the other employees and officers of The Bank of Hemet will receive severance pay if they are terminated within six months after a change in control of the bank like the acquisition. For more details of these agreements and arrangements, please refer to the section entitled "Annual Meeting of The Bank of Hemet--Employment Contracts and Severance Agreements" on page 119 and "Pacific Community Banking Group--Executive Compensation--Employee Benefit Plans" and "--Employment Agreements."


    OPTIONS

    Mr. Jaqua holds an incentive stock option to purchase 6,000 shares of The Bank of Hemet common stock at the exercise price of $22.50 per share. Mr. Williams holds incentive stock options to purchase 16,000 shares of The Bank of Hemet common stock at the average exercise price of $15.94 per share. Mr. Robie holds incentive stock options to purchase 16,000 shares of The Bank of Hemet common stock at the average exercise price of $15.94 per share. Other officers of the bank have stock options to acquire a total of 8,968 shares of The Bank of Hemet common stock at exercise prices ranging from $12.00 to $22.50. On the completion of the acquisition all of those options will be canceled in exchange for the number of shares of common stock of Pacific Community Banking Group, equal to the number of shares of The Bank of Hemet stock covered by the option, multiplied by the number obtained by subtracting the exercise price of the option from the $51.00 per share effective price in the acquisition, divided by $15.00. In addition, each person who surrenders The Bank of Hemet options in the acquisition will receive one Pacific Community Banking Group warrant for each 3.4 shares of Pacific Community Banking Group common stock received, except for Mr. Jaqua, who waived his rights for warrants in his noncompetition agreement. Option holders who exchange their options for shares of Pacific Community Banking Group in the offering will have a right to sell their shares in Pacific Community Banking Group's initial public offering, subject to the same terms and the same limitations as those applying to shareholders of The Bank of Hemet.

    INDEMNIFICATION AND INSURANCE

    The Bank of Hemet agreement provides for indemnification and insurance coverage for directors and officers of Bank of Hemet. Specifically, The Bank of Hemet agreement requires Pacific Community Banking Group to cause The Bank of Hemet, after the merger, to maintain in effect directors' and officers' liability insurance that is no less advantageous than insurance presently maintained by The Bank of Hemet. This coverage will specifically include a "peace of mind" coverage endorsement or policy covering current The Bank of Hemet directors with respect to all matters arising from facts or events which occurred prior to the acquisition, for which The Bank of Hemet would have had an obligation to indemnify its directors and officers. Pacific Community Banking Group also agrees to take no action to impair such rights as a result of any other consolidation or merger with another company in which Pacific Community Banking Group is not the survivor.

    PROCEDURES FOR ELECTION AND EXCHANGE OF THE BANK OF HEMET COMMON STOCK
     CERTIFICATES

    Shareholders of The Bank of Hemet will use a letter of transmittal to designate shares for sale in the public offering and to surrender certificates for common stock of The Bank of Hemet. Shareholders will send these letters and certificates to the exchange agent, which will hold them pending completion of the acquisition and the public offering. When the acquisition and the public offering occur, Pacific Community Banking Group will deliver to the exchange agent shares of its common stock and warrants, and Sutro & Co. Incorporated will deliver to the exchange agent the proceeds of the sale of shares in the public offering. The exchange agent will distribute these monies and securities to shareholders of The Bank of Hemet. If the acquisition is not completed, the exchange agent will return The Bank of Hemet share certificates to the shareholders.


    We expect the transaction to be completed by [             , 1999.] After
the closing of the acquisition, certificates which represented shares of the common stock will represent only the right to receive the cash, stock and warrant amounts as provided in The Bank of Hemet agreement and applicable law.


    ACCOUNTING TREATMENT


    After the business combination of Pacific Community Banking Group, The Bank of Hemet and Valley Bank, and before the close of the public offering, the former shareholders of The Bank of Hemet will retain between 43% and 61% and will have the largest voting interest in Pacific Community Banking Group shares not to be sold in the public offering. Additionally, the Bank of Hemet is expected to have significant representation among the Pacific Community Banking Group board of directors. As a result, for financial reporting purposes, the parties will account for the business combination as an acquisition by The Bank of Hemet of Valley Bank and Pacific Community Banking Group. The parties will account for the transaction using the purchase method of accounting for business combinations.


    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    Arthur Andersen LLP, Pacific Community Banking Group's accountant, has given its opinion on the material federal income tax consequences of The Bank of Hemet acquisition that apply to The Bank of Hemet shareholders. It is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of The Bank of Hemet acquisition. Your tax treatment will vary depending upon your particular situation. You may also be subject to special rules not discussed below if you are a certain kind of shareholder of The Bank of Hemet, including:


    - an individual who holds options for The Bank of Hemet common stock;

    - an insurance company;

    - a tax-exempt organization;

    - a financial institution or broker-dealer;

    - a person who is neither a citizen nor resident of the United States; or

    - a holder of The Bank of Hemet common stock as part of a hedge, straddle or conversion transaction.


    The following discussion assumes that you hold The Bank of Hemet common stock as a capital asset at the time of The Bank of Hemet acquisition. The stock will be a capital asset unless you hold it principally for sale to customers in the ordinary course of your trade or business.


    Neither Pacific Community Banking Group nor The Bank of Hemet has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of The Bank of Hemet acquisition or any related transaction. The Internal Revenue Service could take different positions concerning the tax consequences of The Bank of Hemet acquisition and related transactions discussed below and such positions could be sustained.


    We urge you to consult with your own tax adviser and financial planner regarding the particular tax consequences of The Bank of Hemet acquisition to you, including the applicability and effect of any state, local or foreign laws, and the effect of possible changes in applicable tax laws.



    Arthur Andersen LLP has given its opinion that the following tax treatment will result from the transaction. The Bank of Hemet acquisition will qualify as a tax-free reorganization under the Internal Revenue Code.


    - Neither Pacific Community Banking Group nor The Bank of Hemet will recognize gain or loss in The Bank of Hemet acquisition.

    - Except for any cash received instead of fractional shares, you will not recognize any gain or loss as a result of the receipt of Pacific Community Banking Group common stock and warrants pursuant to The Bank of Hemet acquisition.

    - Your aggregate tax basis for the shares of Pacific Community Banking Group common stock, including any fractional share interest for which cash is received, and warrants will equal your aggregate tax basis in shares of The Bank of Hemet common stock you held immediately before The Bank of Hemet acquisition. There is a lack of authority regarding the allocation of basis in a reorganization in which stock and warrants are received on a tax-free basis. Recent changes in the tax regulations permit the receipt of warrants tax-free, but do not address the issue of how, or whether, the recipient assigns basis to such warrants. Although not free from doubt, your aggregate tax basis in such Pacific Community Banking Group common stock and warrants should be allocated, under general principles of tax law, between the common stock and warrants by relative fair market value. If your aggregate tax basis in such Pacific Community Banking Group common stock and warrants is not so allocated, all of your aggregate tax basis in Pacific Community Banking Group common stock and warrants will be allocated to the common stock and your basis in the warrants will be zero.



    - Your holding period for Pacific Community Banking Group common stock received in The Bank of Hemet acquisition, including any fractional share interest for which cash is received, will include the period during which you held The Bank of Hemet common stock. There is a lack of authority regarding the holding period of warrants if stock and warrants are received in reorganization on a tax-free basis. Recent changes in the tax regulations permit the receipt of warrants tax-free, but do not address how the holding period is determined for such warrants. Although not free from doubt, your holding period for Pacific Community Banking Group warrants received in The Bank of Hemet acquisition, under general principles of tax law, should include the period during which you held The Bank of Hemet common stock. Otherwise, your holding period in such Pacific Community Banking Group warrants will begin on the day after The Bank of Hemet acquisition.



    - You will be treated as receiving cash instead of a fractional share interest of Pacific Community Banking Group common stock in exchange for that fractional share interest and you will recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of your tax basis allocable to that fractional share interest. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held your shares of The Bank of Hemet common stock for more than one year at the time of The Bank of Hemet acquisition.



    - A dissenting The Bank of Hemet shareholder who receives payment for all of his or her shares of The Bank of Hemet common stock in cash will recognize capital gain or loss equal to the difference between the cash received and the shareholder's tax basis in such shares, provided that, under all the facts and circumstances, the payment is neither essentially equivalent to a dividend nor has the effect of the distribution of a dividend under the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenter rights will not be considered essentially equivalent to a dividend or have the effect of the distribution of a dividend if, after the exercise, the shareholder owns no shares of Pacific Community Banking Group common stock, either actually or constructively under the Internal Revenue Code.


    - You will recognize gain or loss upon the sale of your Pacific Community Banking Group common stock or warrants, including a sale of Pacific Community Banking

      Group common stock in the public offering, in an amount equal to the difference between the amount of cash you receive in the sale and your tax basis in the sold common stock or warrants. Provided the stock or warrants are held as capital assets, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period in the sold Pacific Community Banking Group common stock or warrants exceeds one year at the time of sale. The stock and warrants will be capital assets unless you hold them principally for sale to customers in the ordinary course of your trade or business. Your holding period for the stock includes the time when you held The Bank of Hemet shares that were exchanged for the stock and warrants of Pacific Community Banking Group. The exercise of Pacific Community Banking Group warrants will not be taxable.



    The tax opinion of Arthur Andersen LLP described above is based upon facts, representations and assumptions set forth or referred to in the opinion and the continued accuracy and completeness of representations of a factual nature made by Pacific Community Banking Group and The Bank of Hemet. These representations include representations made in certificates delivered to Arthur Andersen LLP by the management of Pacific Community Banking Group and The Bank of Hemet. If any of these representations is not correct in material respects, that is, if it is made in bad faith or without knowledge of all material facts, the conclusions reached by Arthur Andersen LLP in their opinion may be jeopardized. Furthermore, the Internal Revenue Service is not bound by this opinion. Thus, the Internal Revenue Service could challenge a position taken by you in reliance of this opinion, and such a challenge could be sustained.


    REGULATORY APPROVALS

    The acquisition cannot be consummated until the following take place:

    - the parties have received, to the extent required by law or regulation, all approval or consents of the Federal Reserve Bank of San Francisco, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions; and

    - all applicable waiting periods required by law shall have expired.

The required applications for approval of the transactions contemplated by The Bank of Hemet agreement have been filed with the applicable regulatory agencies. To date, approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An approval is also required from the Federal Reserve Bank of San Francisco. This proxy statement/prospectus has been prepared and proxies may be solicited from The Bank of Hemet's shareholders prior to the receipt of these approvals.

    THE TERMS OF THE BANK OF HEMET AGREEMENT ARE SUBJECT TO THE APPROVAL OF THE REGULATORY AGENCIES. ANY AMENDMENT OF THE BANK OF HEMET AGREEMENT TO OBTAIN REGULATORY APPROVAL WILL NOT BE SUBJECT TO THE APPROVAL OF THE SHAREHOLDERS AND YOUR VOTE IN FAVOR OF THIS PROPOSAL CONSTITUTES A VOTE IN FAVOR OF ANY SUCH AMENDMENTS TO THE ACQUISITION AGREEMENT WHICH MAY BE REQUIRED.

    RESALE RESTRICTIONS AND LOCKUP AGREEMENTS

    Under The Bank of Hemet agreement, affiliates of The Bank of Hemet who hold stock or warrants of Pacific Community Banking Group will be subject to resale restrictions under

Rule 145 under the Securities Act. Among other things, Rule 145 deems a person who was an affiliate of The Bank of Hemet at the time the acquisition was submitted for shareholder approval to be engaged in an underwriting of the securities acquired if such person subsequently publicly offers or sells such securities. Notwithstanding this rule, affiliates of The Bank of Hemet may make such sales of securities in conformity with requirements for public information, limitations on amounts and manner of sale. The securities sold in the public offering through Sutro & Co. Incorporated will be fully registered under the Securities Act, and therefore will comply with these requirements. Affiliates of The Bank of Hemet have signed letters acknowledging such restrictions and agreeing to comply to applicable provisions of Rule 145 and related provisions.

    In addition, all of the directors of The Bank of Hemet have provided lock-up agreements at the request of Pacific Community Banking Group and its investment advisors. Under the lock-up agreements, directors of The Bank of Hemet agree not to sell or otherwise dispose of stock or warrants acquired in the acquisition for a period of 90 days after the commencement of the initial public offering of Pacific Community Banking Group's common stock.

    DIVIDEND POLICY

    Pacific Community does not expect to pay dividends for the foreseeable future on Pacific Community common stock.

                          THE BANK OF HEMET AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE BANK OF HEMET AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANK OF HEMET AGREEMENT.

STRUCTURE OF THE ACQUISITION

    The Bank of Hemet agreement contemplates that The Bank of Hemet acquisition will take place as follows:

    - Pacific Community Banking Group will establish a new, wholly owned subsidiary called PCBG Merger Corporation.

    - Pacific Community Banking Group will deliver the shares of common stock and warrants constituting the aggregate consideration provided in The Bank of Hemet agreement.

    - Each outstanding share of The Bank of Hemet's common stock will convert into a right to receive a PRO RATA share of the aggregate consideration.

    - PCBG Merger Corporation will merge with The Bank of Hemet, with The Bank of Hemet being the surviving corporation.

    - Each outstanding share of PCBG Merger Corporation stock will automatically convert to a share of the surviving corporation, The Bank of Hemet.

As a result, Pacific Community Banking Group will be the sole shareholder of The Bank of Hemet. The merger of PCBG Merger Corporation and The Bank of Hemet will become effective at the time a certificate of merger is filed with the Secretary of State of California which is expected to occur as soon as practicable after the last condition precedent to The Bank of Hemet acquisition stated in The Bank of Hemet agreement has been satisfied or waived.

    Pacific Community Banking Group will effect an initial public offering of its common stock, and will include in that offering those shares that shareholders of The Bank of Hemet designate for sale in the public offering, subject to the limits described below. The cash proceeds of the public offering will be paid to those shareholders on the basis of the number of shares designated, subject to the proration described below. All conditions to the public offering must be satisfied before the acquisitions will take place.

PURCHASE CONSIDERATION

    CONSIDERATION TO SHAREHOLDERS

    Pacific Community Banking Group will pay each shareholder, for each share of The Bank of Hemet common stock, 3.4 shares of common stock of Pacific Community Banking Group, plus a warrant. In lieu of any fractional shares, Pacific Community Banking Group will pay cash.

    IMMEDIATE SALE IN PUBLIC OFFERING

    Each shareholder will have the right to make an immediate sale of the shares of common stock received, by designating those shares for sale in the public offering. The sale price in the public offering will be not less than $15.00 per share of Pacific Community Banking Group common stock. Thus, for shares sold, the amount of cash will be not less than $51.00 per share of The Bank of Hemet common stock previously held. If the sale price in the public offering is higher than $15.00 per share, the shareholder will receive the additional amount.

    LIMIT ON SHARES INCLUDED IN PUBLIC OFFERING

    Not more than 88% of the aggregate shares received by shareholders of The Bank of Hemet may be sold in the public offering. If more than 88% of the shares are designated for sale in the public offering, the shares sold in the public offering by each shareholder will be reduced, in proportion to the total number of shares designated by all shareholders in excess of 88%. If fewer than 75% of the shares are designated for sale in the public offering, the shares sold in the public offering by each shareholder who has submitted a letter of transmittal will be increased, in proportion to the total number of shares designated by all shareholders for sale.

    For example, suppose the total number of shares designated for sale in the public offering is 91% of all shares paid to The Bank of Hemet shareholders. That would represent 3% more designated shares than the 88% maximum. The number of shares actually sold in the public offering would be limited to 88%. The number of shares sold in the public offering for each designating shareholder would be equal to 88/91sts of the number of shares designated, rounded to the nearest whole share with cash paid in lieu of any fractional share.

    Directors and officers of The Bank of Hemet will have their shares prorated for sale, if necessary, in the same manner as all other shareholders. If after proration the total number of shares designated to be sold is more than the 75% maximum, the members of the board of directors have agreed to increase their shares sold as necessary to satisfy the 75% maximum of retained shares.

    CONSIDERATION TO OPTION HOLDERS

    Each holder of options to purchase common stock of The Bank of Hemet will, for each share subject to the option, receive shares of common stock of Pacific Community Banking Group equal to (A) 3.4 shares minus (B) the exercise price of the option. In addition, for each whole share of Pacific Community Banking Group common stock received, each option holder (except Mr. Jaqua) will also receive a ten-year warrant for one share of Pacific Community Banking Group common stock, exercisable for 122% of the price to the public in the offering. Fractional warrants will not be issued and no cash will be paid in place of fractional warrants. The holders of options to purchase common stock of The Bank of Hemet will have the opportunity to sell the shares of Pacific Community Banking Group that they receive for their options in the public offering. The same limitations that apply to sales of shares received in exchange for The Bank of Hemet common stock will apply to shares received in exchange for options.

    DELIVERY OF AGGREGATE PURCHASE CONSIDERATION; MANNER OF PAYMENT

    U. S. Stock Transfer Corporation will act as the exchange agent. Pacific Community Banking Group will deliver its common stock and warrants to the exchange agent. The exchange agent will deliver those shares designated for sale in the public offering (reduced by proration, if necessary, as described above) to Sutro & Co. Incorporated. Sutro & Co. Incorporated will deliver to the exchange agent the cash proceeds of the sale of such shares in the public offering. The exchange agent will then pay the remaining common stock, the cash proceeds and the warrants to the holders of The Bank of Hemet common stock who have delivered or arranged for the delivery of their shares, in accordance with the procedure described in the letter of transmittal and related instructions.

CORPORATE GOVERNANCE CHANGES

    The Bank of Hemet intends to amend its bylaws before the closing of the acquisition to increase the number of directors from a range of five to nine to range of seven to thirteen. In all other respects the articles of incorporation and bylaws of The Bank of Hemet will remain in effect after the closing until duly amended.


    After the acquisition, Pacific Community Banking Group will be the sole shareholder of The Bank of Hemet and will designate its management. The Bank of Hemet agreement requires that a number of changes to the management of The Bank of Hemet take place prior to the effective time of the merger of PCBG Merger Corporation and The Bank of Hemet. Mr. Jaqua will resign from his position as President, Chief Executive Officer and director of The Bank of Hemet, while remaining as Chairman of BankLink Corporation. Mr. Caswell will be appointed Chairman of the Board. The duties previously performed by Mr. Jaqua as President and Chief Executive Officer of The Bank of Hemet will be divided between Mr. Williams and Mr. Robie, both of whom will report to the board of directors. Mr. Williams will serve in the capacity of Chief Executive Officer of The Bank of Hemet on an initial basis. Mr. Williams will retain his current position as Chief Operating and Financial Officer. John J. McDonough will resign as Chairman of the Board of The Bank of Hemet but will remain as a member of the board of directors. Pacific Community Banking Group expects to appoint Mr. Caswell as chairman, and Messrs. Allen, Jannard, Saenz and Schielein as directors.



    Pacific Community Banking Group will appoint additional members to its board, selected from the current directors and officers of The Bank of Hemet. Under the terms of a consulting agreement that Pacific Community Bank Group has signed, Mr. Jaqua will serve as a director. Pacific Community Banking Group expects to appoint Messrs. Williams, Hyatt, McDonough, Record and Gosch as directors.


DIRECTOR AGREEMENTS

    The Bank of Hemet agreement requires each of the directors of The Bank of Hemet, concurrently with the execution of The Bank of Hemet agreement, to execute an agreement to vote in favor of The Bank of Hemet agreement and to recommend to the shareholders of The Bank of Hemet that they vote in favor of the principal terms of The Bank of Hemet agreement. Each director of The Bank of Hemet has executed such an agreement.

REPRESENTATIONS AND WARRANTIES

    The Bank of Hemet has made representations and warranties in the agreement about the financial condition, conduct of business and operations of The Bank of Hemet and other customary matters. The Bank of Hemet's representations and warranties will not survive the closing of the acquisition. If, however, they are inaccurate in material respects, that could prevent completion of the acquisition.

    Pacific Community Banking Group has also made representations and warranties under The Bank of Hemet agreement about itself. Pacific Community Banking Group's representations and warranties will not survive the closing of the acquisition.

CONDITIONS TO THE ACQUISITION

    Neither The Bank of Hemet nor Pacific Community Banking Group is obligated to consummate The Bank of Hemet acquisition unless the following conditions are satisfied or waived:

    - All regulatory and other government approvals required to be received to consummate The Bank of Hemet acquisition have been received and are effective, without the imposition of conditions that would, in the reasonable determination of Pacific Community Banking Group, materially adversely affect the financial condition or operations of Pacific Community Banking Group or The Bank of Hemet, or otherwise would be materially burdensome. In addition, all applicable statutory waiting or notice periods with respect to such government approvals shall have expired and all conditions and requirements prescribed by law or by such regulatory approvals have been satisfied. [As of the date of this proxy statement/prospectus approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An additional approval is required from the Federal Reserve Bank of San Francisco.]

    - No action pending, or no order, judgment or decree is outstanding against, the acquisition.

    - The Bank of Hemet has received approval by its shareholders for the acquisition.

    - This proxy statement/prospectus and Pacific Community Banking Group's registration statement relating to the offering have been declared effective by the Securities and Exchange Commission, and all necessary state blue sky authorizations have been received by Pacific Community Banking Group. As of the date of this proxy statement/ prospectus these conditions have been satisfied.

    - Pacific Community Banking Group enters into a firm commitment underwriting agreement for its public stock offering, and all conditions to the closing of that offering (other than the bank mergers) have been satisfied or waived.

    Under The Bank of Hemet agreement, the offering must be completed by June 28, 1999, unless this deadline is extended. The deadline may be extended for an additional 30 days by either Pacific Community Banking Group or The Bank of Hemet if regulatory approvals and completion of the offering are relatively imminent and are expected to be completed in the near future, and all other conditions are satisfied. In addition, the deadline may be extended beyond 30 days by consent of Pacific Community Banking Group and The Bank of Hemet.

    In addition, the parties are not obligated to close the acquisition unless the following conditions are satisfied or waived:

    - The other party has had no materially adverse changes in its financial condition, results of operations or prospects.


    - The Bank of Hemet has received prior to the solicitation of The Bank of Hemet shareholders a fairness opinion (and that opinion has not been withdrawn) that the contemplated transaction is fair from a financial point of view. Prior to the date of this proxy statement/prospectus, the required fairness opinion was received, as described under the heading "Opinion of Baxter Fentriss & Company" on page 25 and Appendix B.


    - Pacific Community Banking Group receives a fairness opinion that the contemplated transaction is fair to its shareholders from a financial point of view.

    - Pacific Community Banking Group has listed its shares of common stock issued in the public offering on the Nasdaq National Market System.

    - The Bank of Hemet shareholders voting against the transaction or giving notice of dissent from the transaction, do not hold more than 10% of the outstanding shares of The Bank of Hemet.

    - The Bank of Hemet shareholders designate at least 75% of the shares of Pacific Community Banking Group that they will receive for sale in the public offering.

    - The Bank of Hemet terminates its stock option plan, its employee benefit plans, and all other contracts (except to the extent that Pacific Community Banking Group directs that specific benefit plans and contracts not be terminated).

    - The Bank of Hemet certifies that The Bank of Hemet and BankLink Corporation are making satisfactory progress toward compliance with Year 2000 safety and soundness issues.

    - Other usual and customary conditions to closing are satisfied.

    CONDUCT OF THE BANK OF HEMET'S BUSINESS PENDING THE ACQUISITION

    Until the closing of the acquisition, The Bank of Hemet has agreed that it will conduct its business only in the usual and ordinary course and will not engage in specific kinds of transactions without the prior written consent of Pacific Community Banking Group. The Bank of Hemet has agreed not to increase compensation above the levels paid as of June 30, 1998, nor to pay any bonus, without such consent and except for raises and bonuses consistent with prior practices and paid prior to the determination date. It has also agreed not to pay any dividend, except for a quarterly dividend of $.60 per share declared in January, 1999 and a quarterly dividend of $.60 per share paid on or about May 18, 1999. Other commitments of The Bank of Hemet stated in the agreement include promises to:

    - use its best efforts to preserve the business organization intact;

    - use its best efforts to preserve the goodwill of depositors and customers;

    - meet all material contractual obligations and conform to legal requirements;

    - refrain from instituting a material claim except for actions against borrowers, and conduct good faith settlement negotiations of pending litigation;

    - refrain from changing loan policies and procedures;

    - refrain from making any material investments except in accordance with safe and sound banking practices;

    - advise Pacific Community Banking Group of any material adverse change;

    - refrain from canceling or accelerating any material indebtedness owing to The Bank of Hemet;

    - refrain from selling or disposing of any real property or personal property;

    - in most cases, refrain from foreclosing or otherwise taking title to real property without a clean "phase one" environmental report;

    - commit any act which would cause a breach of any agreement that will have a material adverse effect on The Bank of Hemet, or fail to do an act necessary to prevent such a breach; and

    - duly observe and conform to, and cause BankLink Corporation duly to observe and conform, to, all compliance requirements for Year 2000 safety and soundness issues.

COVENANTS OF THE BANK OF HEMET

    The Bank of Hemet also agreed to provide Pacific Community Banking Group with continuing access to all of its books, files, records, business, and to invite a representative of Pacific Community Banking Group to attend The Bank of Hemet's board meetings. The Bank of Hemet has agreed not to solicit, encourage or otherwise enter into another agreement concerning the acquisition of The Bank of Hemet or The Bank of Hemet's properties, securities, a merger, purchase of assets or otherwise, except if The Bank of Hemet receives an unsolicited written offer and except to the extent required by fiduciary obligations of The Bank of Hemet board of directors. The Bank of Hemet also agreed to inform Pacific Community Banking Group of any classified loans and promptly to notify Pacific Community Banking Group of any event or condition that would cause a breach of The Bank of Hemet agreement. The Bank of Hemet agreed to solicit its shareholders for approval of the acquisition. The Bank of Hemet agreed to assist Pacific Community Banking Group in connection with the preparation of the materials used in its public offering. The Bank of Hemet agreed to terminate its stock option plan and to not permit any options to be exercised before the closing of the acquisition. The Bank of Hemet and Pacific Community Banking Group agreed to prepare and promptly to file all necessary regulatory applications. The Bank of Hemet also agreed to obtain all required and necessary third party consents, such as landlord consent for assignment of leases. The Bank of Hemet also agreed to obtain "phase one" environmental reports for all real property owned by The Bank of Hemet.

COVENANTS OF PACIFIC COMMUNITY BANKING GROUP

    Pacific Community Banking Group made similar covenants regarding the conduct of its affairs only in the usual and ordinary course, and regarding the timely cooperation in completing the acquisition. Pacific Community Banking Group also agreed to cause The Bank of

Hemet to maintain in effect a directors and officers liability insurance policy (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by The Bank of Hemet) for the directors and officers of The Bank of Hemet for a 3-year period after the closing of The Bank of Hemet acquisition.

LOCK-UP AGREEMENT

    All directors and executive officers of Pacific Community Banking Group and The Bank of Hemet will enter into a lockup agreement with Sutro & Co., Incorporated, undertaking in writing that for 180 days (in the case of current directors of Pacific Community Banking Group) or 90 days (in the case of current directors and executive officers of The Bank of Hemet and Valley Bank) following the completion of the public offering they will not sell any shares of Pacific Community Banking Group common stock held by them (other than in the public offering), or warrants held by them that are exercisable into shares of Pacific Community Banking Group common stock, unless Sutro & Co., Incorporated, specifically grants them permission to do so. Pacific Community Banking Group also agrees it will assure the execution and delivery of The Bank of Hemet agreement of merger by PCBG Merger Corporation.

CLOSING

    The closing of The Bank of Hemet acquisition will be on a date agreed by the parties following satisfaction of all the conditions. If the closing does not occur by June 28, 1999, The Bank of Hemet may terminate the agreement, except that this deadline may be extended for an additional 30 days by Pacific Community Banking Group or The Bank of Hemet if regulatory approvals and completion of the initial public offering of Pacific Community Banking Group's common stock are relatively imminent and are expected to be completed in the near future, and all other conditions are satisfied. In addition, the deadline may be extended beyond 30 days by consent of Pacific Community Banking Group and The Bank of Hemet.

TERMINATION

    The Bank of Hemet agreement may be terminated at any time prior to the closing of the acquisition in the following manner:

    - by mutual written consent of The Bank of Hemet and Pacific Community Banking Group,

    - by either party, after 30 days' notice, if the other party has materially breached any covenant, agreement, representation, warranty, duty or obligation under the agreement and the breach has not been cured within 30 days;

    - by either party if any regulatory authority denies or refuses to grant approval of the transactions contemplated by The Bank of Hemet agreement, or a regulatory authority approves the transactions on conditions not reasonably acceptable to Pacific Community Banking Group;

    - by Pacific Community Banking Group if it does not enter into a firm commitment underwriting agreement for its public offering of its stock or if the conditions of such agreement are not satisfied or waived;

    - by Pacific Community Banking Group if The Bank of Hemet approves a transaction in which anyone else, or a group, acquires beneficial ownership or control of 10% or more of the outstanding securities of The Bank of Hemet, or an investor seeks to acquire 10% of The Bank of Hemet's securities, and the board does not advise The Bank of Hemet's shareholders that the board does not support that acquisition;

    - by Pacific Community Banking Group if the shareholders of The Bank of Hemet do not approve the acquisition; and

    - by Pacific Community Banking Group if The Bank of Hemet solicits or enters into an "Alternative Transaction," as defined in The Bank of Hemet agreement. For this purpose, an "Alternative Transaction" is a transaction with a third party for the acquisition of The Bank of Hemet, all of its assets or a majority of its equity or debt securities.

    If the agreement is terminated by Pacific Community Banking Group because of actions by The Bank of Hemet that are inconsistent with the acquisition, Pacific Community Banking Group will have the right to purchase shares of The Bank of Hemet pursuant to the warrant agreement described below or require payment from The Bank of Hemet of all of its costs and expenses related to the transaction, plus 50% of such costs and expenses.

    If The Bank of Hemet terminates The Bank of Hemet agreement because of a breach by Pacific Community Banking Group, Pacific Community Banking Group will reimburse The Bank of Hemet for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000. If Pacific Community Banking Group terminates The Bank of Hemet agreement because of a breach by The Bank of Hemet, The Bank of Hemet will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000.

    The Bank of Hemet will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, without any maximum limit on those expenses, if Pacific Community Banking Group terminates The Bank of Hemet agreement because any of the following events:

    - The Bank of Hemet fails to provide notice of a material change in The Bank of Hemet's business or of an acquisition by a third party of 5% or more of the outstanding common stock of The Bank of Hemet,


    - The Bank of Hemet's shareholders do not approve the merger,


    - The Bank of Hemet executes an agreement that permits a third party to acquire control of 25% or more of The Bank of Hemet's outstanding common stock,

    - in the event of a tender offer for 25% or more of the outstanding shares of The Bank of Hemet common stock, The Bank of Hemet's board fails to advise its shareholders that the board does not support the tender offer, but supports the merger, or

    - The Bank of Hemet engages in an Alternative Transaction as defined above, and the warrant described below is not exercised.

THE WARRANT AGREEMENT

    In order to induce Pacific Community Banking Group to enter into the agreement and to discourage third party offers to acquire The Bank of Hemet, The Bank of Hemet granted to

Pacific Community Banking Group a warrant, exercisable under limited circumstances, to purchase up to 210,800 shares of The Bank of Hemet's common stock for a purchase price of $46.50 per share, subject to adjustment for dilutive events. The shares covered by the warrant represent 19.9% of The Bank of Hemet's common stock outstanding as of December 31, 1998, including the shares covered by the warrants. The warrant is exercisable if:

    - a third party makes a tender offer or exchange offer for 25% or more of the outstanding Bank of Hemet common stock;

    - The Bank of Hemet enters into, or publicly announces an intention to enter into, an agreement with a third party to (A) effect a merger or consolidation of The Bank of Hemet, (B) dispose of 10% or more of The Bank of Hemet's assets or (C) dispose of securities representing 10% or more of the voting power of The Bank of Hemet's shareholders;

    - a third party acquires a 25% or more beneficial ownership in The Bank of Hemet common stock; or

    - (A) The Bank of Hemet's shareholders do not approve the merger and (B) The Bank of Hemet's board of directors withdraws its support for the merger, in each case, after a third party has publicly disclosed its intention to engage in one of the transaction described above or filed an application under the Bank Holding Company Act or the Change in Bank Control Act for approval to engage in such a transaction.

                          THE VALLEY BANK ACQUISITION

    BACKGROUND OF THE ACQUISITION; REASONS FOR THE ACQUISITION


    The board of directors of Valley Bank has long held the belief that maximizing shareholder value may ultimately entail a transaction such as the proposed acquisition. Although Valley Bank has been operated pursuant to long term strategic plans, the board of directors has kept in mind its fiduciary duties to maximize shareholder value. In the last few years, the board of directors has been presented with various alternative acquisition proposals regarding Valley Bank and has determined, based upon a careful evaluation of all of the alternatives presented, that the acquisition is in the best interests of Valley Bank and its shareholders. The board of directors has come to believe that the future for a small independent bank is likely to become even more difficult in the coming years. Recent changes in applicable law have placed significant additional capital requirements on banks. These requirements will, in the opinion of the board of directors, restrict the ability of financial institutions to grow and continue to achieve acceptable levels of profitability. It is the judgment of the board of directors that, as a result of these changes and regulatory and competitive uncertainties, smaller independent banks, such as Valley Bank, will face increased capital demands making it more difficult to achieve successful results. Because of this situation, the board of directors has determined that it would be in the best interest of Valley Bank and its shareholders to consider seeking a merger or acquisition offer.


    In October 1997, Valley Bank retained Baxter Fentriss & Company as its investment banker and financial advisor to analyze and evaluate interest for acquisition of Valley Bank. During early 1998, the Valley Bank board of directors met with representatives of Baxter Fentriss at five separate board meetings to discuss information about the marketability of Valley Bank and to evaluate similar market transactions. Specifically, the board was informed about the various forms of consideration, market premiums and market factors to be considered. Negotiations with respect to a different all stock transaction with Pacific Community Banking Group were commenced in January 1998. However, discussions were terminated in February 1998 due to the consideration of a competing proposal. However, discussions later resumed with Pacific Community Banking Group in May 1998 based on an all cash transaction. By this time, Pacific Community Banking Group was also negotiating with The Bank of Hemet. The board of directors was aware that Baxter Fentriss was also acting as financial adviser to The Bank of Hemet. The board of directors recognized that Baxter Fentriss could face conflicts of interest in providing fairness opinions for both Valley Bank and The Bank of Hemet if a transaction involving both banks were to occur. After evaluating the offer with Baxter Fentriss, the board of directors then approved in principle the general terms and conditions of a proposed transaction and the details of the agreement for the acquisition were thereafter negotiated. The parties ultimately executed that agreement on July 30, 1998. A significant decline in the overall stock market, and specifically in the price of bank stocks, during the fall of 1998 required the parties to reconsider the original agreement. Pacific Community Banking Group indicated that uncertainty in the stock market and its effect on the proposed initial public offering required it to consider a discount to its original offer and a part-stock transaction.

    The parties then engaged in several weeks of negotiation. Mr. Mills, president and chief executive officer of Valley Bank, participated in negotiating the acquisition on behalf of Valley Bank. He may be considered to have a material interest in the transaction because of the consequences of the acquisition under his employment, salary continuation and severance agreements, as discussed in the section "The Valley Bank Acquisition--Interests of Management in the Acquisition." Valley Bank's representatives conducted additional due diligence regarding Pacific Community Banking Group and The Bank of Hemet. Valley Bank provided to Pacific Community Banking Group its budget for 1999, including estimates of various categories of income and expense, all of which were consistent with its 1998 experience. The Valley Bank board of directors again consulted its advisors and received additional updated market information from Baxter Fentriss. Valley Bank initially rejected several alternative forms of consideration. Later, Pacific Community Banking Group's representatives proposed a split of stock, cash and warrants, with an election of all stock or all cash, and a mechanism where the proportion of cash and stock could increase based on the success of the public offering. Pacific Community Banking Group also agreed to permit a special dividend to Valley Bank shareholders at $.52 per share, payable at closing. Baxter Fentriss provided an opinion that the proposal was fair from a financial point of view. Valley Bank then approved the revised terms. The parties eventually agreed on the Valley Bank agreement and announced it publicly on January 5, 1999. The board of directors believes that the proposed acquisition is in the best interests of Valley Bank's shareholders, employees and customers. In April 1999, Valley Bank and Pacific Community Banking Group amended the Valley Bank agreement to provide for the structure now proposed, in which the consideration will be stock and warrants of Pacific Community Banking Group, with 60% of the stock eligible for inclusion in the public offering immediately following the completion of the acquisition.


    The purchase price and other terms of the Valley Bank agreement are the result of extensive arm's-length negotiations between representatives of Valley Bank and Pacific Community Banking Group. Among the various factors considered in determining the purchase price were the following:

    - the current financial condition of Valley Bank;

    - the operations, properties, earnings and personnel of Valley Bank; and

    - the prospects and future values of Valley Bank and its assets.

In evaluating the adequacy of the purchase price, the board of directors received an opinion from its financial advisor, Baxter Fentriss, that the consideration to be received by Valley Bank's shareholders in exchange for their common stock is fair from a financial point of view, as discussed further below. The board of directors retained Baxter Fentriss on the basis of the firm's reputation, experience and familiarity with the banking industry. As stated in the letter, Baxter Fentriss has not independently verified the information reviewed and relied upon by it, including the bank's assets and financial projections. Under its agreement with Baxter Fentriss, in the event the acquisition is consummated, Valley Bank agrees to pay Baxter Fentriss a fee equal to 1.5% of the aggregate consideration exchanged for the acquisition plus expenses, or approximately $270,000. That fee includes the cost of the fairness opinion. This summary of the fairness opinion is qualified in its entirety by reference to the full text of the letter.

    Additional factors considered by the board of directors were the following:

    - the prospects and managerial strength of Pacific Community Banking Group, as anticipated by the initial public offering to be underwritten by Sutro;

    - the opportunity afforded to Valley Bank's shareholders to receive consideration, in exchange for their shares of common stock, consisting of a combination of cash and stock, subject to adjustment, plus warrants; and

    - a special cash dividend of $.52 per share, subject to regulatory requirements, allowed to be paid under the Valley Bank agreement to shareholders of record of Valley Bank common stock as of November 24, 1998.

In addition, the Board of Directors expects the acquisition of The Bank of Hemet by Pacific Community Banking Group, a transaction to be funded by the same initial public offering which will fund Pacific Community Banking Group's purchase of Valley Bank, to increase the quality and range of banking services offered in the communities served by Valley Bank after Valley Bank's operations are combined with The Bank of Hemet in a subsequent purchase and assumption of Valley Bank's assets into The Bank of Hemet. Baxter Fentriss advised that it believed that the transaction is fair from a financial point of view based, in part, upon the expectation that Pacific Community Banking Group would also be acquiring The Bank of Hemet. Based on all of these factors, the board of directors of Valley Bank believes that the acquisition is in the best interests of Valley Bank and its shareholders.

    The Valley Bank acquisition and The Bank of Hemet acquisition are independent transactions. Shareholders of Valley Bank should consider the possibility that the acquisition of Valley Bank may close even if the acquisition of The Bank of Hemet does not close. Pacific Community Banking Group is not obligated to complete either of the acquisitions unless Sutro & Co. Incorporated enters into a firm commitment to underwrite the public offering of its stock and all conditions to that offering are satisfied or waived.

    RECOMMENDATIONS OF VALLEY BANK BOARD

    BASED UPON ALL OF THE CONSIDERATIONS DESCRIBED ABOVE AND ELSEWHERE HEREIN, THE VALLEY BANK BOARD OF DIRECTORS HAS APPROVED THE ACQUISITION AND STRONGLY RECOMMENDS THAT VALLEY BANK'S SHAREHOLDERS VOTE "FOR" THE ACQUISITION.

    As of              , the executive officers and directors of Valley Bank
beneficially own approximately 546,616 shares of Valley Bank's common stock, or 39.26% of the total shares outstanding. For details, refer to "Shareholdings of Certain Beneficial Owners and Management." The executive officers and directors will receive the same price per share under the Valley Bank agreement as all other shareholders. They will be subject to the same proration rules regarding the number of shares sold in the public offering. All except one of the directors of Valley Bank who own Valley Bank common stock, and the trustees of the Valley Bank Employee Stock Ownership Plan, have entered into shareholders' agreement whereby each of those persons agreed to vote their common stock in favor of the Valley Bank agreement and the acquisition, and to recommend in this proxy statement/prospectus that Valley Bank's shareholders vote to approve the Valley Bank agreement and the acquisition, consistent with his or her fiduciary duties.

    OPINION OF BAXTER FENTRISS & COMPANY

    Baxter Fentriss has acted as financial advisor to Valley Bank in connection with the acquisition. Baxter Fentriss assisted Valley Bank in identifying prospective acquirors. On March 29, 1999, Baxter Fentriss delivered to Valley Bank its opinion, dated March 29, 1999, that on the basis of matters referred to herein, the offer is fair, from a financial point of view, to the holders of Valley Bank's common stock. In rendering its opinion Baxter Fentriss consulted with the management of Valley Bank and Pacific Community Banking Group, reviewed the Valley Bank agreement and publicly available information on the parties and reviewed additional materials made available by the management of the respective parties.

    In addition Baxter Fentriss discussed with the management of Valley Bank, The Bank of Hemet and Pacific Community Banking Group their respective businesses and outlook. Baxter Fentriss was involved in the negotiations with Pacific Community Banking Group. No limitations were imposed by Valley Bank's board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Baxter Fentriss in connection with its opinion.

    Baxter Fentriss's opinion is directed to Valley Bank's board of directors, and is directed only to the fairness, from a financial point of view, of the consideration provided. It does not address Valley Bank's underlying business decision to effect the proposed acquisition, nor does it constitute a recommendation to any Valley Bank shareholder as to how such shareholder should vote with respect to the acquisition at the annual meeting or as to any other matter.

    Baxter Fentriss's opinion was one of many factors taken into consideration by Valley Bank's board of directors in making its determination to approve the agreement with Pacific Community Banking Group, and the receipt of Baxter Fentriss' opinion is a condition precedent to Valley Bank's consummating the acquisition. The opinion of Baxter Fentriss does not address the relative merits of the acquisition as compared to any alternative business strategies that might exist for Valley Bank or the effect of any other business combination in which Valley Bank might engage.

    Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally ranked advisor to firms in the financial services industry on mergers and acquisitions. Valley Bank selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the acquisition. Baxter Fentriss is not affiliated with Valley Bank, The Bank of Hemet or Pacific Community Banking Group. Baxter Fentriss also represented The Bank of Hemet in its negotiations with Pacific Community Banking Group, and Valley Bank's board of directors was aware of this concurrent representation.

    In connection with rendering its opinion to Valley Bank's board of directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

    - the historical and current financial condition and results of operations of Valley Bank, The Bank of Hemet and Pacific Community Banking Group including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

    - the business prospects of Valley Bank, The Bank of Hemet and Pacific Community Banking Group;

    - the economies of Valley Bank's, The Bank of Hemet's and Pacific Community Banking Group's respective market areas, and

    - the nature and terms of other merger transactions that it believed to be relevant.

    Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in California, the West and throughout the United States.

    In connection with rendering its opinion, Baxter Fentriss reviewed the Valley Bank agreement; drafts of this proxy statement/prospectus; the annual reports to shareholders of Valley Bank and The Bank of Hemet for the years ended December 31, 1994, 1995, 1996, 1997 and audited financial statements for The Bank of Hemet and Valley Bank as of December 31, 1998; the audited financial statements of Pacific Community Banking Group for the fiscal year ended December 31, 1997 and 1998; and additional financial and operating information with respect to the business, operations and prospects of Valley Bank, The Bank of Hemet and Pacific Community Banking Group as it deemed appropriate. Baxter Fentriss also did the following:

    - held discussions with members of the senior management of Valley Bank, The Bank of Hemet and Pacific Community Banking Group regarding the historical and current business operation, financial condition and future prospects of their respective companies;

    - compared the results of operations of Valley Bank and Pacific Community Banking Group with those of banking companies that it deemed to be relevant;

    - analyzed the pro forma financial impact of the acquisition on Valley Bank; and

    - conducted such other studies, analyses, inquiries and examinations described below.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of Valley Bank common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Valley Bank or Pacific Community Banking Group.

    In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Valley Bank and Pacific Community Banking Group. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the acquisition, on a pro forma basis to Valley Bank.

    The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

    1. STOCK PRICE HISTORY. Baxter Fentriss studied the trading prices and volume for Valley Bank common stock and compared them to publicly traded banks in California and to the price offered by Pacific Community Banking Group. The offer represents a premium to Valley Bank shareholders for much of 1998.


    2. COMPARATIVE ANALYSIS. Baxter Fentriss compared the transaction to 15 publicly reported transactions in 1998 involving California banks of comparable asset size, with respect to the following three parameters, with the following results:



                                                                              RANK OF THIS
                                         RANGE OF              THIS        TRANSACTION WITHIN
RATIO                               COMPARISON GROUP(1)     TRANSACTION         GROUP(1)
---------------------------------  ---------------------  ---------------  -------------------
Price to earnings multiple.......     15.20 to 25.70              22.81               3th
Price to book multiple...........      1.28 to 5.00                2.18               5th
Price to assets ratio............     5.87% to 44.27%            22.14%               5th


------------------------

(1) The comparison group consisted of 15 other 1998 California transactions involving institutions with approximately $100 million in assets.

    3. DISCOUNTED CASH FLOW ANALYSIS. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Valley Bank's common stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of Valley Bank's common stock using a range of growth rates for Valley Bank's earnings and dividends and a range of terminal values. The ranges of growth rates and terminal values were chosen based on what Baxter Fentriss, in its judgment, considered appropriate taking into account, among other things,

    - Valley Bank's past and current performance

    - the general level of inflation

    - rates of return for fixed income and equity securities in the marketplace generally

    - rates of return for companies of similar risk profiles

    In its analysis, Baxter Fentriss used the following ranges of assumptions

Assumed annual growth of Valley Bank
  earnings and dividends................  4% to 10%
Terminal values.........................  10 to 18 times projected earnings
Discount rates..........................  12% to 15%
Investment term.........................  5 and 10 years

    The analysis concluded that Pacific Community Banking Group's offer exceeded all other alternative strategies. Thus, Valley Bank shareholders would be in a better financial position by receiving the consideration than continuing holding Valley Bank common stock.

    4. COMPARISON OF VALLEY BANK TO OTHER BANKS. Baxter Fentriss compared Valley Bank's financial and operating ratios as of June 30, 1998 to nine similar sized California banks, including the following key ratios.

                                                                   COMPARISON
                                                 COMPARISON           GROUP
RATIO                                          GROUP RANGE(1)      AVERAGE(1)   VALLEY BANK
------------------------------------------  ---------------------  -----------  -----------
Return on assets..........................     0.35% to 1.47%           0.90%        0.23%
Return on equity..........................     4.84% to 21.20%         11.49%        2.37%
Net interest margin.......................     3.63% to 6.76%           5.02%        6.54%
Non-performing asset level................     0.10% to 15.29%          8.20%       26.70%

------------------------

(1) Comparison group consisted of nine similarly sized California banks.

    On most of these and other standard performance measurements, Valley Bank's performance was less than average, suggesting that the price offered, when compared to other transactions, was fair. Furthermore, applying the capital guidelines of banking regulators, and assuming a successful underwriting by Pacific Community Banking Group's investment bankers, Baxter Fentriss's analysis indicated that the acquisition would not seriously dilute the capital and earnings capacity of Pacific Community Banking Group and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentrations and did not believe there to be an issue with regard to possible antitrust concerns.


    5. VALUE OF WARRANTS. In order to calculate a future value of the warrants, Baxter Fentriss constructed a forecast for the combined operation of Pacific Community Banking Group, The Bank of Hemet, and Valley Bank for a ten year time period. In this analysis Baxter Fentriss used a range of growth rates from 8% to 12% for earnings, economies of scale of 25% of Valley Bank's non-interest expense, a discount rate of 14% and price to earnings multiples of similar sized California banks.



    These assumptions were chosen based upon what Baxter Fentriss in its judgment considered appropriate taking the following into account:



    - The Bank of Hemet's and Valley Bank's past and current performance;



    - the general level of inflation;



    - rates of return for fixed income and equity securities in the marketplace generally; and



    - rates of return for companies of similar risk profiles.

    A hypothetical value of the warrant based upon an 8% growth rate is $2.26. The warrant would have a value of $7.15 using a 12% growth rate and an average price/earnings multiple for similar sized California banks.


    Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Valley Bank or Pacific Community Banking Group, and has not been furnished such an appraisal.

    No company or transaction used as a comparison in the above analysis is identical to Valley Bank, Pacific Community Banking Group or the acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

    Valley Bank has paid Baxter Fentriss a non-refundable advisory fee of $5,000 in 1997, a fairness opinion fee of $15,000 and expense reimbursements of $22,100 in 1998 and expense reimbursements of $2,858 to date in 1999. In addition, if the transaction is consummated, Valley Bank will pay Baxter Fentriss a merger fee, equal to approximately 1.50% of the total consideration received, subject to a minimum of $75,000. Valley Bank has agreed to indemnify Baxter Fentriss against liabilities, including liabilities under federal securities laws.

    INTERESTS OF MANAGEMENT IN THE ACQUISITION

    In connection with the acquisition, all but one of the directors of Valley Bank who own Valley Bank common stock, and the Trustees of the Valley Bank Employee Stock Ownership Plan, have entered into shareholders' agreements with Pacific Community Banking Group. Under the shareholders' agreements, each of those persons has agreed as follows:

    - to the extent consistent with his or her fiduciary duties, to recommend approval of the acquisition to Valley Bank's shareholders; and

    - to vote or cause to be voted his or her individual shares and all other shares of Valley Bank's common stock over which he or she has voting power for approval of the acquisition. Each director and officer will receive the same consideration for his shares of common stock and stock options as all other shareholders.

    Five officers of Valley Bank have employment agreements. Each of the employment agreements entitles the officer, upon the acquisition, to cash payments equal to two years' salary, multiplied by a factor of 140%, unless Pacific Community Banking Group assumes and honors their employment contracts. However, Pacific Community Banking Group has agreed to honor those employment contracts. Mr. Mills and Valley Bank have agreed to amend his employment contract so that he will receive a cash payment of $393,992 upon the consummation of the Valley Bank acquisition. Mr. Mills also has a salary continuation agreement. Mr. Mills and Valley Bank have agreed to amend the salary continuation agreement so that his retirement benefits will not commence until termination of his employment. Also, these agreements allow the officers to receive severance pay if their employment is terminated under some circumstances, such as termination without cause. If all officers entitled to those payments were terminated without cause following the Valley Bank acquisition, the total compensation would be $434,000. It is anticipated that the employment agreements of all other Valley Bank officers will not be terminated. For a description of these agreements, refer to "Additional Information about Valley Bank," on page 162.


    In addition, in the event of termination of employment due to a transfer of the controlling ownership or sale of Valley Bank, Mr. Mills rights under the salary continuation agreement will not vest until December 31, 1999, unless accelerated earlier by Valley Bank.

    EMPLOYEE SEVERANCE PLAN


    The Valley Bank agreement provides that regular full and part-time employees of Valley Bank will be entitled to a severance payment if they are terminated without cause within three months after the acquisition. Other than employees who have employment agreements, any employee entitled to the severance payment will receive one week of salary at the regular rate of pay for each completed year of service, or monthly proration thereof, up to a maximum of 15 weeks pay. Employees who have employment agreements will receive severance compensation, if applicable, according to such agreements. For more information about employment agreements of Valley Bank officers, refer to "Additional Information about Valley Bank" on page 162.


    INDEMNIFICATION AND INSURANCE

    The Valley Bank agreement provides for indemnification and insurance coverage for directors and officers of Valley Bank. Specifically, the Valley Bank agreement requires Pacific Community Banking Group to cause Valley Bank, after the acquisition, to maintain in effect directors' and officers' liability insurance no less advantageous than insurance presently maintained by Valley Bank. This coverage will specifically include a "peace of mind" coverage endorsement or policy covering current Valley Bank directors with respect to all matters arising from facts or events which occurred prior to the acquisition, for which Valley Bank would have had an obligation to indemnify its directors and officers. Pacific Community Banking Group also agrees to take no action to impair such rights as a result of any other consolidation or merger with another company in which Pacific Community Banking Group is not the survivor.

    ACQUISITION CONSIDERATION


    Under the terms of the Valley Bank agreement, the aggregate purchase price for all of the outstanding shares of Valley Bank common stock will be two-thirds of a share of Pacific Community Banking Group common stock for each share of Valley Bank common stock surrendered, plus, for each three shares of Valley Bank stock surrendered, a warrant for the purchase of one share of Pacific Community Banking Group common stock, plus payment for outstanding stock options.



    Each holder of a Valley Bank stock option will receive at the time of the acquisition an amount of Pacific Community Banking Group stock equal to the number of shares of Valley Bank common stock covered by such option, multiplied by the number obtained by subtracting the exercise price of such option from the $10.00 per share effective price in the acquisition, divided by $15.00. Each option holder will also receive a warrant to purchase one share of Pacific Community Banking Group common stock for every two shares of Pacific Community common stock received in the acquisition.


    SPECIAL CASH DIVIDEND

    The Valley Bank agreement permits Valley Bank to declare a special cash dividend of $.52 per share. The special cash dividend would be payable only to shareholders of record of Valley Bank common stock as of November 24, 1998, and would be payable by Valley Bank at the closing of the acquisition.

    Although the Valley Bank agreement permits Valley Bank to declare a special cash dividend, regulatory requirements must be satisfied before the dividend may be paid. California Financial Code Section 642 ET SEQ. imposes limits on distributions to shareholders.

    EFFECTIVE TIME


    Under the terms of the Valley Bank agreement, the closing of the acquisition will occur, unless the parties otherwise agree, on the first Friday or as soon as possible after the Determination Date, the last day of the month prior to the satisfaction of all terms and conditions of the Valley Bank agreement, and in no case more than 30 days following the receipt of all required approvals, expiration of applicable waiting periods, the satisfaction or waiver of all conditions to the public offering of Pacific Community Banking Group's common stock other than the acquisitions, and the satisfaction of all other conditions to the transaction as contemplated by the Valley Bank agreement. While no assurance can be given, it is anticipated that the closing will be on or before July 28, 1999. If the closing does not occur by July 28, 1999, either Valley Bank or Pacific Community Banking Group may terminate the Valley Bank agreement and the acquisition.


    The parties to the acquisitions intend that the public offering of Pacific Community Banking Group's stock will not commence until all conditions precedent to the obligations of the banks to close the acquisitions have been met, except for the payment of consideration for the common stock of the banks. The offering will then begin.

    PROCEDURES FOR ELECTION AND EXCHANGE OF VALLEY BANK COMMON STOCK
     CERTIFICATES

    Shareholders of Valley Bank will use a letter of transmittal to designate shares for sale in the public offering and to surrender certificates for common stock of Valley Bank. Shareholders will send these letters and certificates to the exchange agent, which will hold them pending completion of the acquisition and the public offering. When the acquisition and the public offering occur, Pacific Community Banking Group will deliver to the exchange agent shares of its common stock and warrants, and Sutro & Co. Incorporated will deliver to the exchange agent the proceeds of the sale of shares in the public offering. The exchange agent will distribute these monies and securities to shareholders of Valley Bank. If the acquisition is not completed, the exchange agent will return the Valley Bank share certificates to the shareholders.

    After the closing of the acquisition, certificates which represented shares of the common stock will represent only the right to receive the cash, stock and warrant amounts as provided in the Valley Bank agreement and applicable law.

    ACCOUNTING TREATMENT


    After the business combination of Pacific Community Banking Group, The Bank of Hemet and Valley Bank, and before the close of the public offering, the former shareholders of The Bank of Hemet will retain the largest voting interest in Pacific Community Banking Group shares not to be sold in the public offering. Additionally, the Bank of Hemet is expected to have significant representation among the Pacific Community Banking Group board of directors. As a result, for financial reporting purposes, the parties will account for the business combination as an acquisition by The Bank of Hemet of Valley Bank and Pacific Community Banking Group. The parties will account for the acquisition using the purchase method of accounting for business combinations.


    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    Arthur Andersen LLP, Pacific Community Banking Group's accountant, has given its opinion on the material federal income tax consequences of the Valley Bank acquisition that apply to Valley Bank shareholders. It is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of the Valley Bank acquisition. Your tax treatment will vary depending upon your particular situation. You may also be subject to special rules not discussed below if you are a certain kind of shareholder of Valley Bank, including:


    - an individual who holds options for Valley Bank common stock;

    - an insurance company;

    - a tax-exempt organization;

    - a financial institution or broker-dealer;

    - a person who is neither a citizen nor resident of the United States; or

    - a holder of Valley Bank common stock as part of a hedge, straddle or conversion transaction.


    The following discussion assumes that you hold Valley Bank common stock as a capital asset at the time of the Valley Bank acquisition. The stock will be a capital asset unless you hold it principally for sale to customers in the ordinary course of your trade or business.


    Neither Pacific Community Banking Group nor Valley Bank has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Valley Bank acquisition or any related transaction. The Internal Revenue Service could take different positions concerning the tax consequences of the Valley Bank acquisition and related transactions discussed below and such positions could be sustained.


    We urge you to consult with your own tax adviser and financial planner regarding the particular tax consequences of the Valley Bank acquisition to you, including the applicability and effect of any state, local or foreign laws, and the effect of possible changes in applicable tax laws.

    Arthur Andersen LLP has given its opinion that the following tax treatment will result from the transaction. The Valley Bank acquisition will qualify as a tax-free reorganization under the Internal Revenue Code.


    - Neither Pacific Community Banking Group nor Valley Bank will recognize gain or loss in the Valley Bank acquisition.

    - Except for any cash received instead of fractional shares and possibly for the special cash dividend as discussed further below, you will not recognize any gain or loss as a result of the receipt of Pacific Community Banking Group common stock and warrants pursuant to the Valley Bank acquisition.


    - Your aggregate tax basis for the shares of Pacific Community Banking Group common stock, including any fractional share interest for which cash is received, and warrants will equal your aggregate tax basis in shares of the Valley Bank common stock you held immediately before the Valley Bank acquisition. There is a lack of authority regarding the allocation of basis in a reorganization in which stock and warrants are received on a tax-free basis. Recent changes in the tax regulations permit the receipt of warrants tax-free, but do not address the issue of how, or whether, the recipient assigns basis to such warrants. Although not free from doubt, your aggregate tax basis in such Pacific Community Banking Group common stock and warrants should be allocated, under general principles of tax law, between the common stock and warrants by relative fair market value. If your aggregate tax basis in such Pacific Community Banking Group common stock and warrants is not so allocated, all of your aggregate tax basis in Pacific Community Banking Group common stock and warrants will be allocated to the common stock and your basis in the warrants will be zero.



    - Your holding period for Pacific Community Banking Group common stock received in the Valley Bank acquisition, including any fractional share interest for which cash is received, will include the period during which you held Valley Bank common stock. There is a lack of authority regarding the holding period of warrants if stock and warrants are received in a reorganizaiton on a tax-free basis. Recent changes in tax regulations permit the receipt of warrants tax-free, but do not address how the holding period is determined for such warrants. Although not free from doubt, your holding period for Pacific Community Banking Group warrants received in the Valley Bank acquisition, under general principles of tax law, should include the period during which you held the Valley Bank common stock. Otherwise, your holding period in such Pacific Community Banking Group warrants will begin on the day after the Valley Bank acquisition.



    - You will be treated as receiving cash instead of a fractional share interest of Pacific Community Banking Group common stock in exchange for that fractional share interest and you will recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of your tax basis allocable to that fractional share interest. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held your shares of Valley Bank common stock for more than one year at the time of the Valley Bank acquisition.



    - A dissenting Valley Bank shareholder who receives payment for all of his or her shares of Valley Bank common stock in cash will recognize capital gain or loss equal to the difference between the cash received and the shareholder's tax basis in such shares, provided that the payment is neither essentially equivalent to a dividend nor has the effect of the distribution of a dividend under the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenter rights will not be considered essentially equivalent to a dividend or have the effect of the distribution of a dividend if, after the exercise, the shareholder owns no shares of Pacific Community Banking Group common stock, either actually or constructively under the Internal Revenue Code.


    - In the event of the payment of the special cash dividend, the amount received will be taxed as either ordinary income or capital gain. If the special cash dividend does not represent partial consideration for the acquisition of the shares of Valley Bank common stock by Pacific Community Banking Group, the amount received will be taxed as ordinary income to the extent of Valley Bank's "earnings and profits" for federal income tax purposes. If the special cash dividend represents partial consideration for the acquisition of the shares of Valley Bank common stock by Pacific Community Banking Group, the special cash dividend will be taxed as capital gain or ordinary income. This determination must be made by each shareholder based on whether the amount received is essentially equivalent to a dividend or has the effect of the distribution of a dividend. This determination will be dependent on the number of shares of Pacific Community Banking Group common stock held by the shareholder after the Valley Bank acquisition either actually or constructively under the Internal Revenue Code.


    - You will recognize gain or loss upon the sale of your Pacific Community Banking Group common stock or warrants, including a sale of Pacific Community Banking Group common stock in the public offering, in an amount equal to the difference between the amount of cash you receive in the sale and your tax basis in the sold common stock or warrants. Provided the stock or warrants are held as capital assets, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period in the sold Pacific Community Banking Group common stock or warrants exceeds one year at the time of sale. The stock and warrants will be capital assets unless you hold them principally for sale to customers in the ordinary course of your trade or business. Your holding period for the stock includes the time you held the Valley Bank shares that you exchange for Pacific Community Banking Group shares and warrants. The exercise of Pacific Community Banking Group warrants will not be taxable.



    The tax opinion of Arthur Andersen LLP described above is based upon facts, representations and assumptions set forth or referred to in the opinion and the continued accuracy and completeness of representations made by Pacific Community Banking Group and Valley Bank. These representations include representations of a factual nature made in certificates delivered to Arthur Andersen LLP by the management of Pacific Community Banking Group and Valley Bank. If any of these representations is not correct in material respects, that is, if it is made in bad faith or without knowledge of all material facts, the conclusions reached by Arthur Andersen LLP in their opinion may be jeopardized. Furthermore, the Internal Revenue Service is not bound by this opinion. Thus, the Internal Revenue Service could challenge a position taken by you in reliance of this opinion, and such challenge could be sustained.

    REGULATORY APPROVALS

    The acquisition cannot be consummated until the following take place:

    - the parties have received, to the extent required by law or regulation, all approval or consents of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions; and

    - all applicable waiting periods required by law have expired.

The required applications for approval of the transactions contemplated by the Valley Bank agreement have been filed with the applicable regulatory agencies. To date, approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An approval is also required from the Federal Reserve Bank of San Francisco. This proxy statement/prospectus has been prepared and proxies may be solicited from Valley Bank's shareholders prior to the receipt of this approval.

    THE TERMS OF THE VALLEY BANK AGREEMENT ARE SUBJECT TO THE APPROVAL OF THE REGULATORY AGENCIES. ANY AMENDMENT OF THE VALLEY BANK AGREEMENT TO OBTAIN REGULATORY APPROVAL WILL NOT BE SUBJECT TO THE APPROVAL OF THE SHAREHOLDERS AND YOUR VOTE IN FAVOR OF THIS PROPOSAL CONSTITUTES A VOTE IN FAVOR OF ANY AMENDMENTS TO THE ACQUISITION AGREEMENT WHICH MAY BE REQUIRED.

    RESALE RESTRICTIONS AND LOCKUP AGREEMENTS

    Under the Valley Bank agreement, affiliates of Valley Bank who hold stock or warrants of Pacific Community Banking Group will be subject to resale restrictions under Rule 145 under the Securities Act of 1933. Among other things, Rule 145 deems a person who was an affiliate of Valley Bank at the time the acquisition was submitted for shareholder approval to be engaged in an underwriting of the securities acquired if such person subsequently publicly offers or sells such securities. Notwithstanding this rule, affiliates of Valley Bank may make such sales in conformity with requirements for public information, limitations on amounts and manner of sale. The securities sold in the public offering through Sutro & Co. Incorporated will be fully registered under the Securities Act, and therefore will comply with these requirements. Affiliates of Valley Bank have signed letters acknowledging such restrictions and agreeing to comply to applicable provisions of Rule 145 and related provisions.

    In addition, all but one director of Valley Bank have provided lock-up agreements at the request of Pacific Community Banking Group and its investment advisors. Under the lock-up agreements, directors of Valley Bank agree not to sell or otherwise dispose of stock or warrants acquired in the acquisition for a period of 90 days after the commencement of the initial public offering of Pacific Community Banking Group's common stock.

    DIVIDEND POLICY

    Pacific Community Banking Group does not expect to pay dividends for the foreseeable future on Pacific Community Banking Group common stock.

                             VALLEY BANK AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE VALLEY BANK AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE VALLEY BANK AGREEMENT.

STRUCTURE OF THE ACQUISITION

    The Valley Bank agreement contemplates that the Valley Bank acquisition will take place as follows:

    - Pacific Community Banking Group will establish a new, wholly owned subsidiary called Interim Valley Bank.

    - Pacific Community Banking Group will pay the aggregate consideration with a combination of cash, shares of its common stock and warrants to purchase shares of its common stock as provided in the Valley Bank agreement.

    - Each outstanding share of Valley Bank's common stock and each outstanding option to purchase Valley Bank's common stock will convert into a right to receive a pro rata share of the aggregate consideration.

    - Valley Bank will merge into Interim Valley Bank, and Interim Valley Bank will be the surviving entity but will assume the regulatory permits and the name of Valley Bank.

    - Valley Bank shareholders and option holders will receive a combination of stock and warrants of Pacific Community Banking Group in exchange for their Valley Bank common stock or options, as applicable.

    After the acquisition, Pacific Community Banking Group will be the sole shareholder of Valley Bank. The merger of Interim Valley Bank and Valley Bank will occur as soon as practicable after all conditions precedent to the Valley Bank acquisition stated in the Valley Bank agreement have been satisfied or waived.

    Pacific Community Banking Group will effect an initial public offering of its common stock, and will include in that offering those shares that shareholders of Valley Bank designate for sale in the public offering. The cash proceeds of the public offering will be paid to those shareholders on the basis of the number of shares designated, subject to the proration described below. All conditions to the public offering must be satisfied before the acquisitions will take place.

PURCHASE CONSIDERATION

    CONSIDERATION TO SHAREHOLDERS

    Pacific Community Banking Group will pay Valley Bank shareholders the following per share consideration:

    - two thirds of a share of Pacific Community Banking Group's common stock, most of which will immediately be sold for cash as described in the following paragraphs, plus,

    - for every three shares of Valley Bank common stock surrendered, one warrant.

    IMMEDIATE SALE IN PUBLIC OFFERING

    Sutro & Co. Incorporated will immediately sell 60% of the shares of the common stock received by Valley Bank shareholders in the public offering. The sale price in the public offering will be not less than $15.00 per share of Pacific Community Banking Group common stock. Thus, for shares sold, the amount of cash will be not less than $10.00 per share of Valley Bank common stock previously held. If the sale price in the public offering is higher than $15.00 per share, the shareholder will receive the additional amount.

    LIMIT ON SHARES INCLUDED IN PUBLIC OFFERING

    Each Valley Bank shareholder will retain all of the Pacific Community Banking Group stock received, unless the shareholder makes an alternative election. The Valley Bank shareholders will have the option to elect all cash or all stock, or 60% cash and 40% stock. These elections will be honored to the extent possible, so long as the aggregate of all cash and stock received by Valley Bank shareholders is 60% cash and 40% stock. However, if the proportion of elections is different, the relative amounts of cash and stock may be adjusted, so that the aggregate amounts remain in this proportion. The directors and officers of Valley Bank will be subject to the same rules as all other shareholders regarding the sale and retention of shares in the public offering.

    CONSIDERATION TO OPTION HOLDERS


    Each holder of options to purchase common stock of Valley Bank may elect to cancel the options and receive the following consideration for each Valley Bank share subject to option, equal to:



    - shares of Pacific Community Banking Group stock equal to the number obtained by (A) subtracting the exercise price of the option from the $10.00 per share effective price in the acquisition, then (B) dividing the result by $15.00; and



    - one warrant for every two shares of Pacific Community Banking Group stock received.


    All options not properly converted in this manner will be cancelled immediately prior to the acquisition transaction. The holders of options to purchase common stock of Valley Bank will have the opportunity to sell the shares of Pacific Community Banking Group that they receive in the public offering. The same limitations that apply to sales of shares received in exchange for Valley Bank common stock will apply to shares received in exchange for options.

    DELIVERY OF AGGREGATE PURCHASE CONSIDERATION; MANNER OF PAYMENT


    U. S. Stock Transfer Corporation will act as the exchange agent. Pacific Community Banking Group will deliver its common stock and warrants to the exchange agent. The exchange agent will cause those shares designated for sale in the public offering to Sutro & Co. Incorporated. Sutro & Co. Incorporated will deliver to the exchange agent the cash proceeds of the sale of the shares in the public offering. The exchange agent will then pay the remaining common stock, the cash proceeds and the warrants to the holders of Valley Bank common stock who have delivered or arranged for the delivery of their shares, according to the procedure described in the letter of transmittal and related instructions.


    WARRANTS

    Each whole warrant will grant a right to purchase one share of Pacific Community Banking Group common stock, exercisable for 122% of the price paid by the public in the public stock offering. Pacific Community Banking Group will not pay cash for any fractional warrants.

CORPORATE GOVERNANCE CHANGES

    After the acquisition, Pacific Community Banking Group will be the sole shareholder of Valley Bank and will designate its management. The Valley Bank agreement requires that a number of changes to the management of Valley Bank take place prior to the effective time of the merger of Interim Valley Bank and Valley Bank. Mr. Caswell will be appointed Chairman of the Board of Valley Bank. Pacific Community Banking Group expects to appoint Messrs. Allen, Jannard, Saenz and Schielein as directors. Mr. Mills will likely retain his position as President, Chief Executive Officer and director of Valley Bank after the acquisitions until Pacific Community Banking Group combines the operations of Valley Bank with those of The Bank of Hemet.

    DIRECTOR AGREEMENTS. The Valley Bank agreement requires that each of the directors of Valley Bank, concurrently with the execution of the Valley Bank agreement, execute an agreement to vote in favor of the Valley Bank agreement and to recommend to the shareholders of Valley Bank that they vote in favor of the principal terms of the Valley Bank agreement. Each director of Valley Bank executed a director's agreement when the Agreement and Plan of Reorganization was executed on July 30, 1998. Every director, except for one, confirmed the effectiveness of their respective directors' agreements upon the execution of the First Restatement of Agreement and Plan of Reorganization of Valley Bank. In addition, every director except for one owning Valley Bank common stock, and the trustees of the Valley Bank Employee Stock Ownership Plan, have executed a similar shareholders' agreement agreeing to vote in favor of the Valley Bank agreement and to recommend to the shareholders of Valley Bank that they vote in favor of the principal terms of the Valley Bank agreement as of January 5, 1999, as amended.

REPRESENTATIONS AND WARRANTIES

    Valley Bank has made representations and warranties in the agreement about the financial condition, conduct of business and operations of Valley Bank and other customary matters. Valley Bank's representations and warranties will not survive the closing of the acquisition. If, however, they are inaccurate in material respects, that could prevent completion of the acquisition.

    Pacific Community Banking Group has also made representations and warranties under the Valley Bank agreement about itself. Pacific Community Banking Group's representations and warranties will not survive the closing of the acquisition.

CONDITIONS TO THE ACQUISITION

    Neither Valley Bank nor Pacific Community Banking Group is obligated to consummate the Valley Bank acquisition unless the following conditions are satisfied or waived:

    - All regulatory and other government approvals required to be received to consummate the Valley Bank acquisition have been received and are effective, without the imposition of conditions that would, in the reasonable determination of Pacific Community Banking Group, materially adversely affect the financial condition or operations of Pacific Community Banking Group or Valley Bank, or otherwise would be materially burdensome. In addition, all applicable statutory waiting or notice periods with respect to such government approvals shall have expired and all conditions and requirements prescribed by law or by such regulatory approvals have been satisfied. [As of the date of this proxy statement/prospectus approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An additional approval is required from the Federal Reserve Bank of San Francisco.]

    - No action is pending, and no order, judgment or decree is outstanding, against the acquisition.

    - Valley Bank has received the requisite approval of its shareholders to the acquisition.

    - This proxy statement/prospectus and Pacific Community Banking Group's registration statement relating to the Offering have been declared effective by the Securities and Exchange Commission, and all necessary state blue sky authorizations have been received by Pacific Community Banking Group. As of the date of this proxy statement/ prospectus these conditions have been satisfied.

    - Pacific Community Banking Group enters into a firm commitment underwriting agreement for its public stock offering and all conditions to completing that offering, other than the mergers, are satisfied or waived.


    Under the Valley Bank agreement, the offering must be completed by July 28, 1999, unless this deadline is extended, by consent of Pacific Community Banking Group and Valley Bank.


    In addition, the parties are not obligated to close the acquisition unless the following conditions are satisfied or waived:

    - The other party has had no materially adverse changes in its financial condition, results of operations or prospects.

    - Valley Bank has received prior to the solicitation of Valley Bank shareholders a fairness opinion that the contemplated transaction is fair from a financial point of view, and that opinion has not been withdrawn. Prior to the date of this proxy statement/prospectus, the required fairness opinion was received, as described under the heading "The Valley Bank Acquisition--Opinion of Baxter Fentriss & Company."

    - Pacific Community Banking Group receives a fairness opinion that the contemplated transaction is fair to its shareholders from a financial point of view.

    - Pacific Community Banking Group has listed its shares of common stock issued in the public offering on the Nasdaq National Market System.

    - Valley Bank shareholders voting against the transaction or giving notice of dissent from the transaction, do not hold more than 10% of the outstanding shares of Valley Bank.

    - Valley Bank shareholders submit their transmittal letters authorizing the sale of at least 60% of the shares in the public offering.

    - Valley Bank terminates its stock option plan, its employee benefit plans, and all other contracts, except to the extent that Pacific Community Banking Group directs that specific benefit plans and contracts not be terminated.

    - Valley Bank certifies that Valley Bank is making satisfactory progress toward compliance with Year 2000 safety and soundness issues.

    - Other usual and customary conditions to closing are satisfied.

    CONDUCT OF VALLEY BANK'S BUSINESS PENDING THE ACQUISITION. Until the closing of the acquisition, Valley Bank has agreed that it will conduct its business only in the usual and ordinary course and will not engage in specific kinds of transactions without the prior written consent of Pacific Community Banking Group. Valley Bank has agreed not to increase compensation above the levels paid as of June 30, 1998, nor to pay any bonus, without such consent. It has also agreed not to pay any dividend, except for a dividend of $.52 per share for shareholders as of November 24 1998 payable at the closing of the acquisition. Other commitments of Valley Bank stated in the agreement include promises to:

    - use its best efforts to preserve the business organization intact;

    - use its best efforts to preserve the goodwill of depositors and customers;

    - meet all material contractual obligations and conform to legal requirements;

    - refrain from instituting a material claim except for actions against borrowers, and conduct good faith settlement negotiations of pending litigation;

    - refrain from changing loan policies and procedures;

    - refrain from making any material investments except in accordance with safe and sound banking practices;

    - advise Pacific Community Banking Group of any material adverse change;

    - refrain from canceling or accelerating any material indebtedness owing to Valley Bank;

    - refrain from selling or disposing of any real property or personal property;

    - in most cases, refrain from foreclosing or otherwise taking title to real property without a clean "phase one" environmental report;

    - commit any act which would cause a breach of any agreement that will have a material adverse effect on Valley Bank, or fail to do an act necessary to prevent such a breach; and

    - duly observe and conform to all compliance requirements for Year 2000 safety and soundness issues.

COVENANTS OF VALLEY BANK

    Valley Bank also agreed to provide Pacific Community Banking Group with continuing access to all of its books, files, records, business, and to invite a representative of Pacific Community Banking Group to attend Valley Bank's board meetings. Valley Bank has agreed not to solicit, encourage or otherwise enter into another agreement concerning the acquisition of Valley Bank or Valley Bank's properties, securities, a merger, purchase of assets or otherwise, except if Valley Bank receives an unsolicited written offer and except to the extent required by fiduciary obligations of Valley Bank board of directors. Valley Bank also agreed to inform Pacific Community Banking Group of any classified loans and promptly to notify Pacific Community Banking Group of any event or condition that would cause a breach of the

Valley Bank agreement. Valley Bank agreed to solicit its shareholders for approval of the acquisition by Pacific Community Banking Group by June 21, 1999, or as soon thereafter as reasonably possible. Valley Bank agreed to assist Pacific Community Banking Group in preparing the materials used in its public offering. Valley Bank agreed to terminate its stock option plan and not to permit any options to be exercised before the closing of the acquisition. Valley Bank and Pacific Community Banking Group agreed to prepare and promptly file all necessary regulatory applications. Valley Bank also agreed to obtain all necessary third party consents, such as landlord consent for assignment of leases. Valley Bank also agreed to obtain "phase one" environmental reports for all real property owned by Valley Bank.

COVENANTS OF PACIFIC COMMUNITY BANKING GROUP

    Pacific Community Banking Group made similar covenants regarding the conduct of its affairs only in the usual and ordinary course, and regarding the timely cooperation in completing the acquisition. Pacific Community Banking Group also agreed to cause Valley Bank to maintain in effect a directors and officers liability insurance policy, with coverage, terms and conditions as advantageous as Valley Bank's present insurance, after the closing of the Valley Bank acquisition.

LOCK-UP AGREEMENT

    All directors and executive officers of Pacific Community Banking Group and Valley Bank must enter into a lock-up agreement with Sutro & Co. Incorporated. They agree that for 90 days after the completion of the public offering they will not sell any shares of Pacific Community Banking Group common stock held by them, or warrants held by them that are exercisable into shares of Pacific Community Banking Group common stock, unless Sutro & Co. Incorporated specifically grants them permission to do so.

CLOSING


    The closing of the Valley Bank acquisition will be on a date agreed by the parties following satisfaction of all the conditions. If the closing does not occur by July 28, 1999, Valley Bank may terminate the agreement. However, the deadline may be extended by consent of Pacific Community Banking Group and Valley Bank.


TERMINATION

    The Valley Bank agreement may be terminated at any time prior to the closing of the acquisition in the following manner:

    - by mutual written consent of Valley Bank and Pacific Community Banking Group,

    - by either party, after 30 days' notice, if the other party has materially breached any covenant, agreement, representation, warranty, duty or obligation under the Valley Bank agreement and the breach has not been cured within 30 days, or

    - by either party if any regulatory authority denies or refuses to grant approval of the transactions contemplated by the Valley Bank agreement, or a regulatory authority approves the transactions on conditions not reasonably acceptable to Pacific Community Banking Group;

    - by Pacific Community Banking Group or Valley Bank if it does not enter into a firm commitment underwriting agreement for the public offering of its stock or the conditions of such agreement are not satisfied or waived;

    - by Pacific Community Banking Group or Valley Bank if Valley Bank approves a transaction in which anyone else, or a group, acquires beneficial ownership or control of 25% or more of the outstanding securities of Valley Bank, or an investor seeks to acquire 25% of Valley Bank's securities and the board does not advise Valley Bank's shareholders that it does not support that acquisition;

    - by Pacific Community Banking Group or Valley Bank if the shareholders of Valley Bank do not approve the acquisition; and

    - by Pacific Community Banking Group or Valley Bank if Valley Bank solicits or enters into an "Alternative Transaction," as defined in the Valley Bank agreement. For this purpose, an "Alternative Transaction "is a transaction with a third party for the acquisition of Valley Bank, all of its assets or a majority of its equity or debt securities.

    If the Valley Bank agreement is terminated by mutual consent or as a result of a failure to complete the offering, however, then neither Pacific Community Banking Group nor Valley Bank will be obligated to pay damages to the other party.

    If Valley Bank terminates the Valley Bank agreement because of a breach by Pacific Community Banking Group, Pacific Community Banking Group will reimburse Valley Bank for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000. If Pacific Community Banking Group terminates the Valley Bank agreement because of a breach by Valley Bank, Valley Bank will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000.

    If Pacific Community Banking Group terminates the Valley Bank agreement because (A) Valley Bank fails to provide notice of a material change in Valley Bank's business or of an acquisition by a third party of 5% or more of the outstanding Valley Bank common stock or (B) the merger is not approved by Valley Bank's shareholders, Valley Bank will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, without any maximum limit on those expenses. If Pacific Community Banking Group terminates the Valley Bank agreement because (A) Valley Bank executes an agreement that permits a third party to acquire control of 25% or more of Valley Bank's outstanding common stock, (B) in the event of a tender offer for 25% or more of the outstanding shares of Valley Bank common stock, the Valley Bank board fails to advise its shareholders that the board does not support such tender offer, but supports the merger or (C) Valley Bank engages in an Alternative Transaction as defined above, Valley Bank will pay $1,750,000 to Pacific Community Banking Group as liquidated damages.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects the business combination of The Bank of Hemet, Valley Bank, and Pacific Community Banking Group as if it had occurred on January 1, 1998. The following unaudited pro forma combined balance sheet reflects the business combination as if it had occurred as of March 31, 1999. Under generally accepted accounting principles, the business combination is treated as an acquisition of Pacific Community Banking Group and Valley Bank by The Bank of Hemet using the purchase method of accounting. The pro forma financial information gives effect to the business combination consistent with such principles.

    The pro forma financial information should be read in conjunction with the accompanying notes thereto and with the financial statements of the respective companies. The pro forma combined financial information does not purport to be indicative of operating results which would have been achieved had the acquisitions occurred on the dates indicated and should not be construed as representative of future operating results. In the opinion of Pacific Community Banking Group's management, all adjustments have been made to reflect the effects of the acquisitions.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       HISTORICAL--YEAR ENDED
                                                          DECEMBER 31, 1998
                                              -----------------------------------------                     PRO FORMA
                                                  PACIFIC                                                  COMBINED--
                                                 COMMUNITY     THE BANK OF                 PRO FORMA       YEAR ENDED
                                               BANKING GROUP      HEMET     VALLEY BANK   ADJUSTMENTS   DECEMBER 31, 1998
                                              ---------------  -----------  -----------  -------------  -----------------
Interest income.............................     $      --      $  19,416    $   6,181   $      --         $    25,597
Interest expense............................            --          9,185        1,438          --              10,623
                                                     -----     -----------  -----------  -------------  -----------------
  Net interest income.......................                       10,231        4,743                          14,974
Provision for loan losses...................            --             --          200          --                 200
                                                     -----     -----------  -----------  -------------  -----------------
  Net interest income after provision.......            --         10,231        4,543                          14,774
Noninterest income..........................            --          1,363        2,915          --               4,278
Noninterest expense
  Salaries and employee benefits............            --          3,735        3,272       267(1)              7,274
  Premises and equipment....................            --          1,066          921          --               1,987
  Other real estate owned, net..............            --           (101)          41          --                 (60)
  Other expenses............................           513          2,036        1,851       884(2)              5,284
                                                     -----     -----------  -----------  -------------  -----------------
    Total noninterest expense...............           513          6,736        6,085       1,151              14,485
                                                     -----     -----------  -----------  -------------  -----------------
    Income before income taxes..............          (513)         4,858        1,373      (1,151)              4,567
Provision for income taxes..................            --          2,035          584        (365)(3)           2,254
                                                     -----     -----------  -----------  -------------  -----------------
    Net income (loss).......................     $    (513)     $   2,823    $     789   $    (786)        $     2,313
                                                     -----     -----------  -----------  -------------  -----------------
                                                     -----     -----------  -----------  -------------  -----------------
Pro forma net income per share..............                                                               $      0.58(4)
                                                                                                        -----------------
                                                                                                        -----------------
Pro forma shares outstanding................                                                                 3,960,885(4)
                                                                                                        -----------------
                                                                                                        -----------------

------------------------

(1) Reflects a provision for $36,000 for compensation due to former officers of The Bank of Hemet, which vests in full as of the closing of the business combination, and reflects payments totaling $231,000 due under noncompete and consulting agreements with the former officers.

(2) Reflects amortization of goodwill and other intangible assets resulting from the acquisitions as if they had been completed as of the first day of the period presented. Goodwill is amortized using a 25-year life and other intangible assets, which consist primarily of a core deposits intangible, are amortized based on the expected runoff of the related deposits. The estimated runoff of such deposits will result in amortization of the balance of the core deposits intangible asset over a period of ten years on an accelerated basis.

(3) Reflects the income tax effect of the pro forma adjustments at an effective rate of 40% for the amortization of the core deposits intangible and the additional compensation due to the former officers.

(4) Pro forma net income per share is calculated on a fully diluted basis. Pro forma weighted average shares outstanding is calculated giving effect to the conversion of The Bank of Hemet common stock to Pacific Community Banking Group common stock at a conversion ratio of 3.4 to one, the shares of Pacific Community Banking Group common stock issuable pursuant to the acquisition of Valley Bank, and the conversion of all shares of Pacific Community Banking Group preferred stock into shares of common stock.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                HISTORICAL--THREE MONTHS ENDED
                                                        MARCH 31, 1999
                                             -------------------------------------                   PRO FORMA
                                                 PACIFIC      THE BANK                               COMBINED--
                                                COMMUNITY        OF       VALLEY     PRO FORMA   THREE MONTHS ENDED
                                              BANKING GROUP     HEMET      BANK     ADJUSTMENTS    MARCH 31, 1999
                                             ---------------  ---------  ---------  -----------  ------------------
Interest income............................     $      --     $   4,719  $   1,422   $      --      $      6,141
Interest expense...........................            --         2,135        366          --             2,501
                                                    -----     ---------  ---------  -----------       ----------
  Net interest income......................                       2,584      1,056                         3,640
Provision for loan losses..................            --            --         90          --                90
                                                    -----     ---------  ---------  -----------       ----------
  Net interest income after provision......            --         2,584        966          --             3,550
Noninterest income.........................            --           384        712          --             1,096
Noninterest expense
  Salaries and employee benefits...........            47         1,037        831          58(1)           1,973
  Premises and equipment...................            10           247        218          --               475
  Other real estate owned, net.............            --            (3)        26          --                23
  Other expenses...........................            80           520        377         220(2)           1,197
                                                    -----     ---------  ---------  -----------       ----------
    Total noninterest expense..............           137         1,801      1,452         278             3,668
                                                    -----     ---------  ---------  -----------       ----------
Income before income taxes.................          (137)        1,167        226        (278)              978
Provision for income taxes.................            --           481         95         (87)(3)             489
                                                    -----     ---------  ---------  -----------       ----------
    Net income (loss)......................     $    (137)    $     686  $     131   $    (191)     $        489
                                                    -----     ---------  ---------  -----------       ----------
                                                    -----     ---------  ---------  -----------       ----------
Pro forma net income per share.............                                                         $       0.12(4)
                                                                                                      ----------
                                                                                                      ----------
Pro forma shares outstanding...............                                                            3,960,885(4)
                                                                                                      ----------
                                                                                                      ----------

------------------------

(1) Reflects payments due to former officers of The Bank of Hemet under noncompete and consulting agreements.

(2) Reflects amortization of goodwill and other intangible assets resulting from the acquisitions as if they had been completed as of the first day of the period presented. Goodwill is amortized using a 25-year life, and other intangible assets, which consist primarily of a core deposits intangible, are amortized based on the expected runoff of the related deposits. The estimated runoff of such deposits will result in amortization of the balance of the core deposits intangible asset on an accelerated basis over a period of ten years.

(3) Reflects the income tax effect of the pro forma adjustments at an effective rate of 40% for the amortization of the core deposits intangible and the additional compensation due to the former officers of the Bank of Hemet.

(4) Pro forma net income per share is calculated on a fully diluted basis. Pro forma weighted average shares outstanding is calculated giving effect to the conversion of The Bank of Hemet common stock to Pacific Community Banking Group common stock at a conversion ratio of 3.4 to one, the shares of Pacific Community Banking Group common stock issuable pursuant to the acquisition of Valley Bank, and the conversion of all shares of Pacific Community Banking Group preferred stock into shares of common stock.

                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                      HISTORICAL--MARCH 31, 1999
                                                 ------------------------------------
                                                   PACIFIC
                                                  COMMUNITY
                                                   BANKING     THE BANK     VALLEY      PRO FORMA    PRO FORMA
                                                    GROUP      OF HEMET      BANK      ADJUSTMENTS   COMBINED
                                                 -----------  ----------  -----------  -----------  -----------
Cash and due from banks........................   $     113   $    5,892  $     6,111   $    (609)(1)  $  11,507
Federal funds sold.............................          --       10,000        8,899          --       18,899
                                                 -----------  ----------  -----------  -----------  -----------
  Total cash and cash equivalents..............         113       15,892       15,010        (609)      30,406
                                                 -----------  ----------  -----------  -----------  -----------
Investment securities..........................                   24,892       24,077          --       48,969
Loans and leases...............................          --      209,503       42,849         810(2)    253,162
Allowance for loan losses......................          --       (2,230)      (1,115)         --       (3,345)
                                                 -----------  ----------  -----------  -----------  -----------
  Loans and leases, net........................          --      207,273       41,734         810      249,817
                                                 -----------  ----------  -----------  -----------  -----------
Premises and equipment, net....................           5        1,613        2,126          --        3,744
Accrued interest receivable....................          --        1,285          555          --        1,840
Other real estate owned........................          --           83        1,611          --        1,694
Other assets...................................         611        2,579        2,386        (596)(3)      4,980
Goodwill and other intangible assets...........          --           --           --      10,527(4)     10,527
                                                 -----------  ----------  -----------  -----------  -----------
Total assets...................................   $     729   $  253,617  $    87,499   $  10,132    $ 351,977
                                                 -----------  ----------  -----------  -----------  -----------
                                                 -----------  ----------  -----------  -----------  -----------
Deposits
  Noninterest bearing demand deposits..........   $      --   $   33,664  $    20,319   $      --    $  53,983
  Savings and interest-bearing demand
    deposits...................................          --       71,485       40,895          --      112,380
  Time deposits................................          --      125,716       17,216          --      142,932
Accrued interest and liabilities...............         174        1,548          630       3,017  3,5      5,369
Stockholders' equity
  Common stock.................................           3        3,666        5,624      11,883(6)     21,176
  Preferred stock..............................       1,284           --           --          --        1,284
  Retained earnings............................        (732)      17,538        2,815      (4,768)(6)     14,853
                                                 -----------  ----------  -----------  -----------  -----------
  Total stockholders' equity...................         555       21,204        8,439       7,115       37,313
                                                 -----------  ----------  -----------  -----------  -----------
Total liabilities and equity...................   $     729   $  253,617  $    87,499   $  10,132    $ 351,977
                                                 -----------  ----------  -----------  -----------  -----------
                                                 -----------  ----------  -----------  -----------  -----------

------------------------

(1) Reflects a special dividend of $0.52 per common share of Valley Bank, payable at the closing of the acquisition.

(2) To adjust the carrying value of loans and leases at Valley Bank to their estimated fair value.

(3) To record a deferred tax liability of approximately $2,160,000 related to the value attributable to a core deposits intangible asset, which was recorded in accrued interest and other liabilities net of a deferred tax asset of $730,000, as well as deferred taxes of $334,000 relating to the severance obligations discussed below. Also includes reclassification of $200,000 of capitalized acquisition costs to goodwill and other intangible assets.

(4) To record the purchase of Valley Bank and Pacific Community Banking Group, which results in the allocation of the excess of the purchase price over their net identifiable assets of $8,705,000 and $1,822,000, respectively, to goodwill and other intangible assets.

(5) To record a liability of $94,000 to former officers of The Bank of Hemet, which was formerly payable beginning at the respective officer's retirement date, but which vests in full as of the closing of the business combination, and to record severance costs at Valley Bank of $743,000. Additionally, includes an accrual for acquisition fees of $750,000 payable upon completion of the acquisitions.

(6) To provide for adjustments related to the application of purchase accounting, which includes the recognition of value for the warrants issued to Valley Bank at $3 per warrant, and to eliminate the equity accounts of the subsidiaries. Additionally, to adjust equity accounts for the warrants issued to shareholders of The Bank of Hemet, the value for which is charged to retained earnings, with a corresponding increase to common equity.

            PACIFIC COMMUNITY BANKING GROUP SELECTED FINANCIAL DATA

    The following table sets forth selected financial data of Pacific Community Banking Group. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and Pacific Community Banking Group's financial statements appearing in this proxy statement/prospectus.

                                                      AT OR FOR THE THREE                       AT OR FOR PERIOD
                                                                              AT OR FOR YEAR     FROM INCEPTION
                                                     MONTHS ENDED MARCH 31,        ENDED        (OCTOBER 1997) TO
                                                        1999        1998     DECEMBER 31, 1998  DECEMBER 31, 1997
                                                     ----------  ----------  -----------------  -----------------
                                                          (UNAUDITED)
OPERATIONS:
Revenues...........................................  $       --  $       --     $        --        $        --
General and administrative expenses................     140,222      77,141         525,568             82,477
Interest income....................................       3,568          --          11,326                 --
                                                     ----------  ----------        --------           --------
Net loss before taxes..............................     136,654      77,141         514,242             82,477
Provision for income taxes.........................          --          --             800                800
                                                     ----------  ----------        --------           --------
  Net loss.........................................  $  136,654  $   77,141     $   513,442        $    81,677
                                                     ----------  ----------        --------           --------
                                                     ----------  ----------        --------           --------
PER SHARE DATA:
Basic and diluted earnings (loss) per share........  $   (13.66) $    (7.71)    $    (51.34)       $     (8.17)
Weighted average shares outstanding................      10,000      10,000          10,000             10,000

ASSETS:
Cash...............................................  $  113,294                 $   395,948        $   170,131
Prepaid expenses...................................          --                       1,333                 --
Capitalized acquisition and offering costs.........     610,218                     198,127             26,814
Equipment and furniture, net of depreciation.......       5,152                       5,638                 --
                                                     ----------                    --------           --------
                                                     ----------                    --------           --------
  Total Assets.....................................  $  728,664                 $   601,046        $   196,945
                                                     ----------                    --------           --------
                                                     ----------                    --------           --------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable...................................  $  174,097                 $    94,429        $    54,112
Refundable common stock subscriptions..............          --                          --             85,000
Total shareholders' equity.........................     554,567                     506,617             57,833
                                                     ----------                    --------           --------
  Total liabilities and shareholders' equity.......  $  728,664                 $   601,046        $   196,945
                                                     ----------                    --------           --------
                                                     ----------                    --------           --------

                        PACIFIC COMMUNITY BANKING GROUP
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PACIFIC COMMUNITY BANKING GROUP'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Pacific Community Banking Group. The following discussion should be read in conjunction with the financial statements of Pacific Community Banking Group.

RESULTS OF OPERATIONS

    Pacific Community Banking Group was formed in 1997 for the purpose of becoming a multi-bank, community oriented, independent bank holding company that will own a number of community banks, predominantly in high-growth areas of California. Since inception, Pacific Community Banking Group has investigated a number of banks for possible acquisition. These discussions have resulted in the acquisition of The Bank of Hemet and Valley Bank. Until these proposed acquisitions are completed, Pacific Community Banking Group will have had no revenue-generating operations. Since its founding, Pacific Community Banking Group's only income has been interest earned on investments and deposits. Nearly all of its expenses have been used for organizational purposes, in connection with proposed acquisition opportunities, and the initial public offering of its stock.

CAPITAL CONTRIBUTIONS


    The holders of Pacific Community Banking Group's common stock have provided approximately $2,500, and the holders of Pacific Community Banking Group's convertible preferred stock have provided capital of approximately $1.3 million as of March 31, 1999, in each case to fund the costs associated with identifying and acquiring selected community banks and raising the funds for the initial acquisitions and operations. For more information about the holders of this preferred stock and their interests in Pacific Community Banking Group after the acquisitions, please refer to the section entitled "Stock Ownership Of Pacific Community Banking Group Following Reorganization" on page 185.


LIQUIDITY AND CAPITAL RESOURCES

    Based on its current operating plan, Pacific Community Banking Group believes that it has sufficient liquidity to meet its cash obligations for the next 12 months. It believes that the net proceeds of the public offering of its common stock, together with its available funds, are sufficient to provide working capital and fund capital expenditures in the near future. Pacific Community Banking Group currently plans to acquire other banks. If the shareholders of the banks it seeks to acquire will not accept Pacific Community Banking Group stock in exchange for their bank shares, Pacific Community Banking Group will need to raise additional capital to make these acquisitions for cash. If so, Pacific Community Banking Group may seek to raise capital through sales of its securities to private investors or to the public. These sales may not be feasible at times because of market conditions. There is no guarantee that Pacific Community Banking Group will acquire other banks.

YEAR 2000 COMPLIANCE


    Since the formation of Pacific Community Banking Group, information technology has not played an important role in its operations. These operations have consisted of investigating and negotiating potential bank acquisitions. Pacific Community Banking Group has acquired all of its computer hardware and software since October, 1997 and believes its systems are Year 2000 compliant. This hardware and software consists only of personal computers used for word processing and spreadsheet calculations. If, notwithstanding the assurances received from vendors regarding the fact that these computers are Year 2000 compliant, they prove to be noncompliant, as a contingency, Pacific Community Banking Group could obtain word processing and spreadsheet capabilities from third party services. After the acquisitions, Pacific Community Banking Group will not perform data processing services for its banking subsidiaries. Rather, The Bank of Hemet will continue to conduct data processing operations through its subsidiary, BankLink Corporation. Valley Bank will become a customer of BankLink Corporation for data processing and item processing by June 27, 1999. For information on Year 2000 compliance issues for the banks, including their contingency plans, please refer to the sections entitled "The Bank of Hemet Management's Discussion and Analysis of Financial Condition--Year 2000 Compliance," beginning on page 92, and "Valley Bank Management's Discussion and Analysis of Financial Condition--Year 2000 Compliance," beginning on page 138.


                  BUSINESS OF PACIFIC COMMUNITY BANKING GROUP

GENERAL

    A private group of investors led by E. Lynn Caswell, an experienced California community banker, formed Pacific Community Banking Group in 1997. The company was formed to become a multi-bank, community oriented, independent bank holding company, which plans to acquire a select number of community banks, predominantly in high-growth areas of Southern California. Pacific Community Banking Group intends to find strategically located community banks, each of which has a successful history and a favorable image in its market area. Where appropriate Pacific Community Banking Group will consolidate the operations of acquired banks, but generally each bank will retain its separate market identity. Pacific Community Banking Group plans to achieve economies of management and scale by combining some administrative and support functions, such as financial administration, data processing, insurance, bonding, employee benefits and contracts for services.

    Since inception, Pacific Community Banking Group has investigated a number of banks for possible acquisition, and has initiated discussions with several banks. These discussions have resulted in the acquisition of The Bank of Hemet and Valley Bank, which are described elsewhere in this proxy statement/prospectus. Pacific Community Banking Group intends to continue discussing potential acquisitions with other banks where those discussions are appropriate. No such acquisitions are currently pending.

BUSINESS STRATEGY

    Pacific Community Banking Group will base its business philosophy on the belief that banking customers value doing business with locally managed institutions that can provide a full service commercial banking relationship through an understanding of the customer's financial needs and the flexibility to customize products and services to meet those needs. Pacific Community Banking Group also believes that banks can better build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and flexibility.

    To implement this philosophy, Pacific Community Banking Group intends to operate some of its acquired banks as separate subsidiaries and retain their independent names along with their individual boards of directors. Pacific Community Banking Group expects that many of its acquired banks, such as The Bank of Hemet and Valley Bank, will have established strong reputations and customer followings in their respective market areas through attention to client service and an understanding of client needs. Where market overlap makes a consolidation of operations among existing banks more cost-efficient, as is the case with Valley Bank and The Bank of Hemet, Pacific Community Banking Group intends to consolidate their operations. In addition, where Pacific Community Banking Group perceives that a community lacks a strong independent community bank and would be an appropriate market for one, Pacific Community Banking Group intends to form a new bank to fill that community need. Pacific Community Banking Group intends, within the next two years, to develop a community bank in Orange county, based on its perception that Orange county is one such community.

    Pacific Community Banking Group intends to keep client service decisions and day-to-day operations at the bank level. But it also plans to offer the advantages of affiliation with a multi-bank holding company by providing improved access to the capital markets and expanded client support services, such as financial administration, management and accounting services and possibly internet-based asset and liability generation. In addition, Pacific Community Banking Group's centralized administrative functions, including support in credit policy formulation and review, investment management, data processing, employee benefits, accounting, insurance and other specialized support functions, will allow the banks to focus on client service.

    Pacific Community Banking Group's goal is to become the preeminent financial services company for independent banks in high growth areas of Southern California, commencing with Riverside and San Bernardino counties. Pacific Community Banking Group's business strategy is to increase its market share within the communities it serves through internal growth after it acquires The Bank of Hemet and Valley Bank. Pacific Community Banking Group also will pursue opportunities to expand its market share through select acquisitions and development of banks that complement Pacific Community Banking Group's existing businesses.

THE INLAND EMPIRE

    Riverside and San Bernardino counties are commonly referred to as the "Inland Empire." This region is experiencing dramatic population and economic growth. The Inland Empire will be the fastest growing U.S. primary metropolitan statistical area during the years

1993 to 2005, according to a 1996 report of the U.S. Department of Commerce. The Department of Commerce projects that population will grow 32.4% during that period.

EMPLOYEES

    At December 31, 1998, Pacific Community Banking Group had two employees, one of whom was an executive officer. Neither is represented by a union or covered by a collective bargaining agreement. Pacific Community Banking Group believes its employee relations are excellent.

PREMISES

    Pacific Community Banking Group leases approximately 1,050 square feet of space in an executive office suite in Laguna Hills, California. The lease will expire in June 1999. Lease payments include various office support services, and average approximately $3,000 per month. These premises are not large enough for Pacific Community Banking Group's future needs. Pacific Community Banking Group expects to move into larger premises.

SUPERVISION AND REGULATION


    As a bank holding company, Pacific Community Banking Group will, upon acquisition of The Bank of Hemet and Valley Bank, become subject to many governmental rules that affect its operations. For a description of the laws and regulations that will apply to Pacific Community Banking Group, please refer to the section entitled "Supervision and Regulation," starting on page 169.


LITIGATION

    Pacific Community Banking Group has not become involved in any litigation, and knows of no threatened litigation against it that would be material to its operations.

                   THE BANK OF HEMET SELECTED FINANCIAL DATA

    The following tables present selected historical consolidated financial data, including per share information, for The Bank of Hemet. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of The Bank of Hemet included or incorporated by reference in this proxy statement/prospectus.

                                AT OR FOR
                             THE THREE MONTHS
                             ENDED MARCH 31,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                           --------------------  -----------------------------------------------------
                             1999       1998       1998       1997       1996       1995       1994
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
                               (UNAUDITED)
RESULTS OF OPERATIONS
Interest income..........  $   4,719  $   4,887  $  19,416  $  18,991  $  19,127  $  19,386  $  16,601
Interest expense.........      2,135      2,316      9,185      8,946      8,823      9,102      6,615
Net interest income......      2,584      2,571     10,231     10,045     10,304     10,284      9,986
Provision for loan and
  lease losses...........         --         --         --        250        988        120      1,500
Noninterest income.......        384        305      1,363      1,204      1,248      1,218      1,933
Noninterest expense......      1,801      1,709      6,736      6,200      8,182      7,368      9,197
Net income...............        686        679      2,823      2,802      1,373      2,321        609

BALANCE SHEET (END OF
  PERIOD)
Total assets.............  $ 253,617  $ 244,510  $ 252,877  $ 241,323  $ 234,257  $ 227,955  $ 223,772
Total loans..............    209,503    196,174    207,802    192,287    187,441    185,717    185,746
Allowance for loan and
  lease losses...........      2,230      2,059      2,232      2,116      2,241      2,135      2,609
Nonperforming loans(1)...      2,220      3,016      1,581      2,902      2,993      2,460      3,188
Other real estate
  owned..................         83        558         77        779      2,180      3,908      2,719
Total deposits...........    230,865    222,516    230,385    219,211    212,268    207,425    203,583
Stockholders' equity.....     21,204     20,400     21,024     20,228     20,102     19,078     17,670

BALANCE SHEET (PERIOD
  AVERAGE)
Total assets.............  $ 255,185  $ 244,018  $ 248,297  $ 236,297  $ 231,532  $ 227,438  $ 221,431
Total loans..............    207,631    192,938    196,675    187,298    184,307    183,632    185,708
Earning assets...........    246,163    234,301    238,910    226,311    219,822    216,052    207,672
Total deposits...........    232,808    222,258    226,228    214,291    209,938    207,323    200,000
Shareholders' equity.....     21,121     20,285     20,594     20,146     20,130     18,695     18,335

CAPITAL RATIOS
Leverage ratio...........       8.31%      8.36%      8.31%      8.53%      8.66%      8.21%      7.98%
Tier 1 risk-based
  capital................      10.01      10.33       9.99      10.43      10.77      10.29       9.81
Total risk-based
  capital................      11.06      11.37      11.06      11.53      11.97      11.44      11.07

ASSET QUALITY RATIOS
Nonperforming loans/total
  loans(1)...............       1.06%      1.54%      0.76%      1.51%      1.60%      1.32%      1.72%
Nonperforming
  assets/total
  assets(2)..............       0.91       1.46       0.66       1.53       2.21       2.79       2.64
Allowance for loan
  losses/ nonperforming
  loans..................     100.44      68.27     141.16      72.90      74.86      86.78      81.84
Allowance for loan
  losses/ total loans....       1.06       1.05       1.07       1.10       1.20       1.15       1.40

                                AT OR FOR
                             THE THREE MONTHS
                             ENDED MARCH 31,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                           --------------------  -----------------------------------------------------
                             1999       1998       1998       1997       1996       1995       1994
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               (UNAUDITED)        (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
PERFORMANCE RATIOS
Return on average
  assets.................       1.08%      1.11%      1.14%      1.19%      0.59%      1.02%      0.27%
Return on average
  equity.................      13.00      13.40      13.71      13.91       6.82      12.42       3.32
Net interest margin(3)...       4.20       4.39       4.28       4.44       4.69       4.76       4.81
Net interest spread(4)...       3.40       3.54       3.37       3.55       3.90       4.05       4.29
Average total loans to
  average deposits.......      89.19      86.81      86.94      87.40      87.79      88.57      92.85
Efficiency ratio(5)......      60.68      59.42      58.10      55.11      70.83      64.06      77.16

PER SHARE INFORMATION
Basic earnings(6)........  $    0.81  $    0.80  $    3.34  $    3.25  $    1.53  $    2.73  $    0.74
Diluted earnings(7)......  $    0.79  $    0.78  $    3.23  $    3.15  $    1.53  $    2.70  $    0.70
Common stock dividends
  declared...............  $    0.60  $    0.60  $    2.40  $    1.50  $    1.00  $    1.00  $    0.25
Dividend payout
  ratio(8)...............       73.8%      74.6%      71.8%      46.2%      65.4%      36.6%      33.7%
Common stock book value..  $   25.12  $   24.16  $   24.90  $   23.96  $   22.46  $   23.03  $   21.86
Common shares outstanding
  at period end(9).......    844,252    844,252    844,252    844,252    894,901    828,395    807,594
Weighted average common
  shares
  outstanding(10)........    844,252    844,252    844,252    863,252    881,705    813,661    806,244

------------------------

 (1) Nonperforming loans consist of loans on nonaccrual and loans past due 90 days or more.

 (2) Nonperforming assets consist of nonperforming loans and other real estate owned.

 (3) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

 (4) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

 (5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

 (6) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

 (7) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

 (8) The dividend payout ratio consists of the common stock dividends paid per share of common stock divided by basic earnings per share of common stock.

 (9) Based on shares outstanding at period end, excluding shares issuable upon exercise of outstanding options.

(10) Weighted average number of shares of common stock outstanding for the period, excluding shares issuable upon exercise of outstanding options.

                               THE BANK OF HEMET
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE BANK OF HEMET'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to The Bank of Hemet and its subsidiaries' financial condition, operating results, asset and liability management, liquidity and capital resources. Averages presented in the tables are daily average balances. The following discussion should be read in conjunction with the consolidated financial statements of The Bank of Hemet.

FINANCIAL CONDITION AS OF MARCH 31, 1999 COMPARED TO DECEMBER 31, 1998

    At March 31, 1999, the bank's total assets were $253.6 million, compared to $252.9 million at year end 1998. The slight increase in total assets primarily results from an increase in net loans of $1.7 million, partially offset by a reduction in cash and cash equivalents of $1.1 million.

    The bank's primary asset category continues to be its loan portfolio, which comprised 81.36% of average total assets during the first three months of 1999. Real estate secured loans totaling $199.3 million continue to comprise the largest component of the portfolio, with approximately $168.2 million in loans secured by commercial properties, $28.2 million in loans secured by residential properties, and $2.9 million in construction and land development loans as of March 31, 1999. The ratio of delinquent loans to total loans decreased from 1.16% at December 31, 1998 to 1.13% at March 31, 1999.

    The allowance for loan and lease losses was $2.2 million at March 31, 1999, essentially unchanged from December 31, 1998. The ratio of the allowance for loan and lease losses as a percentage of total loans was 1.06% as of March 31, 1999 compared to 1.07% as of December 31, 1998. Net charge-offs during the three months ended March 31, 1999 totaled $2,000.

    The ratio of the allowance for loan and lease losses as a percentage of nonperforming loans decreased from 141.18% at December 31, 1998 to 99.38% at March 31, 1999. The decrease in this ratio primarily resulted from a temporary increase in nonperforming loans at March 31, 1999. During the first quarter of 1999, a performing loan secured by commercial property became past due when the bank did not extend the loan's maturity date. Although the bank placed the loan on nonaccrual status during the first quarter of 1999, the loan was paid in full in April 1999. The allowance for loan and lease losses allocated to this loan was unchanged during the quarter due to the adequacy of collateral and the pending payoff of the matured loan.

    At March 31, 1999, nonperforming assets were $2.3 million, or 1.10% of total loans and foreclosed real estate, compared to $1.7 million or 0.80%, respectively, at December 31, 1998.

    Nonperforming loans of $2.2 million at March 31, 1999 included $344,000 secured by single family residential properties, $1.9 million secured by commercial properties, and zero in commercial and installment loans. Nonperforming loans of $1.6 million at December 31, 1998 included $113,000 secured by single family residential properties, $1.5 million secured by commercial properties, and zero in commercial and installment loans. The increase in nonperforming loans primarily resulted from a loan secured by commercial property becoming past due during the first quarter of 1999 when the bank did not extend the loan's maturity date. The loan was paid in full in April 1999.


    Total OREO assets increased from $77,000 at December 31, 1998 to $83,000 at March 31, 1999. During the first three months of 1999, OREO assets increased by $83,000 due to the acquisition of one property and decreased by $77,000 as the result of one property being sold.

    Investment securities remained relatively unchanged during the first quarter of 1999. Investment securities with a book value of $13.0 million at March 31, 1999 and $10.0 million at December 31, 1998, were pledged to secure public funds deposited and for other purposes as required or permitted by law.

    Other assets of $2.6 million at March 31, 1999 were principally composed of a deferred tax asset in the amount of $786,000, compared to a deferred tax asset of $906,000 at December 31, 1998.

    Total deposits at March 31, 1999 were $230.9 million, an increase of $480,000 from December 31, 1998. The mix of deposits for March 31, 1999 compared to December 31, 1998 represents an increase in time certificates of deposit of $695,000, an increase in savings and interest bearing demand deposits of $242,000, partially offset by a decrease in noninterest bearing demand deposits of $311,000.

    Accrued interest payable and other liabilities remained relatively unchanged during the first quarter of 1999.

    Stockholders' equity at March 31, 1999 was $21.2 million, compared to $21.0 million at year end 1998, an increase of $180,000, or 0.86%. Equity increased by net income of $686,000, offset by the payment of cash dividends in the amount of $506,000. In April 1999, the Board of Directors declared a cash dividend of $0.60 per share of common stock. The Bank of Hemet paid the dividend on May 18, 1999 to shareholders of record as of May 10, 1999.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    OVERVIEW. The bank reported net income of $686,000 for the three months ended March 31, 1999, compared to $679,000 for the same period in 1998. Basic earnings per share equaled $0.81 for the three months ended March 31, 1999, compared to $0.80 for the same period in 1998.

    NET INTEREST INCOME. Net interest income for the three months ended March 31, 1999 was $2.6 million, an increase of $13,000 or 0.51%, over the same period in 1998. The increase in net interest income primarily resulted from an increase in the volume of average interest earning assets (principally loan volume) of $11.9 million, partially offset by an increase in the average volume of interest bearing liabilities (principally time deposits) of $6.7 million. The net interest spread, which represents the average yield earned on interest earning assets less the average yield paid on interest-bearing liabilities, decreased to 3.40% for the three months ended March 31, 1999 from 3.54% for the same period in 1998. Average interest earning assets comprised 96.46% of total average assets for the three months ended March 31, 1999, compared to 96.02% for the same period in 1998. Average interest bearing deposits as a percentage of total deposits declined from 85.99% for the three months ended March 31, 1998 to 84.97% for the same period in 1999, as the result of continued improvement in the mix of deposits.

    PROVISION FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses was $0 for both the quarters ended March 31, 1999 and March 31, 1998, respectively. Net charge-offs for the three months ended March 31, 1999 were $2,000, compared to $57,000 for the same period in 1998.

    NONINTEREST INCOME. Noninterest income for the three months ended March 31, 1999 increased to $384,000, compared to $305,000 for the same period in 1998. Revenues from data processing fees generated by the bank's wholly-owned subsidiary, BankLink Corporation, increased to $227,000 for the three months ended March 31, 1999 from $143,000 for the same period in 1998.

    NONINTEREST EXPENSE. Noninterest expense for the three months ended March 31, 1999 was $1.8 million compared to $1.7 million for the same period in 1998, an increase of $92,000 or 5.38%. Salaries and employee benefits increased by $104,000 for the three months ended March 31, 1999 when compared to the same period in 1998. In March 1999, the bank employed 88 full-time equivalent employees compared to 74 full time equivalent employees in March 1998.

    Other noninterest expense, which includes services for data and item processing, Federal Deposit Insurance Corporation and other insurance expense, professional fees and other miscellaneous expense, increased by $21,000 for the three months ended March 31, 1999, when compared to the same period in 1998. Fees paid to third parties for analyzed business deposit accounts decreased by $17,000 for the three months ended March 31, 1999 when compared to the same period in 1998, partially offset by increased legal fees of $28,000 during the same period.

FINANCIAL CONDITION AS OF DECEMBER 31, 1998 AND 1997

    Total assets at December 31, 1998 equaled $252.9 million, an increase of $11.6 million, or 4.8%, over total assets of $241.3 million at December 31, 1997. Total loans equaled $207.8 million at December 31, 1998, an increase of $15.5 million, or 8.1%, over total loans of $192.3 million at December 31, 1997. This increase was partially offset by a decrease in cash and cash equivalents, accrued interest receivable and other real estate owned ("OREO"). The loan to deposit ratio grew to 90.2% at year-end 1998, from 87.7% at year-end 1997. The ratio of average total loans to average deposits, however, remained in a relatively narrow range, equaling 86.9% in 1998, compared with 87.4% in 1997 and 87.8% in 1996.

    The Bank of Hemet continued to decrease its nonperforming loans. At December 31, 1998, nonperforming loans equaled $1.6 million, or 0.77% of total loans. This represented a reduction of $1.3 million, or 44.8%, from nonperforming loans of $2.9 million comprising 1.51% of total loans at December 31, 1997. In turn, the year-end 1997 level of nonperforming loans represented a reduction of $91,000, or 3.04%, from nonperforming loans of $3.0 million comprising 1.60% of total loans at December 31, 1996.

    The allowance for loan and lease losses equaled $2.2 million at December 31, 1998, compared with an allowance of $2.1 million at December 31, 1997. The allowance at December 31, 1998 represented 1.07% of total loans, compared with 1.10% of total loans at December 31, 1997 and 1.20% at December 31, 1996. Net recoveries during 1998 were $116,000 compared to net charge-offs of $375,000 in 1997 and $882,000 in 1996. In addition, the allowance for loan and lease losses represented 141.2% of nonperforming loans at December 31, 1998, compared with 72.9% at December 31, 1997 and 74.9% at December 31, 1996.

    The Bank of Hemet also showed significant improvement in reducing levels of OREO in 1998. OREO decreased by $702,000, or 90.1%, to $77,000, the lowest level of OREO in five years. OREO equaled $779,000 at December 31, 1997 and $2.2 million at December 31, 1996.

    These foregoing developments resulted in an improvement of the ratio of earning assets to total average assets over the last three years. For 1998, the ratio equaled 96.2%, compared with 95.8% for 1997 and 94.9% for 1996.

    Deposits were $230.4 million at December 31, 1998, an increase of $11.2 million, or 5.1%, over deposits of $219.2 million at December 31, 1997. The increase was primarily as a result of increases in noninterest bearing demand deposits of 15.9% and savings and interest bearing demand deposits of 13.4%. Average interest bearing deposits represented 85.3% of average total deposits for 1998 compared with 86.1% in 1997.

    Total shareholders' equity was $21.0 million at December 31, 1998, an increase of $796,000, or 3.9%, from $20.2 million at December 31, 1997.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

    OVERVIEW. The Bank of Hemet reported net income for 1998 of $2.8 million compared with $2.8 million in 1997 and $1.4 million in 1996. The return on average assets was 1.14% in 1998 compared with 1.19% in 1997 and 0.59% in 1996. The Bank of Hemet's return on average equity was 13.71% for 1998, 13.91% for 1997 and 6.82% for 1996.

    Basic earnings per share equaled $3.34 in 1998 compared with $3.25 in 1997 and $1.53 in 1996. Diluted earnings per share equaled $3.23 in 1998 compared with $3.15 in 1997 and $1.53 in 1996. Cash dividends were declared at $2.40 per share for 1998, $1.50 per share for 1997 and $1.00 per share for 1996. This resulted in dividend payout ratios computed as common stock dividends declared per share divided by basic earnings per share, of 71.8% in 1998, 46.2% in 1997 and 65.4% in 1996.

    NET INTEREST INCOME. Net interest income is the primary source of operating income of the bank. Net interest income represents the difference between the interest income from earning assets and the interest paid on interest-bearing liabilities. Net interest income for 1998 increased $186,000, or 1.9%, to $10.2 million when compared with 1997. The increase in 1998 was primarily attributable to an increase in loan volume, partially offset by reduced loan yields and a lower net interest spread. The net interest spread, which represents the average yield earned on interest earning assets less the average yield paid on interest bearing liabilities, decreased to 3.37% in 1998 from 3.55% in 1997.

    Net interest income for 1997 decreased $259,000 to $10.0 million, or 2.5%, when compared with net interest income of $10.3 million for 1996. The decrease in 1997 was primarily attributable to reduced loan yields and a lower net interest spread, partially offset by increased loan volume. The net interest spread decreased to 3.55% in 1997 from 3.90% in 1996.

    AVERAGE BALANCES AND RATES EARNED AND PAID. The following table presents, for the periods indicated, consolidated average balance sheet information for The Bank of Hemet, together with interest rates earned and paid on the various sources and uses of its funds. The table is arranged to group the elements of earning assets and interest-bearing liabilities, as these items represent the major sources of income and expense.

                                                                      YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------------------------
                                                 1998                           1997                           1996
                                     ----------------------------   ----------------------------   ----------------------------
                                               INTEREST    RATES              INTEREST    RATES              INTEREST    RATES
                                     AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/
                                     BALANCE   EXPENSE     PAID     BALANCE   EXPENSE     PAID     BALANCE   EXPENSE     PAID
                                     --------  --------   -------   --------  --------   -------   --------  --------   -------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold.................  $ 13,183  $   704     5.34%    $ 10,432  $   563     5.40%    $  9,675  $   509     5.26%
Investment securities(1)...........    29,052    1,610     5.54       28,581    1,633     5.71       25,840    1,416     5.48
Total loans(2)(3)..................   196,675   17,102     8.70      187,298   16,795     8.97      184,307   17,202     9.33
                                     --------  --------             --------  --------             --------  --------
    Total earning assets...........  $238,910  $19,416     8.13%    $226,311  $18,991     8.39%    $219,822  $19,127     8.70%
Allowance for loan and lease
  losses...........................    (2,111)                        (2,116)                        (2,108)
Cash and due from banks............     5,742                          5,405                          5,301
Premises and equipment.............     1,614                          1,531                          1,618
Interest receivable and other
  assets...........................     4,142                          5,166                          6,899
                                     --------                       --------                       --------
    Total assets...................  $248,297                       $236,297                       $231,532
                                     --------                       --------                       --------
                                     --------                       --------                       --------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest bearing demand deposits...  $ 14,204  $   152     1.07%    $ 13,722  $   151     1.10%    $ 14,837  $   168     1.13%
Money market deposits..............     3,970      108     2.72        4,660      128     2.75        5,393      152     2.82
Savings deposits...................    48,793    1,955     4.01       47,468    1,949     4.11       41,968    1,709     4.07
Time deposits of $100,000 or
  more.............................     9,036      501     5.54        8,662      489     5.65       15,537      891     5.73
Time deposits under $100,000.......   116,876    6,469     5.53      109,948    6,214     5.65      106,222    5,903     5.56
Other borrowings...................        --       --       --          249       15     6.02           --       --       --
                                     --------  --------             --------  --------             --------  --------
Total interest bearing
  liabilities......................  $192,879  $ 9,185     4.76%    $184,709  $ 8,946     4.84%    $183,957  $ 8,823     4.80%
Noninterest bearing demand
  deposits.........................    33,349                         29,831                         25,981
Other liabilities..................     1,475                          1,611                          1,464
Shareholders' equity...............    20,594                         20,146                         20,130
                                     --------                       --------                       --------
    Total liabilities and
      shareholders' equity.........  $248,297                       $236,297                       $231,532
                                     --------                       --------                       --------
                                     --------                       --------                       --------
Net interest income................            $10,231                        $10,045                        $10,304
                                               --------                       --------                       --------
                                               --------                       --------                       --------
Net interest spread(4).............                        3.37%                          3.55%                          3.90%
Net interest margin(5).............                        4.28%                          4.44%                          4.69%

------------------------

(1) There are no tax exempt investment securities in the investment securities portfolio for any of the reported years.

(2) Average balances are presented net of deferred loan origination fees. Nonaccruing loans of $2.4 million for 1998, $3.2 million for 1997 and $2.9 million for 1996 are included in the table for computational purposes.

(3) Loan origination fees are included in interest income as adjustments of the loan yields over the life of the loan using the interest method. Loan interest income includes loan fees of $532,000 for 1998, $457,000 for 1997 and $642,000 for 1996.

(4) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(5) Net interest margin is computed by dividing net interest income by total average earning assets.

    NET INTEREST INCOME CHANGES DUE TO VOLUME AND RATE. The following table sets forth, for the periods indicated, a summary of the changes in average asset and liability balances and interest earned and paid resulting from changes in average asset and liability balances "volume" and changes in average interest rates. The changes in interest due to both rate and volume are designated as "Mix."

                                                                1998 COMPARED WITH 1997           1997 COMPARED WITH 1996
                                                              INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                                                                      CHANGE IN:                        CHANGE IN:
                                                            -------------------------------   -------------------------------
                                                            AVERAGE   AVERAGE                 AVERAGE   AVERAGE
                                                            VOLUME     RATE     MIX   TOTAL   VOLUME     RATE     MIX   TOTAL
                                                            -------   -------   ----  -----   -------   -------   ----  -----
                                                                                 (DOLLARS IN THOUSANDS)
INCREASE (DECREASE) IN INTEREST INCOME
Federal funds sold........................................  $   149    $  (6)   $ (2) $ 141    $  40     $  13    $  1  $  54
Investment securities(1)..................................       27      (49)     (1)   (23)     151        60       6    217
Loans(2)(3)...............................................      841     (509)    (25)   307      279      (675)    (11)  (407)
                                                            -------   -------   ----  -----   -------   -------   ----  -----
  Total...................................................  $ 1,017    $(564)   $(28) $ 425    $ 470     $(602)   $ (4) $(136)
                                                            -------   -------   ----  -----   -------   -------   ----  -----
INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing demand deposits..........................  $     5    $  (4)   $  0  $   1    $ (12)    $  (5)   $  0  $ (17)
Money market deposits.....................................      (19)      (1)      0    (20)     (21)       (4)      1    (24)
Savings deposits..........................................       54      (47)     (1)     6      224        14       2    240
Time deposits of $100,000 or more.........................       21       (9)     (0)    12     (394)      (14)      6   (402)
Time deposits under $100,000..............................      391     (128)     (8)   255      207       100       4    311
Other borrowings..........................................      (15)     (15)     15    (15)       0         0      15     15
                                                            -------   -------   ----  -----   -------   -------   ----  -----
  Total...................................................      437     (204)      6    239        4        91      28    123
                                                            -------   -------   ----  -----   -------   -------   ----  -----
    TOTAL CHANGE IN NET INTEREST INCOME...................  $   580    $(360)   $(34) $ 186    $ 466     $(693)   $(32) $(259)
                                                            -------   -------   ----  -----   -------   -------   ----  -----
                                                            -------   -------   ----  -----   -------   -------   ----  -----

------------------------

(1) There are no tax exempt investment securities in the investment securities portfolio for any of the reported years.

(2) Average balances are presented net of deferred loan origination fees. Nonaccruing loans of $2.4 million for 1998, $3.2 million for 1997 and $2.9 million for 1996 are included in the table for computational purposes.

(3) Loan origination fees are included in interest income as adjustments of the loan yields over the life of the loan using the interest method. Loan income includes loan fees of $532,000 for 1998, $457,000 for 1997 and $642,000 for
    1996.

    PROVISION FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses charged to operations reflects management's judgment of the adequacy of the allowance for loan and lease losses. The provision is determined through periodic analysis, which includes a detailed review of the classification and categorization of problem loans; an assessment of the overall quality and collectability of the portfolio; and consideration of the loan loss experience, trends in problem loans and concentrations of credit risk, evaluation of collateral, as well as current and expected economic conditions, particularly in segments of The Bank of Hemet's market area. Such reviews also assist management in establishing the recommended level of the allowance for loan and lease losses. The Bank of Hemet's board of directors approves the adequacy of the allowance for loan and lease losses on a quarterly basis.

    For 1998, The Bank of Hemet recorded no provision for loan and lease losses, compared with provisions of $250,000 for 1997 and $988,000 for 1996. In 1998 net recoveries totaled $116,000, compared with net charge-offs of $375,000 in 1997 and $882,000 in 1996. The lack of a provision in 1998 and the substantial decrease in the provision in 1997 over 1996 reflected management's view of the improved asset quality of The Bank of Hemet's loan portfolio, which benefited from strengthening of the Southern California economy.

    NONINTEREST INCOME. Noninterest income for 1998 increased $159,000, or 13.2%, to $1.4 million, compared with $1.2 million for 1997. The increase in 1998 was principally attributable to increased data processing fees generated by BankLink Corporation, partially offset by a reduction in fees earned for the servicing of real estate secured loans for third parties, and a reduction in fees and service charges on deposits.

    Noninterest income in 1997 remained at the same level, $1.2 million, as in 1996. The lack of change was attributable to a decrease in revenue from processing of merchant credit card drafts and a reduction in fees earned for the servicing of real estate secured loans for third parties, offset by increased data processing fees generated by BankLink Corporation.

    NONINTEREST EXPENSE. Noninterest expense for 1998 was $6.7 million, compared with $6.2 million for 1997 and $8.2 million for 1996. The principal components of the increase in 1998 were:

    - Salaries and employee benefits. Salaries and employee benefits increased in 1998 by $273,000, or 7.9%, as The Bank of Hemet increased the number of full time equivalent employees to 86 at December 31, 1998 from 77 at December 31, 1997.

    - OREO expenses. OREO expenses for 1998 resulted in a net credit of $101,000. The primary components of the credit were net gains on the sale of OREO properties of $173,000, partially offset by OREO holding costs of $61,000 and OREO writedowns of $11,000. However, the 1998 net credit was below that of $187,000 for 1997, contributing to the increase in such noninterest expenses. The net credit for 1997 benefited, in particular, from the reversal of an OREO loss reserve of $182,000 and net gains on the sale of OREO of $128,000, offset by OREO holding costs of $123,000.

    - Premises and equipment expenses. Premises and equipment expense increased $79,000, or 8.0%, in 1998 over 1997, primarily as a result of increased equipment depreciation and maintenance expense.

    - Other expenses. Other expenses increased in 1998 by $98,000, or 5.1%. This category of expense includes costs for outside processing services, Federal Deposit Insurance Corporation and other insurance expense, professional fees and other miscellaneous expense. The increase in 1998 is mainly the result of increased fees paid to third parties for analyzed business deposit accounts and increased professional fees.

    In 1997, noninterest expense decreased by 24.2% over the 1996 level. The principal component of the decrease was OREO expenses. The OREO expense category decreased by $1.4 million in 1997 as a result of a decrease in writedowns of $1.2 million, decreased carrying costs of $179,000 and an increase in gains on sale of OREO of $91,000. Other expenses also decreased in 1997 compared with 1996. The decrease in other expenses for 1997 of $359,000 is mainly the result of a special one-time assessment of $402,000 in 1996 on deposits acquired from a savings and loan association in 1992. The special assessment was part of a deposit insurance recapitalization plan enacted by Congress, and applied to all institutions holding deposits derived from savings institutions. Other expenses related to the processing of merchant credit card drafts also decreased. These decreases were partially offset by an increase in 1997 of professional fees related to litigation. Salaries and employee benefits also decreased in 1997 by $178,000, or 4.9% as a result of an operational restructuring commencing the second quarter of 1996, designed to streamline branch operations and support staff. Premises and equipment expense also decreased slightly in 1997 over 1996, primarily by reason of reduced depreciation expense related to BankLink Corporation's mainframe computer.

    The Bank of Hemet's efficiency ratio--which is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income--was 58.1% in 1998, compared with 55.1% in 1997 and 70.8% in 1996. The improvement in the ratio in 1997 and 1998, over 1996 reflects primarily the significant reduction in OREO expenses from the levels experienced in 1996.

    PROVISION FOR INCOME TAXES. The Bank of Hemet's provision for income taxes was $2.0 million in 1998, $2.0 million in 1997 and $1.0 million in 1996. These changes corresponded directly to changes in pre-tax income. The effective income tax rate was 41.9% in 1998 compared with 41.6% in 1997 and 42.4% in 1996.

    NET INCOME. Net income in 1998 remained at the 1997 level of $2.8 million. In 1998, The Bank of Hemet experienced increases in net interest income of $186,000, primarily from increased loan volume. Noninterest income increased by $159,000, primarily from The Bank of Hemet's data processing subsidiary. In addition, the provision for loan and lease losses decreased by $250,000 as no provision was taken in 1998. However, these favorable developments were almost entirely offset by increased noninterest expenses of $536,000, primarily relating to increases in salaries and employee benefits.

    In 1997, net income increased $1.4 million, or 104.1%, to $2.8 million from the 1996 level of $1.4 million. This increase was attributable to two major components. First, noninterest expense decreased by approximately $2.0 million, or 24.2%, principally as a result of reductions in expenses associated with the disposition of OREO, as explained above. Second, the provision for loan losses decreased by $738,000, or 74.7%. These increases were partially offset by decreases in net interest income and noninterest income.

SUMMARY SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents a summary of selected quarterly financial data, which should be read in conjunction with The Bank of Hemet's consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. In the opinion of management, this information has been prepared on the same basis as the consolidated financial statements appearing elsewhere in this proxy statement/prospectus, and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited results set forth herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire year.

                                                                       FOR THE QUARTER ENDED
                                   ----------------------------------------------------------------------------------------------
                                     MARCH     DECEMBER     SEPTEMBER     JUNE       MARCH     DECEMBER     SEPTEMBER     JUNE
                                     1999        1998         1998        1998       1998        1997         1997        1997
                                   ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income..............  $   2,584   $   2,491    $   2,596   $   2,573  $   2,571   $   2,530    $   2,475   $   2,582
Provision for loan and lease
  losses.........................         --        (125)          --         125         --         190           60          --
Net income.......................        686         789          694         661        679         741          645         743

Basic earnings per share(1)......      $0.81       $0.94        $0.82       $0.78      $0.80       $0.88        $0.76       $0.85
Diluted earnings per share(2)....      $0.79       $0.91        $0.79       $0.75      $0.78       $0.85        $0.74       $0.84


                                     MARCH
                                     1997
                                   ---------

Net interest income..............  $   2,458
Provision for loan and lease
  losses.........................         --
Net income.......................        673
Basic earnings per share(1)......      $0.75
Diluted earnings per share(2)....      $0.74

------------------------

(1) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(2) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

ASSET AND LIABILITY MANAGEMENT

    Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. The Bank of Hemet manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. The Bank of Hemet considers its rate-sensitive assets to be those which either contain a provision to adjust the interest rate or mature within one year. These assets include loans and investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes within one year: they include maturing time certificates, savings deposits, money market and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that reprice or mature within various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in a time period, The Bank of Hemet would be deemed to be asset-sensitive--a "positive gap." If repricing liabilities exceed repricing assets in a time period, The Bank of Hemet would be deemed to be liability-sensitive--a "negative gap." A positive gap will generally produce a higher net interest margin in a rising rate environment and a lower net interest margin in a declining rate environment. Conversely, a negative gap will generally produce a lower net interest margin in a rising rate environment and a higher net interest margin in a declining rate environment. However, because interest rates for different asset and liability products offered by depository institutions respond in a different manner, both in terms of the responsiveness, as well as the extent of responsiveness to changes in interest rate environment, the gap is only a general indicator of interest sensitivity.

    Generally, The Bank of Hemet seeks to maintain a balanced position in which there is a narrow range of asset or liability sensitivity within a one-year period. This kind of balanced position, in principle, should ensure net interest margin stability in times of volatile interest rates. This balanced position is accomplished through maintaining a significant level of loans, investment securities and deposits available for repricing or maturity within one year.

    The following table sets forth the interest rate sensitivity of The Bank of Hemet's interest-earning assets and interest-bearing liabilities at December 31, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms.

                                                   AMOUNTS MATURING OR REPRICING
                                           ---------------------------------------------
                                                                     AFTER 1
                                                       AFTER 3 BUT     BUT
                                             WITHIN      WITHIN      WITHIN      AFTER    NONINTEREST-
                                            3 MONTHS    12 MONTHS    5 YEARS    5 YEARS     BEARING      TOTAL
                                           ----------  -----------  ---------  ---------  -----------  ----------

                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold.......................  $   10,500   $      --   $      --  $      --   $      --   $   10,500
Investment securities....................       2,882      16,000       6,000         --          --       24,882
Loans(1).................................      83,518      61,381      52,942      9,179          --      207,020
Other-interest bearing assets............           5          --          --         --          --            5
                                           ----------  -----------  ---------  ---------  -----------  ----------
  Total earning assets...................      96,905      77,381      58,942      9,179          --      242,407
Noninterest-bearing assets and allowances
  for loan and lease losses..............          --          --          --         --      10,470       10,470
                                           ----------  -----------  ---------  ---------  -----------  ----------
  Total assets...........................  $   96,905   $  77,381   $  58,942  $   9,179   $  10,470   $  252,877
                                           ----------  -----------  ---------  ---------  -----------  ----------
                                           ----------  -----------  ---------  ---------  -----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing demand, money market and
  savings deposits.......................  $   71,389   $      --   $      --  $      --   $      --   $   71,389
Time deposits of $100,000 or more........       2,641       4,625         875         --          --        8,141
Time deposits under $100,000.............      29,684      80,143       7,024         29          --      116,880
Other interest-bearing liabilities.......          --          --          --         --          --           --
                                           ----------  -----------  ---------  ---------  -----------  ----------
Total interest bearing liabilities.......     103,714      84,768       7,899         29          --      196,410
Other liabilities and shareholders'
  equity.................................          --          --          --         --      56,467       56,467
                                           ----------  -----------  ---------  ---------  -----------  ----------
Total liabilities and shareholders'
  equity.................................  $  103,714   $  84,768   $   7,899  $      29   $  56,467   $  252,877
                                           ----------  -----------  ---------  ---------  -----------  ----------
                                           ----------  -----------  ---------  ---------  -----------  ----------
Incremental gap..........................  $   (6,809)  $  (7,387)  $  51,043  $   9,150   $ (45,997)
Cumulative gap...........................  $   (6,809)  $ (14,196)  $  36,847  $  45,997
Cumulative gap/earning assets............        (2.8%)       (5.9%)      15.2%      19.0%
Cumulative gap/total assets..............        (2.7%)       (5.6%)      14.6%      18.2%


------------------------

(1) Loan amounts do not include nonaccrual loans of $1.6 million.

    The majority of The Bank of Hemet's loan portfolio, excluding nonaccrual loans, continues to consist of floating or adjustable rate loans. The percentage of such loans decreased to 86.7% at December 31, 1998 from 87.5% at December 31, 1997. Noninterest bearing demand deposits as a percentage of total deposits increased to 14.8% at December 31, 1998 from 13.4% at December 31, 1997. The Bank of Hemet's policy is to maintain a ratio of rate sensitive assets less rate sensitive liabilities in a range between -10% and +10% of total assets for assets and liabilities repricing within three months, and after three months but within 12 months. At December 31, 1998, the amount of rate sensitive liabilities that reprice within one year exceeded rate sensitive assets by $14.2 million, or negative 5.6% of total assets. In other words, The Bank of Hemet was liability-sensitive with a negative cumulative one-year gap of $14.2 million at December 31, 1998. In general, based upon The Bank of Hemet's mix of deposits, loans and investments, increases in interest rates would be expected to result in a decrease in The Bank of Hemet's net interest margin.

    The interest rate gaps reported in the table above arises when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made for changes in interest rates and market outlook, positions at the end of any period may not be reflective of The Bank of Hemet's interest rate sensitivity in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects for short-term interest rate changes in all repricing intervals. For purposes of the analysis above, repricing of fixed-rate instruments is based upon the contractual maturity of the applicable instruments. Actual payment patterns may differ from contractual payment patterns. The change in net interest margin may not always follow the general expectations of an asset-sensitive or liability-sensitive balance sheet during periods of changing interest rates, because interest rates earned or paid may change by differing increments and at different time intervals for each type of interest-sensitive asset and liability. As a result of these factors, at any given time, The Bank of Hemet may be more sensitive or less sensitive to changes in interest rates than indicated in the above table.

MARKET RISK

    Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rate and other market changes. Market risk is attributed to all market risk sensitive financial instruments, including investment securities, loans, deposits and borrowings.

    The Bank of Hemet does not engage in trading activities for its own account and does not participate in foreign currency transactions for its own account. Accordingly, The Bank of Hemet's exposure to market risk is primarily a function of its asset and liability management activities. The principal market risk to The Bank of Hemet is the interest rate risk inherent in its lending, investing and deposit-taking activities. This is because interest-earning assets and interest-bearing liabilities of the bank do not change at the same speed, to the same extent or on the same basis.


    The Bank of Hemet's interest rate sensitivity analysis is discussed in the preceding section. The table on page 87 measures The Bank of Hemet's interest rate sensitivity gap, in other words, the difference between earning assets and liabilities maturing or repricing within specified periods. However, gap analysis has significant limitations as a method for measuring interest rate risk since changes in interest rates do not affect all categories of assets and liabilities in the same way or at the same time. Further, it has limitations in helping The Bank of Hemet to manage the difference in behavior of lending and funding rates--so-called "basis risk."


    To address the limitations inherent in gap analysis, The Bank of Hemet monitors its expected change in earnings based on changes in interest rates through a detailed model. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on The Bank of Hemet's return on equity. Based upon the December 31, 1998 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the federal funds rate and other key rates indexes of 2%, this model estimates The Bank of Hemet's cumulative return on equity over the next year would increase by about
 .35%. However, the actual return on equity might decrease by .35% in response to a 2% decrease in these key rates.

LIQUIDITY AND CAPITAL RESOURCES


    LIQUIDITY. In order to maintain adequate liquidity, The Bank of Hemet must have sufficient resources available at all times to meet its cash flow requirements. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A financial institution may achieve desired liquidity from both assets and liabilities. The Bank of Hemet considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments as sources of asset liquidity. The Bank of Hemet considers deposit growth and access to borrowing lines of credit and market sources of funds as sources of liability liquidity.


    The Bank of Hemet reviews its liquidity position on a regular basis based upon its current position and expected trends as mentioned above. Liquid assets include cash and deposits in other banks, unpledged securities and federal funds sold. The Bank of Hemet's liquid assets totaled $31.9 million, or 12.6% of total assets at December 31, 1998, compared with $37.4 million, or 15.5% of total assets at December 31, 1997. Liquidity is also affected by the collateral requirements of public deposits and borrowings. Total pledged securities were $10.0 million at December 31, 1998 compared with $7.0 million at December 31, 1997 and $7.0 million at December 31, 1996.

    Management believes that The Bank of Hemet maintains adequate sources of liquidity in the form of liquid assets and borrowing lines of credit to meet its cash obligations for the next 12 months. The Bank of Hemet's liquidity might be insufficient if deposit withdrawals were to exceed anticipated levels. Deposit withdrawals can increase if an insured depository financial institution experiences financial difficulties or receives adverse publicity for other reasons, or if its pricing, products or services are not competitive with those offered by other institutions.

    The Bank of Hemet's primary sources of liquidity include liquid assets and a stable deposit base. To supplement these, The Bank of Hemet maintains a borrowing line of credit with the Federal Home Loan Bank of San Francisco in the amount of $14.2 million as of December 31, 1998. This line is secured by approved residential and commercial real estate mortgage loans totaling $21.3 million as of December 31, 1998. At December 31, 1998, there were no advances outstanding under this line of credit, and the line was not used during 1998. Additionally, The Bank of Hemet has available reverse repurchase agreement lines of credit with two broker-dealers. These lines are subject to normal terms for such arrangements and were not used during 1998 or 1996. In 1997, the average amount outstanding under them was $249,000, and the maximum amount outstanding was $3.9 million. At December 31, 1998, marketable securities with a market value of approximately $14.0 million were available for the reverse repurchase lines of credit. In April 1999, The Bank of Hemet obtained approval to borrow under the Discount Window Program of the Federal Reserve Bank of San Francisco. There have been no advances under this program.

    CAPITAL. Capital serves as a source of funds and helps protect creditors and uninsured depositors against potential losses. The primary source of capital for The Bank of Hemet has been internally generated capital through retained earnings. The Bank of Hemet's shareholders' equity increased $796,000, or 3.9%, to $21.0 million at December 31, 1998 from $20.2 million at December 31, 1997. The increase resulted from net income of $2.8 million, partially offset by dividends of $2.0 million.

    In May 1997, The Bank of Hemet concluded an issuer tender offer, which resulted in the repurchase of 50,626 shares of common stock at the offering price of $27.00 a share, for a total of $1.4 million.

    Federal regulations establish guidelines for calculating risk-adjusted capital ratios. These guidelines establish a systematic approach of assigning risk weights to bank assets and off-balance sheet items making the regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Under these regulations, banks are required to maintain a total risk-based capital ratio of 8.0%; that is, "Tier 1" plus "Tier 2" capital must equal at least 8.0% of risk-weighted assets plus off-balance sheet items, and Tier 1 capital (primarily shareholders' equity) must constitute at least 50% of qualifying capital. Tier 1 capital consists primarily of shareholders' equity excluding goodwill, and Tier 2 capital includes subordinated debt and, subject to a limit of 1.25% of risk-weighted assets, the allowance for loan and lease losses.

    At December 31, 1998, The Bank of Hemet had a Tier 1 risk-based capital ratio of 9.99% and a total risk-based capital ratio of 11.06%. In addition, regulators have adopted a minimum leverage capital ratio standard. This standard is designed to ensure that all financial institutions, irrespective of their risk profile, maintain minimum levels of core capital, which by definition excludes the allowance for loan and lease losses. These minimum standards for top-rated institutions may be as low as 3.0%; however, regulatory agencies have stated that most institutions should maintain ratios at least 1 to 2 percentage points above the 3.0% minimum. At December 31, 1998, the Bank's leverage capital ratio equaled 8.31%.

    Banks with Tier 1 risk-based capital of 6.0%, total-risk-based capital of at least 10.0% and a leverage capital ratio of at least 5.0% are considered "well capitalized" by federal banking agencies.

    The Bank of Hemet's policy is not to declare any dividends that would cause its leverage capital ratio to be below 8.0% or its total risk-based capital ratio to be below 10.0%.

    The following table summarizes the minimum capital ratios required by current Federal Deposit Insurance Corporation regulations, the ratios at which a bank is considered well-capitalized by the Federal Deposit Insurance Corporation, and the capital ratios of The Bank of Hemet at December 31, 1998, 1997 and 1996.

                                                                                                THE BANK OF HEMET AT
                                                  REGULATORY CAPITAL REQUIREMENTS   --------------------------------------------
                                                                                                          DECEMBER 31,
                                                  --------------------------------   MARCH 31,   -------------------------------
                                                     MINIMUM     WELL-CAPITALIZED      1999        1998       1997       1996
                                                  -------------  -----------------  -----------  ---------  ---------  ---------
Tier-1 risk-based capital.......................          4.0%             6.0%          10.01%       9.99%     10.43%     10.77%
Total risk-based capital........................          8.0%            10.0%          11.06%      11.06%     11.53%     11.97%
Leverage capital ratio(1).......................          4.0%             5.0%           8.31%       8.31%      8.53%      8.66%

------------------------

(1) Tier 1 capital to total quarterly average assets.

    Failure to meet minimum capital requirements can trigger mandatory actions by the regulators that, if undertaken, could have a material effect on The Bank of Hemet's financial statements and operations.

IMPACT OF INFLATION

    The financial statements and related financial data presented in this proxy statement/ prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates are likely to have a more significant impact on a financial institution's performance than the effects of general levels of inflation. During periods of inflation, interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. The Bank of Hemet seeks to manage its interest sensitivity gap to minimize the potential adverse effect of inflation and other market forces on its net interest income and capital.

    Financial institutions are also affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. During 1996, 1997 and 1998, inflation remained relatively stable, and The Bank of Hemet's level of noninterest expense was relatively unaffected by inflation.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement provides that all enterprises report comprehensive income as a measure of overall performance. This new standard is effective for 1998 and did not have a material effect on the current disclosures of The Bank of Hemet.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement changes the way public companies report selected information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. This new standard is effective for 1998 and did not have a material effect on the current disclosures of The Bank of Hemet.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for 2000 and is not expected to have a material impact on the financial statements of The Bank of Hemet.

    In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," which establishes accounting and reporting standards for activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar. SFAS No. 134 requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on its ability and intent to sell or hold these investments. This new standard is effective for 1999 and is not expected to have a material impact on the financial statements of The Bank of Hemet.

YEAR 2000 COMPLIANCE

    OVERVIEW. The Year 2000 problem arises when computer programs have been written using two digits rather than four to define the applicable year. As a result, date-sensitive hardware and software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities.

    In June 1996, the Federal Financial Institutions Examination Council alerted the banking industry of the serious challenges that would be encountered with Year 2000 issues. The Federal Deposit Insurance Corporation has also implemented a plan to require compliance with Year 2000 issues and regularly examines the progress of banks, including The Bank of Hemet and its subsidiary, BankLink Corporation.

    STATE OF READINESS OF THE BANK OF HEMET AND BANKLINK CORPORATION.

    OVERALL PLAN. In accordance with Federal Deposit Insurance Corporation guidelines, The Bank of Hemet and BankLink Corporation have developed a comprehensive plan to deal with the Year 2000 issue. The Bank of Hemet and BankLink Corporation believe the plan, if properly implemented, will result in timely and adequate modifications of its systems and technology and those of its outside vendors to address Year 2000 issues appropriately. The plan has five phases:

    - Awareness--defining the Year 2000 problem, gaining support and resources, developing a plan, and establishing a project team.

    - Assessment--assessing the size and complexity of the project, and identifying all systems affected by the Year 2000 date change.

    - Renovation--hardware and software upgrades, and outside vendor certifications.

    - Validation--testing systems including connections with other systems, and acceptance of such by internal and external users.

    - Implementation--developing a contingency plan.

    Except as indicated hereafter, The Bank of Hemet has substantially completed the five phases of its plan. However, to ensure success, The Bank of Hemet plans to:

    - engage in ongoing discussions with outside vendors to determine if they have been successful in validating their compliance with their Year 2000 plans;

    - use its best efforts to ensure that new systems or subsequent changes in existing systems are verified as Year 2000 compliant;

    - test third-party systems which have computerized interfaces with The Bank of Hemet and BankLink Corporation's systems; and

    - continue to refine its contingency plan.

    The Bank of Hemet and BankLink Corporation rely substantially on outside vendors to provide computer hardware and software systems for their operations. Consequently, the Year 2000 plan places heavy emphasis on compliance by outside vendors. The plan prioritizes outside vendors by the degree of dependence on the computer systems they provide. The plan also addresses customer capabilities to become Year 2000 compliant. Finally, the plan requires review of non-information technology systems, such as alarm systems.

    The Bank of Hemet's Audit Committee has engaged the services of an independent consultant to review the overall Year 2000 project. The consultant has been requested to emphasize testing of vendor-reliant, mission-critical systems and to assist in the development of a contingency plan.

    VENDORS. The Bank of Hemet and BankLink Corporation rely heavily on outside vendors to provide the hardware and software used in their computer operations. To determine the readiness of outside vendors, The Bank of Hemet and BankLink Corporation have solicited written communications from each major outside vendor about its compliance with Year 2000. Most outside vendors have responded that they are Year 2000 compliant. The Bank of Hemet identified a total of 45 vendors. It found that 34 of these were not critical to The Bank of Hemet's operations. The Bank of Hemet found the remaining 11 vendors to be critical to its operations, and found all 11 Year 2000 compliant. For those outside vendors who provide mission critical systems and have certified these systems as Year 2000 compliant, The Bank of Hemet and BankLink Corporation have conducted in-house testing of these systems, using various Year 2000-critical dates. The testing has included the creation of a duplicate database on BankLink Corporation's mainframe computer used for Year 2000 testing purposes.

    For those outside vendors that have responded they are working toward Year 2000 compliance and that The Bank of Hemet and BankLink Corporation have determined to be significant, The Bank of Hemet and BankLink Corporation will follow up on a regular basis throughout 1999. These outside vendors have advised The Bank of Hemet and BankLink Corporation that they expect to be Year 2000 compliant prior to December 31, 1999, and there are no Year 2000 compliance issues which appear to be unresolvable by that date. For such outside vendors that provide mission critical systems, The Bank of Hemet and BankLink Corporation will be conducting ongoing testing to validate Year 2000 compliance.

    The Bank of Hemet and BankLink Corporation have determined that other outside vendors will not have a material impact on their operations, whether or not they are Year 2000 compliant.


    CUSTOMERS. The Bank of Hemet has sent a questionnaire to each of its significant borrowers and depositors to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. The Bank of Hemet's customer risk evaluation consisted of sending questionnaires to its 22 largest business deposit customers and its 95 largest borrowers, which had loans in excess of $500,000. Most customers have responded. From the questionnaires, The Bank of Hemet identified several of these customers as having a low risk of Year 2000 exposure due to the commercial real estate nature of their businesses. There was one borrower whose response raised a question about its Year 2000 risk. The Bank of Hemet has placed this loan on the internal loan watch list and the loan officer is monitoring it. Each borrower and depositor is categorized according to its state of readiness based on its response to the questionnaire and The Bank of Hemet's review of the customer. The Bank of Hemet has also taken steps to ensure liquidity for depositors with high Year 2000 risks. It will make a reassessment on each customer's risk on a regular basis. BankLink Corporation has organized a client bank information group to exchange Year 2000 readiness and testing information.

    NON-INFORMATION TECHNOLOGY SYSTEMS. The Bank of Hemet and BankLink Corporation have tested their non-information technology systems, such as microprocessors controlling its environmental and alarm systems, and found them to be Year 2000 compliant.

    COSTS TO ADDRESS YEAR 2000 ISSUES FOR THE BANK OF HEMET AND BANKLINK CORPORATION. Some of The Bank of Hemet's and BankLink Corporation's computer hardware and software applications were modified or replaced in order to maintain their functionality as the year 2000 approaches. The Bank of Hemet and BankLink Corporation have spent approximately $120,000 as of December 31, 1998 to address Year 2000 issues. The Bank of Hemet and BankLink Corporation spent $34,000 in the first quarter of 1999 to address Year 2000 issues and estimate their total expenditures over the two-year period 1998 through 1999 to be approximately $200,000. This estimate includes some costs, such as the purchase of computer hardware and software upgrades, that will qualify as depreciable assets for accounting purposes, with the related depreciation expense recognized over the estimated useful lives of the applicable assets. However, the majority of costs, including in-house staff time, will be expensed as incurred, in compliance with generally accepted accounting principles. BankLink Corporation expects to recover a portion of its total costs by recognizing non-interest income over the fifteen month period ending December 31, 1999 from fees charged to its client banks for Year 2000 testing and other costs incurred. The Bank of Hemet does not anticipate that any of these costs will materially impact its consolidated results of operations in any one reporting period.

    In light of the complexity of the Year 2000 problem and its potential impact on both The Bank of Hemet and BankLink Corporation and third parties that interact with them, there can be no assurance that the costs associated with the Year 2000 issue will be as estimated. The Bank of Hemet and BankLink Corporation do not intend to obtain insurance against any Year 2000 risks.

    RISKS OF THE YEAR 2000 ISSUES FOR THE BANK OF HEMET AND BANKLINK CORPORATION. Management believes that it is likely that the foregoing efforts will be successful. However, it is possible that necessary remediation of vendor-reliant systems may not be completed in a timely manner, or third-party systems with which The Bank of Hemet and BankLink Corporation have computerized interfaces may create Year 2000 issues. It is also possible that the expenses or liabilities to which The Bank of Hemet and BankLink Corporation may become subject as a result of such issues could be material. Any such event or occurrence could have a material adverse effect on The Bank of Hemet's and BankLink Corporation's business, prospects, operating results and financial condition. Ultimately, the potential impact of the Year 2000 issue on The Bank of Hemet and BankLink Corporation will depend on a series of complex factors, including the following:

    - the corrective measures undertaken by The Bank of Hemet and BankLink Corporation themselves;

    - the measures undertaken by outside vendors to become Year 2000 compliant;

    - the accuracy of representations made by outside vendors to The Bank of Hemet and BankLink Corporation concerning their state of readiness;

    - the degree of compliance by governmental agencies, businesses, telephone and other utility companies, and other entities which engage in essential communications or third-party computerized interfaces with The Bank of Hemet and BankLink Corporation and its customers; and

    - the degree of compliance by customers.

    At worst, The Bank of Hemet's and BankLink Corporation's customers and outside vendors will face severe Year 2000 issues. Large customers negatively affected by Year 2000 issues could lead to deposit outflows or increased risk in collecting loans. The Bank of Hemet and BankLink Corporation may also be required to replace noncompliant outside vendors with more expensive Year 2000 compliant outside vendors.

    The Bank of Hemet and BankLink Corporation have taken steps to avail themselves of the safe harbor provision of the newly enacted Year 2000 Information and Readiness Disclosure Act by clearly labeling written communications to customers and vendors as a "Year 2000 Readiness Disclosure," thereby promoting a prompt, candid and thorough exchange of information on Year 2000 readiness and limiting liability for any errors.

    CONTINGENCY PLANS OF THE BANK OF HEMET AND BANKLINK CORPORATION. The Bank of Hemet and BankLink Corporation have created a contingency plan to take effect should there be circumstances preventing timely implementation. If those outside vendors do not demonstrate compliance by a specified date, The Bank of Hemet and BankLink Corporation will seek alternatives in accordance with its contingency plan. Outside vendors of mission critical systems are major U.S. companies, and management has assessed the relevant financial and operational capabilities of their hardware and software to provide Year 2000 processing. The time frame to convert to another outside vendor in the Year 2000 is relatively long, and therefore the ability to obtain replacement outside vendors will be limited.

    In addition, for each mission critical system, The Bank of Hemet and BankLink Corporation have identified alternate procedures to achieve a successful resumption of business in case its computer systems, or those of its mission critical outside vendors, fail. The alternative procedures include development of a manual process for implementing the system and identifying alternative outside vendors.

                         BUSINESS OF THE BANK OF HEMET

GENERAL

    The Bank of Hemet is a California community bank headquartered in Hemet, California. In addition to its headquarters, The Bank of Hemet maintains five branches in Riverside county. Riverside county and neighboring San Bernardino county are experiencing significant population and economic growth.

    The Bank of Hemet's primary service area is the area of California commonly referred to as the Inland Empire, a region primarily consisting of Riverside and San Bernardino counties. These counties are experiencing significant population and economic growth, much of which has been fueled by the migration of manufacturing, distribution and export service firms from adjacent Los Angeles, Orange and San Diego counties.


    The Bank of Hemet was incorporated in 1974 under the California General Corporation Law and is licensed by the California Department of Financial Institutions to conduct a general banking business. The Federal Deposit Insurance Corporation insures its deposits up to the applicable legal limits. The Bank of Hemet is not a member of the Federal Reserve System.


    The Bank of Hemet emphasizes community-based commercial banking. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Hemet area, as well as businesses and real estate owners/developers primarily throughout Riverside, San Bernardino, Orange, Los Angeles and San Diego counties. The Bank of Hemet also makes commercial real estate loans meeting its underwriting criteria in the San Francisco bay area, in the Sacramento area and in other areas outside of its primary service area, including Arizona.

    The Bank of Hemet offers a full range of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The Bank of Hemet's primary lending focus has historically been and continues to be commercial real estate and construction lending.

    Deposit services offered by The Bank of Hemet include personal and business checking and savings accounts, money market deposit accounts, certificates of deposit, and individual retirement accounts. Other operational services include safe deposit boxes, travelers checks, wire transfers, overdraft lines of credit, electronic banking for businesses, 24-hour telephone banking, merchant bankcard, automated clearing house origination, automatic teller machines on the Instant Teller, Maestro and Cirrus networks and other standard depository functions.

    As of December 31, 1998, the Bank of Hemet's wholly owned subsidiary, BankLink Corporation, provides data processing services to The Bank of Hemet and seven other banks and item processing services to The Bank of Hemet and three other banks. At December 31, 1998, BankLink Corporation had total assets of $931,000 and pre-tax earnings for the year ended December 31, 1998 of $146,000. The Bank has four other subsidiaries which are not active.

BUSINESS STRATEGY

    The Bank of Hemet's business strategy is to:

    - maintain asset quality;

    - increase the volume and diversity of good quality, mini-perm real estate and commercial loans;

    - remix its deposit base to lower its cost of funds;

    - provide high quality value based banking services and products to its customers;

    - continue a pace of moderate growth; and

    - increase operating efficiencies.

    The Bank of Hemet has focused on, and will continue to focus on, marketing efforts to implement its business strategy. These efforts include obtaining increased loan and deposit business from existing customers, word-of-mouth referrals, advertising and personal solicitation of customers by officers, directors and stockholders. Management assigns responsibility to all loan and business development officers to make regular calls on potential customers and obtain referrals from existing customers. The Bank of Hemet directs promotional efforts toward individuals and small-to-medium sized businesses.

PREMISES

    The following table sets forth information about The Bank of Hemet's banking offices.

                                                                     OWNED/
LOCATION                                           TYPE OF OFFICE    LEASED          SIZE          SINCE
------------------------------------------------  ----------------  ---------  ----------------  ---------
1600 East Florida Avenue, Hemet.................    Main branch      Leased      7,200 sq./ft         1988
1555 W. Florida Avenue, Hemet...................       Branch        Leased      5,300 sq./ft         1986
1497 S. San Jacinto Street, San Jacinto.........       Branch        Leased      3,300 sq./ft         1992
56525 Highway 371, Anza.........................       Branch         Owned      1,920 sq./ft         1992
3545 Central Avenue, Riverside..................     Branch(1)       Leased      4,600 sq./ft         1993
3715 Sunnyside Drive, Riverside.................     Branch and       Owned    7,100 sq./ft(3)        1993
                                                   Administrative
                                                     offices(2)

------------------------

(1) The bank does not currently accept deposits at this location. These are the premises of The Bank of Hemet's wholly owned data processing subsidiary, BankLink Corporation.


(2) The Bank of Hemet's loan, note, human resources, marketing and finance departments occupy these premises.


(3) Includes enclosed parking area.

    Aggregate annual rentals for The Bank of Hemet and its subsidiaries for leased premises were $376,000 for the year ended December 31, 1998.

INVESTMENT PORTFOLIO

    The following table sets forth the book values of securities at the dates indicated. Under SFAS No. 115, "Accounting for Certain Agency Investments in Debt and Equity Securities,"

The Bank of Hemet has designated all of its U.S. government agency securities and other securities as "held-to-maturity." The Bank of Hemet does not have any tax exempt securities in its investment portfolio.

                                                                         DECEMBER 31
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
U.S. government agencies(1)..................................  $  24,000  $  24,000  $  23,996
Other securities(2)..........................................        882        833        783
                                                               ---------  ---------  ---------
    Total....................................................  $  24,882  $  24,833  $  24,779
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

------------------------

(1) At December 31, 1998, $10.0 million of these securities were pledged to secure public funds deposited with The Bank of Hemet, compared with $7.0 million at December 31, 1997 and $7.0 million at December 31, 1996.

(2) Consists of perpetual preferred stock of the Federal Home Loan Bank of San Francisco.

    The following table sets forth the maturities of The Bank of Hemet's investment securities at December 31, 1998 and the weighted average yields of those securities calculated on the basis of the cost and effective yields based on the scheduled maturity of each security.

                                                         AFTER ONE TO            AFTER FIVE TO
                               ONE YEAR OR LESS           FIVE YEARS               TEN YEARS              AFTER TEN YEARS
                            ----------------------  ----------------------  ------------------------  ------------------------
                             AMOUNT       YIELD      AMOUNT       YIELD       AMOUNT        YIELD       AMOUNT        YIELD
                            ---------     -----     ---------     -----     -----------     -----     -----------     -----
                                                                  (DOLLARS IN THOUSANDS)
U.S. government
  agencies................  $  18,000        5.08%  $   6,000        5.04%          --           --%   $      --         0.00%
Other securities(1).......         --          --          --        0.00           --           --          882         5.86
                            ---------               ---------                      ---                     -----
Total.....................  $  18,000        5.08%  $   6,000        5.04%          --           --    $     882         5.86%
                            ---------               ---------                                              -----
                            ---------               ---------                                              -----
Estimated fair value......  $  18,005               $   5,997                                          $     882
                            ---------               ---------                                              -----
                            ---------               ---------                                              -----


                                    TOTAL
                            ----------------------
                             AMOUNT       YIELD
                            ---------     -----

U.S. government
  agencies................  $  24,000        5.07%
Other securities(1).......        882        5.86
                            ---------
Total.....................  $  24,882        5.09%
                            ---------
                            ---------
Estimated fair value......  $  24,884
                            ---------
                            ---------

------------------------

(1) Consists of perpetual preferred stock of the Federal Home Loan Bank of San Francisco. These securities are held as "available for sale," and their carrying value is equal to their cost of acquisition.

    The Bank of Hemet does not own securities of a single issuer, except for securities issued by U.S. government agencies, whose aggregate book value is in excess of 10% of its total equity.

LENDING ACTIVITIES

    The Bank of Hemet originates loans for its own portfolio. Lending activities include commercial real estate mortgage, real estate construction, commercial and consumer loans. The Bank of Hemet's primary asset category continues to be its loan portfolio, which comprised 79.2% of average total assets in 1998. At December 31, 1998, The Bank of Hemet had no foreign loans outstanding and has not engaged in the business of making foreign loans.

LOAN PORTFOLIO

    COMPOSITION OF LOANS. The following table shows the composition of loans by type of loan or type of borrower at the dates indicated.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------

                                                                             (IN THOUSANDS)
Real estate--construction............................  $    1,941  $    6,627  $    8,268  $   12,169  $    6,885
Real estate--mortgage(1).............................     195,248     174,897     167,979     163,684     164,784
Commercial...........................................      10,016      10,033      10,401       8,525      11,762
Consumer.............................................       1,002       1,065       1,043       1,264       1,542
Municipal leases.....................................          --          --          24         292         833
All other loans......................................         391         411         482         489         761
                                                       ----------  ----------  ----------  ----------  ----------
                                                          208,598     193,033     188,197     186,423     186,567
    Deferred origination fees........................        (796)       (746)       (756)       (706)       (821)
                                                       ----------  ----------  ----------  ----------  ----------
Total loans..........................................  $  207,802  $  192,287  $  187,441  $  185,717  $  185,746
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

------------------------

(1) Includes commercial real estate and residential mortgage loans.

    MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES. The following table shows the maturity distribution of the loan portfolio excluding nonaccrual loans and deferred origination fees at December 31, 1998, and the loan portfolio's sensitivity to changes in interest rates. The principal balances of loans due after one year are indicated by both fixed and floating rate categories.

                                                                                               FLOATING
                                                                     AFTER ONE                  RATE:     FIXED RATE:
                                                        WITHIN ONE  BUT WITHIN      AFTER     DUE AFTER    DUE AFTER
                                                           YEAR     FIVE YEARS   FIVE YEARS    ONE YEAR   ONE YEAR(1)
                                                        ----------  -----------  -----------  ----------  -----------
                                                                               (IN THOUSANDS)
Real estate--construction.............................  $    1,941   $      --    $      --   $       --   $      --
Real estate--mortgage.................................      10,786      89,783       93,101      162,982      19,902
Commercial............................................       7,449       2,568           --        2,035         533
Consumer..............................................         491         353          158           36         475
Municipal leases......................................          --          --           --           --          --
All other loans.......................................         391          --           --           --          --
                                                        ----------  -----------  -----------  ----------  -----------
    Total.............................................  $   21,058   $  92,704    $  93,259   $  165,053   $  20,910
                                                        ----------  -----------  -----------  ----------  -----------
                                                        ----------  -----------  -----------  ----------  -----------

------------------------

(1) Includes real estate mortgage floating rate loans of $8,773,000 which are accruing interest at floor rates.

LOANS SECURED BY REAL ESTATE

    At December 31, 1998, $197.2 million, or approximately 94.5% of The Bank of Hemet's loans were secured by first deeds of trust on real estate. The concentration in loans secured by real estate is monitored on a quarterly basis and taken into account in the computation of the adequacy of the allowance for loan and lease losses. The non-residential real estate loan portfolio is segregated into various categories on which annual concentration limits are recommended by management and approved by the board of directors. The categories include industrial, medical office, commercial office, mini-storage and retail. "Retail" is further broken down into subcategories, including anchored, automotive, office and strip center. Additionally, The Bank of Hemet categorizes the portfolio geographically by state and county.


    The three largest categories of loans secured by real estate are shown in the following table:

                                                AMOUNT AT
                                               DECEMBER 31,   PERCENTAGE OF LOANS
TYPE OF REAL ESTATE LOAN                           1998          IN PORTFOLIO
--------------------------------------------  --------------  -------------------
                                                    (DOLLARS IN THOUSANDS)
Commercial mortgage loans...................    $  166,179              79.7%
Residential mortgage loans..................        29,069              13.9
Construction loans..........................         1,941               0.9
                                              --------------             ---
Total real estate loans.....................    $  197,189              94.5%
                                              --------------             ---
                                              --------------             ---

    COMMERCIAL MORTGAGE LOANS. The Bank of Hemet provides intermediate term commercial real estate loans collateralized by first deeds of trust on real property. Approximately one percent of the commercial mortgage portfolio consists of loans made outside California. Within California, at December 31, 1998, approximately 43% of commercial mortgage loans were secured by real property in Riverside county, 28% in Orange county, 11% in San Bernardino county and 7% in Los Angeles county.

    The value of real estate collateral is supported by formal appraisals in compliance with applicable federal regulations. Generally, these types of loans are made for a period of up to five years, loan-to-value ratios are 65% or less, and debt coverage ratios, are 1.30:1 or better. The loans generally carry adjustable interest rates indexed to the one-year or, to a lesser extent, the three- or five-year Treasury constant maturity index. Rate adjustments vary from quarterly to five years. Amortization may be up to 30 years.


    Repayment on loans secured by such properties depends on successful operation and management of the collateral properties. The value of the collateral is also subject to the real estate market and general economic conditions. The Bank of Hemet attempts to address these risks through its underwriting criteria, including the loan-to-value ratios and debt service coverages described above. The collateral quality and type must meet The Bank of Hemet's standards, the property generally must have quality leases extended beyond the maturity date if applicable, and the borrower/guarantor generally must have strong liquidity. The Bank of Hemet generally requires continuing guaranties from borrowers/owners. The Bank of Hemet's lending administration personnel inspect all of the properties securing The Bank of Hemet's real estate portfolio before the loan is made.


    The Bank of Hemet requires title insurance insuring the status of its lien on all of the real estate secured loans. The Bank of Hemet also requires the borrower to maintain fire, extended coverage casualty insurance and, if the property is in a flood zone, flood insurance in amounts equal to the outstanding loan balance, subject to applicable law that may limit the amount of hazard insurance a lender can require to the cost of replacing improvements.

    RESIDENTIAL MORTGAGE LOANS. As of December 31, 1998, the total of all residential mortgage loans held in portfolio by The Bank of Hemet was $29.1 million, or 13.9% of total loans. The portfolio is primarily secured by first deeds of trust on single-family residences located in the Riverside and San Bernardino counties of California. Approximately $25.1 million or 86.4% of this portfolio consists of variable rate loans.

    From time to time, The Bank of Hemet has originated first mortgages for resale on the secondary market to Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. However, since 1995 The Bank of Hemet has chosen not to originate residential mortgage loans either for its own portfolio or for sale in the secondary market due to competitive issues. The Bank of Hemet retains the servicing rights to the loans sold. Servicing arrangements provide for The Bank of Hemet to maintain records related to the servicing agreement, to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activities necessary to the mortgage servicing function. The Bank of Hemet receives as compensation a servicing fee based on the principal balance of the outstanding loans. Servicing fee income amounted to $57,000 during 1998, and the total unpaid principal balance of the mortgage servicing portfolio amounted to approximately $18.3 million at December 31, 1998.

    REAL ESTATE CONSTRUCTION LOANS. The Bank of Hemet finances the construction of residential, commercial and industrial properties. The Bank of Hemet's construction loans typically have the following characteristics:

    - First mortgages on the collateral real estate;

    - Maturities of one year or less;

    - A floating rate of interest based on the Bank of America prime rate;

    - Minimum cash equity of 30% of project cost;

    - Reserve for anticipated interest costs during construction;

    - Loan-to-value ratios generally not exceeding 65%; and

    - Recourse against the borrower or a guarantor in the event of a default.

    For commercial and industrial properties, The Bank of Hemet typically issues a stand-by commitment for a "take-out" mini-perm loan on the property. The Bank of Hemet does not participate in joint ventures or take an equity interest in connection with its construction lending.

    Construction loans involve additional risks compared with loans secured by existing improved real property. These include:

    - The uncertain value of the project prior to completion;

    - The inherent uncertainty in estimating construction costs;

    - Possible difficulties encountered by municipal or other governmental regulation during construction; and

    - The inherent uncertainty of the market value of the completed project.

    As a result of these uncertainties, repayment depends, in large part, on the success of the ultimate project. If The Bank of Hemet is forced to foreclose on a project before or at completion because of a default, The Bank of Hemet may not be able to recover all of the unpaid balance of the loan, and its accrued interest, as well as the related foreclosure and holding costs. In addition, The Bank of Hemet may find it necessary to pay additional amounts to complete a project and may have to hold the property for an indeterminate time. Further, future local or national economic conditions could have an adverse impact on the potential success of construction projects financed by The Bank of Hemet and on collateral securing these loans.

COMMERCIAL LOANS

    At December 31, 1998, approximately $10.0 million, or 4.8% of The Bank of Hemet's total loan portfolio, consisted of commercial loans. The Bank of Hemet provides intermediate and short-term commercial loans that are either unsecured, partially secured or fully secured. The majority of these loans are in Riverside and San Bernardino counties. Loan maturities range up to five years. The Bank of Hemet requires a re-analysis before making a loan extension in excess of 90 days. The Bank of Hemet makes these loans to individuals, professionals and businesses. The Bank of Hemet takes collateral whenever possible regardless of the loan purpose. Collateral may include cash, liens on accounts receivable and/or equipment. As a matter of policy, The Bank of Hemet requires all principals of a business to be guarantors on all commercial loans. All borrowers must demonstrate the ability to service and repay not only The Bank of Hemet debt but all outstanding debt, on the basis of historical cash flow or conversion of assets.

CONSUMER LOANS

    As of December 31, 1998, the total of all consumer loans held by The Bank of Hemet was $1.0 million or .5% of total loans. Consumer loans may be secured or unsecured, and are extended for a variety of purposes, including the purchase or finance of automobiles, home improvement, home equity lines and overdraft protection. Consumer loan underwriting standards include an examination of the applicant's credit history and payment record on other debts and an evaluation of his or her ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount.

    Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because the collateral is more likely to suffer damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability. Furthermore, various federal and state laws, including federal and state bankruptcy and insolvency laws, often limit the amount that the lender can recover on these loans.

OFF-BALANCE SHEET COMMITMENTS

    The Bank of Hemet may issue formal commitments or lines of credit to a limited number of well-established, financially responsible, local commercial enterprises. Such commitments can be either secured or unsecured. These commitments may take the form of revolving lines of credit, letters of credit, real estate construction or real estate mortgage loans. Standby letters of credit are conditional commitments issued by The Bank of Hemet to guarantee the performance of a customer to a third party. The Bank of Hemet does not enter into any interest rate swaps or caps, or forward or future contracts.

    The following table shows the distribution of The Bank of Hemet's undisbursed loan commitments at the dates indicated.

                                                                             AT DECEMBER 31,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Real estate--construction................................................  $   2,404  $   2,160
Real estate--mortgage....................................................      1,472        822
Standby letters of credit................................................      1,116        282
Undisbursed lines of credit..............................................      5,876      6,436
                                                                           ---------  ---------
    Total................................................................  $  10,868  $   9,700
                                                                           ---------  ---------
                                                                           ---------  ---------

LENDING PROCEDURES AND CREDIT APPROVAL PROCESS

    The board of directors' loan committee approves all loans in excess of $500,000 and reviews all loans in excess of $100,000. Lending limits are authorized by the loan committee through authority delegated by the board of directors of The Bank of Hemet. The directors' loan committee approves all loans which would create a total borrower liability in excess of $500,000. The Chief Credit Officer is responsible for evaluating the authority limits for individual credit officers and recommends lending limits to the directors' loan committee for approval.

    The highest individual lending authority in The Bank of Hemet is currently $500,000, which requires the approval and signature of the Chief Credit Officer. The second highest lending authority is $150,000 for the manager of the real estate loan department. All other individual lending authorities are less, with the next largest authority being $100,000.

    At December 31, 1998, The Bank of Hemet's authorized legal lending limits were approximately $3.5 million for unsecured loans and approximately $5.8 million for secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan and lease losses on an unsecured basis and 25% on a secured basis. The Bank of Hemet's primary capital plus allowance for loan and lease losses at December 31, 1998 totaled $23.3 million. The Bank of Hemet's largest borrower as of December 31, 1998 had an aggregate loan liability totaling $5.8 million.

    The Bank of Hemet seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although management believes that its underwriting criteria are appropriate for the various kinds of loans it makes, The Bank of Hemet may incur losses on loans which meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves for such losses in the allowance for loan and lease losses.

ASSET QUALITY

    NONPERFORMING ASSETS. Nonperforming assets include nonperforming loans and other real estate owned, or OREO.

    NONPERFORMING LOANS. Nonperforming loans are those which the borrower fails to perform in accordance with the original terms of the obligation and fall into two categories:

    - Nonaccrual loans. The Bank of Hemet generally places loans on nonaccrual status when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is well-secured and, in the opinion of management, is deemed in the process of collection. When loans are placed on nonaccrual status, accrued but unpaid interest is reversed against the current year's income. The Bank of Hemet may treat payments on nonaccrual loans as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income where management believes the remaining principal balance is fully collectible. Additionally, The Bank of Hemet may place loans not 90 days past due on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

    - Accruing loans 90 days or more past due. The Bank of Hemet classifies a loan in this category when the borrower is more than 90 days late in making a payment of principal or interest but the loan has not been placed on nonaccrual status.

    Nearly all nonperforming loans during the periods reported were secured by first deeds of trust on real property. The collateral securing these nonperforming loans at December 31, 1998 may not be sufficient to prevent losses on such loans.

    OTHER REAL ESTATE OWNED. This category of nonperforming assets consists of real estate to which The Bank of Hemet has taken title by reason of foreclosure or by taking a deed in lieu of foreclosure from the borrower. The Bank of Hemet has been actively managing its OREO while attempting to expeditiously dispose of the properties. At December 31, 1998, the bank owned one OREO property, consisting of a single family residence valued at $77,000. For a more complete discussion of changes in OREO during the last three years, please refer to "The Bank of Hemet Management's Discussion and Analysis of Results of Operations-- Noninterest Expense."

    The following table summarizes The Bank of Hemet's nonperforming assets at the dates indicated.

                                                                                       DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                  (DOLLARS IN THOUSANDS)
Nonaccrual loans(1)..............................................  $   1,578  $   2,902  $   2,976  $   2,446  $   3,188
Loans past due 90 days or more...................................          3         --         17         14         --
  Total nonperforming loans......................................      1,581      2,902      2,993      2,460      3,188
Other real estate owned..........................................         77        779      2,180      3,908      2,719
                                                                   ---------  ---------  ---------  ---------  ---------
  Total nonperforming assets.....................................  $   1,658  $   3,681  $   5,173  $   6,368  $   5,907
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Nonperforming loans as a percent of total loans..................       0.76%      1.51%      1.60%      1.32%      1.72%
Nonperforming assets as a percent of total assets................       0.66%      1.53%      2.21%      2.79%      2.64%

------------------------

(1) Interest income in the amount of $277,000 would have accrued during 1998 on loans on nonaccrual status if interest had been accrued. Income of $115,000 was in fact recognized on nonaccrual loans in 1998 based on receipt of actual interest payments.

    IMPAIRED LOANS. Management defines impaired loans, regardless of past due status on loans, as those on which principal and interest are not expected to be collected under the original contractual loan repayment terms. The Bank of Hemet charges off an impaired loan at the time management believes it has exhausted the collection process. The Bank of Hemet values impaired loans based on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price or the fair value of collateral if the loan is collateral-dependent. Impaired loans at December 31, 1998 were $3.3 million, $1.6 million of which were also nonaccrual loans. On account of these impaired loans, The Bank of Hemet had an allowance for loan and lease losses of $287,000 at December 31, 1998. The average outstanding principal balance of impaired loans was $4.0 million during 1998. Substantially all of the impaired loans at December 31, 1998 were collateral dependent and management measured them using the fair value of the collateral.

    SUBSTANDARD AND DOUBTFUL LOANS. The Bank of Hemet classifies loans as "substandard" in accordance with regulatory requirements when they are inadequately protected by the current sound worth and paying capacity of the borrower or of the loan collateral, if any. Substandard loans generally have well-defined weaknesses that jeopardize repayment. They are characterized by the distinct possibility that a bank will sustain some loss if the deficiencies are not corrected.

    The Bank of Hemet classifies loans as "doubtful," in accordance with regulatory requirements, when the loans have the inherent weaknesses of substandard loans and, in addition, the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. However, in such loans, various important and reasonably specific pending factors may work to the advantage and strengthening of the asset. Accordingly, with respect to such loans, the estimated loss is deferred until its more exact status may be determined.

    RESTRUCTURED LOANS. The Bank of Hemet considers restructured loans as loans on which interest accrues at a below market rate or on which a portion of the principal has been forgiven to help the borrower make the final repayment of the loan. Any interest previously accrued, but not yet collected, is reversed against current income when the loan is placed in this category. Interest is then reported on a cash basis until the borrower establishes an ability to service the restructured loan in accordance with its terms, The Bank of Hemet does not have any loans categorized as restructured loans.

    Except as disclosed above, there were no assets as of December 31, 1998 where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms. However, it is always possible that current credit problems may exist that may not have been discovered by management. Given the high percentage of The Bank of Hemet's loans that are secured by real estate, the real estate market in Southern California and the overall economy in The Bank of Hemet's market area are likely to continue to have a significant effect on the quality of The Bank of Hemet's assets in the future.

ALLOWANCES AND PROVISIONS FOR LOAN AND LEASE LOSSES

    The following table sets forth an analysis of the allowance for loan and lease losses and provisions for loan and lease losses for the periods indicated.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------

                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period.......................  $    2,116  $    2,241  $    2,135  $    2,609  $    2,520
Loans charged off:
  Real estate--construction..........................          --          --          --          --         625
  Real estate--mortgage..............................         139         274         562         179         776
  Commercial.........................................          --         159         272         348          43
  Consumer...........................................          43          18          68          90          17
                                                       ----------  ----------  ----------  ----------  ----------
    Total charge-offs................................         182         451         902         617       1,461
                                                       ----------  ----------  ----------  ----------  ----------
Recoveries:
  Real estate--construction..........................          --          --          --          --          --
  Real estate--mortgage..............................         225          57          16          18           9
  Commercial.........................................          47          10           2          --          35
  Consumer...........................................          26           9           2           5           6
                                                       ----------  ----------  ----------  ----------  ----------
    Total recoveries.................................         298          76          20          23          50
                                                       ----------  ----------  ----------  ----------  ----------
Net charge-offs......................................        (116)        375         882         594       1,411
                                                       ----------  ----------  ----------  ----------  ----------
Provision for possible loans losses..................          --         250         988         120       1,500
                                                       ----------  ----------  ----------  ----------  ----------
Balance at end of period.............................  $    2,232  $    2,116  $    2,241  $    2,135  $    2,609
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

Average total loans outstanding(1)...................  $  196,675  $  187,298  $  184,307  $  183,632  $  185,708
Total loans at end of period(1)......................     207,802     192,287     187,441     185,717     185,746
Net charge-offs/average total loans outstanding......       (0.06)%       0.20%       0.48%       0.32%       0.76%
Allowance at end of period/total loans outstanding...        1.07%       1.10%       1.20%       1.15%       1.40%
Allowance/nonperforming loans........................      141.16%      72.90%      74.86%      86.78%      81.84%

------------------------

(1) Net of deferred loan origination fees.

    The Bank of Hemet maintains an allowance for loan and lease losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance, management takes into consideration primarily the credit quality of the portfolio and prior loan loss experience. The specific calculation of the allowance for loan and lease losses is based on the risk rating system that The Bank of Hemet uses to grade its loans. This system classifies all loans into one of eight grades according to a risk-rating matrix that evaluates each of the five following factors:

    - the dependability of the primary repayment source;

    - the dependability of the secondary repayment source;

    - the value of the collateral in relation to the size of the loan, and the liquidity of the collateral;

    - the character/relationship of the borrower; and

    - the strength, stability and potential of the industry in which the borrower is operating.

    Different reserve percentages are assigned to each different class of loan, as summarized in the following table.

           LOAN GRADE             RESERVE PERCENTAGE
--------------------------------  ------------------------------------------------
Class I ("Pass")                  0.10%
Class II ("Pass")                 0.20%
Class III ("Pass")                Historical loan loss experience factor
Class IV ("Watch")                Calculated on a loan by loan basis
Class V ("Special Mention")       Calculated on a loan by loan basis
Class VI ("Substandard")          Calculated on a loan by loan basis
Class VII ("Doubtful")            Minimum of 50.00%
Class VIII ("Loss")               100.00%

    Management assigns reserve percentages to the first two classes, reflecting management's judgment of the likelihood of loss in each risk category. For the third grade, in which most "pass loans" fall, management assigns a reserve percentage to each of the following kinds of loans: commercial loans, commercial real estate loans, residential real estate loans, construction loans and consumer loans. The reserve percentage represents the historical loss rate on this category of loans for the preceding 36 months. For the next three categories, management assigns specific reserves based on a risk analysis of each loan. The Bank of Hemet's board of directors approves the adequacy of the allowance for loan and lease losses on a quarterly basis.

    The balance in the allowance is affected by amounts provided from operations, amounts charged-off and recoveries of previously charged-off loans. For 1998, The Bank of Hemet recorded no provision for loan and lease losses, compared with provisions of $250,000 for 1997 and $988,000 for 1996. The lack of a provision in 1998 resulted from management's determination, in accordance with the policy discussed above, that the allowance was adequate at December 31, 1998. In fact, the allowance had grown in 1998 by reason of net recoveries on loans previously charged-off in the amount of $116,000, compared with net charge-offs of $375,000 in 1997 and $882,000 in 1996. These trends reflected, among other factors, the strengthening of the Southern California economy. The decreased provision in 1997 as compared with 1996 reflected the significant decrease in net charge-offs during 1997 as compared with 1996. The increased provision in 1996 mainly resulted from the decline in real estate collateral value for one borrower in that year.

    At December 31, 1998 the allowance for loan and lease losses stood at $2.2 million or 1.07% of total loans outstanding, compared with $2.1 million or 1.10% of total loans outstanding at December 31, 1997, and $2.2 million, or 1.20% of total loans outstanding at December 31, 1996.

    Management anticipates the continued stabilization of the economy in segments of The Bank of Hemet's market area. However, underlying trends in the economic cycle will influence credit quality, particularly in Southern California, Management cannot completely predict these trends. Consequently, The Bank of Hemet may sustain loan losses, in any particular period, that are sizable in relation to the allowance for loan and lease losses. Additionally, a subsequent evaluation of the loan portfolio, in light of factors then prevailing, by The Bank of Hemet and its regulators may indicate a requirement for increases in the allowance for loan and lease losses through charges to the provision for loan and lease losses.

    The following table summarizes a breakdown of the allowance for loan and lease losses by loan category and the allocation in each category as a percentage of total loans in each category at the dates indicated:

                                                                          DECEMBER 31,
                                          ----------------------------------------------------------------------------
                                                    1998                      1997                      1996
                                          ------------------------  ------------------------  ------------------------
                                                                     (DOLLARS IN THOUSANDS)
                                                     % OF LOANS IN             % OF LOANS IN             % OF LOANS IN
                                          AMOUNT       CATEGORY      AMOUNT      CATEGORY      AMOUNT      CATEGORY
                                          ---------  -------------  ---------  -------------  ---------  -------------
Real estate--construction...............  $       3          0.1%   $      66          3.1%   $      83          3.7%
Real estate--mortgage...................      2,042         91.5        1,984         93.8        2,082         92.9
Commercial..............................        171          7.7           47          2.2           56          2.5
Consumer................................         16          0.7           19          0.9           20          0.9
                                          ---------        -----    ---------        -----    ---------        -----
Total...................................  $   2,232        100.0%   $   2,116        100.0%   $   2,241        100.0%
                                          ---------        -----    ---------        -----    ---------        -----
                                          ---------        -----    ---------        -----    ---------        -----

    Allocations of the loan and lease losses by category are not available in The Bank of Hemet's records for 1995 and 1994. However, real-estate mortgage loans constituted 87.8% of The Bank of Hemet's portfolio in 1995 and 88.3% in 1994. Accordingly, management believes that more than 90% of the allowance in 1995 and 1994 was allocable to real-estate mortgage loans as it was in 1998, 1997 and 1996.

    The allocation of the allowance to loan and lease categories is an estimate by management of the relative risk characteristics of loans in those categories. Losses in one or more loan categories may exceed the portion of the allowance allocated to that category or even exceed the entire allowance. The Bank of Hemet did not make an allocation of loan loss reserves by loan category in 1995 or 1994.

DEPOSITS

    Deposits are The Bank of Hemet's primary source of funds. At December 31, 1998, The Bank of Hemet had a deposit mix of 54.3% in time deposits, 29.4% in savings and interest-bearing checking accounts, 14.7% in noninterest-bearing demand accounts and 1.6% in money market accounts.

    Noninterest-bearing demand deposits enhance The Bank of Hemet's net interest income by lowering its cost of funds. The Bank is committed to continuing its recent efforts to increase core deposits through increased business development efforts, diversification of its customer base, product line enhancements and superior customer service. Currently, deposits from the local market area are increasing, thus decreasing reliance on potentially unstable sources of funds.

    The Bank of Hemet obtains deposits primarily from the communities it serves. No material portion of its deposits has been obtained from or is dependent on any one person or industry. The Bank of Hemet's business is not seasonal in nature. The Bank of Hemet accepts deposits in excess of $100,000 from customers. These deposits are priced to remain competitive. At December 31, 1998, The Bank of Hemet had no brokered deposits.

    The following table sets forth the average balances and the average rates paid for the major categories of deposits for the dates indicated:

                                                                          DECEMBER 31,
                                             ----------------------------------------------------------------------
                                                      1998                    1997                    1996
                                             ----------------------  ----------------------  ----------------------
                                                                     (DOLLARS IN THOUSANDS)
                                              AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                              BALANCE      RATE       BALANCE      RATE       BALANCE      RATE
                                             ---------  -----------  ---------  -----------  ---------  -----------
Noninterest-bearing demand.................  $  33,349          --%  $  29,831          --%  $  25,981          --%
Interest-bearing demand....................     14,204        1.07      13,722        1.10      14,837        1.13
Money market deposits......................      3,970        2.72       4,660        2.75       5,393        2.82
Savings deposits...........................     48,793        4.01      47,468        4.11      41,968        4.07
Time deposits of $100,000 or more..........      9,036        5.54       8,662        5.65      15,537        5.73
Time deposits under $100,000...............    116,876        5.53     109,948        5.65     106,222        5.56
                                             ---------               ---------               ---------
Total average deposits.....................  $ 226,228        4.06   $ 214,291        4.17   $ 209,938        4.20
                                             ---------               ---------               ---------
                                             ---------               ---------               ---------

MATURITIES OF TIME CERTIFICATES OF DEPOSIT

    Maturities of time certificates of deposits outstanding at December 31, 1998 are summarized as follows:

                                                                 $100,000 OR      LESS THAN
                                                                    MORE           $100,000
                                                               ---------------  --------------
                                                                       (IN THOUSANDS)
Three months or less.........................................     $   2,642       $   29,684
Over three to six months.....................................         1,649           26,310
Over six to twelve months....................................         2,976           53,833
Over twelve months...........................................           874            7,053
                                                                     ------     --------------
Total........................................................     $   8,141       $  116,880
                                                                     ------     --------------
                                                                     ------     --------------

DATA PROCESSING SERVICES--BANKLINK CORPORATION


    Through its subsidiary, BankLink Corporation, The Bank of Hemet provides data processing services and item processing services to The Bank of Hemet and other financial institutions. BankLink Corporation serves eight client banks as of December 31, 1998. BankLink Corporation uses Information Technology Incorporated application software and uses that software to provide high volume processing capabilities and systems support services for deposit and loan transactions, treasury functions and loan servicing. These services encompass all of the normal banking applications, including accounts payable, fixed assets, automated clearinghouse origination, automated exception processing, asset/liability management, corporate cash management, telephone banking, and account analysis.

    For the year ended December 31, 1998, BankLink Corporation had revenues from its operations of $1.1 million.

SUPERVISION AND REGULATION


    As a California bank whose deposits are insured by the Federal Deposit Insurance Corporation, The Bank of Hemet is subject to many governmental rules that affect its operations. For a description of the laws and regulations that apply to The Bank of Hemet, please refer to the section entitled "Supervision and Regulation," starting on page 169.


COMPETITION

    The Bank of Hemet considers its primary service area to include Riverside and San Bernardino counties of California. The banking business is highly competitive in California, including this region. A number of major banks and savings and loan associations have offices in this area. They currently dominate loan and deposit origination. The Bank of Hemet also competes for deposits and loans with finance companies, industrial loan companies, securities and brokerage companies, mortgage companies, insurance companies, money market funds, credit unions and other financial institutions.

    Major banks and savings and loan associations exercise certain competitive advantages over community banks like The Bank of Hemet. They can finance extensive advertising campaigns and offer the convenience of many retail outlets. Many offer services, such as trust and international banking services, which The Bank of Hemet does not offer directly. They can invest greater resources in technology, which may afford them economies of scale, particularly with respect to consumer financial services, by reason of their larger customer bases. In addition, these larger institutions likely have lower costs of capital and substantially higher lending limits.

    To compete with larger financial institutions, The Bank of Hemet relies upon responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff. For customers whose loan demands exceed The Bank of Hemet's lending limits, The Bank of Hemet seeks to arrange funding on a participation basis with its correspondent banks or other independent commercial banks. The Bank of Hemet also assists customers requiring services not offered by it to obtain such services from its correspondent banks.

    In commercial real estate lending, The Bank of Hemet competes against larger institutions. Management seeks to assert its competitive advantage in this market through its depth of experience and ability to respond in customized ways to the needs of its customers. In its deposit gathering, The Bank of Hemet competes by having convenient branches located in areas of high bank deposits per person, and by providing consumer-friendly environments at those branches.

EMPLOYEES

    At December 31, 1998, The Bank of Hemet employed a total of 86 full-time equivalent employees, including four executive officers. None is presently represented by a union or covered by a collective bargaining agreement. The Bank of Hemet believes its employee relations are excellent.

LITIGATION

    In April 1997, litigation relating to the acquisition of Inland Savings and Loan in 1992 by The Bank of Hemet was filed against The Bank of Hemet and certain of its directors. The legal action alleges improper adjustments to the value of the preferred stock of The Bank of Hemet issued to Inland Savings and Loan shareholders in connection with the 1992 acquisition. The named plaintiffs have sued on behalf of a class consisting of former owners of preferred stock of The Bank of Hemet. The action alleges breach of contract and breach of fiduciary duty and seeks compensatory damages in excess of $2 million, together with punitive damages. In 1998, the court granted The Bank of Hemet's motion to remove the fraud cause of action. On January 14, 1999, the court certified the case as a class action. The Bank of Hemet intends to vigorously defend against these claims, and has filed a motion for summary judgment on the breach of fiduciary duty claim. Any potential losses to The Bank of Hemet as a result of this action are not reasonably estimable, and accordingly no reserve for loss has been established in The Bank of Hemet's consolidated financial statements. Any losses which might be suffered by The Bank of Hemet related to this proceeding could impact The Bank of Hemet's future profitability.

    From time to time, The Bank of Hemet is involved in other litigation as an incident to its business. In the opinion of management, no such other pending or threatened litigation is likely to have a material adverse effect on The Bank of Hemet's financial condition or results of operations.

INSURANCE

    The Bank of Hemet maintains financial institution bond and commercial insurance at levels deemed adequate by The Bank of Hemet's management to protect it from some types of damage.

                    THE ANNUAL MEETING OF THE BANK OF HEMET

GENERAL

    An annual meeting of the shareholders of The Bank of Hemet will take place
at   :    .m. on         , 1999, at The Anchor Restaurant, 2524 East Florida
Avenue, Hemet, California. At the annual meeting, the holders of the common stock of The Bank of Hemet will vote on the following:

    - the approval of The Bank of Hemet agreement;

    - a proposal to amend Article III of the bylaws of The Bank of Hemet to increase the range of the number of corporate directors to a range of seven to thirteen to accommodate the terms of The Bank of Hemet agreement;

    - the election of seven persons to serve as directors and

    - such other business as may properly come before The Bank of Hemet annual meeting or any adjournments or postponements thereof.

RECORD DATE; SOLICITATION OF PROXIES

    The close of business on              , 1999 is the record date for the
determination of the shareholders entitled to receive notice of, and to vote at, the annual meeting. At that date, there were 844,252 outstanding shares of The Bank of Hemet common stock entitled to vote at the annual meeting.

    In addition to soliciting proxies by mail, officers, directors and employees of The Bank of Hemet, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of The Bank of Hemet common stock held of record by such persons, and The Bank of Hemet will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Pacific Community Banking Group will pay all expenses related to printing and filing this proxy statement/prospectus, including all filing fees of the Securities and Exchange Commission.

    The required quorum for the transaction of business at the annual meeting is a majority of the shares of The Bank of Hemet common stock entitled to vote at the annual meeting. Shares voted in a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker non-votes will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast "FOR" or "AGAINST" any matter.

REVOCABILITY OF PROXIES

    Any holder of The Bank of Hemet common stock may revoke a proxy at any time before it is voted by filing with the Secretary of The Bank of Hemet an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. Any such filing should be made to the attention of the Secretary, The Bank of Hemet, 3715 Sunnyside Drive, Riverside, California 92506. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

MATTERS TO BE CONSIDERED AT THE MEETING

    APPROVAL AND ADOPTION OF THE FIRST RESTATEMENT OF AGREEMENT AND PLAN OF REORGANIZATION. At the annual meeting, you will be asked to approve and adopt The Bank of Hemet agreement. Pursuant to The Bank of Hemet agreement, The Bank of Hemet will become a wholly owned subsidiary of Pacific Community Banking Group. A vote of a majority of the outstanding shares of The Bank of Hemet common stock entitled to be cast at the annual meeting is required to approve and adopt The Bank of Hemet agreement. AFTER CAREFUL CONSIDERATION, THE BANK OF HEMET'S BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF THE DIRECTORS PRESENT HAS DETERMINED THAT THE ACQUISITION IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE BANK OF HEMET. ACCORDINGLY, THE BANK OF HEMET BOARD HAS UNANIMOUSLY APPROVED THE ACQUISITION. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

    AMENDMENT OF BYLAWS. At the annual meeting you will be asked to consider whether Article III of the bylaws of The Bank of Hemet should be amended to increase the range of the number of members of the board of directors to a range of seven to thirteen.

    Article III of the bylaws of The Bank of Hemet currently provides that the number of directors shall be no fewer than five and no more than nine. The Bank of Hemet agreement provides that The Bank of Hemet shall have increased the size of the board to permit appointment of Pacific Community Banking Group's designees after the acquisition. Initially after the acquisition, Pacific Community Banking Group plans to add two additional directors to the board. The bylaw amendment will become effective only if the acquisition is completed. To accommodate The Bank of Hemet agreement, after careful consideration, the board of directors has determined that the proposed change to the bylaws is in the best interests of the shareholders of The Bank of Hemet. Accordingly, your board of directors has unanimously approved the amendment to the Bylaws. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

    ELECTION OF DIRECTORS. At the annual meeting you will also be asked to elect seven persons to serve as directors.

    The board of directors has nominated the following persons to serve as directors:

John B. Brudin                    John J. McDonough
Jack E. Gosch                     Joseph D. Pehl
E. Kenneth Hyatt                  Clayton A. Record, Jr.
James B. Jaqua

    In the election of directors, Proposal No. 3, shareholders may vote their shares cumulatively if, prior to the voting, a shareholder present and voting at the annual meeting gives notice to the chairman of the meeting that he or she intends to vote cumulatively. If any shareholder of The Bank of Hemet gives such notice, then all shareholders will be entitled to cumulate their votes. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. This total number of votes may be cast for one nominee, or distributed among as many nominees or in whatever proportions as the shareholder chooses. If cumulative voting is declared at the meeting, the proxyholders will have discretion to cumulate the votes represented by any proxy delivered under this proxy statement/prospectus, and vote them in accordance with the recommendations of the bank's management.

    The following table sets forth as of April 30, 1999, the names of and information concerning the persons nominated by The Bank of Hemet board of directors for election as directors.

                                                            YEAR FIRST
                                                             APPOINTED
NAME AND TITLE                                     AGE       DIRECTOR
---------------------------------------------      ---      -----------
John B. Brudin ..............................          69         1974
  Director
Jack E. Gosch ...............................          70         1974
  Director
E. Kenneth Hyatt ............................          54         1982
  Director
James B. Jaqua ..............................          56         1983
  President, Chief Executive Officer and
  Director
John J. McDonough ...........................          67         1974
  Chairman of the Board and Director
Joseph D. Pehl ..............................          67         1992
  Director
Clayton A. Record, Jr. ......................          71         1974
  Director

    None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of The Bank of Hemet acting within their capacities as such. There are no family relationships between any of the directors and executive officers of The Bank of Hemet.

    MR. JOHN H. BRUDIN is a director of The Bank of Hemet and is General Manager of the Eastern Municipal Water District. He has been an employee with the Eastern Municipal Water District since 1994. He is the former President of NBS/Lowry, Inc. Engineers and Planners.

    MR. JACK E. GOSCH is director of The Bank of Hemet and is President of Jack Gosch Ford, Inc. and Hemet Toyota, automobile dealerships. Mr. Gosch has been the president of each of the automobile dealerships since 1964 and 1972, respectively.

    MR. E. KENNETH HYATT is a director of The Bank of Hemet and has been Executive Vice President of Talbot Agency Inc. (insurance and financial services) since 1999. Mr. Hyatt was the President of Hemet Insurance Services, Inc. from 1984 to 1998.

    MR. JAMES B. JAQUA is a director and President and Chief Executive Officer of The Bank of Hemet. Mr. Jaqua has been with The Bank of Hemet since January 1984.

    MR. JOHN J. MCDONOUGH is Chairman of the Board of Directors of The Bank of Hemet and has been with the bank since 1974.

    MR. JOSEPH D. PEHL is a director of The Bank of Hemet and is the President of Cornell Consulting Inc. a financial consulting company. Mr. Pehl has been President of Cornell Consulting since 1996. Mr. Pehl was President of Fairchild Sunglasses, a sunglass distributor, from 1995 to 1998, President of Yucaipa Disposal, Inc., a disposal company, from 1972 to 1995. He served as President of Empire Disposal, also a disposal company, from 1972 to 1995, and as President of Triple J Enterprises, also a disposal company, from 1972 to 1995.

    MR. CLAYTON A. RECORD is a director of The Bank of Hemet and is a director of the Eastern Municipal Water District. Mr. Record has been a director of the Eastern Municipal Water District since 1995.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Management of The Bank of Hemet knows of no person who owns, beneficially or of record, either individually or together with associates, five percent or more of the outstanding shares of The Bank of Hemet common stock and common stock equivalents, except as set forth in the table below. The following table sets forth as of April 30, 1999 the number and percentage of shares of The Bank of Hemet common stock beneficially owned, directly or indirectly, by each of The Bank of Hemet's directors, executive officers and principal shareholders and by the directors and named executive officers of The Bank of Hemet as a group. The shares "beneficially owned" are determined under Security and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of April 30, 1999. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of The Bank of Hemet other than the acquisition described in Proposal 1.

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                                    OWNERSHIP         CLASS(5)
-------------------------------------------------------------  --------------------  -----------
John B. Brudin(6)............................................           71,458              8.2%
Jack E. Gosch(6).............................................          108,128(1)          12.5%
E. Kenneth Hyatt.............................................           30,729(8)           3.5%
James B. Jaqua(6)............................................          160,101(2)          18.5%
John J. McDonough(6).........................................           21,751(3)           2.5%
Joseph D. Pehl(6)............................................            4,518(7)            .5%
Clayton A. Record(6).........................................           56,861              6.6%
Robert I. Robie..............................................           10,400(4)           1.2%
Harold R. Williams, Jr.......................................           10,400(4)           1.2%
Total for directors and Named Executive Officers as a group
  (numbering 9)..............................................          474,346             54.7%

------------------------

(1) The amount includes 9,965 shares owned by Jack Gosch Ford, Inc. Retirement Plan and Trust, and 6,575 owned by TASP, Incorporated, in all of which Mr. Gosch has shared ownership.

(2) The amount includes 141,178 shares owned in the name of The Jaqua Trust of 1989, 7,243 shares of common stock owned in the name of James B. Jaqua IRA, 4,813 shares owned in the name of James B. Jaqua, and 4,467 shares owned in the name of M. Susan Jaqua IRA. This amount includes 2,400 shares acquirable by stock options that are vested or will be vested within 60 days of April 30, 1999.

(3) The amount includes 1,210 shares held by Mr. McDonough's spouse in her own name, as to which Mr. McDonough has shared voting and investment powers.

(4) The amount includes 10,400 shares acquirable by stock options that are vested or will be vested within 60 days of April 30, 1999.

(5) Assumes a total of 867,462 shares, composed of the 844,252 outstanding shares of The Bank of Hemet common stock and 23,200 shares of The Bank of Hemet common stock acquirable by exercise of stock options that are vested within 60 days of April 30, 1999.

(6) The address of each of these persons is care of The Bank of Hemet, 3715 Sunnyside Drive, Riverside, California 92506.

(7) Includes 2,496 shares held in Joseph D. Pehl Keogh Retirement Account. Mr. Pehl plans on gifting approximately 1,600 shares subsequent to April 30, 1999 without retaining voting power.

(8) The amount includes 26,729 shares owned in the name of Hyatt Family Trust of 1990, and 4,000 shares owned in the name of Hyatt Consulting Defined Benefit Plan, as to which Mr. Hyatt has sole voting and investment power.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities and Exchange Act of 1934 requires The Bank of Hemet's officers and directors, and persons who own more than ten percent of a registered class of The Bank of Hemet's equity securities, to file report of ownership and change in ownership with the Federal Deposit Insurance Corporation. Such persons are required by Federal Deposit Insurance Corporation regulation to furnish The Bank of Hemet with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from reporting persons that no Federal Deposit Insurance Corporation Form 4's were required for those persons, The Bank of Hemet believes that, during 1998, its officers, directors and more than ten-percent beneficial owners complied with all filing requirements applicable to them.

COMPENSATION OF DIRECTORS

    Directors' fees are in the form of a retainer of $1,200 per month, plus $400 for each regular board meeting attended, and $200 for each committee meeting attended. No directors' fees are paid to Messrs. Jaqua and McDonough.

THE BOARD OF DIRECTORS AND COMMITTEES

    The Bank of Hemet's board of directors met fifteen times during 1998. All the directors attended at least 75 percent of all board of directors meetings and committee meetings of which they were members held during 1998.

    The Bank of Hemet has no standing nominating committee. It has a standing audit committee which reviews audits of the bank and considers the adequacy of auditing procedures. The Bank of Hemet's audit committee consists of Messrs. Record, Pehl and Hyatt. The audit committee met three times in 1998. The Bank of Hemet has a loan committee which reviews and approves loans in excess of the delegated authority of management. The loan committee consists of all directors of The Bank of Hemet. It met twenty-two times in 1998. The compensation committee is composed of Messrs. Hyatt, Gosch and Brudin. The function of the compensation committee is to establish compensation policies including employee compensation plans, and approve specific compensation levels for executive officers. The compensation committee met two times in 1998.

EXECUTIVE OFFICERS

    The following table sets forth as of April 30, 1999, the names of and information concerning executive officers of The Bank of Hemet.

NAME                                   AGE        SINCE    POSITION AND PRINCIPAL OCCUPATION
---------------------------------      ---      ---------  -----------------------------------------------------------------
James B. Jaqua...................          56        1983  President and Chief Executive Officer
John J. McDonough................          67        1974  Chairman of the Board
Robert I. Robie..................          60        1994  Executive Vice President and Chief Credit Officer since February
                                                           1996. Senior Vice President and Chief Credit Officer from 1994.
                                                           Former Executive Vice President, Chief Credit Officer and
                                                           Director of Commerce Bank, Newport Beach, California. Former
                                                           President and Director of Preferred Bank, Los Angeles,
                                                           California. Former Vice Chairman and Chief Credit Officer of
                                                           Metrobank, Los Angeles, California.
Harold R. Williams, Jr...........          52        1994  Chief Operating and Financial Officer since February 1996. Senior
                                                           Vice President and Chief Financial Officer from 1994. Former
                                                           Executive Vice President, Chief Financial Officer and Director of
                                                           Commerce Bank, Newport Beach, California. Former Director,
                                                           President and Chief Financial Officer of Independence Bank,
                                                           Encino, California.

    Mr. Williams was also the former Executive Vice President, Chief Financial Officer and Director of Commerce Bancorp, and his term of employment was within two years of Commerce Bancorp filing for bankruptcy in 1994.

EXECUTIVE COMPENSATION

    The following table sets out a summary of the compensation for the identified officers and the chairman of the board of directors.

                                                                                               LONG-TERM COMPENSATION
                                                                                       ---------------------------------------
                                                         ANNUAL COMPENSATION
                                                -------------------------------------            AWARDS
                                                                             OTHER     --------------------------    PAYOUT
                                                                            ANNUAL      RESTRICTED                 -----------
                                                                            COMPEN-        STOCK       OPTIONS/       LTIP
NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)    BONUS ($)   SATION ($)    AWARD(S)($)    SARS (#)     PAYOUT($)
-----------------------------------  ---------  -----------  -----------  -----------  -------------  -----------  -----------
James B. Jaqua ....................       1998   $ 214,000    $ 130,000           --            --            --           --
  President and Chief Executive           1997     203,910           --           --            --         6,000           --
  Officer                                 1996     192,708      100,000           --            --            --           --
John J. McDonough .................       1998      98,936        5,000           --            --            --           --
  Chairman of the Board                   1997      98,936           --           --            --            --           --
                                          1996      98,936           --           --            --            --           --
Harold R. Williams, Jr. ...........       1998     158,848       40,000           --            --            --           --
  Chief Operating and Financial           1997     151,259       35,000           --            --         6,000           --
  Officer                                 1996     143,325       35,000           --            --            --           --
Robert I. Robie ...................       1998     155,240       35,000           --            --            --           --
  Executive Vice President and            1997     147,829       25,000           --            --         6,000           --
  Chief Credit Officer                    1996     140,569       25,000           --            --            --           --


                                       ALL OTHER
                                        COMPEN-
NAME AND PRINCIPAL POSITION          SATION ($)(1)
-----------------------------------  -------------
James B. Jaqua ....................    $   2,288
  President and Chief Executive              881
  Officer                                     --
John J. McDonough .................        8,083
  Chairman of the Board                    6,081
                                           5,661
Harold R. Williams, Jr. ...........        2,059
  Chief Operating and Financial              381
  Officer                                     --
Robert I. Robie ...................        2,058
  Executive Vice President and               393
  Chief Credit Officer                        --

------------------------


(1) The amounts for Messrs. Jaqua, Williams and Robie represent The Bank of Hemet's matching contribution to The Bank of Hemet 401(k) Plan commencing August 1, 1997. The matching contribution for Mr. McDonough in 1998 and 1997 was $1,979 and $420, respectively, and the remainder represents The Bank of Hemet's cost of premiums for life insurance for which Mr. McDonough is the owner and insured. Mr. McDonough selected the beneficiary.

               AGGREGATED OPTION(1) EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                         VALUE OF UNEXERCISED
                                                                          NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                                                                         OPTIONS AT 12/31/98 (#)          AT 12/31/98 ($)(2)
                                   SHARES ACQUIRED   VALUE REALIZED   ------------------------------  --------------------------
NAME                               ON EXERCISE (#)         ($)         EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------------  ---------------  -------------  ---------------  -----------  -------------
James B. Jaqua..................             --               N/A           1,200           4,800      $  29,700     $ 118,800
John J. McDonough...............             --               N/A              --              --             --            --
Harold R. Williams, Jr..........             --               N/A           9,200           6,800        311,700       189,300
Robert I. Robie.................             --               N/A           9,200           6,800        311,700       189,300

------------------------

(1) The Bank of Hemet has no plans pursuant to which stock appreciation rights may be granted.

(2) Value of unexercised "in-the-money" options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at exercise or fiscal year-end, respectively.

EMPLOYMENT CONTRACTS AND SEVERANCE AGREEMENTS

    Mr. Jaqua and Mr. McDonough have salary continuation agreements with The Bank of Hemet. Under Mr. Jaqua's agreement, he will receive a salary of $110,000 per year for 15 years beginning when he reaches age 65, so long as he is employed by The Bank of Hemet at that age. Under Mr. McDonough's agreement, he will receive a salary of $15,000 per year for 15 years beginning when he reaches age 65, so long as he is employed by The Bank of Hemet at that age. If either Mr. Jaqua or Mr. McDonough dies before that time, his beneficiary will receive the remaining payments. If Mr. Jaqua is terminated, or if The Bank of Hemet is sold or merged with another entity, as will take place in the acquisition, then he will receive a lump sum payment equal to the present value of fifteen annual payments of $110,000. Present value will be computed using the annual interest rate of a ten year Treasury note as the discount rate. The Bank of Hemet may reduce the payment made to Mr. Jaqua if, when aggregated with other payments, the amount would constitute an "excess parachute payment" under the Internal Revenue Code. The lump sum amount for the acquisition by Pacific Community Banking Group has been set at $484,000.

    The Bank of Hemet entered into an employment agreement, effective January 1, 1998, with Mr. Jaqua to serve as President and Chief Executive Officer of The Bank of Hemet for a term that expires on December 31, 1999, but may be terminated if the acquisition closes. The agreement provides for an annual base salary of $214,000 for 1998, and $224,000 for 1999, with an annual increase and bonus at the discretion of the board of directors. The agreement afforded health, accidental and disability insurance benefits to Mr. Jaqua and his spouse.

    On July 16, 1998, the board of directors of The Bank of Hemet amended The Bank of Hemet's severance policy. The Bank of Hemet's severance policy provides that in the event of a change of control such as the acquisition, any officer or employee whose employment is terminated within six months following the change of control because of a job elimination or layoff would receive severance pay based on their position and years of service. The severance payment for a senior vice president whose employment is terminated due to a job elimination or layoff within six months of a qualifying change of control would be 12 weeks of current salary for less than two years of service and 12 weeks of current salary plus two weeks of current salary for each additional year of service after two years up to a maximum of 26 weeks of current salary. The severance payment for the chief operating and financial officer, Mr. Williams and chief credit officer, Mr. Robie, if employment is terminated due to a job elimination or layoff within six months of a qualifying change of control would be 22 months of current salary, subject to their agreeing not to compete with The Bank of Hemet.


    Mr. Harold R. Williams, Jr., Chief Operating and Financial Officer of The Bank of Hemet has an agreement under which Mr. Williams will serve as Executive Vice President and Chief Financial Officer of Pacific Community Banking Group and remains as Chief Operating and Financial Officer of The Bank of Hemet. The agreement lasts until December 31, 2002 and provides Mr. Williams with severance benefits if he is terminated by Pacific Community Banking Group or The Bank of Hemet, or if he terminates employment because of a reduction in salary or benefits or a material diminution in title, authority or responsibilities. If such a termination occurs within the first 12 months of the effective date of the agreement, Mr. Williams will receive 18 months of base salary, payable in a lump sum, and health and other benefits for 18 months. If such a termination occurs during the remaining term of the agreement, Mr. Williams will receive 12 months of base salary, payable in a lump sum, and health and other benefits for 12 months. Pacific Community Banking Group can reduce the severance benefits to the extent they are not deductible expenses under Section 280G of the Internal Revenue Code. The agreement also provides Mr. Williams with a bonus in the minimum amount of $60,000 payable February 29, 2000 and stock options for 50,000 shares of Pacific Community Banking Group common stock at an exercise price equal to the initial offering price of Pacific Community Banking Group common stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of The Bank of Hemet's directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, The Bank of Hemet in the ordinary course of The Bank of Hemet's business, and The Bank of Hemet expects to have banking transactions with such persons in the future. In The Bank of Hemet management's opinion, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar credit-worthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features. All loans and extensions of credit made to The Bank of Hemet's directors and executive officers are current and performing as agreed upon. No director or executive officer of The Bank of Hemet had indebtedness in excess of 10% of The Bank of Hemet's equity capital accounts. The aggregate extensions of credit to directors and executive officers of The Bank of Hemet did not exceed 20% of the equity of The Bank of Hemet at any time since the beginning of 1998.

MARKET PRICE AND DIVIDEND INFORMATION

    The Bank of Hemet's common stock is registered with the Federal Deposit Insurance Corporation under the Securities Exchange Act of 1934. The Bank of Hemet common stock is not listed on a national exchange, and there is no established public market for The Bank of Hemet common stock. The Bank of Hemet management is not aware of any market makers for The Bank of Hemet common stock. The high and low sales prices and per share cash dividends on The Bank of Hemet common stock are provided in the chart below. The source of information for the high and low sales prices for the chart below was from Merrill Lynch until August 1997 and thereafter from the internet at Yahoo and PC Quote.

1997                                                             HIGH        LOW      DIVIDEND(1)
-------------------------------------------------------------  ---------  ---------  -------------
First quarter................................................  $   23.00  $   22.50    $    0.25
Second quarter...............................................      27.00      25.00         0.25
Third quarter................................................      33.00      31.00         0.50
Fourth quarter...............................................      41.25      33.00         0.50


1998
-------------------------------------------------------------
First quarter................................................      41.50      37.50         0.60
Second quarter...............................................      60.00      39.50         0.60
Third quarter................................................      53.00      48.00         0.60
Fourth quarter...............................................      47.50      37.00         0.60

1999
-------------------------------------------------------------
First Quarter to March 26, 1999..............................      44.25      38.00         0.60
Second Quarter to May 18, 1999...............................      39.00      38.50         0.60

------------------------

(1) The Bank of Hemet did not pay any stock dividends in the periods indicated.

    The date before the first public announcement of the acquisition was July 29, 1998; however, management of The Bank of Hemet is unaware of any trades of The Bank of Hemet common stock as of that date. The most recent trade preceding the announcement was reported on the Electronic's Bulletin Board operated by Nasdaq as having been on July 16, 1998 for 100 shares at a sales price of $48.88. As of July 31, 1998, there were approximately 456 stockholders of record of The Bank of Hemet's common stock.


    The Bank of Hemet's board of directors determine the frequency and amount of dividends to be paid. In issuing dividends the board of directors consider the experience and expectations of The Bank of Hemet, including net income generated, strategic plans, and the level of capital of The Bank of Hemet. The Bank of Hemet Agreement limits the payment of near future dividends, except that The Bank of Hemet is permitted to pay a quarterly dividend of $0.60 per share in the first two quarters of 1999.


                          FUTURE SHAREHOLDER PROPOSALS

    If The Bank of Hemet acquisition is not completed, any shareholder who intends to submit a proposal for inclusion in the 2000 annual meeting of The Bank of Hemet shareholders must submit the proposal to James B. Jaqua, President and Chief Executive Officer of The Bank of Hemet, no later than January 31, 2000.

                      VALLEY BANK SELECTED FINANCIAL DATA

    Set forth below is the selected financial data and operating data of Valley Bank for the periods indicated, which have been derived from Valley Bank's audited financial statements. The selected financial data set forth below should be read in conjunction with Valley Bank's financial statements included elsewhere in this prospectus and "Valley Bank Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               AT OR FOR THE THREE
                                             MONTHS ENDED MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------  ----------------------------------------------------------
                                               1999         1998          1998        1997        1996        1995        1994
                                            ----------  -------------  ----------  ----------  ----------  ----------  ----------
                                                   (UNAUDITED)            (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
RESULTS OF OPERATIONS
Interest income...........................  $    1,422  $    1,559     $    6,181  $    5,978  $    5,338  $    4,954  $    4,237
Interest expense..........................         366         342          1,438       1,282       1,119       1,007         857
Net interest income.......................       1,056       1,217          4,743       4,696       4,219       3,947       3,380
Provision for loan and lease losses.......          90         150            200         980         360         610         160
Noninterest income........................         712         459          2,915       2,719       2,135       2,170       1,895
Noninterest expense.......................       1,452       1,553          6,085       5,637       5,211       4,902       4,484
Provision for income taxes................          95         (18)           584         242         329         199         210
Net income (loss).........................         131          (9)           789         556         454         406         421

BALANCE SHEET (END OF PERIOD)
Total assets..............................  $   87,499  $   79,187     $   84,709  $   74,566  $   71,070  $   65,989  $   64,868
Total loans...............................      41,734      48,688         43,149      45,260      42,999      34,292      32,882
Allowance for loan and lease losses.......       1,115       1,152          1,118       1,058         756         497         574
Nonperforming loans.......................       4,600       2,637          5,083       3,227       1,245       1,235       3,173
Other real estate owned...................       1,611       1,632          1,749       1,711       1,144       2,555       1,143
Total deposits............................      78,430      70,978         75,739      66,239      63,286      59,001      58,334
Shareholders' equity......................       8,439       7,308          8,254       7,292       6,902       6,762       6,356

BALANCE SHEET (PERIOD AVERAGE)
Total assets..............................  $   86,742  $   77,487     $   81,248  $   74,409  $   69,940  $   66,525  $   65,101
Total loans...............................      43,603      46,136         48,512      43,921      41,649      34,552      28,678
Earning assets............................      75,647      67,531         70,839      64,794      61,116      55,776      54,013
Total deposits............................      77,577      69,184         72,434      66,267      62,517      59,496      58,275
Shareholders' equity......................       8,666       7,277          7,716       6,972       6,796       6,505       5,182

CAPITAL RATIOS
Leverage ratio............................        9.73%       9.43 %        10.20%       9.80%       9.70%      10.20%       9.80%
Tier 1 risk-based capital.................       15.09       12.84          15.50       13.50       13.90       14.50       15.80
Total risk-based capital..................       16.35       13.94          16.70       14.50       14.90       15.70       17.00

ASSET QUALITY RATIOS
Nonperforming loans/total loans(1)........       11.02%       5.42 %        11.78%       7.13%       2.90%       3.60%       9.65%
Nonperforming assets/total assets(2)......        7.10        5.39           8.07        6.62        3.36        5.74        6.65
Allowance for loan losses/ nonperforming
  loans...................................       24.24       43.69          22.32       32.79       60.72       40.24       18.09
Allowance for loan losses/total loans.....        2.67        2.37           2.59        2.34        1.76        1.45        1.75

                                               AT OR FOR THE THREE
                                             MONTHS ENDED MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------  ----------------------------------------------------------
                                               1999         1998          1998        1997        1996        1995        1994
                                            ----------  -------------  ----------  ----------  ----------  ----------  ----------
                                                   (UNAUDITED)            (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
PERFORMANCE RATIOS
Return on average assets(10)..............        0.60%      (0.05)%         0.97%       0.75%       0.65%       0.61%       0.65%
Return on average equity(10)..............        6.05       (0.49)         10.23        7.97        6.68        6.24        8.12
Net interest margin(3)....................        5.58        6.74           6.77        7.28        6.96        6.89        6.26
Net interest spread(4)....................        5.04        7.29           6.12        6.63        6.57        6.39        5.90
Average loans to average deposits.........       56.21       66.69          66.97       66.28       66.62       58.07       49.21
Efficiency ratio(5).......................       82.13       92.66          79.46       76.02       82.01       80.14       85.00

PER SHARE INFORMATION
Basic earnings(6).........................  $     0.12  $    (0.01)    $     0.73  $     0.53  $     0.41  $     0.35  $     0.36
Diluted earnings(7).......................  $     0.11  $    (0.01)    $     0.65  $     0.51  $     0.41  $     0.34  $     0.36
Dividends declared........................  $       --  $       --     $       --  $       --  $       --  $       --  $       --
Dividend payout ratio(8)..................          --%         -- %           --%         --%         --%         --%         --%
Book value................................  $     7.39  $     6.24     $     7.04  $     6.22  $     5.93  $     5.81  $     5.46
Shares outstanding at period end(9).......   1,171,906   1,171,906      1,171,906   1,171,906   1,164,034   1,164,034   1,164,034
Weighted average shares outstanding(9)....   1,089,588   1,084,112      1,084,112   1,055,293   1,094,211   1,164,034   1,164,034

------------------------

(1) Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and restructured loans.

(2) Nonperforming assets consist of nonperforming loans and other real estate owned.

(3) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

(4) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

(5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

(6) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(7) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

(8) The dividend payout ratio consists of the dividends paid per share divided by basic earnings per share.

(9) Shares outstanding at period end include unearned ESOP shares and exclude shares issuable upon exercise of outstanding options. Weighted average shares outstanding, used to calculate earnings per share, do not include unearned ESOP shares.

(10) Annualized for March 31, 1999 and 1998.

                                  VALLEY BANK
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. VALLEY BANK'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Valley Bank's financial condition, operating results, asset and liability management, liquidity and capital resources. The following discussion should be read in conjunction with the financial statements of Valley Bank.

FINANCIAL CONDITION

    Total assets at March 31, 1999 were $87.5 million compared to $84.7 million at December 31, 1998, up approximately 3.3%. The increase is primarily attributable to a $8.5 million increase in securities and a $4.9 million decrease in federal funds sold. Total deposits increased 3.6% from $75.7 million at December 31, 1998 to $78.4 million at March 31, 1999. Stockholders' equity was $8.4 million at March 31, 1999, up from $8.3 million at year end.

    Total assets at December 31, 1998 were $84.7 million compared to $74.6 million at December 31, 1997, up approximately 13.6%. This increase is attributable to an $9.0 million increase in federal funds sold, a $1.7 million increase in securities, a $998,000 increase in cash due from banks, and a $382,000 increase in other assets, offset by a $2.8 million decrease in net loans. Total deposits increased from $66.2 million as of December 31, 1997 to $75.7 million as of December 31, 1998. Stockholders' equity was $8.3 million at December 31, 1998, up from its $7.3 million level a year earlier, owing primarily to net income of $789,000 and a decrease in the amount of unearned Employee Stock Ownership Plan shares of $108,000.

    Valley Bank's loan portfolio, including loans held for sale of $594,000, decreased by approximately $2.2 million during the fiscal year ended December 31, 1998. For the time period December 31, 1998 to March 1999, loans decreased $103,000 while loans held for sale decreased $194,000. The largest components of this decrease were in residential lending, which decreased $2.3 million from $7.1 million in 1997 to $4.8 million in 1998, and loans secured by unimproved residential lots, which decreased $1.5 million from $6.4 million in 1997 to $4.9 million in 1998. These decreases were partially offset by increases of $907,000 and $796,000 in commercial and industrial loans and government guaranteed loans, respectively. The loan portfolio decrease was also attributable to an increase in the sale of government guaranteed loans, from $12.0 million in 1997 to $14.6 million in 1998. As the economy in Southern California continues to improve, there is a greater demand for both business and construction lending, thus allowing the bank the opportunity to originate loans to finance these demands. Loan demand in the Pacific Northwest has remained strong and steady during the past two years. Valley Bank expects loan demand in its market areas to remain strong. Because Valley Bank expects to continue to sell government guaranteed loans in the secondary market, strong loan originations will not necessarily result in increases in the size of its loan portfolio.

ANALYSIS OF FINANCIAL CONDITION

    The following table sets forth the average balances of each principal category of Valley Bank's assets, liabilities and capital accounts for the periods indicated, as well as the percentage of each category to total assets for the periods indicated. Average balances used throughout this proxy statement/prospectus are based on daily averages.

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                                   1998                  1997                  1996
                                           --------------------  --------------------  --------------------
                                                       PERCENT               PERCENT               PERCENT
                                            AVERAGE   OF TOTAL    AVERAGE   OF TOTAL    AVERAGE   OF TOTAL
                                            BALANCE    ASSETS     BALANCE    ASSETS     BALANCE    ASSETS
                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks..................  $   5,883        7.2% $   5,584        7.5% $   5,076        7.3%
Federal funds sold.......................      8,631       10.6%     6,506        8.7%     5,060        7.2%
Investment securities--taxable...........     12,022       14.8%    12,246       16.5%    11,804       16.9%
Investment securities--non-taxable.......        987        1.2%     1,474        2.0%     1,976        2.8%
Loans, net of allowance for loan losses
  and net of deferred loan fees and
  unearned income........................     47,436       58.4%    42,925       57.7%    40,996       58.6%
Premises and equipment...................      2,185        2.7%     2,184        2.9%     2,280        3.3%
Other assets.............................      4,104        5.1%     3,490        4.7%     2,748        3.9%
                                           ---------  ---------  ---------  ---------  ---------  ---------
  Total assets...........................     81,248      100.0%    74,409      100.0%    69,940      100.0%
                                           ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------
Liabilities and shareholders' equity:
Deposits:
  Demand.................................     19,212       23.7%    18,098       24.3%    16,502       23.6%
  Savings and interest-bearing demand....     38,063       46.9%    35,773       48.1%    35,553       50.8%
  Time deposits of $100,000 or more......      2,909        3.6%     1,761        2.4%     1,625        2.3%
  Time deposits under $100,000...........     12,250       15.1%    10,635       14.3%     8,837       12.6%
                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total deposits.......................     72,434       89.2%    66,267       89.0%    62,517       89.4%
Accrued interest payable and other
  liabilities............................      1,098        1.4%     1,170        1.6%       627        0.9%
                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total liabilities....................     73,532       90.5%    67,437       90.6%    63,144       90.3%
Common stock.............................      5,860        7.2%     5,761        7.7%     5,544        7.9%
Retained earnings........................      1,856        2.3%     1,211        1.6%     1,252        1.8%
                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total shareholders' equity...........      7,716        9.5%     6,972        9.4%     6,796        9.7%
                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total liabilities and shareholders'
      equity.............................  $  81,248      100.0% $  74,409      100.0% $  69,940      100.0%
                                           ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------

RESULTS OF OPERATIONS

    OVERVIEW.

    MARCH 31, 1999 AS COMPARED TO MARCH 31, 1998

    For the three months ended March 31, 1999, Valley Bank reported net income of $131,000 compared to a net loss of $(9,000) for the same period in 1998. Basic earnings (loss) per share were $.12 for the three months ended March 31, 1999 as compared to $(.01) for the same period in 1998. The return on average assets on an annualized basis was .60% for the three months ended March 31, 1999 as compared to (.05)% in 1998. Valley Bank's return on average equity on an annualized basis was 6.05% for 1999 and (.49)% for 1998. Factors that significantly affected net income (loss) for the three months ended March 31, 1999 as compared to March 31, 1998 included a reduction in net interest income of $161,000, an increase in the provision for loan losses of $60,000, an increase in other expenses of $101,000, and an increase in the gain on sale of loans of $220,000.

    DECEMBER 31, 1998 AS COMPARED TO DECEMBER 31, 1997

    Net income for 1998 was $789,000 compared with $556,000 in 1997 and $454,000 in 1996. Basic earnings per share were $0.73 in 1998 compared with $0.53 in 1997 and $0.41 in 1996. The return on average assets was 0.97% in 1998 compared with 0.75% in 1997 and 0.65% in 1996. Valley Bank's return on average equity was 10.23% for 1998, 7.97% for 1997 and 6.68% for 1996. Factors that significantly affected net income for 1998 as compared to 1997 included a reduction of $780,000 in the provision for loan and lease loss reserves, a gain on the sale of loans of $285,000, an increase in legal and professional expenses of $334,000 and a significant recovery that offset OREO expenses for the year.

    NET INTEREST INCOME. Total interest and fee income on earning assets decreased to $1.4 million from $1.6 million or 12.5% for the three months ended March 31, 1999 compared to March 31, 1998. Net interest income decreased to $1.1 million from $1.2 million for the three months ended March 31, 1999 from March 31, 1998. Average interest-earning assets at March 31, 1999 were $75.6 million compared with $67.5 million at March 31, 1998, an increase of $8.1 million or 12%. The 1999 decrease in interest income was primarily the result of both a decrease in loans and a decrease in interest rates from March 31, 1998. Total interest and fee income on earning assets increased to $6.2 million from $6.0 million, or 3.4%, in 1998 compared with 1997. Net interest income increased to $4.8 million from $4.7 million, or 1.0%, in 1998 from 1997. Average interest-earning assets in 1998 were $70.8 million compared with $64.8 million in 1997, an increase of $6.0 million or 9.3%. The 1998 increase in interest income was primarily the result of the growth in interest-earning assets. The 1997 increase in interest income was also attributable to growth in interest-earning assets.

    Total average interest-bearing liabilities at March 31, 1999 were $57.6 million compared with $53.7 million at December 31, 1998, an increase of $3.9 million, or 7.3%. This amount reflects an increase of $2.3 million or 6% in lower cost deposit accounts. Total interest expense increased from $342,000 to $366,000, or 7.0%, for the three months ended March 31, 1999 compared to March 31, 1998. This was due to an increase in interest-bearing deposits.

    Total average interest-bearing liabilities in 1998 were $53.7 million compared with $48.7 million in 1997, an increase of $5.0 million, or 10.3%. This amount reflects a significant increase in lower cost deposit accounts, primarily NOW accounts, as a result of consolidation in the local banking market. Total interest expense increased from $1.3 million to $1.4 million, or 12.2%, in 1998 compared with 1997 and increased from $1.1 million to $1.3 million, or 14.6% in 1997 compared with 1996. This was largely the result of the 10.3% increase in 1998 and 5.2% increase in 1997 in the amount of interest-bearing liabilities.

    Valley Bank's net interest margin, on an annualized basis, was 5.58% for the three months ended March 31, 1999, compared to 6.74% in the first three months of 1998. The reduction in the net interest margin in the first three months of 1999, as compared to the first three months of 1998, was the direct result of the prime rate and federal funds rate reductions experienced during the latter months of 1998.

    Valley Bank's net interest margin was 6.77% for 1998, compared with 7.28% for 1997 and 6.96% for 1996. The reduction in net interest margin in 1998, as compared with 1997, was a direct result of the prime rate and federal funds rate reductions experienced in 1998. These rate reductions affected the rates received on Valley Bank's loan portfolio and other assets more than they affected the interest paid by it on deposits and other liabilities. Despite reduction in its net interest margin, Valley Bank's overall net interest income increased, primarily as a result of an increase in its volume of earning assets. The increase in net interest margin in 1997, as compared with 1996, was the direct result of the increase in the amount of loans outstanding.

    AVERAGE BALANCES AND RATES EARNED AND PAID. The following table presents, for the periods indicated, average balance sheet information for Valley Bank, together with interest rates earned and paid on the various sources and uses of its funds. The table is arranged to group the elements of interest-earning assets and interest-bearing liabilities, these items being the major sources of income and expense. Nonaccruing loans are included in the calculation of average loan balances, but the nonaccrued interest thereon is excluded.

                                                                     YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------------------
                                                      1998                                 1997                    1996
                                       -----------------------------------  -----------------------------------  ---------
                                                   INTEREST       RATES                 INTEREST       RATES
                                        AVERAGE     INCOME/      EARNED/     AVERAGE     INCOME/      EARNED/     AVERAGE
                                        BALANCE     EXPENSE       PAID       BALANCE     EXPENSE       PAID       BALANCE
                                       ---------  -----------  -----------  ---------  -----------  -----------  ---------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Investments:(1)
Federal funds sold...................  $   8,631   $     444        5.14%   $   6,506   $     354        5.44%   $   5,060
Securities, taxable..................     12,022         724        6.02%      12,246         764        6.24%      11,804
Securities, nontaxable...............        987          54        5.47%       1,474          76        5.16%       1,976
                                       ---------  -----------               ---------  -----------               ---------
    Total investments................  $  21,640   $   1,222        5.65%   $  20,226   $   1,194        5.90%   $  18,840
                                       ---------  -----------               ---------  -----------               ---------
Loans(2):
Commercial...........................      3,892         339        8.71%       2,273         220        9.68%       2,051
Real estate..........................     44,174       4,567       10.34%      41,199       4,511       10.95%      39,203
Installment..........................        446          53       11.88%         449          53       11.80%         395
                                       ---------  -----------               ---------  -----------               ---------
    Total loans......................  $  48,512   $   4,959       10.22%   $  43,921   $   4,784       10.89%   $  41,649
Cash value of life insurance.........        687          52        7.57%         647          23        3.55%         627
                                       ---------  -----------               ---------  -----------               ---------
Total earning assets.................  $  70,839   $   6,233        8.80%   $  64,794   $   6,001        9.26%   $  61,116
                                                  -----------                          -----------
Non earning assets:
Allowance for loan and lease losses..     (1,076)                                (996)                                (653)
Cash and due from banks..............      5,883                                5,584                                5,076
Premises and equipment...............      2,185                                2,184                                2,280
Interest receivable and other
  assets.............................      3,417                                2,843                                2,121
                                       ---------                            ---------                            ---------
    Total assets.....................  $  81,248                            $  74,409                            $  69,940
                                       ---------                            ---------                            ---------
                                       ---------                            ---------                            ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
  NOW................................     19,297         200        1.04%      17,373         180        1.04%      16,652
  Savings............................     11,505         229        1.99%      11,220         223        1.99%      11,080
  Money market.......................      7,261         181        2.49%       7,180         176        2.45%       7,821
  Certificates of deposit under
    $100,000.........................     12,250         629        5.13%      10,635         534        5.02%       8,837
  Certificates of deposit of $100,000
    or more..........................      2,909         148        5.09%       1,761         114        6.47%       1,625
                                       ---------  -----------               ---------  -----------               ---------
    Total interest bearing
      deposits.......................     53,222       1,387        2.61%      48,169       1,227        2.55%      46,015
  Other borrowings...................        527          51        9.68%         561          55        9.80%         327
                                       ---------  -----------               ---------  -----------               ---------
    Total interest bearing
      liabilities....................     53,749   $   1,438        2.68%      48,730   $   1,282        2.63%      46,342
                                                  -----------                          -----------
Noninterest bearing deposits.........     19,212                               18,098                               16,502
Other liabilities....................        571                                  609                                  300
Stockholders' equity.................      7,716                                6,972                                6,796
                                       ---------                            ---------                            ---------
  Total liabilities and stockholders'
    equity...........................  $  81,248                            $  74,409                            $  69,940
                                       ---------                            ---------                            ---------
                                       ---------                            ---------                            ---------
Net interest income..................              $   4,795                            $   4,719
Net interest spread(3)...............                               6.12%                                6.63%
Net interest margin(4)...............                               6.77%                                7.28%


                                        INTEREST       RATES
                                         INCOME/      EARNED/
                                         EXPENSE       PAID
                                       -----------  -----------

ASSETS
Investments:(1)
Federal funds sold...................   $     269        5.32%
Securities, taxable..................         703        5.96%
Securities, nontaxable...............         100        5.06%
                                       -----------
    Total investments................   $   1,072        5.69%
                                       -----------
Loans(2):
Commercial...........................         216       10.53%
Real estate..........................       4,004       10.39%
Installment..........................          46       11.55%
                                       -----------
    Total loans......................   $   4,266       10.41%
Cash value of life insurance.........          33        5.28%
                                       -----------
Total earning assets.................   $   5,371        8.98%
                                       -----------
Non earning assets:
Allowance for loan and lease losses..
Cash and due from banks..............
Premises and equipment...............
Interest receivable and other
  assets.............................

    Total assets.....................

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
  NOW................................         173        1.04%
  Savings............................         227        2.05%
  Money market.......................         192        2.45%
  Certificates of deposit under
    $100,000.........................         425        4.81%
  Certificates of deposit of $100,000
    or more..........................          92        5.66%
                                       -----------
    Total interest bearing
      deposits.......................       1,109        2.41%
  Other borrowings...................          10        3.06%
                                       -----------
    Total interest bearing
      liabilities....................   $   1,119        2.41%
                                       -----------
Noninterest bearing deposits.........
Other liabilities....................
Stockholders' equity.................

  Total liabilities and stockholders'
    equity...........................

Net interest income..................   $   4,252
Net interest spread(3)...............                    6.57%
Net interest margin(4)...............                    6.96%

------------------------

(1) The yield for securities reflects that Valley Bank's entire investment portfolio is classified as held-to-maturity and is based on historical amortized cost balances. Municipal securities are not reported on a tax-exempt equivalent basis.

(2) Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses. Loan fees of $307,000 in 1998, $417,000 in 1997 and

    $229,000 in 1996 are included in loan interest income. There were non-accruing loans totaling approximately $4,752,000 at December 31, 1998, $3,227,000 at December 31, 1997, and $1,245,000 at December 31, 1996.

(3) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

(4) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

    NET INTEREST INCOME CHANGES DUE TO VOLUME AND RATE. The following table sets forth, for the periods indicated, a summary of the changes in average asset and liability balances and interest earned and interest paid resulting from changes in average asset and liability balances or volume and changes in average interest rates. The changes in interest due to both rate and volume have been allocated to the change in average rate. Nonaccruing loans are included in the table for computational purposes, but the nonaccrued interest thereon is excluded.

                                                                   1998 COMPARED WITH 1997        1997 COMPARED WITH 1996
                                                              INCREASE (DECREASE) DUE TO CHANGE   INCREASE (DECREASE) DUE
                                                                             IN:                       TO CHANGE IN:
                                                             -----------------------------------  ------------------------
                                                               AVERAGE      AVERAGE                 AVERAGE      AVERAGE
                                                               VOLUME        RATE        TOTAL      VOLUME        RATE
                                                             -----------  -----------  ---------  -----------  -----------
                                                                                    (IN THOUSANDS)
INCREASE (DECREASE) IN INTEREST AND FEE INCOME
Investment securities:
Federal funds sold.........................................   $     116    $     (26)  $      90   $      77    $       8
U.S. Treasury & U.S. government agency securities..........         (14)         (26)        (40)         26           35
State and political subdivisions...........................         (25)           3         (22)        (25)           1
                                                                  -----        -----   ---------       -----        -----
  Total investment securities..............................   $      77    $     (49)  $      28   $      78    $      44
                                                                  -----        -----   ---------       -----        -----
Loans:
Commercial.................................................         157          (38)        119          24          (20)
Real estate................................................         326         (270)         56         204          303
Installment................................................          --           --          --           6            1
                                                                  -----        -----   ---------       -----        -----
  Total loans..............................................         483         (308)        175         234          284
                                                                  -----        -----   ---------       -----        -----
Cash surrender value of life insurance.....................           1           28          29           1          (11)
                                                                  -----        -----   ---------       -----        -----
Total earning assets.......................................   $     561    $    (329)  $     232   $     313    $     317
                                                                  -----        -----   ---------       -----        -----
INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing deposits:
  NOW......................................................   $      20    $      --   $      20   $       7    $      --
  Savings..................................................           6           --           6           3           (7)
  Money market.............................................           2            3           5         (16)          --
  Certificates of deposit under $100,000...................          81           14          95          86           23
  Certificates of deposit of $100,000 or more..............          74          (40)         34           8           14
                                                                  -----        -----   ---------       -----        -----
  Total interest bearing deposits..........................         183          (23)        160          88           30
Other borrowings...........................................          (3)          (1)         (4)          7           38
                                                                  -----        -----   ---------       -----        -----
Total interest bearing liabilities.........................         180          (24)        156          95           68
                                                                  -----        -----   ---------       -----        -----
  TOTAL CHANGE IN NET INTEREST INCOME......................   $     381    $    (305)  $      76   $     218    $     249
                                                                  -----        -----   ---------       -----        -----
                                                                  -----        -----   ---------       -----        -----


                                                               TOTAL
                                                             ---------

INCREASE (DECREASE) IN INTEREST AND FEE INCOME
Investment securities:
Federal funds sold.........................................  $      85
U.S. Treasury & U.S. government agency securities..........         61
State and political subdivisions...........................        (24)
                                                             ---------
  Total investment securities..............................  $     122
                                                             ---------
Loans:
Commercial.................................................          4
Real estate................................................        507
Installment................................................          7
                                                             ---------
  Total loans..............................................        518
                                                             ---------
Cash surrender value of life insurance.....................        (10)
                                                             ---------
Total earning assets.......................................  $     630
                                                             ---------
INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing deposits:
  NOW......................................................  $       7
  Savings..................................................         (4)
  Money market.............................................        (16)
  Certificates of deposit under $100,000...................        109
  Certificates of deposit of $100,000 or more..............         22
                                                             ---------
  Total interest bearing deposits..........................        118
Other borrowings...........................................         45
                                                             ---------
Total interest bearing liabilities.........................        163
                                                             ---------
  TOTAL CHANGE IN NET INTEREST INCOME......................  $     467
                                                             ---------
                                                             ---------

    PROVISIONS FOR LOAN AND LEASE LOSSES.

    For the three months ended March 31, 1999, Valley Bank recorded a provision for loan losses of $90,000 compared with a provision of $150,000 for the same period in 1998. For the three months ended March 31, 1999 net loans charged off totaled $93,000 compared with net charge offs of $56,000 for the like period of 1998. For the year ended December 31, 1998, Valley Bank recorded a provision for loan and lease losses of $200,000 compared with provisions of $980,000 for 1997 and $360,000 for 1996. In 1998 net charge offs totaled $140,000 compared with net charge offs of $678,000 for 1997 and $101,000 in 1996. The decreased provision in 1998 was the direct result of a large recovery received on a loan, which had been charged off in a prior year. The increased provision in 1997 was a result of an increased provision mandated by banking regulators relating to loans secured by unimproved real property in Fort Mohave, Arizona.

    NONINTEREST INCOME.

    Noninterest income for the three months ended March 31, 1999 increased to $712,0000 from $459,000 in the three months ended 1998, an increase of $253,000, or 55.1%. The increase for 1999 resulted primarily from the gain on sale of government guaranteed loans of $220,000.

    Noninterest income in 1998 increased to $2.9 million from $2.7 million in 1997, an increase of $196,000 or 7.2%. The increase for 1998 resulted primarily from the increase in the gain from sale of government guaranteed loans of $285,000, offset by a decrease in service charges and other fees of $144,000. Noninterest income in 1997 increased to $2.7 million from $2.1 million in 1996, an increase of $584,000 or 27.4%. The increase for 1997 is attributable primarily to the increase in gain on the sale of government guaranteed loans of $397,000 and the increase in service charges of $201,000.

    NONINTEREST EXPENSE.

    Noninterest expense for the three months ended March 31, 1999 decreased to $1.5 million from $1.6 million for the three months ended March 31, 1998, a decrease of $101,000 or 6.5%. Noninterest expense in 1998 was $6.1 million, an increase of $448,000, or 7.9%, compared with 1997. Noninterest expense in 1997 was $5.6 million, an increase of $426,000, or 8.2%, compared with noninterest expense of $5.2 million in 1996. The principal component of noninterest expense was salaries and employee benefits, which increased to $3.3 million in 1998, from $3.0 million in 1997 and $2.6 million in 1996. Legal and professional fees increased $334,000 in 1998 with a portion of that increase being attributable to the merger with Pacific Community Banking Group. Expenses for other real estate owned decreased from $294,000 in 1997 to $41,000 in 1998 partially due to the receipt of reimbursements for other real estate owned expenses. Other expenses increased from $5.2 million in 1996 to $5.6 million in 1997 or 8.2%. This increase is due to an increase in salaries and employee benefits which was partially due to the opening of a new loan production office in Oregon, as well as other normal salary increases. In addition, other real estate owned expenses decreased from $401,000 in 1996 to $294,000 in 1997.

    PROVISION FOR INCOME TAXES.

    Valley Bank's provision for income taxes was $95,000 for the three months ended March 31, 1999 compared to a tax benefit of $(18,000) for the three months ended March 31, 1998. Valley Bank's provision for income taxes was $584,000 in 1998, $242,000 in 1997 and $329,000 in 1996. The effective income tax rate was 42.5% in 1998 compared with 30.3% in 1997 and 42.0% in 1996. In 1997, the decrease in effective income tax rate was primarily due to a decrease in the valuation allowance for deferred taxes of $134,000. The valuation allowance was reduced because management believes it is more likely than not that deferred tax assets will be realized.

    NET INCOME.

    Net income (loss) for the three months ended March 31, 1999 was $131,000 compared to a loss of $(9,000) for the same period in the prior year. Basic earnings (loss) per share for the three months ended March 31, 1999 and March 31, 1998 were $.12 and $(0.01), respectively. The return on average assets on an annualized basis for the three months ended March 31, 1999 and March 31, 1998 was .60% and (0.05)%, respectively. The return on average equity on an annualized basis for the three months ended March 31, 1999 and March 31, 1998 was 6.05% and (0.49)%, respectively. Net income for 1998 was $789,000 compared with $556,000 in 1997 and $454,000 in 1996. Basic earnings per share were $0.73 in 1998 compared with $0.53 in 1997 and $0.41 in 1996. The return on average assets was 0.97% in 1998 compared with 0.75% in 1997 and 0.65% in 1996. Valley Bank's return on average equity was 10.23% for 1998, 7.97% for 1997 and 6.68% for 1996. Factors which significantly impacted net income for 1998 as compared to 1997 included a reduction of $780,000 in provisions for loan loss reserves, an increase in gain on the sale of loans of $285,000, an increase in legal and professional expenses of $334,000 and a significant recovery which offset the expense of holding foreclosed real estate for the year.

SUMMARY SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents a summary of selected quarterly financial data which should be read in conjunction with Valley Bank's financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, this information has been prepared on the same basis as the Financial Statements appearing elsewhere in this proxy statement/prospectus, and includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the unaudited results set forth herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire year.

                                                                      FOR THE QUARTER ENDED
                                  ----------------------------------------------------------------------------------------------
                                    MARCH     DECEMBER     SEPTEMBER     JUNE       MARCH     DECEMBER     SEPTEMBER     JUNE
                                    1999        1998         1998        1998       1998        1997         1997        1997
                                  ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income.............  $   1,056   $   1,009    $   1,183   $   1,320  $   1,231   $   1,274    $   1,230   $   1,204
Provision for loan losses.......         90          75         (125)        100        150         165          435         210
Net income (loss)...............        131          59          208         531         (9)         65           99         173
Net income (loss) per
  share--basic(1)...............  $     .12   $     .06    $     .19   $     .49  $    (.01)  $     .06    $     .09   $     .17
Net income (loss) per
  share--diluted(2).............  $     .11   $     .05    $     .17   $     .44  $    (.01)  $     .06    $     .09   $     .16


                                     MARCH
                                     1997
                                  -----------

Net interest income.............   $     988
Provision for loan losses.......         170
Net income (loss)...............         219
Net income (loss) per
  share--basic(1)...............   $     .21
Net income (loss) per
  share--diluted(2).............   $     .20

------------------------

(1) Net income (loss) per share--basic is based on the weighted average shares of common stock outstanding during the period.

(2) Net income (loss) per share--diluted is based on the weighted average shares of common stock and common stock equivalents determined using the treasury stock method.

ASSET AND LIABILITY MANAGEMENT

    Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. Valley Bank manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. Valley Bank considers its rate-sensitive assets to be those which either contain a provision to adjust the interest rate periodically or mature within one year. These assets include loans and investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes within one year and include maturing time certificates, savings deposits and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that reprice within various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in a time period Valley Bank would be deemed to be asset-sensitive. If repricing liabilities exceed repricing assets in a time period Valley Bank would be deemed to be liability-sensitive. Generally, Valley Bank seeks to maintain a balanced position whereby there is no significant asset or liability sensitivity within a one-year period to ensure net interest margin stability in times of volatile interest rates. This is accomplished through maintaining a significant level of loans, investment securities and deposits available for repricing within one year.

    The following table sets forth the interest rate sensitivity of the bank's interest-earning assets and interest-bearing liabilities at December 31, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms.

                                                     AMOUNTS MATURING OR REPRICING
                                             ---------------------------------------------
                                                                       AFTER 1
                                                         AFTER 3 BUT     BUT
                                               WITHIN      WITHIN      WITHIN      AFTER    NONINTEREST
                                              3 MONTHS    12 MONTHS    5 YEARS    5 YEARS     BEARING      TOTAL
                                             ----------  -----------  ---------  ---------  -----------  ---------

                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold.........................  $   13,780   $      --   $      --  $      --   $      --   $  13,780
Investment securities......................         999      10,150       4,436         --          --      15,585
Net loans (1)..............................      28,727       4,217       4,080      1,298          --      38,322
                                             ----------  -----------  ---------  ---------  -----------  ---------
  Total earning assets.....................  $   43,506   $  14,367   $   8,516  $   1,298   $      --   $  67,687
Noninterest-bearing assets.................          --          --          --         --      17,022      17,022
                                             ----------  -----------  ---------  ---------  -----------  ---------
  Total assets.............................  $   43,506   $  14,367   $   8,516  $   1,298   $  17,022   $  84,709
                                             ----------  -----------  ---------  ---------  -----------  ---------
                                             ----------  -----------  ---------  ---------  -----------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits...............          --          --          --         --      20,061      20,061
Interest-bearing deposits..................      23,477      16,755      15,571         --          --      55,803
Borrowings.................................         478          --          --         --          --         478
Other liabilities and stockholders'
  equity...................................          --          --          --         --       8,367       8,367
                                             ----------  -----------  ---------  ---------  -----------  ---------
Total liabilities and stockholders'
  equity...................................  $   23,955   $  16,755   $  15,571  $      --   $  28,428   $  84,709
                                             ----------  -----------  ---------  ---------  -----------  ---------
                                             ----------  -----------  ---------  ---------  -----------  ---------
Incremental interest rate sensitivity
  gap......................................  $   19,551   $  (2,388)  $  (7,055) $   1,298
Cumulative interest rate sensitivity gap...  $   19,551   $  17,163   $  10,108  $  11,406
Cumulative interest rate sensitivity gap as
  a % of earning assets....................        28.9%       25.4%       14.9%      16.9%

------------------------

(1) Balance does not include non-accrual loans of $4,827,000.

    Valley Bank was asset-sensitive with a positive cumulative one-year gap of $17.2 million or 25.36% of interest-earnings assets at December 31, 1998. In general, based upon Valley Bank's mix of deposits, loans and investments, increases in interest rates would be expected to result in an increase in Valley Bank's net interest margin.

    The interest rate gaps reported in the tables arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of Valley Bank's interest rate sensitivity in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects for short-term interest rate changes in all repricing intervals. For purposes of the analysis above, repricing of fixed-rate instruments is based upon the contractual maturity of the applicable instruments. Actual payment patterns may differ from contractual payment patterns. The change in net interest income may not always follow the general expectations of an asset-sensitive or liability-sensitive balance sheet during periods of changing interest rates, because interest rates earned or paid may change by differing increments and at different time intervals for each type of interest-sensitive asset and liability. As a result of these factors, at any given time, Valley Bank may be more sensitive or less sensitive to changes in interest rates than indicated in the above tables. Greater sensitivity would have a more adverse effect on net interest margin if market interest rates were to increase, and a more favorable effect if rates were to decrease.

MARKET RISK

    Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Market risk is attributed to all market risk sensitive financial instruments, including investment securities, loans, deposits and borrowings.

    Valley Bank does not engage in trading activities for its own account and does not participate in foreign currency transactions for its own account. Accordingly, Valley Bank's exposure to market risk is primarily a function of its asset and liability management activities. The principal market risk to the bank is the interest rate risk inherent in its lending, investing and deposit-taking activities. This is because interest earning assets and interest-bearing liabilities of the bank do not change at the same speed, to the same extent or on the same basis.


    Valley Bank's interest rate sensitivity analysis is discussed in the preceding section. The table on page 133 measures the bank's interest rate sensitivity gap, in other words, the difference between earning assets and liabilities maturing or repricing within specified periods. However, gap analysis has significant limitations as a method for measuring interest rate risk since changes in interest rates do not affect all categories of assets and liabilities in the same way or at the same time. Further, it has limitations in helping Valley Bank to manage the difference in behavior of lending and funding rates--so-called "basis risk."


    To address the limitations inherent in gap analysis, Valley Bank monitors its expected change in earnings based on changes in interest rates through a detailed financial model. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on Valley Bank's return on equity and return on average assets. Based on the March 31, 1999 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the prime rate of 1%, this model estimates Valley Bank's cumulative annualized return on equity over the next year would increase by less than 3.0% and the cumulative annualized return on average assets over the next year would increase by less than 0.3%, as compared with a flat rate environment. Given an immediate and sustained decrease in the prime rate of 1%, this model estimates Valley Bank's cumulative annualized return on equity over the next year would decrease by less than 4.0% and the cumulative annualized return on average assets over the next year would decrease by less than 0.1%, as compared with a flat rate environment. Based upon the December 31, 1998 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the prime rate of 1%, this model estimates Valley Bank's cumulative return on equity over the next year would increase by less than 5.3% and the cumulative return on average assets over the next year would increase by less than 0.5%, as compared with a flat interest rate environment. Given an immediate and sustained decrease in the prime rate of 1%, this model estimates Valley Bank's cumulative return on equity over the next year would decrease by less than 6.1% and the cumulative return on average assets would decrease by less than 0.6%, as compared with a flat interest rate environment.

    The financial model used for the preceding analysis at March 31, 1999 and December 31, 1998 is based on a series of assumptions which may or may not come to pass. In the event of a 1% rise in interest rates, the actual return on equity and return on average assets might not increase at all, or might, in fact, decrease. Conversely, in the event of a 1% decline in interest rates, and the actual return on equity and return on average assets might not decrease at all, or might, in fact, increase. Further, the economic value of Valley Bank's loan and deposit portfolios would also change under the interest rate variances previously discussed. The amount of change would depend upon the profiles of each loan and deposit class, which include: the rate, the likelihood of prepayment or repayment, whether its rate is fixed or floating, the maturity of the instrument and the particular circumstances of the customer.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. In order to maintain adequate liquidity, Valley Bank must have sufficient resources available at all times to meet its cash flow requirements. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. Valley Bank considers cash, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by Valley Bank as sources of liability liquidity.

    Valley Bank monitors its liquidity position daily. Valley Bank had liquid assets, consisting of cash, federal funds sold and investment securities representing 30.0% of total liabilities as of March 31, 1999. Valley Bank had liquid assets representing 29.3% and 35.5% of total liabilities as of December 31, 1998 and 1997, respectively. While liquidity has marginally declined, management believes it is sufficient to meet current and anticipated funding needs. Liquid assets represented approximately 37.7% of total assets at March 31, 1999 and approximately 32.0% of total assets at December 31, 1998. Valley Bank's loan to deposit ratio was 57.0% and 68.3% as of December 31, 1998 and 1997, respectively. This means that there are less deposits invested in the loan portfolio, which tends to be a less liquid asset than a typical investment security.

    Valley Bank's primary sources of liquidity include liquid assets and a stable deposit base. To supplement these, Valley Bank maintains lines of credit with Union Bank of California in the amount of $1.5 million, and with the Federal Reserve Bank of San Francisco in an amount equal to the corresponding amount of eligible securities available for pledge, which was approximately $8.0 million at March 31, 1999 and $8.0 million at December 31, 1998. Management believes that Valley Bank maintains adequate amounts of liquid assets to meet its cash obligations for the next 12 months. Valley Bank's liquidity might be insufficient if deposit withdrawals were to exceed anticipated levels. Deposit withdrawals can increase if a company experiences financial difficulties or receives adverse publicity for other reasons, or if its pricing, products or services are not competitive with those offered by other institutions.

    CAPITAL. Capital serves as a source of funds and helps protect depositors against potential losses. The primary source of capital for Valley Bank has been internally generated capital through retained earnings. Valley Bank's stockholders' equity increased by $185,000 or 2.2% from December 31, 1998 to March 31, 1999. The increase resulted primarily from net income of $131,000. Valley Bank's shareholders' equity increased by $962,000, or 13.2% from December 31, 1997 to December 31, 1998. The increase resulted from to net income of $789,000 and an increase in ESOP shares released of $173,000.

    Federal regulations establish guidelines for calculating risk-adjusted capital ratios. These guidelines establish a systematic approach of assigning risk weights to bank assets and off-balance sheet items making capital requirements more sensitive to differences in risk profiles among banking organizations. Under these regulations, banks and bank holding companies are required to maintain a risk-based capital ratio of 8.0%; that is, "Tier 1" plus "Tier 2" capital must equal at least 8% of risk-weighted assets plus off-balance sheet items, and Tier 1 capital, which is primarily shareholders' equity, must constitute at least 50% of qualifying capital. Tier 1 capital consists primarily of shareholders' equity excluding good will, and Tier 2 capital includes subordinated debt and, subject to a limit of 1.25% of risk-weighted assets, the allowance for loan and lease losses. It is Valley Bank's intention to maintain risk-based capital ratios at levels characterized as "well capitalized" for banking organizations: Tier 1 risk-based capital of 6% or above and total risk-based capital at 10% or above. At March 31, 1999, Valley Bank had a Tier 1 risk-based capital ratio of 15.1% and a total risk-based capital ratio of 16.4%. At December 31, 1998, Valley Bank had a Tier 1 risk-based capital ratio of 15.5% and a total risk-based capital ratio of 16.7%.

    In addition, regulators have adopted a minimum leverage capital ratio standard. This standard is designed to ensure that all financial institutions, irrespective of their risk profile, maintain minimum levels of core capital, which by definition excludes the allowance for loan and lease losses. These minimum standards for top-rated institutions may be as low as 3%; however, regulatory agencies have stated that most institutions should maintain ratios at least 1 to 2 percentage points above the 3% minimum. It is Valley Bank's intention to maintain the leverage ratio above the 5% minimum for "well capitalized" banks. At March 31, 1999 Valley Bank's leveraged capital ratio equaled 9.73%. At December 31, 1998, Valley Bank's leverage capital ratio equaled 10.2%.

    Failure to meet minimum capital requirements can trigger mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on Valley Bank's financial statements and operations. Refer to "Risk Factors--Government Regulation and Legislation" and "Regulation and Supervision."

    As part of its October 1998 resolution described elsewhere herein, Valley Bank's board of directors resolved to maintain capital at a minimum of $5.5 million, and at least 8% of assets. Please refer to "Risk Factors--If Valley Bank fails to meet its commitments to bank regulators, it could hurt our business" for a description of this resolution.

    For a presentation of the actual and pro forma capitalization of The Bank of Hemet and Valley Bank, refer to "Capitalization."

IMPACT OF INFLATION

    The financial statements and related financial data presented in this proxy statement/ prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates are likely to have a more significant impact on a financial institution's performance than the effects of general levels of inflation. During periods of inflation, interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. Valley Bank seeks to manage its interest sensitivity gap to minimize the potential adverse effect of inflation and other market forces on its net interest income and therefore on its earnings and capital.

    Financial institutions are also affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. During 1996, 1997 and 1998, inflation remained relatively stable, and Valley Bank's level of noninterest expense was relatively unaffected by inflation.

IMPACT OF PENDING ACCOUNTING PRONOUNCEMENTS

    In February 1998, the Financial Accounting Standards Board issued SFAS 132, EMPLOYER'S DISCLOSURES ABOUT PENSIONS AND OTHER POST-RETIREMENT BENEFITS. This Statement standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable. This new standard is effective for 1998 and did not have a material effect on the financial condition or results of operations of Valley Bank.

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for 2000 and is not expected to have a material impact on the financial statements of Valley Bank.

    In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, (AN AMENDMENT OF FASB STATEMENT NO. 65). This Statement establishes accounting and reporting standards for activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. Statement No. 134 will be effective for the first fiscal quarter beginning after December 15, 1998. The Bank does not engage in mortgage banking activities.

YEAR 2000 COMPLIANCE

    OVERVIEW. The Year 2000 problem arises when computer programs have been written using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities.

    In June 1996, the Federal Financial Institutions Examination Council alerted the banking industry of the serious challenges that would be encountered with Year 2000 issues. The Federal Deposit Insurance Corporation has also implemented a plan to require compliance with Year 2000 issues and regularly examines our progress.

    STATE OF READINESS OF VALLEY BANK.

    YEAR 2000 COMPLIANCE PLAN. In accordance with the Federal Deposit Insurance Corporation and Federal Financial Institutions Examination Council guidelines, Valley Bank has developed a comprehensive plan to detect and resolve Year 2000 related issues. Valley Bank believes that the plan, if properly implemented, will result in timely and adequate modifications of its computer systems and other affected systems to address the Year 2000 issues. Valley Bank's plan has five phases:

    - Awareness--During the awareness phase, Valley Bank defined the Year 2000 problem as it applies to Valley Bank. Valley Bank also established a Year 2000 Committee.

    - Assessment--Valley Bank's Year 2000 Committee assessed the size and complexity of the Year 2000 problem and detailed the magnitude of the effort necessary to address Year 2000 issues. This phase further identified all hardware, software, networks and automated teller machines, various other processing platforms and customer and vendor interdependencies affected by the Year 2000 date change.

    - Renovation--This phase included hardware and software upgrades, system replacements, vendor certification and other associated changes. Valley Bank determined during the assessment phase that its mainframe computer was not compliant. In December 1998 the Bank replaced its mainframe computer with a previously owned, vendor-certified Year 2000-ready Unisys A-11 computer to handle its data processing needs. The new computer cost approximately $25,000. Valley Bank has installed and tested the new computer. Valley Bank currently uses the computer as its mainframe. Valley Bank has further entered into an agreement with BankLink Corporation, a wholly owned subsidiary of The Bank of Hemet, to convert from its in-house data and item processing environment to BankLink's system.

    - Testing--Valley Bank established an overall testing infrastructure, followed by the design, performance and reporting on four incremental levels of system-related testing, software unit testing, software integration testing, system acceptance testing and end-to-end testing.

    - Validation--Valley Bank has engaged the services of an independent consultant to act as an independent third party validation agent. The validation agent reports directly to the Year 2000 Committee and has developed a plan of action that provides them visibility into the various levels of test activities and permits it to ensure that product and process test standards and guidance are being met. As a redundant validation regime, Valley Bank successfully Year 2000 tested new mainframe computer and software from February through May, 1999.

    - Implementation--In this phase, systems need to be certified as Year 2000 compliant and accepted by users.

    NON-INFORMATION TECHNOLOGY SYSTEMS. Valley Bank has tested its non-information technology systems, such as microprocessors controlling its environmental, telephone and alarm systems, and found them to be Year 2000 compliant.

    VENDORS. Valley Bank relies exclusively on outside vendors to provide the hardware and software used in its computer operations. Valley Bank has examined its primary integrated bank operating system vendor, Information Technology, Inc., which advised Valley Bank that the software is Year 2000 compliant. Federal Financial Institutions Examination Council validated this advice in a review of Information Technology, Inc. Valley Bank has determined that of its 31 vendors, only seven could have a material impact on the bank's operations, if they are not Year 2000 compliant. Valley Bank has determined by further investigation that all critical vendors are Year 2000 compliant.

    CUSTOMERS. To determine the readiness of customers, Valley Bank has personally met with, and interviewed by way of a questionnaire, each of its borrowers with a balance over $75,000 and depositors with over $100,000 on deposit to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. Valley Bank classifies each borrower and depositor by its level of readiness and risk based on its response to the questionnaire. Among these customers, Valley Bank has identified several business operations with a low risk of negative impact for Year 2000, and none with a high risk. New borrowers and large depositors are screened utilizing the same questionnaire approach. In February, April and July of 1998 and April of 1999, Valley Bank has communicated by letter, to each of its depositors and borrowers, information about Year 2000 issues and problems, and furnished sources of information that they might utilize to address these issues and problems. Additional written communication is planned for 1999. Management and staff of Valley Bank have also served as speakers at community forums to raise the level of awareness of Year 2000 issues.

    COSTS TO ADDRESS YEAR 2000 ISSUES FOR VALLEY BANK. Some of Valley Bank's computer hardware and software applications were modified or replaced in order to maintain their functionality as the year 2000 approaches. Valley Bank has spent approximately $100,000 as of December 31, 1998 to address Year 2000 issues and estimates its total costs over the three-year period 1998 - 2000 to be approximately $200,000. In addition, staff time of approximately 1,000 hours has been devoted to these matters, with an additional 200 hours of time expected during the remainder of 1999. These costs have been paid for out of general operating funds. Valley Bank does not anticipate that any of these costs will materially impact its results of operations in any one reporting period.

    RISKS OF YEAR 2000 ISSUES FOR VALLEY BANK. Ultimately, the potential impact of the Year 2000 issue on Valley Bank will depend on a series of complex factors, including the following:

    - the corrective measures undertaken by Valley Bank itself;

    - the measures undertaken by third-party vendors to become Year 2000 compliant;

    - the accuracy of representations made by third-party vendors to Valley Bank concerning their state of readiness;

    - the degree of compliance by governmental agencies, businesses, telephone companies and other utilities and other entities which engage in essential communications with Valley Bank; and

    - the degree of compliance of customers.

    At worst, Valley Bank's customers and vendors will face severe Year 2000 issues. In this case, Valley Bank may be unable to service its customers, and borrowers may become unable to pay back their loans. Valley Bank may also be required to replace non-compliant vendors with more expensive Year 2000-compliant vendors. At this time Valley Bank cannot determine the financial effect on it if significant customer or vendor remediation efforts are not resolved in a timely manner.

    CONTINGENCY PLANS OF VALLEY BANK. Valley Bank has developed a business continuation contingency plan to provide service to customers should there be an environment in which electrical and communication services may not be available for a brief period of time after the century date change. The Bank's data processing system and other mission critical systems have been tested and are Year 2000 compliant. In the event its computer system or other mission critical system should fail, Valley Bank has alternate procedures to achieve a successful resumption of business. These alternative procedures include reverting to manual systems for processing some forms of work as well as contractual arrangements with Year 2000 compliant outside vendors for data processing.

                            BUSINESS OF VALLEY BANK

GENERAL


    Valley Bank is a California community bank headquartered in Moreno Valley, California. In addition to its headquarters, Valley Bank maintains six branches in the Inland Empire and two loan production offices, one in Moreno Valley and the other in Portland, Oregon. Valley Bank was originally organized as a national banking association in 1960, and was reincorporated in 1980 under the California General Corporation Law as a state-licensed bank. It is licensed by the California Department of Financial Institutions. The Federal Deposit Insurance Corporation insures its deposits up to the $100,000 legal limit. As with many state chartered banks of its size in California, it is not a member of the Federal Reserve System.


    Moreno Valley is located in a region commonly referred to as the Inland Empire, an area southeast of Los Angeles county and northeast of San Diego county, consisting of Riverside and San Bernardino counties. These counties are experiencing significant population and economic growth, much of which has been fueled by the migration of manufacturing, distribution and export service firms from adjacent Los Angeles, Orange and San Diego counties.

    Valley Bank emphasizes community-based banking, concentrating on both business and individual customers. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Inland Empire area, as well as businesses and real estate owners/ developers throughout the Inland Empire. Its lending programs include making loans guaranteed by the United States Small Business Administration, and loans guaranteed by the U. S. Department of Agriculture's Business and Industry program in the Inland Empire and in the vicinity of its Portland, Oregon loan office.

    Valley Bank offers a full complement of business lending activities which include, in addition to Small Business Administration and Department of Agriculture guaranteed loans, term loans, commercial loans, construction financing, and domestic letters of credit. In the area of deposit services, Valley Bank offers business checking, savings, money market and time deposit accounts. Commercial loans may be unsecured or secured by real estate, equipment, accounts receivable, deposit accounts or any combination of such collateral. Historically Valley Bank has primarily focused its lending on government guaranteed loans, construction and conventional loans secured by real estate, commercial loans and installment loans. This continues to be its focus.

    Valley Bank's consumer services complement its business emphasis by offering a range of personal and private banking financial services such as interest-bearing checking, fee-based checking, savings, money market accounts, and tailored time certificates of deposit. In the area of consumer loans, Valley Bank offers new and used automobile loans, home improvement loans, overdraft lines of credit, and unsecured personal loans. Other operational services include safe deposit boxes, night deposit facilities, travelers checks, wire transfers, cashier's checks, 24-hour access to banking information by telephone, 24-hour automatic teller machine availability on the Cirrus and Star networks and other standard depository functions.

BUSINESS STRATEGY

    Valley Bank's business strategy is to support the banking needs of small businesses, mainly in the Inland Empire areas served by its branches and in the Portland, Oregon area served by its loan production office. To this end, Valley Bank offers an array of business lending services including Small Business Administration and other government guaranteed loans, term loans, commercial notes, commercial real estate financing, construction loans, domestic letters of credit, and business, checking, savings, money market and time deposit accounts. Valley Bank has focused on marketing efforts to implement its business strategy of continuing to increase core deposits through business development efforts, diversifying its customer base, enhancing its product lines; and providing superior customer service.

    These efforts include obtaining increased loan and deposit business from existing customers, word-of-mouth referrals, a focused direct mail marketing program and personal solicitation of customers by officers, directors and stockholders. Management assigns responsibility to all loan and business development officers to make regular calls on potential customers and obtain referrals from existing customers. Valley Bank directs promotional efforts toward residents and small-to-medium sized businesses.

    Recognizing that its greatest strategic advantage is its niche experience with government guaranteed loans, Valley Bank emphasizes this business. It opened a loan production office in Portland, Oregon in 1996 after conducting a market research study. That office serves small businesses in the State of Oregon and in southern Washington. Valley Bank is considering further expansion of that business.

PREMISES

    The following table sets forth information about Valley Bank's banking offices.

LOCATION                                                  TYPE OF OFFICE       OWNED/LEASED       SIZE        SINCE
----------------------------------------------------  -----------------------  -------------  ------------  ---------
24010 Sunnymead Boulevard, Moreno Valley............  Main branch                    Owned    9,000 sq/ft        1960
26670 McCall Boulevard, Sun City....................  Branch                         Owned    4,500 sq/ft        1975
16820 Van Buren Boulevard (Woodcrest), Riverside....  Branch                         Owned    3,000 sq/ft        1976
22729 Barton Road, Grand Terrace....................  Branch                         Owned    3,000 sq/ft        1982
255 South Riverside Avenue, Rialto..................  Branch                         Owned    3,000 sq/ft        1987
211 East 4th Street, Perris.........................  Branch                        Leased    3,000 sq/ft        1974
29614 Nuevo Road, Nuevo.............................  Branch                        Leased    1,500 sq/ft        1990
24081 Postal Avenue, Moreno Valley..................  Loan production(1)             Owned    2,600 sq/ft        1993
10180 S.W. Nimbus Avenue, Suite H-1, Portland,
  Oregon............................................  Loan production(1)            Leased    1,481 sq/ft        1996
25400 Allesandro Boulevard, Moreno Valley...........  Administrative(1)(2)          Leased    3,084 sq/ft        1993

------------------------

(1) Deposits are not accepted at this facility.

(2) Data processing center.

    Aggregate annual rentals for Valley Bank for leased premises were $101,000 for the year ended December 31, 1998. Valley Bank considers its present facilities to be sufficient for its current operations.

INVESTMENT PORTFOLIO

    The following table sets forth the book and market values of securities held for maturity at the dates indicated. Under Statement of Financial Accounting Standards No. 115,

"Accounting for Certain Investments in Debt and Equity Securities," Valley Bank has designated all of its investment securities listed as "held-to-maturity."

                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------

                                                                                       (DOLLARS IN THOUSANDS)
U.S. government agencies.........................................................  $  15,004  $  11,957  $   9,979
Mortgage-backed securities.......................................................         --        781      1,291
Securities, nontaxable...........................................................        581      1,118      1,658
                                                                                   ---------  ---------  ---------
    Total........................................................................  $  15,585  $  13,856  $  12,928
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The following table sets forth the maturities of Valley Bank's investment securities at December 31, 1998 and the weighted average yields of such securities calculated on the basis of the cost and effective yields based on the scheduled maturity of each security. Yields on municipal securities have not been calculated on a tax-equivalent basis.

                                                      AFTER ONE TO FIVE     AFTER FIVE TO TEN YEARS
                               WITHIN ONE YEAR              YEARS                                         AFTER TEN YEARS
                            ----------------------  ----------------------  ------------------------  ------------------------
                             AMOUNT       YIELD      AMOUNT       YIELD       AMOUNT        YIELD       AMOUNT        YIELD
                            ---------     -----     ---------     -----     -----------     -----     -----------     -----

                                                                  (DOLLARS IN THOUSANDS)
U.S. government
  agencies................  $  10,999         5.5%  $   4,006         5.8%   $      --           --%   $      --           --%
Securities, nontaxable....  $     150         4.8%  $     430         6.1%   $      --           --%   $      --           --%
                            ---------               ---------                    -----                     -----
Total.....................  $  11,149         5.5%  $   4,436         5.8%   $      --           --%   $      --           --%
                            ---------               ---------                    -----                     -----
                            ---------               ---------                    -----                     -----
Estimated fair value......  $  11,170               $   4,472                $      --                 $      --
                            ---------               ---------                    -----                     -----
                            ---------               ---------                    -----                     -----


                                    TOTAL
                            ----------------------
                             AMOUNT       YIELD
                            ---------     -----

U.S. government
  agencies................  $  15,005         5.6%
Securities, nontaxable....  $     580         5.8%
                            ---------
Total.....................  $  15,585         5.6%
                            ---------
                            ---------
Estimated fair value......  $  15,642
                            ---------
                            ---------


    Valley Bank does not own securities of a single issuer whose aggregate book value is in excess of 10% of its total equity.

LENDING ACTIVITIES

    Valley Bank originates and sells loans. Please refer to "--Lending Procedures and Loan Approval Process" for a description of applicable regulations which limit lending in relation to shareholders' equity. Valley Bank originates loans for its own portfolio and for sale in the secondary market. Lending activities include Small Business Administration and other government guaranteed loans, real estate construction loans, real estate mortgage loans, commercial loans and consumer installment loans.

LOAN PORTFOLIO

    COMPOSITION OF LOAN PORTFOLIO. The following table shows the composition of loans by type of loan or type of borrower at the date indicated:

                                                                                 DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS)
Real estate--construction..................................  $   6,733  $   6,873  $   2,138  $   1,943  $   1,259
Real estate--residential...................................      4,848      7,116      8,552      9,745      6,398
Real estate--unimproved residential lots...................      4,898      6,369      7,963        501      1,569
Real estate--commercial....................................     13,910     14,535     14,776     14,271     10,232
Commercial and industrial..................................      2,653      1,746      1,908      1,638      4,579
Government guaranteed......................................      9,173      8,377      6,681      5,591      8,549
Loans to individuals.......................................        504        435        484        401        458
Loans held for sale........................................        594         --        670        379         --
                                                             ---------  ---------  ---------  ---------  ---------
    Total loans............................................  $  43,313  $  45,451  $  43,172  $  34,469  $  33,044
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES. The following table shows the maturity distribution of the loan portfolio at December 31, 1998, and the loan portfolio's sensitivity to changes in interest rates. Loans due after one year are shown in the fixed and floating rate categories.

                                                                                         FLOATING
                                                          AFTER ONE BUT                   RATE:
                                               WITHIN      WITHIN FIVE       AFTER      DUE AFTER    FIXED RATE: DUE
                                              ONE YEAR        YEARS       FIVE YEARS     ONE YEAR    AFTER ONE YEAR
                                              ---------  ---------------  -----------  ------------  ---------------
                                                                          (IN THOUSANDS)
Real estate--construction...................  $   6,733     $      --      $      --    $       --      $      --
Real estate--residential....................        573           775          3,500         3,702            573
Real estate--unimproved residential
  lots......................................      1,842         1,638          1,418           362          2,694
Real estate--commercial.....................      1,543         1,152         11,215        12,011            356
Commercial and industrial...................      1,340           887            426         1,067            246
Government guaranteed.......................         --             3          9,170         9,173             --
Loans to individuals........................        141           229            134           138            225
Loans held for sale.........................        594            --             --            --             --
                                              ---------        ------     -----------  ------------        ------
Total.......................................  $  12,766     $   4,684      $  25,863    $   26,453      $   4,094
                                              ---------        ------     -----------  ------------        ------
                                              ---------        ------     -----------  ------------        ------

GOVERNMENT GUARANTEED LOANS

    Valley Bank actively originates loans qualifying for guarantees issued by the United States Small Business Administration, an independent agency of the federal government. The SBA guarantees on such loans currently range from 75% to 80% of the principal and accrued interest. Under certain circumstances, the guarantee of principal and interest may be less than 75%. The guaranteed percentage is less than 75% for loans over $1.0 million. Valley Bank generally limits the amount available to any one borrower under this program to $1.5 million. Valley Bank typically requires that Small Business Administration loans be secured by first or second lien deeds of trust on real property. Valley Bank also obtains additional collateral such as personal property or other real property. Small Business Administration loans have terms ranging from seven to 25 years depending on the use of the proceeds. To qualify for an Small

Business Administration loan, a borrower must demonstrate the capacity to service and repay the loan, exclusive of the collateral, on the basis of historical earnings or reliable projections.

    In 1997, Valley Bank expanded its government guaranteed loan program to include loans guaranteed by the U.S. Department of Agriculture under that department's business and industry loan program for rural areas. These loans tend to be larger than Small Business Administration loans, with different, but similar, rules for origination. During 1998 Valley Bank closed its first Department of Agriculture guaranteed loan, in the amount of $4.6 million, and concurrently sold the guaranteed portion of the loan. Valley Bank has several other Department of Agriculture guaranteed loans under review.

    Valley Bank generally sells substantially all of the guaranteed portion of the government guaranteed loans that it originates. Pursuant to a 1998 change in the governmental rules for Small Business Administration loans, Valley Bank has also commenced to sell the non-guaranteed portion of Small Business Administration loans, in some cases. For the three months ending March 31, 1999, Valley Bank originated $2.3 million of government guaranteed loans and sold $2.5 million in government guaranteed loans. In 1998, Valley Bank originated $13.9 million of government guaranteed loans, including its first Department of Agriculture guaranteed loan, and sold $14.6 million of government guaranteed loans. In 1997, Valley Bank originated $10.1 million of government guaranteed loans and sold $12.1 million of guaranteed loans. When Valley Bank sells a government guaranteed loan, it generally retains the obligation to repurchase the loan for 90 days after the sale, if the loan fails to comply with representations and warranties given by Valley Bank. Valley Bank retains the obligation to service the government guaranteed loans, for which it receives a servicing fee. Those portions of the sold government guaranteed loans that remain owned by Valley Bank, and those government guaranteed loans that have not yet been sold, are included in Valley Bank's balance sheet. At December 31, 1998, Valley Bank had $9.8 million in government guaranteed loans remaining on its balance sheet. At March 31, 1999, Valley Bank had $8.6 million in government guaranteed loans remaining on the balance sheet. At March 31, 1999, Valley Bank was servicing $28.5 million in government guaranteed loans that had been sold to others. At December 31, 1998, Valley Bank was servicing $28.6 million in government guaranteed loans that had been sold to others.

LOANS SECURED BY REAL ESTATE

    At March 31, 1999, $31.6 million, or approximately 76.3% of Valley Bank's Loans, were secured by real estate. At December 31, 1998, $30.4 million, or approximately 71% of Valley Bank's loans, were secured by real estate. The following table shows the percentage of the total loan portfolio represented by the four largest categories of real estate loans at March 31, 1999 and December 31, 1998:

                                                                % OF TOTAL LOAN PORTFOLIO
                                                            ----------------------------------
TYPE OF REAL ESTATE LOAN                                    MARCH 31, 1999   DECEMBER 31, 1998
----------------------------------------------------------  ---------------  -----------------
Commercial property.......................................         35.1%             32.0%
Residential property......................................         11.1%             11.0%
Construction loans........................................         17.3%             15.0%
Unimproved residential lots...............................         10.5%             11.0%

All of the real estate construction and conventional loans are secured by deeds of trust or mortgages on underlying real estate.

    Real estate lending involves risks associated with the potential for decline in the value of underlying real estate collateral and the cash flow from income producing properties. Declines in real estate values and cash flows can be caused by a number of factors, including adversity in general economic conditions, rising interest rates, changes in tax and other governmental policies affecting the holding real estate, environmental conditions, governmental and other use restrictions, development of competitive properties and increasing vacancy rates. Valley Bank's real estate dependence increases the risk of loss both in Valley Bank's loan portfolio and its holdings of other real estate owned when real estate values decline.

    COMMERCIAL MORTGAGE LOANS. Valley Bank provides intermediate and long-term commercial real estate loans. Collateral includes first deeds of trust on real property. Typically, real estate collateral is owner-occupied, and the value of the real estate collateral is supported by formal appraisals in accordance with applicable regulations. The majority of the properties securing these loans are located in Riverside and San Bernardino counties.

    Valley Bank also provides commercial real estate loans principally secured by owner-occupied/rental commercial and industrial buildings. Generally, these types of loans are made for a period of up to twenty years, with monthly payments based on a portion of the principal plus interest, and with a loan-to-value ratio of 70% or less, using an adjustable rate indexed to the prime rate appearing in the West Coast edition of THE WALL STREET JOURNAL. Valley Bank also offers fixed rate loans, but rate adjustments are typically required in intervals of one to five years. Amortization schedules for commercial loans generally do not exceed 20 years.


    Payments on loans secured by such properties are often dependent on successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Valley Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. When possible, Valley Bank also attempts to obtain loan guaranties from financially capable parties. Valley Bank's lending personnel inspect substantially all of the properties securing Valley Bank's real estate loans before the loan is made.


    Valley Bank requires title insurance insuring the status of its lien on all of the real estate secured loans when a first trust deed on the real estate is taken as collateral. Valley Bank also requires the borrower to maintain fire, extended coverage casualty insurance and, if the property is in a flood zone, flood insurance, in amounts equal to the outstanding loan balance, subject to applicable law that may limit the amount of hazard insurance a lender can require to the cost of replacing improvements. Valley Bank's lending policies generally limit the loan-to-value ratio on mortgage loans secured by owner-occupied properties to 70% of the lesser of the appraised value or the purchase price. Valley Bank cannot assure that these procedures will protect against losses on loans secured by real property. Please refer to "Risk Factors--A downturn in the real estate market could hurt our business" for a discussion of the possible effects of a decline in real estate values.

    REAL ESTATE CONSTRUCTION LOANS. Valley Bank finances the construction of residential, commercial and industrial properties. To limit risks inherent in its construction loan portfolio, Valley Bank has restricted this lending to owner-builder construction loans. The future condition of the local economy could harm the collateral values of such loans. Please refer to "Risk

Factors--A downturn in the real estate market could hurt our business" for a discussion of the possible effects of a decline in real estate values.

    Valley Bank's construction loans typically have the following characteristics:

    - maturities of one year or less;

    - a floating rate of interest based on Valley Bank's base lending rate;

    - minimum cash equity of 20% to 30% of project cost;

    - advance of anticipated interest costs during construction; advance of fees;

    - first lien position on the underlying real estate;

    - loan-to-value ratios generally not exceeding 70%; and

    - recourse against the borrower or a guarantor in the event of default.

    Valley Bank does not typically commit to make the permanent loan on the property unless the permanent loan is to be a government guaranteed loan. Valley Bank does not participate in joint ventures or take an equity interest in connection with its construction lending.

    Construction loans involve additional risks compared to loans secured by existing improved real property. These include the following:

    - the uncertain value of the project prior to completion;

    - the inherent uncertainty in estimating construction costs, which is often beyond the control of the borrower;

    - construction delays and cost overruns;

    - possible difficulties encountered by municipal or other governmental regulation during siting or construction; and

    - the difficulty in accurately evaluating the market value of the completed project.

    As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If Valley Bank is forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that Valley Bank will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as the related foreclosure and holding costs. In addition, Valley Bank may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminable period of time. Valley Bank has underwriting procedures designed to identify what it believes to be acceptable levels of risk in construction lending. Among other things, qualified and bonded third parties are engaged to provide progress reports and recommendations for construction disbursements. No assurance can be given that these procedures will prevent losses arising from the risks described above.

    LOANS ON UNIMPROVED RESIDENTIAL LOTS. Substantially all of the Valley Bank loans secured by unimproved residential lots relate to a single real estate project in Fort Mohave, Arizona. In 1996, Valley Bank acquired 200 loans, each secured by a residential lot in this project, at a cost of approximately $7.9 million. These loans were acquired in a swap transaction in which

Valley Bank exchanged real property that it had previously acquired in foreclosure for these loans. Since the time of their acquisition, almost half of the loans have been repaid. As of March 31, 1999, 122 of these loans remain, in the aggregate amount of $4.5 million, or 10.5% of the loan portfolio. As of December 31, 1998, 107 of these loans remained, in the aggregate amount of $4.8 million, or 11% of the loan portfolio.

    RESIDENTIAL MORTGAGE LOANS. Valley Bank originates fixed-rate mortgage loans secured by one-to-four family properties with amortization schedules of 15 to 30 years and maturities of up to five years. The loan fees charged, interest rates and other provisions of Valley Bank's residential loans are determined by an analysis of Valley Bank's cost of funds, cost of origination, cost of servicing, risk factors and portfolio needs.

COMMERCIAL LOANS

    Valley Bank makes relatively few commercial loans, other than government guaranteed loans. The commercial loans are for intermediate and short-terms and may be unsecured, partially secured or fully secured. The majority of these loans are in Riverside county. Loan maturities are normally 12 months. Valley Bank requires a complete re-analysis before considering any extension. Depending on the creditworthiness of the business, certain types of open-ended loans to $100,000 and non-open-ended renewable products are also available. Valley Bank makes these loans to any size business, and to businesses organized as sole proprietorships, partnerships and corporations. Most are to small businesses. In general, it is the intent of Valley Bank to take collateral whenever possible regardless of the loan purpose. Collateral may include liens on inventory, accounts receivable, fixtures and office furniture and equipment and, in some cases, leasehold improvements and real estate. As a matter of policy, the Bank requires all principals of a business to be co-obligors on all loan instruments and all significant stockholders of corporations to execute a specific debt guaranty. All borrowers must demonstrate the ability to service and repay not only Valley Bank debt but all outstanding business debt, exclusive of collateral, on the basis of historical earnings or reliable projections.

LOANS TO INDIVIDUALS

    Loans to individuals, also termed consumer loans, are extended for a variety of purposes. Most are for the purchase of automobiles and other vehicles. Others include secured and unsecured personal loans, home improvement, equity lines, overdraft protection loans, and unsecured lines of credit. Valley Bank's underwriting standards for loans to individuals include an examination of the applicant's credit history and payment record on other debts and an evaluation of their ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Most of Valley Bank's loans to individuals are repayable on an installment basis.

    Loans to individuals generally entail greater risk than do residential mortgage loans, particularly in the case of those loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because the collateral is more likely to suffer damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, the collection of loans to individuals is dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, various federal and state laws, including federal and state bankruptcy and insolvency laws, often limit the amount which the lender can recover on loans to individuals. Loans to individuals may also give rise to claims and defenses by a consumer loan borrower against the lender on these loans, such as Valley Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral.

    As of March 31, 1999, the total of all loans to individuals held by Valley Bank was $401,000 or 1.0% of total loans. As of December 31, 1998, the total of all loans to individuals held by Valley Bank was $504,000 or 1.2% of total loans.

OFF-BALANCE SHEET COMMITMENTS

    As part of its service to its small- to medium-sized business customers, Valley Bank from time to time issues formal commitments and lines of credit. These commitments can be either secured or unsecured. They may be in the form of revolving lines of credit for seasonal working capital needs. However, these commitments may also take the form of letters of credit. Standby letters of credit are conditional commitments issued by Valley Bank to guarantee the performance of a customer to a third party. Valley Bank does not enter into any interest rate swaps or caps, or forward or future contracts. At March 31, 1999, Valley Bank had commitments to extend credit of approximately $3.7 million and obligations under standby letters of credit of approximately $178,000. At December 31, 1998, Valley Bank had commitments to extend credit of approximately $2.6 million and obligations under standby letters of credit of approximately $178,000.

    The following table shows the distribution of Valley Bank's undisbursed loan commitments at the dates indicated.

                                                                                   AT DECEMBER 31,
                                                                             ----------------------------
                                                                               AT MARCH 31,
                                                                                   1999,          1998       1997
                                                                             -----------------  ---------  ---------

                                                                                    (IN THOUSANDS)
Commitments to extend credit, including unsecured loan commitments.........      $   3,685      $   2,582  $   6,664
Standby letters of credit..................................................            178            178        212
                                                                                    ------      ---------  ---------
Total......................................................................      $   3,863      $   2,760  $   6,876
                                                                                    ------      ---------  ---------
                                                                                    ------      ---------  ---------

LENDING PROCEDURES AND LOAN APPROVAL PROCESS

    Loan applications may be approved by the board of directors' loan committee, by Valley Bank's management and lending officers, or by individual lending officers to the extent of their loan authority. Individual lending authority is granted to the Chief Executive Officer, the Senior Credit Officer, branch and department managers and other key lending officers. Loans for which direct and indirect borrower liability would exceed an individual's lending authority are referred to Valley Bank's management and, for those in excess of management's approval limits, to the loan committee.

    At March 31, 1999, Valley Bank's authorized legal lending limits were $1,427,000 for unsecured loans plus an additional $951,000 for specific secured loans. Valley Bank's primary capital plus allowance for loan losses at March 31, 1999 totaled $9.6 million. Valley Bank's largest borrower as of March 31, 1999 had an aggregate loan liability totaling $1.7 million in secured loans.

    At December 31, 1998, Valley Bank's authorized legal lending limits were $1,405,000 for unsecured loans, plus an additional $937,000 for specific secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan losses on an unsecured basis, plus an additional 10% on a secured basis. Valley Bank's primary capital plus allowance for loan losses at December 31, 1998 totaled $9.4 million. Valley Bank's largest borrower as of December 31, 1998 had an aggregate loan liability totaling $1.7 million in secured loans.

    The highest individual lending authority in Valley Bank is the combined administrative lending authority for unsecured and secured lending of $500,000, which requires the approval and signatures of the Chief Executive Officer and the Senior Credit Officer. The second highest lending authority is $250,000 for each of the Chief Executive Officer and the Senior Credit Officer, each acting singly. All other individual lending authority is substantially less, with the next largest authority for secured loans being $25,000.

    Lending limits are authorized for the Chief Executive Officer, the Senior Credit Officer and other officers by the board of directors of Valley Bank. The Senior Credit Officer is responsible for evaluating the authority limits for individual credit officers and recommends lending limits for all other officers to the board of directors for approval.

    The review of each loan application includes the applicant's credit history, income level and cash flow analysis, financial condition and the value of any collateral to secure the loan. In the case of real estate loans over a specified amount, the review of collateral value includes an appraisal report prepared by an independent bank-approved appraiser.

    With respect to any approved commercial or real estate loan, Valley Bank generally issues a written commitment to the applicant, setting forth the terms under which the loan will be extended.

    Valley Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections of its potential borrowers, valuation of collateral based on reports of independent appraisers and audits of accounts receivable or inventory pledged as security.

OTHER EARNING ASSETS

    The following table relates to other earning assets not disclosed previously for the dates indicated. This item consists of a salary continuation plan for Valley Bank's President. The plan is informally linked with universal life insurance policies for the salary continuation plan. Income from these policies is reflected in noninterest income.

                                                                AT DECEMBER 31,
                                                     --------------------------------------
                                                     MARCH 31, 1999     1998        1997        1996
                                                     --------------  ----------  ----------  ----------
Cash surrender value of life insurance.............    $  712,000    $  712,000  $  661,000  $  637,000
                                                     --------------  ----------  ----------  ----------
                                                     --------------  ----------  ----------  ----------

ASSET QUALITY

    NONPERFORMING ASSETS. Nonperforming assets include non performing loans and other real estate owned.

    NONPERFORMING LOANS. Nonperforming loans are those which the borrower fails to perform in accordance with the original terms of the obligation and fall into one of three categories:

    - Nonaccrual loans. Valley Bank generally places loans on nonaccrual status when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. When loans are placed on nonaccrual status, accrued but unpaid interest is reversed against the current year's income. Interest income on nonaccrual loans is recorded on a cash basis. Valley Bank may treat payments as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income where management believes the remaining principal balance is fully collectible. Additionally, Valley Bank may place loans that are not 90 days past due on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

    - Loans 90 days or more past due. Valley Bank classifies a loan in this category when the borrower is more than 90 days late in making a payment of principal or interest.

    - Restructured loans. These are loans on which interest accrues at a below market rate or upon which a portion of the principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is reported on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.

    OTHER REAL ESTATE OWNED (OREO). This category of nonperforming assets consists of real estate to which Valley Bank has taken title by reason of foreclosure or by taking a deed in lieu of foreclosure from the borrower. Before Valley Bank takes title to OREO, it generally obtains an environmental review.

    The following table summarizes Valley Bank's nonperforming assets at the dates indicated.

                                                                             DECEMBER 31,
                                                         -----------------------------------------------------
                                             MARCH 31,
                                               1999
                                            (UNAUDITED)    1998       1997       1996       1995       1994
                                            -----------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
Nonaccrual loans(1).......................   $   4,570   $   4,827  $   3,227  $   1,245  $   1,110  $   3,173
Loans past due 90 days or more............          30         256          0          0        125          0
Restructured loans........................          --           0          0          0          0          0
                                            -----------  ---------  ---------  ---------  ---------  ---------
  Total nonperforming loans(1)............       4,600       5,083      3,227      1,245      1,235      3,173
Other real estate owned...................       1,611       1,749      1,711      1,144      2,555      1,143
                                            -----------  ---------  ---------  ---------  ---------  ---------
  Total nonperforming assets..............   $   6,211   $   6,832  $   4,938  $   2,389  $   3,790  $   4,316
                                            -----------  ---------  ---------  ---------  ---------  ---------
                                            -----------  ---------  ---------  ---------  ---------  ---------
Nonperforming loans as a percent of total
  loans...................................       11.02%      11.78%      7.13%      2.90%      3.60%      9.65%
Nonperforming assets as a percent of total
  assets..................................        7.10%       8.07%      6.62%      3.36%      5.74%      6.65%

------------------------

(1) Interest income during 1998 on loans on nonaccrual status would have been $424,000 if the loans had been accruing. Interest collected on these loans in 1998 was $0.

    At March 31, 1999, nonperforming assets represented 7.10% of total assets. Nonperforming loans that were secured by first deeds of trust on real property were $4.5 million at March 31, 1999. At December 31, 1998, nonperforming assets represented 8.07% of total assets. Nonperforming loans that were secured by first deeds of trust on real property were $4.4 million at December 31, 1998, $1.9 million at December 31, 1997, $1.1 million at December 31, 1996, $1.2 million at December 31, 1995 and $3.1 million at December 31, 1994. Other forms of collateral such as inventory and equipment secured the remaining nonperforming loans as of each date. The collateral securing nonperforming loans may not be sufficient to prevent losses on such loans.

    Nonperforming loans have occurred mainly among the loans secured by real estate. During the early 1990's Valley Bank made many interim construction loans to builders building "on spec," that is, without a committed purchaser for the finished building. When recession hit Southern California, some borrowers abandoned their construction projects, and their loans became nonperforming. Valley Bank foreclosed, and then attempted to liquidate the resulting OREO property. The soft real estate market then prevailing, however, made sale difficult. As the economy improved in Southern California, sale of these properties became easier. During 1998, the remaining early-1990's nonperforming assets were resolved.

    As of December 31, 1998, Valley Bank had approximately $4.8 million in non-performing non-accrual loans. As of March 31, 1999, Valley Bank had approximately $4.6 million in non-performing non-accrual loans.

    The largest non-performing loan, in the amount of approximately $1.6 million, is a construction loan secured by an eighty room motel on which construction is now complete. Valley Bank is a 53% participant in this loan and has taken the lead to bring it to resolution. Problems arose as a result of construction delays and Valley Bank has initiated foreclosure proceedings. In response to the foreclosure proceedings, the borrower has filed a counterclaim for damages in excess of $1.5 million as well as attorneys' fees, costs and interest. The property is expected to be managed by a hotel management company, in its capacity as the court-appointed receiver. The management company has obtained a bond in the amount of $300,000, and expects to open the facility in the near future. Valley Bank is working with the borrowers in an attempt to reach a settlement.

    A second non-performing loan relationship is comprised of two construction loans, totaling approximately $900,000, secured by a service station/mini-mart/fast food facility. The Small Business Administration has provided a commitment to guarantee a permanent loan when construction is completed. At December 31, 1998, these loans were on non-accrual status. At March 31, 1999 these loans were placed on accrual status based on the SBA's confirmation of its takeout loan commitment. The service station is awaiting final inspection and Valley Bank expects it to open shortly after. The franchisor has agreed to advance $150,000 on completion of the final inspection and Valley Bank expects the Small Business Administration to execute final loan amounts on or about at that time.

    A third non-performing loan, in the amount of approximately $800,000, involves a loan made to renovate and convert a facility to a sports bar and restaurant. This loan is 100% guaranteed by the City of San Bernardino Economic Development Agency. After renovation, the lessee was unable to operate the facility successfully. The agency has approved the transfer of the lease to an experienced and successful southern California chain operator. Valley Bank and the borrower-owner have agreed in principle on settlement, in which Valley Bank will become the owner of the property, including fixtures and equipment and the borrower/ owner will pay Valley Bank $15,000 in cash and sign a note for $20,000.

    A fourth non-performing loan, in the amount of approximately $618,000, involves a ten-unit low-income home development project in the city of Colton, California. Seven homes have sold and three remain unsold. In addition, the bank has located a buyer who will purchase the loan at a discounted price of $465,000 in cash in the near future. The resulting loss of approximately $153,000 is less than the loan's loss reserve of $155,000 allocated to this loan.

    A fifth non-performing loan, in the amount of approximately $1.1 million, involves a service station/mini-market operation. This loan was not considered a non-accrual loan at December 31, 1998, but was placed on non-accrual status during the first quarter of 1999. The City of San Bernardino Economic Development Agency is a guarantor. Valley Bank has initiated foreclosure proceedings. It has also had indications of interest in purchasing the loan from a group of investors.

    As of December 31, 1998, Valley Bank had OREO of approximately $1.8 million. At March 31, 1999, Valley Bank had OREO of approximately $1.6 million. The first largest OREO property, with an approximate book balance of $400,000, is an office building located in the Moreno Valley area. It is currently in escrow for a sale at a price above book value, which is expected to close in the near future. The second largest OREO property, with an initial book balance of $400,000, is a residential planned unit development located in San Jacinto, California. The bank has sold five of the six homes on the property, receiving $335,000 toward the initial balance. The third largest OREO property, with an approximate book balance of $275,000, is a land parcel located in Moreno Valley, California.

    SUBSTANDARD AND DOUBTFUL LOANS. Valley Bank monitors all loans in the loan portfolio to identify problem credits. Additionally, as an integral part of the credit review process of Valley Bank, credit reviews are performed by an outside financial institution consulting firm semi-annually to assure accuracy of documentation and the identification of problem credits. The Federal Deposit Insurance Corporation and State of California Department of Financial Institutions also review Valley Bank and its loans during an annual safety and soundness examination.


    There are three classifications for problem loans:

    Substandard--An asset is classified as "substandard" if it is inadequately protected by the current sound worth and paying capacity of the borrower, or of the collateral pledged, if any. Credits in this category have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Valley Bank will sustain some loss if the deficiencies are not corrected.

    Doubtful--An asset is classified as "doubtful" if it has all the weaknesses inherent in one classified "substandard," and has the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of important and reasonably specific pending factors which may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined.

    Loss--An asset is classified as a "loss" if it is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future. Any potential recovery is considered too small and the realization too distant in the future to justify retention as an asset on Valley Bank's books.

    Another category, designated as "special mention," is maintained for loans which do not currently expose Valley Bank to a significant degree of risk to warrant classification in a "substandard," "doubtful" or "loss" category, but do possess credit deficiencies or potential weaknesses deserving management's close attention.


    As of March 31, 1999, Valley Bank's classified loans consisted of $4.7 million in the "substandard" category and no loans in the "doubtful" category. Valley Bank's $4.7 million of loans classified as "substandard" consisted of $221,000 of performing loans and $4.5 million of non-accrual loans. Additionally, as of March 31, 1999, Valley Bank's loans categorized in the "special mention" category consisted of $1.5 million of performing loans.


    As of December 31, 1998, Valley Bank's classified loans consisted of $3.8 million in the "substandard" category and no loans in the "doubtful" category. Valley Bank's $3.8 million of loans classified as "substandard" consisted of $222,000 of performing loans and $3.6 million of non-accrual loans. Additionally, as of December 31, 1998, Valley Bank's loans categorized in the "special mention" category consisted of $2.4 million of performing loans.

    IMPAIRED LOANS. Valley Bank defines impaired loans, regardless of past due status, as those on which principal and interest are not expected to be collected under the original contractual loan repayment terms. Valley Bank charges off an impaired loan at the time management believes the collection process has been exhausted. Valley Bank measures impaired loans based on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price or the fair value of collateral if the loan is collateral-dependent. Impaired loans at March 31, 1999 were $4.4 million, all of which were also non-accrual loans. Allowance for loans related to impaired loans was $532,000 at March 31, 1999. Impaired loans at December 31, 1998 were $3.9 million, all of which were also nonaccrual loans. Allowance for loan losses related to impaired loans was $502,000 at December 31, 1998.

    Except as disclosed above, there were no assets as of December 31, 1998 where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms. However, it is always possible that current credit problems may exist that may not have been discovered by management. Please refer to "--Allowance and Provisions for Loan Losses."

ALLOWANCE AND PROVISIONS FOR LOAN LOSSES

    The following table sets forth an analysis of the allowance for loan losses and provisions for loan losses for the periods indicated.

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------
                                                   1998       1997       1996       1995       1994
                                                 ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
Balance at beginning of period.................  $   1,058  $     756  $     497  $     574  $   1,047
                                                 ---------  ---------  ---------  ---------  ---------
Loans charged off
  Real estate--construction....................         --         --         --         --        225
  Real estate--residential.....................         --         79         66        469        224
  Real estate--unimproved residential lots.....         --         --         --         --         --
  Real estate--commercial......................         --         --         55        355        248
  Commercial and industrial....................          9         26         --          1          4
  Government guaranteed........................        403        653         --         --         --
  Loans to individuals.........................         --          1         --         --         82
                                                 ---------  ---------  ---------  ---------  ---------
Total charge-offs..............................        412        759        121        825        783
                                                 ---------  ---------  ---------  ---------  ---------
Recoveries
  Real estate--construction....................         --         16          6        128        149
  Real estate--residential.....................        225         46         13          6         --
  Real estate--unimproved residential lots.....         --         --         --         --         --
  Real estate--commercial......................          7          6          1         --         --
  Commercial and industrial....................         --         --         --          3          1
  Government guaranteed........................         40         13         --         --         --
  Loans to individuals.........................         --         --         --          1         --
                                                 ---------  ---------  ---------  ---------  ---------
Total recoveries...............................        272         81         20        138        150
                                                 ---------  ---------  ---------  ---------  ---------
Net charge-offs................................        140        678        101        687        633
Additions charged to operations................        200        980        360        610        160
                                                 ---------  ---------  ---------  ---------  ---------
Balance at end of period.......................  $   1,118  $   1,058  $     756  $     497  $     574
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Average loans outstanding, gross...............  $  48,512  $  43,921  $  41,649  $  34,552  $  28,678
                                                 ---------  ---------  ---------  ---------  ---------
Total loans at end of period, gross............  $  43,313  $  45,451  $  43,172  $  34,469  $  33,044
                                                 ---------  ---------  ---------  ---------  ---------
Net charge-offs/average loans outstanding......       0.29%      1.54%      0.24%      1.99%      2.21%
Allowance at end of period/loans outstanding...       2.59%      2.34%      1.76%      1.45%      1.75%
Allowance/nonperforming loans..................      22.32%     32.79%     60.72%     40.24%     18.09%

    Valley Bank maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance for loan losses, management takes into consideration the following factors among others:

    - changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices

    - changes in national and local economic and business conditions and developments, including the condition of various market segments

    - changes in the nature and volume of the portfolio

    - changes in the experience, ability, and depth of the lending management and staff

    - changes in the trend of the volume and severity of past due and classified loans

    - trends in the volume of non-accrual loans, troubled debt restructuring and other loan modifications

    - changes in the quality of the loan review system and degree of oversight by the institution's board of directors

    - the existence and effect of any concentrations of credit, and changes in the level of such concentrations

    - the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution's current portfolio


    Valley Bank follows the "Interagency Policy Statement on the Allowance for Loan and Lease Losses" and analyzes the Allowance for Loan Losses using the above factors on a quarterly basis. In addition, as an integral part of the semi-annual credit review process of Valley Bank, performed by an outside financial institution consulting firm, the Allowance for Loan Losses is reviewed for adequacy. Furthermore, Federal Deposit Insurance Corporation and State of California Department of Financial Institutions review the adequacy of the Allowance for Loan Losses in an annual safety and soundness examination. The Federal Deposit Insurance Corporation and/or State of California Department of Financial Institutions may require Valley Bank to recognize additions to the Allowance for Loan Losses based upon its judgment of the information available to it at the time of its examination. Valley Bank was most recently examined by the Federal Deposit Insurance Corporation and State of California Department of Financial Institutions on December 21, 1997.


    Valley Bank's Senior Credit Officer reports monthly to Valley Bank's board of directors and continuously reviews loan quality and loan classifications. Such reviews assist the Board in establishing the level of the allowance for loan and lease losses. Valley Bank's board of directors reviews the adequacy of the allowance on a monthly basis.

    Valley Bank uses a methodology known as migration analysis for assistance in determining the appropriate level of its allowance for loan losses. This method applies relevant risk factors to the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on the Bank's loan grading and classification system. The Bank grades its loans through internal reviews and periodically subjects loans to external reviews which then are assessed by the Bank's board of directors. External credit reviews are performed on a semi-annual basis and the quality grading process occurs on a quarterly basis. The "migration" of loans from grade to grade is then tracked to help predict future losses and thus more accurately set allowance levels. Risk factors applied to the performing loan portfolio are based on Valley Bank's past loss history considering the current portfolio's characteristics, current economic conditions and other relevant factors. General reserves are applied to various categories of loans at percentages ranging up to 50% based on the Bank's assessment of credit risks for each category. Risk factors are applied to the carrying value of each classified loan:

    - loans internally graded "Watch" or "Special Mention" carry a risk factor from 1.0% to 2.0%;

    - "Substandard" loans carry a risk factor that is typically 15%, but ranges from 0%, in the case of a government guaranteed loan on which the guarantee has not yet been honored, to 40%, depending on collateral securing the loan,;

    - "Doubtful" loans carry a 50% risk factor; and

    - "Loss" loans are charged off 100%.

    In addition, a portion of the allowance is specially allocated to identified problem credits. The analysis also includes reference to factors such as the delinquency status of the loan portfolio, inherent risk by type of loans, industry statistical data, recommendations made by Valley Bank's regulatory authorities and outside loan reviewers, and current economic environment. Important components of the overall credit rating process are the asset quality rating process and the internal loan review process.

    The balance in the allowance is affected by amounts provided from operations, amounts charged off and recoveries of previously charged off loans. At March 31, 1999, Valley Bank recorded a provision for loan losses of $90,000 compared with a provision of $150,000 for the same period in the prior year. At March 31, 1999 net charge offs totaled $93,000. At March 31, 1999 the allowance for loan losses was $1.1 million or 2.7% of total loans outstanding. For 1998, Valley Bank recorded a provision for credit losses of $200,000 compared with provisions of $980,000 for 1997 and $360,000 for 1996. In 1998 net charge offs totaled $140,000, compared with net charge offs of $678,000 for 1997 and $101,000 in 1996. The relatively higher level of charge offs in 1997 reflected primarily government guaranteed loans that had been originated in previous years without sufficient attention to government requirements for documentation of lien positions and similar matters. The employee responsible for these oversights is no longer with Valley Bank, and the Bank has since implemented more stringent procedures for loan documentation. At December 31, 1998 the allowance for loan losses was $1.1 million or 2.59% of total loans outstanding, compared with $1.1 million or 2.34% of total loans outstanding at December 31, 1997.

    The allowance is based on estimates and ultimate future losses may vary from current estimates. Management anticipates the continued stabilization of the economy in segments of Valley Bank's market area. However, credit quality will be influenced by underlying trends in the economic cycle, particularly in Southern California, which management cannot completely predict. It is always possible that future economic or other factors may adversely affect Valley Bank's borrowers. As a result, Valley Bank may sustain loan losses, in any particular period, that are sizable in relation to the allowance, or exceed the allowance. In addition, Valley Bank's asset quality may deteriorate through a number of possible factors, including:

    - rapid growth;

    - failure to enforce underwriting standards;

    - failure to maintain appropriate underwriting standards;

    - failure to maintain an adequate number of qualified loan personnel; and

    - failure to identify and monitor potential problem loans.

    Based on these and other factors, loan losses may be substantial in relation to the allowance, or exceed the allowance. Please refer to "Risk Factors--Loan loss reserves may not cover actual loan losses."

    The following table summarizes a breakdown of the allowance for loan losses by loan category and the allocation in each category as a percentage of total loans in each category at the dates indicated:

                                                                     DECEMBER 31,
                          --------------------------------------------------------------------------------------------------
                                   1998                    1997                     1996                      1995
                          ----------------------  ----------------------  ------------------------  ------------------------
                                     % OF LOANS              % OF LOANS                % OF LOANS                % OF LOANS
                                         IN                      IN                        IN                        IN
                           AMOUNT     CATEGORY     AMOUNT     CATEGORY      AMOUNT      CATEGORY      AMOUNT      CATEGORY
                          ---------  -----------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Real estate-
  construction..........  $     490        15.8%  $     141        15.1%   $      29          5.0%   $      28          5.7%
Real estate-
  residential...........         62        11.3          70        15.7           66         20.1           90         28.6
Real estate-unimproved
  residential lots......        175        11.5         146        14.0          139         18.8           11          1.5
Real estate-
  commercial............        200        32.5         423        32.0          303         34.8          201         41.9
Commercial and
  industrial............         37         6.2          54         3.8           70          4.5           72          4.8
Government guaranteed...        150        21.5         213        18.4          141         15.7           89         16.4
Loans to individuals....          4         1.2          11         1.0            8          1.1            6          1.2
                          ---------       -----   ---------       -----        -----        -----        -----        -----
Total...................  $   1,118       100.0%  $   1,058       100.0%   $     756        100.0%   $     497        100.0%
                          ---------       -----   ---------       -----        -----        -----        -----        -----
                          ---------       -----   ---------       -----        -----        -----        -----        -----


                                    1994
                          ------------------------
                                       % OF LOANS
                                           IN
                            AMOUNT      CATEGORY
                          -----------  -----------

Real estate-
  construction..........   $      22          3.8%
Real estate-
  residential...........         102         17.8
Real estate-unimproved
  residential lots......          12          2.1
Real estate-
  commercial............         210         36.6
Commercial and
  industrial............          72         12.5
Government guaranteed...         148         25.8
Loans to individuals....           8          1.4
                               -----        -----
Total...................   $     574        100.0%
                               -----        -----
                               -----        -----

The allocation of the allowance to loan categories is an estimate by management of the relative risk characteristics of loans in those categories. Losses in one or more loan categories may exceed the portion of the allowance allocated to that category or even exceed the entire allowance. Please refer to "Risk Factors--Loan loss reserves may not cover actual loan losses."

DEPOSITS

    Deposits are Valley Bank's primary source of funds. At March 31, 1999, Valley Bank had a deposit mix of 22.0% in time deposits, 42.0% in savings and interest-bearing checking accounts, 25.9% in noninterest-bearing demand accounts and 10.1% in money market accounts. At December 31, 1998, Valley Bank had a deposit mix of 21.7% in time deposits, 41.7% in savings and interest-bearing checking accounts, 26.5% in noninterest-bearing demand accounts and 10.1% in money market accounts. Noninterest-bearing demand deposits enhance Valley Bank's net interest income by lowering its costs of funds.

    Valley Bank obtains deposits primarily from the communities it serves. No material portion of its deposits has been obtained from or is dependent on any one person or industry. Valley Bank's business is not seasonal in nature. Valley Bank accepts deposits in excess of $100,000 from customers. These deposits are priced to remain competitive. At December 31, 1998, Valley Bank had no brokered deposits.

    The following table sets forth the average balances and the average rates paid for the major categories of deposits for the dates indicated:

                                                                       DECEMBER 31,
                              ----------------------------------------------------------------------------------------------
                                       1998                    1997                    1996                    1995
                              ----------------------  ----------------------  ----------------------  ----------------------

                                           AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                               AVERAGE      RATE       AVERAGE      RATE       AVERAGE      RATE       AVERAGE      RATE
                               BALANCE      PAID       BALANCE      PAID       BALANCE      PAID       BALANCE      PAID
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                  (DOLLARS IN THOUSANDS)
Demand accounts.............  $  19,212          --   $  18,098          --   $  16,502          --   $  15,591          --
Savings accounts............     11,505        1.99%     11,220        1.99%     11,080        2.05%     11,532        1.99%
Money market accounts.......      7,261        2.49       7,180        2.45       7,821        2.45       8,636        2.45
NOW accounts................     19,297        1.04      17,373        1.04      16,652        1.04      14,937        1.05
Certificates of deposits
  under $100,000............     12,250        5.13      10,635        5.02       8,837        4.81       7,108        4.61
Certificates of deposits of
  $100,000 or more..........      2,909        5.09       1,761        6.47       1,625        5.66       1,692        4.73
                              ---------               ---------               ---------               ---------
Total deposits..............  $  72,434        2.61%  $  66,267        2.55%  $  62,517        2.41%  $  59,496        2.29%
                              ---------               ---------               ---------               ---------
                              ---------               ---------               ---------               ---------


                                       1994
                              ----------------------
                                           AVERAGE
                               AVERAGE      RATE
                               BALANCE      PAID
                              ---------  -----------

Demand accounts.............  $  14,594          --
Savings accounts............     12,423        2.00%
Money market accounts.......      9,583        2.16
NOW accounts................     14,254        1.08
Certificates of deposits
  under $100,000............      6,241        3.36
Certificates of deposits of
  $100,000 or more..........      1,180        3.14
                              ---------
Total deposits..............  $  58,275        1.96%
                              ---------
                              ---------

MATURITIES OF TIME CERTIFICATES OF DEPOSIT

    Maturities of time certificates of deposits outstanding at December 31, 1998 are summarized as follows:

                                                                                  LESS THAN
                                                           $100,000 OR MORE       $100,000
                                                           -----------------  -----------------
                                                                      (IN THOUSANDS)
Three months or less.....................................      $   1,545          $   6,048
Over three to twelve months..............................            898              5,924
Over twelve months.......................................             --              2,035
                                                                  ------            -------
Total....................................................      $   2,443          $  14,007
                                                                  ------            -------
                                                                  ------            -------

SUPERVISION AND REGULATION


    As a California bank whose deposits are insured by the Federal Deposit Insurance Corporation, Valley Bank is subject to many governmental rules that affect its operations. For a description of the laws and regulations that apply to Valley Bank, please refer to the section entitled "Supervision and Regulation," starting on page 169.


COMPETITION

    Valley Bank considers its primary service area to include Riverside and San Bernardino counties in California and, for government guaranteed loans, Portland, Oregon and parts of Washington. The Riverside and San Bernardino county region is commonly referred to the Inland Empire.

    The banking business in California is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks which have many offices operating over wide geographic areas. Valley Bank competes for deposits and loans principally with these banks, as well as with savings and loan associations, thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions. Among the advantages certain of these institutions have over Valley Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in Valley Bank's service areas are larger banks and, as such, possess competitive advantages over Valley Bank. By virtue of their greater total capitalization, these major commercial banks have substantially higher lending limits than Valley Bank. In addition, other public and private entities seeking to raise capital by selling debt or equity securities will compete with Valley Bank in the acquisition of deposits. Valley Bank also competes with money market funds and, to a lesser extent, other types of mutual funds. Valley Bank's marketing emphasis niche has been individual customers, as well as businesses in the professional, commercial and industrial fields.

    In order to compete with other financial institutions in its primary service areas, Valley Bank relies principally upon regional promotional activity, direct mail, and personal contacts by its officers. For clients whose loan demands exceed Valley Bank's lending limits, Valley Bank attempts to arrange for these loans on a participation basis with other banks and financial institutions. Valley Bank also assists clients requiring services not offered by Valley to obtain these services from its correspondent banks.

EMPLOYEES

    At March 31, 1999, Valley Bank employed a total of 87 full-time equivalent employees, including three executive officers, compared with 86 at December 31, 1998. None is presently represented by a union or covered by a collective bargaining agreement. Valley Bank believes its employee relations are excellent.

LITIGATION

    From time to time, Valley Bank is involved in litigation as an incident to its business. In the opinion of management, no such pending or threatened litigation is likely to have a material adverse effect on Valley Bank's financial condition or results of operations.

INSURANCE

    Valley Bank maintains financial institution bond and commercial insurance at levels deemed adequate by Valley Bank's management to protect it from certain damage.

                    ADDITIONAL INFORMATION ABOUT VALLEY BANK

EXECUTIVE COMPENSATION

    No person serving as an executive officer of Valley Bank received aggregate cash compensation of more than $100,000 during 1998, except for N. Douglas Mills, Valley Bank's current President and Chief Executive Officer. The following table sets forth the aggregate executive compensation for services in all capacities paid or accrued by Valley Bank for the previous three full fiscal years, ending with December 31, 1998, to Mr. Mills:

    The following table provides a summary of compensation for N. Douglas Mills.

                                                                            ANNUAL COMPENSATION
                                                   ----------------------------------------------------------------------
                                                                                                              ALL OTHER
                                                                                            OTHER ANNUAL     COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR      SALARY ($)     BONUS ($)   COMPENSATION ($)       ($)
-------------------------------------------------  ---------  -------------  -----------  -----------------  ------------
N. Douglas Mills, ...............................       1998  $     184,384(1)     13,333           N/A(2)    $   51,156(3)
  President and Chief Executive Officer                 1997        185,646(4)        N/A           N/A(2)        53,698(3)
                                                        1996        160,150(5)        N/A           N/A(2)        47,257(3)

------------------------

(1) Includes $12,000 in directors' fees and $10,001 in 401(k) plan contribution and a 25% match in the Employee Stock Purchase Plan.

(2) No amount is stated in this column for certain personal benefits provided by the bank, as management has concluded that the aggregate amount of such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the reported fiscal year.

(3) These amounts reflect accrued retirement benefits for each year under the salary continuation agreement for Mr. Mills as described under "Retirement Plan" below.

(4) Includes $12,250 in directors' fees and $9,444 in 401(k) compensation and a 25% match in the Employee Stock Purchase Plan.

(5) Includes $11,750 in directors' fees and $8,400 in 401(k) compensation and a 25% match in the Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

    For 1998, each director of Valley Bank, with the exception of the Chairman, was paid a fixed retainer of $12,000 for the year, which is paid in the amount of $1,000 per month. No fees were paid for specific attendance at board or committee meetings. The Chairman received an annual retainer of $13,800 which is paid in the amount of $1,150 per month. Similar director compensation is expected in 1999.

    The following table lists a summary of compensation for the directors of Valley Bank.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                               1998 ANNUAL COMPENSATION                ---------------
                                  ---------------------------------------------------    SECURITIES
NAME AND PRINCIPAL POSITION                                           OTHER ANNUAL       UNDERLYING         ALL OTHER
  WITH PARENT                        SALARY($)        BONUS ($)      COMPENSATION(1)       OPTIONS      COMPENSATION ($)
--------------------------------  ---------------  ---------------  -----------------  ---------------  -----------------
Marion Ashley, Chairman of the
  Board.........................            --               --         $  13,800            10,584                --
Willow Decker, Director.........            --               --            12,000            10,584         $   9,000(2)
Juan Renteria, Director.........            --               --            12,000            10,584                --
Helga Wolf, Director............            --               --            12,000            10,080                --
George Wilson, Director.........            --               --            12,000            10,584                --
Eugene Wood, Director...........            --               --            12,000            10,584                --
Jesse Washington, Director......            --               --            12,000            10,080                --


                                    ANTICIPATED
NAME AND PRINCIPAL POSITION         1999 ANNUAL
  WITH PARENT                     COMPENSATION(1)
--------------------------------  ---------------
Marion Ashley, Chairman of the
  Board.........................     $  13,800
Willow Decker, Director.........        12,000
Juan Renteria, Director.........        12,000
Helga Wolf, Director............        12,000
George Wilson, Director.........        12,000
Eugene Wood, Director...........        12,000
Jesse Washington, Director......        12,000

------------------------

(1) Director's fees paid to such director.

(2) Ms. Decker receives compensation as beneficiary under an employment compensation agreement dated March 12, 1970 between Valley Bank and her late husband, Walter Wachtel, a founder of Valley Bank.

OTHER COMPENSATION

    Valley Bank has, from time to time, provided personal benefits to its officers including use of bank-owned automobiles, reimbursement of travel and entertainment expenses, and life insurance, in addition to bank-wide group insurance coverage. No amount is stated in the summary compensation table above for any of these benefits, since management has concluded that the aggregate amount of such compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported under the column headed "Executive Compensation."

VALLEY BANK 401(k) PROFIT SHARING PLAN

    In 1993, Valley Bank adopted the Valley Bank 401(k) Profit Sharing Plan, a defined contribution 401(k) plan. Under the Valley Bank 401(k) Profit Sharing Plan, all employees who have completed one year of service and have attained the age of 21 are eligible to participate. The term "year of service" is defined to mean a 12-month period in which the employee works 1,000 hours of service. Eligible employees have the option to have up to 9.0% of their monthly gross salary withheld and contributed to the plan. Valley Bank matches 150% of the first 3% of the employee's contribution and 50% of the next 3% of the employee's contribution. The plan was established as a means for eligible employees to save for their retirement. The plan is administered by Valley Bank, which is permitted under the plan to appoint an advisory committee to assist in the administration. The advisory committee has the responsibility for making all discretionary determinations under the plan and for giving distribution directions to the trustee of the related trust.

STOCK OPTION PLANS

    1992 STOCK OPTION PLAN. In 1992, Valley Bank adopted a combined incentive and nonqualified Stock Option Plan, with 240,000 shares being reserved for issuance when the related options would be exercised. Valley Bank's shareholders approved the 1992 Plan on March 9,

1993. Under the 1992 Stock Option Plan, Valley Bank may grant incentive and nonqualified stock options to full-time salaried officers and employees. The options have an exercise price that is no less than the fair market value of Valley Bank's common stock as of the date of the grant. The board of directors, or a stock option committee appointed by the board of directors, determines the dates upon which options are exercisable and the dates upon which options expire (not later than ten years after the date of the grant). The board of directors or the stock option committee selects the individual participants. The 1992 Stock Option Plan provides for anti-dilutive adjustments in the event of a stock split, stock dividend, reorganization, merger, consolidation, recapitalization or otherwise.

    1993 DIRECTOR'S STOCK OPTION PLAN. In 1993, Valley Bank adopted a nonqualified stock option plan, with 76,800 shares being reserved for issuance when the related options would be exercised. Valley Bank's shareholders approved the 1993 Director's Stock Option Plan on March 8, 1994. Under the 1993 Director's Stock Option Plan, Valley Bank may grant nonqualified stock options to non-employee members of the board of directors at an exercise price that is no less than the fair market value of Valley Bank's common stock as of the date of the grant. The board of directors, or a stock option committee appointed by the board of directors, determines the dates upon which options are exercisable and the dates upon which options expire, which must be within ten years of the date of the grant. The board of directors or the stock option committee selects the individual participants. The 1993 Director's Stock Option Plan provides for anti-dilutive adjustments in the event of a stock split, stock dividend, reorganization, merger, consolidation, recapitalization or otherwise.

    There were no stock option grants under the 1992 Stock Option Plan, for the year December 31, 1998. There were no stock option grants under the 1993 Director's Stock Option Plan, for the year ending December 31, 1998 for those directors who are not also employees of Valley.

    The following table sets forth the value of unexercised stock options under the 1992 Plan, as of December 31, 1998, for N. Douglas Mills:

                                                                                                   VALUE OF
                                                         NUMBER OF            VALUE OF            UNEXERCISED
                                                        SECURITIES           UNEXERCISED         IN-THE-MONEY
                                                        UNDERLYING          IN-THE-MONEY          OPTIONS AT
                                                    UNEXERCISED OPTION    OPTIONS AT FY-END     CONSUMMATION OF
                                                       AT FY-END (#)           ($)(1)         ACQUISITION ($)(2)
                                                    -------------------  -------------------  -------------------
                                                       EXERCISABLE/         EXERCISABLE/         EXERCISABLE/
NAME                                                   UNEXERCISABLE        UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------------  -------------------  -------------------  -------------------
N. Douglas Mills, ................................        110,250 / 0      $   260,675 / 0      $   632,769 / 0
  President and Chief Executive Officer

------------------------

(1) Options are "in-the-money" when the fair market value of the underlying securities exceeds the exercise price of the options.

(2) Value of options is based upon price per share consideration payable at consummation of the acquisition at $10 plus 1/3 warrant per share with a pro forma value of $1.00.

    The following table sets forth the fiscal year-end value of unexercised stock options under the 1993 Director's Stock Option Plan, ending December 31, 1998, for those directors who are not also employees of Valley:

                                                                                                   VALUE OF
                                                         NUMBER OF            VALUE OF            UNEXERCISED
                                                        SECURITIES           UNEXERCISED         IN-THE-MONEY
                                                        UNDERLYING          IN-THE-MONEY          OPTIONS AT
                                                    UNEXERCISED OPTION    OPTIONS AT FY-END     CONSUMMATION OF
                                                       AT FY-END (#)           ($)(1)         ACQUISITION ($)(2)
                                                    -------------------  -------------------  -------------------
                                                       EXERCISABLE/         EXERCISABLE/         EXERCISABLE/
NAME                                                   UNEXERCISABLE        UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------------  -------------------  -------------------  -------------------
Marion V. Ashley..................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Willow I. Decker..................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Juan Renteria.....................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Jesse Washington..................................        10,080 / 0        $  40,864 / 0        $  74,884 / 0
George Wilson.....................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Helga Wolf........................................        10,080 / 0        $  40,864 / 0        $  74,884 / 0
Eugene Wood.......................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0

------------------------

(1) Options are "in-the-money" when the fair market value of the underlying securities exceeds the exercise price of the options.

(2) Value of options is based upon price per share consideration payable at consummation of the acquisition at $10 plus 1/3 warrant per share at a pro forma value of $1.00.

EMPLOYMENT AGREEMENTS

    Valley Bank entered into an Executive Employment Agreement dated as of September 26, 1996, as amended October 30, 1997, with Mr. Mills. Valley Bank may terminate the employment agreement at any time without cause, with a severance payment equal to two years of Mr. Mills' then current salary, multiplied by a factor of 140%. Under the terms of the employment agreement, if Valley Bank elects to sell, merge, consolidate or transfer controlling ownership, it must compensate Mr. Mills in an amount equal to three years of his then current salary, multiplied by a factor of 140%. Mr. Mills' base salary for 1998 was $160,000 and it is expected to remain the same in 1999. Under the terms of the employment contract, Mr. Mills' annual salary may not be less than $140,000. Valley Bank may increase that amount, at the discretion of the board of directors, to maintain parity with industry standards.

    In November 1998, Mr. Mills agreed to amend his employment agreement with Valley Bank. The amendment will be effective upon the consummation of the acquisition. Under the revised employment agreement, Mr. Mills agreed to amend the severance payment provisions of his employment agreement, as described above, in return for a one-time payment of $393,992 upon consummation of the acquisition. Upon termination of his revised employment agreement, other than for cause or disability, Mr. Mills will enter into a consulting agreement under which he is expected to be paid an annual consulting fee of $55,800, payable monthly over a period of five years.

    Four other officers of Valley Bank, Mark Nugent, Dianna Williams, Marvin Lentini and Bonnie Parrott, have similar employment agreements at stated minimum salary levels for five-year terms ending in September, 2001. These employment agreements also entitle each subject person to cash payments if a merger, consolidation or sale of Valley Bank takes place, unless the acquiror agrees to assume and discharge the obligations of Valley Bank under the employment agreements. In each case, the amount of the payment would equal two years' salary, multiplied by a factor of 140%. If the employment agreements were not assumed and honored by Pacific Community Banking Group, the total compensation due to the officers covered by the agreements would be $868,000. Pacific Community Banking Group has agreed to honor the employment contracts. Also, the agreements allow the officers to receive severance pay if their employment is terminated under some other circumstances, such as termination without cause. If the officers entitled to those payments were all terminated without cause following the Valley Bank acquisition, the total compensation due would be $434,000.

SALARY CONTINUATION AGREEMENT

    In 1995, the board of directors of Valley established a salary continuation agreement for Mr. Mills to provide for retirement benefits. This agreement was funded through the prepayment of two life insurance policies on the life of Mr. Mills. The insurance policies are intended to provide income to Valley Bank to fund retirement payments or survivor benefits. Under this agreement, Mills is entitled to receive a retirement benefit of $70,000 per year payable to him over 15 years beginning at age 65 or upon his earlier disability, or to his beneficiary at his death. Valley Bank prepaid for the insurance policies in the amount of $615,000, with additional initial insurance benefits of $695,000. The initial death benefit was $1,310,000. In 1998, Valley accrued a total of $51,156 in compensation expense for the benefit under this agreement.

    The agreement was amended on October 30, 1997 to provide for benefits upon a change in control of Valley Bank. Under this amendment, in the event of a transfer of the controlling ownership or sale of Valley Bank, such as the acquisition, the agreement would terminate and Mr. Mills would be entitled to payment of the full amount of benefits under the salary continuation agreement. In November 1998, Mr. Mills agreed to further amend the salary continuation agreement to provide that notwithstanding the change in control provisions described above, payments under the salary continuation agreement shall not accelerate and become due until expiration or termination of Mr. Mills' agreement will become effective, subject to regulatory approval. Therefore, as a result of such amendments, consummation of the acquisition will not trigger payments to Mr. Mills under the salary continuation plan.

EMPLOYEE STOCK OWNERSHIP PLAN

    In 1995, Valley adopted an Employee Stock Ownership Plan. This plan is designed to invest its assets primarily in the common stock of the employer. The plan provides those employees of Valley Bank who are eligible to participate in the plan with an equity interest in Valley Bank and thereby promotes the employees' interest in the success of Valley Bank. All employees who have completed one year of service are eligible to participate in the plan. The term "year of service" under the plan means twelve consecutive months of employment in which the employee completes 1,000 hours of service or, if the employee has not completed 1,000 hours of service at the end of twelve consecutive months of employment, the end of any plan year during which the employee is credited with 1,000 hours of service. Under the plan, an employee's interest in the plan will begin to vest only after the completion of three years of service. However, an employee's interest is always 100% vested upon the employee's normal retirement age, as specified in the plan.

    In 1996, the trustees of the plan established two lines of credit to fund stock purchases by the plan, both of which have now been converted to term loans. As permitted by the plan, as of December 31, 1998, the plan had outstanding loans in the amount of $478,000 to fund purchases of Valley Bank stock. In 1998, Valley contributed $224,000 to the plan, $173,000 of which was compensation expense and $51,000 of which was interest expense. In 1997, Valley contributed $125,934 to the plan, $70,528 of which was compensation expense and $55,406 of which was interest expense.

EMPLOYEE STOCK PURCHASE PLAN

    Valley Bank had a stock purchase plan that was offered to all officers and employees. The objective of this plan was to provide a convenient means of purchasing Valley Bank stock through payroll deductions, and to encourage purchases of stock through matching contributions by Valley Bank. Participation in the plan was entirely voluntary and was limited to those eligible as set forth in the plan. The stock purchase plan was available to all full-time employees, but enrollment was only permitted in January of each year. A participant was permitted to authorize payroll deductions in any amount in multiples of $10.00, not to exceed 15% of the prior year's gross salary. Valley Bank contributed an amount equal to 25% of the total amount of the employee's payroll deductions applied under the plan. The contribution by Valley Bank was taxable to the employee as additional compensation. If the officer or employee terminated employment, any of Valley Bank's contributions not already used to purchase stock were forfeited by the officer or employee.

    Funds withheld from an employee's payroll were accumulated during each quarter. At the end of each quarter, shares of Valley Bank common stock were purchased on behalf of plan participants through a broker at the then available market price. In 1998, 2,379 shares of Valley Bank common stock were purchased under the stock purchase plan. This plan was terminated as of September 30, 1998.

OTHER BENEFIT PLANS

    Valley Bank has employee benefit plans that serve as incentive compensation to its officers and employees. Since 1993, Valley Bank has annually established a Profit Sharing Plan which provides for payments to employees and officers if Valley Bank meets specific net income level targets. Under this plan for 1998, an employee who is not an officer could earn from .250 to two times the employee's monthly salary, a vice president could earn from .250 to 3.5 times the vice president's monthly salary, a senior vice president could earn from
 .250 to 5 times the senior vice president's monthly salary, and the Chief Executive Officer could earn from .250 to 6 times his monthly salary, based on net income return targets ranging from 6% to 20% of January 1, 1998 shareholders' equity. Total disbursements to all employees for 1998 was $146,000. There is no such plan in place for 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of Valley Bank's directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of Valley Bank or have had banking transactions with Valley Bank in the ordinary course of Valley Bank's business. Valley Bank expects to have banking transactions with such persons in the future. In the opinion of the management of Valley Bank, all loans and commitments to lend included in those transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features. All loans and extensions of credit made to Valley Bank's directors and executive officers are current and performing as agreed upon. No director or executive officer of Valley Bank had indebtedness during 1998 in excess of 10% of Valley Bank's equity capital accounts.

                           SUPERVISION AND REGULATION

GENERAL

    Both federal and state law extensively regulate bank holding companies. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of Pacific Community Banking Group. Set forth below is a summary description of the material laws and regulations which relate to the operations of the banks and will relate to the operations of Pacific Community Banking Group once the acquisitions are consummated. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

    In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. These proposals include legislation to revise the Glass-Steagall Act and the Bank Holding Company Act, and to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them, will be introduced in the next Congress and become law. Consequently, it is not possible to determine what effect, if any, they may have on Pacific Community Banking Group and the banks that it will own.

PACIFIC COMMUNITY BANKING GROUP

    Pacific Community Banking Group has applied to be a registered bank holding company, If the application is approved, it will be subject to regulation under the Bank Holding Company Act. Pacific Community Banking Group will be required to file periodically with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of Pacific Community Banking Group and its subsidiaries, which will include the banks.

    The Federal Reserve Board may require that Pacific Community Banking Group terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. The Federal Reserve Board may also require Pacific Community Banking Group to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

    Under the Bank Holding Company Act and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Federal Reserve Board requires Pacific Community Banking Group to maintain capital at or above stated levels. For more detail, please refer to "--Capital Standards."

    Pacific Community Banking Group must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. The Federal

Reserve Board must also give advanced approval for the merger or consolidation of Pacific Community Banking Group and another bank holding company.

    Pacific Community Banking Group will be prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Pacific Community Banking Group, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

    Pacific Community Banking Group will also be a bank holding company under the California Financial Code. As such, Pacific Community Banking Group and its subsidiaries, including The Bank of Hemet and Valley Bank, will be subject to examination by, and may be required to file reports with, the California Department of Financial Institutions.

    Pacific Community Banking Group has applied to have its securities registered with the Securities and Exchange Commission under the Securities Exchange Act. As such, Pacific Community Banking Group will be subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act.

THE BANKS

    The Bank of Hemet and Valley Bank, as California chartered banks, are subject to primary supervision, periodic examination, and regulation by the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation. To a lesser extent, the banks are also subject to regulations promulgated by the Federal Reserve Board. If, as a result of an examination of the banks, the Federal Deposit Insurance Corporation should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the banks' operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the Federal Deposit Insurance Corporation. These remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of either of the banks, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate either of the banks deposit insurance, which for a California chartered bank would result in a revocation of the banks' charter. The California Commissioner of Financial Institutions has many of the same remedial powers.

    Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the banks. State and federal statutes and regulations relate to many aspects of the banks' operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the banks are required to maintain capital at or above stated levels. For more detail, please refer to "--Capital Standards."

DIVIDENDS AND OTHER TRANSFERS OF FUNDS

    Dividends from the banks will constitute the principal source of income to Pacific Community Banking Group. Pacific Community Banking Group is a legal entity separate and distinct from the bank. The banks are subject to various statutory and regulatory restrictions on its ability to pay dividends, and will be subject to restrictions on the payment of dividends to Pacific Community Banking Group. In addition, the California Department of Financial Institutions and the Federal Reserve Board have the authority to prohibit the banks from paying dividends, depending upon the banks' financial condition, if the payment is deemed to constitute an unsafe or unsound practice.

    The Federal Deposit Insurance Corporation and the California Commissioner of Financial Institution also have authority to prohibit the banks from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Federal Deposit Insurance Corporation and the Commissioner could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the Federal Deposit Insurance Corporation and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in those guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the banks or Pacific Community Banking Group may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with limited exceptions, making capital distributions if after the transaction the institution would be undercapitalized. For more detail, please refer to "--Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "--Capital Standards" for a discussion of these additional restrictions on capital distributions.

    The Bank of Hemet and Valley Bank are subject to restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Pacific Community Banking Group or other affiliates, the purchase of, or investments in, stock or other securities of Pacific Community Banking Group, the taking of such securities as collateral for loans, and the purchase of assets of Pacific Community Banking Group or other affiliates. Such restrictions prevent Pacific Community Banking Group and the banks' other affiliates from borrowing from the banks unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the banks to or in Pacific Community Banking Group or to or in any other affiliate are limited, individually, to 10.0% of each bank's capital and surplus, and such secured loans and investments are limited, in the aggregate, to 20.0% of each bank's capital and surplus. California law also imposes restrictions with respect to transactions involving Pacific Community Banking Group and other controlling persons of the bank. Additional restrictions on transactions with affiliates may be imposed on the banks under the prompt corrective action provisions of federal law. For more detail, please refer to "--Prompt Corrective Action and Other Enforcement Mechanisms."

CAPITAL STANDARDS

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

    The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

    Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1998, The Bank of Hemet exceeded the required ratios for classification as "well capitalized." Valley Bank is deemed for regulatory purposes, however, only "adequately capitalized" because it was designated a troubled institution for reasons unrelated to capital levels.

    An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

    In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

SAFETY AND SOUNDNESS STANDARDS

    The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to the following:

    - internal controls, information systems and internal audit systems,

    - loan documentation,

    - credit underwriting,

    - asset growth,

    - earnings, and

    - compensation, fees and benefits.

In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should do the following:

    - conduct periodic asset quality reviews to identify problem assets,

    - estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses,

    - compare problem asset totals to capital,

    - take appropriate corrective action to resolve problem assets,

    - consider the size and potential risks of material asset concentrations, and

    - provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

These new guidelines also establish standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

PREMIUMS FOR DEPOSIT INSURANCE

    The banks' deposit accounts are insured by the Bank Insurance Fund, of the Federal Deposit Insurance Corporation, up to the maximum permitted by law. Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the Federal Deposit Insurance Corporation or the institution's primary regulator.

    The Federal Deposit Insurance Corporation charges an annual assessment for the insurance of deposits, which as of December 31, 1998, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996, at January 1, 1997, the banks began paying, in addition to their normal deposit insurance premium as a member of the Bank Insurance Fund, an amount equal to approximately
1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund, by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the Federal Deposit Insurance Corporation is not permitted to establish Savings Association Insurance Fund assessment rates that are lower than comparable Bank Insurance Fund assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Finance Corporation bonds will be equal for members of the Bank Insurance Fund and the Savings Association Insurance Fund. The Paperwork Reduction Act also provided for the merging of the Bank Insurance Fund and the Savings Association Insurance Fund by January 1, 1999 provided there were no financial institutions still chartered as savings associations at that time. However, as of January 1, 1999, there were still financial institutions chartered as savings associations. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Finance Corporation bonds would be equal.

INTERSTATE BANKING AND BRANCHING

    The Bank Holding Company Act permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The banks have the ability, subject to certain restrictions, to acquire branches by acquisition or merger outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    The banks are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of fair lending laws. The federal banking agencies may take compliance with those laws and Community Reinvestment Act obligations into account when regulating and supervising other activities.

    A bank's compliance with its Community Reinvestment Act obligations is based on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and those records may be the basis for denying the application. Based on examinations conducted August 24, 1998 for The Bank of Hemet and March 9, 1998 for Valley Bank, The Bank of Hemet was rated outstanding and Valley Bank was rated satisfactory in complying with their respective Community Reinvestment Act obligations.

YEAR 2000 COMPLIANCE

    The Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding year 2000 project management awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operations of financial institutions. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the year 2000 problem. The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice. If a federal banking agency determines that either of the banks is operating in an unsafe and unsound manner, that bank may be required to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action being taken, which may include a cease and desist order and fines.

     MANAGEMENT OF PACIFIC COMMUNITY BANKING GROUP FOLLOWING REORGANIZATION

DIRECTORS AND EXECUTIVE OFFICERS

    The names, ages and positions of Pacific Community Banking Group's directors
and executive officers as of              are as follows:

NAME                                   AGE                                  POSITION
----------------------------------  ---------  -------------------------------------------------------------------
E. Lynn Caswell(2)................         53  Chairman and Chief Executive Officer and Chief Financial Officer

Harold R. Williams, Jr............         52  Proposed Executive Vice President and proposed Chief Financial
                                                 Officer and proposed Director

Mitchell J. Allen(1)(2)...........         39  Director

Alfred H. Jannard(2)..............         58  Director

Carlos Saenz(2)...................         55  Director

Henry E. Schielein(1)(2)..........         64  Director

Marion V. Ashley..................         63  Proposed Director

James B. Jaqua....................         56  Proposed Director

N. Douglas Mills..................         59  Proposed Director

Jack E. Gosch.....................         70  Proposed Director

E. Kenneth Hyatt..................         54  Proposed Director

John J. McDonough.................         67  Proposed Director

Clayton A. Record.................         71  Proposed Director

------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    MR. E. LYNN CASWELL, a founder of Pacific Community Banking Group, has served as Chairman, Chief Executive Officer and Chief Financial Officer since 1997. From 1996 until 1997, Mr. Caswell was Vice-Chairman of Western Bancorp (formerly Monarch Bancorp), a California bank-holding company. From July 1988 until February 1996, Mr. Caswell was President and Chief Executive Officer of Monarch Bancorp, and also Chairman of that company. Since January 1997 Mr. Caswell has been a member of the board of directors of the Federal Reserve Bank in San Francisco, Chairman of the Public Affairs and Information Committee and a member of the audit committee. Mr. Caswell has been a state chair of Southern California for the American Bankers' Association from June 1992 to October 1997, and has been a congressional legislative liaison for that organization since October 1992. Mr. Caswell has also been a member of the board of directors of the California Bankers' Association from May 1990 to May 1998, Mr. Caswell is also a member of the board of directors of the South Coast Medical Center in Laguna Beach, California since October 1995. Mr. Caswell received a BSBA in marketing and finance from the University of Arkansas and a graduated from the Graduate School of Banking at McIntire School of Business of the University of Virginia in 1979. He did post-graduate work both in 1981 at the Executive Management School at Stanford University and in 1984 in the Executive Management Program at the Wharton School of the University of Pennsylvania.

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
    MR. HAROLD R. WILLIAMS, JR. is our proposed Executive Vice President, proposed Chief Financial Officer and a proposed director. Since February 1996, Mr. Williams has been the Chief Operating and Financial Officer of The Bank of Hemet. He has been the Corporate Secretary since 1997. He began his service with The Bank of Hemet in 1994 as the Senior Vice President and Chief Financial Officer. Prior to joining The Bank of Hemet, Mr. Williams served for two years as the Executive Vice President, Chief Financial Officer, Corporate Secretary and a director of CommerceBank and CommerceBancorp, Newport Beach, California. CommerceBancorp filed for dissolution under Chapter 7 of the Bankruptcy Code in 1994. Mr. Williams has over 27 years of business experience, including 16 years in banking. He is a former senior manager with PricewaterhouseCoopers, is a Certified Public Accountant and a member of the American Institute of Public Accountants and the California Society of Certified Public Accountants. Mr. Williams graduated in accounting and holds a Masters degree in Business Administration from Brigham Young University.

    MITCHELL J. ALLEN became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Allen is also proposed to become a director of The Bank of Hemet. Since 1981, Mr. Allen has been Vice President of Allen Oldsmobile Cadillac, Inc. in Laguna Niguel, California. Mr. Allen is a graduate of the GM Dealership Academy in 1979. Mr. Allen is a director of the Orange County Marine Institute and a member of the Tom Wilson Cabinet. Tom Wilson is an Orange County Supervisor.

    MR. ALFRED H. JANNARD became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Jannard is also proposed to become a director of The Bank of Hemet and Valley Bank. From 1991 until 1997, Mr. Jannard was a director of Monarch Bank and Monarch Bancorp in Laguna Niguel, California. From 1979 until 1995, Mr. Jannard was the owner of Niguel Pharmacy in Laguna Niguel, California. From 1995 through 1998, Mr. Jannard was a part-time pharmacist at Sav-On Drugs in Laguna Niguel. Mr. Jannard received a doctorate of pharmacy from the University of Southern California.

    MR. CARLOS SAENZ became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Saenz is also proposed to become a director of The Bank of Hemet and Valley Bank. Since 1993, Mr. Saenz has served as the President and Chief Executive Officer of Gregg Realty & Investments, a real estate brokerage firm. Mr. Saenz has also been a commercial banking officer at Wells Fargo Bank and Southern California First National Bank in San Diego, California, and Mr. Saenz was a member of the Advisory board of directors of Landmark Bank, Anaheim, California from 1982 to 1986. Mr. Saenz received a Bachelor of Science Degree of Finance from San Diego State University.

    MR. HENRY E. SCHIELEIN became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Schielein is also proposed to become a director of The Bank of Hemet. Mr. Schielein served as a director of Monarch Bancorp and Monarch Bank from 1988 to 1993, and again from 1994 to 1997. Since 1994, Mr. Schielein has been President and Chief Operating Officer of The Balboa Bay Club, a California corporation that operates a private club and resort facility. From 1993 until 1994, Mr. Schielein was President of the Grand Waialea Resort in Maui, Hawaii. From October 1986 until May 1993, he was Vice President and general manager of the Ritz-Carlton Hotel in Laguna Niguel, California. Mr. Schielein is a certified hotel administrator.

    MR. MARION V. ASHLEY is a proposed director. Mr. Ashley has served as a director of Valley Bank since 1979 and as the Chairman of the Board of Valley Bank since 1992. Since

June 1973, Mr. Ashley has been President and Chief Executive Officer of Ashley Capital, a real estate investment and development company. Mr. Ashley has also served as the President and Treasurer of County Lands, Inc., a real estate investment company, since June 1978. Since 1992, Mr. Ashley has served as a director of the Eastern Municipal Water District. Mr. Ashley is a 1958 graduate of San Diego State University and a licensed Certified Public Accountant since March 1969. Mr. Ashley served on the Riverside County Planning Commission from 1973-1981, the last year as chairman. He is currently a member, and former chairman, of the Local Agency Formation Commission, beginning his service in 1993.

    MR. JAMES B. JAQUA is a proposed director. Since January 1984, Mr. Jaqua has been President, Chief Executive Officer and a director of The Bank of Hemet. Mr. Jaqua has over 30 years of banking experience, including six years at Wells Fargo Bank, and five years at a midwest bank holding company. Mr. Jaqua is a graduate of Stanford University.

    MR. N. DOUGLAS MILLS is a proposed director. Since July 1992, Mr. Mills has served as President, Chief Executive Officer and a director of Valley Bank. From 1986 until 1992, Mr. Mills served as President at Pacific Valley National Bank, Modesto, California. Mr. Mills is a 1964 graduate of California State University, Fullerton, and a 1982 graduate of Pacific Coast Banking School, Seattle, Washington. Mr. Mills has over 30 years experience in banking.

    MR. JACK E. GOSCH is a proposed director. He is currently director of The Bank of Hemet and President of Jack Gosch Ford, Inc. and Hemet Toyota, automobile dealerships. Mr. Gosch has been the president of each of the automobile dealerships since 1964 and 1972, respectively.

    MR. E. KENNETH HYATT is a proposed director. He is currently a director of The Bank of Hemet and has been Executive Vice President of Talbot Agency Inc., a provider of insurance and financial services, since 1999. Mr. Hyatt was the President of Hemet Insurance Services, Inc. Mr. Hyatt has been the President of Hemet Insurance Services, Inc. from 1984 to 1998.

    MR. JOHN J. MCDONOUGH is a proposed director. He is currently Chairman of the Board of Directors of The Bank of Hemet and has been with The Bank of Hemet since 1974.

    MR. CLAYTON A. RECORD is a proposed director. He is currently a director of The Bank of Hemet and is a director of the Eastern Municipal Water District. Mr. Record has been a director of the Eastern Municipal Water District since 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

    In February 1999, the board established an audit committee and a compensation committee. The audit committee monitors the corporate financial reporting and internal and external audits of Pacific Community Banking Group. The audit committee currently consists of Mitchell Allen and Henry Schielein. The compensation committee makes recommendations regarding Pacific Community Banking Group's employee stock option plans and makes decisions concerning salaries and incentive compensation for employees and consultants of Pacific Community Banking Group. The compensation committee currently consists of E. Lynn Caswell, Mitchell Allen, Alfred Jannard, Carlos Saenz and Henry Schielein.

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
DIRECTOR COMPENSATION

    Each director will receive annual grants of shares of common stock, equal in value to $2,000 per month. The value of the shares will be based on the market price on the last business day of each calendar quarter. Further, directors will receive cash payments of $250 per meeting for attendance at meetings of committees of the board and $500 for attendance at each special or unscheduled board meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between Pacific Community Banking Group's board of directors or compensation committee and any member of any company's board of directors or compensation committee, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and employees. The terms of Section 317 are sufficiently broad to permit indemnification for liabilities arising under the Securities Act, including reimbursement for expenses, Pacific Community Banking Group's articles of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pacific Community Banking Group pursuant to the foregoing provisions, or otherwise, Pacific Community Banking Group has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Pacific Community Banking Group in which indemnification would be required or permitted. Pacific Community Banking Group is not aware of any threatened litigation or proceeding that could result in a claim for such indemnification.

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
            PACIFIC COMMUNITY BANKING GROUP--EXECUTIVE COMPENSATION

    The following table sets forth all compensation paid by Pacific Community Banking Group during fiscal 1998, 1997, and 1996 to the following:

    - each of the individuals serving as Pacific Community Banking Group's principal executive officer during fiscal 1998,

    - up to four other most highly compensated executive officers of Pacific Community Banking Group during fiscal 1998,

    - up to two additional individuals who would have been among Pacific Community Banking Group's four most highly compensated executive officers, but for the fact that they were not serving as executive officers of Pacific Community Banking Group at the end of fiscal 1998 and

    - The Bank of Hemet's, Valley Bank's and BankLink Corporation's key executive officers that earned over $100,000 during fiscal 1998.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                      -----------------
                                                          ANNUAL COMPENSATION            SECURITIES        ALL OTHER
                                                   ---------------------------------     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR     SALARY($)    BONUS($)    OPTIONS/SARS(#)        ($)
-------------------------------------------------  ---------  ----------  ----------  -----------------  -------------
E. Lynn Caswell .................................       1998  $  135,000          --             --               --
  Chief Executive Officer, Chief Financial              1997          --          --             --               --
  Officer and Chairman of the Board                     1996          --          --             --               --

James B. Jaqua ..................................       1998     216,288  $  130,000             --               --
  President and Chief Executive Officer of The          1997     204,791          --          6,000               --
  Bank of Hemet                                         1996     192,708     100,000             --               --

N. Douglas Mills ................................       1998     184,384      13,333             --           51,156(1)
  President and Chief Executive Officer of Valley       1997     185,646          --             --           53,698(1)
  Bank                                                  1996     160,150          --             --           47,257(1)

Harold R. Williams, Jr. .........................       1998     160,907      40,000             --               --
  Chief Operating and Financial Officer of The          1997     151,640      35,000          6,000               --
  Bank of Hemet                                         1996     143,325      35,000             --               --

------------------------

(1) Includes life insurance premiums, accruals under a retirement plan and purchases under an employee stock purchase plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The Company did not grant any stock options or deferred stock units during fiscal year 1998.

EMPLOYEE BENEFIT PLANS

    1999 STOCK OPTION PLAN

    Subject to regulatory approval, the Pacific Community board of directors and shareholders adopted the 1999 Stock Option Plan. This plan provides for the issuance of incentive stock options and non-statutory stock options for a period up to ten years of up to 1,350,000 shares of the Pacific Community Banking Group common stock to our directors and full-time salaried officers and employees, and consultants. The exercise price of options to be issued under the plan must be at least 100% percent of the fair market value of the common stock on the date the options are granted. Options granted are not transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, the option shall remain exercisable for up to one year, but not beyond the end of the original option term. If an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right for a three-month period after termination to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for options granted to consultants and business advisors, the optionee shall have the right for a 30-day period after termination, to exercise that portion of the option which is exercisable immediately prior to such termination. The options will be proportionately adjusted in the event of changes in the outstanding common stock of Pacific Community Banking Group. The plan will terminate on February 23, 2009. Pacific Community believes the stock options serve as effective performance-based incentives and expect to have a number of stock options equal to 10 to 20% of Pacific Community Banking Group common stock outstanding at any time.


    As of December 31, 1998, Pacific Community Banking Group has not granted any stock options under the plan. The board of directors intends to grant a ten-year incentive stock option for the greater of 250,000 shares or 5% of Pacific Community Banking Group outstanding shares to Mr. Caswell as provided in his employment contract. The board of directors intends to grant ten-year options to purchase 25,000 shares of common stock to each of the original four directors. The board of directors also intends to grant ten-year options to purchase 25,000 shares of common stock to its other employee and to grant ten year options to purchase 25,000 and 20,000 shares of common stock to each of two consultants. Further, the agreement with Mr. Williams, described under "--Consulting and Noncompetition Agreements" below, provides for a grant to him of options to purchase 50,000 shares of common stock. All of these options will be exercisable at a price per share equal to the price at which shares are sold in the initial public offering.


    Except for the 1999 Stock Option Plan, Pacific Community Banking Group does not have any long-term incentive plans.

    EMPLOYEE BENEFIT PLANS

    Pacific Community Banking Group has a heath insurance plan for its employee. Pacific Community Banking Group does not have any 401(k) plan or other qualified retirement plan. Each of The Bank of Hemet and Valley Bank, however, has a comprehensive program of health, disability and life insurance, as well as a 401(k) plan. During the initial period after the closing of the acquisitions, each bank will keep its own heath, disability, life insurance and 401(k) plans. Thereafter, Pacific Community Banking Group may consolidate the banks' plans into a single plan for the combined group of companies. No decision has been made as to the terms and form of such a combined plan. No such change will reduce benefits earned prior to the effective date of the change. Pacific Community Banking Group is committed to providing a program of benefits to the employees of each bank that is no less favorable, when considered in its entirety, than the program of the bank before the acquisition.

    For information regarding the employee benefit plans of The Bank of Hemet, please refer to "Annual Meeting of The Bank of Hemet" beginning on page 112. For information regarding the employee benefit plans of Valley Bank, please refer to "Additional Information about Valley Bank" beginning on page 162.


    Valley Bank also has an employee stock ownership plan and, until recently, had an employee stock purchase plan. Neither of these plans is expected to be continued after the acquisition. During the initial period after the closing of the acquisitions, the employee stock ownership plan will remain in place as a plan of Valley Bank, but further contributions to that plan will not be made. Thereafter, Pacific Community Banking Group may consolidate the employee stock ownership plan with the 401(k) plan, may amend it into a different type of tax-qualified plan, or may terminate the employee stock ownership plan. No such change will reduce benefits earned under the employee stock purchase plan prior to the effective date of the change. The employee stock ownership plan was terminated effective September 30, 1998 and will not become a plan of Pacific Community Banking Group.

    SEVERANCE PLANS

    Each of the banks has established a severance policy. Under The Bank of Hemet's severance policy, an employee who is terminated due to job elimination receives an amount equal to one week's salary for each full year of employment, up to a maximum of 26 weeks' salary. In the case of a change of control, an employee in good standing who is terminated within six months due to job elimination or layoff and not offered a comparable position receives between four and 26 weeks' salary, depending upon the job category and longevity of service. The acquisition by Pacific Community Banking Group constitutes a change of control for this purpose.

    Under the Valley Bank severance policy, an eligible employee who remains with the bank and in good standing through the date of the acquisition by Pacific Community Banking Group and thereafter is terminated within three months, other than for cause (if not offered a comparable position) receives one week's salary for each completed year of service, up to a maximum of 15 weeks' salary. The employees eligible for severance benefits are regular full-time employees who are eligible for other benefit programs.

    Pacific Community Banking Group estimates that approximately $350,000 will be paid out under these severance plans as a result of terminations that occur following the acquisitions.

    The banks will retain their respective severance policies until and unless changed by Pacific Community Banking Group.

EMPLOYMENT AGREEMENTS

    Pacific Community Banking Group has entered into a five year and four month employment agreement with Mr. Caswell commencing September 1, 1997 at an initial base salary of $135,000 per annum. Mr. Caswell is entitled to increases based upon the Consumer Price Index, an annual bonus of not less than 10% of his base salary if profit goals are met and benefits including car allowance, health and life insurance, country club membership and the ability to participate in any bonus, pension or profit sharing plan that we establish in the future. Mr. Caswell has waived some of these benefits while Pacific Community Banking Group is in its period of inception. Mr. Caswell is also entitled to an income continuation policy in an amount of $60,000 per annum for a period of 15 years after retirement. Mr. Caswell is also entitled to a ten-year incentive stock options in an amount equal to the greater of 250,000 shares or 5% of Pacific Community Banking Group's outstanding common stock. Mr. Caswell will also receive benefits if he is terminated before the expiration of his employment agreement. Among these benefits, if Mr. Caswell is terminated without cause he has a right to receive the amount of salary, benefits, options and other allowances remaining on his contract, or two years of the salary, benefits, options and other allowances provided under the contract, whichever is greater.

    Under Mr. Caswell's employment agreement, if Pacific Community Banking Group undergoes a change in control, he will receive the amount of salary, benefits options and other allowances remaining on the contract, or three years of the salary, benefits options and other allowances provided under the contract, whichever is greater. For purposes of triggering this benefit, the employment agreement defines a change in control as a consolidation, dissolution or transfer of assets that fundamentally changes the structure of Pacific Community Banking Group, a change in ownership of 50% or more of Pacific Community Banking Group's common stock, or a change in ownership of 20% or more of Pacific Community Banking Group that accompanies an effective change in control of the corporation.

CONSULTING AND NONCOMPETITION AGREEMENTS

    Mr. Jaqua has entered into a consulting agreement with The Bank of Hemet under which he serves as Chairman of and as a strategic business consultant to BankLink Corporation and will serve as a director of Pacific Community Banking Group. He will receive director's fees for his services and will also receive commissions for some new business of BankLink. Mr. McDonough has entered into a consulting agreement with The Bank of Hemet under which he serves as a business development consultant for three years after the acquisition and continues to serve as a director for that time, with a right to receive director's fees and medical benefits. Mr. Jaqua and Mr. McDonough have also each entered into noncompetition agreements with The Bank of Hemet. Mr. Jaqua will receive a lump sum payment of $484,000 for the acquisition of The Bank of Hemet under his salary continuation agreement, and $16,750 per month for the next 72 months after the acquisition in exchange for agreeing not to compete with The Bank of Hemet in Riverside, San Bernardino or Orange counties for eight years. Mr. McDonough will receive $2,500 per month for three years in exchange for agreeing not to compete with The Bank of Hemet in Riverside county for four years.


    Mr. Harold R. Williams, Jr., Chief Operating and Financial Officer of The Bank of Hemet, has an agreement under which Mr. Williams will serve as Executive Vice President and Chief Financial Officer of Pacific Community Banking Group and remains as Chief Operating and Financial Officer of The Bank of Hemet. The agreement lasts until December 31, 2002 and provides Mr. Williams with severance benefits if he is terminated by Pacific Community Banking Group or The Bank of Hemet, or if he terminates employment because of a reduction in salary or benefits or a material diminution in title, authority or responsibilities. If such a termination occurs within the first 12 months of the effective date of the agreement, Mr. Williams will receive 18 months of base salary, payable in a lump sum, and health and other benefits for 18 months. If such a termination occurs during the remaining term of the agreement, Mr. Williams will receive 12 months of base salary, payable in a lump sum, and health and other benefits for 12 months. Pacific Community Banking Group can reduce the severance benefits to the extent they are not deductible expenses under Section

280G of the Internal Revenue Code. The agreement also provides Mr. Williams with a bonus in the minimum amount of $60,000 payable February 29, 2000 and stock options for 50,000 shares of Pacific Community Banking Group common stock at an exercise price equal to the initial offering price of Pacific Community Banking Group common stock.


    N. Douglas Mills, President and Chief Executive Officer of Valley Bank, will likely retain these positions at Valley Bank until Pacific Community Banking Group combines the operations of Valley Bank with those of The Bank of Hemet. He has a severance agreement providing for an annual consulting fee of $55,800, payable monthly over a period of five years, which will take effect at that time.

                              CERTAIN TRANSACTIONS

    We expect to have banking transactions in the ordinary course of our business with our directors, officers and their associates. We intend that these transactions will be on substantially the same terms as those prevailing at the same time for comparable transactions with others, not involve more than the normal risk of collectability or present other unfavorable features.

  STOCK OWNERSHIP OF PACIFIC COMMUNITY BANKING GROUP FOLLOWING REORGANIZATION

    The following table sets forth information with respect to beneficial ownership of Pacific Community Banking Group's common stock as of March 31, 1999, and is adjusted to reflect the sale of the shares offered by Pacific Community Banking Group in the initial public offering of its common stock. It shows interests of the following:

    - each person (or group of affiliated persons) who is known by Pacific Community Banking Group to own beneficially more than 5% of its common stock,

    - each of Pacific Community Banking Group's directors,

    - each key executive of The Bank of Hemet, Valley Bank and BankLink Corporation that earned over $100,000 during fiscal 1998,

    - all directors and executive officers as a group.

    We have assumed the following for the purposes of this calculation that:

    - the price to the public of the common stock in the offering will be $15.50 per share and

    - Valley Bank shareholders will in aggregate sell 60% of the Pacific Community Banking Group common stock they receive and retain 40%, and

    - The Bank of Hemet Shareholders will in aggregate sell 88% of the Pacific Community Banking Group common stock they receive and retain 12%.

Also, we have rounded down in computing the aggregate number of shares resulting from conversion of preferred stock and the exchange of shares with Valley Bank shareholders.


                                                                                                 PERCENT OF
                                                                                             COMMON STOCK OWNED
                                                                                         --------------------------
                                                                             NUMBER OF   BEFORE THE     AFTER THE
NAME OF BENEFICIAL OWNER                                                     SHARES(1)   OFFERING(1)  OFFERING(1)(2)
--------------------------------------------------------------------------  -----------  -----------  -------------
E. Lynn Caswell, Chairman, Chief Executive Officer and Chief Financial
  Officer(3)..............................................................      34,797            *             *
Loren Hansen(4)...........................................................       8,064            *             *
Rice Brown(5).............................................................       6,048            *             *
James Jaqua, Proposed Director(6).........................................     223,411(12)       5.43%        4.79%
Alfred H. Jannard, Director(7)............................................       5,242            *             *
N. Douglas Mills, Proposed Director(8)....................................     107,863         2.69%         2.36%
Carlos Saenz, Director(9).................................................       2,419            *             *
Mitchell J. Allen, Director(9)............................................       2,419            *             *
Henry E. Schielein, Director(10)..........................................       2,015            *             *
Harold R. Williams, Proposed Executive Vice President, Proposed Chief
  Financial Officer and Proposed Director.................................      15,488(12)          *           *
Marion V. Ashley, Proposed Director(11)...................................      61,184         1.53%         1.35%
Jack E. Gosch, Proposed Director..........................................     152,243(12)       3.75%        3.30%
E. Kenneth Hyatt, Proposed Director.......................................      45,336(12)       1.14%        1.00%
John J. McDonough, Proposed Director......................................      30,625(12)          *           *
Clayton A. Record, Proposed Director......................................      80,059(12)       1.99%        1.75%
All Directors and Executive Officers as a group (15 persons)..............     777,213


------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days of March 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting power and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Assumes no exercise of underwriters' over-allotment option.

(3) Reflects the conversion of 307,500 shares of Series A Preferred Stock into 24,797 shares of common stock.

(4) Reflects the conversion of 100,000 shares of Series A Preferred Stock into 8,064 shares of common stock. Loren Hansen is an attorney who serves as counsel to Pacific Community Banking Group. His address is Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California 92660.

(5) Reflects the conversion of 75,000 shares of Series A Preferred Stock into 6,048 shares of common stock. Rice Brown is a consultant to Pacific Community Banking Group. His address is 27134 Paseo Espada, Suite 302, San Juan Capistrano, California 92675.

(6) Reflects the conversion, upon the closing of The Bank of Hemet acquisition, of 157,701 shares of The Bank of Hemet's common stock and 6,000 options to purchase the same number of shares of The Bank of Hemet's common stock.

(7) Reflects the conversion of 65,000 shares of Series A Preferred Stock into 5,242 shares of common stock.


(8) Reflects the conversion, upon the closing of Valley Bank acquisition, of 5,081 shares of Valley Bank's common stock and options to purchase 110,250 shares of Valley Bank's common stock, assuming a 60% cash and 40% stock election. Includes 32,868 shares held as trustee of the Valley Bank Employee Stock Ownership Plan, of which Mr. Mills is a trustee. The Employee Stock Ownership Plan's 123,252 shares of Valley Bank common stock will convert into 82,168 shares of Pacific Community Banking group common stock and warrants for an additional 41,084 shares. The table assumes 60% of the stock will be sold in the public offering.


(9) Reflects the conversion of 30,000 shares of Series A Preferred Stock into 2,419 shares of common stock.

(10) Reflects the conversion of 25,000 shares of Series A Preferred Stock into 2,015 shares of common stock.


(11) Reflects the conversion, on the closing of the Valley Bank acquisition, of 122 shares of Valley Bank common stock and options to purchase 10,584 shares of common stock assuming a 60% cash and 40% stock election.


(12) Assumes retention of 12% of shares received upon exchange of shares and options of The Bank of Hemet.

               CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS


    The following is a summary of the material differences between the current rights of shareholders of The Bank of Hemet and Valley Bank and those of Pacific Community Banking Group shareholders following the acquisition, and a description of Pacific Community Banking Group's common stock. It is qualified in its entirety by reference to the California General Corporation Law, the Pacific Community Banking Group articles of incorporation and bylaws, The Bank of Hemet articles of incorporation and bylaws, and the Valley Bank articles of incorporation and bylaws. Copies of the Pacific Community Banking Group articles and bylaws will be sent to holders of shares of The Bank of Hemet common stock or Valley Bank common stock upon a request made to the corporate secretary. Please refer to "Where You Can Find More Information" on page 197.


COMPARISON OF CURRENT BANK OF HEMET AND VALLEY BANK SHAREHOLDER RIGHTS AND
  RIGHTS OF PACIFIC COMMUNITY BANKING GROUP SHAREHOLDERS FOLLOWING THE
  ACQUISITION

    Shareholders of The Bank of Hemet and Valley Bank who do not sell all of the Pacific Community Banking Group stock that they receive in the acquisition will become shareholders of Pacific Community Banking Group. All Shareholders of The Bank of Hemet and Valley Bank will receive warrants exercisable for Pacific Community Banking Group common stock in the acquisitions. Shareholders of The Bank of Hemet and Valley Bank should read this section to learn how their rights as shareholders of Pacific Community Banking Group may differ from the rights they previously had.

    ORGANIZATION--GOVERNING LAW

    Pacific Community Banking Group, The Bank of Hemet and Valley Bank are all corporations organized under the laws of the State of California. Each of these corporations is governed by the General Corporation Law, by its articles of incorporation filed with the California Secretary of State, and by its bylaws.

    AUTHORIZED STOCK

    The Bank of Hemet articles of incorporation authorize the issuance of 20,000,000 shares of The Bank of Hemet common stock, without par value, and 10,000,000 shares of The Bank of Hemet preferred stock, without par value. At The Bank of Hemet record date, 844,252 shares of The Bank of Hemet common stock were issued and outstanding, and no shares of The Bank of Hemet preferred stock were outstanding.

    Valley Bank's articles of incorporation authorize the issuance of 2,400,000 shares of Valley Bank common stock, $5.00 par value. At the Valley Bank record date, 1,171,906 shares of Valley Bank common stock were issued and outstanding.

    Pacific Community Banking Group's articles of incorporation authorize the issuance of 100,000,000 shares of no par value common stock and 100,000,000 shares of no par value preferred stock. As of the date of this proxy statement/prospectus, 10,000 shares of Pacific Community Banking Group's common stock, 1,085,000 shares of Series A preferred stock and 375,000 shares of Series B preferred stock are issued and outstanding.

    BOARD OF DIRECTORS; NUMBER OF DIRECTORS

    The Bank of Hemet bylaws currently provide that the number of directors of The Bank of Hemet shall not be less than five nor more than nine, and that the number of The Bank of Hemet directors is currently fixed at seven.

    The Valley Bank bylaws currently provide that the number of directors of Valley Bank shall not be less than seven nor more than 13, and that the number of Valley Bank directors is currently fixed at eight.

    Pacific Community Banking Group's articles provide for a range of directors from a stated minimum to a stated minimum nor more than a stated maximum, which cannot be greater than two times the stated minimum plus one. The bylaws currently fix a minimum of five directors and a maximum of nine, with the exact number currently fixed at five, except that immediately before the completion of the initial public offering, the range of directors will be between eight and fifteen. After the acquisitions Pacific Community Banking Group contemplates adding eight seats to the board of directors to accommodate the new members described in this proxy statement/prospectus.

    TERM OF DIRECTORS

    The articles of incorporation of both The Bank of Hemet and Valley Bank provide for one year terms for all directors, with annual elections. , Pacific Community Banking Group will have a staggered board. The board will be divided into two classes, each of which contain approximately one-half of the whole number of the members of the board. The members of each class will be elected for a term of two years, with the terms of office of all members of one class expiring each year so that approximately one-half of the total number of directors is elected each year. The presence of a staggered board may make it more difficult for shareholders to make rapid changes in the management of the corporation.

    ELECTION OF DIRECTORS; NOMINATION OF DIRECTORS; VOTING RIGHTS

    Holders of common stock of both The Bank of Hemet and Valley Bank have been entitled to one vote, in person or by proxy, for each share of common stock held of record in the shareholder's name, on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Shareholders of both The Bank of Hemet and Valley Bank have had the right to place a person's name in nomination to serve as director with advance notice the corporate secretary.

    The holders of Pacific Community Banking Group common stock are entitled to one vote, in person or by proxy, per share on any matter requiring shareholder action. Pacific Community Banking Group's Articles do not provide for cumulative voting for any purpose so long as the common stock is listed on Nasdaq.

    The Bylaws of Pacific Community Banking Group require a shareholder who intends to nominate a candidate for election to the board of directors to give not less than 10 days' advance notice to the Secretary of Pacific Community Banking Group. The articles of incorporation provide that a shareholder who desires to raise new business to provide information to Pacific Community Banking Group concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Pacific Community Banking Group with information concerning the nominee and the proposing shareholder.

    AMENDMENT OF ARTICLES OR BYLAWS

    An amendment to the articles of incorporation of either The Bank of Hemet and Valley Bank must be approved by a majority of the board of directors of a majority of the shareholders. The bylaws of either may be amended by a majority of the board of directors, except that the number of directors of The Bank of Hemet specified in its bylaws may be changed only with the approval of the shareholders.

    Amendments to the Pacific Community Banking Group articles must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote, after giving effect to the provision limiting voting rights, is required to amend or repeal provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations, the number and classification of directors, director and officer indemnification by Pacific Community Banking Group and amendment of Pacific Community Banking Group's bylaws and articles of incorporation. The Pacific Community Banking Group bylaws may be amended by its board of directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

    SUPERMAJORITY VOTING REQUIREMENTS

    For all actions requiring shareholder consent, such as a merger or sale of the bank or an amendment to the articles of incorporation, The Bank of Hemet requires approval of simple majority of shareholders only. The Valley Bank articles require the affirmative vote of two-thirds of the outstanding shares of Valley Bank to approve a merger or sale of Valley Bank. All other matters require only a simple majority.

    Pacific Community Banking Group's articles of incorporation require the approval of the holders of at least two-thirds of its common stock to approve "Business Combinations," that involve a "Related Person." A "Related Person" is any individual, corporation, partnership or other entity other than Pacific Community Banking Group or its subsidiaries, which owns beneficially or controls, directly or indirectly, 10% of more of the outstanding shares of voting stock of Pacific Community Banking Group or an affiliate of such a person or entity. Unless a majority of members of the board of directors who are not affiliated with the Related Person approve the transaction in advance, the following "Business Combinations" require a two-thirds vote of shareholders:

    - any merger or consolidation of Pacific Community Banking Group with or into any Related Person;

    - any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Pacific Community Banking Group or combined assets of Pacific Community Banking Group and its subsidiaries to a Related Person;

    - any merger or consolidation of a Related Person with or into Pacific Community Banking Group or any subsidiary of Pacific Community Banking Group;

    - any sale, lease, exchange, transfer, or other disposition of 25% or more of the subsidiary of Pacific Community Banking Group to a Related Person;

    - the acquisition by Pacific Community Banking Group or a subsidiary of Pacific Community Banking Group of any securities of a Related Person;

    - any reclassification of common stock of Pacific Community Banking Group or any recapitalization involving the common stock of Pacific Community Banking Group; or

    - any agreement or other arrangement providing for any to the foregoing.

    The increased shareholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

    OTHER RIGHTS

    Each share of The Bank of Hemet common stock has the same rights, privileges and preferences as every other share and will share equally in The Bank of Hemet's net assets upon liquidation or dissolution. The Bank of Hemet common stock has no conversion or redemption rights or sinking fund provisions. Holders of The Bank of Hemet common stock do not have preemptive rights to subscribe to additional stock issued by The Bank of Hemet.

    Each share of Valley Bank common stock has the same rights, privileges and preferences as every other share and will share equally in Valley Bank's net assets upon liquidation or dissolution. Valley Bank common stock has no conversion or redemption rights or sinking fund provisions. Holders of Valley Bank common stock have preemptive rights to subscribe to additional stock issued by Valley Bank.

    The holders of Pacific Community Banking Group common stock will have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable thereto. Upon Pacific Community Banking Group's liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

    Pacific Community Banking Group has granted registration rights under circumstances to the holders of Pacific Community Banking Group common stock acquired upon conversion of the Series A and Series B preferred stock. Such registration rights are subject to exclusion if the managing underwriter advises Pacific Community Banking Group that marketing factors require a limitation on the number of shares to be underwritten.

    INDEMNIFICATION

    Under the General Corporation Law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation also has the power to indemnify a person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

    The indemnification authorized by the General Corporation Law is not exclusive, and a corporation may grant its directors, officers, employees or other agents additional rights to indemnification. The articles and bylaws of The Bank of Hemet, Valley Bank and Pacific

Community Banking Group provide that each shall indemnify its officers and directors to the fullest extent permitted under California law.

    ANTI-TAKEOVER PROVISIONS


    The Pacific Community Banking Group's articles of incorporation contain provisions that may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Pacific Community Banking Group shareholders may deem to be in their best interest or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Pacific Community Banking Group shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions also make it more difficult to remove an incumbent board of directors and change the management of Pacific Community Banking Group. Because any provision in the articles or bylaws that requires more than a majority vote by the Pacific Community Banking Group's shareholders is effective for a two year period from its effective time, unless renewed by Pacific Community Banking Group's board of directors and the shareholders, some of these anti-takeover provisions may expire unless renewed. The following description of anti-takeover provisions is limited and should be read in conjunction with the full text of the articles of incorporation, which is available on request. Please refer to "Where You Can Find More Information" on page 197. The anti-takeover provisions include the following:


    - CLASSIFIED BOARD. So long as Pacific Community Banking Group's common stock is listed on the Nasdaq stock market, the board of directors of Pacific Community Banking Group will be divided into two classes, with approximately one half of the seats open for election each year. The classified board is intended to provide for continuity of the Pacific Community Banking Group board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without consent of the incumbent board of directors of Pacific Community Banking Group.

    - BOARD AUTHORITY TO ISSUE PREFERRED STOCK. If another company or person proposes a merger, tender offer or otherwise attempts to gain control of Pacific Community Banking Group, and the board of directors opposes that action, they could authorize the issuance to existing common stock holders or others of preferred stock with rights, preferences and privileges that impede the potential acquiror from taking control of Pacific Community Banking Group. The potential acquiror might otherwise have paid a premium over the market price for Pacific Community Banking Group's common stock. Thus the ability of the board of directors to deter a takeover by issuing preferred stock could reduce the price of Pacific Community Banking Group's common stock.

    - SUPER-MAJORITY VOTE FOR CERTAIN CHANGES IN CONTROL. A two-thirds majority of shareholders must approve mergers, acquisitions and other changes in control involving a person or company that directly or indirectly owns 10% or more of Pacific Community Banking Group's capital stock unless the transaction is approved by the board of directors. That requirement makes it more difficult for a potential acquiror to get control over Pacific Community Banking Group by purchasing a block of its stock and exercising the related voting rights

    - ADVANCE NOTICE TO RAISE MATTERS AT SHAREHOLDERS' MEETINGS. A shareholder may not present a matter for consideration at the meeting of shareholders without notice to the secretary of the corporation at least 35 days in advance.

Contractual arrangements that impede changes in control include severance agreements for our executive officers and commitments to issue options.

    Pacific Community Banking Group does not know of any potential mergers, tender offers or other attempts to gain control at this time.

    PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF PACIFIC COMMUNITY BANKING GROUP'S ARTICLES OF INCORPORATION. The board of directors of the Pacific Community Banking Group believes that it is in the best interest of Pacific Community Banking Group and its shareholders to encourage potential acquirers to negotiate directly with the board of directors of Pacific Community Banking Group and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Pacific Community Banking Group and which is in the best interest of all shareholders. Nevertheless, there may be cases where the anti-takeover provisions enacted by the board of directors discourage an offer at a premium over market price, which some shareholders would prefer to accept.

CAPITAL STOCK DESCRIPTION

    COMMON STOCK. Holders of Pacific Community Banking Group common stock are entitled to dividends when, as and if declared by Pacific Community Banking Group board of directors out of funds legally available therefor (and after satisfaction of any prior rights of holders of outstanding preferred stock) subject to restrictions on payment of dividends imposed by the California Corporations Code and other applicable regulatory limitations.

    PREFERRED STOCK. Before the closing of the initial public offering of Pacific Community Banking Group's common stock, all outstanding shares of preferred stock will automatically convert into common stock. Pacific Community Banking Group's board of directors has the authority to issue 100,000 additional shares of preferred stock in one or more series and to fix the powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, without any further vote or action by Pacific Community Banking Group's shareholders.

    If the board of directors issues preferred stock, the rights, preferences and privileges of the preferred stock could adversely effect the rights of holders of the common stock of Pacific Community Banking Group. For example:

    - Common stock dividends may be restricted until the company pays preferred stock dividends or makes payments to a sinking fund for the redemption of preferred stock;

    - Preferred stock holders may have voting rights that reduce the voting power of holders of common stock, or conversion rights that dilute the interest of common stock holders in the equity of Pacific Community Banking Group;

    - In a liquidation, current holders of common stock may not receive a share in the assets of Pacific Community Banking Group's until liquidation preferences granted to the holders of the preferred stock have been satisfied.

    - Dividends payable on any newly issued series of Preferred Stock would reduce the amount of funds available for the payment of dividends on common stock.

    - Failure to make scheduled dividend or sinking fund payments on preferred stock could trigger special voting rights, shareholder consent rights or board representation rights for the holders of preferred stock, whose interests may be different than the interests of common stock holders.

    As discussed under the heading "Anti-Takeover Provisions" above, the power of the board of directors to issue preferred stock with newly designated rights preferences and privileges may have an anti-takeover effect.


    WARRANTS. Pacific Community Banking Group has agreed to issue ten year warrants that are exercisable at a price equal to 122% of the offering price to the shareholders and optionees of The Bank of Hemet and Valley Bank. For details regarding the terms of these warrants, please refer to the section entitled "The Bank of Hemet Agreement--Purchase Consideration" on page 36, or "Valley Bank Agreement--Purchase Consideration on page 59. Based upon the number of The Bank of Hemet and Valley Bank shares outstanding, and assuming that the initial public offering price is $15.00 per share, Pacific Community Banking Group will issue 1,307,395 warrants exercisable into the same number of shares of common stock on the completion of the offering and the acquisitions, at an exercise price of $18.30 per share.


    DIVIDENDS. The ability of Pacific Community Banking Group to pay cash dividends is limited by the provisions of Section 500 of the General Corporation Law, which prohibits the payment of dividends unless one of the following financial tests is satisfied:

    - the retained earnings of the corporation immediately prior to the distribution exceed the amount of the distribution; or

    - the assets of the corporation exceed 1 1/4 times its liabilities; or

    - the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

Because virtually all of Pacific Community Banking Group's earnings will be from the banks that it owns, the ability of Pacific Community Banking Group to pay dividends will further be limited by the provisions of Sections 642 and 643 of the California Financial Code, which permits distributions from a bank to its shareholder only in the following circumstances:

    - without approval of the Commissioner of Financial Institutions, only up to the lesser of the retained earnings of the bank or the net income of the bank for the last three fiscal years, and

    - with the prior approval of the Commissioner of Financial Institutions, only up to the greatest of the retained earnings, the net income for the last fiscal year, or the net income for the current fiscal year.

Pacific Community Banking Group does not expect to pay dividends for the foreseeable future.

                        DISSENTERS' RIGHTS OF APPRAISAL

    Shareholders of The Bank of Hemet who do not vote in favor of The Bank of Hemet Agreement and shareholders at Valley Bank who do not vote in favor of the Valley Bank agreement may be entitled to dissenters' rights of appraisal under Chapter 13 of the General Corporation Law.

    The following discussion is not meant to be a complete statement of the General Corporation Law relating to dissenters' rights, but a summary of Sections 1300 through 1312 of the General Corporation Law as they may apply to dissenting shareholders of the banks. This discussion is qualified in its entirety by reference to those sections of the General Corporation Law, which we have attached to this proxy statement/prospectus as Appendix C. Any shareholder of either bank who wishes to exercise statutory dissenters' rights, or who thinks he or she may wish to preserve the right to do so, should carefully read sections 1300 through 1312 of the General Corporation Law and this discussion. FAILURE TO TAKE ANY NECESSARY STEP MAY RESULT IN THE LOSS OF THOSE RIGHTS.

    Reference in this section to the "bank," "the acquisition" or "the common stock" apply to either The Bank of Hemet or Valley Bank, as appropriate.

    If the acquisition is completed, shareholders of the bank who elect to exercise their dissenters' rights and who in a timely fashion take all the necessary steps to perfect those rights may be entitled to receive the fair market value of their shares in cash. Under section 1300(a) of the General Corporation Law, fair market value is determined as of July 29, 1998, the day before the first announcement of the terms of the acquisition. Fair market value excludes any appreciation or depreciation that resulted from the proposed acquisition, but is adjusted for any stock split, reverse stock split, or share dividend that takes effect after the date of announcement. The average trading price of The Bank of Hemet common stock on July 29, 1998 was $48.88. The last trading price of Valley Bank common stock on July 29, 1998 was $8.375. Management of each bank believes that those prices reflect the fair market value of its common stock at that time.

    Shares of common stock must satisfy each of the following requirements to qualify as dissenting shares under the General Corporation Law:

    - the shares of common stock must have been outstanding on the record date for determination of the shares entitled to be voted at the meeting where shareholders consider the agreement. The record date for The Bank of Hemet
      is                , 1999. The record date for Valley Bank is
                     , 1999.

    - the shares of common stock must not have been voted, by proxy or in person, for approval and adoption of the agreement.

    - the holder of the shares of common stock must submit the share certificates for endorsement (as described below).

    A HOLDER OF COMMON STOCK WHO VOTES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT, OR WHO EXECUTES AND RETURNS A PROXY WITH NO VOTING INSTRUCTIONS INDICATED, WILL LOSE ANY DISSENTERS' RIGHTS WITH RESPECT TO THOSE SHARES.

    If the shareholders approve the acquisition at the meeting, within ten days of approval, the bank will send each shareholder who did not vote in favor of the acquisition a "notice of approval." A copy of sections 1300 through 1304 of the General Corporation Law will accompany the notice of approval. The notice of approval will state the price determined by the bank to represent the fair market value of any dissenting shares. The notice of approval will constitute an offer by the bank to purchase the dissenting shares at that stated price. It will briefly describe the procedures to be followed by shareholders who wish to exercise their dissenters' rights.

    Within 30 days after the mailing date of the notice of approval, shareholders who wish to assert dissenters' rights must do the following:

1. The dissenting shareholder must deliver a written demand for payment in cash of the fair market value of the dissenting shares. The bank must receive the demand within 30 days of the mailing date of the notice of approval. By law, the demand must state the number of shares of common stock that the shareholder held of record and a statement of the dissenting shareholder's claim of the fair market value of the dissenting shares as of the close of business on July 29, 1998, the day immediately preceding the announcement of the proposed acquisition. The statement of fair market value in the demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at that price; and

2. The dissenting shareholder must submit share certificate(s) representing the dissenting shares to the bank at the bank's principal office. The bank will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares or exchange the shareholder's certificates for certificates of appropriate denomination so stamped or endorsed. If the price contained in the notice of approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. THIS WOULD CONSTITUTE AN ACCEPTANCE OF THE OFFER BY THE BANK TO PURCHASE THE DISSENTING SHAREHOLDER'S STOCK AT THE PRICE STATED IN THE NOTICE OF APPROVAL.

    If the bank and a dissenting shareholder agree on the price for the Dissenting Shares, the bank must by law pay the agreed price (together with interest at the legal rate on judgments from the date of the agreement between the bank and the dissenting shareholder) to the dissenting shareholder within 30 days after the agreement or within 30 days after any statutory or contractual conditions to the acquisition are satisfied, whichever is later. However, Chapter 13 of the General Corporation Law places some restrictions on the bank's ability to repurchase its outstanding shares. Also, the bank may withhold payment until the dissenting shareholder surrenders the certificates for the Dissenting Shares.

    If the bank and a dissenting shareholder fail to agree on the price for the dissenting shares or disagree as to whether the dissenting shareholder's shares are entitled to be classified as dissenting shares, the holder may, within six months after the notice of approval is mailed, file a complaint in the superior court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by any other dissenting shareholder. The court will assess the costs of such an action, including compensation of appraisers in a manner the court considers equitable, but the court must assess the costs against the bank of if the appraised value determined by the court exceeds the price offered by the bank.

    The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the acquisition. Also, no shareholder who has appraisal rights under Chapter 13 of the General Corporation Law will have any right to attack the validity of the acquisition or to have the acquisition set aside or rescinded except in an action to test whether the number of shares required to authorized or approve the acquisition has been legally voted in favor of the acquisition.

    Dissenting shares may lose their status as such, and the holders will lose any right to demand payment if any of the following takes place:

    - the acquisition is abandoned (in which case the bank will pay on demand to any dissenting shareholder who has initiated proceedings in good faith as provided under Chapter 13 of the General Corporation Law all necessary expenses and reasonable attorneys' fees incurred in those proceedings);

    - the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class;

    - the dissenting shareholder and the bank do not agree upon the status of the dissenting shares or on the price of such shares, but the dissenting shareholder fails to file suit against the bank, or to intervene in a pending action within six months following the date on which the notice of approval was mailed to the shareholder; or

    - the dissenting shareholder withdraws his or her demand for the purchase of the dissenting shares with the consent of the bank.

    It is a condition to Pacific Community Banking Group's obligation to consummate the acquisition that the aggregate number of Dissenting Shares not exceed ten percent of the outstanding stock of the bank. Therefore, based on outstanding shares of common stock of each bank on the date of this proxy statement/prospectus, if shareholders holding in total more than 84,427 shares of The Bank of Hemet common stock, or more than 117,190 shares of Valley Bank common stock exercise dissenters' rights for those shares, the acquisition will NOT be consummated unless Pacific Community Banking Group waives this condition. If the acquisition fails to be consummated, all dissenters' rights would then terminate.

                                    EXPERTS

    The financial statements for Pacific Community Banking Group and The Bank of Hemet included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 26, 1999 and January 27, 1999, respectively, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The opinion regarding the deferred tax treatment of amounts deferred under the business combination plan referred to in this proxy statement/prospectus and elsewhere in the registration statement has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

    The balance sheets of Valley Bank as of December 31, 1998 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent certified public accountants.

                                 LEGAL MATTERS

    The validity of the Pacific Community Banking Group common stock and warrants issuable in the acquisitions will be passed upon by Morrison & Foerster LLP, Irvine, California. Legal matters regarding the validity of the acquisition agreements will be passed upon for Pacific Community Banking Group by Knecht & Hansen, Newport Beach, California, counsel to Pacific Community Banking Group. Mr. Loren Hansen of the firm of Knecht & Hansen has purchased 100,000 shares of Pacific Community Banking Group's Series A preferred stock. When those shares are converted upon completion of the acquisition and the offering, he will be the beneficial owner of 8,064 shares of Pacific Community Banking Group's common stock. Legal matters regarding the corporate affairs of the respective banks and the validity of the acquisition agreements will be passed upon for The Bank of Hemet by Gary Steven Findley & Associates, Anaheim, California and for Valley Bank by Aldrich & Bonnefin, P.L.C., Irvine, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    Pacific Community Banking Group will begin to file annual, quarterly and special reports, proxy statements and other information with the Commission upon the effective date of the acquisitions. You may read and copy any reports, statements and other information filed by Pacific Community Banking Group at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You will also be able to obtain the Commission filings from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Shares of Pacific Community Banking Group common stock are designated for quotation on the Nasdaq National Market. Material filed with Nasdaq by Pacific Community Banking Group can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


    Valley Bank's 1998 audited financial statements appear in the attached proxy statement/ prospectus, beginning on page F-35. Valley Bank has also prepared an Annual Disclosure Statement in accordance with the Federal Deposit Insurance Corporation's regulations. You may obtain a copy on request from Ms. Dianna Williams, Secretary of Valley Bank, by mail at Valley Bank, P.O. Box 188, Moreno Valley, CA 92556 or by calling (909) 242-1959.


    The Bank of Hemet files with the Federal Deposit Insurance Corporation the annual, quarterly and special reports, proxy statements and other information required by the Exchange Act. You may read and copy any reports, statements and other information filed by The Bank of Hemet at the Federal Deposit Insurance Corporation's public reference facilities at the Registration, Disclosure and Operations Unit, Room F-6043, 500 17th Street, N.W., Washington, D.C. 20429. You may request copies from the Federal Deposit Insurance Corporation by telephone at 1-202-898-8913 or by fax at 1-202-898-3909.

    Pacific Community Banking Group has filed a registration statement on Form S-4 to register with the Commission the common stock and warrants to be issued to shareholders of Bank of Hemet and Valley Bank in the acquisitions. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Pacific Community Banking Group in addition to being an proxy statement for the annual meeting of The Bank of Hemet and for the annual meeting of Valley Bank. As allowed by the Commission's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the documents provided as in the exhibits to the registration statement.

    If you are a shareholder of The Bank of Hemet or Valley Bank, you may have received some of the documents provided as exhibits to the registration statement, but you can obtain any of them from the Commission, or without charge from the appropriate company at the following addresses:

Pacific Community Banking Group     The Bank of Hemet            Valley Bank
23332 Mill Creek Drive, Suite 230   3715 Sunnyside Drive         24010 Sunnymead Boulevard
Laguna Hills California 92653       Riverside, California 92506  Moreno Valley, California 92553
Attention: E. Lynn Caswell          Attn: Mr. James B. Jaqua     Attn: Mr. N. Douglas Mills
Chairman and                        President and                President and
Chief Executive Officer             Chief Executive Officer      Chief Executive Officer

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ANY COMPANY, PLEASE DO SO BY
        , 1999 TO RECEIVE THEM BEFORE THE ANNUAL MEETING OF THE BANK OF HEMET OR THE ANNUAL MEETING OF VALLEY BANK.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE NO.
                                                                                                          -----------
Pacific Community Banking Group

    Report of Arthur Andersen LLP, Independent Public Accountants.......................................         F-2
    Balance Sheets--December 31, 1998 and 1997 and March 31, 1999.......................................         F-3
    Statements of Operations............................................................................         F-4
    Statements of Shareholders' Equity..................................................................         F-5
    Statements of Cash Flow.............................................................................         F-6
    Notes to Financial Statements.......................................................................         F-7

The Bank of Hemet

    Report of Arthur Andersen LLP, Independent Public Accountants.......................................        F-11
    Consolidated Balance Sheets--December 31, 1998 and 1997 and March 31, 1999..........................        F-12
    Consolidated Statements of Operations...............................................................        F-13
    Consolidated Statements of Changes in Shareholders' Equity..........................................        F-14
    Consolidated Statements of Cash Flow................................................................        F-15
    Notes to Consolidated Financial Statements..........................................................        F-16

Valley Bank

    Report of McGladrey & Pullen, LLP, Independent Auditors.............................................        F-35
    Balance Sheets--December 31, 1998 and 1997 and March 31, 1999.......................................        F-36
    Statements of Operations............................................................................        F-37
    Statements of Stockholders' Equity..................................................................        F-38
    Statements of Cash Flows............................................................................        F-39
    Notes to Financial Statements.......................................................................        F-40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  Pacific Community Banking Group:

    We have audited the accompanying balance sheets of PACIFIC COMMUNITY BANKING GROUP (a California corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, and for the period from inception (October 17, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Community Banking Group as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from inception (October 17, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
February 26, 1999

                        PACIFIC COMMUNITY BANKING GROUP
         BALANCE SHEETS--DECEMBER 31, 1998 AND 1997 AND MARCH 31, 1999

                                                                                             1998         1997
                                                                            MARCH 31,    ------------  -----------
                                                                               1999
                                                                           ------------
                                                                           (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash...................................................................  $    113,294  $    395,948  $   170,131
  Prepaid expenses.......................................................            --         1,333           --
  Capitalized acquisition and offering costs.............................       610,218       198,127       26,814
                                                                           ------------  ------------  -----------
      Total current assets...............................................       723,512       595,408      196,945
                                                                           ------------  ------------  -----------
EQUIPMENT AND FURNITURE, at cost.........................................         7,096         7,096           --
  Less--accumulated depreciation.........................................         1,944         1,458           --
                                                                           ------------  ------------  -----------
                                                                                  5,152         5,638           --
                                                                           ------------  ------------  -----------
                                                                           $    728,664  $    601,046  $   196,945
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................................  $    174,097  $     94,429  $    54,112
  Refundable common stock subscriptions..................................            --            --       85,000
                                                                           ------------  ------------  -----------
Total current liabilities................................................       174,097        94,429      139,112
                                                                           ------------  ------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value:
    Authorized--100,000,000 shares
    Series A: 1,085,000 shares authorized, 1,085,000 outstanding at March
      31, 1999, 0 at December 31, 1998 and 1997, net of unpaid
      subscriptions......................................................       923,840            --           --
    Series B: 375,000 shares authorized, 375,000 outstanding at March 31,
      1999, 0 at December 31, 1998 and 1997, net of unpaid
      subscriptions......................................................  $    360,000            --           --
  Common stock, no par value:
    Authorized--100,000,000 shares
    Issued and outstanding-10,000 shares.................................         2,500         2,500        2,500
  Common stock subscriptions.............................................            --     1,305,000      680,000
  Common stock subscriptions receivable..................................            --      (205,764)    (542,990)
  Accumulated deficit....................................................      (731,773)     (595,119)     (81,677)
                                                                           ------------  ------------  -----------
Total shareholders' equity...............................................       554,567       506,617       57,833
                                                                           ------------  ------------  -----------
                                                                           $    728,664  $    601,046  $   196,945
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

      The accompanying notes are an integral part of these balance sheets.

                        PACIFIC COMMUNITY BANKING GROUP
                            STATEMENTS OF OPERATIONS

                                                                                                     INCEPTION
                                                                                                    (OCTOBER 17,
                                                             THREE MONTHS ENDED      YEAR ENDED        1997)
                                                           MARCH 31,    MARCH 31,   DECEMBER 31,  TO DECEMBER 31,
                                                              1999        1998          1998            1997
                                                           ----------  -----------  ------------  ----------------
                                                                 (UNAUDITED)
REVENUES.................................................  $       --   $      --    $       --      $       --
GENERAL AND ADMINISTRATIVE EXPENSES......................     140,222      77,141       525,568          82,477
                                                           ----------  -----------  ------------        -------
    Loss from operations.................................     140,222      77,141       525,568          82,477
INTEREST INCOME..........................................       3,568          --        11,326              --
                                                           ----------  -----------  ------------        -------
    Net loss before taxes................................     136,654      77,141       514,242          82,477
PROVISION FOR INCOME TAXES...............................          --          --           800             800
                                                           ----------  -----------  ------------        -------
    Net loss.............................................  $  136,654   $  77,141    $  513,442      $   81,677
                                                           ----------  -----------  ------------        -------
                                                           ----------  -----------  ------------        -------
Basic and diluted loss per share.........................  $    13.66   $    7.71    $    51.34      $     8.17
                                                           ----------  -----------  ------------        -------
                                                           ----------  -----------  ------------        -------
Weighted average shares outstanding......................      10,000      10,000        10,000          10,000
                                                           ----------  -----------  ------------        -------
                                                           ----------  -----------  ------------        -------

        The accompanying notes are an integral part of these statements.

                        PACIFIC COMMUNITY BANKING GROUP
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                            SERIES A              SERIES B
                                        PREFERRED STOCK       PREFERRED STOCK           COMMON STOCK           COMMON
                                      --------------------  --------------------  ------------------------     STOCK
                                       SHARES     AMOUNT     SHARES     AMOUNT      SHARES       AMOUNT     SUBSCRIPTIONS
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, October 17, 1997,
(inception).........................         --  $      --         --  $      --          --    $      --    $       --
  Common stock issuance.............         --         --         --         --      10,000        2,500            --
  Common stock subscriptions........         --         --         --         --          --           --       680,000
  Net loss..........................         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, December 31, 1997..........         --         --         --         --      10,000        2,500       680,000
  Common stock subscriptions........         --         --         --         --          --           --       625,000
  Net loss..........................         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, December 31, 1998..........         --         --         --         --      10,000        2,500     1,305,000
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
  Common stock subscriptions........         --         --         --         --          --           --       155,000
  Conversion of subscriptions to
    preferred stock (Note 7)........  1,085,000    923,840    375,000    360,000          --           --    (1,460,000)
  Net loss..........................         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, March 31, 1999
  (unaudited).......................  1,085,000  $ 923,840    375,000  $ 360,000      10,000    $   2,500    $       --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------

                                         COMMON
                                         STOCK
                                      SUBSCRIPTIONS ACCUMULATED     TOTAL
                                       RECEIVABLE     DEFICIT       EQUITY
                                      ------------  ------------  ----------
BALANCE, October 17, 1997,
(inception).........................   $       --    $       --   $       --
  Common stock issuance.............           --            --        2,500
  Common stock subscriptions........     (542,990)           --      137,010
  Net loss..........................           --       (81,677)     (81,677)
                                      ------------  ------------  ----------
BALANCE, December 31, 1997..........     (542,990)      (81,677)      57,833
  Common stock subscriptions........      337,226            --      962,226
  Net loss..........................           --      (513,442)    (513,442)
                                      ------------  ------------  ----------
BALANCE, December 31, 1998..........     (205,764)     (595,119)     506,617
                                      ------------  ------------  ----------
  Common stock subscriptions........       29,604            --      184,604
  Conversion of subscriptions to
    preferred stock (Note 7)........      176,160            --           --
  Net loss..........................           --      (136,654)    (136,654)
                                      ------------  ------------  ----------
BALANCE, March 31, 1999
  (unaudited).......................   $       --    $ (731,773)  $  554,567
                                      ------------  ------------  ----------
                                      ------------  ------------  ----------

        The accompanying notes are an integral part of these statements.

                        PACIFIC COMMUNITY BANKING GROUP
                            STATEMENTS OF CASH FLOWS


                                                                                                  INCEPTION
                                                        THREE MONTHS ENDED      YEAR ENDED   (OCTOBER 17, 1997)
                                                      MARCH 31,    MARCH 31,   DECEMBER 31,    TO DECEMBER 31,
                                                        1999         1998          1998             1997
                                                     -----------  -----------  ------------  -------------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................  $  (136,654) $   (77,141)  $ (513,442)      $   (81,677)
  Adjustments to reconcile net loss to net cash
    used in operating activities--
    Depreciation and amortization..................          486          153        1,458                --
    Expenses recorded on issuance of stock
      subscriptions in exchange for services.......           --       10,000       10,000            52,011
    Changes in assets and liabilities:
    Increase in capitalized acquisition and
      offering costs...............................     (287,091)     (37,289)    (171,313)          (26,814)
    Increase (decrease) in prepaid expenses........        1,333           --       (1,333)               --
    Increase (decrease) in accounts payable........      (45,332)     (14,909)      40,317            54,112
                                                     -----------  -----------  ------------         --------
      Net cash used in operating activities........     (467,258)    (119,186)    (634,313)           (2,368)
                                                     -----------  -----------  ------------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and furniture...............           --       (5,214)      (7,096)               --
                                                     -----------  -----------  ------------         --------
      Net cash used in investing activities........           --       (5,214)      (7,096)               --
                                                     -----------  -----------  ------------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock,
    common stock subscriptions, and refundable
    common stock subscriptions.....................      184,604      367,401      867,226           172,499
                                                     -----------  -----------  ------------         --------
      Net cash provided by financing activities....      184,604      367,401      867,226           172,499
                                                     -----------  -----------  ------------         --------
NET INCREASE (DECREASE) IN CASH....................     (282,654)     243,001      225,817           170,131
CASH, beginning of year............................      395,948      170,131      170,131                --
                                                     -----------  -----------  ------------         --------
CASH, end of year..................................  $   113,294  $   413,132   $  395,948       $   170,131
                                                     -----------  -----------  ------------         --------
                                                     -----------  -----------  ------------         --------


SUPPLEMENTAL DISCLOSURES OF NON CASH FINANCING ACTIVITIES:

During 1997, common stock subscriptions in the amount of $52,011 were issued to an investor in exchange for payment of certain expenses.

During 1998, common stock subscriptions in the amount of $10,000 were issued to a third party in exchange for services.

        The accompanying notes are an integral part of these statements.

                        PACIFIC COMMUNITY BANKING GROUP

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

    1.  COMPANY BACKGROUND

       Pacific Community Banking Group (the Company), a California corporation, was formed on October 17, 1997, for the purpose of acquiring community banking organizations in the Southern California region. The Company has had no revenues to date.

    2.  ACQUISITION AGREEMENTS

       During 1998, the Company entered into definitive agreements for the acquisition of The Bank of Hemet ("Hemet") and Valley Bank ("Valley"), which were amended subsequently during 1999. The agreements are contingent upon the completion of an initial public offering ("IPO"). The agreements provide for the exchange of all of the outstanding stock of Hemet and Valley for common stock and for warrants to purchase common stock of the Company. The shareholders of Hemet will receive 3.4 shares of the Company's common stock and one warrant in exchange for each share held of Hemet common stock. The Valley shareholders will receive two-thirds of a share of Company common stock for each share held of Valley common stock. Additionally, the Valley shareholders will receive one warrant for the purchase of Company common stock for every three shares held of Valley common stock. The Hemet and Valley warrants will be exercisable at 122 percent of the IPO price, and have a contractual life of ten years. There can be no assurance that the Company's proposed public offering will be successful and that these acquisitions will be completed.

    3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        a.  USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        b.  EQUIPMENT AND FURNITURE

       The Company provides for depreciation based on the estimated useful lives of depreciable assets using the straight-line method. Estimated useful lives are as follows:

Computers and office equipment.................    3 years
Furniture and fixtures.........................    7 years

       Property additions are stated at acquisition cost. Upon retirement or disposal of depreciable assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations.

                        PACIFIC COMMUNITY BANKING GROUP

                           DECEMBER 31, 1998 AND 1997

        c.  CAPITALIZED ACQUISITION AND OFFERING COSTS

       Certain legal, accounting and underwriting fees incurred in connection with a proposed acquisition of certain businesses have been capitalized as of December 31, 1997. During 1998, the Company expensed the balance of these costs. In addition, the Company has capitalized costs related to its planned IPO. Capitalized offering costs will be recorded as a reduction of the proceeds received in the IPO or will be expensed should the IPO not be consummated. Capitalized offering costs are approximately $198,000 as of December 31, 1998.

        d.  INCOME TAXES

       The Company accounts for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

        e.  EARNINGS PER SHARE

       The Company accounts for earnings per share in accordance with SFAS No. 128, "Earnings Per Share." This Statement requires the presentation of both basic and diluted net income per share for financial statement purposes. Basic net income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted net income per share includes the effect of potential common shares, including dilutive stock options using the treasury stock method. For the year ended December 31, 1998 and the period ended December 31, 1997, potential common shares were excluded from the calculation of diluted net income per share as their impact would be anti-dilutive.

        f.  UNAUDITED INTERIM INFORMATION

       The accompanying unaudited financial statements give effect to all adjustments (which are normal recurring accruals) necessary in the opinion of management to present fairly the financial statements for the interim periods presented. The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and may be subject to year-end adjustments, which, in the opinion of management, are necessary for a fair statement of the results of the interim periods.

        4.  INCOME TAXES

       No provision for federal income taxes has been recorded as the Company incurred net operating losses since inception. At December 31, 1998, the Company had

                        PACIFIC COMMUNITY BANKING GROUP

                           DECEMBER 31, 1998 AND 1997

       approximately $595,000 and $297,000 of federal and state net operating loss carryforwards, respectively, available to offset future taxable income; which expire through 2017. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three year period.

       Deferred tax assets totaling approximately $238,000 and $33,000 at December 31, 1998 and 1997, respectively, consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance against the deferred tax assets due to uncertainty regarding the Company's ability to generate sufficient income in future periods for such assets to be realized.

        5.  COMMITMENTS AND CONTINGENCIES

        LEASES

       The Company occupies its office premises under a noncancellable lease agreement which expires in June 1999. At December 31, 1998, future minimum lease commitments are as follows:

Year ending December 31:
  1999.............................................................  $  11,520
  Thereafter.......................................................         --
                                                                     ---------
Total future minimum lease payments................................  $  11,520
                                                                     ---------
                                                                     ---------

       Rental expense for the year ended December 31, 1998 and for the period from inception to December 31, 1997 was approximately $32,000 and $7,000, respectively.

        EMPLOYMENT AND CONSULTING AGREEMENTS

       The Company entered into a five-year, four-month employment agreement with its Chief Executive Officer beginning on September 1, 1997. The agreement provides for an annual base salary that is adjusted for the Consumer Price Index, normal employee benefits, and an annual bonus at the discretion of the Board of Directors. The agreement also entitles the officer to 250,000 ten-year incentive stock options at an exercise price equal to the fair market value of the Company's common stock at the date of issuance, which would be issued after the closing of the IPO. Additionally, the agreement contains an income continuation provision, which will provide for payments of $60,000 per year for fifteen years, beginning at the employee's retirement date. This provision could take effect at the successful closing of the Company's first acquisition or merger. Upon implementation of this provision, the Company will accrue a liability for the present value of the amounts to ultimately be

                        PACIFIC COMMUNITY BANKING GROUP

                           DECEMBER 31, 1998 AND 1997

       distributed. However, the employee has invoked a waiver clause within the agreement, and thus has elected to defer the implementation of the income continuation provision until such time as the Company can support such provision.

       On July 1, 1998, the Company entered into an agreement with a consultant to review certain loans being made by banks with which the Company has entered into definitive purchase agreements (Please refer to Note 2). The agreement, as amended, calls for the payment of a monthly retainer of $3,500 per month from July 1, 1998 through May 15, 1999, as well as reimbursement for all out-of-pocket business expenses. Payments made under this agreement have been recorded in capitalized acquisition and offering costs in the accompanying financial statements.

        6.  COMMON STOCK SUBSCRIPTIONS

       The Company has entered into common stock subscription agreements ("the Agreements") with various investors who have contributed cash or services to the Company. The Agreements provide for the conversion of funds invested into shares of common stock of the Company. The conversion into common stock would be at a price equal to eighty percent of the IPO price, and the conversion will occur only under certain conditions, including the successful acquisition of a financial institution and the closing of an IPO. Under the terms of the Agreements, the funds invested could only be disbursed by the Company under certain conditions, which included the signing of a definitive acquisition agreement with a financial institution. As of December 31, 1997, under the terms of the Agreements, fifty percent of the invested funds were disbursable. The remaining fifty percent of invested funds is reflected as a liability in the accompanying financial statements. As of December 31, 1998, the conditions for full disbursement of invested funds had been met.

       As of the respective balance sheet dates, the total value of Agreements that have been signed is included in common stock subscriptions in the accompanying financial statements. The portion of the Agreements that has not been paid is recorded as a subscription receivable, an offset to the common stock subscriptions account.

        7.  SUBSEQUENT EVENTS (UNAUDITED)

       During March 1999, the Company amended its common stock subscription agreements. Funds that have been invested in the Company, which at March 31, 1999 totalled $1,283,840, will be exchanged for one share of preferred stock for every dollar invested. Each share of preferred stock will automatically convert into shares of common stock upon the closing of the IPO. Initial founding investors will receive Series A Preferred Stock for all contributions, while subsequent investors will receive Series B Preferred Stock for their contributions. Series A Preferred Stock shall convert to common stock at a per share price of eighty percent of the IPO price per share. Series B Preferred Stock shall convert at a per share price of eighty-five percent of the IPO price per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and

Board of Directors of The Bank of Hemet:

    We have audited the accompanying consolidated balance sheets of THE BANK OF HEMET (a California corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Hemet and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
January 27, 1999

                       THE BANK OF HEMET AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1998 AND 1997 AND MARCH 31, 1999

                                                                                           1998            1997
                                                                         MARCH 31,    --------------  --------------
                                                                            1999
                                                                        ------------
                                                                        (UNAUDITED)
                                               ASSETS

CASH AND DUE FROM BANKS...............................................  $  5,892,000  $    6,496,000  $    6,521,000
FEDERAL FUNDS SOLD....................................................    10,000,000      10,500,000      13,000,000
                                                                        ------------  --------------  --------------
    Total Cash and Cash Equivalents...................................    15,892,000      16,996,000      19,521,000

INVESTMENT SECURITIES HELD TO MATURITY
    Market values of $24,884,000 in 1998 and
      $24,842,000 in 1997, respectively...............................    24,892,000      24,882,000      24,833,000

LOANS AND LEASES......................................................   209,503,000     207,802,000     192,287,000
ALLOWANCE FOR LOAN AND LEASE LOSSES...................................    (2,230,000)     (2,232,000)     (2,116,000)
                                                                        ------------  --------------  --------------
    Loans and Leases, net.............................................   207,273,000     205,570,000     190,171,000

PREMISES AND EQUIPMENT, net...........................................     1,613,000       1,541,000       1,637,000
ACCRUED INTEREST RECEIVABLE...........................................     1,285,000       1,140,000       1,921,000
OTHER REAL ESTATE OWNED...............................................        83,000          77,000         779,000
OTHER ASSETS..........................................................     2,579,000       2,671,000       2,461,000
                                                                        ------------  --------------  --------------
                                                                        $253,617,000  $  252,877,000  $  241,323,000
                                                                        ------------  --------------  --------------
                                                                        ------------  --------------  --------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
  Noninterest bearing demand deposits.................................  $ 33,664,000  $   33,975,000  $   29,307,000
  Savings and interest-bearing demand deposits........................    67,962,000      67,720,000      59,702,000
  Money market deposits...............................................     3,523,000       3,669,000       4,251,000
  Time deposits of $100,000 or more...................................     8,659,000       8,141,000       9,149,000
  Time deposits less than $100,000....................................   117,057,000     116,880,000     116,802,000
                                                                        ------------  --------------  --------------
    Total Deposits....................................................   230,865,000     230,385,000     219,211,000

ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES........................     1,548,000       1,468,000       1,884,000
                                                                        ------------  --------------  --------------
                                                                         232,413,000     231,853,000     221,095,000
                                                                        ------------  --------------  --------------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY
  Common stock, no par value--Authorized--20,000,000 shares--Issued
    and outstanding--844,252..........................................     3,666,000       3,666,000       3,666,000
  Retained earnings...................................................    17,538,000      17,358,000      16,562,000
                                                                        ------------  --------------  --------------
    Total Stockholders' Equity........................................    21,204,000      21,024,000      20,228,000
                                                                        ------------  --------------  --------------
                                                                        $253,617,000  $  252,877,000  $  241,323,000
                                                                        ------------  --------------  --------------
                                                                        ------------  --------------  --------------

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                       THE BANK OF HEMET AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                   THREE MONTHS ENDED
                                               --------------------------
                                                MARCH 31,     MARCH 31,
                                                   1999          1998          1998           1997           1996
                                               ------------  ------------  -------------  -------------  -------------
                                                      (UNAUDITED)
INTEREST INCOME
  Loans, including fees......................  $  4,253,000  $  4,308,000  $  17,102,000  $  16,795,000  $  17,202,000
  Investment securities......................       322,000       385,000      1,610,000      1,633,000      1,416,000
  Federal funds sold.........................       144,000       194,000        704,000        563,000        509,000
                                               ------------  ------------  -------------  -------------  -------------
    Total Interest Income....................     4,719,000     4,887,000     19,416,000     18,991,000     19,127,000
                                               ------------  ------------  -------------  -------------  -------------

INTEREST EXPENSE
  Transaction and savings deposits...........       544,000       532,000      2,216,000      2,228,000      2,029,000
  Time deposits of $100,000 or more..........       104,000       126,000        501,000        489,000        891,000
  Time deposits less than $100,000...........     1,487,000     1,658,000      6,468,000      6,214,000      5,903,000
  Other borrowings...........................             0             0              0         15,000              0
                                               ------------  ------------  -------------  -------------  -------------
    Total Interest Expense...................     2,135,000     2,316,000      9,185,000      8,946,000      8,823,000
                                               ------------  ------------  -------------  -------------  -------------

    Net Interest Income......................     2,584,000     2,571,000     10,231,000     10,045,000     10,304,000

PROVISION FOR LOAN AND LEASE LOSSES..........             0             0              0        250,000        988,000
                                               ------------  ------------  -------------  -------------  -------------

    Net Interest Income after Provision for
      Loan
      and Lease Losses.......................     2,584,000     2,571,000     10,231,000      9,795,000      9,316,000
                                               ------------  ------------  -------------  -------------  -------------

NONINTEREST INCOME
  Fees and service charges on deposits.......       117,000       129,000        518,000        554,000        588,000
  Other charges and fees.....................        30,000        26,000        118,000        149,000        205,000
  Other income...............................       237,000       150,000        727,000        501,000        455,000
                                               ------------  ------------  -------------  -------------  -------------
    Total Noninterest Income.................       384,000       305,000      1,363,000      1,204,000      1,248,000
                                               ------------  ------------  -------------  -------------  -------------

NONINTEREST EXPENSE
  Salaries and employee benefits.............     1,037,000       933,000      3,735,000      3,462,000      3,640,000
  Premises and equipment.....................       247,000       266,000      1,066,000        987,000      1,008,000
  Other real estate owned, net...............        (3,000)       11,000       (101,000)      (187,000)     1,237,000
  Other expenses.............................       520,000       499,000      2,036,000      1,938,000      2,297,000
                                               ------------  ------------  -------------  -------------  -------------
    Total Noninterest Expense................     1,801,000     1,709,000      6,736,000      6,200,000      8,182,000
                                               ------------  ------------  -------------  -------------  -------------
    Income before Provision for Income
      Taxes..................................     1,167,000     1,167,000      4,858,000      4,799,000      2,382,000

PROVISION FOR INCOME TAXES...................       481,000       488,000      2,035,000      1,997,000      1,009,000
                                               ------------  ------------  -------------  -------------  -------------
    Net Income...............................  $    686,000  $    679,000  $   2,823,000  $   2,802,000  $   1,373,000
                                               ------------  ------------  -------------  -------------  -------------
                                               ------------  ------------  -------------  -------------  -------------

EARNINGS PER SHARE
    Basic Earnings Per Share.................  $       0.81  $       0.80  $        3.34  $        3.25  $        1.53
    Diluted Earnings Per Share...............  $       0.79  $       0.78  $        3.23  $        3.15  $        1.53

              The accompanying notes are an integral part of these
                            consolidated statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                 COMMON STOCK
                                                                           ------------------------    RETAINED
                                                                            SHARES       AMOUNT        EARNINGS
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1995...............................................    828,395  $   4,358,000  $  14,721,000
Exercise of stock options, including tax benefit.........................     59,970        559,000             --
Amendment to preferred stock conversion (Note 9).........................      6,536        147,000       (147,000)
Common stock cash dividend at $1.00 per share............................         --             --       (882,000)
Supplemental cash dividend at $0.19 per share (Note 9)...................         --             --        (26,000)
Net income for the year..................................................         --             --      1,373,000
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1996...............................................    894,901      5,064,000     15,039,000
Repurchased shares.......................................................    (50,649)    (1,398,000)            --
Common stock cash dividend at $1.50 per share............................         --             --     (1,279,000)
Net income for the year..................................................         --             --      2,802,000
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1997...............................................    844,252      3,666,000     16,562,000
Common stock cash dividend at $2.40 per share............................         --             --     (2,027,000)
Net income for the year..................................................         --             --      2,823,000
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1998...............................................    844,252      3,666,000     17,358,000
Common stock cash dividend at $0.60 per share............................         --             --       (506,000)
Net income for the period................................................         --             --        686,000
                                                                           ---------  -------------  -------------
BALANCE, March 31, 1999 (unaudited)......................................    844,252  $   3,666,000  $  17,538,000
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------

              The accompanying notes are an integral part of these
                            consolidated statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                                                        1998          1997          1996
                                                            THREE MONTHS ENDED      ------------  ------------  ------------
                                                        --------------------------
                                                         MARCH 31,     MARCH 31,
                                                            1999          1998
                                                        ------------  ------------
                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $    686,000  $    679,000  $  2,823,000  $  2,802,000  $  1,373,000
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
    Depreciation and amortization.....................        70,000        74,000       299,000       259,000       287,000
    Provision for possible loan and lease losses......             0             0             0       250,000       988,000
    Deferred income tax (benefit).....................       120,000       328,000       199,000       513,000      (407,000)
    Loss (gain) on sale and write-down of other real
      estate owned....................................        (3,000)      (21,000)     (162,000)     (310,000)      936,000
    Accretion of discount on investments..............        (1,000)      (22,000)      (36,000)     (259,000)     (182,000)
    Decrease (increase) in accrued interest
      receivable......................................      (145,000)      682,000       781,000         1,000      (539,000)
    Increase in other assets..........................       (27,000)     (135,000)     (409,000)     (304,000)      (43,000)
    Increase (decrease) in accrued interest payable
      and other liabilities...........................        81,000      (291,000)     (417,000)       (2,000)      435,000
                                                        ------------  ------------  ------------  ------------  ------------
      Net Cash Provided by Operating Activities.......       781,000     1,294,000     3,078,000     2,950,000     2,848,000
                                                        ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from maturities of investment
      securities......................................    15,982,000    20,000,000   101,130,000    32,000,000    20,000,000
    Purchases of investment securities................   (15,993,000)  (20,276,000) (101,142,000)  (31,794,000)  (22,037,000)
    Net increase in loans and leases..................    (1,787,000)   (3,946,000)  (16,125,000)   (6,406,000)   (3,453,000)
    Purchases of premises and equipment...............      (140,000)      (63,000)     (203,000)     (373,000)     (162,000)
    Proceeds from sales of other real estate owned....        80,000       243,000     1,589,000     2,896,000     1,640,000
                                                        ------------  ------------  ------------  ------------  ------------
      Net Cash Used in Investing Activities...........    (1,858,000)   (4,042,000)  (14,751,000)   (3,677,000)   (4,012,000)
                                                        ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in demand, savings, and
      money market deposits...........................      (215,000)    2,864,000    12,104,000     1,699,000    10,676,000
    Net increase (decrease) in time deposits..........       694,000       441,000      (929,000)    5,244,000    (5,834,000)
    Stock options exercised including tax benefit.....             0             0             0             0       559,000
    Cash dividends paid...............................      (506,000)     (506,000)   (2,027,000)   (1,279,000)     (908,000)
    Cash paid for Tender Offer, including expenses....             0             0             0    (1,398,000)            0
                                                        ------------  ------------  ------------  ------------  ------------
      Net Cash Provided by Financing Activities.......       (27,000)    2,799,000     9,148,000     4,266,000     4,493,000
                                                        ------------  ------------  ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................    (1,104,000)       51,000    (2,525,000)    3,539,000     3,329,000
                                                        ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, Beginning of Year..........    16,996,000    19,521,000    19,521,000    15,982,000    12,653,000
                                                        ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, End of Year................  $ 15,892,000  $ 19,572,000  $ 16,996,000  $ 19,521,000  $ 15,982,000
                                                        ------------  ------------  ------------  ------------  ------------
                                                        ------------  ------------  ------------  ------------  ------------

SUPPLEMENTAL INFORMATION
      Interest paid...................................  $  2,147,000  $  2,319,000  $  9,212,000  $  8,919,000  $  8,853,000
      Income taxes paid...............................       180,000       180,000  $  2,105,000  $  1,160,000  $    995,000
      Loans to Facilitate Sale of Other Real Estate
        Owned.........................................             0             0  $     37,000  $    949,000  $    398,000
      Transfer from Loans to Other Real Estate Owned..        83,000         2,000  $    726,000  $  1,185,000  $    847,000

              The accompanying notes are an integral part of these
                            consolidated statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

    The consolidated financial statements include the accounts of The Bank of Hemet, and its primary wholly owned subsidiary, BankLink Corporation (BankLink) (collectively referred to as "the Bank"). BankLink is a provider of data processing services for banks. The Bank operates five branches in communities located in the Inland Empire area of Southern California. The Bank's primary source of revenue is providing commercial and industrial income-producing real estate loans to small and middle-market businesses and individuals. The Bank offers a full range of commercial banking services. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B.  INVESTMENT SECURITIES HELD TO MATURITY

    Securities are classified as held to maturity and are carried at cost, decreased by the amortization of premiums and increased by the accretion of discounts, as applicable. Realized gains or losses recognized on sales of securities are based upon the adjusted cost and computed on the specific identification method and are booked in other income or other expense, as applicable. The Bank's intention is to hold its investment securities to maturity, and does not anticipate selling any portion of the investment securities portfolio for liquidity or other purposes.

C.  LOANS AND LEASES

    Loans and leases are stated at the amount of unpaid principal, reduced by an allowance for loan and lease losses and deferred net loan origination fees. Interest on loans is recognized over the terms of the loans and is calculated on principal amounts outstanding. Loan origination fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment. As unearned revenue, the net unrecognized fees and costs are reported as reductions of the loan balance.

    Accrual of interest on loans and leases is discontinued when management believes, after considering economic and business conditions, and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer doubtful, in which case the credit is returned to accrual status.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Bank measures impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. The Bank excludes from its impairment calculations smaller balance, homogeneous loans such as consumer installment loans and lines of credit, and direct finance leases. In determining whether a loan is impaired or not, the Bank applies its normal loan review procedures. Loans for which an insignificant delay, i.e., less than 90 days past due, or an insignificant shortfall in the amount of payments is anticipated, but the Bank expects to collect all amounts due, are not considered for impairment.

D.  ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management makes periodic credit reviews of the loan and lease portfolio and considers current economic conditions, historical loan loss experience, assessments of problem credits and other factors in determining the adequacy of the allowance. The allowance is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

E.  PREMISES AND EQUIPMENT

    The Bank's buildings, furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization, which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the life of the leases, whichever is shorter. Maintenance and repairs are charged directly to expense as incurred. Improvements to premises and equipment which extend the useful lives of the assets are capitalized. Gains and losses resulting from the disposal of premises and equipment are included in current operations. Rates of depreciation are based on the following depreciable lives: buildings, 30 years; furniture, five to seven years; equipment, three to five years; and leasehold improvement, the shorter of fifteen years or the lease term.

F.  CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

    As more fully described in Note 9, 134,917 shares of Series C Preferred stock were automatically converted to 20,804 shares of the Bank's common stock on September 15, 1995 with a stated value of $465,000. In November 1996, an amendment to the conversion resulted

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in the issuance of an additional 6,533 in common shares and an increase in the stated value by $147,000. These are noncash transactions and are not reflected in the consolidated statement of cash flows. As a result of this amendment, a supplemental cash dividend and a special cash distribution to all former holders of Preferred stock in the amount of $26,000 was paid in November 1996.

G.  OTHER REAL ESTATE OWNED

    Other real estate owned represents real estate acquired by foreclosure or deed in lieu of foreclosure in satisfaction of commercial and residential real estate loans and is carried at the lower of the recorded investment in the property or its fair value, less estimated carrying costs and costs of disposition. At the time of foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan and lease losses, if necessary. Any subsequent write-downs are charged to noninterest expense. Operating expenses of such properties, net of related income and gains or losses on their disposition, are recorded in noninterest expense.

H.  INCOME TAXES

    The Bank applies an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is "more likely than not" that all or a portion of the deferred tax asset will not be realized.

I.   EARNINGS PER SHARE

    The FASB issued SFAS No. 128, "Earnings per Share" (EPS) effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary EPS with basic EPS, and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed in a similar manner as fully diluted EPS, and reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. All periods presented in the accompanying consolidated financial statements have been restated to conform with SFAS No. 128. The following is a reconciliation of the numerators and

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) denominators used in the calculation of basic EPS and diluted EPS for the years ended December 31, 1998, 1997 and 1996.

                                                                                    EARNINGS     SHARES       EPS
                                                                                  ------------  ---------  ---------
FOR THE YEAR ENDED 1998
Net Income......................................................................  $  2,823,000
BASIC EARNINGS PER SHARE
Income available to Common Stockholders.........................................     2,823,000    844,252  $    3.34
                                                                                                           ---------
                                                                                                           ---------
EFFECT OF DILUTIVE SECURITIES
Stock Options...................................................................                   30,373
                                                                                                ---------
DILUTED EARNINGS PER SHARE
Income available to Common Stockholders and assumed conversions.................  $  2,823,000    874,625  $    3.23
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

FOR THE YEAR ENDED 1997
Net Income......................................................................  $  2,802,000
BASIC EARNINGS PER SHARE
Income available to Common Stockholders.........................................     2,802,000    863,262  $    3.25
                                                                                                           ---------
                                                                                                           ---------
EFFECT OF DILUTIVE SECURITIES
Stock Options...................................................................                   26,458
                                                                                                ---------
DILUTED EARNINGS PER SHARE
Income available to Common Stockholders and assumed conversions.................  $  2,802,000    889,720  $    3.15
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

FOR THE YEAR ENDED 1996
Net Income......................................................................  $  1,373,000
Less: Preferred stock cash dividend.............................................       (26,000)
                                                                                  ------------
BASIC EARNINGS PER SHARE
Income available to Common Stockholders.........................................     1,347,000    881,705  $    1.53
                                                                                                           ---------
                                                                                                           ---------
EFFECT OF DILUTIVE SECURITIES
Stock Options...................................................................                   12,118
Preferred Stock.................................................................        26,000
                                                                                  ------------  ---------
DILUTED EARNINGS PER SHARE
Income available to Common Stockholders and assumed conversions.................  $  1,373,000    893,823  $    1.53
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

    In May 1997, the Bank concluded a Tender Offer which resulted in the repurchase of 50,626 shares of common stock at the offering price of $27.00 per share. The decrease to common stock was $1,367,000 plus offering costs of $31,000.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
J.   POSTRETIREMENT BENEFITS AND STOCK OPTIONS

    The Bank has a salary continuation plan for certain key management personnel. The plan provides for payments for fifteen years commencing within 60 days upon reaching age 65, or death. The Bank measures the obligations to provide these future postretirement benefits over the estimated remaining years of benefit. Salary continuation expense was $39,000, $29,000, and $31,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The Bank is committed to pay $1,875,000 over the pay out periods of the plan.

    In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which permits either adoption of the new standard's principles for recording the estimated value of stock-based compensation over the applicable vesting period, or permits continued application of existing accounting standards, with disclosure of any unrecorded cost under the new standard and the related effect on earnings per share. The Bank adopted SFAS No. 123 in 1996, and elected to adopt the disclosure provisions of the new standard only. As the Bank issued no stock-based compensation in 1996, adoption of this standard had no effect on the Bank's financial position or disclosures for the year ended December 31, 1996. During 1997, the Bank granted stock options as more fully described in Note 7. No stock-based compensation was issued in 1998.

    The Bank established a 401(k) plan effective August 1, 1997. Employees who have completed one year of service and meet certain other requirements are eligible for enrollment. Employees may contribute a percentage of their salary pursuant to IRS regulatory maximums, and under the plan, the Bank matches 40% of the first 5% of salary contributed using forfeitures and cash. Participants vest immediately in their own contributions with 100% vesting in Bank's contributions occurring after five years of credited service. The Bank's expense for contributions to this plan was $42,000 and $7,000 during 1998 and 1997, respectively.

K.  NEW ACCOUNTING PRONOUNCEMENTS AND RECLASSIFICATIONS

    In June 1997, the FASB issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." The Bank adopted SFAS Nos. 130 and 131 in 1998. As none of the Bank's accounts would create differences between reported net income and comprehensive income as defined by SFAS No. 130, adoption of this new standard has no impact on the Bank's results of operations or disclosures. Management does not believe that the adoption of SFAS No. 131 has a material impact on the Bank's current disclosure of its one operating segment of banking as described in Note 1.A.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The new standard is effective for 2000 and is not expected to have a material impact on the Bank's financial statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Certain reclassifications of prior years financial data have been made to conform to the current reporting practices of the Bank.

2.  INVESTMENT SECURITIES HELD TO MATURITY

    The amortized cost and fair value of investment securities held to maturity are as follows at December 31, 1998 and 1997:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
DECEMBER 31, 1998
U.S. government agencies...................................  $  24,882,000   $   6,000    $  (4,000)  $  24,884,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

DECEMBER 31, 1997
U.S. government agencies...................................  $  24,833,000   $  10,000    $  (1,000)  $  24,842,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    Investment securities with a book value of $10,000,000 and $7,000,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. The estimated fair values of pledged securities were $10,003,000 and $7,001,000 at December 31, 1998 and 1997, respectively.

    The amortized cost and fair values of investment securities held to maturity at December 31, 1998, by contractual maturity, are as follows:

                                                                   AMORTIZED      ESTIMATED
                                                                     COST        FAIR VALUE
                                                                 -------------  -------------
Due in one year or less........................................  $  18,000,000  $  18,005,000
Due after one year through five years..........................      6,000,000      5,997,000
Due after five years through ten years.........................             --             --
Due after 10 years.............................................        882,000        882,000
                                                                 -------------  -------------
    Total......................................................  $  24,882,000  $  24,884,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    U.S. government agency securities of $882,000 at December 31, 1998 represent preferred stock of the Federal Home Loan Bank (FHLB), which has no maturity date.

3.  LOANS AND LEASES, NET

    The Bank's loans, commitments, and standby letters of credit have been granted to customers primarily in the Inland Empire area of Southern California. Prevailing economic conditions, including real estate values and other factors may affect certain borrowers' ability to repay loans. Although management believes the level of allowance for loan and lease losses is adequate to absorb losses inherent in the loan portfolio, declines in the local economy and/or

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

3.  LOANS AND LEASES, NET (CONTINUED)
increases in the interest rate charged on adjustable rate loans may result in increasing loan and other real estate owned losses that cannot be reasonably estimated at December 31, 1998. The most significant category of collateral is real estate, principally commercial and industrial income-producing properties. At December 31, 1998, the Bank's loan portfolio included approximately $27,635,000 of fixed rate loans. The loan and lease portfolio consisted of the following at December 31, 1998 and 1997:

                                                                    1998            1997
                                                               --------------  --------------
Commercial...................................................  $   10,016,000  $   10,033,000
Real Estate..................................................     197,189,000     181,524,000
Installment..................................................       1,002,000       1,065,000
Lease finance receivables....................................              --              --
All other loans (including overdrafts).......................         391,000         411,000
                                                               --------------  --------------
                                                                  208,598,000     193,033,000
Deferred loan origination fees, net..........................        (796,000)       (746,000)
                                                               --------------  --------------
                                                                  207,802,000     192,287,000
Allowance for loan and lease losses..........................      (2,232,000)     (2,116,000)
                                                               --------------  --------------
    Total Loans and Leases, net..............................  $  205,570,000  $  190,171,000
                                                               --------------  --------------
                                                               --------------  --------------

    Non-accruing loans totaled approximately $1,578,000 and $2,902,000 at December 31, 1998 and 1997, respectively. Interest income that would have been recognized on non-accrual loans if they had performed in accordance with the terms of the loans was approximately $277,000, $391,000 and $302,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, respectively, the Bank had an insignificant amount of loans past due 90 days or more in interest or principal and still accruing interest.

    At December 31, 1998 and 1997, loans that were considered impaired totaled $3,312,000 and $4,708,000, respectively, all of which had a related allowance for loan and lease loss aggregating $287,000 and $402,000, respectively. Impaired loans amounting to $1,578,000 and $2,902,000 were on a non-accruing basis at December 31, 1998 and 1997, respectively. Substantially all of the impaired loans were collateral dependent and were measured using the fair value of the collateral. For the years ended December 31, 1998, 1997 and 1996, the Bank recognized interest income on these impaired loans of $115,000, $390,000 and $159,000, respectively. The average outstanding principal balance of impaired loans was $4,010,000, $4,770,000 and $4,585,000 during 1998, 1997 and
1996, respectively.

    From time to time, the Bank has originated first and second mortgages for resale on the secondary market to Federal Home Loan Mortgage Corporation (FHLMC), and Federal National Mortgage Association (FNMA). Any gains or losses on the sales of these loans are recognized at the time of sale. The Bank retains servicing rights to these loans. Servicing arrangements provide for the Bank to maintain all records related to the servicing agreement,

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

3.  LOANS AND LEASES, NET (CONTINUED)
to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activities necessary to the mortgage servicing function. The Bank receives as compensation a servicing fee based on the principal balance of the outstanding loans. Servicing fee income amounted to approximately $57,000 during 1998, $92,000 during 1997, and $108,000 during 1996. The total unpaid principal balance of the mortgage servicing portfolio amounted to approximately $18,333,000 and $23,617,000 at December 31, 1998 and 1997, respectively.

    The Bank has pledged certain qualifying residential loans amounting to $0 and $5,794,000 at December 31, 1998 and 1997, respectively, to secure public deposits, as required by state law.

    The activity in the allowance for loan and lease losses is summarized as follows:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Balance at Beginning of Year........................  $  2,116,000  $  2,241,000  $  2,135,000
Recoveries on loans previously charged off..........       298,000        76,000        20,000
Loans charged off...................................      (182,000)     (451,000)     (902,000)
Provision charged to operating expense..............            --       250,000       988,000
                                                      ------------  ------------  ------------
Balance at End of Year..............................  $  2,232,000  $  2,116,000  $  2,241,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    As part of its normal banking activities, the Bank has extended credit to certain directors and officers and the companies with which they are associated (related parties). All related party loans were current as to principal and interest as of December 31, 1998 and 1997. In management's opinion, these loans were made in the ordinary course of business at prevailing rates and terms. Total commitments for such loans amounted to $2,585,000 and $3,330,000 at December 31, 1998 and 1997, of which $237,000 and $425,000 were undisbursed, respectively. There were no new commitments on such loans, and expired loan commitments amounted to $160,000. Advances on existing commitments were $28,000 in 1998, with repayments of $585,000.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

4.  PREMISES AND EQUIPMENT

    Major classifications of premises and equipment are summarized as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Land..............................................................  $    211,000  $    211,000
Buildings.........................................................       985,000       983,000
Furniture and equipment...........................................     1,499,000     1,319,000
Leasehold improvements............................................       355,000       343,000
                                                                    ------------  ------------
                                                                       3,050,000     2,856,000
Less: Accumulated depreciation and amortization...................    (1,509,000)   (1,219,000)
                                                                    ------------  ------------
    Total.........................................................  $  1,541,000  $  1,637,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    The amount of depreciation and amortization included in operating expense was $299,000, $259,000, and $287,000 for the years ended December 31, 1998,
1997, and 1996, respectively.

    The Bank occupies its office premises under separate long-term, noncancellable leases which expire in various years through 2004. All leases are accounted for as operating leases. At December 31, 1998, future minimum lease commitments and future minimum sublease rental income under all noncancellable leases are as follows:

                                                                                     LEASE
                                                                                  COMMITMENTS
                                                                                 -------------
1999...........................................................................   $   355,000
2000...........................................................................       354,000
2001...........................................................................       312,000
2002...........................................................................       203,000
2003...........................................................................        95,000
Succeeding Years...............................................................         5,000
                                                                                 -------------
  Total........................................................................   $ 1,324,000
                                                                                 -------------
                                                                                 -------------

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

5.  INCOME TAXES

    The current and deferred amounts of the provisions for (benefit from) income taxes for the years ended December 31, 1998, 1997, and 1996 consisted of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Current:
  Federal...........................................  $  1,320,000  $  1,106,000  $  1,059,000
  State.............................................       516,000       378,000       357,000
                                                      ------------  ------------  ------------
    Total...........................................     1,836,000     1,484,000     1,416,000
                                                      ------------  ------------  ------------
Deferred:
  Federal...........................................       197,000       353,000      (311,000)
  State.............................................         2,000       160,000       (96,000)
                                                      ------------  ------------  ------------
    Total...........................................       199,000       513,000      (407,000)
                                                      ------------  ------------  ------------
                                                      $  2,035,000  $  1,997,000  $  1,009,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Deferred taxes arise from temporary differences between income reported for financial reporting purposes and that reported for federal and state income tax purposes. The tax effects of the principal temporary differences resulting in deferred taxes were:

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                             1998        1997        1996
                                                          ----------  ----------  -----------
Expenses reported on a different basis for tax
  purposes..............................................  $  231,000  $  443,000  $  (342,000)
Depreciation computed differently on tax returns than
  for financial statements..............................     (16,000)     (3,000)     (18,000)
Deferred compensation...................................     (16,000)    (12,000)     (13,000)
Provision for loan and lease losses deducted in tax
  return over (under) amount charged for financial
  statement purposes....................................           0      85,000      (34,000)
                                                          ----------  ----------  -----------
                                                          $  199,000  $  513,000  $  (407,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

5.  INCOME TAXES (CONTINUED)
    Total tax expense differed from the amount computed using the federal statutory rate as follows:

                                                   1998                       1997                       1996
                                         -------------------------  -------------------------  -------------------------
                                                       PERCENT OF                 PERCENT OF                 PERCENT OF
                                                         PRETAX                     PRETAX                     PRETAX
                                            AMOUNT       INCOME        AMOUNT       INCOME        AMOUNT       INCOME
                                         ------------  -----------  ------------  -----------  ------------  -----------
Tax expense at federal statutory
  rate.................................  $  1,652,000        34.0%  $  1,632,000        34.0%  $    810,000        34.0%
State income tax, net of federal tax
  benefit..............................       342,000         7.0        355,000         7.4        172,000         7.2
Tax exempt interest....................             0         0.0         (1,000)       (0.0)        (4,000)       (0.2)
Other..................................        41,000         0.9         11,000         0.2         31,000         1.4
                                         ------------         ---   ------------         ---   ------------         ---
  Total................................  $  2,035,000        41.9%  $  1,997,000        41.6%  $  1,009,000        42.4%
                                         ------------         ---   ------------         ---   ------------         ---
                                         ------------         ---   ------------         ---   ------------         ---

    At December 31, 1998 and 1997, the components of the net deferred tax asset which is included in other assets on the accompanying consolidated balance sheets were as follows:

                                                                         1998         1997
                                                                      ----------  ------------
Allowance for loan and lease losses.................................  $  590,000  $    590,000
Deferred compensation...............................................     245,000       229,000
Other real estate owned.............................................           0        13,000
State income tax....................................................     175,000       128,000
Depreciation........................................................      53,000        37,000
Other...............................................................    (157,000)      108,000
                                                                      ----------  ------------
  Total.............................................................  $  906,000  $  1,105,000
                                                                      ----------  ------------
                                                                      ----------  ------------

6.  COMMITMENTS AND CONTINGENCIES

    In order to meet the financing needs of its customers in the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank does not enter into any interest rate swaps or caps, or forward or future contracts.

    The nature of the off-balance sheet risk inherent in these instruments is the possibility of accounting losses resulting from (1) the failure of another party to perform according to the

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) terms of a contract that would cause a draw on a standby letter of credit, or
(2) changes in market rates of interest for those few commitments and undisbursed loans which have fixed rates of interest. To minimize this risk, the Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The decision as to whether collateral should be required is based on the circumstances of each specific commitment or conditional obligation.

    To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1998, the Bank had commitments to extend credit of approximately $9,752,000 and obligations under standby letters of credit of approximately $1,116,000. Management does not believe there will be any material losses as a result of these letters of credit and loan commitments.

    At December 31, 1998, the Bank has available a borrowing line of credit with the FHLB in the amount of $14,163,000 using previously approved residential and commercial real estate mortgage loans totaling $21,253,000 to secure the line of credit. There was no utilization of this line of credit during 1998.

    The Bank has available reverse repurchase lines of credit with two broker/dealers aggregating $30,000,000 at December 31, 1998. These lines are subject to normal terms for such arrangements. There was no utilization of these lines during 1998. At December 31, 1998, investment securities with a market value of approximately $14,000,000 were available for these reverse repurchase lines of credit.

    The Bank is required to maintain reserve balances with the Federal Reserve Bank. The amounts of these reserve balances at December 31, 1998 and 1997 were $692,000 and $721,000, respectively.

    In April 1997, litigation relating to the acquisition of Inland Savings and Loan (Inland) was filed against the Bank and certain of its directors alleging improper adjustments to the value of the Bank's Preferred stock (see Note 9). The named plaintiffs have sued on behalf of a class consisting of former owners of the Bank's Preferred stock. The action alleges breach of contract and breach of fiduciary duty and seeks compensatory damages in excess of $2 million together with punitive damages. The Bank contends that these allegations are without merit, and intends to vigorously defend against these claims. Any potential losses to the Bank as a result of this action are not reasonably estimable, and accordingly no reserve for loss has been established in the accompanying consolidated financial statements. Any losses which might be suffered by the Bank related to this proceeding could impact the Bank's future profitability.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In addition, the Bank is a defendant in various legal proceedings resulting from normal banking business. In the opinion of management and the Bank's legal counsel, the disposition of such litigation will not have a material effect on the Bank's consolidated financial condition or results of operations.

7.  STOCK OPTION PLAN

    In January 1987, the former Hemet Bancorp established a stock option plan (the 1987 Plan) which was assumed by the Bank that provides for the granting of incentive and nonqualified stock options to certain full-time salaried officers and management level employees. Additionally, in June 1994, the Bank established a second stock option plan (the 1994 Plan) which authorized the issuance of 75,000 shares, of which 31,000 shares were granted in 1994 and 21,000 shares were granted in 1997 to various officers of the Bank. As of December 31, 1998, there were no shares of common stock granted under the 1987 Plan. At December 31, 1998, 27,000 shares of common stock were reserved for grant under the 1994 Plan which includes 4,000 shares forfeited during 1996. The stock options are exercisable at a price equal to market value on the date of grant. Options expire not more than ten years after the date of grant. Options are exercisable at 20% of the options outstanding per year. Transactions for the three years ended December 31, 1998, are as follows:

                                                                                 WEIGHTED
                                                                                  AVERAGE
                                                                   OPTIONS    EXERCISE PRICE
                                                                 OUTSTANDING     PER SHARE
                                                                 -----------  ---------------
Balance, December 31, 1995.....................................      89,938      $    9.00
  Options exercised (1987 Plan)................................     (58,938)     $    7.51
  Options exercised (1994 Plan)................................      (1,032)     $   12.00
  Options forfeited (1994 Plan)................................      (4,000)     $   12.00
  Options granted..............................................          --
                                                                 -----------
Balance, December 31, 1996.....................................      25,968      $   12.00
  Options exercised............................................          --
  Options granted (1994 Plan)..................................      21,000      $   22.50
                                                                 -----------
Balance, December 31, 1997.....................................      46,968      $   16.69
  Options exercised............................................          --
  Options granted (1994 Plan)..................................          --
                                                                 -----------
Balance, December 31, 1998.....................................      46,968      $   16.69
                                                                 -----------
                                                                 -----------
Exercisable at December 31, 1998...............................      24,968      $   13.77
                                                                 -----------
                                                                 -----------

    The Bank accounts for options according to Accounting Principles Board Opinion No. 25, under which no compensation cost is recognized. The Bank's pro forma net income and diluted earnings per share assuming the Bank recorded compensation cost in 1998 and 1997 for the options granted in 1997 in accordance with SFAS No. 123 would not have a material

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

7.  STOCK OPTION PLAN (CONTINUED)
effect on the Bank's consolidated results of operations. Pro forma disclosures are not presented for 1996 because there were no options granted during that year. Because the method of accounting required under SFAS No. 123 is not applicable for options granted prior to January 1, 1996, the pro forma impact of compensation costs on net income and diluted earnings per share as presented above may not be representative of the impact which could be realized in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997: risk-free interest rate of 6.25%, dividend yield of 6%, expected life of 5 years, and expected volatility of 25%.

8.  OTHER EXPENSES

    The following is a breakdown of other expenses for the years ended December 31, 1998, 1997 and 1996:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Data processing and other outside services..........  $    326,000  $    363,000  $    357,000
Deposit insurance assessments.......................        84,000        87,000       191,000
Special SAIF assessment.............................            --            --       402,000
Professional fees...................................       418,000       383,000       318,000
Office supplies, postage and telephone..............       488,000       435,000       433,000
Other...............................................       720,000       670,000       596,000
                                                      ------------  ------------  ------------
  Total.............................................  $  2,036,000  $  1,938,000  $  2,297,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

9.  BUSINESS COMBINATIONS

    On October 16, 1992, the Bank acquired Inland Savings and Loan Association and subsidiaries in a business combination accounted for as a purchase under Accounting Principles Board Opinion No. 16. Inland Savings and Loan was primarily engaged in banking services. The shareholders of Inland Savings and Loan received .31474 shares of the Bank's Series 'C' Preferred stock (the Preferred stock) and .31474 shares of the Bank's common stock, for each share of Inland Savings and Loan stock. The Preferred stock had cumulative dividends of 5% per annum of the stock's stated value, payable semi-annually on the 15th of March and September each year. The stated value of the Preferred stock represented the original book value of the stock, less certain charges against that value, as defined and provided for in the purchase agreement and as detailed below. Charges against the stated value of the Preferred stock subsequent to 1992 represented period costs that were charged to operations as incurred and that were subsequently charged against the stated value of Preferred stock through an equity transfer from Preferred stock to retained earnings.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

9.  BUSINESS COMBINATIONS (CONTINUED)
    Voting rights for the Preferred stock equaled 1/10 of a share of the Bank's common stock. The Preferred stock was automatically converted to the Bank's common stock on September 15, 1995 using a ratio of the Preferred stock's stated value to the Bank's adjusted net book value, as defined in the purchase agreement. The number of shares of common stock delivered upon the automatic conversion of Preferred stock was equal to .1542 shares of common stock for each share of Preferred stock for a total of 20,804 shares of common stock. In November 1996, an amendment to the conversion resulted in the issuance of an additional 6,533 in common shares, an increase in the stated value by $147,000 (principally related to the reversal of tax assessments), and a revised exchange ratio of .2027 shares of common stock for each share of Preferred stock. See
Note 6 for a discussion of litigation regarding adjustments to the value of the Preferred stock.

    As a result of the mark-to-market analysis of the Inland Savings and Loan purchase, various asset and liability accounts were adjusted to appropriate market values. The significant valuations were in the areas of loans, other real estate owned, Bank premises, time deposits, other borrowings, and a core deposit intangible. Amortization of each of the mark-to-market valuation accounts is taken over their expected useful lives, as estimated in the original mark to market analysis. The Bank periodically reviews the estimated useful lives of the mark-to-market assets and liabilities and makes adjustments as necessary.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates of financial instruments for both assets and liabilities are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    The Bank intends to hold the majority of its assets and liabilities to their stated maturities. Thus, management does not believe that the bulk sale concepts applied to certain problem loans for purposes of measuring the impact of credit risk on fair values of said assets is reasonable to the operations of the Bank and does not fairly present the values realizable over the long term on assets that will be retained by the Bank. Therefore, the Bank does not intend to realize any significant differences between carrying value and fair value through sale or other disposition. No attempt should be made to adjust stockholders' equity to reflect the following fair value disclosures as management believes them to be inconsistent with the philosophies and operations of the Bank.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    In addition, the fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the branch network, deferred tax assets, other real estate owned, and premises and equipment.

    The following methods and assumptions were used to estimate the fair value of financial instruments.

INVESTMENT SECURITIES

    For U.S. government agency securities, fair values are based on market prices. For other investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

    The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

DEPOSITS

    The fair value of demand deposits, savings deposits, and money market deposits are defined as the amounts payable on demand at year end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

    The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of these unrecorded financial instruments is not material to the Bank's financial position or fair value disclosures at December 31, 1998 and 1997 (see Note 6).

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of the Bank's financial instruments are as follows:

                                                               CARRYING VALUE    FAIR VALUE
                                                               --------------  --------------
DECEMBER 31, 1998
Financial Assets
  Cash and cash equivalents..................................  $   16,996,000  $   16,996,000
  Investment securities......................................      24,882,000      24,884,000
  Loans and leases, net......................................     205,570,000     207,369,000
Financial Liabilities
  Deposits...................................................     230,385,000     231,000,000

DECEMBER 31, 1997
Financial Assets
  Cash and cash equivalents..................................  $   19,521,000  $   19,521,000
  Investment securities......................................      24,833,000      24,842,000
  Loans and leases, net......................................     190,171,000     190,176,000
Financial Liabilities
  Deposits...................................................     219,211,000     219,283,000

11.  REGULATORY MATTERS

    Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank is required to maintain certain minimum capital levels in relation to Bank assets. Under regulations, banks are categorized as critically undercapitalized, significantly undercapitalized, undercapitalized, adequately capitalized and well capitalized. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. According to regulatory guidelines, the Bank is considered well capitalized as measured using a leverage ratio, as well as based on risk-weighting assets.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

11.  REGULATORY MATTERS (CONTINUED)
    A comparison of the Bank's actual regulatory capital with minimum requirements for adequately capitalized and well capitalized banks, as defined by regulation, is shown below.

                                                                       TO BE ADEQUATELY
                                                  ACTUAL                 CAPITALIZED          TO BE WELL CAPITALIZED
                                         ------------------------  ------------------------  ------------------------
                                            AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                         -------------  ---------  -------------  ---------  -------------  ---------
AS OF DECEMBER 31, 1998

Tier 1 Risk-Based Capital (To Risk
  Weighted Assets).....................  $  21,024,000      9.99%  $   8,413,000       4.0%  $  12,621,000       6.0%

Total Risk-Based Capital (To Risk
  Weighted Assets).....................  $  23,257,000     11.06%  $  16,827,000       8.0%  $  21,036,000      10.0%

Tier 1 Capital (To Average Assets).....  $  21,024,000      8.31%  $  10,115,000       4.0%  $  12,645,000       5.0%

AS OF DECEMBER 31, 1997

Tier 1 Risk-Based Capital (To Risk
  Weighted Assets).....................  $  20,228,000     10.43%  $   7,753,000       4.0%  $  11,630,000       6.0%

Total Risk-Based Capital (To Risk
  Weighted Assets).....................  $  22,344,000     11.53%  $  15,507,000       8.0%  $  19,384,000      10.0%

Tier 1 Capital (To Average Assets).....  $  20,228,000      8.53%  $   9,486,000       4.0%  $  11,858,000       5.0%


12.  SUBSEQUENT EVENTS (UNAUDITED)


A. The accompanying unaudited consolidated financial statements include the accounts of The Bank of Hemet and its wholly-owned subsidiary, BankLink Corporation, and gives effect to all adjustments (which are normal recurring accruals) necessary in the opinion of management to present fairly the financial statements for the interim periods presented. All significant intercompany balances and transactions have been eliminated. The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and may be subject to year-end adjustments, which, in the opinion of management, are necessary for a fair statement of the results of the interim periods.

B. On January 5, 1999, the Bank announced the signing of a revised definitive agreement with Pacific Community Banking Group ("PCBG") for the acquisition by PCBG of the Bank. The agreement provides for total consideration of $51.00 per share, as well as one PCBG warrant per share, upon consummation of the acquisition. The warrant will allow the holder to purchase one share of PCBG common stock during a ten-year period at an exercise price 22% above the initial public offering price of PCBG common stock. The price to be paid to each of the Bank's shareholders may be increased in accordance with

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996


12.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    a formula related to the aggregate net proceeds to be received by PCBG in the underwritten initial public offering. The consummation of the acquisition is subject to certain conditions including continuation of the Bank's operating results, regulatory and shareholder approval and certain other conditions. The acquisition is also subject to the successful completion of an underwritten initial public offering by PCBG whereby the proceeds of such offering will be used to make the cash payment to selling shareholders of the Bank and to purchase the outstanding shares of Valley Bank in Moreno Valley, California. The values allocated to the assets and liabilities of the Bank could be different than those included in these consolidated financial statements.

C. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. The actual number of shares outstanding at March 31, 1999 was 844,252. The number of shares used in the calculation of basic earnings per share was 844,252 for the three months ended March 31, 1999, and 844,252 for the three months ended March 31, 1998. The number of shares used in the calculation of diluted earnings per share was 871,364 for the three months ended March 31, 1999, and 871,548 for the three months ended March 31, 1998.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Valley Bank
Moreno Valley, California

    We have audited the accompanying balance sheets of Valley Bank as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

McGLADREY & PULLEN, LLP

San Bernardino, California
January 15, 1999

                                  VALLEY BANK

                                 BALANCE SHEETS

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


                                                                                         1998           1997
                                                                        MARCH 31,    -------------  -------------
                                                                          1999
                                                                      -------------
                                                                       (UNAUDITED)
                                              ASSETS

Cash and due from banks.............................................  $   6,111,000  $   6,485,000  $   5,487,000
Federal funds sold..................................................      8,899,000     13,780,000      4,800,000
Held-to-maturity securities, fair value of 1999 $24,084,000; 1998
  $15,642,000; 1997 $13,920,000 (Note 2)............................     24,077,000     15,585,000     13,856,000
Loans, net of allowance for loan losses of 1999 $1,115,000; 1998
  $1,118,000; 1997 $1,058,000 (Notes 3, 4 and 10)...................     41,334,000     41,437,000     44,202,000
Loans held for sale (Note 3)........................................        400,000        594,000             --
Bank premises and equipment, net (Note 5)...........................      2,126,000      2,158,000      2,160,000
Other real estate owned.............................................      1,611,000      1,749,000      1,711,000
Accrued interest receivable.........................................        555,000        611,000        561,000
Cash surrender value of life insurance (Note 9).....................        712,000        712,000        661,000
Deferred tax assets (Note 7)........................................        730,000        730,000        642,000
Other assets........................................................        944,000        868,000        486,000
                                                                      -------------  -------------  -------------
      TOTAL ASSETS..................................................  $  87,499,000  $  84,709,000  $  74,566,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits (Notes 2 and 6):
    Noninterest-bearing demand......................................  $  20,319,000  $  20,061,000  $  17,517,000
    Interest bearing:
      Demand........................................................     29,143,000     27,618,000     23,964,000
      Savings.......................................................     11,752,000     11,610,000     11,268,000
      Other time....................................................     17,216,000     16,450,000     13,490,000
                                                                      -------------  -------------  -------------
      TOTAL DEPOSITS................................................     78,430,000     75,739,000     66,239,000
  Accrued interest payable and other liabilities (Note 9)...........        182,000        238,000        456,000
  ESOP bank notes payable (Note 9)..................................        448,000        478,000        579,000
                                                                      -------------  -------------  -------------
      TOTAL LIABILITIES.............................................     79,060,000     76,455,000     67,274,000
                                                                      -------------  -------------  -------------
Commitments and Contingencies (Notes 8, 9 and 15)

Stockholders' Equity (Notes 9, 11 and 12)
  Common stock, $5 par value; 2,400,000 shares authorized; issued
    and outstanding 1,171,906 shares................................      5,860,000      5,860,000      5,860,000
  Surplus...........................................................        169,000        142,000         77,000
  Retained earnings.................................................      2,815,000      2,684,000      1,895,000
                                                                      -------------  -------------  -------------
                                                                          8,844,000      8,686,000      7,832,000
  Less unearned ESOP shares 1999 82,308; 1998 87,794; 1997
    109,410.........................................................        405,000        432,000        540,000
                                                                      -------------  -------------  -------------
      TOTAL STOCKHOLDERS' EQUITY....................................      8,439,000      8,254,000      7,292,000
                                                                      -------------  -------------  -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $  87,499,000  $  84,709,000  $  74,566,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


                       See Notes to Financial Statements.

                                  VALLEY BANK

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
               AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                              THREE MONTHS ENDED MARCH
                                                        31,
                                             --------------------------
                                                    (UNAUDITED)
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
Interest income on:
  Loans....................................  $  1,035,000  $  1,259,000  $  4,959,000  $  4,784,000  $  4,266,000
  Securities, taxable......................       267,000       190,000       724,000       764,000       703,000
  Securities, nontaxable...................         8,000        15,000        54,000        76,000       100,000
  Federal funds sold.......................       112,000        95,000       444,000       354,000       269,000
                                             ------------  ------------  ------------  ------------  ------------
    TOTAL INTEREST INCOME..................     1,422,000     1,559,000     6,181,000     5,978,000     5,338,000
                                             ------------  ------------  ------------  ------------  ------------
Interest expense on:
  Deposits.................................       355,000       328,000     1,387,000     1,227,000     1,109,000
  Other borrowings.........................        11,000        14,000        51,000        55,000        10,000
                                             ------------  ------------  ------------  ------------  ------------
                                                  366,000       342,000     1,438,000     1,282,000     1,119,000
                                             ------------  ------------  ------------  ------------  ------------
    Net interest income before provision
      for loan losses......................     1,056,000     1,217,000     4,743,000     4,696,000     4,219,000
Provision for loan losses (Note 4).........        90,000       150,000       200,000       980,000       360,000
                                             ------------  ------------  ------------  ------------  ------------
    NET INTEREST INCOME AFTER PROVISION FOR
      LOAN LOSSES..........................       966,000     1,067,000     4,543,000     3,716,000     3,859,000
                                             ------------  ------------  ------------  ------------  ------------
Other income:
  Service charges and other fees...........       438,000       433,000     1,714,000     1,858,000     1,657,000
  Gain on sale of loans....................       220,000            --     1,057,000       772,000       375,000
  Other....................................        54,000        26,000       144,000        89,000       103,000
                                             ------------  ------------  ------------  ------------  ------------
                                                  712,000       459,000     2,915,000     2,719,000     2,135,000
                                             ------------  ------------  ------------  ------------  ------------
Other expenses:
  Salaries, wages and employee benefits
    (Note 9)...............................       831,000       743,000     3,272,000     3,019,000     2,639,000
  Furniture and equipment..................       112,000       109,000       441,000       426,000       452,000
  Occupancy and expenses (Note 8)..........       106,000       111,000       480,000       476,000       451,000
  Other real estate........................        26,000        49,000        41,000       294,000       401,000
  Legal and professional services..........       166,000       208,000       892,000       558,000       560,000
  Telephone and postage....................        57,000        51,000       214,000       199,000       183,000
  Office supplies..........................        32,000        40,000       114,000       139,000       164,000
  Other....................................       122,000       242,000       631,000       526,000       361,000
                                             ------------  ------------  ------------  ------------  ------------
                                                1,452,000     1,553,000     6,085,000     5,637,000     5,211,000
                                             ------------  ------------  ------------  ------------  ------------
    Income (loss) before income taxes......       226,000       (27,000)    1,373,000       798,000       783,000
Income tax expense (Note 7)................        95,000       (18,000)      584,000       242,000       329,000
                                             ------------  ------------  ------------  ------------  ------------
    NET INCOME (LOSS)......................  $    131,000  $     (9,000) $    789,000  $    556,000  $    454,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Basic earnings (loss) per share............  $       0.12  $      (0.01) $       0.73  $       0.53  $       0.41
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Diluted earnings (loss) per share..........  $       0.12  $      (0.01) $       0.65  $       0.51  $       0.41
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                       See Notes to Financial Statements

                                  VALLEY BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                     AND THREE MONTHS ENDED MARCH 31, 1999

                                         COMMON STOCK                                   UNEARNED
                                   ------------------------                RETAINED    ESOP SHARES
                                     SHARES     PAR VALUE     SURPLUS      EARNINGS     (NOTE 9)       TOTAL
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1995.......   1,108,701  $  5,544,000  $       --  $  1,218,000  $        --  $  6,762,000
  Net income.....................          --            --          --       454,000           --       454,000
  Issuance of ESOP notes
    payable......................          --            --          --            --     (327,000)     (327,000)
  ESOP shares committed to be
    released.....................          --            --       3,000            --       10,000        13,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1996.......   1,108,701     5,544,000       3,000     1,672,000     (317,000)    6,902,000
  Net income.....................          --            --          --       556,000           --       556,000
  Stock dividend declared........      55,333       277,000      55,000      (332,000)          --            --
  Cash paid in lieu of fractional
    shares.......................          --            --          --        (1,000)          --        (1,000)
  Issuance of ESOP notes
    payable......................          --            --          --            --     (278,000)     (278,000)
  ESOP shares committed to be
    released.....................          --            --      16,000            --       55,000        71,000
  Stock options exercised........       7,872        39,000       3,000            --           --        42,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1997.......   1,171,906     5,860,000      77,000     1,895,000     (540,000)    7,292,000
  Net income.....................          --            --          --       789,000           --       789,000
  ESOP shares committed to be
    released.....................          --            --      65,000            --      108,000       173,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1998.......   1,171,906  $  5,860,000  $  142,000  $  2,684,000  $  (432,000) $  8,254,000
  Net income (unaudited).........          --            --          --       131,000           --       131,000
  ESOP shares committed to be
    released.....................          --            --      27,000            --       27,000        54,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance March 31, 1999
  (unaudited)....................   1,171,906  $  5,860,000  $  169,000  $  2,815,000  $  (405,000) $  8,439,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
                                   ----------  ------------  ----------  ------------  -----------  ------------

                       See Notes to Financial Statements.

                                  VALLEY BANK

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    AND THE THREE MONTHS ENDED 1999 AND 1998

                                                        THREE MONTHS ENDED MARCH
                                                                  31,
                                                        ------------------------
                                                              (UNAUDITED)
                                                           1999         1998         1998        1997         1996
                                                        -----------  -----------  ----------  -----------  ----------
Cash Flows from Operating Activities
  Net income..........................................  $   131,000  $    (9,000) $  789,000  $   556,000  $  454,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.....................       85,000       73,000     320,000      325,000     378,000
    Provision for loan losses.........................       90,000      150,000     200,000      980,000     360,000
    Net amortization and accretion of bond premiums
      and discounts...................................        8,000        8,000     (38,000)       6,000     125,000
    Amortization of deferred gain on SBA loan sales...      (65,000)     (12,000)   (127,000)     (69,000)    (47,000)
    Write-down of other real estate owned.............           --           --      58,000       64,000     119,000
    Change in deferred taxes..........................           --           --     (88,000)    (346,000)   (143,000)
    ESOP shares committed to be released..............       27,000        1,000     173,000       71,000      13,000
    Proceeds from sale of loans held for sale.........    2,779,000           --  14,626,000   12,059,000   7,725,000
    Origination/transfer of loans held for sale.......   (2,302,000)  (3,147,000) (13,851,000) (10,111,000) (7,532,000)
    Loss on sale of bank premises and equipment.......           --           --      26,000           --          --
    (Gain) on sale of loans held for sale.............     (220,000)          --  (1,057,000)    (772,000)   (375,000)
    (Gain) loss on sale of other real estate owned....           --           --       8,000       (2,000)    244,000
    (Increase) in interest receivable and other
      assets..........................................      120,000     (146,000)   (510,000)    (327,000)   (193,000)
    Increase (decrease) in accrued interest and other
      liabilities.....................................      (27,000)     116,000    (218,000)     (98,000)    328,000
                                                        -----------  -----------  ----------  -----------  ----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.......      624,000   (2,966,000)    311,000    2,336,000   1,456,000
                                                        -----------  -----------  ----------  -----------  ----------
Cash Flows from Investing Activities
  Purchase of securities held to maturity.............  (30,000,000)  (2,500,000) (14,000,000)  (6,500,000) (5,500,000)
  Proceeds from maturities of securities held to
    maturity..........................................   21,500,000    2,946,000  12,309,000    5,566,000   7,550,000
  Change in loans made to customers, net..............       13,000     (325,000)  1,748,000   (4,971,000)   (695,000)
  Purchase of residential lot loans...................           --           --  (6,988,000)          --          --
  Net (increase) decrease in federal funds sold.......    4,881,000   (1,446,000) (8,980,000)     524,000    (222,000)
  Proceeds from sale of bank premises and equipment...           --           --       5,000           --      56,000
  Proceeds from sale of other real estate owned.......           --           --     555,000      277,000     156,000
  Purchases of bank premises and equipment............      (53,000)     (72,000)   (349,000)    (249,000)   (249,000)
                                                        -----------  -----------  ----------  -----------  ----------
      NET CASH (USED IN) INVESTING ACTIVITIES.........   (3,659,000)  (1,397,000) (8,712,000)  (5,353,000) (5,892,000)
                                                        -----------  -----------  ----------  -----------  ----------
Cash Flows from Financing Activities
  Net increase in deposits............................    2,691,000    4,739,000   9,500,000    2,953,000   4,285,000
  Dividends paid......................................           --           --          --       (1,000)         --
  Exercise of stock options...........................           --           --          --       42,000          --
  Principal payments on ESOP bank note payable........      (30,000)     (16,000)   (101,000)     (26,000)         --
                                                        -----------  -----------  ----------  -----------  ----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.......    2,661,000    4,723,000   9,399,000    2,968,000   4,285,000
                                                        -----------  -----------  ----------  -----------  ----------
      INCREASE (DECREASE) IN CASH AND DUE FROM
        BANKS.........................................     (374,000)     360,000     998,000      (49,000)   (151,000)
Cash and Due from Banks
  Beginning...........................................    6,485,000    5,487,000   5,487,000    5,536,000   5,687,000
                                                        -----------  -----------  ----------  -----------  ----------
  Ending..............................................  $ 6,111,000  $ 5,847,000  $6,485,000  $ 5,487,000  $5,536,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
Supplemental disclosures of cash flow information:
  Cash payments for:
    Interest..........................................  $   372,000  $   342,000  $1,382,000  $ 1,222,000  $1,104,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
    Income taxes paid.................................  $        --  $        --  $1,037,000  $   416,000  $  323,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
Supplemental schedule of noncash investing and
  financing activities:
  Issuance of ESOP notes payable to purchase Bank
    stock.............................................  $        --  $        --  $       --  $   278,000  $  327,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
  Other real estate acquired in settlement of loans...  $        --  $        --  $  710,000  $   906,000  $  108,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
  Loans acquired in exchange for other real estate
    owned.............................................  $        --  $        --  $   50,000  $        --  $1,000,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
  Stock dividend declared.............................  $        --  $        --  $       --  $   332,000  $       --
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------

                       See Notes to Financial Statements

                                  VALLEY BANK

                         NOTES TO FINANCIAL STATEMENTS

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Valley Bank (the Bank) provides a full range of banking services to its commercial and consumer customers through seven branches located in the Inland Empire and the low desert areas of Southern California and a lending office located in Portland, Oregon.

    The Bank grants commercial, residential and consumer loans to customers, substantially all of whom are middle-market businesses or residents. The Bank's business is concentrated in the Inland Empire, the low desert area of Southern California and Portland, Oregon. The loan portfolio includes significant credit exposure to the real estate industry (commercial and residential) of these areas. As of December 31, 1998, real estate-related loans accounted for approximately 69% of total loans. Substantially all of these loans are secured by first liens with an initial loan-to-value ratio of generally not more than 70%. Less than 10% of commercial loans are unsecured. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank's policy requires that collateral be obtained on substantially all loans. Such collateral is primarily first trust deeds on property.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

    For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from loans originated by the Bank, deposits and federal funds sold are reported net.

    The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

    The Bank is required to maintain reserve balances in cash or on deposit with Federal Reserve Banks. The total of those reserve balances was approximately $1,351,000 and $1,197,000 as of December 31, 1998 and 1997, respectively.

SECURITIES HELD TO MATURITY

    Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for amortization of premiums and accretion of discount, computed by the interest method over their contractual lives.

    The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

LOANS

    Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for loan losses.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

    While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC) and California Department of Financial Institutions, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

    A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

INTEREST AND FEES ON LOANS

    Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

SALE OF LOANS

    The Bank sells the guaranteed and unguaranteed portion of Small Business Administration (SBA) loans in the secondary market to provide funds for additional lending and to generate servicing income. Under such agreements, the Bank continues to service the loans and the buyer receives the principal collected together with interest. Loans held for sale are valued at the lower of cost or market value.

    The Bank has issued various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans for a period of 90 days after the date of sale as defined per the applicable sales agreement. The Bank experienced no losses during the years ended December 31, 1998 and 1996 regarding these representations and warranties. Reference should be made to Note 8 for losses incurred in 1997.

    The Bank serviced approximately $28,594,000 and $22,425,000 of loans for SBA as of December 31, 1998 and 1997, respectively, which are not included in the accompanying balance sheets (see Note 8).

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements.

OTHER REAL ESTATE OWNED

    Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the carrying amounts of the related loans or the estimated fair value of the properties less estimated costs of disposal. Any write-down to estimated fair value less cost to sell at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly by management and reduction of the carrying amounts to estimated fair value less estimated costs to

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dispose are recorded as necessary. Revenue and expense from the operations of OREO and changes in the valuation allowance are included in expenses.

INCOME TAXES

    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction at December 31, 1998 or 1997. The estimated fair value amounts for 1998 and 1997 have been measured as of year end, and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at year end.

    The information in Note 13 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank's assets.

    Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank's disclosures and those of other banks may not be meaningful.

    The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

    CASH

        The carrying amounts reported in the balance sheets for cash and due from banks and federal funds sold approximate their fair value.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SECURITIES

        Fair value for securities held to maturity is based on quoted market prices.

    LOANS

        For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair value is based on carrying value. At December 31, 1998 and 1997, variable rate loans comprised approximately 90% and 86%, respectively, of the loan portfolio. Fair value for all other loans is estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

    LOANS HELD FOR SALE

        Fair value is based on quoted market prices of similar loans sold on the secondary market.

    OFF-BALANCE-SHEET INSTRUMENTS

        Fair value for off-balance-sheet instruments (guarantees, letters of credit and lending commitments) is based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    DEPOSIT LIABILITIES

        Fair value disclosed for demand deposits equals their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair value for fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed rate certificates of deposit are not expected to be significant.

    ACCRUED INTEREST RECEIVABLE AND PAYABLE

        The fair value of both accrued interest receivable and payable approximates their carrying amounts.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ESOP BANK NOTES PAYABLE

        The fair value of the ESOP bank notes payable approximates their carrying amounts.

OTHER OFF-BALANCE-SHEET INSTRUMENTS

    In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

EARNINGS PER SHARE

    Components used in computing earnings per share (EPS) for the three months ended March 31, 1999 and 1998 and the years ended December 31 are as follows:

                                                                                         MARCH 31,
                                                          ------------------------------------------------------------------------
                                                                         1999                                 1998
                                                          -----------------------------------  -----------------------------------
                                                           INCOME      SHARES        PER-       INCOME      SHARES        PER-
                                                           (NUMER-    (DENOMI-       SHARE      (NUMER-    (DENOMI-       SHARE
                                                            ATOR)      NATOR)       AMOUNT       ATOR)      NATOR)       AMOUNT
                                                          ---------  -----------  -----------  ---------  -----------  -----------
BASIC EPS
Income available to common stockholders.................  $ 131,000   1,089,588    $    0.12   $  (9,000)  1,084,112    $   (0.01)
EFFECT OF DILUTIVE SECURITIES
Options.................................................         --      36,388                       --          --
                                                          ---------  -----------  -----------  ---------  -----------  -----------
DILUTED EPS
Income available to common stockholders + assumed
 conversions............................................  $ 131,000   1,125,976    $    0.12   $  (9,000)  1,084,112    $   (0.01)
                                                          ---------  -----------  -----------  ---------  -----------  -----------
                                                          ---------  -----------  -----------  ---------  -----------  -----------

                                            1998                                 1997                           1996
                             -----------------------------------  -----------------------------------  ----------------------
                              INCOME      SHARES        PER-       INCOME      SHARES        PER-       INCOME      SHARES
                              (NUMER-    (DENOMI-       SHARE      (NUMER-    (DENOMI-       SHARE      (NUMER-    (DENOMI-
                               ATOR)      NATOR)       AMOUNT       ATOR)      NATOR)       AMOUNT       ATOR)      NATOR)
                             ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
BASIC EPS
Income available to common
 stockholders..............  $ 789,000   1,084,112    $    0.73   $ 556,000   1,055,293    $    0.53   $ 454,000   1,094,211
EFFECT OF DILUTIVE
 SECURITIES
Options....................         --     129,740                       --      42,151                       --      23,543
                             ---------  -----------       -----   ---------  -----------  -----------  ---------  -----------
DILUTED EPS
Income available to common
 stockholders + assumed
 conversions...............  $ 789,000   1,213,852    $    0.65   $ 556,000   1,097,444    $    0.51   $ 454,000   1,117,754
                             ---------  -----------       -----   ---------  -----------  -----------  ---------  -----------
                             ---------  -----------       -----   ---------  -----------  -----------  ---------  -----------


                                PER-
                                SHARE
                               AMOUNT
                             -----------
BASIC EPS
Income available to common
 stockholders..............   $    0.41
EFFECT OF DILUTIVE
 SECURITIES
Options....................
                             -----------
DILUTED EPS
Income available to common
 stockholders + assumed
 conversions...............   $    0.41
                             -----------
                             -----------

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The average number of common shares outstanding excludes 87,794, 109,410 and 69,823 shares owned by the Employee Stock Ownership Plan (ESOP) that have not been committed to be released as of December 31, 1998, 1997 and 1996, respectively. See Note 9 for further information regarding the shares owned by the ESOP.

CURRENT ACCOUNTING DEVELOPMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for the year 2000 and is not expected to have a material impact on the financial statements of the Bank.

    In October 1998, the FASB issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE (AN AMENDMENT OF FASB STATEMENT NO. 65). This Statement establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. Statement No. 134 will be effective for the first fiscal quarter beginning after December 15, 1998. The Bank does not engage in mortgage banking activities.

RECLASSIFICATIONS

    Certain amounts in the prior year's financial statements and related footnote disclosures were reclassified to conform to the current year presentation, with no effect on net income or stockholders' equity.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The financial statements and notes related thereto as of March 31, 1999 and 1998 and for the three-month periods ended March 31, 1999 and 1998 are unaudited. In the opinion of management, the interim financial statements are prepared on a basis consistent with the Company's annual financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 2.  SECURITIES

    Carrying amounts and fair value of securities being held to maturity as of March 31, 1999 and December 31 are summarized as follows:

                                                                                      1999
                                                             ------------------------------------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury securities and obligations of other U.S.
  government corporations and agencies.....................  $  23,496,000   $      --    $  (9,000)  $  23,487,000
Municipal obligations......................................        581,000      16,000           --         597,000
                                                             -------------  -----------  -----------  -------------
                                                             $  24,077,000   $  16,000    $  (9,000)  $  24,084,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                                      1998
                                                             ------------------------------------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury securities and obligations of other U.S.
  government corporations and agencies.....................  $  15,004,000   $  39,000    $  (1,000)  $  15,042,000
Municipal obligations......................................        581,000      19,000           --         600,000
                                                             -------------  -----------  -----------  -------------
                                                             $  15,585,000   $  58,000    $  (1,000)  $  15,642,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                                      1997
                                                             ------------------------------------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury securities and obligations of other U.S.
  government corporations and agencies.....................  $  11,957,000   $  39,000    $  (4,000)  $  11,992,000
Mortgage-backed securities.................................        781,000       1,000           --         782,000
Municipal obligations......................................      1,118,000      37,000       (9,000)      1,146,000
                                                             -------------  -----------  -----------  -------------
                                                             $  13,856,000   $  77,000    $ (13,000)  $  13,920,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and fair value of investment securities as of March 31, 1999 by contractual maturities are shown below.

                                                                   AMORTIZED
                                                                     COST        FAIR VALUE
                                                                 -------------  -------------
Due in one year or less........................................  $  16,142,000  $  16,146,000
Due after one year through five years..........................      7,935,000      7,938,000
                                                                 -------------  -------------
                                                                 $  24,077,000  $  24,084,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    Securities being held to maturity with carrying amounts of $6,585,000 and $8,070,000 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits, repurchase agreements and for other purposes as required or permitted by law.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 3.  LOANS

    The composition of the Bank's loan portfolio as of March 31, 1999 and December 31, 1998 and 1997 is as follows:

                                                      1999           1998           1997
                                                  -------------  -------------  -------------
Real estate loans:
  Construction..................................  $   7,395,000  $   6,733,000  $   6,873,000
  Residential...................................      4,716,000      4,848,000      7,116,000
  Unimproved residential lots...................      4,476,000      4,898,000      6,369,000
  Commercial....................................     14,968,000     13,910,000     14,535,000
                                                  -------------  -------------  -------------
                                                     31,555,000     30,389,000     34,893,000

Commercial and industrial loans.................      2,031,000      2,653,000      1,746,000
Government guaranteed loans.....................      8,636,000      9,173,000      8,377,000
Loans to individuals............................        401,000        504,000        435,000
                                                  -------------  -------------  -------------
                                                     42,623,000     42,719,000     45,451,000

Deduct:
  Unearned net loan fees and discounts..........        174,000        164,000        191,000
  Allowance for loan losses.....................      1,115,000      1,118,000      1,058,000
                                                  -------------  -------------  -------------
                                                  $  41,334,000  $  41,437,000  $  44,202,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

IMPAIRED LOANS

    Information about impaired loans as of and for the years ended December 31 is as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Impaired loans for which there is a related allowance for loan losses..........................................................  $  3,934,000  $  1,763,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Related allowance for loan losses.................................  $    502,000  $    317,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Average balance (based on month-end balances).....................  $  2,644,000  $  1,447,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Interest income recognized........................................  $         --  $         --
                                                                    ------------  ------------
                                                                    ------------  ------------

    The Bank is not committed to lend additional funds to debtors whose loans have been modified due to an impairment.

    The Bank had nonaccrual loans of $4,827,000 and $3,227,000 as of December 31, 1998 and 1997, respectively. Interest income that would have been earned on such nonaccrual loans, had such loans performed according to their loan terms, would have been $424,000,

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 3.  LOANS (CONTINUED)
$147,000 and $307,000 in 1998, 1997 and 1996, respectively. Management estimates that certain nonaccrual loans, which are not classified as impaired, will ultimately be collected in full in accordance with the original terms.

LOANS HELD FOR SALE

    Information about loans held for sale as of and for the years ended December 31 is as follows:

                                                                     1998            1997
                                                                --------------  --------------
Balance, beginning............................................  $           --  $      670,000
  Loans transferred from loan portfolio.......................      13,851,000      10,111,000
  Loans sold..................................................     (13,257,000)    (10,781,000)
                                                                --------------  --------------
Balance, ending...............................................  $      594,000  $           --
                                                                --------------  --------------
                                                                --------------  --------------

    There were no outstanding commitments to sell loans at December 31, 1997.

NOTE 4.  ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                     MARCH 31,           DECEMBER 31,
                                                           ----------------------------------------
                                             --------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
Balance, beginning.........................  $  1,118,000  $  1,105,000  $  1,058,000  $    756,000  $    497,000
  Provision charged to operating expense...        90,000       150,000       200,000       980,000       360,000
  Recoveries of amounts charged off........         6,000        41,000       272,000        81,000        20,000
  Amounts charged off......................       (99,000)      (97,000)     (412,000)     (759,000)     (121,000)
                                             ------------  ------------  ------------  ------------  ------------
Balance, ending............................  $  1,115,000  $  1,152,000  $  1,118,000  $  1,058,000  $    756,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 5.  BANK PREMISES AND EQUIPMENT

    The major classes of bank premises and equipment and the total accumulated depreciation and amortization as of December 31 are as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Land..............................................................  $    579,000  $    579,000
Buildings and leasehold improvements..............................     2,259,000     2,309,000
Equipment and furnishings.........................................     2,322,000     2,611,000
Construction in progress..........................................        31,000        52,000
                                                                    ------------  ------------
                                                                       5,191,000     5,551,000
Less accumulated depreciation and amortization....................     3,033,000     3,391,000
                                                                    ------------  ------------
                                                                    $  2,158,000  $  2,160,000
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 6.  DEPOSITS

    The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $2,443,000 and $2,103,000 in 1998 and 1997, respectively. Substantially all certificates of deposit mature in the year ending December 31, 1999.

NOTE 7.  INCOME TAXES

    The cumulative tax effects of temporary differences as of December 31 are shown in the following table:

                                                                           1998        1997
                                                                        ----------  ----------
Deferred tax assets:
  Credit loss allowance...............................................  $  189,000  $  149,000
  Deferred loan fees..................................................      73,000      86,000
  Other real estate owned.............................................      26,000      29,000
  Nonaccrual interest.................................................      44,000      26,000
  Gain recognized on sale of loans....................................     409,000     380,000
  Other...............................................................      30,000          --
                                                                        ----------  ----------
    Total deferred tax assets.........................................     771,000     670,000
                                                                        ----------  ----------
Deferred tax liabilities:
  Property and equipment..............................................      41,000      17,000
  Other...............................................................          --      11,000
                                                                        ----------  ----------
    Total deferred tax liabilities....................................      41,000      28,000
                                                                        ----------  ----------
    Net deferred tax asset............................................  $  730,000  $  642,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1998, no valuation reserve was considered necessary as management believes it is more likely than not that the deferred tax assets will be realized due to taxes paid in prior years or future operations.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 7.  INCOME TAXES (CONTINUED)
    The provision for income taxes charged to operations for the years ended December 31 consists of the following:

                                                            1998        1997         1996
                                                         ----------  -----------  -----------
Current tax expense....................................  $  672,000  $   588,000  $   472,000
Deferred tax (benefit).................................     (88,000)    (346,000)    (143,000)
                                                         ----------  -----------  -----------
                                                         $  584,000  $   242,000  $   329,000
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

    The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31 as follows:

                                                             1998        1997         1996
                                                          ----------  -----------  ----------
Computed "expected" tax expense.........................  $  481,000  $   279,000  $  274,000
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal tax benefit........      98,000       58,000      55,000
  Change in valuation allowance.........................          --     (134,000)         --
  Other.................................................       5,000       39,000          --
                                                          ----------  -----------  ----------
                                                          $  584,000  $   242,000  $  329,000
                                                          ----------  -----------  ----------
                                                          ----------  -----------  ----------

NOTE 8.  COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

    In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

    In the normal course of business, the Bank makes loans which are partially guaranteed by third parties, primarily the SBA. These guarantees are conditional upon satisfactory underwriting and loan monitoring standards which are agreed upon in advance by both parties. During the year ended December 31, 1997, the Bank experienced a loss of approximately $380,000 on a loan on which the SBA did not honor its guarantee due to unsatisfactory underwriting standards. The Bank's existing loan portfolio contains approximately $28,594,000 of loans serviced for others, of which $26,794,000 are guaranteed by the governmental agencies, and excluded from the accompanying balance sheet. The Bank's management believes it is generally in compliance with the required underwriting and loan monitoring standards.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED) include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the balance sheets.

    The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    A summary of the contract amount of the Bank's exposure to off-balance-sheet risk as of December 31 is as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Commitments to extend credit, including unsecured loan commitments of 1998 $368,000; 1997 $167,000.................................  $  2,582,000  $  6,664,000
Standby letters of credit.........................................       178,000       212,000
                                                                    ------------  ------------
                                                                    $  2,760,000  $  6,876,000
                                                                    ------------  ------------
                                                                    ------------  ------------

COMMITMENTS TO EXTEND CREDIT

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

STANDBY LETTERS OF CREDIT

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary. At December 31, 1998, approximately 17% of the standby letters of credit were collateralized.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
INTEREST RATE RISK

    The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

LEASE COMMITMENTS

    The Bank leases the facilities for two of its branch offices and its Data Processing Center under noncancelable operating lease agreements expiring through the year 2000. The leases contain renewal options of various five- and ten-year terms with various rental increases based on the Consumer Price Index. In addition, the Bank has the option to purchase the Perris branch property at certain agreed-upon terms. The leases require the Bank to pay property taxes, utilities, insurance and normal maintenance on the premises. The following is a schedule of future minimum rental payments under this lease:

YEARS ENDING DECEMBER 31,                                                             AMOUNT
-----------------------------------------------------------------------------------  ---------
1999...............................................................................  $  53,000
2000...............................................................................      6,000
                                                                                     ---------
                                                                                     $  59,000
                                                                                     ---------
                                                                                     ---------

    Total rent expense under these leases for the years ended December 31, 1998, 1997 and 1996 was $101,000, $99,000 and $80,000, respectively.

FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT RISK

        CONCENTRATION BY GEOGRAPHIC LOCATION: The Bank makes commercial, residential and consumer loans to customers primarily in the Inland Empire, the low desert areas of Southern California and in Portland, Oregon. In addition, the Bank has a concentration of residential lot loans located in Fort Mojave, Arizona.

        A substantial portion of the Bank's customers' abilities to honor their contracts is dependent on the business economy in the Inland Empire, low desert areas of Southern California, its surrounding areas, Portland, Oregon, and Fort Mojave, Arizona.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

        CONCENTRATION BY INDUSTRY: The loan portfolio has a concentration of loans related to real estate, primarily loans for commercial and residential operations. These concentrations are reflected in Note 3 to these financial statements.

COMMITMENT TO IMPROVE FINANCIAL CONDITION

    In response to an examination by the Federal Deposit Insurance Corporation in February 1998, the Board of Directors passed a resolution to increase the Bank's earnings and reduce adversely classified assets. As a result of the Bank's efforts in these areas, earnings after tax increased from $556,000 in 1997 to $860,000 in 1998. Adversely classified assets as a percentage of Tier 1 capital plus loan loss reserves were reduced from 43.7% in 1997 to 15.4% in 1998. In addition, the resolution addressed certain commitments regarding Year 2000 compliance issues.

NOTE 9.  EMPLOYEE BENEFIT PLANS

EMPLOYEE BONUS PLAN

    The Bank has an employee bonus plan for all employees. Employee bonuses are based on a percentage of beginning equity ranging from 6% to 20% depending upon the level of the Bank's profitability for the year. Total disbursements to employees were $146,000, $54,000 and $29,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

PROFIT SHARING/SALARY DEFERRAL PLAN

    The Bank has a salary deferral 401(k) plan for all employees who have completed one year and 1,000 hours of service. Annual contributions are limited to the maximum deductible percentage of covered employee compensation. The Bank contributes matching funds at its option which amounted to $99,000, $71,000 and $76,000 in 1998, 1997 and 1996, respectively.

STOCK PURCHASE PLAN

    The Bank offered a stock purchase plan to eligible officers and employees, which was terminated in 1998. The plan provided for a voluntary payroll deduction on the part of the eligible officer or employee up to 15% of their gross salary. The amount of funds set aside was used to purchase Bank stock as it became available on the open market. The Bank has agreed to supplement up to 25% of the payroll deduction by a contribution to this plan. Contributions for this plan amounted to $5,000, $6,000 and $5,000 in 1998, 1997 and 1996,
respectively.

SALARY CONTINUATION PLAN

    In April 1995, the Board of Directors authorized the Bank to enter an agreement with the Bank's president to provide for annual cash payments to the officer for a period not to

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
exceed 15 years, beginning at his normal retirement age (age 65). In the event of death prior to normal retirement age, annual cash payments would be made to beneficiaries for a period of ten years following the date of death. The present value of the Bank's liability under this agreement was approximately $160,000 and $109,000 at December 31, 1998 and 1997, respectively. The Bank purchased life insurance policies in 1995 which are intended to ultimately fund all costs of this agreement. The cash surrender value related to these insurance policies was approximately $712,000 and $661,000 at December 31, 1998 and 1997, respectively.

CONTINGENCY CONTRACTS

    Certain officers of the Bank have contingency contracts which provide for benefits upon termination or in the event the Bank experiences a merger, acquisition or other act.

EMPLOYEE STOCK OWNERSHIP PLAN

    The Bank sponsors a leveraged ESOP covering substantially all employees. Contributions to the ESOP are at the discretion of the Board of Directors. The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP, if any. The ESOP shares initially were pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral are deducted from stockholders' equity as unearned ESOP shares in the accompanying balance sheets.

    The notes payable referred to in the preceding paragraph require annual principal payments plus interest at rates ranging from 1% to 1.25% over the reference rate (7.75% at December 31, 1998). Future principal payments are due as follows:

YEARS ENDING DECEMBER 31,                                                             AMOUNT
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $  118,000
2000..............................................................................     120,000
2001..............................................................................     122,000
2002..............................................................................      93,000
2003..............................................................................      25,000
                                                                                    ----------
                                                                                    $  478,000
                                                                                    ----------
                                                                                    ----------

    The ESOP did not purchase any shares of the Bank's common stock for the year ended of December 31, 1998 and purchased a total of 118,214 shares of the Bank's common stock through December 31, 1997. The ESOP financed a portion of the purchase price by issuing notes payable which are guaranteed by the Bank.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    As shares are released from collateral, the Bank reports compensation expense equal to management's estimate of the fair value price of the shares, and the shares become outstanding for EPS computations. ESOP compensation expense was $173,000, $71,000 and $13,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In the event a terminated ESOP participant desires to sell his or her shares of the Bank's stock, the Bank may be required to purchase the shares from the participant at their fair market value.

    Shares of the Bank held by the ESOP at December 31 are as follows:

                                                                         NUMBER OF SHARES
                                                                       --------------------
                                                                         1998       1997
                                                                       ---------  ---------
Allocated shares.....................................................     13,842      2,280
Shares released for allocation.......................................     21,616     11,562
Unreleased (unearned) shares.........................................     87,794    109,410
                                                                       ---------  ---------
                                                                         123,252    123,252
                                                                       ---------  ---------
                                                                       ---------  ---------

    At December 31, 1998, based on management's estimate, the fair value of the shares allocated and released for allocation amounted to $284,000 and the fair value of the unreleased shares amounted to $702,000.

NOTE 10.  RELATED PARTY TRANSACTIONS

    Stockholders of the Bank, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

    Total loans to related parties were approximately $65,000 at December 31, 1998. None of these loans are past due, nonaccrual or restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of borrower. There were no loans to a related party which were considered classified loans at December 31, 1998. There were no related party loans at December 31, 1997.

NOTE 11.  RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

    In October 1998, the Bank's Board of Directors adopted a resolution with certain compliance criteria of the California Department of Financial Institutions and the FDIC which

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 11. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED) replaced the resolution dated June 1996. The Bank's Board of Directors' resolution requires the Bank to perform the following:

    - Develop, approve and submit a formal written testing plan to the FDIC by January 10, 1999 in full compliance with the Interagency Guidance of Testing for Year 2000 Readiness.

    - Complete testing of its mission-critical systems by March 31, 1999.

    - Maintain qualified senior management and notify the FDIC when they propose to add an individual to the Board of Directors or to the senior management of the Bank.

    - Provide quarterly progress reports to the FDIC.

In addition, the Bank fulfilled or complied with the following resolutions as of December 31, 1998:

    - Corrected all data processing deficiencies identified in the April 1, 1998 Report of Examination of Information Systems.

    - Revised, adopted and implemented written lending and collection policies to provide effective guidance and control over the Bank's lending function.

    - Established asset quality improvement plans and goals for the reduction of each classified loan and parcel of OREO over $50,000.

    - Revised, adopted and implemented a plan to improve earnings, including a formal budget for 1999

    - Adopt procedures to ensure future compliance with all applicable laws and regulations.

    - Maintain Tier I capital of at least 8.0% of the Bank's adjusted total assets.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 11. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED) Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

    At March 31, 1999 and December 31, 1998 and 1997, the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                     FOR CAPITAL
                                     ACTUAL                                       ADEQUACY PURPOSES
                                -----------------                                 -----------------
                                  AMOUNT    RATIO                                   AMOUNT    RATIO
                                ----------  -----                                 ----------  -----
As of March 31, 1999:
  Total capital (to
    risk-weighted assets).....  $9,143,000  16.4%   Greater than or equal to      $4,473,000   8.0%   Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   8,439,000  14.0    Greater than or equal to       2,236,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   8,439,000   9.7    Greater than or equal to       3,470,000   4.0    Greater than or equal to
As of March 31, 1998:
  Total capital (to
    risk-weighted assets).....   8,033,000  13.9    Greater than or equal to       4,553,000   8.0    Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   7,307,000  12.8    Greater than or equal to       2,276,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   7,307,000   9.4    Greater than or equal to       3,099,000   4.0    Greater than or equal to
As of December 31, 1998:
  Total capital (to
    risk-weighted assets).....  $8,927,000  16.7%   Greater than or equal to      $4,270,000   8.0%   Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   8,254,000  15.5    Greater than or equal to       2,135,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   8,254,000  10.2    Greater than or equal to       3,250,000   4.0    Greater than or equal to
As of December 31, 1997:
  Total capital (to
    risk-weighted assets).....   7,981,000  14.5    Greater than or equal to       4,383,000   8.0    Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   7,292,000  13.5    Greater than or equal to       2,164,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   7,292,000   9.8    Greater than or equal to       2,977,000   4.0    Greater than or equal to


                                   TO BE WELL
                                CAPITALIZED UNDER
                                PROMPT CORRECTIVE
                                ACTION PROVISIONS
                                -----------------
                                  AMOUNT    RATIO
                                ----------  -----
As of March 31, 1999:
  Total capital (to
    risk-weighted assets).....  $5,591,000  10.0%
  Tier I capital (to
    risk-weighted assets).....   3,355,000   6.0
  Tier I capital (to average
    assets)...................   4,337,000   5.0
As of March 31, 1998:
  Total capital (to
    risk-weighted assets).....   5,691,000  10.0
  Tier I capital (to
    risk-weighted assets).....   3,414,000   6.0
  Tier I capital (to average
    assets)...................   3,874,000   5.0
As of December 31, 1998:
  Total capital (to
    risk-weighted assets).....  $5,338,000  10.0%
  Tier I capital (to
    risk-weighted assets).....   3,203,000   6.0
  Tier I capital (to average
    assets)...................   4,062,000   5.0
As of December 31, 1997:
  Total capital (to
    risk-weighted assets).....   5,479,000  10.0
  Tier I capital (to
    risk-weighted assets).....   3,264,000   6.0
  Tier I capital (to average
    assets)...................   3,721,000   5.0

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 12.  STOCK OPTION PLANS

EMPLOYEES' INCENTIVE STOCK OPTION PLAN

    The Bank maintains a compensatory incentive stock option plan in which options to purchase shares of the Bank's common stock are granted at the Board of Directors' discretion to certain management and other key personnel. The plan was originally established for a maximum of 240,000 shares (264,600 after stock dividends) of the Bank's common stock. Additional shares were authorized and granted as a result of stock dividends in subsequent years. All options expire ten years from date of grant and vest over a five-year period with 20% in each year. Upon certain change of control events, these options will become fully vested. Other pertinent information relating to the plan follows:

                                        1998                      1997                      1996
                              ------------------------  ------------------------  ------------------------
                                            WEIGHTED                  WEIGHTED                  WEIGHTED
                               NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF     AVERAGE
                                SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                              -----------  -----------  -----------  -----------  -----------  -----------
Outstanding, beginning of
  year......................     189,834    $    5.49      161,750    $    5.40      141,750    $    5.63
  Granted...................          --           --       20,000         6.25       20,000         3.75
  5% stock dividend.........          --           --        8,084         5.40           --           --
                              -----------               -----------               -----------
Outstanding, end of year....     189,834         5.49      189,834         5.49      161,750         5.40
                              -----------               -----------               -----------
                              -----------               -----------               -----------
Exercisable, end of year....     143,595         5.62      123,270         5.71       85,050         5.83
                              -----------               -----------               -----------
                              -----------               -----------               -----------

    Additional option information for the year ended December 31, 1998 is as follows:

                                                               WEIGHTED
                                                WEIGHTED        AVERAGE                    WEIGHTED
                                                 AVERAGE      CONTRACTUAL                   AVERAGE
PRICE RANGE                       OUTSTANDING     PRICE      LIFE IN YEARS   EXERCISABLE     PRICE
--------------------------------  -----------  -----------  ---------------  -----------  -----------
$3.75-$5.375....................      81,634    $    4.75            6.1         51,395    $    4.91
$6.00-$6.25.....................     108,200         6.05            4.7         92,200         6.01
                                  -----------                                -----------
                                     189,834    $    5.49            5.3        143,595    $    5.62
                                  -----------                                -----------
                                  -----------                                -----------

DIRECTORS' STOCK OPTION PLAN

    In March 1994, the Bank's stockholders approved the 1993 Directors' Option Plan. This is a compensatory incentive stock option plan in which options to purchase shares of the Bank's common stock are granted at the discretion of the Board of Directors or a committee appointed by the Board of Directors. The Bank originally reserved 76,800 shares (84,672 after stock dividends) of common stock for issuance under this plan. Additional shares were authorized and granted as a result of stock dividends in subsequent years. All options expire ten years from date of grant and vest over a five-year period with 20% in each year. Upon certain change of control events, these options will become fully vested.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 12.  STOCK OPTION PLANS (CONTINUED)
    Other pertinent information relating to the plan follows:

                                                            1998                      1997                      1996
                                                  ------------------------  ------------------------  ------------------------
                                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                                   NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF     AVERAGE
                                                    SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                                  -----------  -----------  -----------  -----------  -----------  -----------
Outstanding, beginning of year..................      75,792    $    4.94       79,680    $    4.98       70,080    $    5.38
  Granted.......................................          --           --           --                    19,200         3.75
  Terminated and canceled.......................      (2,712)        5.38           --                    (9,600)        5.38
  5% stock dividend.............................          --           --        3,984         4.98           --           --
  Options exercised.............................          --           --       (7,872)        5.38           --           --
                                                  -----------               -----------               -----------
Outstanding, end of year........................      73,080         4.93       75,792         4.94       79,680    $    4.98
                                                  -----------               -----------               -----------
                                                  -----------               -----------               -----------
Exercisable, end of year........................      57,816         5.15       51,072         4.93       35,136    $    5.38
                                                  -----------               -----------               -----------
                                                  -----------               -----------               -----------
As of December 31, 1998
  Price of outstanding options......................................................................              $3.75-$5.37
  Weighted average remaining contractual life of outstanding options................................                6.0 years

    The Bank applies Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized. The Bank has elected not to adopt FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Statement No. 123, the Bank's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Net income
  As reported............................................  $  789,000  $  556,000  $  454,000
  Pro forma..............................................     768,000     532,000     437,000

Basic earnings per share
  As reported............................................        0.73        0.53        0.41
  Pro forma..............................................        0.71        0.50        0.40

Diluted earnings per share
  As reported............................................        0.65        0.51        0.41
  Pro forma..............................................        0.63        0.48        0.39

    The pro forma compensation cost was recognized for the fair value of the stock options granted, which was estimated using the minimum-value method, including a risk-free interest rate of 5.69% and 5.59% for 1997 and 1996, respectively, an estimated life of the options of ten years and no dividend rate or volatility on the stock. The weighted average fair value of

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 12.  STOCK OPTION PLANS (CONTINUED)
these stock options granted in 1997 and 1996 was $2.67 and $1.58, respectively. There were no stock options granted in 1998.

NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Bank's financial instruments is as follows at December 31:

                                              1998                          1997
                                  ----------------------------  ----------------------------
                                    CARRYING                      CARRYING
                                     AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                  -------------  -------------  -------------  -------------
Financial assets:
  Cash and federal funds sold...  $  20,265,000  $  20,265,000  $  10,287,000  $  10,287,000
  Securities....................     15,585,000     15,642,000     13,856,000     13,920,000
  Loans and loans held for sale,
    net.........................     42,031,000     42,843,000     44,202,000     44,902,000
  Accrued interest receivable...        611,000        611,000        561,000        561,000

Financial liabilities:
  Deposits......................     75,739,000     75,698,000     66,239,000     66,209,000
  Interest payable..............         47,000         47,000         42,000         42,000
  ESOP bank note payable........        478,000        478,000        579,000        579,000

FAIR VALUE OF COMMITMENTS

    The estimated fair value of fee income on letters of credit at December 31, 1998 and 1997 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 1998 and 1997.

NOTE 14.  POTENTIAL SALE OF THE BANK

    The management of the Bank has entered into a definitive agreement to sell 100% of the common stock of the Bank to a bank holding company in 1999. The potential sale is pending regulatory and shareholder approval. The sale, if completed, is expected to close in June 1999.


NOTE 15.  SUBSEQUENT EVENT (UNAUDITED)



    On April 30, 1999 the Bank became a defendant in a countersuit, in connection with the Bank's foreclosure proceedings, in which damages of $1.5 million are claimed. This claim relates to a loan on which the Bank is a 53% participant. Management is vigorously defending itself against this claim and believes that the claim has no merit. It is not possible to determine the outcome of the lawsuit at this time and, therefore, there is no accrual for the claim included in the accompanying financial statements.

                              FIRST RESTATEMENT OF
                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS FIRST RESTATEMENT OF AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "Agreement") is made and entered into as of January 5, 1999, [as amended March 24, 1999 and April 2, 1999] by and between THE BANK OF HEMET (the "Bank"), a California banking corporation, and PACIFIC COMMUNITY BANKING GROUP (the "Company"), a California corporation.

                                R E C I T A L S

    A. The Bank is a California banking corporation duly organized and existing under the laws of the State of California with its principal office in the City of Hemet, County of Riverside, State of California. The Company is a proposed bank holding company duly organized and existing under the laws of the State of California with its principal office in the City of Laguna Hills, County of Orange, State of California;

    B. The parties desire to provide for the acquisition by the Company of all of the outstanding shares of the common stock, no par value of the Bank ("Bank Stock") pursuant to the Merger (as defined below), subject to the terms and conditions specified herein, as follows:

        (a) The Company will establish PCBG Merger Corporation (as defined below) as a wholly-owned subsidiary; and

        (b) The Bank and PCBG Merger Corporation will enter into an Agreement of Merger (as defined below) providing for the merger of PCBG Merger Corporation and the Bank under the state charter of the Bank;

    C. At the Effective Time (hereinafter defined below) of the Merger, all of the issued and outstanding shares of Bank Stock, except for shares of Bank Stock held by Dissenting Shareholders (as hereinafter defined below), shall be converted into and exchanged for a combination of shares of Company Stock and Warrants exercisable into shares of Company Stock, all upon the terms and subject to the conditions hereinafter set forth;

    D. As a condition and inducement to the Company's willingness to enter into this Agreement, the Bank and the Company are entering into, immediately after the execution and delivery hereof, a Warrant Purchase Agreement (the "Warrant Agreement") dated as of the date hereof and attached hereto as EXHIBIT "C", pursuant to which the Bank shall grant to the Company an option to purchase shares of the common stock, no par value, of the Bank representing 19.9% of Bank stock to be outstanding after giving pro forma effect to the issuance of such shares at a price of $46.50 per Bank Stock;

    E. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

    F. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

    G. Subject to any specific provisions of this Agreement, it is the intent of the parties that the Company by reason of this Agreement shall not (until consummation of the Merger) control, and shall not be deemed to control the Bank or any of its subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Bank or any of its subsidiaries;

    H. The Company and the Bank desire that this First Restatement of the Agreement and Plan of Reorganization now govern the rights and obligations of the Parties in place of that certain Agreement and Plan of Reorganization dated July 30, 1998;

    I. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Bank, the Company and PCBG Merger Corporation will each be "a party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

    Accordingly, to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

    "Affiliate" means any Person (as defined below) that directly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

    "Aggregate Option Price" shall have the meaning given such term in Section 2.8.

    "Aggregate Purchase Consideration" shall have the meaning given such term in
Section 2.4.

    "Agreement of Merger" shall mean the Agreement of Merger to be entered into by and between PCBG Merger Corporation and the Bank substantially in the form of EXHIBIT "A" hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Merger.

    "Alternative Transaction" shall have the meaning given such term in Section 6.5.

    "Audited Bank Financial Statements" shall have the meaning given such term in Section 4.4.

    "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

    "Bank" shall mean The Bank of Hemet.

    "Bank Corporate Governance Changes" shall have the meaning given such term in Section 2.1 (d).

    "Bank Dissenting Shares" means shares of Bank Stock held by "Dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

    "Bank Employment Agreements" shall mean any employment agreement, severance agreement, "golden parachute" agreement or any other agreement which provides for payments to employees of the Bank upon termination of employment, including termination after a change in control.

    "Bank Filings" shall have the meaning given such term in Section 4.18.

    "Bank Options" shall mean options to purchase Bank Stock (as defined below) pursuant to the Bank Stock Option Plan (as defined below).

    "Bank Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Bank Dissenting Shares.

    "Bank Representatives" shall have the meaning given such term in Section
7.3.

    "Bank Shareholder" shall mean any holder of Bank Stock or an option to purchase Bank Stock immediately prior to the Merger.

    "Bank Stock" shall mean the meaning given such term in Recital B.

    "Bank Stock Option Plan" shall mean The Bank of Hemet 1994 Stock Option
Plan.

    "Baxter" shall mean Baxter, Fentriss and Company, who shall serve as the financial advisor to the Bank.

    "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA (as defined below), (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employee, whether active or retired, of a Party.

    "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

    "Caswell" shall mean Mr. E. Lynn Caswell, Chairman of the Board and Chief Executive Officer of the Company.

    "CERCLA" shall have the meaning given such term in the definition of Environmental Law.

    "CFC" means the California Financial Code.

    "CGCL" means the California General Corporations Law.

    "Charter Documents" shall mean, with respect to any business organization, any certificate or articles of incorporation or association, any bylaws, any partnership agreement and any other similar documents that regulate the basic organization of the business organization and its internal relations.

    "Classified Credit" shall have the meaning given such term in Section 6.6.

    "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date (as defined below) at the law offices of Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California 92660, or at such other place as the Parties (as defined below) may agree upon.

    "Closing Date" shall mean, unless the Parties (as defined below) agree on another date, the first Friday or as soon as possible following the Determination Date, and in no case more than 30 days following the receipt of the approvals and consents and expiration of the waiting periods specified in
Section 9.1 have occurred and/or have been obtained, the receipt of the necessary cash capital by the Company in order to complete the transaction as contemplated by this Agreement, and satisfaction of the remaining conditions to the transaction as contemplated by this Agreement.

    "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

    "Commissioner" shall mean the California Commissioner of Financial Institutions.

    "Company" shall mean Pacific Community Banking Group, a California corporation.

    "Company Corporate Governance Changes" shall have the meaning given such term in Section 2.1(e).

    "Company Filings" shall have the meaning given such term in Section 5.13.

    "Company Representatives" shall have the meaning given such term in Section 6.3.

    "Company Stock Option Plan" shall mean the proposed Pacific Community Banking Group 1998 Stock Option Plan.

    "Company Financial Statements" shall have the meaning given such term in
Section 5.4.

    "Company Stock" shall mean the common stock, no par value, of the Company.

    "Confidential Information" shall mean all information exchanged heretofore or hereafter between the Company, its affiliates and agents, on the one hand, and the Bank, its affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, pricing information, company manuals, internal memoranda, strategic plans, budgets, forecasts, projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of an improper disclosure directly or indirectly by the Company or the Bank, as the case may be, or any of their officers, directors, employees or other representatives), (ii) was available to the recipients on a non-confidential basis from a source other than from the Persons responsible for furnishing the information, provided that such source learned the information independently and is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

    "Consents" shall mean every consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person (as defined below).

    "CRA" shall mean the Community Reinvestment Act.

    "Deposit" shall mean any deposit as defined in Section 3(l) of the Federal Deposit Insurance Act, as amended, to the date of this Agreement (12 USC Section 1813(l)).

    "Determination Date" shall mean the last day of the month preceding the Closing Date.

    "Directors' Agreement" shall mean an agreement, substantially in the form of EXHIBIT "B" hereto, pursuant to which each signatory shall agree to vote or cause to be voted all shares of Bank Stock with respect to which such Person has voting power on the date hereof or hereafter acquires to approve the Agreement and the transactions contemplated hereby and all requisite matters related thereto.

    "DPC Property" shall mean voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than one year, or any applicable statutory holding period, and recorded in the holder's business records as such.

    "Effective Day" shall mean the day on which the Effective Time occurs.

    "Effective Time" shall mean the date and time of the filing of the Agreement of Merger with the Secretary of State (as defined below).

    "Employee Plan" shall have the meaning given such term in Section 4.11(c).

    "Encumbrance" shall mean any option, pledge, security interest, lien, mechanic's lien, charge, encumbrance or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

    "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources;
(B) exposure of persons, including employees, to Hazardous Substances (as defined below) or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section7401 ET SEQ.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section1251 ET SEQ.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section6901 ET SEQ., (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section9601 ET SEQ. ("CERCLA"); (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section2601 ET SEQ.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section65; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section11001 ET SEQ.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section801 ET SEQ.; (9) the Safe Drinking Water Act, 42 U.S.C. Section300f ET SEQ.; (10) the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, ET SEQ.; and (11) all comparable state and local laws, laws of other jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section25300 ET SEQ., the Porter-Cologne Water Quality Control Action, 25140, 25501(j) and (k); 255501.1.25281 and 25250.1 of the California Health and
Safety Code and/or Article I or Title 22 of the California Code of Regulations, Division 4, Chapter 30 (the "State Acts"); laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

    "Equity Securities" shall mean the capital stock of Bank or any options, rights, warrants or other rights to subscribe for or purchase, or any plans, contracts or commitments that are exercisable in, such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

    "Exchange Agent" shall mean U. S. Stock Transfer Corporation, or, subject to the reasonable approval of the Bank, any other financial institution or company appointed by the Company to effect the exchange contemplated by Section 2.5.

    "Executive Officer" shall mean a natural person who participates or has the authority to participate (other than in the capacity of a director) in major policy making functions, whether or not such person has a title or is serving with salary or other compensation.

    "Expenses" shall have the meaning given such term in Section 13.1.

    "FDIC" shall mean the Federal Deposit Insurance Corporation.

    "FRB" shall mean the Board of Governors of the Federal Reserve System.

    "GAAP" shall mean Generally Accepted Accounting Principles, consistently applied from period to period, applicable to banks and bank holding companies, as appropriate, for the period in question.

    "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other regulatory or governmental authority or instrumentality.

    "Hazardous Substances" shall mean (1) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (2) any "hazardous substance" as such term is defined by CERCLA; (3) any "regulated substance" as defined by the State Acts; (4) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of any Governmental Entity; (5) polychlorinated biphenyls;
(6) petroleum products; (7) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (8) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970;
(9) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Section 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (10) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (11) any (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident" (D) "solid waste" with respect to which special requirements are imposed by any applicable Governmental Entity upon the generation and transportation thereof as such terms are defined and used within the meaning of the State Acts, or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Section 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

    "Managing Underwriter" shall mean Sutro (as defined below).

    "Managing Underwriters" shall mean the Managing Underwriter and such other firm or firms as the Company and the Managing Underwriter shall agree.

    "Material Adverse Change" shall have the meaning given such term in Sections
4.17 and 5.9.

    "Material Contract" shall have the meaning given such term in Section 4.12.

    "Merger" shall mean the merger of the PCBG Merger Corporation with and into the Bank.

    "Offering" shall mean a public offering underwritten by the Underwriters (as defined below), as determined by the Company in its sole discretion, of a certain number of shares of Company Stock as determined by the Company in its sole discretion, of shares of the Company held by shareholders of the Bank and Valley Bank and newly issued shares, at a gross offering price of not less than $15.00 per share, as described in Section 7.14.

    "Offering Price" shall mean the gross offering price per share of Company Stock in the Offering.

    "OREO" shall have the meaning given such term in Section 6.2(xx).

    "Party" shall mean either the Company or the Bank and "Parties" shall mean both the Company and Bank.

    "Per Share Consideration" shall have the meaning given such term in Section 2.4.

    "Permit" shall mean any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order or approval necessary or appropriate under any applicable Rule (as defined below).

    "Person" shall mean any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

    "Proxy Statement" shall have the meaning given such term in Section 6.8.

    "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

    "Real Property" shall have the meaning given such term in subsection (a) of
Section 4.6.

    "Representatives" shall have the meaning given such term in subsection (a) of Section 6.3.

    "Rule" shall mean any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, fair credit reporting and anticompetitive activities.

    "S-1" means the registration statement on Form S-1 to be filed with the SEC relating to the registration under the Securities Act of the shares of Company Stock held by shareholders of the Bank and Valley Bank to be sold, and shares of Company Stock to be issued, in the Offering.

    "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the Warrants to be issued in the Merger under the Securities Act and to clear use of the Proxy Statement in connection with the Company Shareholders' Meeting and the Bank Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

    "SEC" means the Securities and Exchange Commission.

    "SEC Reports" shall mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or the FDIC.

    "Secretary of State" shall mean the Secretary of State of the State of California.

    "Section 1300" shall mean Section 1300 ET SEQ. of the California Corporations Code.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations thereunder.

    "Selling Shareholder" shall mean any Bank shareholder or holder of a Bank stock option who elects to sell his or her shares of Bank Stock or to exchange his or her options and sell the Company Stock received in exchange therefor in the Offering.

    "State Acts" shall have the meaning given such term in the definition of "Environmental Law."

    "Surviving Bank" shall mean the bank surviving the Merger.

    "Surviving Bank Stock" shall mean the common stock, no par value, of the Surviving Bank.

    "Sutro" shall mean Sutro & Company who may also act as a financial advisor to the Company and as an underwriter in the Offering.

    "Tax Filings" shall have the meaning given such term in Section 4.8.

    "Third Party Consent" shall have the meaning given such term in Sections
6.17 and 7.8.

    "To the knowledge" and "to the best knowledge" shall have the meanings given such terms in Section 15.15.

    "Unaudited Bank Financial Statements" shall have the meaning given such term in Section 4.4.

    "Understanding" shall have the meaning given such term in Section 4.11(m) or 4.12.

    "Undesignated Shares" shall have the meaning given such term in Section
2.10.

    "Underwriter" shall mean a group of broker/dealers that include the Managing Underwriters as assembled by the Managing Underwriter with the consent of the Company.

    "Warrant" shall mean a warrant issuable by the Company at the Closing exercisable into one (1) share of the Company for each share of Bank Stock exchanged for a ten year period from the Closing Date with an exercise price equal to 122% of the Offering Price.

    "Warrant Agreement" shall mean the warrant agreement attached hereto as Exhibit "D."

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

    2.1 THE MERGER. The Company agrees that it will use its best efforts, with all necessary cooperation of the Bank, to perfect the organization of PCBG Merger Corporation in accordance with the CGCL prior to the Closing Date. The directors and officers of PCBG Merger Corporation, and the Articles of Incorporation and Bylaws of PCBG Merger Corporation, shall be determined by the Company. Subject to the provisions of this Agreement, the Parties agree to request that the approval of the Merger to be issued by the Commissioner, the FDIC, the FRB and any other necessary regulatory agency on or prior to the Closing Date shall provide that the Merger shall become effective (the "Effective Time") as of the Closing Date. The Bank shall cause its officers to execute the Agreement of Merger, as well as all other necessary documents, in order to effect the Merger in accordance with the terms hereof as requested by the Company. At the Effective Time of the Merger, the following transactions will occur simultaneously:

    (a) MERGER OF THE BANK AND PCBG MERGER CORPORATION. The Bank and PCBG Merger Corporation shall be merged under the certificate of authority of the Bank, with the Bank being the Surviving Bank pursuant to the provisions of, and with the effect provided in, the CGCL and the CFC, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Bank shall be "The Bank of Hemet." Upon the consummation of the Merger, the separate corporate existence of PCBG Merger Corporation shall cease.

    (b) EFFECT ON BANK STOCK. Subject to Section 2.3, each share of Bank Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement of Merger and without any further action on the part of the Bank or the holders of Bank Stock, be automatically cancelled and cease to be an issued and outstanding share of Bank Stock, and shall be exchanged for and converted into the right to receive the Per Share Consideration.

    Holders of Bank Stock shall have a right to sell in the Offering all the shares of Company Stock received in exchange for Bank Stock as they so elect, as provided in Section 2.10, provided that if more than 88% or less than 75% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stock options, as provided in Section 2.8) is elected to be sold in the Offering, the shares sold in the Offering by each Selling Shareholder shall be adjusted. If more than 88% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stock options, as provided in Section 2.8) is elected to be sold in the Offering, the shares sold in the Offering by each Selling Shareholders shall be decreased ratably in proportion to the number of shares requested to be sold, so that the total number of shares retained (i.e., not sold in the Offering) by the Bank Shareholders in the aggregate is equal to at least 12% of the Company Stock received by the Bank Shareholders. If less than 75% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stocks options, as provided in Section 2.8) is elected to be sold in the Offering, the shares sold in the Offering by each Selling Shareholder so electing shall be increased ratably in proportion to the number of shares requested to be sold, so that the total number of shares retained (i.e., not sold in the Offering) by the Bank Shareholders in the aggregate is equal to no more than 25% of the Company Stock received by the Bank Shareholders. If, after such proration, the number of shares to be retained by all Bank Shareholders in the aggregate remains more than 25%, then each of the Directors hereby agrees to decrease the number of shares retained by them, ratably in proportion to their total shareholdings, to the extent necessary to aggregate retention of 25%. The Selling Shareholder shall receive, for each share of Company Stock sold in the Offering, the price at which shares are sold in the Offering, without reduction for expenses or commissions of the Offering, it being understood that the Company shall bear such expenses and commissions.

    (c) EFFECT ON PCBG MERGER CORPORATION STOCK. Each share of PCBG Merger Corporation Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement of Merger and without any further action on the part of the Bank or the holder of the PCBG Merger Corporation Stock be converted into, and shall for all purposes be deemed to represent, one share of Surviving Bank Stock, and one certificate representing one share of the Surviving Bank Stock will be issued to the Company.

    (d) BANK CORPORATE GOVERNANCE CHANGES. The Charter Document of the Bank as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the operations of the Bank shall continue in effect after the Merger; except that the Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) James B. Jaqua, President, Chief Executive Officer and a director of the Bank, shall have tendered his resignation from his positions at the Bank, in form and substance satisfactory to the Company, without incurring any liability on the part of any Party; the Bank and the Company will honor Mr. Jaqua's Executive Salary Continuation Agreement dated March 22, 1995; Mr. Jaqua will continue as Chairman of Banklink for a one (1) year period, with no management authority and no additional compensation, subject to possible annual reappointment as Chairman of Banklink in the sole discretion of the Company; the Company intends to appoint Mr. Jaqua as the Bank's representative on the Company's Board of Directors as described in
Section 2.1(e), and any such Bank representation on the Company's Board of Directors shall be for a minimum three (3) year period; and the Company in its sole discretion may extend such time period. Mr. Jaqua's appointments as Chairman of Banklink and as a director of the Company shall be annual appointments to be made by the Company in its sole discretion; and Mr. Jaqua and the Company will enter into a noncompetition agreement and a consulting agreement, the forms of which are attached hereto as part of Exhibit 2.1(d)(1);
(ii) Caswell shall have been appointed Chairman of the Board and Chief Executive Officer of the Bank; (iii) John J. McDonough, Chairman of the Board of the Bank, shall resign as Chairman of the Board of the Bank but shall remain a member of the Board of Directors of the Bank unless and until a successor is chosen by the Company, the Bank shall honor Mr. McDonough's Executive Salary Continuation Agreement dated August 17, 1981; and the Company and Mr. McDonough will enter into a noncompetition agreement and a consulting agreement, the forms of which are attached hereto as part of Exhibit 2.1(d)(2), (iv) except for the persons set forth on Exhibit 2.1(d), which Exhibit shall be delivered by the Company to the Bank within sixty (60) days of the date of the Agreement, each of the directors of the Bank shall have tendered his resignation as a director of the Bank, in form and substance satisfactory to the Company, without incurring any liability on the part of any Party; (v) the number of authorized directors, and the specific members of the Board of Directors, of the Bank shall be changed as determined in the sole discretion of the Company; and (vi) the Company shall name additional directors in its sole discretion who shall be duly elected and appointed to the Board of Directors of the Bank (or if any such persons is unable to serve, such other person designated by the Company) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified (clauses (i)-(vi) being hereinafter collectively referred to as the "Bank Corporate Governance Changes.").

    (e) COMPANY CORPORATE GOVERNANCE CHANGES. The Charter Documents of the Company as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of the Company immediately prior to the Merger shall continue in their respective positions after the Merger and be the Board of Directors and the Executive Officers of the Company, except that the Company shall have taken prior to the Effective Time all necessary steps so that, (i) two (2) individuals from the Board of Directors or executive staff of the Bank, which are intended to be Mr. Jaqua and Mr. Harold Williams, shall be appointed to the Board of Directors of the Company, shall be renominated by the Board of Directors for election at the Company's yearly annual meetings for a minimum of (3) three years; (ii) two (2) individuals from the Board of Directors of Valley Bank shall be appointed to the Board of Directors of the Company; and (iii) the individuals elected to fill such four (4) directorships shall be annual appointments as selected in the sole discretion of the Company; (clauses (i)-(iii) being hereinafter collectively referred to as the "Company Corporate Governance Changes").

    2.2 EFFECT OF THE MERGER. At the Effective Time of the Merger, the corporate existence of PCBG Merger Corporation and the Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed the same corporation as each corporation participating in the Merger. All rights, franchises, and interests of PCBG Merger Corporation and Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer and the Surviving Bank shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the consolidating corporations at the Effective Time of the Merger.

    2.3 DISSENTING SHAREHOLDERS. (a) Any Bank Perfected Dissenting Shares shall not be converted into the right to receive the Per Share Consideration, but the holders thereof shall be entitled only to such rights as are granted them by Section 1300. Each dissenting shareholder who is entitled to payment for his shares of Bank Stock under Section 1300 shall receive such payment in an amount as determined pursuant to Section 1300.

    (b) If any shareholder of the Bank shall fail to perfect, or shall effectively withdraw or lose, his or her rights under Section 1300, the Bank Dissenting Shares of such holder shall be treated for purposes of this Article II as any other shares of outstanding Bank Stock. If any holder of Bank Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Bank Dissenting Shares under Section 1300, each share of Bank Dissenting Shares shall be converted into the right to receive the Per Share Consideration.

    2.4 THE AGGREGATE PURCHASE CONSIDERATION AND PER SHARE CONSIDERATION. The Aggregate Purchase Consideration shall be equal to the sum of (i) the product of 844,278 and the Per Share Consideration and (ii) the Aggregate Option Price. The Per Share Consideration shall be equal to 3.4 shares of Company Stock for each share of Bank Stock, plus one (1) Warrant.

    2.5 DELIVERY OF CONSIDERATION. At the Closing, the Company will deliver to the Exchange Agent an amount of Company Stock and Warrants equal to the Aggregate Purchase Consideration, plus any cash payment for a fractional share of Company Stock. In the case of shares of Company Stock to be sold in the Offering, as provided in Section 2.1(b), the Exchange Agent shall deliver such shares to, or pursuant to the direction of, the Underwriters. In the case of all other shares of Company Stock, and the cash and Warrants, the Exchange Agent shall deliver the same to the Selling Shareholders, provided that share certificates formerly evidencing Bank Stock (duly executed and in proper form for transfer, or a lost certificate affidavit acceptable to the Company) shall have been delivered to the Exchange Agent in accordance with this Section 2.5,
Section 2.10 and an agreement to be entered into between the Company and the Exchange Agent.

    2.6 NAME OF SURVIVING BANK. The name of the Surviving Bank shall be "The Bank of Hemet," unless the Company proposes to change such name following the Closing Date, and the Board of Directors of the Bank agrees to support such name change.

    2.7  (Reserved)

    2.8 STOCK OPTIONS. Immediately prior to the Effective Time of the Merger, all stock options will be fully vested and each holder of a Bank Option will be given the opportunity to, in whole or in part, cancel such option and receive Company Stock equal to the number of shares of Bank Stock covered by such option multiplied by the number obtained by subtracting the exercise price of such option from the Per Share Consideration in effect on the Closing Date (i.e., shares subject to option times ($51.00 minus exercise price of option), all divided by $15.00) (the total of sum of such payments for all Bank Options so cancelled shall be defined as the "Aggregate Option Price"). Holders of Bank Options who elect to cancel their options in exchange for Company Stock (and Warrants, as provided in the next sentence) will have their Bank Options cancelled immediately prior to the Effective Time. For each 3.4 shares of Company Stock paid by the Company in exchange for options on Bank Stock as provided in the previous two sentences, each holder of a bank option will also receive one (1) Warrant. Such payment may be made either by the Bank, the Company or a combination of both as determined in the sole discretion of the Company. Each such option holder shall be afforded an election to have the shares so received in the Offering, upon substantially identical terms as the Selling Shareholders, and subject to proration together with and on the same terms as the Selling Shareholders. All remaining Bank Options which are entitled to participate in the Aggregate Option Price but the holder of a Bank Option elects not to participate in the Aggregate Option Price shall be cancelled immediately prior to the Effective Time of the Merger.

    2.9 DIRECTORS' AGREEMENTS. The Directors' Agreements previously entered into by each of the Directors of the Bank continue to be in full force and effect, and shall apply to the Agreement as amended pursuant to this Second Amendment. By signing [the] Second Amendment [to this Agreement], each of the Directors of the Bank so agrees.

    2.10 (a) TRANSMITTAL LETTER. On or about the mailing date of the Joint Proxy Statement/Prospectus, the Company, the Bank or the Company's Exchange Agent shall mail appropriate transmittal materials to the stockholders of Bank Stock, in form acceptable to the Company. The transmittal materials shall include documentation by which stockholders may indicate their election regarding the sale of shares in the Offering, subject to the possible adjustment as provided in Section 2.1(b), and shall provide that sale in the Offering will be contingent on the completion of the Offering. The transmittal letter shall also contain a power of attorney authorizing an authorized representative of the Company to exchange the Bank's shares for Company shares, and then immediately deliver the Company shares to the Underwriter for sale in the Offering. The transmittal letter shall also require a signature guarantee, from a bank or brokerage with medallion capability. The holder of Bank Stock shall be instructed to send to the Company, or to the entity designated by the Company (which may be the Bank or the Exchange Agent), the holder's Bank Stock certificates with the properly completed letter of transmittal. The transmittal letter shall contain an election box and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Company requires). The transmittal materials shall identify the Election Deadline established by the Company, which shall not be less than 30 days from the date of mailing of such transmittal letter to the holder (or such shorter time as the Bank may approve), and shall state that any share of Bank Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted an effective, properly completed letter of transmittal together with the Bank Stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder, and shall not sell Company Stock in the Offering. The Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

    (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Company or its designee shall have actually received a properly completed letter of transmittal by the date and time established by the Company and specified in the transmittal materials, as such date and time may be extended by the Company in its discretion (the "Election Deadline"). A letter of transmittal shall be deemed properly completed only if an Election is indicated for each share of Bank Stock covered by such letter of transmittal and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Bank Stock owned by the holder of Bank Stock, together with duly executed transmittal materials included in or required by the letter of transmittal. Any Election may be revoked or changed by the person submitting a revised, properly completed letter of transmittal at or prior to the Election Deadline. In the event a letter of transmittal is revoked prior to the Election Deadline, the shares of Bank Stock represented by such Election shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and the Company shall cause the certificates representing such shares of Bank Stock to be promptly returned without charge to the person submitting the revoked Election upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election, the Company or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the letter of transmittal, and any decisions of the Company and Bank required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither the Company nor the Exchange Agent shall be liable for the failure to notify any person of any defect in an Election or the letter of transmittal, provided that the Company uses its reasonable best efforts promptly to notify (or to cause the Exchange Agent promptly to notify) any holder of Bank Stock of any defect in an Election or the Letter of Transmittal.

    (c) If the aggregate number of shares of Bank Stock as to which Elections to sell shall have effectively been submitted would, absent proration, result in the sale in the Offering of more or less shares than are permitted pursuant to
Section 2.1(b), then the sales in the Offering shall be increased or reduced pro rata as provided in Section 2.1(b) in order to ensure that the shares sold by Selling Shareholders in the Offering do not exceed or are not less than the amounts provided in Section 2.1(b).

    (d) CALCULATIONS. The calculations required by this Section 2.10 shall be prepared by the Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer or Chief Executive Officer of the Company and furnished to the Bank at least two Business Days prior to the Closing Date showing the manner of calculation in reasonable detail. Any cash payment shall be rounded to the nearest cent.

    (e) NO FRACTIONAL SHARES OR WARRANTS. Notwithstanding any other provisions of this Agreement, each holder of shares of Bank Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Company Stock multiplied by $15.00. Notwithstanding any other provision of this Agreement, no fractional warrants shall be issued, and no cash or other consideration shall be paid in lieu of fractional warrants. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Company Stock.

                                  ARTICLE III

                                  THE CLOSING

    3.1 CLOSING DATE. Consummation of the transactions contemplated by this Agreement shall take place at the office of the Bank, 3715 Sunnyside Drive, Riverside, California, or such other location as may be agreed upon by the parties, on the Closing Date. The Effective Time shall occur following the last to occur of (i) the receipt of all approvals and consents specified in this Agreement and the expiration of the applicable waiting periods specified in
Article IX, and (ii) satisfaction of the conditions precedent set forth in Articles IX, X and XI or written waiver of such conditions as provided herein (the "Closing Date", "Effective Time of the Merger" or "Effective Time").

    3.2 EXECUTION OF AGREEMENT OF MERGER. Prior to the Closing Date, and as soon as practicable after the organization of PCBG Merger Corporation, the Agreement of Merger (as amended, if necessary, to conform to any requirements of any Governmental Entity having authority over the Merger) shall be executed by Bank and PCBG Merger Corporation. On the Closing Date, the Merger shall become effective in accordance with the approvals granted by the Commissioner, the FDIC and the FRB, and the Agreement of Merger, together with all requisite certificates, shall be duly filed with the California Secretary of State.

    3.3 DOCUMENTS TO BE DELIVERED. At the Closing the Parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions called for in this Agreement. If, at any time after the Effective Time of the Merger, the Company or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the Parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

    3.4  EXCHANGE PROCEDURES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, the Company shall deposit with the Exchange Agent shares of Company Stock and Warrants to be issued to selling shareholders of the Bank, such shares being the number of shares of Company Stock equal to the Aggregate Purchase Consideration issuable in the Merger. The Exchange Agent shall deliver or cause to be delivered to the Underwriter those of such shares to be sold in the Offering. Upon completion of the Offering, the Underwriter will deposit with the Exchange Agent the gross proceeds of the sale of shares by selling shareholders in the Offering. The Exchange Agent shall distribute to each selling shareholder the cash proceeds, shares of Company Stock and Warrants to which such selling shareholder is entitled, provided that the selling shareholder shall have delivered the requisite letter of transmittal and Bank share certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (b) EXCHANGE OF CERTIFICATES. Each holder of a certificate formerly representing Bank Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials required by Section 2.10, to the Exchange Agent shall, upon acceptance thereof, be entitled to the Per Share Consideration of a certificate representing Company Stock or the proceeds of the sale of such stock in the Offering and Warrants into which the shares of Bank Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Company Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Bank certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each certificate representing Bank Stock shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Consideration Company Stock and a Warrant, as the case may be, upon such surrender. The Company shall not be obligated to deliver the consideration to which any former holder of Bank Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Bank Stock for exchange as provided in this Article III. If any certificate for shares of Company Stock, or any check representing declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

    (c) PAYMENT TO HOLDERS OF A BANK OPTION. Each holder of a Bank Option who presents a demand for cancellation and payment of such Bank Option as provided in Section 2.8 of the Agreement to the Exchange Agent prior to the Closing shall, upon acceptance thereof, be entitled to the per share equivalent of the Aggregate Option Price. Upon receipt of the Aggregate Purchase Consideration and as soon as reasonably possible after the Closing, the Exchange Agent shall deliver to each former holder of a Bank Option the consideration due each such holder under Section 2.8 of the Agreement, in the form of shares of Company Stock and Warrants as provided therein, or in the form of cash, if the shares received in exchange for the cancellation of the Bank Option were submitted for sale in the Offering as provided in Section 7.14(b). The Exchange Agent shall be entitled to rely upon the records of the Bank and the information provided in such demand for cancellation documentation provided by any such holder of a Bank Option, as verified by the Company as to the method and means of payment and disposition of such consideration.

    (d) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of Bank for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Company Stock until the Company has received a written agreement from such person as provided in Section 6.25.

    3.5 VOTING AND DIVIDENDS. Former shareholders of record of Bank shall not be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Bank Stock are converted, until such holders have exchanged their certificates representing Bank Stock for certificates representing Company Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Sections 2.10 and 3.4 of this Agreement, each certificate theretofore representing shares of Bank Stock (other than shares to be canceled pursuant to Section 2.1 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Consideration consisting of shares of Company Stock and a Warrant, and cash in lieu of fractional shares, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Bank Stock with respect to the shares of Company Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Bank Stock for which shares of Company Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.1 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Company Stock."

    3.6 NO LIABILITY. Neither the Company, the Bank nor the Exchange Agent shall be liable to any holder of shares of Bank Stock for any shares of Company Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    3.7 WITHHOLDING RIGHTS. The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the holder of the shares of Bank Stock in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

    The Bank represents and warrants to the Company as follows:

    4.1 ORGANIZATION AND GOOD STANDING. The Bank is a California banking corporation duly organized and validly existing in good standing under the laws of the State of California and it has the corporate power and authority to carry on its business as presently conducted, and is authorized to transact business as a bank. The Bank is a not a member of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. The Bank has delivered to the Company true and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof.

    4.2 CAPITALIZATION. The authorized capital stock of Bank consists of 20,000,000 shares of Common Stock, no par value, of which 844,278 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 10,000,000 shares of Preferred Stock, none of which are outstanding. Except for stock options covering 46,968 shares of Bank Stock granted pursuant to the Bank Stock Option Plan and the Warrant Agreement, no unissued shares of Bank Stock or any other securities of the Bank are subject to any warrants, options, rights or commitments of any character, kind or nature and the Bank is not obligated to issue or repurchase any shares of Bank Stock or any other security to or from any person except in accordance with the terms of the Bank Stock Option Plan and Agreements pursuant thereto, and true and correct copies, as amended and in effect as of the date hereof have been delivered to the Company. Exhibit 4.2 sets forth the name of each holder of a Bank Option, the number of shares of Bank Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option, and the expiration date of each such holder's option.

    4.3 SUBSIDIARIES. Except as indicated in Exhibit 4.3, the Bank does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

    4.4 FINANCIAL STATEMENTS. The Bank has delivered to the Company copies of the audited Consolidated Balance Sheets of the Bank as of December 31, 1997 and 1996; Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the years ended December 31, 1997, 1996 and 1995, and the related notes and related opinions thereon of Arthur Andersen LLP, certified public accountants, with respect to such financial statements (the "Audited Bank Financial Statements"). The Bank has delivered to the Company copies of the unaudited Consolidated Balance Sheet of the Bank as of September 30, 1998; Consolidated Statement of Operations, Stockholders' Equity and Cash Flows for the nine month period ended September 30, 1998, and the related notes thereon (the "Unaudited Bank Financial Statements"). The Bank has furnished the Company with true and correct copies of each management letter or other letter delivered to the Bank by Arthur Andersen LLP in connection with the Audited Bank Financial Statements or relating to any review of the internal controls of the Bank by Arthur Andersen LLP since January 1, 1996. The Audited Bank Financial Statements and the Unaudited Bank Financial Statements: (i) present fairly the financial condition and results of operations of the Bank as of and for the dates or periods covered thereby in accordance with GAAP and RAP consistently applied throughout the periods involved; (ii) are based on the books and records of the Bank; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies to the extent required by GAAP and RAP; and
(iv) none of the Audited Bank Financial Statements or Unaudited Bank Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP or RAP. The books and records of the Bank have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    4.5  BOOKS AND RECORDS.

    (a) The minute books of the Bank which have been made available to the Company contain (i) true, accurate and complete records of all meetings and actions taken by the Board of Directors, Board committees and shareholders of the Bank, and (ii) true and complete copies of its Charter Documents.

    (b) The Bank has records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP or RAP; such records, to the extent they contain important information pertaining to the Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of the Bank and in the businesses in which the Bank is engaged; and the data processing equipment and software used by the Bank in the operation of its businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of the Bank and in the businesses in which the Bank is engaged.

    4.6 PROPERTY AND ASSETS (a) Exhibit 4.6(a) sets forth a general description (including the character of the ownership of the Bank) of all real property of the Bank, including fees, leaseholds and all other interest in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Exhibit 4.6(a), (i) the Bank has good and marketable title, free and clear of any encumbrance, lien or charge of any kind or nature (except liens for taxes not yet due) to all of the property, real, mixed or intangible, reflected on the Audited Bank Financial Statements, except as reflected therein or in the notes thereto (except property sold or transferred or Encumbrances incurred in the ordinary course of business since the date thereof except (a) Encumbrances in the aggregate which do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially and adversely affect the Bank; (b) any lien for taxes not yet due; and (c) any Encumbrances arising under the document that created the interest in the Real Property (other than Encumbrances arising as a result of any breach or default of the Bank);
(ii) all leasehold interests for Real Property and any material personal property used by the Bank in its business are held pursuant to lease agreements which are valid and enforceable, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of the Bank, threatened with respect to such properties; (iv) the Bank has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by the Bank in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by the Bank are adequately insured in such amounts and against such risks as is customary with banks of similar size. The Bank has furnished the Company with true and correct copies of all leases included on Exhibit 4.6(a) delivered as of the date of the Agreement.

    (b) CONDITION OF PROPERTIES. All tangible properties of the Bank that are material to the business, financial condition, or results of operations of the Bank are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Bank as presently conducted, and comply with all applicable Rules related thereto. Except as set forth in Exhibit 4.6(a), (i) the execution of this Agreement, the performance of the obligations of the Bank hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Exhibit 4.6(a), or give any other party thereto a right to terminate or modify any term thereof; (ii) the Bank has no obligation to improve any Real Property; (iii) each lease and agreement under which the Bank is a lessor is in full force and effect and is a valid and legally binding obligation of the Bank, and, to the best knowledge of the Bank, each other party thereto; and (iv) the Bank, and to the best knowledge of the Bank, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or, to the best knowledge of the Bank, threatened proceeding, or proceeding which the Bank has reason to believe may be threatened, with respect to such property or any such lease.

    4.7  LITIGATION PROCEEDINGS AND AGREEMENTS WITH GOVERNMENTAL ENTITIES.

    (a) The Bank is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other Governmental Entity except as is shown on Exhibit 4.7. Except as set forth on Exhibit 4.7, the Bank is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against the Bank. The Bank is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving the Bank or any of its business or properties except as described in
Exhibit 4.7. The Bank has not been served with notice of, nor, to best of Bank's knowledge is it currently under investigation with respect to, any violation of federal, state or local law or administrative regulation. Except as set forth on
Exhibit 4.7, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of the Bank, affecting the Bank or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Bank,
(b) requires any payment by, or excuses a material obligation of a third party to make any payment to, the Bank, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, the Bank; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of the Bank that has been threatened, or which the Bank has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Bank, in connection with which any such person has or may have rights to be indemnified by the Bank.

    (b) Except as set forth in Exhibit 4.7, the Bank is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

    4.8 TAXES AND ASSESSMENTS. The Bank has timely filed all federal income and state franchise tax returns and all tax reports or returns which it is required to file with applicable federal, state, county or local authorities and agencies except (a) where the failure to make any such filing would not have any materially adverse effect on the business, financial condition or results of operations of the Bank taken as a whole, and (b) where the required filing date has been lawfully extended, and the Bank has paid all taxes provided for and to be due in such returns and reports ("Tax Filings"). Except as set forth in
Exhibit 4.8, the Bank's Tax Filings have not been examined by a Governmental Entity in the past five (5) years. As of December 31, 1997, to the extent required by GAAP, the Bank had paid, or set up adequate accruals for the payment of, all taxes, penalties and assessments for which it was liable as of such date, whether or not disputed, with respect to any and all United Sates federal, foreign, state, local, environmental (including under any Environmental Law) and other taxes for the periods covered by the financial statements of the Bank and for all prior and subsequent periods. Except as set forth in Exhibit 4.8 the Bank has no knowledge of any deficiency proposed to be assessed against it. The Bank has paid all assessments made by the FDIC and the Commissioner required to be paid prior the date hereof. There is currently no federal or state income tax audit or investigation in process or to the best knowledge of the Bank any other pending investigation by any authorized body of the taxes paid or to be paid by the Bank, and the Bank has not been informed that any such audit or investigation is proposed.

    4.9  COMPLIANCE WITH LAWS AND REGULATIONS.

    (a) Except as set forth in Exhibit 4.9, the Bank is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

    (b) The Bank has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by the Bank are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of the Bank.

    4.10 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 4.10, the Bank has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which the Bank is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of the Bank, except for loans of the Bank in default on the date of this Agreement. No party with whom the Bank has an agreement which is material to the financial condition, results of operations or business of the Bank is in default thereunder.

    4.11  EMPLOYEES.

    (a) Except as set forth in Exhibit 4.11(a), there are no understandings for the employment of any officer or employee of the Bank which are not terminable by the Bank without liability on not more than 30 days' notice. Except as set forth in Exhibit 4.11(a), the Bank is not a party to an oral or written consultant agreement not terminable upon 60 days' or less notice or involving the payment of more than $10,000 per annum. Except as set forth in Exhibit 4.11(a), there are no material controversies pending or threatened between the Bank and any of its employees. Except as disclosed in the Audited Bank Financial Statements, the Unaudited Bank Financial Statement or in Exhibit 4.11(a), all material sums due for employee compensation and benefits have been duly and adequately paid or provided, and all deferred compensation obligations are fully funded. The Bank is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Exhibit 4.11(a), no director, officer or employee of the Bank is entitled to receive any payment of any amount under any employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

    (b) Except as disclosed in Exhibit 4.11(b), (i) the Bank is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and in any unfair labor practice; (ii) there is no material unfair labor practice complaint against the Bank pending or, to the knowledge of the Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of the Bank, threatened against or directly affecting the Bank; and (iv) the Bank has not experienced any material work stoppage or other material labor difficulty during the past five years, except in each case which would not result in a Material Adverse Change.

    (c) Except as disclosed in Exhibit 4.11(c), the Bank does not maintain, contribute to or participate in or have any material liability under any employee benefit plans, as defined in ERISA, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of the Bank (the "Employee Plans"). To the best knowledge of the Bank, no present or former employee of the Bank has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. The Bank does not participate in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Exhibit 4.11(c), the Bank does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of the Bank.

    (d) Exhibit 4.11 (d) sets forth and describes all Employee Plans in which the Bank participates, or by which it is bound, including, without limitation;
(i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "Employee Plans"). Except as set forth in Exhibit 4.11(d), (i) there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or Employee Plan other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) the Bank is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such Employee Plans; (iii) the Bank has substantially performed all of its obligations under all such Employee Plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Bank, threatened against any such Employee Plans and employment agreements or the assets of such plans, and to the best knowledge of the Bank, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

    (E) THE "EMPLOYEE PLANS" (WITHIN THE MEANING OF SECTION 3(2) OF ERISA) DESCRIBED ON EXHIBIT 4.11(D) HAVE BEEN DULY AUTHORIZED BY THE BOARD OF DIRECTORS OF THE BANK. EXCEPT AS SET FORTH IN EXHIBIT 4.11(D), EACH SUCH PLAN AND ASSOCIATED TRUST INTENDED TO BE QUALIFIED UNDER SECTION 401(A) AND TO BE EXEMPT FROM TAX UNDER SECTION 501(A) OF THE CODE, RESPECTIVELY, HAS EITHER RECEIVED A FAVORABLE DETERMINATION LETTER FROM THE INTERNAL REVENUE SERVICE (THE "IRS"), HAS APPLIED FOR SUCH A DETERMINATION LETTER OR WILL APPLY FOR SUCH A DETERMINATION LETTER BEFORE THE EXPIRATION OF THE REMEDIAL AMENDMENT PERIOD SET FORTH IN SECTION 401(B) OF THE CODE, AS THE IRS MAY EXTEND SUCH PERIOD, AND TO THE BEST KNOWLEDGE OF THE BANK, NO EVENT HAS OCCURRED THAT WILL OR COULD GIVE RISE TO DISQUALIFICATION OF ANY SUCH PLAN WHICH IS INTENDED TO BE QUALIFIED UNDER SECTION 401(A) OF THE CODE OR LOSS OF THE EXEMPTION FROM TAX OF ANY SUCH TRUST WHICH IS INTENDED TO BE EXEMPT FROM TAX UNDER SECTION 501(A) OF THE CODE. NO EVENT HAS OCCURRED THAT WILL OR COULD SUBJECT ANY SUCH PLANS TO TAX UNDER
SECTION 511 OF THE CODE. NONE OF SUCH PLANS HAS ENGAGED IN A MERGER OR CONSOLIDATION WITH ANY OTHER PLAN OR TRANSFERRED ASSETS OR LIABILITIES FROM ANY OTHER PLAN. TO THE BEST OF THE BANK'S KNOWLEDGE, NO PROHIBITED TRANSACTION (WITHIN THE MEANING OF SECTION 409 OR 502(I) OF ERISA OR SECTION 4975 OF THE
CODE) OR PARTY-IN-INTEREST TRANSACTION (WITHIN THE MEANING OF SECTION 406 OF ERISA) HAS OCCURRED WITH RESPECT TO ANY OF SUCH PLANS WHICH COULD SUBJECT THE BANK TO AN EXCISE TAX OR PENALTY. TO THE BEST KNOWLEDGE OF THE BANK, NO EMPLOYEE OF THE BANK HAS ENGAGED IN ANY TRANSACTIONS WHICH COULD SUBJECT THE BANK TO INDEMNIFY SUCH PERSON AGAINST LIABILITY. ALL COSTS OF PLANS HAVE BEEN PROVIDED FOR ON THE BASIS OF CONSISTENT METHODS IN ACCORDANCE WITH SOUND ACTUARIAL ASSUMPTIONS AND PRACTICES. NO EMPLOYEE PLAN HAS INCURRED ANY "ACCUMULATED FUNDING DEFICIENCY" (AS DEFINED IN SECTION 302(2) OF ERISA), WHETHER OR NOT WAIVED, TAKING INTO ACCOUNT CONTRIBUTIONS MADE WITHIN THE PERIOD DESCRIBED IN
SECTION 412(C)(10) OF THE CODE; NOR ARE THERE ANY UNFUNDED AMOUNTS UNDER ANY EMPLOYEE PLAN WHICH IS REQUIRED TO BE FUNDED UNDER PART 3 OF SUBTITLE IB OF ERISA AND SECTION 412 OF THE CODE); NOR HAS THE BANK FAILED TO MAKE ANY CONTRIBUTIONS OR PAY ANY AMOUNT DUE AND OWING AS REQUIRED BY LAW OR THE TERMS OF ANY EMPLOYEE PLAN OR EMPLOYMENT AGREEMENT. SUBJECT TO AMENDMENTS THAT ARE REQUIRED BY THE TAX REFORM ACT OF 1986 AND LATER LEGISLATION, SINCE THE LAST VALUATION DATE FOR EACH EMPLOYEE PLAN, THERE HAS BEEN NO AMENDMENT OR CHANGE TO SUCH PLAN THAT WOULD INCREASE THE AMOUNT OF BENEFITS THEREUNDER.

    (F) THE BANK DOES NOT SPONSOR OR PARTICIPATE IN, OR HAS NOT SPONSORED OR PARTICIPATED IN, ANY EMPLOYEE BENEFIT PENSION PLAN TO WHICH SECTION 4021 OF ERISA APPLIES THAT WOULD CREATE A LIABILITY UNDER TITLE IV OF ERISA.

    (G) THE BANK DOES NOT SPONSOR OR PARTICIPATE IN, OR HAS NOT SPONSORED OR PARTICIPATED IN, ANY EMPLOYEE PLAN THAT IS A "MULTI-EMPLOYER PLAN" (WITHIN THE MEANING OF SECTION 3(37) OF ERISA) THAT WOULD SUBJECT SUCH PERSON TO ANY LIABILITY WITH RESPECT TO ANY SUCH PLAN.

    (H) ALL GROUP HEALTH PLANS OF THE BANK (INCLUDING ANY PLANS OF AFFILIATES OF THE BANK THAT MUST BE TAKEN INTO ACCOUNT UNDER SECTION 162(I) OR (K) OF THE CODE AS IN EFFECT IMMEDIATELY PRIOR TO THE TECHNICAL AND MISCELLANEOUS REVENUE ACT OF 1988 AND SECTION 4980B OF THE CODE) HAVE BEEN OPERATED IN COMPLIANCE WITH THE GROUP HEALTH PLAN CONTINUATION COVERAGE REQUIREMENTS OF SECTION 4980B OF THE CODE TO THE EXTENT SUCH REQUIREMENTS ARE APPLICABLE.

    (I) THERE HAVE BEEN NO ACTS OR OMISSIONS BY THE BANK THAT HAVE GIVEN RISE TO OR MAY GIVE RISE TO FINES, PENALTIES, TAXES, OR RELATED CHARGES UNDER SECTIONS 502(C) OR (I) OR 4071 OF ERISA OR CHAPTER 43 OF THE CODE WHICH COULD BE IMPOSED ON THE BANK.

    (J) EXCEPT AS DESCRIBED IN SECTION 4.11(J), THE BANK DOES NOT MAINTAIN ANY EMPLOYEE PLAN OR EMPLOYMENT AGREEMENT PURSUANT TO WHICH ANY EMPLOYEE PLAN OR OTHER PAYMENT WILL BE REQUIRED TO BE MADE BY THE BANK OR PURSUANT TO WHICH ANY OTHER BENEFIT WILL ACCRUE OR VEST IN ANY DIRECTOR, OFFICER OR EMPLOYEE THE BANK, IN EITHER CASE AS A RESULT OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.

    (K) NO "REPORTABLE EVENT," AS DEFINED IN ERISA, HAS OCCURRED WITH RESPECT TO ANY OF THE EMPLOYEE PLANS.

    (L) ALL AMENDMENTS REQUIRED TO BRING EACH OF THE EMPLOYEE BENEFIT PLANS INTO CONFORMITY WITH ALL OF THE PROVISIONS OF ERISA AND THE CODE AND ALL OTHER APPLICABLE LAWS, RULES AND REGULATIONS HAVE BEEN MADE, OR WILL BE MADE BEFORE THE EXPIRATION OF THE REMEDIAL AMENDMENT PERIOD SET FORTH UNDER SECTION 401(B) OF THE CODE, AS SUCH PERIOD MAY BE EXTENDED BY THE IRS.

    (M) EXHIBIT 4.11(M) SETS FORTH THE NAME OF EACH DIRECTOR, OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF THE BANK AND EVERY OTHER PERSON ENTITLED TO RECEIVE ANY BENEFIT OR ANY PAYMENT OF ANY AMOUNT UNDER ANY EXISTING EMPLOYMENT AGREEMENT, SEVERANCE PLAN OR OTHER BENEFIT PLAN OR UNDERSTANDING AS A RESULT OF THE CONSUMMATION OF ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT, AND WITH RESPECT TO EACH SUCH PERSON, THE NATURE OF SUCH BENEFIT OR THE AMOUNT OF SUCH PAYMENT, THE EVENT TRIGGERING THE BENEFIT OR PAYMENT, AND THE DATE OF, AND PARTIES TO, SUCH EMPLOYMENT AGREEMENT, SEVERANCE OR OTHER BENEFIT PLAN OR UNDERSTANDING. THE BANK HAS FURNISHED THE COMPANY WITH TRUE AND CORRECT COPIES OF ALL DOCUMENTS WITH RESPECT TO THE PLANS AND AGREEMENTS REFERRED TO IN EXHIBIT 4.11(D) DELIVERED AS OF THE DATE OF THE

AGREEMENT, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELATED SUMMARY PLAN DESCRIPTIONS. FOR EACH OF THE EMPLOYEE PENSION BENEFIT PLANS OF THE BANK REFERRED TO IN EXHIBIT 4.11(D) DELIVERED AS OF THE DATE OF THE AGREEMENT, THE BANK HAS FURNISHED THE COMPANY WITH TRUE AND CORRECT COPIES OF (I) THE FORM 5500 WHICH WAS FILED IN EACH OF THE THREE MOST RECENT PLAN YEARS, INCLUDING WITHOUT LIMITATION, ALL SCHEDULES THERETO AND ALL FINANCIAL STATEMENTS WITH ATTACHED OPINIONS OF INDEPENDENT ACCOUNTANTS TO THE EXTENT REQUIRED; (II) THE MOST RECENT DETERMINATION LETTER FROM THE IRS; (III) THE STATEMENT OF ASSETS AND LIABILITIES AS OF THE MOST RECENT VALUATION DATE; AND (IV) THE STATEMENT OF CHANGES IN FUND BALANCE AND IN FINANCIAL POSITION OR THE STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS UNDER EACH OF SAID PLANS FOR THE MOST RECENTLY ENDED PLAN YEAR. THE DOCUMENTS REFERRED TO IN SUBDIVISIONS (III) AND (IV) FAIRLY PRESENT THE FINANCIAL CONDITION OF EACH OF SAID PLANS AS OF AND AT SUCH DATES AND THE RESULTS OF OPERATIONS OF EACH OF SAID PLANS, ALL IN ACCORDANCE WITH GAAP OR ON THE CASH METHOD OF ACCOUNTING APPLIED ON A CONSISTENT BASIS.

    4.12 CONTRACTS AND AGREEMENTS. Except as listed in Exhibit 4.12, the Bank is not a party to any oral or written agreement, commitment, or obligation (hereinafter referred to as an "Understanding" or "Material Contract") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

        (i) any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationship;

        (ii) any Understanding with any labor or collective bargaining organization or association;

       (iii) any mortgage, pledge, conditional sales contract, security agreement, or any other similar Understanding with respect to any real or personal property in an amount in excess of $25,000, under which the Bank is a debtor or to which any of its property is subject;

        (iv) any profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other similar Understanding which might provide benefits to the employees, officers or directors of the Bank;

        (v) any Understanding for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $20,000 and which will not be terminable without liability as to future purchases as of the Effective Time; it being understood that materials, supplies, service, merchandise or equipment shall not be deemed to include loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Bank in the ordinary course of its banking business;

        (vi) any Understanding for the sale of any of its assets, or for the grant of any right to purchase any of its assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights; it being understood that the foregoing shall not be deemed to include any Understanding for the sale of mortgage loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Bank in the ordinary course of its banking business;

       (vii) any guarantee, subordination or other similar or related types of Understanding except where the Bank is a beneficiary;

      (viii) any Understanding for the borrowing of any money by the Bank (other than time savings or demand deposits) or for a line of credit to it;

        (ix) any Understanding for any one capital expenditure or series of related capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;

        (x) any real property lease, whether as lessor or lessee; or any personal property lease, whether as lessor or lessee, involving payments in excess of $1000 per month;

        (xi) any Understanding to make or participate in a loan (not yet fully disbursed or funded) to any borrower or related group of borrowers, which undisbursed or unfunded amount would exceed $500,000 unsecured or secured;

       (xii) any Understanding of any kind (other than contracts relating to demand or time deposits or otherwise made in the ordinary course of business) with any director or officer of the Bank or with any member of the immediate family of any such director of officer or with any partnership, corporation, associate or entity of which any such person is an Affiliate;

      (xiii) any Understanding for insurance other than as described in Section
    4.13 below; or

       (xiv) any Understanding, the purpose or effect of which could encompass
    (a) merging with any person or bank or bank holding company other than with the Company (b) the selling of any of its assets (except in the ordinary course of business) or stock to any person, (c) recommending to any of its shareholders that their Bank Stock be sold to any person or bank other than the Company, or causing any other person to make such recommendations or acquiescing in any such recommendations made by any other person, or (d) in any other way transferring, directly or indirectly, control of the Bank.

    Except as stated in Exhibit 4.12, true and correct copies of all documents relating to the foregoing Understandings have been delivered by the Bank prior to the date hereof.

    As used in this Section 4.12, "immediate family" of a person shall mean his or her spouse, parents, children, and siblings.

    4.13 INSURANCE. The Bank has and at all times within three years of the date of this Agreement has had, in full force and effect policies of insurance and bonds (including without limitation Bankers' blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which are customary in the banking industry and are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 4.13. Set forth in Exhibit 4.13 is a schedule of all policies of insurance (other than title or credit insurance) carried and owned by the Bank, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to the Company in writing. The Bank is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. The Bank has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage.

    4.14 BROKERS. Except as indicated in Exhibit 4.14, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Bank (except for any payments for fairness opinions as required in Section 10.9) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

    4.15 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Bank. Assuming due and proper execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding agreement of the Bank in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable, and by Section 8(b) 6(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Subject to obtaining the requisite approval of this Agreement by the shareholders of the Bank, the Bank has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

    4.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by the Bank with any provision hereof and thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 4.16 any material agreement, instrument or obligation to which it is a party or by which the property of the Bank is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, Commissioner, any other required Governmental Entity and as set forth in Exhibit 4.16, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Bank; or (d) violate the Charter Documents or any Rules to which the Bank is subject.

    4.17 MATERIAL ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 4.17, since December 31, 1997 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated) ("Material Adverse Changes"):

    (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of the Bank or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of the Bank or which should be disclosed in order to make the Audited Bank Financial Statements not misleading;

    (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Bank or that may involve a loss of more than $20,000 in excess of applicable insurance coverage;

    (c) Any amendment, modification or termination of any existing, or entry into any new Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Bank;

    (d) Any disposition by the Bank of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Bank;

    (e) Any direct or indirect redemption, purchase or other acquisition by the Bank of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Bank Stock whether consisting of money, other personal property, real property or other things of value;

    (f) Any changes by the Bank in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Entity having jurisdiction over the Bank;

    (g) A reduction in the Bank's CAMELS rating;

    (h) A reduction in the Bank's CRA rating to less than satisfactory;

    (i) A reduction in shareholders' equity to less than 100% of the Bank's shareholders' equity at December 31, 1998 as reduced for any cash dividends paid in 1999 or as authorized by Section 6.2(vii) and as determined in accordance with GAAP or RAP; and/or a reduction in the Bank's 1999 net income to less than 85% of the Bank's 1999 projected net income, as agreed between the Bank and Company;

    (j) Any event of which the Bank obtains knowledge which may materially and adversely affect the business, financial condition, results of operations or prospects of the Bank; or

    (k) Any event, development or circumstance that, to the best knowledge of the Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to the Bank of the services of any Executive Officers of the Bank.

    4.18 REPORTS AND FILINGS. Since January 1, 1995, the Bank has filed all reports, returns, registrations and statements (such reports and filings referred to as "Bank Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of the Bank. No administrative actions have been taken or orders issued in connection with such Bank Filings. As of their respective dates, each of such Bank Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of such Bank Filings that was intended to present the financial position of Bank fairly and was prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved. The Bank has made available to the Company true and correct copies of all Bank Filings filed by the Bank since January 1, 1995.

    4.19 INFORMATION REGARDING LOANS. The Bank has provided the Company access to all of the information in its possession concerning its loans, and such information was true and correct in all material respects as of the date access was provided. Except as may be disclosed in Exhibit 4.19, (i) all loans and discounts shown on the Audited Bank Financial Statements at December 31, 1997 or which were entered into after December 31, 1997, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of the Bank, in accordance in all material respects with the Bank's lending practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or enforcement of creditor rights and the application of equitable principles in any action, legal or equitable; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements constituting the Bank's loan portfolio, taken as a whole, are and will be, in all material respects, enforceable except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles; and (iii) the Bank has complied in all material respects, and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. All loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments that are on the Bank's books were made in accordance with customary lending standards of the Bank in the ordinary course of business. Such loans are evidenced by documentation based upon customary and ordinary past practices of the Bank. Prior to the date hereof, the Bank has provided the Company with a schedule which sets forth a description (a) by type and classification, if any, of each loan, lease or other extension of credit and commitment to extend credit; (b) by type and classification, if any, of all loans, leases, other extensions of credit and commitments to extend credit that have been classified by any Governmental Entity or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans as to which any payment of principal, interest or other amount is 90 days or more past due.

    (b) As of (i) the date of this Agreement, (ii) the Determination Date and
(iii) the Closing Date, the allowance for loan and lease losses for the Bank is adequate and in accordance with GAAP and RAP.

    4.20 COMPLIANCE WITH CRA. To the best knowledge of the Bank, the Bank's compliance under the CRA should not constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application.

    4.21  CERTAIN INTERESTS.  Except as described in Exhibit 4.12(xii), Exhibit
4.21 sets forth a description of each instance in which an executive officer or director of the Bank (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of the Bank; (b) is indebted to the Bank except for normal business expense advances; or (c) is a creditor (other than as a Deposit holder) of the Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in Exhibit 4.21, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

    4.22 BRANCHES. Exhibit 4.22 hereto sets forth the common name and location of each office of the Bank, an indication of whether such office is a branch, service center, or other place of business, whether such premises are owned or leased, the basic terms of such leases, the common name and location of each approved but unopened office, and a description of each application for additional offices of the Bank, and the status of each such application. The Bank has received appropriate and effective permits and governmental authority where any Permit, approval or notice was required by law or regulation prior to the establishment and operation of each such office now in operation. Except for the offices described on Exhibit 4.22, the Bank does not operate or conduct business out of any other location and the Bank does not have any current application for, and the Bank has not received permission to open, any other branch or to operate out of any other location.

    4.23 UNDISCLOSED LIABILITY. The Bank has no liabilities or obligations, either accrued or contingent, which are in excess of Twenty Thousand Dollars ($20,000) individually or in the aggregate, which have not been:

        (i) reflected or disclosed in the Audited Bank Financial Statements or Unaudited Bank Financial Statements;

        (ii) incurred subsequent to December 31, 1997, in the ordinary course of business; or

       (iii) disclosed on Exhibit 4.23 or any other exhibit to this Agreement.

    To the best of the Bank's knowledge and the knowledge of their executive officers and directors, after due investigation, there is no basis for the assertion against the Bank of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of the Bank, taken as a whole, which is not fairly reflected in the Audited Bank Financial Statements, the Unaudited Bank Financial Statements or otherwise disclosed on Exhibit 4.23 hereto.

    4.24 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Bank set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Bank to be reasonable.

    4.25 ENVIRONMENTAL LAWS. Except as may be disclosed in Exhibit 4.25, to the best of the Bank's knowledge (and without conducting any site investigation or other analysis for the purpose of making this representation), neither the conduct nor operation of the Bank nor any condition of any Real Property presently or previously owned, leased or operated by the Bank violates or violated Environmental Laws in any respect material to the business of Bank taken as a whole and no condition or event has occurred with respect to the Bank or any Real Property that, with notice or the passage of time, or both, would constitute a violation material to the business of the Bank taken as a whole of Environmental Laws or obligate (or potentially obligate) the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such Real Property where the aggregate cost of such actions would be material to the Bank taken as a whole. Except as may be disclosed in Exhibit 4.25, the Bank has not received any notice from any person or entity that the Bank or the operation or condition of any Real Property ever owned, leased or operated by the Bank is or was in violation of any Environmental Laws or that the Bank is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such Real Property.

    4.26 COMMISSIONER AND FDIC EXAMINATIONS. (a) The Commissioner has completed an examination of the Bank as of November 30, 1996, and (i) the Commissioner believes the Bank's allowance for loan losses is adequate and the Commissioner required no material adjustments, and (ii) the Bank's CAMELS rating did not adversely change and the Bank's financial condition is deemed by the Commissioner to be satisfactory.

    (b) The FDIC has completed an examination of the Bank as of December 31, 1997, and (i) the FDIC believes the Bank's allowance for loan losses is adequate and the FDIC required no material adjustments, and (ii) the Bank's CAMELS rating did not adversely change and the Bank's financial condition is deemed by the FDIC to be satisfactory.

    (c) The FDIC has completed an examination of the Bank and Banklink Corporation, the Bank's data processing subsidiary, for compliance with Year 2000 safety and soundness issues as of February 3, 1998, and the FDIC has rated the Bank and Banklink Corporation at least satisfactory regarding the Bank's and Banklink Corporation's progress in addressing Year 2000 Safety and Soundness Progress Standards established by the FDIC. Further, Banklink Corporation has also been rated satisfactory regarding its progress in addressing Year 2000 Safety and Soundness issues.

    4.27 INSIDER LOANS; OTHER TRANSACTIONS. The Bank has previously provided the Company with a listing, current as of November 30, 1998, of all extensions of credit made to the Bank and each of its Executive Officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. The Bank does not owe any amount to, nor does it have any contract or lease with or commitment to, any of the present Executive Officers or directors of the Bank (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

    4.28 DERIVATIVE TRANSACTIONS. The Bank is not a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

    4.29 TRUST ADMINISTRATION. The Bank presently does not exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.29 includes (i) any and all common law or other trusts between an individual, corporation or other entities and the Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, intervivos, and charitable trust indentures; (ii) any and all decedents' estates where the Bank is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Bank is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the Bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    4.30 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Bank for inclusion in the S-1, the S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, in the case of the S-1, the S-4 and the Proxy Statement, when it is first mailed to the shareholders of the Bank, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-1 and the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the S-1, the S-4 and Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of the Bank, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the Bank shareholders' meeting.

    4.31 ACCURATE DISCLOSURE. The Bank agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, Rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of the Bank will fairly present the financial position of the Bank and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 4.31, the Bank makes no representation or warranty with respect to any information supplied by the Company.

    4.32 YEAR 2000. The Bank and Banklink Corporation have formed a Year 2000 management committee to identify potential problems associated with the Year 2000 issues and to develop resolutions to any problems. The Bank and Banklink Corporation are making satisfactory progress for compliance with Year 2000 safety and soundness issues in order to ensure that the Bank's and Banklink Corporation's existing computer systems are Year 2000 compliant.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Bank as follows:

    5.1 ORGANIZATION AND GOOD STANDING. The Company is a California corporation duly organized and validly existing in good standing under the laws of the State of California, is proposed to be registered with the FRB to become a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. The Company has delivered to the Bank true and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof.

    5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, of which 10,000 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 100,000,000 shares of Preferred Stock, of which not more than 2 million shares have been issued or are to be issued before the Closing Date. Except as provided in Exhibit 5.2, no unissued shares of Company Stock or any other securities of the Company are subject to any warrants, options, rights or commitments of any character, kind or nature and the Company is not obligated to issue or repurchase any shares of Company Stock or any other security to or from any person except in accordance with the terms of the proposed Company Stock Option Plan and Agreements pursuant thereto. Exhibit 5.2 sets forth the name of each holder of a Company stock option, the number of shares of Company Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option and the expiration date of each such holder's option.

    5.3 SUBSIDIARIES. Except for PCBG Merger Corporation, which the Company intends to own prior to the Closing Date, the Company does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

    5.4 FINANCIAL STATEMENTS. The Company has delivered to the Bank copies of the unaudited Statements of Financial Condition of the Company as of December 31, 1997 (the "Company Financial Statements"). The Company Financial Statements:
(i) present fairly the financial condition and results of operations of the Company as of and for the dates or periods covered thereby in accordance with GAAP consistently applied throughout the periods involved; (ii) are based on the books and records of the Company; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves loan losses and other contingencies to the extent required by GAAP; and (iv) none of the Company Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements and reflect any actual transactions. Since the Company was recently incorporated, there are no audited financial statements of the Company for December 31, 1997 or previous years.

    5.5  LITIGATION PROCEEDINGS AND AGREEMENTS WITH GOVERNMENTAL ENTITIES.

    (a) The Company is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other Governmental Entity except as is shown on Exhibit 5.5. Except as set forth on Exhibit 5.5, the Company is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against the Company. The Company is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving the Company or any of its business or properties except as described in Exhibit 5.5. The Company has not been served with notice of, nor, to best of the Company's knowledge is it currently under investigation with respect to, any violation of federal, state or local law or administrative regulation. Except as set forth on Exhibit 5.5, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of the Company, affecting the Company or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company, (b) requires any payment by, or excuses a material obligation of a third party to make any payment to, the Company, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, the Company; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of the Company that has been threatened, or which the Company has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Company, in connection with which any such person has or may have rights to be indemnified by the Company.

    (b) Except as set forth in Exhibit 5.5, the Company is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of bank holding companies or banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

    5.6 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 5.6, the Company has performed in all respects all of obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which the Company is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of the Company. No party with whom the Company has an agreement which is material to the financial condition, results of operations or business of the Company is in default thereunder.

    5.7 BROKERS. Except as indicated in Exhibit 5.7, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Company (except for any payments for fairness opinions as required in Section 11.14) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

    5.8 INSURANCE. The Company has in full force and effect policies of insurance and bonds with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which in the judgment of the Company are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 5.8. Set forth in Exhibit 5.8 is a schedule of all policies of insurance (other than title or credit insurance) carried and owned by the Company, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to the Bank in writing. The Company is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. The Company has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage.

    5.9 MATERIAL ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 5.9 since inception there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated)("Material Adverse Changes"):

    (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of the Company or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of the Company or which should be disclosed in order to make the Company Financial Statements not misleading.

    (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Company or that may involve a loss of more than $10,000 in excess of applicable insurance coverage;

    (c) Any amendment, modification or termination of any existing, or entry into any new, Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Company;

    (d) Any disposition by the Company of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company; or

    (e) Any direct or indirect redemption, purchase or other acquisition by the Company of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of the Company Stock whether consisting of money, other personal property, real property or other things of value.

    5.10  COMPLIANCE WITH LAWS AND REGULATIONS.

    (a) Except as set forth in Exhibit 5.10, the Company is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

    (b) To the best of its knowledge, the Company has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by the Company are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of the Company.

    5.11 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. Assuming due and proper execution and delivery of this Agreement by the Bank, this Agreement constitutes a legal, valid and binding agreement of the Company in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. Subject to obtaining requisite approval of this Agreement by the shareholders of the Company, if required, the Company has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

    5.12 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by the Company with any provision hereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in
Exhibit 5.12 any material agreement, instrument or obligation to which it is a party or by which the property of the Company is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the Commissioner and any other required Governmental Entity, and as set forth in Exhibit 5.12, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets or the Company; or (d) violate the Charter Documents or any Rules to which the Company is subject.

    5.13 REPORTS AND FILINGS. Since inception, the Company has filed all reports, returns, registrations and statements (such reports and filings referred to as "the Company Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FRB,
(b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of the Company. No administrative actions have been taken or orders issued in connection with the Company Filings. As of their respective dates, each of the Company Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of the Company Filings that was intended to present the financial position of the Company fairly and was prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved.

    5.14  (reserved)

    5.15 UNDISCLOSED LIABILITY. The Company has no liabilities or obligations, either accrued or contingent, which are in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, which have not been:

        (i) reflected or disclosed in the Company Financial Statements;

        (ii) incurred since inception, in the ordinary course of business; or

       (iii) disclosed on Exhibit 5.15 or any other exhibit to this Agreement.

    To the best of the Company's knowledge and the knowledge of its officers and directors, after due investigation, there is no basis for the assertion against the Company of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of the Company, taken as a whole, which is not fairly reflected in the Company Financial Statements, or otherwise disclosed on Exhibit 5.15 hereto.

    5.16 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Company set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Company to be reasonable.

    5.17 AUTHORITY OF PCBG MERGER CORPORATION. The execution and delivery by PCBG Merger Corporation of the Agreement of Merger and, subject to the requisite approval of the shareholder of PCBG Merger Corporation, the consummation of the transactions completed thereby will be duly and validly authorized by all necessary corporate action on the part of PCBG Merger Corporation, and the Agreement of Merger will be, upon execution by the parties thereto, a valid and binding obligation of PCBG Merger Corporation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, by general equitable principles. Except as set forth in Exhibit 5.17, neither the execution and delivery by PCBG Merger Corporation of the Agreement of Merger, nor the consummation of the transaction contemplated therein, nor compliance by PCBG Merger Corporation with any of the provisions thereof will
(a) conflict with or result in a breach of any provision of its Charter Documents; (b) except for approval by the shareholder of PCBG Merger Corporation and the prior approval of the Commissioner or the FRB, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of PCBG Merger Corporation; or (d) subject to obtaining the Consents referred to in subsection (b) of this Section 5.17, and the expiration of any waiting period, violate any Rules to which PCBG Merger Corporation is subject.

    5.18 CAPITAL OF COMPANY, OFFERING AND COMMITMENTS. The Company intends to use its best efforts to conduct the Offering in order to permit stockholders of the Bank and Valley Bank, to sell shares of Company Stock and to provide capital for expenses, growth and operations of the Company. As of the date of this Agreement, the Company and Sutro have entered into the Engagement Agreement, a copy of which has been provided to the Bank and which has not been terminated or materially altered, except that the Company can change its relationship with Sutro, or increase or decrease the number of underwriters or co-mangers of the Offering, in the Company's sole discretion. The Company shall not impose any cost or expense of the Offering, including Underwriter costs and expenses, on any selling shareholder.

    5.19 REGULATORY APPROVALS. To the best knowledge of the Company, except as described in Section 5.19 of this Agreement, the Company has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

    5.20 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Company for inclusion in the S-1, the S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, in the case of the S-1, S-4 and the Proxy Statement (or incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the S-1 and the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

    5.21 ACCURATE DISCLOSURE. The Company agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, Rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of the Company will fairly present the financial position of the Company and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.21, the Company makes no representation or warranty with respect to any information supplied by the Bank.

    5.22 OTHER TRANSACTIONS. The Company has informed the Bank of all other acquisition transactions that the Company is contemplating or reviewing as of the date of this Agreement.

    5.23 DUE DILIGENCE. The Company and its representatives have had the opportunity to conduct a due diligence of the Bank, and such due diligence has been shared with the Managing Underwriter. As of December 15, 1998, the Company and its agents have completed a primary review of the financial condition of the Bank, and to the best knowledge of the Company and its agents, no item concerning the financial condition of the Bank has come to the attention of the Company or its agents that would preclude the consummation of the Merger as described herein.

                                   ARTICLE VI
                             COVENANTS OF THE BANK

    The Bank covenants and agrees with the Company as follows:

    6.1 BEST EFFORTS. The Bank shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and XI hereof.

    6.2 CONDUCT OF BUSINESS. Unless the Company shall give its prior consent, which consent will not be unreasonably withheld, or unless otherwise indicated, until the Effective Time, the Bank will:

        (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

        (ii) refrain from (a) creating, incurring, or suffering to exist, any encumbrance or restriction of any kind against or in respect of any property or right of the Bank except for such which are not material in amount or nature to the financial condition or results of operations of the Bank, except for a pledge or security interest given in connection with the acceptance of government or public deposits; it being understood that the foregoing shall not be deemed to preclude loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred in the ordinary course of the Bank's banking business, and (b) borrowing or agreeing to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any obligations of others except for such which are not material in amount or nature to the financial condition or results of operations of the Bank;

       (iii) refrain from making or becoming a party to any Material Contract or material commitment, or renewing, extending, amending or modifying any such contract or commitment except for loan and deposit transactions, in the usual and ordinary course of business, consistent with past practice; and refrain from making any loan or other extension of credit, or entering into any commitment to make any loan or other extension of credit, to any Bank director, executive officer or employee or 5% or more shareholder, except in accordance with existing practice or policy; and refrain from extending any lease;

        (iv) refrain from making any capital expenditures or commitments to do so, except for ordinary repairs and replacements, exceeding $50,000 for any one item or $200,000 for all items in the aggregate;

        (v) refrain from paying or agreeing to pay any bonus, extra compensation, pension or severance pay, under any pension plan or otherwise, or increasing the rate of compensation paid by the Bank at June 30, 1998, to any officer, director, agent, consultant, or employee (except for raises and bonuses consistent with past practices accrued and paid prior to the Determination Date and except as contemplated by this Agreement), and any such amounts shall be accrued or paid in accordance with GAAP prior to the Determination Date; or agreeing to enter into any employment agreements or hire any officer level staff where such agreements or arrangements cannot be terminated without any liability upon not more than 90 days notice; or agreeing to hire any president of Banklink;

        (vi) maintain its assets and properties in good condition and repair (ordinary wear and tear excepted) and refrain from selling or otherwise disposing of any of its assets or properties, except in the usual and ordinary course, consistent with prior customary practice, and in accordance with safe and sound practices, and maintain the Bank's present branch operations unless changed by mutual agreement;

       (vii) refrain from declaring or paying any dividend on or making any other distribution upon, or purchasing or redeeming, any shares of the Bank Stock;

      (viii) refrain from (a) issuing or selling or obligating itself to issue or sell any shares of the Bank Stock or any other securities or any warrants, rights or options to acquire Bank Stock or other securities, except for the exercise of the Warrant Agreement, (b) effecting a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

        (ix) refrain from directly or indirectly redeeming, purchasing or otherwise acquiring any Bank Stock or stock of any corporation or any interest in any business enterprise except as it relates to a foreclosure in the usual and ordinary course of its business;

        (x) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement;

        (xi) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with the Bank's other obligations under this Agreement;

       (xii) use its best efforts to preserve the goodwill of its depositors, customers and those having business relations with it, refrain from materially changing the make-up of the Bank's deposit structure, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have a material adverse effect, taken as a whole, on the financial condition, or results of operations of the Bank in a manner consistent with the Bank's other obligations under this Agreement;

      (xiii) use its best efforts to maintain insurance and bond coverage at least equal to that now in effect on all its properties and all properties for which it is responsible and on its business operations, and carry the same coverage for public liability, personal injury and property damage that is now in effect, except if such insurance and coverage (a) is not available except at extraordinary rates, or (b) is not available except under materially different terms which are inconsistent with those in effect as of the date of this Agreement, and following the receipt of the consent of the Company, renew the Bank's directors and officers liability insurance policy;

       (xiv) meet its material contractual obligations and not become in default in any material respect on any thereof;

       (xv) duly observe and conform to lawful requirements applicable to its business in all material respects;

       (xvi) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

      (xvii) refrain from commencing any proceeding to merge, consolidate or liquidate or dissolve (except as contemplated by this Agreement) or obligating itself to do so;

      (xviii) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

       (xix) except for instituting actions against borrowers of the Bank to collect loans in default, refrain from instituting, settling, or agreeing to any material claim, action or proceeding before any court or Governmental Entity unless not instituting, settling or agreeing to any material claim, action or proceeding would result in a Material Adverse Change to the Bank;

       (xx) refrain from making its credit underwriting policies, standards or practices applicable to all loans relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on the date hereof. The Bank shall not grant or commit to grant, without receiving the Company's Consent,
    (i) any loan or other extension of credit, including renewals, to an existing customer of the Bank, if such loan or other extension of credit, together with all other credit then outstanding to the same Person and all Affiliates of such Person, would exceed $1,000,000, irrespective of any plans or intentions to sell or participate all or a portion of such loans, on an unsecured basis or $1,500,000 secured by a lien on real estate, cash or readily marketable collateral, as that term is used in section 1220 ET SEQ. of the CFC, (ii) any participation loans purchased or sold, or (iii) any renewals or other extensions of credit to any borrower whose loans or other extensions of credit have been classified by any Governmental Entity. In addition, Bank shall not take any property into Other Real Estate Owned

    ("OREO"), or sell any OREO property, not in the ordinary course of the Bank's business or not in accordance with the Bank's policy concerning OREO without receiving the Company's Consent. Consent shall be deemed granted if within three Business Days of written notice received by the Company's designee, notice of objection in writing is not received by Bank;

       (xxi) refrain from making special or extraordinary material payments to any Person other than as contemplated and as disclosed in this Agreement as of the date hereof;

      (xxii) except for transactions in accordance with safe and sound banking practices, refrain from making any material investments, by purchase of stock or securities, contributions to capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

      (xxiii) advise the Company promptly in writing of any Material Adverse Change known to the Bank in the capital structure, financial condition, results of operations or of any event or condition which with the passage of time is reasonably likely to result in a Material Adverse Change to the Bank, or of any other materially adverse change known to the Bank respecting the business and operations of the Bank, or in the event the Bank determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of the Company set forth in Article XI or of any matter which would make the representations and warranties set forth in
    Article IV hereof not true and correct in any material respect at the Closing;

      (xxiv) promptly advise the Company in writing of any event or any other transaction within the Bank's knowledge whereby any person or related group of persons acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the Exchange Act or control of 5% or more of the outstanding shares of Bank Stock prior to the record date fixed for the Bank shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

      (xxv) charge-off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or RAP, applicable law or regulation, or classified as "loss" or as directed by any Governmental Entity; and maintain the allowance for loan losses of the Bank at a level which in the reasonable opinion of the Bank's management is adequate to provide for all known and estimated credit losses on loans and leases outstanding and other inherent risks in the Bank's loan portfolio, but in no case less than the level which in the reasonable opinion of the Bank's management is adequate to provide for all known and reasonably expected losses on assets outstanding in accordance with GAAP and RAP;

      (xxvi) furnish to the Company, as soon as practicable, and in any event within ten (10) days after it is prepared (except for the reports submitted to the Board of Directors of the Bank, as described in clause (i) below, which shall be furnished to the Company within ten (10) days after the Bank's Board of Directors has reviewed the report), (i) a copy of any report submitted to the Board of Directors of the Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of their businesses and access to the working papers thereto, provided, however, that the Bank need not furnish the Company communications of the Bank's legal counsel regarding the Bank's rights against and obligations to the Company or its Affiliates under this Agreement, (ii) to the extent permitted by law, copies of all reports, renewals, filings, certificates, statements and other documents filed with or received from the FDIC and/or the Commissioner or any other Governmental Entity, (iii) monthly unaudited statements of condition and statements of operations for the Bank, and quarterly unaudited statements of condition and statements of operations for the Bank and statements of changes in stockholders' equity for the Bank, in each case prepared in a manner consistent with past practice, and (iv) such other reports as the Company may reasonably request relating to the Bank. Each of the financial statements delivered pursuant to this Section 6.2(xxvi), except as stated therein, shall be prepared in accordance with the Bank's normal practices;

     (xxvii) consistent with the standards set forth in this subsection 6.2 (xxvii), the Bank agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Bank Filings will be true and complete in all material respects; and (ii) each of the Bank Filings will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Bank Filings that is intended to present the financial position of the Bank will be prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved;

     (xxviii) maintain reserves for contingent liabilities in accordance with GAAP and RAP;

      (xxix) promptly notify the Company of the filing of any material litigation, governmental or regulatory action, or similar proceeding or notice of any claims against the Bank or any of its assets;

      (xxx) Except for the Donohoe litigation previously described or those matters described in Exhibit 4.11(b), conduct good faith settlement negotiations, and, with the written consent of the Company, settle when deemed prudent by the Parties, of all existing or threatened litigation as specified in Exhibits 4.7, or for any new litigation filed or threatened from the date hereof to the Closing Date;

      (xxxi) except in the ordinary course of business, refrain from canceling or accelerating any material indebtedness owing to the Bank or any claims which the Bank may possess or waive any material rights of substantial value;

     (xxxii) refrain from selling or otherwise disposing of any Real Property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to the Bank;

     (xxxiii) refrain from foreclosing upon or otherwise taking title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that the Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

     (xxxiv) refrain from committing any act or failing to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the Bank's business, financial condition, or results of operations; and

     (xxxv) duly observe and conform, and Banklink Corporation shall duly observe and conform, to all compliance requirements for Year 2000 safety and soundness issues.

    For purposes of this Section 6.2, the Company shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) Business Days, or three (3) Business Days for loans, after actual receipt by the Company of written notice from the Bank of the Bank's intention to act contrary to any of the specified covenants set forth in this Section, the Company shall not have delivered to the Bank written objection to any such action.

    6.3 ACCESS TO INFORMATION. (a) As long as the transaction contemplated herein has not been terminated, the Bank will afford the Company, its representatives, counsel, accountants, agents and employees including the underwriter selected to assist in the issuance of the common stock contemplated in Section 9.1(iii) and its counsel (collectively "Company Representatives"), access during normal business hours to all of its business, operations, properties, personnel books, files and records and will do everything reasonably necessary to enable the Company and the Company Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of the Bank and the condition thereof, and to update such examination at such intervals as the Company shall deem appropriate. Such access shall include reasonable access by the Company and the Company Representatives to auditors' work papers with respect to the business and properties of the Bank, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that the Bank is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of the Bank and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of the Bank. No such examination, however, shall constitute a waiver or relinquishment on the part of the Company to rely upon the representations and warranties made by the Bank herein or pursuant hereto; provided, that the Company shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by the Bank hereunder incorrect in any respect. The Company will hold in strict confidence all documents and information concerning the Bank so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to the Bank.

    (b) As long as the transaction contemplated hereunder has not been terminated, (i) one Company Representative, selected by the Company in its sole discretion, shall be invited by the Bank to attend all regular and special Board of Directors' meetings of the Bank from the date hereof until the Effective Time of the Merger and (ii) one representative of Sutro shall be invited by the Bank to attend all regular and special Board of Director meetings of the Bank from the date hereof until the Effective Time of the Merger for the purpose of discussing the condition of the market for the Offering. The Bank shall inform the Company of such Board of Director meeting at least five (5) days in advance of such meeting; provided, however, that the attendance of such Company Representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement on the obligations of the Bank under this Agreement.

    6.4 FINANCIAL STATEMENTS. In the event the following have not been previously delivered prior to the date hereof, within three (3) days of receipt from Arthur Andersen LLP, the Bank will deliver to the Company a copy of the audited Statements of Financial Condition of the Bank as of December 31, 1998; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1998, the related notes and related opinions thereon of Arthur Andersen LLP, with respect to such financial statements (the "1998 Audited Bank Financial Statements"). The Bank will furnish to the Company with a true and correct copy of the management letter or other letter delivered to the Bank by Arthur Andersen LLP in connection with the 1998 Audited Bank Financial Statements relating to any review of the internal controls of the Bank by Arthur Andersen LLP. The 1998 Audited Bank Financial Statements will: (i) present fairly the financial condition and results of operations of the Bank as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of the Bank; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1998 Audited Bank Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.

    6.5  NO SOLICITATION.

    (a) The Bank shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or, except as permitted in this Section 6.5, enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, concerning the acquisition of the Bank, or substantially all of the Bank's business and properties or a majority of Bank Stock or debt securities, whether by purchase, merger (other than by the Company), purchase of assets, tender offer or otherwise (an "Alternative Transaction").

    (b) The Bank shall not, and will cause each of its officers, directors, legal and financial advisors, agents and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than the Company, unless the Bank shall have received an unsolicited written offer from a Person other than the Company to effect an Alternative Transaction and the Board of Directors of the Bank is advised in writing by outside legal counsel that in the exercise of the fiduciary obligations of the Bank's Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

    (c) The Bank will promptly communicate to the Company the receipt of any proposal with respect to any Alternative Transaction, and will keep the Company informed as to the status of any such proposal; PROVIDED, HOWEVER,that the Bank shall not be required to disclose any matters which, in the written opinion of outside legal counsel, may not be disclosed in the exercise of the fiduciary obligations of the Bank's Board of Directors.

    6.6 CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT. The Bank will promptly inform the Company of the amounts and categories of any loans, leases or other extensions of credit that have been criticized special mention or classified by any bank regulatory authority or deemed by the Bank to require special attention pursuant to its internal policies (collectively "Classified Credits"). In addition, the Bank will furnish to the Company, as soon as practicable, and in any event within seven days after receipt by the Bank's Board of Directors, schedules including the following: (a) Classified Credits; (b) nonaccrual credits; (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status; (d) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the originating unit; (e) loans or leases (including any commitments) by the Bank to any director, officer or shareholder holding 5% or more of the capital stock of such party; (f) letters of credit; (g) loans or leases charged-off during the previous month; (h) loans or leases written down during the previous month; and
(i) OREO or assets owned, stating with respect to each its type.

    6.7 BREACHES. The Bank shall, in event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and, without limiting the Company's rights under paragraph 14.1(a)(ii), the Bank shall use its best efforts to prevent or promptly remedy the same.

    6.8 SHAREHOLDER APPROVAL. As soon as practicable, the Company and the Bank shall prepare the S-4 and the proxy statement ("Proxy Statement") and take all action necessary in accordance with applicable Rules and its Charter Documents to submit the Agreement and the transactions contemplated hereby to its shareholders for approval by June 21, 1999, or as otherwise reasonably directed by the Company. In connection with such submission, subject to its fiduciary obligations specified in Section 6.5(b) the Bank's Board of Directors shall recommend shareholder approval of all the matters referred to in this Section
6.8 and the Bank shall use its best efforts to obtain such shareholder approval.

    6.9 COMPLIANCE WITH RULES. The Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, results of operations or prospects of the Bank.

    6.10 TERMINATION OF THE BANK STOCK OPTION PLAN AND AGREEMENTS. The Bank will take all steps necessary to cause the Bank Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger, will grant no additional options under said plan prior to the Effective Time of the Merger, and the Bank will not permit any options to be exercised as of or prior to the Effective Time of the Merger.

    6.11 OFFICERS AND EMPLOYEES. Following the Closing Date, the Company and the Bank will agree to consolidate and/or reduce certain back office and administrative functions, and other overhead, of the Bank in order to reduce Bank expense. Other than officers with employment contracts, the Bank will use its best efforts to cause each officer and employee of the Bank to indicate in writing to the Company that such officers and employees will agree to the Bank's employment policies, procedures and handbook, acknowledge his or her at-will employment status while employed by the Bank, and acknowledge his or her salary or compensation and title while employed by the Bank, in the form similar to that attached as EXHIBIT 6.11(A). The Company also will honor all Bank Employment Agreements specified in EXHIBIT 4.11(A). The Bank will cancel by the Closing Date the keyman life insurance policy and the disability insurance policy for Mr. Jaqua.

    6.12 TERMINATION OF CONTRACTS AND ACCRUAL OF LIABILITIES. Upon determination by the Company, the Bank shall obtain the termination of any contracts, commitments or Understanding as defined in Section 4.12(v), and pay or accrue as of the Closing Date for any termination fees, for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $20,000. The Bank shall also cancel the consulting contract with Mr. Cockrum effective as of the Closing Date. Before the Determination Date, the Bank shall have paid, or set-up adequate accruals for the payment of, all expenses, including, but not limited to, professional fees as outlined in
Section 11.18, and expenses as outlined in Section 13.1, but only to the extent that such fees and expenses shall be chargeable to the after tax net income of the Bank up to the Determination Date in accordance with GAAP.

    6.13 EXECUTION OF AGREEMENT OF MERGER. As soon as possible after organization of PCBG Merger Corporation, subject to receipt of any and all necessary approvals and Permits by any Governmental Entity and approval by the Bank's shareholders, the Bank shall execute the Agreement of Merger and any and all related documents.

    6.14 ACCOUNTANTS. Promptly upon request of the Company, the Bank will ask its accountants to permit the Company or the Company Representatives to review and examine the work papers relating to the Audited Bank Financial Statements for the years ended December 31, 1995, 1996, 1997 and 1998, and the Bank will permit such accountants to discuss with the Company any matter relating to the audits of the Bank. In addition, the Bank will make available to the Company copies of each management letter or other letter delivered to the Bank by its accountants in connection with such financial statements or relating to any review by its accountants of the internal controls of the Bank since January 1, 1995, unless previously provided to the Company and the Bank has instructed its accountants to make available for inspection by the Company or the Company Representatives all reports and working papers produced or developed by its accountants in connection with their examination of such financial statements, as well as all such reports and working papers for any periods for which any tax of the party has not been finally determined or barred by applicable statutes of limitation.

    6.15 CORPORATE ACTION. The Bank shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement.

    6.16 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as the Company or the Bank may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. The Company and the Bank each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    6.17 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 6.16, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors ("Third Party Consent").

    6.18 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. The Company and the Bank each agrees to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof, including compliance with all of the terms of Article II.

    6.19 BANK EMPLOYEE BENEFITS. Upon the mutual agreement of the Bank and the Company, the Bank shall cause all Employee Plans of the Bank to be terminated except as otherwise provided by applicable labor laws as of the Effective Time of the Merger.

    6.20 ENVIRONMENTAL REPORTS. Except for the Banklink leases, the 1600 Florida Avenue lease, and foreclosed OREO, and except as otherwise agreed to in writing by the Company, the Bank shall provide to the Company, as soon as reasonably practical, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all Real Property owned, leased or operated by Bank as of the date hereof (other than space in retail and similar establishments leased by the Bank for automatic teller machines) and within ten days after the acquisition or lease of any Real Property acquired or leased by the Bank after the date hereof (other than space in retail and similar establishments leased or operated by the Bank for automatic teller machines), except as otherwise provided in Section 6.2(xxxiii). If required by the phase one investigation in the Company's reasonable opinion, the Bank shall provide to the Company a report of a phase two investigation on the Real Property or Real Properties requiring such additional study. The Company shall have 15 business days from the receipt of any such phase two investigation report to notify the Bank of any objection to the contents of such report. If the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or
(ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, is in excess of the sum of Three Hundred Thousand Dollars ($300,000) as reasonably estimated by an environmental expert retained for such purpose by the Company and reasonably acceptable to the Bank, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be, in the aggregate, $300,000 or less with any reasonable degree of certainty, the Company shall have the right to terminate the Agreement pursuant to Article IV, Section 14.1(e) hereof, for a period of 10 business days following receipt of such estimate or indication that the cost of such actions and measures.

    6.21 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by the Bank with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 6.21 any material agreement, instrument or obligation to which the Surviving Bank will become a party or by which the property of the Surviving Bank will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and as set forth in Exhibit 6.21, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Surviving Bank; or (d) violate the Charter Documents or any Rules to which the Surviving Bank is subject.

    6.22 THE OFFERING. The Bank will assist the Company in connection with the preparation of the offering materials for the issuance of the Company Stock contemplated by this Agreement, and such assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of the Bank needed in connection with the issuance of the Company Stock and the closing of the Offering, as well as any and all comfort letters from Arthur Andersen LLP, and any and all necessary opinions from Gary Steven Findley & Associates, with respect to the Offering as specified by the Underwriters. Such information to be supplied by the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not intentionally misleading.

    6.23 S-4, PROXY STATEMENT AND THE OFFERING. The Company and the Bank will prepare the S-4 and the Proxy Statement, and the Bank will assist the Company in connection with preparation of the S-1, contemplated by this Agreement, and such preparation and assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of the Bank needed in connection with the issuance of the Company Stock, the S-4 and the Proxy Statement and the closing of the Merger. Such information to be prepared by the Bank including any and all information furnished by the Bank for inclusion in all applications and statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.24 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter the Company and the Bank shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the consent of the other parties, but only after affording the other party a reasonable opportunity to review and comment upon the disclosure. The parties hereby agree that all public statements after the initial press release announcing this Agreement referring to the Bank shall be made by Mr. James B. Jaqua, and all public statements made after the initial press release announcing this Agreement referring to the Company shall be made by Mr. E. Lynn Caswell, and both parties agree that all public statements shall be made by mutual agreement with consultation with the Managing Underwriter.

    6.25  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.  Within thirty
(30) days of the execution of this Agreement, (a) the Bank shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Bank for purposes of Rule 145 under the Securities Act and (b) the Bank shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.25. The Bank shall use reasonable efforts to obtain from any person who becomes an affiliate of the Bank after the Bank's delivery of the letter referred to above, and on or prior to the date of the Bank's Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.25 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the filing of the S-4, the Bank shall use its best efforts to cause each person or group of persons who holds more than five percent

(5%) of Bank Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to the Company's accountants and Knecht & Hansen, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bank Stock and committing that such shareholder(s) will not dispose of Bank Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                  ARTICLE VII
                            COVENANTS OF THE COMPANY

    The Company covenants and agrees with the Bank as follows:

    7.1 BEST EFFORTS. The Company shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and X hereof.

    7.2 CONDUCT OF BUSINESS. Unless the Bank shall give its prior consent, which consent will not be unreasonably withheld, or unless otherwise indicated, until the Effective Time, the Company will:

        (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

        (ii) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement, and except as the Company proposes to amend its articles of incorporation and bylaws as attached to this Agreement as EXHIBIT 7.2(II);

       (iii) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with the Company's other obligations under this Agreement;

        (iv) use its best efforts to preserve the goodwill of those having business relations with the Company, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have, taken as a whole, a material adverse effect on the financial condition, or results of operations of the Company in a manner consistent with the Company's other obligations under this Agreement;

        (v) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

        (vi) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

       (vii) advise the Bank promptly in writing of any material adverse change known to the Company in the capital structure, financial condition, results of operations, or of any event or condition which with the passage of time is reasonably likely to result in a material adverse change in the capital structure, financial condition or results of operations of the Company, or in the event the Company determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of the Bank set forth in Article X or of any matter which would make the representations and warranties set forth in Article V hereof not true and correct in any material respect at the Closing;

      (viii) the Company agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Company Filings will be true and complete in all material respects; and (ii) each of the filings with any regulatory agency will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Company Filings that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved;

    For purposes of this Section 7.2, the Bank shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) Business Days, after actual receipt by the Bank of written notice from the Company of the Company's intention to act contrary to any of the specified covenants set forth in this Section, the Bank shall not have delivered to the Company written objection to any such action.

    7.3 ACCESS TO INFORMATION. The Company will afford the Bank, its representatives, counsel, accountants, agents and employees (collectively "Bank Representatives"), access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable the Bank and the Bank Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of the Company and the condition thereof, and to update such examination at such intervals as the Bank shall deem appropriate. Such access shall include reasonable access by the Bank and the Bank Representatives to auditors' work papers with respect to the business and properties of the Company, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that the Company is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of the Company and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of the Company. No such examination, however, shall constitute a waiver or relinquishment on the part of the Bank to rely upon the representations and warranties made by the Company herein or pursuant hereto; provided, that the Bank shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by the Company hereunder incorrect in any respect. The Bank will hold in strict confidence all documents and information concerning the Company so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to the Company.

    7.4 BREACHES. The Company shall, in event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the Bank and, without limiting the Bank's rights under paragraph 14.1(a)(ii), the Company shall use its best efforts to prevent or promptly remedy the same.

    7.5 COMPLIANCE WITH RULES. The Company shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, or results of operations of the Company taken as a whole. The Company shall also comply with all securities statutes, rules and regulations, whether federal or state, in connection with the Offering. Except for information supplied by the Bank pursuant to Section 6.22, the information contained in the Offering disclosure documents shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    7.6 CORPORATE ACTION. The Company shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger, including without limitation, all necessary action required to organize and fund PCBG Merger Corporation.

    7.7 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as the Company or the Bank may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. The Company and the Bank each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    7.8 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 7.7, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors ("Third Party Consent").

    7.9 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. The Company and the Bank each agree to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof, including compliance with the terms of Article II.

    7.10  (reserved).

    7.11  (reserved).

    7.12  INDEMNIFICATION AND INSURANCE.

    (a) The Company will cause the Bank to maintain in effect policies of directors' and officers' liability insurance (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by the Bank with respect to the officers and directors) with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger, and for a three (3) year period thereafter, for which the Bank would have had an obligation to indemnify its directors and officers.

    (b) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, the Company shall take no action to impair the rights provided in this Section 7.12.

    7.13 EXECUTION OF AGREEMENT OF MERGER. As soon as practicable after the organization of PCBG Merger Corporation, the Company as the sole shareholder of PCBG Merger Corporation, shall approve the Merger and shall cause PCBG Merger Corporation to execute the Agreement of Merger.

    7.14  THE OFFERING.

    (a) The Company intends to conduct the Offering in order to permit stockholders of the Bank and Valley Bank, to sell shares of Company Stock and to provide capital for expenses, growth and operations of the Company. All shareholders of the Bank will be given the opportunity to sell shares of the Company (whether in exchange for Bank Stock or Bank Options) in the Offering, subject to proration as provided in Section 2.1(b). Shares of Company Stock sold by the selling shareholders will not incur any cost and expenses of the Offering, and that pursuant to the terms of this Section 7.14, the amount of cash from the Offering to be received by a Selling Shareholder will not be less than $15.00 per share.

    (b) All holders of Bank Options who exchange their options for shares Company Stock and elect to sell the shares of Company Stock so received may do so without having to first exercise such options. Such option holders wishing to sell shares of Company Stock underlying their options to be received in exchange for the Bank Options may do so by depositing with the Exchange Agent the options with respect to the shares of Bank Stock to be exchanged prior to the Offering, together with appropriate Letters of Transmittal properly completed and executed. At the time of the Merger, the Bank Options will be deemed exchanged for the number of shares of Company Stock and Warrants as provided in Section 2.8, and, upon completion of the Offering, the Exchange Agent will distribute to each former option holder (a) the proceeds of sale of those of such shares that are sold in the Offering, and (b) the shares and cash to which the former option holder is entitled.

    (c) All Directors and officers of the Company and the Surviving Bank have undertaken in writing with the Underwriters not to sell any Warrants or shares of Company Stock held by them for a period of six months following the completion of the Offering unless specifically granted permission to do so by the Underwriters, such undertaking is in full force and effect. It is understood that the Underwriters will (a) reduce the period from six months to ninety (90) days, and (b) exclude from the effect of these undertakings those shares sold in the Offering.

    (d) Simultaneously with, and upon the condition of, the consummation of the acquisition of the Bank, the Company through the Underwriters intends to consummate the Offering at a gross public offering price of at least $15.00 per share. If the Offering cannot be consummated at a gross public offering price of at least $15.00 per share, the Company will not be obligated to proceed with the Offering and the acquisition of the Bank and Valley Bank.

    7.15 AUTHORIZATION. The execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby will have been duly authorized by the Board of Directors of PCBG Merger Corporation. The Agreement of Merger will constitute a legal, valid and binding agreement of PCBG Merger Corporation in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. PCBG Merger Corporation will have full corporate power and authority to perform its obligations under the Agreement of Merger and the transactions contemplated thereby.

    7.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by PCBG Merger Corporation with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in
Exhibit 7.16 any material agreement, instrument or obligation to which PCBG Merger Corporation will become a party or by which the property of PCBG Merger Corporation will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and as set forth in Exhibit 7.16, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of PCBG Merger Corporation; or (d) violate the Charter Documents or any Rules to which PCBG Merger Corporation is subject.

    7.17 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Company set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Company to be reasonable. The Company shall further amend or supplement the schedules as of the Closing Date if necessary to reflect any additional changes in the status of the Company.

    7.18 1999 STOCK OPTION PLAN. Prior to or following the completion of the transactions contemplated herein, the Company will use its best efforts to establish the Company's 1999 Stock Option Plan for the benefit of directors, officers and key employees of the Company and the Bank.

    7.19 FURTHER ASSURANCES. The Company knows of no reason that the transaction would not consummate. Without the prior approval of the Bank, the Company will not enter into any further agreements to acquire another financial institution that would materially and adversely affect the transaction or the timing contemplated by this Agreement.

                                  ARTICLE VIII
                 FURTHER COVENANTS OF THE COMPANY AND THE BANK

    The parties covenant and agree as follows:

    8.1  S-4, PROXY STATEMENT AND REGISTRATION STATEMENT FOR THE OFFERING.

    (a) As promptly as practicable, the Company and the Bank shall use their best efforts to prepare and file the S-4, in which the Proxy Statement will be included as a prospectus, and the S-1 with the SEC and any other Governmental Entity. The Bank agrees to provide the information necessary for inclusion in the S-4, the Proxy

Statement and the S-1. The Company will use its best efforts to have the S-4 and the Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed and to satisfy the requirements of the SEC and any other Governmental Entity.

    (b) After the date of the filing of the S-4 and the S-1 with the SEC and any other Governmental Entity, each of the Parties agrees to promptly notify the other of and to correct any information furnished by such party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and any other Governmental Entity and have declared effective or cleared by the SEC and any other Governmental Entity any amendment or supplement to the S-1 and the S-4 so as to correct such information and to cause the S-4 and the S-1 as so corrected to be disseminated to the shareholders of the Company and the Bank to the extent required by applicable Rules. All documents that the Company files with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

    (c) The Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock pursuant to this Agreement.

    (d) The Bank and the Company, through their Board of Directors, will recommend that its shareholders approve the transactions contemplated hereby, and both parties will use their best efforts to obtain the affirmative votes of the holders of the largest possible percentage of its outstanding Common Stock, so long as it is consistent with its fiduciary obligation to do so.

    8.2 FEDERAL SECURITIES LAWS. In obtaining the consent of its shareholders of the matters described in Section 8.1 hereof, the Company, the Bank and their respective officers, directors and controlling shareholders will, in all respects, comply with the Rules and regulations of the SEC and any other Governmental Entity promulgated under the Exchange Act applicable to commercial banks which are reporting companies, other applicable provisions of the United States Code, the Rules and regulations of the SEC and the securities laws of all states in which shareholders of the parties reside as applicable.

    Without in any way limiting the generality of the foregoing, the Company and the Bank agrees that the Notice of Meeting, Proxy Statement submitted in connection therewith, form of Proxy and other solicitation materials that will be used in soliciting the aforesaid shareholder approvals and authorizations and the S-1:

        (i) will be filed with, and not be used before the same are cleared for use by, the SEC, other Governmental Entities having jurisdiction over the Company and the Bank, and this transaction, and the securities administrators of all states in which their respective shareholders reside as applicable;

        (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that neither party warrants the accuracy or completeness of any information contained therein which is furnished to it by the other relating to the business, assets, properties, financial condition or management of the other or any corporation or person affiliated or contractually obligated to become affiliated therewith, whether by merger, acquisition of assets or otherwise;

       (iii) the Company and the Bank will use their best efforts to obtain clearance by all appropriate Governmental Entities for the use of its Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials. Each party will consult and cooperate with the other in the preparation of all such proxy solicitation materials for the Bank Shareholders' Meeting and the Company's Shareholders Meeting, and the Bank and the Company agree not to transmit any proxy materials without the prior consent of the other party and its counsel; and

        (iv) the Company and the Bank shall each covenant and agree and each pay their own expenses in connection with the preparation and filing, including attorney fees, of the Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials.

    8.3 MAILING OF PROXY STATEMENT. The Bank and the Company each covenant and agree that they will use their best efforts and shall cooperate with each other in the preparation, filing and mailing of the Proxy Statement as soon as is reasonably practicable and is permitted under applicable law; it being the intention of the Bank to include its December 31, 1998 financial statements and information, and any necessary quarterly financial statements and information, in the financial disclosures contained in the Proxy Statement.

    8.4 MATERIALS TO BE FURNISHED PRIOR TO MAILING DATES. On or prior to the mailing date of the Proxy Statement ("Bank Mailing Date"), the Bank (a) shall use its best efforts to cause an appropriate firm that shall be selected by the Bank in its discretion, subject to the reasonable approval of the Company, to deliver to the Company a copy of any letter to the Board of Directors of Bank, dated as of a date not more than five days prior to such mailing date, in form and substance satisfactory to the Company to the effect set forth in Section
10.9 hereof, (b) shall have received a letter by a date not more than five days prior to the Bank Mailing Date, to the effect that the consideration to be received by the shareholders of the Bank in the Merger is fair from a financial point of view, and (c) shall have received a letter by a date not more than five days prior to the Bank Mailing Date, of the valuation of dissenters rights shares as described in Section 1300.

    8.5 REGULATORY APPROVALS. The Bank and the Company each agree to use their best efforts to provide promptly such information and reasonable assistance as may be requested by the other party to this Agreement and to take promptly such other actions as shall be necessary or appropriate in order to consummate the transactions contemplated hereby. Without limiting the foregoing, the Bank and the Company will each (a) prepare, submit and file, or cause to be prepared, submitted and filed, all applications for all authorizations, consents, orders and approvals of federal, state, local and other Governmental Entities and officials necessary under applicable law for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby, (b) use their best efforts to obtain all such authorizations, consents, orders and approvals as expeditiously as possible in accordance with the terms of this Agreement, and (c) cooperate fully with each other in promptly seeking to obtain such authorizations, consents, orders and approvals, including without limitation, in each case, the approval of the FRB, the FDIC and the Commissioner. The Bank and the Company each agree to promptly provide the other with copies of all applications referred to in clause (a) above and copies of all written communications, letters, reports or other documents delivered to or received from any Governmental Entity, and copies of all memoranda relating to discussions with such Governmental Entity, if any, with respect to the Merger, except that the Company and the Bank shall not be required to provide the other with any of the foregoing documents submitted or received on a confidential basis or which incorporate confidential information relating to other financial institutions. The Parties agree that through the Effective Time of the Merger, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the Party to which it relates will fairly present the financial position of such Party and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved.

    8.6  CORPORATE GOVERNANCE.

    (a) Prior to the Effective Time, the Bank shall take all necessary steps to effect the Bank Corporate Governance Changes at the Effective Time.

    (b) Prior to the Effective Time, the Company shall take all necessary steps to effect the Company Corporate Governance Changes at the Effective Time.

    8.7 NASDAQ. The Company's Stock will be listed on the Nasdaq National Market System at the Effective Time of the Merger.

                                   ARTICLE IX
             CONDITIONS PRECEDENT TO THE CONTEMPLATED TRANSACTIONS

    The obligations of the Parties to consummate the transactions as provided for herein are subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

    9.1 PERMITS AND APPROVALS. Appropriate permits or approvals from the Commissioner, the FRB, the FDIC and/or any other Governmental Entities which are necessary to carry out the transactions contemplated in this Agreement, shall have been received, the United States Department of Justice shall not have taken any adverse action within the period allowed under 12 U.S.C. Section 1828(c)(6), and all other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied. Said permits and approvals shall include, but shall not be limited to, the following:

        (i) prior written approval from the Commissioner pursuant to the CFC, the FDIC pursuant to 12 U.S.C. Section 1828(c)(2) and the FRB pursuant to the Federal Reserve Act and the BHC Act;

        (ii) to the extent required by applicable Rule, all Consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the Commissioner, shall have been obtained, granted or waived for organization of PCBG Merger Corporation and the Merger, and all applicable waiting periods under all rules shall have expired; and

       (iii) all approvals, orders and/or permits necessary for the Offering and any other necessary regulatory approvals and the issuance of approvals or assurances from the Commissioner, the FRB, the FDIC, the SEC, any blue sky authority and any other necessary Governmental Entity having authority over the Merger that the approval of the Merger will be forthcoming that are satisfactory to the Company, that would allow the Company to commence the marketing of the Offering by the Company to complete the Merger as described in this Agreement.

    9.2  ABSENCE OF LITIGATION.  On the Closing Date and at the Effective Time:
(i) there shall be no action pending before any court of competent jurisdiction in which any injunction is sought by any Governmental Entity against the transactions contemplated hereby; and (ii) there shall be in effect no order, writ, injunction or decree of any court or Governmental Entity prohibiting the consummation of any of the transactions contemplated hereby.

    9.3 SHAREHOLDER APPROVAL. The Agreement, the Merger, and the other transactions contemplated hereby, shall have been approved by the holders of at least a majority of the issued and outstanding shares of Bank Stock entitled to vote and the requisite approval of the Company as the sole shareholder of PCBG Merger Corporation as soon as practicable. Any and all other action required by the shareholders of the Bank or the Company to authorize or effect the transactions called for herein shall have been duly and validly taken.

    9.4 STOCK OFFERING. An election to sell shares in the Offering shall have been made, and proper documentation submitted, with respect to not less than 75% of the shares of Company Stock received by holders of Bank Stock. The Company shall have entered into a firm commitment underwriting agreement for the Offering, and all conditions to the consummation of the Offering, other than the completion of the mergers of PCBG Merger Corporation with the Bank and of Interim Valley Bank with Valley Bank, shall have been satisfied or waived.

    9.5 S-1, S-4 AND PROXY STATEMENT. The S-4, Proxy Statement and the S-1 shall have been declared effective by the SEC or the FDIC, as appropriate, and shall not be the subject of any stop order or proceeding seeking or threatening a stop order. The Company shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Company Stock in the Offering and the S-4 in order to consummate the Merger.

    9.6 NASDAQ. The Company's Common Stock issued in the Offering will be listed on the Nasdaq National Market System at the Effective Time.

    9.7 SEVERANCE POLICY. The Bank and the Company shall continue the Bank's present severance policy.

    9.8 TAX OPINION. The Company shall have received from its accountants an opinion for the benefit of the holders of Bank Stock reasonably satisfactory to the Company and the Bank to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to the Company or the Bank, the issuance of Company Stock or Warrants shall not result in the recognition of gain or loss by the holders of Bank Stock who receive Company Stock and Warrants in connection with the Merger, and shall state that the holding period for Company Stock, for purposes of capital gains taxation, shall include the period during which Bank Stock was held. This opinion shall be dated prior to the date the Proxy Statement is first mailed to the shareholders of the Company and the Bank and such opinions shall not have been withdrawn or modified in any respect.

                                   ARTICLE X
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BANK

    All of the obligations of the Bank to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of the Bank:

    10.1 LEGAL OPINION. The Bank shall have received the opinion of Knecht & Hansen, acting as counsel for the Company, dated as of the Closing Date, in substantially the form of EXHIBIT 10.1.

    10.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of the Company contained in
Article V hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. The Company shall have delivered to the Bank, a certificate dated the Closing Date, signed by the President, certifying the fulfillment of this condition.

    10.3 CLOSING DOCUMENTS. The Company shall have delivered to the Bank all items required by the Bank pursuant to Section 3.3, all of which documents shall be properly executed and, if required by the Bank, acknowledged before a notary.

    10.4 EFFECTIVE S-4 AND PROXY STATEMENT. The S-4 and the Proxy Statement shall have been approved or otherwise become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by any Governmental Entity at the Closing Date.

    10.5 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and Consents referred to in Article IX and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of the Company and the Bank, that are or would have become applicable to the Company or the Surviving Bank, and that the Company reasonably and in good faith concludes would materially adversely affect the financial condition or operations of the Company or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement. All actions necessary to authorize the execution, delivery and performance of the Agreement by the Company and consummation of the Merger by the Company and PCBG Merger Corporation shall have been duly and validly taken by the Board of Directors of the Company and the PCBG Merger Corporation.

    10.6 THIRD PARTY CONSENTS. The Company shall have obtained all consents of other parties to the Company's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

    10.7 ABSENCE OF CERTAIN CHANGES. As of the Closing Date there shall not exist any of the following:

        (i) any change(s) in the financial condition or results of operation of the Company since inception which individually is or in the aggregate are materially adverse to the Company; or

        (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of the Company on a consolidated basis.

    10.8 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to the Bank hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for the Bank.

    10.9 FAIRNESS OPINION. Prior to solicitation of shareholder approval, the Bank shall have received an opinion pursuant to Section 8.4 confirming the fairness of the terms of the Merger from a financial perspective, and such opinion shall not have been withdrawn prior to the mailing date of the Proxy Statement.

    10.10 NASDAQ LISTING. The Company will have the shares of Company Stock issuable pursuant to this transaction duly authorized for listing, subject to notice of issuance, on the Nasdaq National Market System.

                                   ARTICLE XI
                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                 OF THE COMPANY

    All of the obligations of the Company to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of the Company, as appropriate:

    11.1 LEGAL OPINION. The Company shall have received the opinion of Gary Steven Findley & Associates acting as counsel for the Bank, dated as of the Closing Date, in substantially the form of EXHIBIT 11.1.

    11.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by the Bank at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of the Bank contained in Article IV hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. The Bank shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of the Bank, certifying the fulfillment of this condition.

    11.3 CLOSING DOCUMENTS. The Bank shall have delivered to the Company all items required by the Company pursuant to Section 3.3, all of which documents shall be properly executed and, if required by the Company, acknowledged before a notary.

    11.4 EFFECTIVE S-1, S-4 AND PROXY STATEMENT. The S-1, the S-4 and the Proxy Statement shall have become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by the SEC, FDIC, the Commissioner, the FRB or any blue sky authority at the Closing Date.

    11.5 BANK DISSENTING SHAREHOLDERS AGAINST MERGER. The Bank's shareholders voting against the Merger or the Bank's shareholders giving notice in writing to the Bank at or before the Bank's meeting that such shareholder dissents from the Merger, on a combined basis, shall hold not more than ten percent (10%) of the outstanding shares of the Bank.

    11.6 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and Consents referred to in Article IX and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of the Company, that are or would have become applicable to the Company or the Surviving Bank and that the Company reasonably and in good faith concludes would materially adversely affect the financial condition or operations of the Company or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement.

    11.7 THIRD PARTY CONSENTS. The Company shall have obtained all consents of other parties to the Company's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

    11.8 ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there shall not exist any of the following: (i) any change(s) in the consolidated financial condition, or results of operation of the Bank since December 31, 1997, which individually is or in the aggregate are materially adverse to the Bank; (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of the Bank; or (iii) any material adverse change in the deposit structure of the Bank from the date of this Agreement to the Closing Date.

    11.9 BANK STOCK OPTION PLAN; AND OFFICERS AND EMPLOYEES. The Bank shall have caused the Bank Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger and shall have obtained the consents or agreements specified in, and otherwise shall have complied with the terms of, Section 6.10. Pursuant to California Law and its employment policies and practices, the Bank shall have complied with Section 6.11 of this Agreement as of the Effective Time of the Merger.

    11.10 DIRECTOR AGREEMENTS. Pursuant to Section 2.9, concurrently with the execution of this Agreement, each director of the Bank shall enter into separate agreements with the Company in the form attached hereto as EXHIBIT "B".

    11.11 TERMINATION OF CONTRACTS. As determined by the Company under Section 6.12, the Bank shall have obtained the terminations of any contracts, commitments or Understandings as defined in Section 4.12(v), and paid or accrued as of the Closing Date for any termination fees for the future purchases of materials, supplies, services, merchandise or equipment, the price of which exceeds $20,000.

    11.12 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to the Company hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for the Company.

    11.13 EMPLOYEE BENEFIT PLANS. Upon the mutual agreement of the Company and the Bank regarding whether any Employee Plan should be terminated, the Company shall have received satisfactory evidence that the Bank has caused such Employee Plan to be terminated, except as otherwise provided by applicable labor laws, as of the effective Time of the Merger, and that all benefits payable under such plans, programs and arrangements have been paid or accrued as of the Closing Date.

    11.14 FAIRNESS OPINION. Prior to commencement of the marketing of the Offering described in Sections 9.1(iii) and 9.4, the Company in its discretion may receive an opinion concerning the fairness of the terms of the Merger to the shareholders of the Company from a financial point of view.

    11.15 STOCK OFFERING. The Bank shall have provided such information as deemed necessary by the Company in connection with the sale of stock including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from the Bank's accountants.

    11.16 S-4, PROXY STATEMENT AND REGULATORY APPLICATIONS. The Bank shall have provided such information as deemed necessary by the Company in connection with the S-4 and the Proxy Statement and any other regulatory applications including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from the Bank's accountants.

    11.17 BLUE SKY MATTERS. The issuance of the Company Stock in the Offering and the S-4 shall have been qualified or registered with the appropriate Governmental Entity under state securities or Blue Sky laws, and such qualification or registrations are in effect on the Closing Date.

    11.18 PROFESSIONAL FEES. The Bank's costs and expenses for professional expenses in connection with the transaction contemplated by this Agreement, including investment banking, accounting, attorney and any related costs and expenses, shall not exceed the amount that would be reasonable and customary for a transaction as described in this Agreement. Investment banking fees are as set forth in Exhibit 4.14. The accounting and attorney fees, and related costs and expenses thereto, of the Bank shall not exceed $200,000 in the aggregate. The Company agrees that it will promptly reimburse the Bank at the close or termination for the first $75,000 of legal and attorney fees and expenses incurred by the Bank since November 15, 1998 directly related to this transaction with the Company, and the Bank shall pay for any additional accounting and attorney fees and expenses incurred by the Bank thereafter. The Company also consents to the Bank paying at the close up to $25,000 to William Cockrum for his investment banking services to the Bank related to this transaction with the Company.

    11.19 YEAR 2000. The Bank shall certify that the Bank and Banklink Corporation are making satisfactory progress toward compliance with Year 2000 safety and soundness issues with respect to their own computer systems.

                                  ARTICLE XII
                        DISSENTING SHAREHOLDERS OF BANK

    Any shareholder of the Bank who lawfully dissents shall be entitled to receive cash for the fair market value of his or her shares determined in accordance with Section 1300.

                                  ARTICLE XIII
                                    EXPENSES

    13.1 EXPENSES. All fees and out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement, including but not limited to legal, accounting, investment banking fees and cost reimbursements, fees and cost of consultants, costs of proxy statements and shareholder action on the Merger, shall be paid by the party incurring such costs.

                                  ARTICLE XIV
                                  TERMINATION

    14.1  TERMINATION OF THIS AGREEMENT.

    (a) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of constituent corporations to the transactions contemplated by this Agreement, this Agreement may be terminated prior to the Effective Time of the Merger:

        (i) by mutual agreement of the parties, in writing;

        (ii) by (A) the Company immediately upon the expiration of 30 days from the date that the Company has given notice to the Bank of a material breach or default by the Bank in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or (B) the Bank immediately upon the expiration of 30 days from the date that the Bank has given notice to the Company of a breach or default by the Company in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, except for Sections 5.18 and 7.14; and

       (iii) by the Company or the Bank if any Governmental Entity denies or refuses to grant the approvals, consents or authorizations required to be obtained, or if any Governmental Entity approves the transaction covered and contemplated by this Agreement upon conditions not reasonably acceptable to the Company, in order to consummate the transactions covered and contemplated by this Agreement. If any regulatory application filed pursuant to this Agreement hereof should be finally denied or disapproved by the respective Governmental Entity, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by the Company, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the Company diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of the Company (hereinafter referred to as the "appeal") then the application will be deemed denied unless the Company prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

        (iv) by the Company or the Bank if (A) the Board of Directors of the Bank approves a transaction (or the Bank executes a letter of intent or other agreement) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the SEC pursuant to the Exchange Act) or control of 10% or more of the outstanding shares of Bank Stock or other securities of the Bank; (B) any person or entity or related group of persons or entities seeks to acquire 10% or more of the outstanding shares of Bank Stock by tender offer or otherwise, and the Board of Directors of the Bank does not advise the Bank's shareholders that the Bank's Board of Directors does not support such tender offer or acquisition and that it supports the Merger; (C) if the Bank violates its covenant pursuant to Section 6.2 (xxiii) and (xxiv); (D) the Merger does not receive the requisite approval of the Bank's shareholders; or (E) any Person or entity commences an Alternative Transaction pursuant to the terms of Section 6.5;

        (v) by the Company or the Bank immediately upon the expiration of 15 days from the date that the Bank or the Company has given notice to the Company of a default by the Company in the performance of Sections 5.18 and 7.14;

        (vi) by the Company or the Bank by June 28, 1999, unless regulatory approvals and/or completion of the Offering is relatively imminent and is expected to be completed in the near future, in which case the date in this subsection shall be automatically extended for up to an additional 30 days.

    (b) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of the constituent corporations to the Merger, this Agreement shall be terminated prior to the Effective Time of the Merger if any conditions specified in Articles IX, X or XI have not been satisfied or waived in writing by the party authorized to waive such conditions unless mutually extended by the parties hereto.

    (c) Regulatory Enforcement Matters. In the event that Bank or the Company or any of their respective subsidiaries shall, after the date of this Agreement, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies which is material to the Bank or the Company and their respective subsidiaries taken as a whole, then either the Company or the Bank may terminate this Agreement.

    (d) (reserved)

    (e) Notwithstanding anything to the contrary contained herein:

        (i) If this Agreement is terminated by the Bank before the Closing Date pursuant to Sections 14.1(a)(ii)(B), (not including Sections 5.18 or 7.14) hereof, the Company shall pay to the Bank, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the expenses incurred by the Bank in connection with the transactions contemplated by this Agreement, including, but not limited to, those costs and expenses outlined in Section 11.18, plus 50% of such expenses, up to a maximum of $500,000, within ten (10) Business Days of such termination;

        (ii) If this Agreement is terminated by the Company before the Closing Date pursuant to Sections 14.1(a)(ii)(A) hereof, the Bank shall pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the expenses incurred by the Company in connection with the transactions contemplated by this Agreement, plus 50% of such expenses, up to a maximum of $500,000 within ten (10) Business Days of such termination; and

       (iii) If this Agreement is terminated by the Company before the Closing pursuant to Section 14.1(a)(iv) hereof, and the Warrant is not exercised by the Company, the Bank will pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the expenses incurred by the Company in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, within ten (10) Business Days of such termination.

        (iv) If this Agreement is terminated by the Company before the Closing as a result of a default by the Company in the performance of Sections 5.18 and 7.14, no costs, expenses, fees or other liability or damages will be accrued or incurred by the Company or any of its representatives or agents.

                                   ARTICLE XV
                               GENERAL PROVISIONS

    15.1 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by either Party to this Agreement to the other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Bank or the Company or as may otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article XIV. In the event of such termination and on request of the other Party, such Party shall use all reasonable efforts to (y) return to the other Party all documents (and reproductions thereof) received from such other Party that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (z) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that include Confidential Information, unless otherwise advised by counsel in connection with any controversy under the Agreement.

    15.2 PUBLICITY. The Parties shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no Party shall issue any press release, publicity statement, shareholder communication or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party except to the extent that independent legal counsel to the Party, as the case may be, shall deliver a written opinion to the Party that a particular action is required by applicable Rules. The Parties hereby agree that all public statements after the initial press release announcing this Agreement referring to the Bank shall be made by Mr. James B. Jaqua, and all public statements made after the initial press release announcing this Agreement referring to the Company shall be made by Mr. E. Lynn Caswell, and both Parties agree that all public statements shall be made by mutual agreement.

    15.3  INDEMNIFICATION.

    (a) The Bank agrees to defend, indemnify and hold harmless the Company, its officers and directors, attorneys, accountants and each person who controls the Company within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, the Company's Offering disclosure documents or any amendments or supplements thereto, or arise out of or are based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading based upon information with respect to the Bank furnished to the Company by or on behalf of the Bank specifically for use therein; provided, however, that the Bank shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement, the Company's Offering disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the Company furnished to the Bank by or on behalf of the Company specifically for use therein.

    (b) The Company agrees to defend indemnify and hold harmless the Bank, its officers and directors, attorneys, accountants and each person who controls the Bank within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, the Company's Offering disclosure documents or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading based solely upon information with respect to the Company and its subsidiaries furnished to the Bank by or on behalf of the Company and its subsidiaries specifically for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement, the Company's Offering disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the Bank furnished to the Company by or on behalf of the Bank specifically for use therein.

    (c) Promptly after receipt by the Party to be indemnified pursuant to this section ("Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding, Indemnified Party will give the other Party "(Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving Indemnified Party's asserted liability, at the expense of the Indemnifying Party. In the event that Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify Indemnified Party of its intention to do so, and Indemnified Party agrees to cooperate fully with Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, Indemnifying Party shall have the right to participate in the defense of such asserted liability. In any event Indemnifying Party shall have the right to participate in the defense of such asserted liability.

    15.4 NOTICES. All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or registered, postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail or delivery service; or

(iii) 72 hours after mailing if mailed by United States mail, first class, certified or registered, postage prepaid, and properly addressed as follows:

    (a) If to the Bank:

    James B. Jaqua, President and Chief Executive Officer
    The Bank of Hemet
    3715 Sunnyside Drive
    Riverside, California 92506
    Telecopier No.: (909) 784-5791

   With a copy to:

   Gary S. Findley, Esq.
    Gary Steven Findley & Associates
    1470 North Hundley Street
    Anaheim, California 92806
    Telecopier No.: (714) 630-7910

    (b) If to the Company:

    Mr. E. Lynn Caswell, Chairman and CEO
    Pacific Community Banking Group
    23332 Mill Creek Drive, Suite 230
    Laguna Hills, California 92653
    Telecopier No.: (949) 458-2086

   With a copy to:

   Loren P. Hansen, Esquire
    Knecht & Hansen
    1301 Dove Street, Suite 900
    Newport Beach, California 92660
    Telecopier No.: (949) 851-1732

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.4.

    15.5 SUCCESSORS AND ASSIGNS. Subject to Section 7.12 and 15.3, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the Parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other Party to this Agreement and any purported assignment in violation of this Section 15.5 shall be null and void.

    15.6 THIRD PARTY BENEFICIARIES. Except as provided in Section 7.12, each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than the Parties hereto.

    15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

    15.8 GOVERNING LAW. This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

    15.9 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

    15.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Board of Directors of the Company and the Bank without action by their respective shareholders to the extent permitted by law. This Agreement may be modified or amended only by an instrument of equal formality signed by the Parties of their duly authorized agents.

    15.11 ATTORNEYS' FEES. In the event either of the Parties to this Agreement brings an action or suit against the other Party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other Party, the prevailing Party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing Party, as determined by the court or other body have jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing Party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

    15.12 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the Parties hereto have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the Parties and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof, unless expressly referred to by reference herein.

    15.13 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

    15.14 EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any schedule or exhibit delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other schedule or exhibit required to be delivered pursuant to any other provision of this Agreement.

    15.15 KNOWLEDGE. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other person, such Party or other person, who shall be an officer of a Party, shall make such statement only after conducting an investigation which such person determines in good faith to be reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

    15.16 TERMINATION OF REPRESENTATION, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such Party pursuant hereto or in connection herewith shall not survive the Merger other than those provided for in Sections 7.12, 13.1, 14.1(e), 15.1, 15.3, and 15.11 which shall survive a termination.

    IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and year first above written.

                                PACIFIC COMMUNITY BANKING GROUP

                                By:             /s/ E. LYNN CASWELL
                                     ------------------------------------------
                                                  E. Lynn Caswell,
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER

                                THE BANK OF HEMET

                                By:            /s/ JOHN J. MCDONOUGH
                                     ------------------------------------------
                                                 John J. McDonough
                                               CHAIRMAN OF THE BOARD

                                By:               /s/ JAMES JAQUA
                                     ------------------------------------------
                                                    James Jaqua,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                By:              /s/ JOHN B. BRUDIN
                                     ------------------------------------------
                                                  John B. Brudin,
                                                      DIRECTOR

                                By:              /s/ JACK E. GOSCH
                                     ------------------------------------------
                                                   Jack E. Gosch,
                                                      DIRECTOR

                                By:             /s/ E. KENNETH HYATT
                                     ------------------------------------------
                                                 E. Kenneth Hyatt,
                                                      DIRECTOR

                                By:              /s/ JOSEPH D. PEHL
                                     ------------------------------------------
                                                  Joseph D. Pehl,
                                                      DIRECTOR

                                By:          /s/ CLAYTON A. RECORD, JR.
                                     ------------------------------------------
                                              Clayton A. Record, Jr.,
                                                      DIRECTOR

                                                                      APPENDIX B

                       THE BANK OF HEMET FAIRNESS OPINION

                          BAXTER FENTRISS AND COMPANY
          9100 ARBORETUM PARKWAY  SUITE 280  RICHMOND, VIRGINIA 23266
                       (804) 323-7540  FAX (804) 323-7457

                                 MARCH 24, 1999

THE BOARD OF DIRECTORS
THE BANK OF HEMET
1600 E. FLORIDA AVENUE
HEMET, CA 92544

    The Bank of Hemet, Hemet, CA ("Hemet"), Valley Bank, Moreno Valley, CA ("Valley"), and Pacific Community Banking Group, Laguna Hills, CA ("PCBG") have entered into an agreement providing for the merger of Hemet, Valley, and PCBG ("Merger"). The terms of the Merger are set forth in the First Restatement of the Agreement and Plan of Reorganization ("Agreement") dated January 5, 1999 and as amended in March of 1999.

    The terms of the Merger provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, the per share consideration of Hemet common stock to be (i) the sum of $51.00 in a combination of cash and or PCBG common stock, and (ii) one warrant to purchase 1.00 share of PCBG common stock ("Consideration").

    You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Agreement is fair to the respective shareholders of Hemet from a financial point of view.

    In rendering our opinion, we have evaluated the proforma consolidated financial statements of Hemet, Valley and PCBG, including PCBG's pending acquisition of Valley. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Hemet from a financial point of view to the other financial institutions; (b) compared the terms of the Agreement with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the drafts of the Agreement and related documents; and (d) made such other analyses and examinations as described below and deemed necessary. We also met with various senior officers of Hemet, Valley and PCBG to discuss the foregoing as well as other matters that may be relevant. However we have not completed a formal due diligence of PCBG and our opinion is based upon representations made by senior officers of Hemet, Valley, and PCBG. We have not independently verified the financial and other information concerning Hemet, Valley, or PCBG, or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Hemet, Valley, and PCBG as they exist and are known to us as of December 31, 1998.

    We have acted as financial advisor to Hemet and Valley in connection with the Merger and will receive from both a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

    It is understood that this opinion may be included in its entirety in any communication by Hemet or the Board of Directors to the stockholders of Hemet or PCBG. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

    Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the shareholders of Hemet from a financial point of view.

Sincerely,

Baxter Fentriss and Company

                                                                      APPENDIX C

                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13. Dissenters' Rights

SECTION 1300. SHAREHOLDER IN SHORT-FORM MERGER; PURCHASE AT FAIR MARKET VALUE; "DISSENTING SHARES"; "DISSENTING SHAREHOLDER"

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDER OF DISSENTING SHARES OF REORGANIZATION APPROVAL; DEMAND FOR PURCHASE OF SHARES; CONTENTS OF DEMAND

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. STAMPING OR ENDORSING DISSENTING SHARES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST THEREON; WHEN PRICE TO BE PAID

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION BY DISSENTERS TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE OF DISSENTING SHARES OR BOTH; JOINDER OF SHAREHOLDERS; CONSOLIDATION OF ACTIONS; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. DUTY AND REPORT OF APPRAISERS; COURT'S CONFIRMATION OF REPORT; DETERMINATION OF FAIR MARKET VALUE BY COURT; JUDGMENT, AND PAYMENT; APPEAL; COSTS OF ACTION

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. PREVENTION OF PAYMENT TO HOLDERS OF DISSENTING SHARES OF FAIR MARKET VALUE; EFFECT

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DISPOSITION OF DIVIDENDS UPON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS AND PRIVILEGES OF DISSENTING SHARES; WITHDRAWAL OF DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. WHEN DISSENTING SHARES LOSE THEIR STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR COMPENSATION OR VALUATION PENDING LITIGATION

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. SHARES TO WHICH CHAPTER INAPPLICABLE

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACK ON VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; RIGHTS OF SHAREHOLDERS; BURDEN OF PROOF

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                     [LOGO]

                                         , 1999

Dear Shareholder:


    We cordially invite you to attend our annual meeting of shareholders. At the annual meeting we will vote on the agreement for Pacific Community Banking Group to acquire Valley Bank. If Pacific Community Banking Group acquires Valley Bank, holders of Valley Bank common stock will receive the following:



    - for each share of Valley Bank common stock surrendered, two-thirds of a share of Pacific Community Banking Group common stock, PLUS



    - for every three shares of Valley Bank common stock, a ten-year warrant exercisable for one share of Pacific Community Banking Group common stock. The warrants are exercisable at a price of 122% of the initial public offering price.



    The stock you receive will be eligible for immediate sale in the public offering of Pacific Community Banking Group. 60% of the shares of stock received by all holders of Valley Bank common stock will be sold in the public offering. In the public offering, Pacific Community Banking Group will sell the shares for a minimum of $15 per share. This is equivalent to a minimum of $10.00 for each share of Valley Bank common stock that you hold now, not counting the warrants.



    You will be subject to income tax on any gain you have by selling the shares of Pacific Community Banking Group common stock you receive in the acquisition. You will not be taxed on the Pacific Community Banking Group common stock you receive and hold, until you sell it. You should consult your tax advisor to learn how this transaction may affect you.



    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE ACQUISITION AND THE OTHER PROPOSALS ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THEM.


    BEFORE YOU MAKE A DECISION, YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE ATTACHED PROXY STATEMENT/PROSPECTUS.


    To ensure that you vote your shares at the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. YOUR VOTE IS IMPORTANT.


                                          Sincerely,

                                          N. Douglas Mills
                                          President and Chief Executive Officer

                            ------------------------


    Pacific Community Banking Group intends to offer approximately shares of common stock to the public by July 28, 1999, at a price we estimate at between $15 and $16 per share. The common stock will be listed on the Nasdaq National Market under the trading symbol "PCBG."


       Please do not send any stock certificates in your proxy envelope.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES ARE SUBJECT TO RISK, INCLUDING LOSS OF PRINCIPAL.


  This proxy statement/prospectus was first mailed to shareholders on or about
                                         , 1999

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



              DATE:         day, July   , 1999
              TIME:  3:00 p.m.
              PLACE:  The Best Western Images Suites Hotel
                      24840 Elder Avenue, Moreno Valley, California



MATTERS TO BE VOTED ON:



1.  The acquisition of Valley Bank by Pacific Community Banking Group.



2.  The election of eight directors to Valley Bank's board of directors.



3. Any other matters properly presented to the shareholders for action at the meeting.



RECORD DATE:  Shareholders of record at the close of business on             ,
1999 are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournment of the annual meeting.



DISSENTERS' RIGHTS: Shareholder who do not vote in favor of the transaction, and take all the steps required under the California General Corporation Law to perfect dissenters' rights, may have the right to receive a cash amount determined on a statutory basis. The proxy statement/prospectus describes dissenters' rights in detail.



NOMINEES: The board of directors has nominated the following persons to serve as directors: Marion V. Ashley, Willow I. Decker, Juan P. Renteria, Jesse Washington, George E. Wilson, Helga Wolf, Eugene H. Wood and N. Douglas Mills.

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS


Questions and Answers for Shareholders of Valley Bank.................................          2
Summary...............................................................................          3
Risk Factors..........................................................................         12

The Valley Bank Acquisition...........................................................         21
The Valley Bank Agreement.............................................................         35

The Bank of Hemet Acquisition.........................................................         42
The Bank of Hemet Agreement...........................................................         56

Pacific Community Banking Group:
  Unaudited Pro Forma Combined Financial Information..................................         64
  Selected Financial Data.............................................................         69
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations........................................................................         70
  Business............................................................................         71

The Bank of Hemet:
  Selected Financial Data.............................................................         74
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations........................................................................         76
  Business............................................................................         94
  Additional Information..............................................................        110

Valley Bank:
  Selected Financial Data.............................................................        113
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations........................................................................        115
  Business............................................................................        131
  The Annual Meeting..................................................................        152
  Future Shareholder Proposals........................................................        167

Supervision and Regulation............................................................        168
Management of Pacific Community Banking Group Following Reorganization................        175
Pacific Community Banking Group--Executive Compensation...............................        179
Certain Transactions..................................................................        183
Stock Ownership of Pacific Community Banking Group Following Reorganization...........        183
Capital Stock and Comparison of Shareholder Rights....................................        185
Dissenters' Rights of Appraisal.......................................................        193
Experts...............................................................................        195
Legal Matters.........................................................................        196
Where You Can Find More Information...................................................        196

Financial Statements..................................................................        F-1

Appendix A--First Restatement of Agreement and Plan of Reorganization Dated January 5,
  1999 Between Valley Bank and Pacific Community Banking Group........................        A-1
Appendix B--Valley Bank Fairness Opinion..............................................        B-1
Appendix C--Chapter 13 of California General Corporation Law..........................        C-1

             QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF VALLEY BANK


Q:  HOW DO I CAST MY VOTE?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. In addition, you may attend the annual meeting in person, rather than signing and mailing your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares on the issue of the acquisition only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted on the issue of the acquisition, though they may be voted on the election of directors.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Yes. Enclosed you will find a set of shareholder documents. Use these documents to submit your stock certificates and, if you wish, to make an election for all cash, 60% cash or all stock. Detailed instructions are also enclosed with the shareholder documents. Certificates for shares of Pacific Community Banking Group common stock that are not sold in the offering will be returned to you. If the acquisition is not completed, we will send your Valley Bank stock certificates back to you.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?


A: If you have any questions about the acquisition, please call Dianna Williams, Secretary and CFO of Valley Bank, at (909) 242-1959.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE BANK OF HEMET ACQUISITION OR THE VALLEY BANK ACQUISITION FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE ACQUISITIONS, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. REFER TO THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 196 FOR ADDITIONAL SOURCES OF INFORMATION.

THE COMPANIES

    PACIFIC COMMUNITY BANKING GROUP
    23332 Mill Creek Drive, Suite 230
    Laguna Hills, California 92653
    (949) 460-4540

    A group of individual investors led by E. Lynn Caswell, an experienced California community banker, formed Pacific Community Banking Group in 1997. The goal of Pacific Community Banking Group is to become the preeminent financial services company for independent banks in high growth areas of Southern California, commencing with Riverside and San Bernardino counties. In pursuit of that goal, it plans to acquire two community banks headquartered in Riverside county, California--The Bank of Hemet and Valley Bank. The service areas of these two banks overlap. After it acquires these banks, Pacific Community Banking Group plans to combine their operations and increase market share in the areas they now serve. Pacific Community Banking Group then plans to launch a new community bank in Orange county.

    The Bank of Hemet and Valley Bank primarily serve Riverside and San Bernardino counties, a region commonly known as the "Inland Empire." The Inland Empire will be the fastest growing U.S. primary metropolitan statistical area during the years 1993 to 2005, according to a 1996 report of the U.S. Department of Commerce. The department projects that population will grow 32.4% during that period.

    Pacific Community Banking Group currently has no operations and only a minimal amount of start-up capital.

BUSINESS STRATEGY

    The business strategy of Pacific Community Banking Group is to:

    - develop a banking presence primarily in high-growth areas of Southern California through acquisition of strongly performing, well regarded community banks;

    - operate most acquired banks as separate subsidiaries to retain their boards of directors and the goodwill of the communities they serve;

    - consolidate operations of acquired banks which serve overlapping market areas;

    - form community banks in areas of Southern California that may have lost many of their independent community banks through consolidation, merger, acquisition and regulatory action;

    - cross-sell services of our constituent banks;

    - realize efficiencies by combining functions like financial administration, data processing, insurance, bonding, employee benefits and contracts for services; and

    - take advantage of the combined size and diversity of our constituent banks to access capital at lower costs.

    We believe that banking customers value doing business with locally managed institutions that can provide a full service commercial banking relationship, understand customers' financial needs and have the flexibility to customize products and services to meet those needs. We also believe that banks are better able to build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and individualized service.

    THE BANK OF HEMET
    3715 Sunnyside Drive
    Riverside, California 92506
    (909) 784-5771


    The Bank of Hemet is a California community bank headquartered in Hemet, California. It is licensed by the California Department of Financial Institutions. Its deposits are insured up to the $100,000 legal limits by the Federal Deposit Insurance Corporation. In addition to its headquarters, The Bank of Hemet maintains five branches in Riverside county. The Bank of Hemet emphasizes community-based commercial banking. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Hemet area, as well as businesses and real estate owners and developers primarily throughout Riverside, San Bernardino, Orange, Los Angeles and San Diego counties. The Bank of Hemet also makes loans outside of its primary service area if they are attractive to management. Most of its loans are secured by commercial real estate. The Bank of Hemet's wholly owned subsidiary, BankLink Corporation, provides data processing services for The Bank of Hemet and seven other banks and item processing services for The Bank of Hemet and three other banks.


    VALLEY BANK
    24010 Sunnymead Boulevard
    Moreno Valley, California 92553
    (909) 242-1959


    Valley Bank is a California community bank headquartered in Moreno Valley, California. In addition to its headquarters, Valley Bank maintains six branches in Riverside and San Bernardino counties and two loan production offices, one in Moreno Valley and the other in Portland, Oregon. It is licensed by the California Department of Financial Institutions. Its deposits are insured up to the $100,000 legal limits by the Federal Deposit Insurance Corporation. Moreno Valley, located in Riverside County, is part of the Inland Empire. Valley Bank emphasizes community-based banking, with emphasis on both business and individual customers. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Inland Empire area, as well as businesses and real estate owners/developers throughout the Inland Empire, and makes loans guaranteed by the United States Small Business Administration and by the U.S. Department of Agriculture, Business and Industry Program in the Inland Empire and in the vicinity of its Portland, Oregon loan office. Over half of the loans in its portfolio are secured by real estate.

PROFILES OF THE BANK OF HEMET AND VALLEY BANK

                                               THE BANK OF HEMET                        VALLEY BANK
                                      ------------------------------------  ------------------------------------
Total assets at March 31, 1999......  $254 million                          $87 million

Offices.............................  Five branches in Riverside county     Six branches in Riverside and San
                                                                              Bernardino counties and two loan
                                                                              production offices, one in Moreno
                                                                              Valley and one in Portland, Oregon

Principal service area..............  Riverside, San Bernardino, Orange,    Riverside and San Bernardino
                                        Los Angeles and San Diego counties    counties, Portland, Oregon and
                                                                              southern Washington state

Loan portfolio......................  High percentage of commercial real    High percentage of real estate
                                        estate loans                          loans, with a significant portion
                                                                              in Small Business Administration
                                                                              loans

Active subsidiaries.................  Data processing subsidiary            none

INFORMATION FOR SHAREHOLDERS OF VALLEY BANK


    OUR REASONS FOR THE ACQUISITION



    The board of directors of Valley Bank believes that new regulatory requirements and competition from larger banks will make the future more difficult for small, unaffiliated community banks like Valley Bank. The board has long held the belief that maximizing shareholder value may ultimately entail a transaction such as the proposed Valley Bank acquisition. In the last few years, Valley Bank has received a number of acquisition proposals. The board of directors has made a careful evaluation of all the alternatives presented, and has concluded that being acquired by Pacific Community Banking Group under the terms of the Valley Bank agreement is in the best interests of Valley Bank and its shareholders. Valley Bank has received an opinion from its financial advisors, Baxter Fentriss & Company, stating that the price offered by Pacific Community Banking Group is fair, from a financial point of view, to shareholders of Valley Bank. To review Valley Bank's reasons for the acquisition in further detail, refer to page 21.



    THE BOARD RECOMMENDS THE ACQUISITION


    At the annual meeting, holders of Valley Bank common stock will also be asked to vote on a proposal to approve the Valley Bank acquisition and elect eight persons to serve on the board of directors. THE BOARD OF DIRECTORS OF VALLEY BANK HAS APPROVED THE VALLEY BANK ACQUISITION AND RECOMMENDS YOU VOTE YOUR SHARES "FOR" THE VALLEY BANK ACQUISITION AND "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS.

    WHO CAN VOTE

    You are entitled to vote at the annual meeting if you owned shares as of the
close of business on              , 1999, the record date for voting at the
annual meeting.

    On the record date, there were 1,171,906 shares of Valley Bank common stock entitled to vote at the annual meeting. Each holder of Valley Bank common stock will have one vote at the annual meeting for each share of Valley Bank common stock they own on the record date.


    THE ACQUISITION REQUIRES A TWO-THIRDS VOTE


    Holders of at least two-thirds of the outstanding shares of Valley Bank common stock must vote in favor to approve the acquisition and the related agreement. Your failure to vote will have the effect of a vote against the acquisition.


    WHERE YOU CAN READ THE ACQUISITION AGREEMENT


    You will find a complete copy of the First Restatement of Agreement and Plan of Reorganization, as amended, attached at the back of this proxy statement/prospectus as Appendix A. The agreement states the terms of the acquisition of Valley Bank. We encourage you to read the agreement.


    WHAT YOU WILL RECEIVE IN THE ACQUISITION


    If the Valley Bank acquisition is approved, holders of Valley Bank common stock will receive the following:

    - for each share of Valley Bank common stock surrendered, two-thirds of a share of Pacific Community Banking Group common stock, PLUS

    - for every three shares of Valley Bank common stock, a ten-year warrant exercisable for one share of Pacific Community Banking Group common stock. The warrants are exercisable at a price of 122% of the initial public offering price.


    60% of the shares of stock received by all holders of Valley Bank common stock will be immediately sold in a public offering, as described more fully on page 36. Members of management of Valley Bank will be subject to the same rules as other shareholders regarding the sale and retention of shares at the time of the public offering.



    YOU WILL RECEIVE DIVIDENDS BEFORE, BUT NOT AFTER THE ACQUISITION


    Pacific Community Banking Group has agreed that, at the time of the Valley Bank acquisition, Valley Bank may pay a special dividend of $.52 per share to holders of record on November 24, 1998, subject to regulatory approval. Pacific Community Banking Group does not intend to pay dividends on its common stock for the foreseeable future.


    OFFICERS AND DIRECTORS HAVE INTERESTS IN THE ACQUISITION THAT DIFFER FROM
     YOURS


    When considering the recommendation of the board of directors of Valley Bank regarding the acquisition, please be aware that the interests of directors and officers conflict with your interests as a shareholder. Individuals with these interests include, Marion V. Ashley, Chairman of Valley Bank and N. Douglas Mills, currently President and Chief Executive Officer of Valley Bank, who are both proposed directors of Pacific Community Banking Group after the Valley Bank acquisition.

    Five officers of Valley Bank have employment agreements, which Pacific Community Banking Group has agreed to honor. In addition, Mr. Mills and Valley Bank have agreed to amend his employment contract reducing his cash payment upon the consummation of the Valley Bank acquisition. Mr. Mills and Valley Bank have also agreed to amend Mr. Mills' salary continuation agreement so that his retirement benefits will not commence until termination of his employment.


    The board of directors knew about these interests and considered them in approving the acquisition agreement. Refer to page 163 for more information concerning these employment agreements.


    PRECONDITIONS TO THE ACQUISITION

    Pacific Community Banking Group and Valley Bank are not obligated to close the Valley Bank acquisition until all required approvals have been received from regulatory authorities and two-thirds of the shareholders of Valley Bank have consented to the transaction, with no more than 10% of the shareholders voting against Valley Bank acquisition or asserting dissenters' rights. Also, Pacific Community Banking Group is not obligated to consummate the transaction unless all conditions to the initial public offering of its common stock are satisfied. The Valley Bank acquisition is, however, independent from and is not conditioned on The Bank of Hemet acquisition.


    IF THE ACQUISITION DOESN'T OCCUR, THE BANK MAY OWE TERMINATION FEES


    Valley Bank and Pacific Community Banking Group can terminate the Valley Bank agreement by mutual consent at any time. Either party may terminate the Valley Bank agreement if the other party breaches the agreement and does not cure the breach within a period of thirty days. In that case, the party that breached must pay the other party's costs and expenses in the terminated transaction, plus an additional 50% of those expenses, up to a maximum of $500,000. If Valley Bank fails to report a material adverse change in its condition or a change in its beneficial ownership, or if the shareholders of Valley Bank fail to approve the transaction, Pacific Community Banking Group may terminate the Valley Bank agreement. If that happens Valley Bank must pay Pacific Community Banking Group's costs and expenses in the terminated transaction, plus an additional 50% of those expenses. Valley Bank must pay Pacific Community Banking Group $1,750,000 if Pacific Community Banking Group terminates for any of the following reasons: Valley Bank approves another sale or executes another letter of intent, or a third party acquires 25% or more of the outstanding shares of Valley Bank, or Valley Bank engages in an alternative transaction for the sale of Valley Bank. If the conditions to completing Pacific Community Banking Group's initial public offering are not satisfied, either party may terminate the Valley Bank agreement without an obligation to pay costs of the other party.


    YOU WILL BE TAXED IF YOU SELL SHARES YOU RECEIVE, BUT NOT IF YOU HOLD THEM



    Pacific Community Banking Group has received an opinion from Arthur Andersen LLP, Pacific Community Banking Group's accountants, that the Valley Bank acquisition will qualify as a tax-free reorganization. Neither Valley Bank nor Pacific Community Banking Group will recognize any gain or loss and you will not recognize any gain or loss upon your exchange of Valley Bank common stock for Pacific Community Banking Group common stock and warrants in the acquisition, except for cash received in lieu of a fractional share interest of Pacific

Community Banking Group common stock in the acquisition and for the special cash dividend. However, you will be subject to federal income tax on any gain from your sale of shares of Pacific Community Banking Group common stock or warrants, including a sale of Pacific Community Banking Group common stock in the public offering.


    To learn more about the federal income tax consequences of the Valley Bank acquisition, please refer to "Material Federal Income Tax Consequences" on page 31 and consult your own tax adviser and financial planner about consequences that are specific to you.



    THE FAIRNESS ADVISER BELIEVES THE TRANSACTION IS FAIR TO YOU FROM A
     FINANCIAL POINT OF VIEW



    In deciding to approve the acquisition, the board of directors of Valley Bank considered an opinion from its financial advisor, Baxter Fentriss & Company. Baxter Fentriss & Company delivered an opinion that the consideration to be received by Valley Bank's shareholders in the acquisition is fair to the shareholders from a financial point of view. The opinion applies only if The Bank of Hemet acquisition also occurs. The opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion.



    YOU ARE ENTITLED TO DISSENTERS' RIGHTS OF APPRAISAL.



    Under California law, if the Valley Bank acquisition is completed, a shareholder who does not vote in favor of the transaction may have dissenters' rights. A shareholder who follows all required procedures will be entitled to receive cash in the amount of the "fair market value" of the Valley Bank common stock on the day before The Valley Bank acquisition was publicly announced. Refer to page 193 for a summary of the dissenters' rights statute, and Appendix C to this proxy statement/prospectus for the full text of the statute.

                         SUMMARY FINANCIAL INFORMATION

    Pacific Community Banking Group was formed in October 1997, for the sole purpose of acquiring community banking organizations. The following tables set forth summary financial data of Pacific Community Banking Group, The Bank of Hemet and Valley Bank. It includes pro forma financial data for the combined companies. The historical information presented below at or for the periods ended December 31, 1998 and 1997 is derived from the financial statements of the respective companies, which have been audited by their independent public accountants, as indicated in their reports thereon included in this proxy statement/prospectus. The information at or for the periods ended March 31, 1999 and 1998 is unaudited, and in the opinion of management of the respective companies gives effect to all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information. The unaudited pro forma information at or for the year ended December 31, 1998 and the period March 31, 1999 are derived from the unaudited pro forma combined financial information contained elsewhere in this prospectus. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" for each of the companies and their audited financial statements appearing in this proxy statement/ prospectus.

                                                                                                   PRO FORMA COMBINED
                                                                                               --------------------------
                                                                                  AT OR FOR                   AT OR FOR
                                         AT OR FOR THE THREE     AT OR FOR THE    INCEPTION     AT OR FOR        THE
                                             MONTHS ENDED            YEAR       (OCTOBER 17,     THE YEAR    THREE MONTHS
                                       ------------------------      ENDED        1997) TO        ENDED         ENDED
                                        MARCH 31,    MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                          1999         1998          1998           1997           1998          1999
                                       -----------  -----------  -------------  -------------  ------------  ------------
                                             (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  (UNAUDITED)
PACIFIC COMMUNITY BANKING GROUP

RESULTS OF OPERATIONS:
Interest income......................   $      --    $       -     $      --      $      --     $   25,597    $    6,141
Interest expense.....................          --           --            --             --         10,623         2,501
                                       -----------  -----------  -------------  -------------  ------------  ------------
Net interest income..................          --           --            --             --         14,974         3,640
                                       -----------  -----------  -------------  -------------  ------------  ------------
Provision for loan losses............          --           --            --             --            200            90
Noninterest income...................          --           --            --             --          4,278         1,096
Noninterest expense..................         137           77           513             82         14,485         3,668
Net income (loss)....................        (137)         (77)         (513)           (82)         2,313           489
Earnings (loss) per share............   $  (13.66)   $   (7.71)    $  (51.34)     $   (8.17)    $     0.58    $     0.12

BALANCE SHEET:
Cash and cash equivalents............   $     113                  $     396      $     170                   $   30,406
Investment securities................          --                         --             --                       48,969
Loans and leases, net................          --                         --             --                      249,817
Other assets.........................         616                        205             27                       22,785
                                       -----------               -------------  -------------                ------------
Total assets.........................   $     729                  $     601      $     197                   $  351,977
                                       -----------               -------------  -------------                ------------
                                       -----------               -------------  -------------                ------------

Deposits.............................   $      --                  $      --      $      --                   $  309,295
Accrued interest and other
  liabilities........................         174                         94            139                        5,369
Stockholders' equity.................         555                        507             58                       37,313
                                       -----------               -------------  -------------                ------------
Total liabilities and stockholders'
  equity.............................   $     729                  $     601      $     197                   $  351,977
                                       -----------               -------------  -------------                ------------
                                       -----------               -------------  -------------                ------------

                                                           AT OR FOR THE
                                                         THREE MONTHS ENDED    AT OR FOR THE YEARS ENDED DECEMBER
                                                             MARCH 31,         31,
                                                          1999        1998        1998        1997        1996
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)      (IN THOUSANDS)
THE BANK OF HEMET
RESULTS OF OPERATIONS:
Interest income......................................  $    4,719  $    4,887  $   19,416  $   18,991  $   19,127
Interest expense.....................................       2,135       2,316       9,185       8,946       8,823
                                                       ----------  ----------  ----------  ----------  ----------
Net interest income..................................       2,584       2,571      10,231      10,045      10,304
                                                       ----------  ----------  ----------  ----------  ----------
Provision for loan losses............................          --          --          --         250         988
Noninterest income...................................         384         305       1,363       1,204       1,248
Noninterest expense..................................       1,801       1,709       6,736       6,200       8,182
Net income...........................................  $      686  $      679  $    2,823  $    2,802  $    1,373

BALANCE SHEET:
Cash and cash equivalents............................  $   15,892              $   16,996  $   19,521  $   15,982
Investments securities...............................      24,892                  24,882      24,833      24,779
Loan and leases, net.................................     207,273                 205,570     190,171     185,200
Other assets.........................................       5,560                   5,429       6,798       8,296
                                                       ----------              ----------  ----------  ----------
Total assets.........................................  $  253,617              $  252,877  $  241,323  $  234,257
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------
Deposits.............................................  $  230,865              $  230,385  $  219,211  $  212,268
Accrued interest and other liabilities...............       1,548                   1,468       1,884       1,887
Stockholders' equity.................................      21,204                  21,024      20,228      20,102
                                                       ----------              ----------  ----------  ----------
Total liabilities and stockholders' equity...........  $  253,617              $  252,877  $  241,323  $  234,257
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------

                                                           AT OR FOR THE
                                                         THREE MONTHS ENDED    AT OR FOR THE YEARS ENDED DECEMBER
                                                             MARCH 31,         31,
                                                          1999        1998        1998        1997        1996
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)      (IN THOUSANDS)
VALLEY BANK
RESULTS OF OPERATIONS:
Interest income......................................  $    1,422  $    1,559  $    6,181  $    5,978  $    5,338
Interest expense.....................................         366         342       1,438       1,282       1,119
                                                       ----------  ----------  ----------  ----------  ----------
Net interest income..................................       1,056       1,217       4,743       4,696       4,219
                                                       ----------  ----------  ----------  ----------  ----------
Provision for loan losses............................          90         150         200         980         360
Noninterest income...................................         712         459       2,915       2,719       2,135
Noninterest expense..................................       1,452       1,553       6,085       5,637       5,211
Net income (loss)....................................  $      131  $       (9) $      789  $      556  $      454

BALANCE SHEET:
Cash and cash equivalents............................  $   15,010              $   20,265  $   10,287  $   10,860
Investment securities................................      24,077                  15,585      13,856      12,928
Loans and leases, net................................      41,734                  42,031      44,202      42,534
Other assets.........................................       6,678                   6,828       6,221       5,038
                                                       ----------              ----------  ----------  ----------
Total assets.........................................  $   87,499              $   84,709  $   74,566  $   71,360
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------
Deposits.............................................  $   78,430              $   75,739  $   66,239  $   63,286
Accrued interest and other liabilities...............       63035                     716       1,035       1,172
Stockholders' equity.................................       8,439                   8,254       7,292       6,902
                                                       ----------              ----------  ----------  ----------
Total liabilities and stockholders' equity...........  $   87,499              $   84,709  $   74,566  $   71,360
                                                       ----------              ----------  ----------  ----------
                                                       ----------              ----------  ----------  ----------

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

    We have summarized below the per share data of The Bank of Hemet on a historical basis and pro forma equivalent basis, and the per share data of Valley Bank on a historical basis and pro forma equivalent basis. The information in the table is only a summary and you should read it together with the financial statements in this proxy statement/prospectus.

                                               AS OF OR FOR THE THREE
                                               MONTHS ENDED MARCH 31,    AS OF OR FOR THE YEARS
                                                        1999            ENDED DECEMBER 31, 1998
                                              ------------------------  ------------------------
                                              THE BANK OF               THE BANK OF
                                                 HEMET     VALLEY BANK     HEMET     VALLEY BANK
                                              -----------  -----------  -----------  -----------
Diluted earnings per share
  Historical................................   $    0.79    $    0.12    $    3.23    $     .65
  Equivalent pro forma(1)...................        0.41         0.08         1.99          .39
Cash dividends per share
  Historical................................   $    0.60    $      --    $    2.40    $      --
  Equivalent pro forma(1, 3)................          --           --           --           --
Book value per share
  Historical(2).............................   $   25.11    $    6.73    $   24.90    $    6.55
  Equivalent pro forma(1)...................       32.03         6.31        31.64         6.20

------------------------

(1) Equivalent pro forma amounts are based on the pro forma combined information, per share of Pacific Community Banking Group that will be held after the acquisitions. Accordingly, amounts for The Bank of Hemet are adjusted to reflect the ratio of 3.4 shares of Pacific Community Banking Group common stock to be received for each share of The Bank of Hemet common stock, and the amounts for Valley Bank are adjusted to reflect the ratio of .6666 shares of Pacific Banking Group common stock to be received for each share of Valley Bank common stock.

(2) The historical book value per share for Valley Bank is calculated on the basis of shares outstanding including unearned shares held in an employee stock ownership plan.

(3) After the business combinations, Pacific Community Banking Group does not intend to pay dividends on its common stock for the foreseeable future. Accordingly, no pro forma equivalent cash dividends per share are presented.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION WE PROVIDE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO VOTE FOR THE ACQUISITIONS. THESE ARE NOT THE ONLY RISKS WE FACE. SOME RISKS ARE NOT YET KNOWN TO US AND THERE ARE OTHERS WE DO NOT CURRENTLY BELIEVE ARE MATERIAL BUT COULD LATER TURN OUT TO BE SO. ALL OF THESE COULD IMPAIR OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE BECAUSE OF GENERAL MARKET CONDITIONS OR IF ANY OR ALL OF THESE RISKS CAME TO PASS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN EVALUATING THE RISKS OF INVESTING IN US, YOU SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS.


    WE MAY NOT SUCCESSFULLY INTEGRATE AND MANAGE THE OPERATIONS OF THE BANK OF HEMET AND VALLEY BANK, AND THOSE OF OTHER BANKING OPERATIONS WE MAY ACQUIRE. If we cannot do so, Pacific Community Banking Group will not succeed. Pacific Community Banking Group has no operating history. We formed in October 1997 to act as a bank holding company. We have agreed to acquire The Bank of Hemet and Valley Bank. Each of these banks has an operating history but not under our management. After Pacific Community Banking Group acquires the banks, the banks will hold substantially all of our assets and conduct substantially all of our business. If we cannot manage the banks successfully, it will reduce our operating results. We face the same kinds of risks in future acquisitions. The risks of acquisitions include the following:


    - Management will have to divert time to integrate the new businesses;

    - The acquired banks may have unexpected problems or risks in operations, personnel, technology or credit.

    - We may lose the customers and employees of the acquired banks;

    - New management may not work smoothly with our employees and customers;

    - The assimilation of new operations, sites and personnel could divert resources from regular banking operations;

    - When we make acquisitions, a portion of the purchase price, referred to as goodwill, may appear on our financial statements as an expense, which will reduce our reported income;

    - New banks or branches may not generate enough revenue to offset acquisition costs;

    - We may have trouble instituting and maintaining uniform standards, controls, procedures and policies.


    WE MAY NOT REALIZE ANTICIPATED OPERATING EFFICIENCIES. Our business plan calls for us to increase profits by reducing costs, expanding services and integrating administrative functions. We may not realize these operating efficiencies, or we may not realize them as soon as we anticipate. If we do not realize operating efficiencies as anticipated, it could hurt our profitability.


    WE MAY NOT ACHIEVE SUFFICIENT MARKET PRESENCE OR ECONOMIES OF SCALE IF WE DO NOT SUCCESSFULLY ACQUIRE ADDITIONAL BANKING ASSETS. Our business plan contemplates that we acquire additional community banks or branches of other community banks. However, we may not find appropriate community banking assets to acquire, or we may not find them on terms we believe appropriate. If we do not, we may not achieve a sufficient competitive presence in our markets or achieve desired economies of sale.

    FUTURE SALES OF SECURITIES COULD DIMINISH THE INTERESTS OF OUR SHAREHOLDERS. If we raise additional funds or make acquisitions by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Also, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be made on acceptable terms.


    IF WE LOSE KEY EMPLOYEES, OUR BUSINESS MAY SUFFER. If we lost key employees temporarily or permanently, it could hurt our business. We could be particularly hurt if our key employees went to work for competitors. Our future success depends on the continued contributions of our existing senior management personnel, particularly on the efforts of E. Lynn Caswell, the Chief Executive Officer and the Chairman of the Board of Pacific Community Banking Group. We will also depend on the continuing services of key management and staff of The Bank of Hemet and Valley Bank, including Harold R. Williams, Jr., and Robert I. Robie. Mr. Caswell has an employment agreement with us, which includes provisions that limit his ability to compete against us at another company.



    DETERIORATION OF ECONOMIC CONDITIONS IN SOUTHERN CALIFORNIA COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO AND REDUCE THE DEMAND FOR OUR SERVICES. We focus our business in Southern California, primarily in Riverside county. In the early 1990's, the California economy experienced an economic recession that increased the level of delinquencies and losses for The Bank of Hemet, Valley Bank and many of the state's other financial institutions. Another recession could occur. An economic slow-down in Southern California could have the following consequences, any of which could reduce our net income:


    - Loan delinquencies may increase;

    - Problem assets and foreclosures may increase;

    - Claims and lawsuits may increase;

    - Demand for the banks' products and services may decline;

    - Collateral for loans made by the banks, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of the banks' existing loans.


    A DOWNTURN IN THE REAL ESTATE MARKET COULD SERIOUSLY IMPAIR OUR LOAN PORTFOLIO. As of December 31, 1998, approximately 95 percent of the value of The Bank of Hemet's loan portfolio and 93 percent of the value of Valley Bank's loan portfolio consisted of loans secured by various types of real estate. Most of The Bank of Hemet's and Valley Bank's real property collateral is located in Southern California. If real estate values decline significantly, especially in California, higher vacancies and other factors could harm the financial condition of our borrowers, the collateral for our loans will provide less security, and we would be more likely to suffer losses on defaulted loans.

    ENVIRONMENTAL LAWS COULD FORCE THE BANKS TO PAY FOR ENVIRONMENTAL
PROBLEMS. The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses. When a borrower defaults on a loan secured by real property, the banks often purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. The banks may also take over the management of commercial properties whose owners have defaulted on loans. The banks also own and lease premises where their branches and other facilities are located. While the banks have lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that the banks own, manage or occupy. The banks face the risk that environmental laws could force them to clean the properties at their expense. It may cost much more to clean a property than the property is worth. The banks could also be liable for pollution generated by a borrower's operations if a bank took a role in managing those operations after a default. The banks may also find it difficult or impossible to sell contaminated properties.


    WE ARE EXPOSED TO THE RISKS OF NATURAL DISASTERS. A major earthquake could result in material loss to the banks. Our operations are concentrated in Southern California, especially Riverside county. A significant percentage of our loans will be secured by real estate. California is an earthquake-prone region. The San Andreas Fault runs directly through our service area. Both of the banks have a disaster-recovery plan with offsite data processing resources located in Scottsdale, Arizona. However, the banks' properties and most of the real and personal property securing loans in the banks' portfolios are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.

    LOAN LOSS RESERVES MAY NOT COVER ACTUAL LOAN LOSSES. If the actual loan losses exceed the amount reserved, it will hurt our business. The banks try to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans. Losses nevertheless occur. The banks create reserves for estimated loan losses in their accounting records. They base these allowances on estimates of the following:

    - industry standards;

    - historical experience with our loans;

    - evaluation of current and predicted economic conditions;

    - regular reviews of the quality mix and size of the overall loan portfolio;

    - regular reviews of delinquencies; and

    - the quality of the collateral underlying their loans.


    AN INCREASE IN NON-PERFORMING ASSETS WOULD REDUCE OUR INCOME AND INCREASE OUR EXPENSES. If the level of non-performing assets rises in the future, it could adversely affect our operating results. Non-performing assets are mainly loans on which the borrowers are not making their required payments. Non-performing assets also include loans that have been restructured to permit the borrower to have smaller payments and real estate that has been acquired through foreclosure of unpaid loans. To the extent that assets are non-performing, the banks have less cash available for lending and other activities.


    CURTAILMENT OF GOVERNMENT GUARANTEED LOAN PROGRAMS COULD CUT OFF AN IMPORTANT SEGMENT OF OUR BUSINESS. If Valley Bank cannot continue making and selling government guaranteed loans, it will have less origination fees and less ability to generate gains on sale of loans. A major part of Valley Bank's business is originating and selling government guaranteed loans. From time to time, the government agencies that guarantee these loans reach their internal limits, and cease to guarantee loans for a stated time period. In addition, these agencies may change their rules for loans. Also, Congress may adopt legislation that would have the effect of discontinuing or changing the programs. Nongovernmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline. Also, the profitability of these loans could decline.


    GOVERNMENTAL REGULATION MAY IMPAIR OUR OPERATIONS OR RESTRICT OUR
GROWTH. If we fail to comply with the federal and state bank regulations, the regulators may limit our activities or growth, fine us or ultimately put us out of business. Banking laws and regulations change from time to time. Bank regulation can hinder our ability to compete with financial services companies that are not regulated or are less regulated. In addition, bank regulators impose material compliance costs on us.

    Federal and state bank regulatory agencies regulate many aspects of our operations. These areas include:

    - the capital we must maintain;

    - the kinds of activities we can do;

    - the kinds and amounts of investments we can make;

    - the locations of our offices;

    - how much interest we can pay on demand deposits;

    - insurance of our deposits and the premiums we must pay for this insurance; and

    - how much cash we must set aside as reserves for deposits.


    IF VALLEY BANK FAILS TO MEET ITS COMMITMENTS TO BANK REGULATORS, IT COULD SUBJECT US TO REGULATORY ENFORCEMENT PROCEEDINGS. In October, 1998, the board of directors of Valley Bank adopted resolutions making a commitment to bank regulators that Valley Bank would accomplish the goals described below. The commitments include:


    - to develop a formal written testing plan for Year 2000 issues;

    - to maintain capital equal to 8% of Valley Bank's adjusted total assets;

    - to improve asset quality;

    - to improve earnings;

    - to adopt procedures to ensure compliance with applicable law and regulations; and

    - to obtain prior Federal Deposit Insurance Corporation approval for new directors and senior officers.


    Valley Bank's management believes that Valley Bank is in compliance in these matters. In May 1999, Valley Bank developed and submitted a formal written Year 2000 compliance plan to the Federal Deposit Insurance Corporation. Valley Bank may not continue to meet these commitments.



    FAILURE TO ADDRESS YEAR 2000 PROBLEMS COULD IMPAIR OUR OWN OPERATIONS AND SUBJECT US TO OUR LIABILITY FROM OUR CUSTOMERS AND OTHERS. If the banks, their vendors, customers or other third parties suffer a computer failure, it could require us to correct the consequences. After the acquisition transaction is completed, we will rely primarily on the data processing systems, hardware and software of The Bank of Hemet and Valley Bank to conduct our operations. Each of the banks has taken steps to make its own information and environmental systems Year 2000 compliant by the third quarter of 1999. Each bank has developed contingency plans to reduce the impact of any failures which may occur. However, each also relies heavily on the information systems of vendors, customers and other third parties. These third parties may not become Year 2000 compliant soon enough. Moreover, the contingency and remediation efforts of the two banks may not succeed. For more information on the specific steps that the banks are taking, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations of Bank of Hemet--Year 2000 Compliance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Valley Bank--Year 2000 Compliance" below.



    FAILURE OF BANKLINK CORPORATION TO UPDATE ITS SYSTEMS COULD REDUCE ITS ABILITY TO COMPETE EFFECTIVELY. BankLink Corporation is The Bank of Hemet's subsidiary that does data processing and item processing for several banks, including The Bank of Hemet and, in the near future, Valley Bank. If its systems do not remain competitive, it may lose customers. However, the cost of upgrading systems to remain competitive may be a financial burden. The ability of BankLink Corporation to remain as the service provider for these banks depends on its continuing to offer competitive services.



    WE FACE POTENTIAL EXPOSURE TO LEGAL EXPENSES AND DAMAGES IN A LAWSUIT. The Bank of Hemet is currently the defendant in a class action lawsuit. If this lawsuit is lost or settled, to the extent that insurance does not cover the cost, it will be an expense to us. After Pacific Community Banking Group acquires The Bank of Hemet, it will be at risk for the future results in this lawsuit. The lawsuit relates to The Bank of Hemet's 1992 acquisition of Inland Savings and Loan Association. These class action plaintiffs allege that the bank improperly adjusted the value of The Bank of Hemet preferred stock that was issued to the plaintiffs when The Bank of Hemet acquired Inland Savings and Loan Association. On January 14, 1999, the court certified the case as a class action. The complaint alleges breach of contract and breach of fiduciary duty by the directors of The Bank of Hemet, and seeks compensatory damages in excess of $2 million, together with punitive damages, although fiduciary claims could still be the basis for punitive damages. The court has dismissed allegations of fraud that were the primary basis for punitive damages. The Bank of Hemet is vigorously defending against these claims and has filed a motion for summary judgment on the breach of fiduciary duty claim. The Bank of Hemet believes that its insurance company will bear a substantial portion of the costs of any judgment relating to damages other than punitive damages. As a result, The Bank of Hemet has not established a reserve in its consolidated financial statements for any possible loss caused by this lawsuit.


    AN ACTIVE TRADING MARKET FOR OUR STOCK MAY NOT DEVELOP. Any reduction in the number of firms making a trading market in our stock may impair your ability to sell your shares of common stock. If that happens after the offering, and if you then want to sell your Pacific Community Banking Group Stock, you may encounter delay or have to accept a reduced price. Pacific Community Banking Group intends to list its stock on the Nasdaq National Market after the initial public offering. Sutro & Co. Incorporated and Friedman, Billings, Ramsey & Co., Inc. have indicated that they intend to act as market makers of our common stock as long as the volume of trading and other market-making considerations justify it. We cannot be sure how active the trading market for our common stock will be after the initial public offering.



    THE PRICE OF OUR COMMON STOCK MAY VARY WIDELY. The initial public offering price of Pacific Community Banking Group's common stock results from negotiations between us and the underwriters. Given the lack of any trading history of our common stock and our inability to predict where our common stock will trade in the future, we cannot be sure that the initial public offering price of our common stock will approximate the trading price of our common stock after the offering. The price of our common stock may fluctuate widely, depending on many factors. Some of these factors have little to do with our operating results or our intrinsic worth. For example, the market value of our common stock may be affected by the trading volume of the shares, announcements of expanded services by us or our competitors, general banks in the banking industry, general price and volume fluctuations in the stock market, acquisitions of related companies, variations in quarterly operating results, and the dilutive effects of future issuances of common or convertible preferred stock. Also, if the trading market for our common stock remains limited, that may exaggerate changes in market value, leading to more price volatility than would occur in a more active trading market. As a result, when you decide to sell your Pacific Community Banking Group stock, you may encounter a delay or have to accept a reduced price.


    OUR ABILITY TO PAY DIVIDENDS IS LIMITED. We do not intend to pay dividends on Pacific Community Banking Group's common stock for the foreseeable future. Instead, we intend to reinvest our earnings in our business. In addition, to pay dividends to our shareholders, Pacific Community Banking Group would need to obtain funds from our bank subsidiaries. Their ability, in turn, to pay dividends to us is limited by California law and federal banking law. In particular, neither bank may pay a dividend that exceeds either of the following:

    - the bank's retained earnings; or

    - the bank's net income for its last three fiscal years, minus the amount of any prior dividend during those three years.

With the approval of the regulators, a bank may pay dividends above those amounts, but not more than the greater of the bank's retained earnings, its net income for its last fiscal year, or its net income for the current fiscal year. Even if one of the banks were able to meet the dividend test described above, it might not be able to pay dividends if the result would cause its capital to fall below federal capital standards that apply to banks.

    SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE. Sales of substantial amounts of Pacific Community Banking Group's common stock in the public market after the completion of the initial public offering could hurt the market price of our common stock. Some shares of our common stock are subject to a contractual lock-up agreement. Under this agreement, some shareholders will be restricted from selling their shares for either 90 or 180 days after the initial public offering. Still, sales of substantial amounts of common stock after the offering could cause the price of Pacific Community Banking Group's common stock to decline. That could reduce our ability to raise capital by issuing additional common stock.

    At the completion of the initial public offering and the bank acquisitions, various shares of common stock will be subject to possible sale and issuance by Pacific Community Banking Group. The sale of those shares could dilute the already issued common stock. For example, after the closing of the offering and the bank acquisitions:

    - In connection with the acquisitions of The Bank of Hemet and Valley Bank, the shareholders of those banks will receive warrants to purchase our common stock, and shares of our common stock will be issued whenever those warrants are exercised.

    - Mr. Caswell's employment agreement provides that at the close of the acquisitions and public offering he will be granted options to purchase up to 5% of our common stock or 250,000 shares, whichever is greater. These options will be issued under an option plan that has received shareholder approval.

    - We intend to grant stock options to employees, consultants and directors of Pacific Community Banking Group, The Bank of Hemet and Valley Bank. These options, too, will be issued under an option plan that has received shareholder approval. Additional shares of common stock will be issued when these people exercise their options.

    - We intend to pursue acquisitions of other financial institutions from time to time in exchange for the issuance of additional shares of our common stock or other securities convertible into or exercisable for our common stock.

    - We will be authorized under our articles of incorporation to issue additional shares of common stock, and preferred stock that may be convertible into common stock, without further shareholder approval.


    BANK REGULATORY LAWS COULD DISCOURAGE CHANGES IN OUR OWNERSHIP. These regulations would delay and possibly discourage a potential acquirer who would have been willing to pay a premium price to amass a large block of our common stock. That in turn could decrease the value of our common stock and the price that you receive if you sell your shares in the future. Bank regulators must approve before anyone can buy enough voting stock to exercise control over a bank holding company like us. A shareholder must apply for regulatory approval to own 10 percent or more of our common stock, unless the shareholder can show that he or she will not actually exert control over us. In no case can a shareholder own more than 25 percent of our stock without applying for regulatory approval.


    PROVISIONS IN OUR CHARTER DOCUMENTS AND AGREEMENTS WE HAVE MADE WILL DELAY OR PREVENT CHANGES IN CONTROL OF OUR CORPORATION OR OUR MANAGEMENT. These provisions make it more difficult for another company to acquire us, which could reduce the market price of our common stock and the price that you receive if you sell your shares in the future. These provisions include the following:


    - A provision requiring a two-thirds vote when shareholders approve business combinations, approve amendments to the charter and bylaws and take action by written consent;

    - A requirement that shareholders give advance notice of matters to be raised at a meeting of shareholders; and

    - Staggered terms of office for members of the board of directors.

Contractual arrangements that impede changes in control include severance agreements for our executive officers and commitments to issue options.

    THE WARRANTS MAY BE DIFFICULT TO SELL AT AN ACCEPTABLE PRICE. If an active market does not develop, you may not be able to sell your warrants, or to receive a price for them that you find acceptable. The warrants will be registered under the Securities Exchange Act, and therefore will be tradeable. While we intend to list the shares of Pacific Community Banking Group common stock for trading on the Nasdaq National Market, the warrants will not be traded there. Sutro & Co. Incorporated plans to make a market in the warrants. But no assurance can be given that an active market will develop.

    THE WARRANTS MAY NOT HAVE A SIGNIFICANT VALUE. Holders of the warrants have a right to purchase Pacific Community Banking Group common stock during the next ten years by paying an exercise price that is 122% of the price of the common stock to the public in the initial offering. Therefore, the warrants will have value only to the extent that you or other investors think that the price of Pacific Community Banking Group's common stock will, at some time in the next ten years, rise and remain at least 22% above its price at the time of the acquisition. Investment markets tend to accord value to warrants and similar securities based on a combination of the amount by which the exercise price is above or below the current market price and the length of time remaining in the term. Therefore, the value of the warrants can be expected to vary in the future as the price of Pacific Community Banking Group's common stock changes, and as the remaining term of the warrants gets shorter.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this proxy statement/prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this proxy statement/prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
                            ------------------------

    Pacific Community Banking Group provided all of the information about Pacific Community Banking Group contained in this proxy statement/prospectus or referred to in it. The Bank of Hemet provided all of the information about The Bank of Hemet contained in this proxy statement/prospectus or referred to in it. Valley Bank provided all of the information about Valley Bank contained in this proxy statement/prospectus or referred to in it.
                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR OTHER INFORMATION REFERRED TO IN THIS DOCUMENT. NONE OF PACIFIC COMMUNITY BANKING GROUP, THE BANK OF HEMET AND VALLEY BANK HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH OTHER OR DIFFERENT INFORMATION. THIS PROXY STATEMENT/PROSPECTUS
IS DATED              , 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF PACIFIC COMMUNITY BANKING GROUP COMMON STOCK AND WARRANTS FOR PACIFIC COMMUNITY BANKING GROUP COMMON STOCK IN THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                          THE VALLEY BANK ACQUISITION

    BACKGROUND OF THE ACQUISITION; REASONS FOR THE ACQUISITION


    The board of directors of Valley Bank has long held the belief that maximizing shareholder value may ultimately entail a transaction such as the proposed acquisition. Although Valley Bank has been operated pursuant to long term strategic plans, the board of directors has kept in mind its fiduciary duties to maximize shareholder value. In the last few years, the board of directors has been presented with various alternative acquisition proposals regarding Valley Bank and has determined, based upon a careful evaluation of all of the alternatives presented, that the acquisition is in the best interests of Valley Bank and its shareholders. The board of directors has come to believe that the future for a small independent bank is likely to become even more difficult in the coming years. Recent changes in applicable law have placed significant additional capital requirements on banks. These requirements will, in the opinion of the board of directors, restrict the ability of financial institutions to grow and continue to achieve acceptable levels of profitability. It is the judgment of the board of directors that, as a result of these changes and regulatory and competitive uncertainties, smaller independent banks, such as Valley Bank, will face increased capital demands making it more difficult to achieve successful results. Because of this situation, the board of directors has determined that it would be in the best interest of Valley Bank and its shareholders to consider seeking a merger or acquisition offer.


    In October 1997, Valley Bank retained Baxter Fentriss & Company as its investment banker and financial advisor to analyze and evaluate interest for acquisition of Valley Bank. During early 1998, the Valley Bank board of directors met with representatives of Baxter Fentriss at five separate board meetings to discuss information about the marketability of Valley Bank and to evaluate similar market transactions. Specifically, the board was informed about the various forms of consideration, market premiums and market factors to be considered. Negotiations with respect to a different all stock transaction with Pacific Community Banking Group were commenced in January 1998. However, discussions were terminated in February 1998 due to the consideration of a competing proposal. However, discussions later resumed with Pacific Community Banking Group in May 1998 based on an all cash transaction. By this time, Pacific Community Banking Group was also negotiating with The Bank of Hemet. The board of directors was aware that Baxter Fentriss was also acting as financial adviser to The Bank of Hemet. The board of directors recognized that Baxter Fentriss could face conflicts of interest in providing fairness opinions for both Valley Bank and The Bank of Hemet if a transaction involving both banks were to occur. After evaluating the offer with Baxter Fentriss, the board of directors then approved in principle the general terms and conditions of a proposed transaction and the details of the agreement for the acquisition were thereafter negotiated. The parties ultimately executed that agreement on July 30, 1998. A significant decline in the overall stock market, and specifically in the price of bank stocks, during the fall of 1998 required the parties to reconsider the original agreement. Pacific Community Banking Group indicated that uncertainty in the stock market and its effect on the proposed initial public offering required it to consider a discount to its original offer and a part-stock transaction.

    The parties then engaged in several weeks of negotiation. Mr. Mills, president and chief executive officer of Valley Bank, participated in negotiating the acquisition on behalf of Valley Bank. He may be considered to have a material interest in the transaction because of the consequences of the acquisition under his employment, salary continuation and severance agreements, as discussed in the section "The Valley Bank Acquisition--Interests of Management in the Acquisition." Valley Bank's representatives conducted additional due diligence regarding Pacific Community Banking Group and The Bank of Hemet. Valley Bank provided to Pacific Community Banking Group its budget for 1999, including estimates of various categories of income and expense, all of which were consistent with its 1998 experience. The Valley Bank board of directors again consulted its advisors and received additional updated market information from Baxter Fentriss. Valley Bank initially rejected several alternative forms of consideration. Later, Pacific Community Banking Group's representatives proposed a split of stock, cash and warrants, with an election of all stock or all cash, and a mechanism where the proportion of cash and stock could increase based on the success of the public offering. Pacific Community Banking Group also agreed to permit a special dividend to Valley Bank shareholders at $.52 per share, payable at closing. Baxter Fentriss provided an opinion that the proposal was fair from a financial point of view. Valley Bank then approved the revised terms. The parties eventually agreed on the Valley Bank agreement and announced it publicly on January 5, 1999. The board of directors believes that the proposed acquisition is in the best interests of Valley Bank's shareholders, employees and customers. In April 1999, Valley Bank and Pacific Community Banking Group amended the Valley Bank agreement to provide for the structure now proposed, in which the consideration will be stock and warrants of Pacific Community Banking Group, with 60% of the stock eligible for inclusion in the public offering immediately following the completion of the acquisition.


    The purchase price and other terms of the Valley Bank agreement are the result of extensive arm's-length negotiations between representatives of Valley Bank and Pacific Community Banking Group. Among the various factors considered in determining the purchase price were the following:

    - the current financial condition of Valley Bank;

    - the operations, properties, earnings and personnel of Valley Bank; and

    - the prospects and future values of Valley Bank and its assets.

In evaluating the adequacy of the purchase price, the board of directors received an opinion from its financial advisor, Baxter Fentriss, that the consideration to be received by Valley Bank's shareholders in exchange for their common stock is fair from a financial point of view, as discussed further below. The board of directors retained Baxter Fentriss on the basis of the firm's reputation, experience and familiarity with the banking industry. As stated in the letter, Baxter Fentriss has not independently verified the information reviewed and relied upon by it, including the bank's assets and financial projections. Under its agreement with Baxter Fentriss, in the event the acquisition is consummated, Valley Bank agrees to pay Baxter Fentriss a fee equal to 1.5% of the aggregate consideration exchanged for the acquisition plus expenses, or approximately $270,000. That fee includes the cost of the fairness opinion. The full text of the Baxter Fentriss fairness opinion is attached hereto as Appendix B. This summary of the fairness opinion is qualified in its entirety by reference to the full text of the letter attached as Appendix B to this proxy statement/prospectus.

    Additional factors considered by the board of directors were the following:

    - the prospects and managerial strength of Pacific Community Banking Group, as anticipated by the initial public offering to be underwritten by Sutro;

    - the opportunity afforded to Valley Bank's shareholders to receive consideration, in exchange for their shares of common stock, consisting of a combination of cash and stock, subject to adjustment, plus warrants; and

    - a special cash dividend of $.52 per share, subject to regulatory requirements, allowed to be paid under the Valley Bank agreement to shareholders of record of Valley Bank common stock as of November 24, 1998.

In addition, the Board of Directors expects the acquisition of The Bank of Hemet by Pacific Community Banking Group, a transaction to be funded by the same initial public offering which will fund Pacific Community Banking Group's purchase of Valley Bank, to increase the quality and range of banking services offered in the communities served by Valley Bank after Valley Bank's operations are combined with The Bank of Hemet in a subsequent purchase and assumption of Valley Bank's assets into The Bank of Hemet. Baxter Fentriss advised that it believed that the transaction is fair from a financial point of view based, in part, upon the expectation that Pacific Community Banking Group would also be acquiring The Bank of Hemet. Based on all of these factors, the board of directors of Valley Bank believes that the acquisition is in the best interests of Valley Bank and its shareholders.

    The Valley Bank acquisition and The Bank of Hemet acquisition are independent transactions. Shareholders of Valley Bank should consider the possibility that the acquisition of Valley Bank may close even if the acquisition of The Bank of Hemet does not close. Pacific Community Banking Group is not obligated to complete either of the acquisitions unless Sutro & Co. Incorporated enters into a firm commitment to underwrite the public offering of its stock and all conditions to that offering are satisfied or waived.


    For information regarding Valley Bank's common stock trading history, refer to page 165, "The Annual Meeting of Valley Bank--Market Price and Dividend Information."


    RECOMMENDATIONS OF VALLEY BANK BOARD

    BASED UPON ALL OF THE CONSIDERATIONS DESCRIBED ABOVE AND ELSEWHERE HEREIN, THE VALLEY BANK BOARD OF DIRECTORS HAS APPROVED THE ACQUISITION AND STRONGLY RECOMMENDS THAT VALLEY BANK'S SHAREHOLDERS VOTE "FOR" THE ACQUISITION.

    As of                   , the executive officers and directors of Valley
Bank beneficially own approximately 546,616 shares of Valley Bank's common stock, or 39.26% of the total shares outstanding. For details, refer to "Shareholdings of Certain Beneficial Owners and Management." The executive officers and directors will receive the same price per share under the Valley Bank agreement as all other shareholders. They will be subject to the same proration rules regarding the number of shares sold in the public offering. All except one of the directors of Valley Bank who own Valley Bank common stock, and the trustees of the Valley Bank Employee Stock Ownership Plan, have entered into shareholders' agreement whereby each of those persons agreed to vote their common stock in favor of the Valley Bank agreement and the acquisition, and to recommend in this proxy statement/prospectus that Valley Bank's shareholders vote to approve the Valley Bank agreement and the acquisition, consistent with his or her fiduciary duties.

    OPINION OF BAXTER FENTRISS & COMPANY

    Baxter Fentriss has acted as financial advisor to Valley Bank in connection with the acquisition. Baxter Fentriss assisted Valley Bank in identifying prospective acquirors. On March 29, 1999, Baxter Fentriss delivered to Valley Bank its opinion, dated March 29, 1999, that on the basis of matters referred to herein, the offer is fair, from a financial point of view, to the holders of Valley Bank's common stock. In rendering its opinion Baxter Fentriss consulted with the management of Valley Bank and Pacific Community Banking Group, reviewed the Valley Bank agreement and publicly available information on the parties and reviewed additional materials made available by the management of the respective parties.

    In addition Baxter Fentriss discussed with the management of Valley Bank, The Bank of Hemet and Pacific Community Banking Group their respective businesses and outlook. Baxter Fentriss was involved in the negotiations with Pacific Community Banking Group. No limitations were imposed by Valley Bank's board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Baxter Fentriss in connection with its opinion.

    Baxter Fentriss's opinion is directed to Valley Bank's board of directors, and is directed only to the fairness, from a financial point of view, of the consideration provided. It does not address Valley Bank's underlying business decision to effect the proposed acquisition, nor does it constitute a recommendation to any Valley Bank shareholder as to how such shareholder should vote with respect to the acquisition at the annual meeting or as to any other matter.

    Baxter Fentriss's opinion was one of many factors taken into consideration by Valley Bank's board of directors in making its determination to approve the agreement with Pacific Community Banking Group, and the receipt of Baxter Fentriss' opinion is a condition precedent to Valley Bank's consummating the acquisition. The opinion of Baxter Fentriss does not address the relative merits of the acquisition as compared to any alternative business strategies that might exist for Valley Bank or the effect of any other business combination in which Valley Bank might engage.

    Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally ranked advisor to firms in the financial services industry on mergers and acquisitions. Valley Bank selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the acquisition. Baxter Fentriss is not affiliated with Valley Bank, The Bank of Hemet or Pacific Community Banking Group. Baxter Fentriss also represented The Bank of Hemet in its negotiations with Pacific Community Banking Group, and Valley Bank's board of directors was aware of this concurrent representation.

    In connection with rendering its opinion to Valley Bank's board of directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

    - the historical and current financial condition and results of operations of Valley Bank, The Bank of Hemet and Pacific Community Banking Group including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

    - the business prospects of Valley Bank, The Bank of Hemet and Pacific Community Banking Group;

    - the economies of Valley Bank's, The Bank of Hemet's and Pacific Community Banking Group's respective market areas, and

    - the nature and terms of other merger transactions that it believed to be relevant.

    Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in California, the West and throughout the United States.

    In connection with rendering its opinion, Baxter Fentriss reviewed the Valley Bank agreement; drafts of this proxy statement/prospectus; the annual reports to shareholders of Valley Bank and The Bank of Hemet for the years ended December 31, 1994, 1995, 1996, 1997 and audited financial statements for The Bank of Hemet and Valley Bank as of December 31, 1998; the audited financial statements of Pacific Community Banking Group for the fiscal year ended December 31, 1997 and 1998; and additional financial and operating information with respect to the business, operations and prospects of Valley Bank, The Bank of Hemet and Pacific Community Banking Group as it deemed appropriate. Baxter Fentriss also did the following:

    - held discussions with members of the senior management of Valley Bank, The Bank of Hemet and Pacific Community Banking Group regarding the historical and current business operation, financial condition and future prospects of their respective companies;

    - compared the results of operations of Valley Bank and Pacific Community Banking Group with those of banking companies that it deemed to be relevant;

    - analyzed the pro forma financial impact of the acquisition on Valley Bank; and

    - conducted such other studies, analyses, inquiries and examinations described below.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of Valley Bank common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Valley Bank or Pacific Community Banking Group.

    In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Valley Bank and Pacific Community Banking Group. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the acquisition, on a pro forma basis to Valley Bank.

    The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

    1. STOCK PRICE HISTORY. Baxter Fentriss studied the trading prices and volume for Valley Bank common stock and compared them to publicly traded banks in California and to the price offered by Pacific Community Banking Group. The offer represents a premium to Valley Bank shareholders for much of 1998.


    2. COMPARATIVE ANALYSIS. Baxter Fentriss compared the transaction to 15 publicly reported transactions in 1998 involving California banks of comparable asset size, with respect to the following three parameters, with the following results:



                                                                                RANK OF THIS
                                    RANGE OF COMPARISON                      TRANSACTION WITHIN
RATIO                                    GROUP(1)         THIS TRANSACTION        GROUP(1)
---------------------------------  ---------------------  -----------------  -------------------
Price to earnings multiple.......         15.20 to 25.70          22.81                 3th
Price to book multiple...........           1.28 to 5.00           2.18                 5th
Price to assets ratio............        5.87% to 44.27%          22.14%                5th


------------------------

(1) The comparison group consisted of 15 other 1998 California transactions involving institutions with approximately $100 million in assets.

    3. DISCOUNTED CASH FLOW ANALYSIS. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Valley Bank's common stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of Valley Bank's common stock using a range of growth rates for Valley Bank's earnings and dividends and a range of terminal values. The ranges of growth rates and terminal values were chosen based on what Baxter Fentriss, in its judgment, considered appropriate taking into account, among other things,

    - Valley Bank's past and current performance

    - the general level of inflation

    - rates of return for fixed income and equity securities in the marketplace generally

    - rates of return for companies of similar risk profiles

    In its analysis, Baxter Fentriss used the following ranges of assumptions

Assumed annual growth of Valley Bank
  earnings and dividends................  4% to 10%
Terminal values.........................  10 to 18 times projected earnings
Discount rates..........................  12% to 15%
Investment term.........................  5 and 10 years

    The analysis concluded that Pacific Community Banking Group's offer exceeded all other alternative strategies. Thus, Valley Bank shareholders would be in a better financial position by receiving the consideration than continuing holding Valley Bank common stock.

    4. COMPARISON OF VALLEY BANK TO OTHER BANKS. Baxter Fentriss compared Valley Bank's financial and operating ratios as of June 30, 1998 to nine similar sized California banks, including the following key ratios.

                                                                   COMPARISON
                                                 COMPARISON           GROUP
RATIO                                          GROUP RANGE(1)      AVERAGE(1)   VALLEY BANK
------------------------------------------  ---------------------  -----------  -----------
Return on assets..........................     0.35% to 1.47%           0.90%        0.23%
Return on equity..........................     4.84% to 21.20%         11.49%        2.37%
Net interest margin.......................     3.63% to 6.76%           5.02%        6.54%
Non-performing asset level................     0.10% to 15.29%          8.20%       26.70%

------------------------

(1) Comparison group consisted of nine similarly sized California banks.

    On most of these and other standard performance measurements, Valley Bank's performance was less than average, suggesting that the price offered, when compared to other transactions, was fair. Furthermore, applying the capital guidelines of banking regulators, and assuming a successful underwriting by Pacific Community Banking Group's investment bankers, Baxter Fentriss's analysis indicated that the acquisition would not seriously dilute the capital and earnings capacity of Pacific Community Banking Group and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentrations and did not believe there to be an issue with regard to possible antitrust concerns.


    5. VALUE OF WARRANTS. In order to calculate a future value of the warrants, Baxter Fentriss constructed a forecast for the combined operation of Pacific Community Banking Group, The Bank of Hemet, and Valley Bank for a ten year time period. In this analysis Baxter Fentriss used a range of growth rates from 8% to 12% for earnings, economies of scale of 25% of Valley Bank's non-interest expense, a discount rate of 14% and price to earnings multiples of similar sized California banks.



    These assumptions were chosen based upon what Baxter Fentriss in its judgment considered appropriate taking the following into account:



    - The Bank of Hemet's and Valley Bank's past and current performance;



    - the general level of inflation;

    - rates of return for fixed income and equity securities in the marketplace generally; and



    - rates of return for companies of similar risk profiles.



    A hypothetical value of the warrant based upon an 8% growth rate is $2.26. The warrant would have a value of $7.15 using a 12% growth rate and an average price/earnings multiple for similar sized California banks.


    Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Valley Bank or Pacific Community Banking Group, and has not been furnished such an appraisal.

    No company or transaction used as a comparison in the above analysis is identical to Valley Bank, Pacific Community Banking Group or the acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

    Valley Bank has paid Baxter Fentriss a non-refundable advisory fee of $5,000 in 1997, a fairness opinion fee of $15,000 and expense reimbursements of $22,100 in 1998 and expense reimbursements of $2,858 to date in 1999. In addition, if the transaction is consummated, Valley bank will pay a merger fee, equal to approximately 1.50% of the total consideration received, subject to a minimum of $75,000. Valley Bank has agreed to indemnify Baxter Fentriss against liabilities, including liabilities under federal securities laws.

    INTERESTS OF MANAGEMENT IN THE ACQUISITION

    In connection with the acquisition, all but one of the directors of Valley Bank who own Valley Bank common stock, and the Trustees of the Valley Bank Employee Stock Ownership Plan, have entered into shareholders' agreements with Pacific Community Banking Group. Under the shareholders' agreements, each of those persons has agreed as follows:

    - to the extent consistent with his or her fiduciary duties, to recommend approval of the acquisition to Valley Bank's shareholders; and

    - to vote or cause to be voted his or her individual shares and all other shares of Valley Bank's common stock over which he or she has voting power for approval of the acquisition. Each director and officer will receive the same consideration for his shares of common stock and stock options as all other shareholders.

    Five officers of Valley Bank have employment agreements. Each of the employment agreements entitles the officer, upon the acquisition, to cash payments equal to two years' salary, multiplied by a factor of 140%, unless Pacific Community Banking Group assumes and honors their employment contracts. However, Pacific Community Banking Group has agreed to honor those employment contracts. Mr. Mills and Valley Bank have agreed to amend his employment contract so that he will receive a cash payment of $393,992 upon the consummation of the Valley Bank acquisition. Mr. Mills also has a salary continuation agreement. Mr. Mills and Valley Bank have agreed to amend the salary continuation agreement so that his retirement benefits will not commence until termination of his employment. Also, these agreements allow the officers to receive severance pay if their employment is terminated under some circumstances, such as termination without cause. If all officers entitled to those payments were terminated without cause following the Valley Bank acquisition, the total compensation would be $434,000. It is anticipated that the employment agreements of all other Valley Bank officers will not be terminated. For a description of these agreements, refer to "Annual Meeting of Valley Bank--Employment Agreements," on page 165.


    In addition, in the event of termination of employment due to a transfer of the controlling ownership or sale of Valley Bank, Mr. Mills rights under the salary continuation agreement will not vest until December 31, 1999, unless accelerated earlier by Valley Bank.

    EMPLOYEE SEVERANCE PLAN


    The Valley Bank agreement provides that regular full and part-time employees of Valley Bank will be entitled to a severance payment if they are terminated without cause within three months after the acquisition. Other than employees who have employment agreements, any employee entitled to the severance payment will receive one week of salary at the regular rate of pay for each completed year of service, or monthly proration thereof, up to a maximum of 15 weeks pay. Employees who have employment agreements will receive severance compensation, if applicable, according to such agreements. For more information about employment agreements of Valley Bank officers, refer to "Annual Meeting of Valley Bank-- Employment Agreements" on page 165.


    INDEMNIFICATION AND INSURANCE

    The Valley Bank agreement provides for indemnification and insurance coverage for directors and officers of Valley Bank. Specifically, the Valley Bank agreement requires Pacific Community Banking Group to cause Valley Bank, after the acquisition, to maintain in effect directors' and officers' liability insurance no less advantageous than insurance presently maintained by Valley Bank. This coverage will specifically include a "peace of mind" coverage endorsement or policy covering current Valley Bank directors with respect to all matters arising from facts or events which occurred prior to the acquisition, for which Valley Bank would have had an obligation to indemnify its directors and officers. Pacific Community Banking Group also agrees to take no action to impair such rights as a result of any other consolidation or merger with another company in which Pacific Community Banking Group is not the survivor.

    ACQUISITION CONSIDERATION


    Under the terms of the Valley Bank agreement, the aggregate purchase price for all of the outstanding shares of Valley Bank common stock will be two-thirds of a share of Pacific Community Banking Group common stock for each share of Valley Bank common stock surrendered, plus, for each three shares of Valley Bank stock surrendered, a warrant for the purchase of one share of Pacific Community Banking Group common stock, plus payment for outstanding stock options.



    Each holder of a Valley Bank stock option will receive at the time of the acquisition an amount of Pacific Community Banking Group stock equal to the number of shares of Valley

Bank common stock covered by such option, multiplied by the number obtained by subtracting the exercise price of such option from the $10.00 per share effective price in the acquisition, divided by $15.00. Each option holder will also receive a warrant to purchase one share of Pacific Community Banking Group common stock for every two shares of Pacific Community Banking Group common stock received in the acquisition.


    SPECIAL CASH DIVIDEND

    The Valley Bank agreement permits Valley Bank to declare a special cash dividend of $.52 per share. The special cash dividend would be payable only to shareholders of record of Valley Bank common stock as of November 24, 1998, and would be payable by Valley Bank at the closing of the acquisition.

    Although the Valley Bank agreement permits Valley Bank to declare a special cash dividend, regulatory requirements must be satisfied before the dividend may be paid. California Financial Code Section 642 ET SEQ. imposes limits on distributions to shareholders.

    EFFECTIVE TIME


    Under the terms of the Valley Bank agreement, the closing of the acquisition will occur, unless the parties otherwise agree, on the first Friday or as soon as possible after the Determination Date, the last day of the month prior to the satisfaction of all terms and conditions of the Valley Bank agreement, and in no case more than 30 days following the receipt of all required approvals, expiration of applicable waiting periods, the satisfaction or waiver of all conditions to the public offering of Pacific Community Banking Group's common stock other than the acquisitions, and the satisfaction of all other conditions to the transaction as contemplated by the Valley Bank agreement. While no assurance can be given, it is anticipated that the closing will be on or before July 28, 1999. If the closing does not occur by July 28, 1999, either Valley Bank or Pacific Community Banking Group may terminate the Valley Bank agreement and the acquisition.


    The parties to the acquisitions intend that the public offering of Pacific Community Banking Group's stock will not commence until all conditions precedent to the obligations of the banks to close the acquisitions have been met, except for the payment of consideration for the common stock of the banks. The offering will then begin.

    PROCEDURES FOR ELECTION AND EXCHANGE OF VALLEY BANK COMMON STOCK
     CERTIFICATES

    Shareholders of Valley Bank will use a letter of transmittal to designate shares for sale in the public offering and to surrender certificates for common stock of Valley Bank. Shareholders will send these letters and certificates to the exchange agent, which will hold them pending completion of the acquisition and the public offering. When the acquisition and the public offering occur, Pacific Community Banking Group will deliver to the exchange agent shares of its common stock and warrants, and Sutro & Co. Incorporated will deliver to the exchange agent the proceeds of the sale of shares in the public offering. The exchange agent will distribute these monies and securities to shareholders of Valley Bank. If the acquisition is not completed, the exchange agent will return the Valley Bank share certificates to the shareholders.

    After the closing of the acquisition, certificates which represented shares of the common stock will represent only the right to receive the cash, stock and warrant amounts as provided in the Valley Bank agreement and applicable law.

    ACCOUNTING TREATMENT


    After the business combination of Pacific Community Banking Group, The Bank of Hemet and Valley Bank, and before the close of the public offering, the former shareholders of The Bank of Hemet will retain the largest voting interest in Pacific Community Banking Group shares not to be sold in the public offering. Additionally, The Bank of Hemet is expected to have significant representation on the Pacific Community Banking Group board of directors. As a result, for financial reporting purposes, the business combination will be accounted for as an acquisition by The Bank of Hemet of Valley Bank and Pacific Community Banking Group. The parties will account for the acquisition using the purchase method of accounting for business combinations.


    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    Arthur Andersen LLP, Pacific Community Banking Group's accountant, has given its opinion on the material federal income tax consequences of the Valley Bank acquisition that apply to Valley Bank shareholders. It is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of the Valley Bank acquisition. Your tax treatment will vary depending upon your particular situation. You may also be subject to special rules not discussed below if you are a certain kind of shareholder of Valley Bank, including:


    - an individual who holds options for Valley Bank common stock;

    - an insurance company;

    - a tax-exempt organization;

    - a financial institution or broker-dealer;

    - a person who is neither a citizen nor resident of the United States; or

    - a holder of Valley Bank common stock as part of a hedge, straddle or conversion transaction.


    The following discussion assumes that you hold Valley Bank common stock as a capital asset at the time of the Valley Bank acquisition. The stock will be a capital asset unless you hold it principally for sale to customers in the ordinary course of your trade or business.


    Neither Pacific Community Banking Group nor Valley Bank has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Valley Bank acquisition or any related transaction. The Internal Revenue Service could take different positions concerning the tax consequences of the Valley Bank acquisition and related transactions discussed below and such positions could be sustained.


    We urge you to consult with your own tax adviser and financial planner regarding the particular tax consequences of the Valley Bank acquisition to you, including the applicability and effect of any state, local or foreign laws, and the effect of possible changes in applicable tax laws.


    Arthur Andersen LLP has given its opinion that the following tax treatment will result from the transaction. The Valley Bank acquisition will qualify as a tax-free reorganization under the Internal Revenue Code.


    - Neither Pacific Community Banking Group nor Valley Bank will recognize gain or loss in the Valley Bank acquisition.

    - Except for any cash received instead of fractional shares and possibly for the special cash dividend as discussed further below, you will not recognize any gain or loss as a result of the receipt of Pacific Community Banking Group common stock and warrants pursuant to the Valley Bank acquisition.


    - Your aggregate tax basis for the shares of Pacific Community Banking Group common stock, including any fractional share interest for which cash is received, and warrants will equal your aggregate tax basis in shares of the Valley Bank common stock you held immediately before the Valley Bank acquisition. There is a lack of authority regarding the allocation of basis in a reorganization in which stock and warrants are received on a tax-free basis. Recent changes in the tax regulations permit the receipt of warrants tax-free, but do not address the issue of how, or whether, the recipient assigns basis to such warrants. Although not free from doubt, your aggregate tax basis in such Pacific Community Banking Group common stock and warrants should be allocated, under general principles of tax law, between the common stock and warrants by relative fair market value. If your aggregate tax basis in such Pacific Community Banking Group common stock and warrants is not so allocated, all of your aggregate tax basis in Pacific Community Banking Group common stock and warrants will be allocated to the common stock and your basis in the warrants will be zero.



    - Your holding period for Pacific Community Banking Group common stock received in the Valley Bank acquisition, including any fractional share interest for which cash is received, will include the period during which you held Valley Bank common stock. There is a lack of authority regarding the holding period of warrants if stock and warrants are received in reorganization on a tax-free basis. Recent changes in the tax regulations permit the receipt of warrants tax-free, but do not address how the holding period is determined for such warrants. Although not free from doubt, your holding period for Pacific Community Banking Group warrants received in the Valley Bank acquisition, under general principles of tax law, should include the period during which you held the Valley Bank common stock. Otherwise, your holding period in such Pacific Community Banking Group warrants will begin on the day after the Valley Bank acquisition.



    - You will be treated as receiving cash instead of a fractional share interest of Pacific Community Banking Group common stock in exchange for that fractional share interest and you will recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of your tax basis allocable to that fractional share interest. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held your shares of Valley Bank common stock for more than one year at the time of the Valley Bank acquisition.

    - A dissenting Valley Bank shareholder who receives payment for all of his or her shares of Valley Bank common stock in cash will recognize capital gain or loss equal to the difference between the cash received and the shareholder's tax basis in such shares, provided that, under all the facts and circumstances, the payment is neither essentially equivalent to a dividend nor has the effect of the distribution of a dividend under the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenter rights will not be considered essentially equivalent to a dividend or have the effect of the distribution of a dividend if, after the exercise, the shareholder owns no shares of Pacific Community Banking Group common stock, either actually or constructively under the Internal Revenue Code.


    - In the event of the payment of the special cash dividend, the amount received will be taxed as either ordinary income or capital gain. If the special cash dividend does not represent partial consideration for the acquisition of the shares of Valley Bank common stock by Pacific Community Banking Group, the amount received will be taxed as ordinary income to the extent of Valley Bank's "earnings and profits" for federal income tax purposes. If the special cash dividend represents partial consideration for the acquisition of the shares of Valley Bank common stock by Pacific Community Banking Group, the special cash dividend will be taxed as capital gain or ordinary income. This determination must be made by each shareholder based on whether the amount received is essentially equivalent to a dividend or has the effect of the distribution of a dividend. This determination will be dependent on the number of shares of Pacific Community Banking Group common stock held by the shareholder after the Valley Bank acquisition either actually or constructively under the Internal Revenue Code.


    - You will recognize gain or loss upon the sale of your Pacific Community Banking Group common stock or warrants, including a sale of Pacific Community Banking Group common stock in the public offering, in an amount equal to the difference between the amount of cash you receive in the sale and your tax basis in the sold common stock or warrants. Provided the stock or warrants are held as capital assets, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period in the sold Pacific Community Banking Group common stock or warrants exceeds one year at the time of sale. The stock and warrants will be capital assets unless you hold them principally for sale to customers in the ordinary course of your trade or business. Your holding period for the stock includes the time you held the Valley Bank shares that you exchange for Pacific Community Banking Group shares and warrants. The exercise of Pacific Community Banking Group warrants will not be taxable.



    The tax opinion of Arthur Andersen LLP described above is based upon facts, representations and assumptions set forth or referred to in the opinion and the continued accuracy and completeness of representations of a factual nature made by Pacific Community Banking Group and Valley Bank. These representations include representations made in certificates delivered to Arthur Andersen LLP by the management of Pacific Community Banking Group and Valley Bank. If any of these representations is not correct in material respects, that is, if it is made in bad faith or without knowledge of all material facts, the conclusions reached by

Arthur Andersen LLP in their opinion may be jeopardized. Furthermore, the Internal Revenue Service is not bound by this opinion. Thus, the Internal Revenue Service could challenge a position taken by you in reliance of this opinion, and such challenge could be sustained.

    REGULATORY APPROVALS

    The acquisition cannot be consummated until the following take place:

    - the parties have received, to the extent required by law or regulation, all approval or consents of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions; and

    - all applicable waiting periods required by law have expired.

The required applications for approval of the transactions contemplated by the Valley Bank agreement have been filed with the applicable regulatory agencies. To date, approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An approval is also required from the Federal Reserve Bank of San Francisco. This proxy statement/prospectus has been prepared and proxies may be solicited from Valley Bank's shareholders prior to the receipt of this approval.

    THE TERMS OF THE VALLEY BANK AGREEMENT ARE SUBJECT TO THE APPROVAL OF THE REGULATORY AGENCIES. ANY AMENDMENT OF THE VALLEY BANK AGREEMENT TO OBTAIN REGULATORY APPROVAL WILL NOT BE SUBJECT TO THE APPROVAL OF THE SHAREHOLDERS AND YOUR VOTE IN FAVOR OF THIS PROPOSAL CONSTITUTES A VOTE IN FAVOR OF ANY AMENDMENTS TO THE ACQUISITION AGREEMENT WHICH MAY BE REQUIRED.

    RESALE RESTRICTIONS AND LOCKUP AGREEMENTS

    Under the Valley Bank agreement, affiliates of Valley Bank who hold stock or warrants of Pacific Community Banking Group will be subject to resale restrictions under Rule 145 under the Securities Act of 1933. Among other things, Rule 145 deems a person who was an affiliate of Valley Bank at the time the acquisition was submitted for shareholder approval to be engaged in an underwriting of the securities acquired if such person subsequently publicly offers or sells such securities. Notwithstanding this rule, affiliates of Valley Bank may make such sales in conformity with requirements for public information, limitations on amounts and manner of sale. The securities sold in the public offering through Sutro & Co. Incorporated will be fully registered under the Securities Act, and therefore will comply with these requirements. Affiliates of Valley Bank have signed letters acknowledging such restrictions and agreeing to comply to applicable provisions of Rule 145 and related provisions.

    In addition, all but one director of Valley Bank have provided lock-up agreements at the request of Pacific Community Banking Group and its investment advisors. Under the lock-up agreements, directors of Valley Bank agree not to sell or otherwise dispose of stock or warrants acquired in the acquisition for a period of 90 days after the commencement of the initial public offering of Pacific Community Banking Group's common stock.

    DIVIDEND POLICY

    Pacific Community Banking Group does not expect to pay dividends for the foreseeable future on Pacific Community Banking Group common stock.

                             VALLEY BANK AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE VALLEY BANK AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE VALLEY BANK AGREEMENT.

STRUCTURE OF THE ACQUISITION

    The Valley Bank agreement contemplates that the Valley Bank acquisition will take place as follows:

    - Pacific Community Banking Group will establish a new, wholly owned subsidiary called Interim Valley Bank.

    - Pacific Community Banking Group will pay the aggregate consideration with a combination of cash, shares of its common stock and warrants to purchase shares of its common stock as provided in the Valley Bank agreement.

    - Each outstanding share of Valley Bank's common stock and each outstanding option to purchase Valley Bank's common stock will convert into a right to receive a pro rata share of the aggregate consideration.

    - Valley Bank will merge into Interim Valley Bank, and Interim Valley Bank will be the surviving entity but will assume the regulatory permits and the name of Valley Bank.

    - Valley Bank shareholders and option holders will receive a combination of stock and warrants of Pacific Community Banking Group in exchange for their Valley Bank common stock or options, as applicable.

    After the acquisition, Pacific Community Banking Group will be the sole shareholder of Valley Bank. The merger of Interim Valley Bank and Valley Bank will occur as soon as practicable after all conditions precedent to the Valley Bank acquisition stated in the Valley Bank agreement have been satisfied or waived.

    Pacific Community Banking Group will effect an initial public offering of its common stock, and will include in that offering those shares that shareholders of Valley Bank designate for sale in the public offering. The cash proceeds of the public offering will be paid to those shareholders on the basis of the number of shares designated, subject to the proration described below. All conditions to the public offering must be satisfied before the acquisitions will take place.

PURCHASE CONSIDERATION

    CONSIDERATION TO SHAREHOLDERS

    Pacific Community Banking Group will pay Valley Bank shareholders the following per share consideration:

    - two thirds of a share of Pacific Community Banking Group's common stock, most of which will immediately be sold for cash as described in the following paragraphs, plus,

    - for every three shares of Valley Bank common stock surrendered, one warrant.

    IMMEDIATE SALE IN PUBLIC OFFERING

    Sutro & Co. Incorporated will immediately sell 60% of the shares of the common stock received by Valley Bank shareholders in the public offering. The sale price in the public offering will be not less than $15.00 per share of Pacific Community Banking Group common stock. Thus, for shares sold, the amount of cash will be not less than $10.00 per share of Valley Bank common stock previously held. If the sale price in the public offering is higher than $15.00 per share, the shareholder will receive the additional amount.

    LIMIT ON SHARES INCLUDED IN PUBLIC OFFERING

    Each Valley Bank shareholder will retain all of the Pacific Community Banking Group stock received, unless the shareholder makes an alternative election. The Valley Bank shareholders will have the option to elect all cash or all stock, or 60% cash and 40% stock. These elections will be honored to the extent possible, so long as the aggregate of all cash and stock received by Valley Bank shareholders is 60% cash and 40% stock. However, if the proportion of elections is different, the relative amounts of cash and stock may be adjusted, so that the aggregate amounts remain in this proportion. The directors and officers of Valley Bank will be subject to the same rules as all other shareholders regarding the sale and retention of shares in the public offering.

    CONSIDERATION TO OPTION HOLDERS


    Each holder of options to purchase common stock of Valley Bank may elect to cancel the options and receive the following consideration for each Valley Bank share subject to option, equal to:



    - shares of Pacific Community Banking Group stock equal to the number obtained by (A) subtracting the exercise price of the option from the $10.00 per share effective price in the acquisition, then (B) dividing the result by $15.00; and



    - one warrant for every two shares of Pacific Community Banking Group stock received.


    All options not properly converted in this manner will be cancelled immediately prior to the acquisition transaction. The holders of options to purchase common stock of Valley Bank will have the opportunity to sell the shares of Pacific Community Banking Group that they receive in the public offering. The same limitations that apply to sales of shares received in exchange for Valley Bank common stock will apply to shares received in exchange for options.

    DELIVERY OF AGGREGATE PURCHASE CONSIDERATION; MANNER OF PAYMENT


    U. S. Stock Transfer Corporation will act as the exchange agent. Pacific Community Banking Group will deliver its common stock and warrants to the exchange agent. The exchange agent will cause those shares designated for sale in the public offering to Sutro & Co. Incorporated. Sutro & Co. Incorporated will deliver to the exchange agent the cash proceeds of the sale of the shares in the public offering. The exchange agent will then pay the remaining common stock, the cash proceeds and the warrants to the holders of Valley Bank common stock who have delivered or arranged for the delivery of their shares, according to the procedure described in the letter of transmittal and related instructions.

    WARRANTS

    Each whole warrant will grant a right to purchase one share of Pacific Community Banking Group common stock, exercisable for 122% of the price paid by the public in the public stock offering. Pacific Community Banking Group will not pay cash for any fractional warrants.

CORPORATE GOVERNANCE CHANGES

    After the acquisition, Pacific Community Banking Group will be the sole shareholder of Valley Bank and will designate its management. The Valley Bank agreement requires that a number of changes to the management of Valley Bank take place prior to the effective time of the merger of Interim Valley Bank and Valley Bank. Mr. Caswell will be appointed Chairman of the Board of Valley Bank. Pacific Community Banking Group expects to appoint Messrs. Allen, Jannard, Saenz and Schielein as directors. Mr. Mills will likely retain his position as President, Chief Executive Officer and director of Valley Bank after the acquisitions until Pacific Community Banking Group combines the operations of Valley Bank with those of The Bank of Hemet.

    DIRECTOR AGREEMENTS. The Valley Bank agreement requires that each of the directors of Valley Bank, concurrently with the execution of the Valley Bank agreement, execute an agreement to vote in favor of the Valley Bank agreement and to recommend to the shareholders of Valley Bank that they vote in favor of the principal terms of the Valley Bank agreement. Each director of Valley Bank executed a director's agreement when the Agreement and Plan of Reorganization was executed on July 30, 1998. Every director, except for one, confirmed the effectiveness of their respective directors' agreements upon the execution of the First Restatement of Agreement and Plan of Reorganization of Valley Bank. In addition, every director except for one owning Valley Bank common stock, and the trustees of the Valley Bank Employee Stock Ownership Plan, have executed a similar shareholders' agreement agreeing to vote in favor of the Valley Bank agreement and to recommend to the shareholders of Valley Bank that they vote in favor of the principal terms of the Valley Bank agreement as of January 5, 1999, as amended.

REPRESENTATIONS AND WARRANTIES

    Valley Bank has made representations and warranties in the agreement about the financial condition, conduct of business and operations of Valley Bank and other customary matters. Valley Bank's representations and warranties will not survive the closing of the acquisition. If, however, they are inaccurate in material respects, that could prevent completion of the acquisition.

    Pacific Community Banking Group has also made representations and warranties under the Valley Bank agreement about itself. Pacific Community Banking Group's representations and warranties will not survive the closing of the acquisition.

CONDITIONS TO THE ACQUISITION

    Neither Valley Bank nor Pacific Community Banking Group is obligated to consummate the Valley Bank acquisition unless the following conditions are satisfied or waived:

    - All regulatory and other government approvals required to be received to consummate the Valley Bank acquisition have been received and are effective, without the imposition of conditions that would, in the reasonable determination of Pacific Community Banking Group, materially adversely affect the financial condition or operations of Pacific Community Banking Group or Valley Bank, or otherwise would be materially burdensome. In addition, all applicable statutory waiting or notice periods with respect to such government approvals shall have expired and all conditions and requirements prescribed by law or by such regulatory approvals have been satisfied. [As of the date of this proxy statement/prospectus approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An additional approval is required from the Federal Reserve Bank of San Francisco.]

    - No action is pending, and no order, judgment or decree is outstanding, against the acquisition.

    - Valley Bank has received the requisite approval of its shareholders to the acquisition.

    - This proxy statement/prospectus and Pacific Community Banking Group's registration statement relating to the offering have been declared effective by the Securities and Exchange Commission, and all necessary state blue sky authorizations have been received by Pacific Community Banking Group. As of the date of this proxy statement/ prospectus these conditions have been satisfied.

    - Pacific Community Banking Group enters into a firm commitment underwriting agreement for its public stock offering and all conditions to completing that offering, other than the mergers, are satisfied or waived.


    Under the Valley Bank agreement, the offering must be completed by July 28, 1999, unless this deadline is extended by consent of Pacific Community Banking Group and Valley Bank.


    In addition, the parties are not obligated to close the acquisition unless the following conditions are satisfied or waived:

    - The other party has had no materially adverse changes in its financial condition, results of operations or prospects.

    - Valley Bank has received prior to the solicitation of Valley Bank shareholders a fairness opinion that the contemplated transaction is fair from a financial point of view, and that opinion has not been withdrawn. Prior to the date of this proxy statement/prospectus, the required fairness opinion was received, as described under the heading "The Valley Bank Acquisition--Opinion of Baxter Fentriss & Company."

    - Pacific Community Banking Group receives a fairness opinion that the contemplated transaction is fair to its shareholders from a financial point of view.

    - Pacific Community Banking Group has listed its shares of common stock issued in the public offering on the Nasdaq National Market System.

    - Valley Bank shareholders voting against the transaction or giving notice of dissent from the transaction, do not hold more than 10% of the outstanding shares of Valley Bank.

    - Valley Bank shareholders submit their transmittal letters authorizing the sale of at least 60% of the shares in the public offering.

    - Valley Bank terminates its stock option plan, its employee benefit plans, and all other contracts, except to the extent that Pacific Community Banking Group directs that specific benefit plans and contracts not be terminated.

    - Valley Bank certifies that Valley Bank is making satisfactory progress toward compliance with Year 2000 safety and soundness issues.

    - Other usual and customary conditions to closing are satisfied.

    CONDUCT OF VALLEY BANK'S BUSINESS PENDING THE ACQUISITION. Until the closing of the acquisition, Valley Bank has agreed that it will conduct its business only in the usual and ordinary course and will not engage in specific kinds of transactions without the prior written consent of Pacific Community Banking Group. Valley Bank has agreed not to increase compensation above the levels paid as of June 30, 1998, nor to pay any bonus, without such consent. It has also agreed not to pay any dividend, except for a dividend of $.52 per share for shareholders as of November 24 1998 payable at the closing of the acquisition. Other commitments of Valley Bank stated in the agreement include promises to:

    - use its best efforts to preserve the business organization intact;

    - use its best efforts to preserve the goodwill of depositors and customers;

    - meet all material contractual obligations and conform to legal requirements;

    - refrain from instituting a material claim except for actions against borrowers, and conduct good faith settlement negotiations of pending litigation;

    - refrain from changing loan policies and procedures;

    - refrain from making any material investments except in accordance with safe and sound banking practices;

    - advise Pacific Community Banking Group of any material adverse change;

    - refrain from canceling or accelerating any material indebtedness owing to Valley Bank;

    - refrain from selling or disposing of any real property or personal property;

    - in most cases, refrain from foreclosing or otherwise taking title to real property without a clean "phase one" environmental report;

    - commit any act which would cause a breach of any agreement that will have a material adverse effect on Valley Bank, or fail to do an act necessary to prevent such a breach; and

    - duly observe and conform to all compliance requirements for Year 2000 safety and soundness issues.

COVENANTS OF VALLEY BANK

    Valley Bank also agreed to provide Pacific Community Banking Group with continuing access to all of its books, files, records, business, and to invite a representative of Pacific Community Banking Group to attend Valley Bank's board meetings. Valley Bank has agreed not to solicit, encourage or otherwise enter into another agreement concerning the acquisition of Valley Bank or Valley Bank's properties, securities, a merger, purchase of assets or otherwise, except if Valley Bank receives an unsolicited written offer and except to the extent required by fiduciary obligations of Valley Bank board of directors. Valley Bank also agreed to inform Pacific Community Banking Group of any classified loans and promptly to notify Pacific Community Banking Group of any event or condition that would cause a breach of the Valley Bank agreement. Valley Bank agreed to solicit its shareholders for approval of the acquisition by Pacific Community Banking Group by June 21, 1999, or as soon thereafter as reasonably possible. Valley Bank agreed to assist Pacific Community Banking Group in preparing the materials used in its public offering. Valley Bank agreed to terminate its stock option plan and not to permit any options to be exercised before the closing of the acquisition. Valley Bank and Pacific Community Banking Group agreed to prepare and promptly file all necessary regulatory applications. Valley Bank also agreed to obtain all necessary third party consents, such as landlord consent for assignment of leases. Valley Bank also agreed to obtain "phase one" environmental reports for all real property owned by Valley Bank.

COVENANTS OF PACIFIC COMMUNITY BANKING GROUP

    Pacific Community Banking Group made similar covenants regarding the conduct of its affairs only in the usual and ordinary course, and regarding the timely cooperation in completing the acquisition. Pacific Community Banking Group also agreed to cause Valley Bank to maintain in effect a directors and officers liability insurance policy, with coverage, terms and conditions as advantageous as Valley Bank's present insurance, after the closing of the Valley Bank acquisition.

LOCK-UP AGREEMENT

    All directors and executive officers of Pacific Community Banking Group and Valley Bank must enter into a lock-up agreement with Sutro & Co. Incorporated. They agree that for 90 days after the completion of the public offering they will not sell any shares of Pacific Community Banking Group common stock held by them, or warrants held by them that are exercisable into shares of Pacific Community Banking Group common stock, unless Sutro & Co. Incorporated specifically grants them permission to do so.

CLOSING


    The closing of the Valley Bank acquisition will be on a date agreed by the parties following satisfaction of all the conditions. If the closing does not occur by July 28, 1999, Valley Bank may terminate the agreement. except that this deadline may be extended by consent of Pacific Community Banking Group and Valley Bank.

TERMINATION

    The Valley Bank agreement may be terminated at any time prior to the closing of the acquisition in the following manner:

    - by mutual written consent of Valley Bank and Pacific Community Banking Group,

    - by either party, after 30 days' notice, if the other party has materially breached any covenant, agreement, representation, warranty, duty or obligation under the Valley Bank agreement and the breach has not been cured within 30 days, or

    - by either party if any regulatory authority denies or refuses to grant approval of the transactions contemplated by the Valley Bank agreement, or a regulatory authority approves the transactions on conditions not reasonably acceptable to Pacific Community Banking Group;

    - by Pacific Community Banking Group or Valley Bank if it does not enter into a firm commitment underwriting agreement for the public offering of its stock or the conditions of such agreement are not satisfied or waived;

    - by Pacific Community Banking Group or Valley Bank if Valley Bank approves a transaction in which anyone else, or a group, acquires beneficial ownership or control of 25% or more of the outstanding securities of Valley Bank, or an investor seeks to acquire 25% of Valley Bank's securities and the board does not advise Valley Bank's shareholders that it does not support that acquisition;

    - by Pacific Community Banking Group or Valley Bank if the shareholders of Valley Bank do not approve the acquisition; and

    - by Pacific Community Banking Group or Valley Bank if Valley Bank solicits or enters into an "Alternative Transaction," as defined in the Valley Bank agreement. For this purpose, an "Alternative Transaction "is a transaction with a third party for the acquisition of Valley Bank, all of its assets or a majority of its equity or debt securities.

    If the Valley Bank agreement is terminated by mutual consent or as a result of a failure to complete the offering, however, then neither Pacific Community Banking Group nor Valley Bank will be obligated to pay damages to the other party.

    If Valley Bank terminates the Valley Bank agreement because of a breach by Pacific Community Banking Group, Pacific Community Banking Group will reimburse Valley Bank for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000. If Pacific Community Banking Group terminates the Valley Bank agreement because of a breach by Valley Bank, Valley Bank will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000.

    If Pacific Community Banking Group terminates the Valley Bank agreement because (A) Valley Bank fails to provide notice of a material change in Valley Bank's business or of an acquisition by a third party of 5% or more of the outstanding Valley Bank common stock or (B) the merger is not approved by Valley Bank's shareholders, Valley Bank will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, without any maximum limit on those expenses. If Pacific Community Banking Group terminates the Valley Bank agreement because (A) Valley Bank executes an agreement that permits a third party to acquire control of 25% or more of Valley Bank's outstanding common stock, (B) in the event of a tender offer for 25% or more of the outstanding shares of Valley Bank common stock, the Valley Bank board fails to advise its shareholders that the board does not support such tender offer, but supports the merger or (C) Valley Bank engages in an Alternative Transaction as defined above, Valley Bank will pay $1,750,000 to Pacific Community Banking Group as liquidated damages.

                         THE BANK OF HEMET ACQUISITION

    BACKGROUND OF THE ACQUISITION

    The Bank of Hemet, based in Riverside county, California, has conducted general banking operations to serve individuals and small- to medium-sized businesses since June 1974. In early 1997, the bank's board of directors evaluated the banking marketplace, the economic cycle and the historically high acquisition prices being paid for banks of its size. The board of directors was concerned about the rapid changes occurring in the banking industry in Southern California. Tremendous consolidation had taken place, especially in 1996 and 1997. In order to compete with larger, more efficient financial institutions, The Bank of Hemet's board of directors and management knew that it had to continue to increase its core deposit base as well as its loan portfolio. While the board believed that The Bank of Hemet was in a position to do this, because recently banks had sold for particularly high prices, the board resolved to solicit interest in purchasing the bank.


REASONS FOR SEEKING AN ACQUISITION



    The board of directors' reasons for seeking an acquisition can be summarized as follows:



    - relatively high market valuations for similar banks;



    - changing competitive environment;



    - costs of implementing technology that would be needed to have competitive products;



    - costs of branch expansion;



    - concern that the bank might lose its leadership position in the Riverside county market;



    - greater product flexibility that bank holding companies have, as compared with banks that do not have holding companies.



DEVELOPMENT OF ACQUISITION PROPOSAL


    Throughout 1997, Mr. Jaqua met with several financial institutions that expressed interest in acquiring The Bank of Hemet. On December 2, 1997, Mr. Jaqua met with Jim Baxter and Larry Fentriss, the principals of Baxter Fentriss & Company, an investment banking firm. Mr. Baxter and Mr. Fentriss recommended that The Bank of Hemet should hold an auction to create a greater sense of urgency among potential bidders for the bank.

    Soon after, the bank's board of directors determined that it would be helpful to hire an investment banking firm to help sell the bank. The board agreed to hold a "beauty contest" and invited six investment banking firms to present their proposals for selling the bank. Five of those investment banking firms accepted the invitation and presented their proposals to the board. After giving due consideration to each of the investment banking proposals, the board of directors decided to retain Baxter Fentriss as its financial advisor, subject to the negotiation of a satisfactory engagement contract. The Bank of Hemet executed a negotiated contract with Baxter Fentriss on January 29, 1998 after the contract had been approved by the bank's board of directors.

    The Bank of Hemet had engaged Baxter Fentriss to help market the sale of the bank, to evaluate and negotiate any offers to purchase the bank and to issue a fairness opinion with respect to any acquisition to be consummated. In February 1998, Baxter Fentriss and The Bank of Hemet designed an information memorandum on the bank for distribution to potential acquirors. The information memorandum established March 31, 1998 as the deadline for submitting bids to purchase the bank. Baxter Fentriss contacted more than thirty potential acquirors in California and thirty-one outside California to determine their level of interest in acquiring The Bank of Hemet. Baxter Fentriss then sent bid packages to fourteen of the California companies and eight of the companies based outside California after receiving signed confidentiality agreements from each of them. Baxter Fentriss also met with several of the potential acquirors to obtain additional information. Four of the companies located in California, including Pacific Community Banking Group, and one company outside California submitted bids to purchase the bank.

    In April 1998, Mr. Jaqua met with several of the bidders to discuss their proposals. On April 29, 1998, Baxter Fentriss met with the board of directors to review and discuss the offers to purchase The Bank of Hemet. Baxter Fentriss presented an analysis of each offer received. For those transactions that contemplated an exchange of stock, they presented an analysis of the relevant characteristics of the potential acquirors' stock. The board was particularly impressed by the offer made by Pacific Community Banking Group because it was the offer with the highest price. It resolved to negotiate an agreement with Pacific Community Banking Group.

    Shortly after negotiations had begun with Pacific Community Banking Group, The Bank of Hemet learned that Pacific Community Banking Group was simultaneously negotiating to purchase Valley Bank and that Baxter Fentriss was also representing Valley Bank in its negotiations with Pacific Community Banking Group. The Bank of Hemet was aware that Baxter Fentriss may have conflicts of interest in marketing both The Bank of Hemet and Valley Bank to other banks even though each bank was marketed on an independent basis. The Bank of Hemet board realized the potential conflicts of interest that Baxter Fentriss had in presenting The Bank of Hemet with fairness opinions when The Bank of Hemet board considered and approved the initial and revised offers by Pacific Community Banking Group. The Bank of Hemet also learned that Pacific Community Banking Group intended to go out with an initial public offering to raise the funds necessary to acquire The Bank of Hemet and Valley Bank.

    In late May and June 1998, The Bank of Hemet held several meetings with representatives of Pacific Community Banking Group to negotiate a definitive agreement and to evaluate the likelihood that the proposed public offering by Pacific Community Banking Group could be completed within a short period of time. Mr. Jaqua, President and Chief Executive Officer of The Bank of Hemet, was a principal in negotiating the acquisition on behalf of The Bank of Hemet and may be considered to have a material interest in the transaction because of the noncompetition agreement and consulting agreement that would take effect after the acquisition as discussed in the section "The Bank of Hemet Acquisition--Severance Agreements and Consulting Agreements."

    On June 24, 1998, the board of directors held its monthly meeting to discuss the two offers presented by Pacific Community Banking Group. Representatives from Baxter Fentriss, Gary Findley, legal counsel to The Bank of Hemet and William Cockrum, financial advisor and consultant to The Bank of Hemet attended the meeting. Pacific Community Banking Group had offered to pay for The Bank of Hemet with stock or with cash. Assisted by Baxter Fentriss, Mr. Findley and Mr. Cockrum, the board considered both options in detail, including the liquidity, marketability and value of Pacific Community Banking Group's stock. The board of directors also discussed the impact the sale would have on its personnel and various other employment issues. After a comprehensive analysis of the options, the board of directors determined that the offer presented by Pacific Community Banking Group, when compared to other potential acquirors, provided the greatest value to The Bank of Hemet's shareholders.

    Throughout June and July 1998, Pacific Community Banking Group and The Bank of Hemet each conducted a due diligence investigation of the other company. The Bank of Hemet also performed a due diligence review of Valley Bank by examining and evaluating information provided to Pacific Community Banking Group by Valley Bank. In addition, the board of directors held significant discussions with representatives from Sutro & Co. Incorporated concerning the likelihood of completing a public offering for Pacific Community Banking Group.

    On July 16, 1998, the board of directors held a special meeting to consider the Agreement and Plan of Reorganization, which had been negotiated with Pacific Community Banking Group. At the meeting, Gary Findley presented his due diligence findings, and William Cockrum evaluated the agreement from a financial point of view. The board of directors discussed in detail the terms of the agreement and all related documentation. After much discussion, the board of directors unanimously approved and authorized the execution and delivery of the agreement. The Bank of Hemet executed that agreement on July 30, 1998.

    Shortly thereafter, in the fall of 1998, the stock market substantially declined in value, particularly stocks of financial institutions. Consequently, Pacific Community Banking Group was forced to rethink the practicality of instituting an initial public offering in a depressed stock market. In November of 1998, Pacific Community Banking Group and Sutro informed The Bank of Hemet that it was unlikely that Pacific Community Banking Group could consummate a public offering as contemplated by the original agreement because of the decline in the stock market.


    Over the next few months, representatives of The Bank of Hemet met or otherwise communicated on various occasions with representatives from Pacific Community Banking Group, their legal counsel, Sutro and other interested parties to attempt to renegotiate the acquisition in light of the decline in the capital markets. The parties considered many alternate structures for the transaction. The Bank of Hemet provided to Pacific Community Banking Group its budget for 1999, including estimates of various categories of income and expense, all of which were consistent with its 1998 experience. In December, 1998, they negotiated and drafted a revised agreement that reduced the original per share price of The Bank of Hemet common stock and provided for the issuance of warrants to The Bank of Hemet shareholders in order to facilitate the Pacific Community Banking Group public offering. On December 16, 1998, after (i) various board meetings to discuss the revised transaction, (ii) several consultations with William Cockrum and Gary Findley, (iii) Baxter Fentriss's report to the board as to the fairness of the revised transaction to The Bank of Hemet shareholders from a financial point of view and (iv) consideration of the terms of the newly drafted First Restatement of Agreement and Plan of Reorganization and all other related documentation, The Bank of Hemet's board of directors unanimously approved the revised transaction and authorized the execution of the restated agreement. On January 5, 1999, The Bank of Hemet and Pacific Community Banking Group executed the restated agreement. This restated agreement, as subsequently amended in nonmaterial respects, is sometimes referred to in this proxy statement/prospectus as "The Bank of Hemet agreement."


    On February 24, 1999 Baxter Fentriss met with the board of directors to present updated market and valuation information and an updated fairness opinion. The information compared the proposed transaction with the prospects for The Bank of Hemet if it remained independent. This information and the fairness opinion were unanimously accepted by the board. On March 12, 1999 Mr. Jaqua and Mr. Cockrum held a conference call with Mr. Caswell and Mr. Jim Hill of Sutro & Co. to discuss the concept of further revising the transaction as described in this proxy statement/prospectus: The Bank of Hemet shareholders receiving stock and warrants, with an opportunity to sell up to 88% of the stock received in a public offering. During the following week several discussions were held and information was provided to the board of directors by Pacific Community Banking Group. On March 24, 1999 at the regular monthly meeting of the board of directors, Mr. Caswell and Mr. Hill further explained the merits of this revision to the transaction. Baxter Fentriss provided additional market information and an updated fairness opinion in reference to the latest revision. After considerable discussion, the board of directors authorized management to proceed with negotiating final versions of the First and Second Amendments to the First Restatement of Agreement and Plan of Reorganization. These amendments were finalized and were executed by The Bank of Hemet on March 24, 1999 and April 2, 1999, respectively.


    RECOMMENDATIONS OF THE BANK OF HEMET BOARD

    The board of directors of The Bank of Hemet has concluded that the terms of the acquisition are fair to its shareholders and in their best interest. Although the closing of the acquisition depends upon Pacific Community Banking Group's ability to complete a public offering of its stock, The Bank of Hemet's board of directors has determined that the amounts of stock and warrants of Pacific Community Banking Group, to be received by The Bank of Hemet's shareholders in the acquisition and the amount of cash to be received in the public offering justifies such a risk. The Bank of Hemet's board of directors believes that the acquisition represents an attractive opportunity for all shareholders of The Bank of Hemet to obtain a favorable price for their shares of common stock. Shareholders will receive amounts of stock and warrants per share in the acquisition that represents a significant premium over The Bank of Hemet's book value per share and the prices at which shares of The Bank of Hemet common stock have traditionally traded. In addition, The Bank of Hemet has received an opinion from Baxter Fentriss that the consideration to be received in the acquisition by The Bank of Hemet's shareholders is fair from a financial point of view.

    The Bank of Hemet acquisition and the Valley Bank acquisition are independent transactions. Shareholders of The Bank of Hemet should consider the possibility that the acquisition of The Bank of Hemet may close even if the acquisition of Valley Bank does not close. Pacific Community Banking Group is not obligated to complete either of the acquisitions unless Sutro & Co. Incorporated enters into a firm commitment to underwrite the public offering of its stock and all conditions of that offering have been satisfied or waived.

    THE BOARD OF DIRECTORS OF THE BANK OF HEMET HAS UNANIMOUSLY APPROVED THE ACQUISITION UPON THE TERMS SET FORTH IN THE BANK OF HEMET AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE AGREEMENT.

    OPINION OF BAXTER FENTRISS & COMPANY

    Baxter Fentriss & Company has acted as financial advisor to The Bank of Hemet in connection with the acquisition. Baxter Fentriss assisted The Bank of Hemet in identifying prospective acquirors. On January 5, 1999, Baxter Fentriss delivered to The Bank of Hemet its preliminary opinion, dated January 5, 1999, that on the basis of matters referred to herein, the offer is fair, from a financial point of view, to the holders of The Bank of Hemet's common stock. Its preliminary opinion was updated and presented to the Bank of Hemet's board of directors on March 24, 1999. In rendering its opinion, Baxter Fentriss consulted with the management of The Bank of Hemet and of Pacific Community Banking Group, reviewed The Bank of Hemet agreement and publicly available information on the parties and reviewed additional materials made available by the management of the respective parties.

    In addition, Baxter Fentriss discussed with the management of The Bank of Hemet, Valley Bank and Pacific Community Banking Group their respective businesses and outlook. Baxter Fentriss was involved in the negotiations with Pacific Community Banking Group. No limitations were imposed by The Bank of Hemet's board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss's written opinion should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Baxter Fentriss in connection with its opinion.

    Baxter Fentriss's opinion is directed to The Bank of Hemet's board of directors, and is directed only to the fairness, from a financial point of view, of the consideration provided. It does not address The Bank of Hemet's underlying business decision to effect the proposed acquisition, nor does it constitute a recommendation to any shareholder of The Bank of Hemet as to how the shareholder should vote with respect to the acquisition at the annual meeting or as to any other matter.

    Baxter Fentriss's opinion was one of many factors considered by The Bank of Hemet's board of directors in making its determination to approve The Bank of Hemet Agreement, and the receipt of Baxter Fentriss's opinion is a condition precedent to The Bank of Hemet's obligation to consummate the acquisition. The opinion of Baxter Fentriss does not address the relative merits of the acquisition compared to any alternative business strategies that might exist for The Bank of Hemet or the effect of any other business combination in which The Bank of Hemet might engage.

    Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. The Bank of Hemet selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the acquisition. Baxter Fentriss is not affiliated with The Bank of Hemet, Valley Bank or Pacific Community Banking Group. Baxter Fentriss also represented Valley Bank in its negotiations with Pacific Community Banking Group, and The Bank of Hemet's board of directors was aware of this concurrent representation.

    In connection with rendering its opinion to The Bank of Hemet's board of directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

    - the historical and current financial condition and results of operations of Valley Bank, The Bank of Hemet and Pacific Community Banking Group including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction,

    - the business prospects of The Bank of Hemet, Valley Bank and Pacific Community Banking Group,

    - the economies of the market areas of The Bank of Hemet, Valley Bank and Pacific Community Banking Group, and

    - the nature and terms of other merger transactions that it believed to be relevant.

Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in California, the West and throughout the United States.

    In connection with rendering its opinion, Baxter Fentriss reviewed the Valley Bank agreement, drafts of this proxy statement/prospectus, the annual reports to shareholders of Valley Bank and The Bank of Hemet for the years ended December 31, 1994, 1995, 1996, 1997 and audited financial statements for The Bank of Hemet and Valley Bank as of December 31, 1998, the audited financial statements of Pacific Community Banking Group for the fiscal years ended December 31, 1997 and 1998, and additional financial and operating information with respect to the business, operations and prospects of The Bank of Hemet, Valley Bank and Pacific Community Banking Group as it deemed appropriate.

    Baxter Fentriss also did the following:

    - held discussions with members of the senior management of The Bank of Hemet, Valley Bank and Pacific Community Banking Group regarding the historical and current business operation, financial condition and future prospects of their respective companies;

    - compared the results of operations of The Bank of Hemet and Pacific Community Banking Group with those of banking companies that it deemed to be relevant,

    - analyzed the pro forma financial impact of the acquisition on The Bank of Hemet, and

    - conducted such other studies, analyses, inquiries and examinations as are described below.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of The Bank of Hemet common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss's view of the actual value of The Bank of Hemet or Pacific Community Banking Group.

    In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of The Bank of Hemet and Pacific Community Banking Group. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the acquisition, on a pro forma basis, to The Bank of Hemet.

    The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

    1. STOCK PRICE HISTORY. Baxter Fentriss studied the trading prices and volume for The Bank of Hemet common stock and compared them to publicly traded banks in California and to the price offered by Pacific Community Banking Group. The offer represents a premium to The Bank of Hemet shareholders.


    2. COMPARATIVE ANALYSIS. Baxter Fentriss compared the transaction to 20 publicly reported transactions in 1998 involving California banks of comparable asset size, with respect to the following four parameters, with the following results:



                                                                                     RANK OF THIS
                                                RANGE OF COMPARISON      THIS         TRANSACTION
RATIO                                                GROUP(1)         TRANSACTION   WITHIN GROUP(1)
----------------------------------------------  -------------------  -------------  ---------------
Price to earnings multiple....................      8.00 to 33.00          18.00            14th
Price to book multiple........................       1.28 to 4.04           2.42            10th
Premium on deposits...........................      1.80 to 56.70%         12.92%           11th
Price to assets ratios........................      5.87 to 44.27%         20.09%           10th


------------------------

(1) The comparison group consisted of 20 publicly reported transactions in 1998 involving California banks of comparable asset size.

    3. DISCOUNTED CASH FLOW ANALYSIS. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of The Bank of Hemet's common stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of The Bank of Hemet's common stock using the following assumptions. The ranges of assumptions were chosen based upon what Baxter Fentriss, in its judgement, considered to be appropriate taking into account, among other things,

    - The Bank of Hemet's past and current performance

    - the general level of inflation

    - rates of return for fixed income and equity securities in the marketplace generally

    - rates of return for companies of similar risk profiles

    In its analysis, Baxter Fentriss used the following ranges of assumptions

Assumed annual growth of The Bank of Hemet
  earnings and dividends....................  4% to 10%
                                              10 to 18 times projected
Terminal values.............................  earnings
Discount rates..............................  12% to 15%
Investment term.............................  5 and 10 years

    The analysis concludes that Pacific Community Banking Group's offer exceeded all other alternative strategies. Thus, The Bank of Hemet's shareholders would be in a better financial position by receiving the consideration than continuing to hold The Bank of Hemet's common stock.

    4. COMPARISON OF THE BANK OF HEMET TO OTHER BANKS. Baxter Fentriss compared financial and operating ratios of The Bank of Hemet to other banks, including the following key ratios.

                                                               COMPARISON
                                             COMPARISON           GROUP
RATIO                                      GROUP RANGE(1)      AVERAGE(1)     THE BANK OF HEMET
---------------------------------------  -------------------  -------------  -------------------
Return on assets.......................    0.42% to 1.64%            1.23%             1.10%
Return on equity.......................    5.26% to 18.89%          14.06%            13.14%
Net interest margin....................    4.82% to 7.31%            5.63%             4.22%
Non-performing asset level.............    0.01% to 2.23%            0.81%             1.28%

------------------------

(1) Comparison group consisted of ten similarly sized California banks.

    On most of these and other standard performance measurements, The Bank of Hemet's performance was less than average, suggesting that the price offered, when compared to other transactions, was fair. Furthermore, applying the capital guidelines of banking regulators, and assuming a successful underwriting by Pacific Community Banking Group's investment bankers, Baxter Fentriss's analysis indicated that the acquisition would not seriously dilute the capital and earnings capacity of Pacific Community Banking Group and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentrations and did not believe the transaction gave rise to any possible antitrust issues.


    5. VALUE OF WARRANTS. In order to calculate a future value of the warrants, Baxter Fentriss constructed a forecast for the combined operation of Pacific Community Banking Group, The Bank of Hemet, and Valley Bank for a ten year time period. In this analysis Baxter Fentriss used a range of growth rates from 8% to 12% for earnings, economies of scale of 25% of Valley Bank's non-interest expense, a discount rate of 14% and price to earnings multiples of similar sized California banks.



    These assumptions were chosen based upon what Baxter Fentriss in its judgment considered appropriate taking the following into account:



    - The Bank of Hemet's and Valley Bank's past and current performance;



    - the general level of inflation;



    - rates of return for fixed income and equity securities in the marketplace generally; and



    - rates of return for companies of similar risk profiles.

    A hypothetical value of the warrant based upon an 8% growth rate is $2.26. The warrant would have a value of $7.15 using a 12% growth rate and an average price/earnings multiple for similar sized California banks.


    Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either The Bank of Hemet or Pacific Community Banking Group, and has not been furnished such an appraisal.

    No company or transaction used as a comparison in the above analysis is identical to The Bank of Hemet, Pacific Community Banking Group or the acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.


    The Bank of Hemet will pay Baxter Fentriss a transaction fee, equal to approximately 1.25% of the total consideration received by shareholders of The Bank of Hemet plus reasonable out-of-pocket expenses for its services. The Bank of Hemet has paid to Baxter Fentriss $22,118 for out-of-pocket expenses and $100,000 as an advance on the transaction fee. The advance on the transaction fee is refundable if the acquisition does not close. The Bank of Hemet has agreed to indemnify Baxter Fentriss against liabilities, including liabilities under federal securities laws.


    INTERESTS OF MANAGEMENT IN THE ACQUISITION

    Each director has signed a director's agreement with Pacific Community Banking Group, agreeing to vote all of his or her shares in favor of The Bank of Hemet agreement, not to encumber, sell or transfer any shares of common stock except with the consent of Pacific Community Banking Group, to recommend shareholder approval of the agreement and not to solicit a party other than Pacific Community Banking Group to enter into a business combination with The Bank of Hemet or acquire any of its stock.

    SEVERANCE AGREEMENTS AND CONSULTING AGREEMENTS

    Mr. Jaqua has a salary continuation agreement that provides for a lump sum payment if The Bank of Hemet enters into the acquisition. The payment will equal $484,000. Mr. McDonough has a salary continuation agreement that provides for payments of $15,000 per year for 15 years, upon separation from employment. These payments will commence upon completion of the acquisition. Also, Messrs. Jaqua and McDonough have consulting agreements that provide payment for service as directors in the future. Mr. Jaqua has a noncompetition agreement under which he will not compete with The Bank of Hemet in exchange for $16,750 per month for 72 months. Mr. McDonough has a noncompetition agreement under which he will receive $2,500 per month for three years after the closing of the acquisition.

    Mr. Harold R. Williams, Jr., Chief Operating and Financial Officer of The Bank of Hemet, has an agreement that will become effective only if the acquisition of The Bank of Hemet by Pacific Community Banking Group is consummated. Please refer to "Additional

Information about The Bank of Hemet--Employment Contracts and Severance Agreements" on page 111 for details of that agreement.



    The Bank of Hemet also has a severance policy under which the other employees and officers of The Bank of Hemet will receive severance pay if they are terminated within six months after a change in control of the bank like the acquisition. For more details of these agreements and arrangements, please refer to the section entitled "Additional Information about The Bank of Hemet--Employment Contracts and Severance Agreements" on page 111 and "Pacific Community Banking Group--Executive Compensation--Employee Benefit Plans" and "--Employment Agreements."


    OPTIONS

    Mr. Jaqua holds an incentive stock option to purchase 6,000 shares of The Bank of Hemet common stock at the exercise price of $22.50 per share. Mr. Williams holds incentive stock options to purchase 16,000 shares of The Bank of Hemet common stock at the average exercise price of $15.94 per share. Mr. Robie holds incentive stock options to purchase 16,000 shares of The Bank of Hemet common stock at the average exercise price of $15.94 per share. Other officers of the bank have stock options to acquire a total of 8,968 shares of The Bank of Hemet common stock at exercise prices ranging from $12.00 to $22.50. On the completion of the acquisition all of those options will be canceled in exchange for the number of shares of common stock of Pacific Community Banking Group, equal to the number of shares of The Bank of Hemet stock covered by the option, multiplied by the number obtained by subtracting the exercise price of the option from the $51.00 per share effective price in the acquisition, divided by $15.00. In addition, each person who surrenders The Bank of Hemet options in the acquisition will receive one Pacific Community Banking Group warrant for each
3.4 shares of Pacific Community Banking Group common stock received, except for Mr. Jaqua, who waived his rights for warrants in his noncompetition agreement. Option holders who exchange their options for shares of Pacific Community Banking Group in the offering will have a right to sell their shares in Pacific Community Banking Group's initial public offering, subject to the same terms and the same limitations as those applying to shareholders of The Bank of Hemet.

    INDEMNIFICATION AND INSURANCE

    The Bank of Hemet agreement provides for indemnification and insurance coverage for directors and officers of Bank of Hemet. Specifically, The Bank of Hemet agreement requires Pacific Community Banking Group to cause The Bank of Hemet, after the merger, to maintain in effect directors' and officers' liability insurance that is no less advantageous than insurance presently maintained by The Bank of Hemet. This coverage will specifically include a "peace of mind" coverage endorsement or policy covering current The Bank of Hemet directors with respect to all matters arising from facts or events which occurred prior to the acquisition, for which The Bank of Hemet would have had an obligation to indemnify its directors and officers. Pacific Community Banking Group also agrees to take no action to impair such rights as a result of any other consolidation or merger with another company in which Pacific Community Banking Group is not the survivor.

    PROCEDURES FOR ELECTION AND EXCHANGE OF THE BANK OF HEMET COMMON STOCK
     CERTIFICATES

    Shareholders of The Bank of Hemet will use a letter of transmittal to designate shares for sale in the public offering and to surrender certificates for common stock of The Bank of

Hemet. Shareholders will send these letters and certificates to the exchange agent, which will hold them pending completion of the acquisition and the public offering. When the acquisition and the public offering occur, Pacific Community Banking Group will deliver to the exchange agent shares of its common stock and warrants, and Sutro & Co. Incorporated will deliver to the exchange agent the proceeds of the sale of shares in the public offering. The exchange agent will distribute these monies and securities to shareholders of The Bank of Hemet. If the acquisition is not completed, the exchange agent will return The Bank of Hemet share certificates to the shareholders.


    We expect the transaction to be completed by [             , 1999.] After
the closing of the acquisition, certificates which represented shares of the common stock will represent only the right to receive the cash, stock and warrant amounts as provided in The Bank of Hemet agreement and applicable law.


    ACCOUNTING TREATMENT


    After the business combination of Pacific Community Banking Group, The Bank of Hemet and Valley Bank, and before the close of the public offering, the former shareholders of The Bank of Hemet will retain between 43% and 61% and will have the largest voting interest in Pacific Community Banking Group shares not to be sold in the public offering. Additionally, The Bank of Hemet is expected to have significant representation among the Pacific Community Banking Group board of directors. As a result, for financial reporting purposes, the business combination will be accounted for as an acquisition by The Bank of Hemet of Valley Bank and Pacific Community Banking Group. The parties will account for the acquisition using the purchase method of accounting for business combinations.


    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    Arthur Andersen LLP, Pacific Community Banking Group's accountant, has given its opinion on the material federal income tax consequences of The Bank of Hemet acquisition that apply to The Bank of Hemet shareholders. It is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of The Bank of Hemet acquisition. Your tax treatment will vary depending upon your particular situation. You may also be subject to special rules not discussed below if you are a certain kind of shareholder of The Bank of Hemet, including:


    - an individual who holds options for The Bank of Hemet common stock;

    - an insurance company;

    - a tax-exempt organization;

    - a financial institution or broker-dealer;

    - a person who is neither a citizen nor resident of the United States; or

    - a holder of The Bank of Hemet common stock as part of a hedge, straddle or conversion transaction.

    The following discussion assumes that you hold The Bank of Hemet common stock as a capital asset at the time of The Bank of Hemet acquisition and that The Bank of Hemet is not a "collapsible corporation," for federal income tax purposes.

    Neither Pacific Community Banking Group nor The Bank of Hemet has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of The Bank of Hemet acquisition or any related transaction. The Internal Revenue Service could take different positions concerning the tax consequences of The Bank of Hemet acquisition and related transactions discussed below and such positions could be sustained.

    You are urged to consult with your own tax adviser and financial planner regarding the particular tax consequences of The Bank of Hemet acquisition to you, including the applicability and effect of any state, local or foreign laws, and the effect of possible changes in applicable tax laws.


    Arthur Andersen LLP has given its opinion that the following tax treatment will result from the transaction. The Bank of Hemet acquisition will qualify as a tax-free reorganization under the Internal Revenue Code.


    - Neither Pacific Community Banking Group nor The Bank of Hemet will recognize gain or loss in The Bank of Hemet acquisition.

    - Except for any cash received instead of fractional shares, you will not recognize any gain or loss as a result of the receipt of Pacific Community Banking Group common stock and warrants pursuant to The Bank of Hemet acquisition.


    - Your aggregate tax basis for the shares of Pacific Community Banking Group common stock, including any fractional share interest for which cash is received, and warrants will equal your aggregate tax basis in shares of The Bank of Hemet common stock you held immediately before The Bank of Hemet acquisition. There is a lack of authority regarding the allocation of basis in a reorganization in which stock and warrants are received on a tax-free basis. Recent changes in the tax regulations permit the receipt of warrants tax-free, but do not address the issue of how, or whether, the recipient assigns basis to such warrants. Although not free from doubt, your aggregate tax basis in such Pacific Community Banking Group common stock and warrants should be allocated, under general principles of tax law, between the common stock and warrants by relative fair market value. If your aggregate tax basis in such Pacific Community Banking Group common stock and warrants is not so allocated, all of your aggregate tax basis in Pacific Community Banking Group common stock and warrants will be allocated to the common stock and your basis in the warrants will be zero.



    - Your holding period for Pacific Community Banking Group common stock received in The Bank of Hemet acquisition, including any fractional share interest for which cash is received, will include the period during which you held The Bank of Hemet common stock. There is a lack of authority regarding the holding period of warrants if stock and warrants are received in a reorganization on a tax-free basis. Recent changes in tax regulations permit the receipt of warrants tax-free, but do not address how the holding period is determined for such warrants. Although not free from doubt, your holding period for Pacific Community Banking Group warrants received in The Bank of Hemet acquisition, under general principles of tax law, should include the period during which you held The Bank of Hemet common stock. Otherwise, your holding period in such Pacific Community Banking Group warrants will begin on the day after The Bank of Hemet acquisition.

    - You will be treated as receiving cash instead of a fractional share interest of Pacific Community Banking Group common stock in exchange for that fractional share interest and you will recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of your tax basis allocable to that fractional share interest. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held your shares of The Bank of Hemet common stock for more than one year at the time of The Bank of Hemet acquisition.



    - A dissenting The Bank of Hemet shareholder who receives payment for all of his or her shares of The Bank of Hemet common stock in cash will recognize capital gain or loss equal to the difference between the cash received and the shareholder's tax basis in such shares, provided that, under all the facts and circumstances, the payment is neither essentially equivalent to a dividend nor has the effect of the distribution of a dividend under the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenter rights will not be considered essentially equivalent to a dividend or have the effect of the distribution of a dividend if, after the exercise, the shareholder owns no shares of Pacific Community Banking Group common stock, either actually or constructively under the Internal Revenue Code.



    - You will recognize gain or loss upon the sale of your Pacific Community Banking Group common stock or warrants, including a sale of Pacific Community Banking Group common stock in the public offering, in an amount equal to the difference between the amount of cash you receive in the sale and your tax basis in the sold common stock or warrants. Provided the stock or warrants are held as capital assets, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period in the sold Pacific Community Banking Group common stock or warrants exceeds one year at the time of sale. The stock and warrants will be capital assets unless you hold them principally for sale to customers in the ordinary course of your trade or business. Your holding period for the stock includes the time when you held The Bank of Hemet shares that were exchanged for the stock and warrants of Pacific Community Banking Group. The exercise of Pacific Community Banking Group warrants will not be taxable.



    The tax opinion of Arthur Andersen LLP described above is based upon facts, representations and assumptions set forth or referred to in the opinion and the continued accuracy and completeness of representations of a factual nature made by Pacific Community Banking Group and The Bank of Hemet. These representations include representations made in certificates delivered to Arthur Andersen LLP by the management of Pacific Community Banking Group and The Bank of Hemet. If any of these representations is not correct in material respects, that is, if it is made in bad faith or without knowledge of all material facts, the conclusions reached by Arthur Andersen LLP in their opinion may be jeopardized. Furthermore, the Internal Revenue Service is not bound by this opinion. Thus, the Internal Revenue Service could challenge a position taken by you in reliance of this opinion, and such a challenge could be sustained.


    REGULATORY APPROVALS

    The acquisition cannot be consummated until the following take place:

    - the parties have received, to the extent required by law or regulation, all approval or consents of the Federal Reserve Bank of San Francisco, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions; and

    - all applicable waiting periods required by law shall have expired.

The required applications for approval of the transactions contemplated by The Bank of Hemet agreement have been filed with the applicable regulatory agencies. To date, approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An approval is also required from the Federal Reserve Bank of San Francisco. This proxy statement/prospectus has been prepared and proxies may be solicited from The Bank of Hemet's shareholders prior to the receipt of these approvals.

    THE TERMS OF THE BANK OF HEMET AGREEMENT ARE SUBJECT TO THE APPROVAL OF THE REGULATORY AGENCIES. ANY AMENDMENT OF THE BANK OF HEMET AGREEMENT TO OBTAIN REGULATORY APPROVAL WILL NOT BE SUBJECT TO THE APPROVAL OF THE SHAREHOLDERS AND YOUR VOTE IN FAVOR OF THIS PROPOSAL CONSTITUTES A VOTE IN FAVOR OF ANY SUCH AMENDMENTS TO THE ACQUISITION AGREEMENT WHICH MAY BE REQUIRED.

    RESALE RESTRICTIONS AND LOCKUP AGREEMENTS

    Under The Bank of Hemet agreement, affiliates of The Bank of Hemet who hold stock or warrants of Pacific Community Banking Group will be subject to resale restrictions under Rule 145 under the Securities Act. Among other things, Rule 145 deems a person who was an affiliate of The Bank of Hemet at the time the acquisition was submitted for shareholder approval to be engaged in an underwriting of the securities acquired if such person subsequently publicly offers or sells such securities. Notwithstanding this rule, affiliates of The Bank of Hemet may make such sales of securities in conformity with requirements for public information, limitations on amounts and manner of sale. The securities sold in the public offering through Sutro & Co. Incorporated will be fully registered under the Securities Act, and therefore will comply with these requirements. Affiliates of The Bank of Hemet have signed letters acknowledging such restrictions and agreeing to comply to applicable provisions of Rule 145 and related provisions.

    In addition, all of the directors of The Bank of Hemet have provided lock-up agreements at the request of Pacific Community Banking Group and its investment advisors. Under the lock-up agreements, directors of The Bank of Hemet agree not to sell or otherwise dispose of stock or warrants acquired in the acquisition for a period of 90 days after the commencement of the initial public offering of Pacific Community Banking Group's common stock.

    DIVIDEND POLICY

    Pacific Community does not expect to pay dividends for the foreseeable future on Pacific Community common stock.

                          THE BANK OF HEMET AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE BANK OF HEMET AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANK OF HEMET AGREEMENT.

STRUCTURE OF THE ACQUISITION

    The Bank of Hemet agreement contemplates that The Bank of Hemet acquisition will take place as follows:

    - Pacific Community Banking Group will establish a new, wholly owned subsidiary called PCBG Merger Corporation.

    - Pacific Community Banking Group will deliver the shares of common stock and warrants constituting the aggregate consideration provided in The Bank of Hemet agreement.

    - Each outstanding share of The Bank of Hemet's common stock will convert into a right to receive a PRO RATA share of the aggregate consideration.

    - PCBG Merger Corporation will merge with The Bank of Hemet, with The Bank of Hemet being the surviving corporation.

    - Each outstanding share of PCBG Merger Corporation stock will automatically convert to a share of the surviving corporation, The Bank of Hemet.

As a result, Pacific Community Banking Group will be the sole shareholder of The Bank of Hemet. The merger of PCBG Merger Corporation and The Bank of Hemet will become effective at the time a certificate of merger is filed with the Secretary of State of California which is expected to occur as soon as practicable after the last condition precedent to The Bank of Hemet acquisition stated in The Bank of Hemet agreement has been satisfied or waived.

    Pacific Community Banking Group will effect an initial public offering of its common stock, and will include in that offering those shares that shareholders of The Bank of Hemet designate for sale in the public offering, subject to the limits described below. The cash proceeds of the public offering will be paid to those shareholders on the basis of the number of shares designated, subject to the proration described below. All conditions to the public offering must be satisfied before the acquisitions will take place.

PURCHASE CONSIDERATION

    CONSIDERATION TO SHAREHOLDERS

    Pacific Community Banking Group will pay each shareholder, for each share of The Bank of Hemet common stock, 3.4 shares of common stock of Pacific Community Banking Group, plus a warrant. In lieu of any fractional shares, Pacific Community Banking Group will pay cash.

    IMMEDIATE SALE IN PUBLIC OFFERING

    Each shareholder will have the right to make an immediate sale of the shares of common stock received, by designating those shares for sale in the public offering. The sale price in the public offering will be not less than $15.00 per share of Pacific Community Banking Group common stock. Thus, for shares sold, the amount of cash will be not less than $51.00 per share of The Bank of Hemet common stock previously held. If the sale price in the public offering is higher than $15.00 per share, the shareholder will receive the additional amount.

    LIMIT ON SHARES INCLUDED IN PUBLIC OFFERING

    Not more than 88% of the aggregate shares received by shareholders of The Bank of Hemet may be sold in the public offering. If more than 88% of the shares are designated for sale in the public offering, the shares sold in the public offering by each shareholder will be reduced, in proportion to the total number of shares designated by all shareholders in excess of 88%. If fewer than 75% of the shares are designated for sale in the public offering, the shares sold in the public offering by each shareholder who has submitted a letter of transmittal will be increased, in proportion to the total number of shares designated by all shareholders for sale.

    For example, suppose the total number of shares designated for sale in the public offering is 91% of all shares paid to The Bank of Hemet shareholders. That would represent 3% more designated shares than the 88% maximum. The number of shares actually sold in the public offering would be limited to 88%. The number of shares sold in the public offering for each designating shareholder would be equal to 88/91sts of the number of shares designated, rounded to the nearest whole share with cash paid in lieu of any fractional share.

    Directors and officers of The Bank of Hemet will have their shares prorated for sale, if necessary, in the same manner as all other shareholders. If after proration the total number of shares designated to be sold is less than the 75% minimum, the members of the board of directors have agreed to increase their shares sold as necessary to satisfy the 75% minimum.

    CONSIDERATION TO OPTION HOLDERS

    Each holder of options to purchase common stock of The Bank of Hemet will, for each share subject to the option, receive shares of common stock of Pacific Community Banking Group equal to (A) 3.4 shares minus (B) the exercise price of the option. In addition, for each whole share of Pacific Community Banking Group common stock received, each option holder (except Mr. Jaqua) will also receive a ten-year warrant for one share of Pacific Community Banking Group common stock, exercisable for 122% of the price to the public in the offering. Fractional warrants will not be issued and no cash will be paid in place of fractional warrants. The holders of options to purchase common stock of The Bank of Hemet will have the opportunity to sell the shares of Pacific Community Banking Group that they receive for their options in the public offering. The same limitations that apply to sales of shares received in exchange for The Bank of Hemet common stock will apply to shares received in exchange for options.

    DELIVERY OF AGGREGATE PURCHASE CONSIDERATION; MANNER OF PAYMENT

    U. S. Stock Transfer Corporation will act as the exchange agent. Pacific Community Banking Group will deliver its common stock and warrants to the exchange agent. The exchange agent will deliver those shares designated for sale in the public offering (reduced by proration, if necessary, as described above) to Sutro & Co. Incorporated. Sutro & Co. Incorporated will deliver to the exchange agent the cash proceeds of the sale of such shares in the public offering. The exchange agent will then pay the remaining common stock, the cash proceeds and the warrants to the holders of The Bank of Hemet common stock who have delivered or arranged for the delivery of their shares, in accordance with the procedure described in the letter of transmittal and related instructions.

CORPORATE GOVERNANCE CHANGES

    The Bank of Hemet intends to amend its bylaws before the closing of the acquisition to increase the number of directors from a range of five to nine to range of seven to thirteen. In all other respects the articles of incorporation and bylaws of The Bank of Hemet will remain in effect after the closing until duly amended.


    After the acquisition, Pacific Community Banking Group will be the sole shareholder of The Bank of Hemet and will designate its management. The Bank of Hemet agreement requires that a number of changes to the management of The Bank of Hemet take place prior to the effective time of the merger of PCBG Merger Corporation and The Bank of Hemet. Mr. Jaqua will resign from his position as President, Chief Executive Officer and director of The Bank of Hemet, while remaining as Chairman of BankLink Corporation. Mr. Caswell will be appointed Chairman of the Board. The duties previously performed by Mr. Jaqua as President and Chief Executive Officer of The Bank of Hemet will be divided between Mr. Williams and Mr. Robie, both of whom will report to the board of directors. Mr. Williams will serve in the capacity of Chief Executive Officer on an initial basis. Mr. Williams will retain his current position as Chief Operating and Financial Officer. John J. McDonough will resign as Chairman of the Board of The Bank of Hemet but will remain as a member of the board of directors. Pacific Community Banking Group expects to appoint Mr. Caswell as chairman, and Messrs. Allen, Jannard, Saenz and Schielein as directors.


    Pacific Community Banking Group will appoint additional members to its board, selected from the current directors and officers of The Bank of Hemet. Under the terms of a consulting agreement that Pacific Community Bank Group has signed, Mr. Jaqua will serve as a director. Messrs. Williams, Hyatt, McDonough, Record and Gosch are expected to be appointed as directors.

DIRECTOR AGREEMENTS

    The Bank of Hemet agreement requires each of the directors of The Bank of Hemet, concurrently with the execution of The Bank of Hemet agreement, to execute an agreement to vote in favor of The Bank of Hemet agreement and to recommend to the shareholders of The Bank of Hemet that they vote in favor of the principal terms of The Bank of Hemet agreement. Each director of The Bank of Hemet has executed such an agreement.

REPRESENTATIONS AND WARRANTIES

    The Bank of Hemet has made representations and warranties in the agreement about the financial condition, conduct of business and operations of The Bank of Hemet and other customary matters. The Bank of Hemet's representations and warranties will not survive the closing of the acquisition. If, however, they are inaccurate in material respects, that could prevent completion of the acquisition.

    Pacific Community Banking Group has also made representations and warranties under The Bank of Hemet agreement about itself. Pacific Community Banking Group's representations and warranties will not survive the closing of the acquisition.

CONDITIONS TO THE ACQUISITION

    Neither The Bank of Hemet nor Pacific Community Banking Group is obligated to consummate The Bank of Hemet acquisition unless the following conditions are satisfied or waived:

    - All regulatory and other government approvals required to be received to consummate The Bank of Hemet acquisition have been received and are effective, without the imposition of conditions that would, in the reasonable determination of Pacific Community Banking Group, materially adversely affect the financial condition or operations of Pacific Community Banking Group or The Bank of Hemet, or otherwise would be materially burdensome. In addition, all applicable statutory waiting or notice periods with respect to such government approvals shall have expired and all conditions and requirements prescribed by law or by such regulatory approvals have been satisfied. [As of the date of this proxy statement/prospectus, these conditions have been satisfied, approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. An additional approval is required from the Federal Reserve Bank of San Francisco.]

    - No action pending, or no order, judgment or decree is outstanding against, the acquisition.

    - The Bank of Hemet has received approval by its shareholders for the acquisition.

    - This proxy statement/prospectus and Pacific Community Banking Group's registration statement relating to the offering have been declared effective by the Securities and Exchange Commission, and all necessary state blue sky authorizations have been received by Pacific Community Banking Group. As of the date of this proxy statement/ prospectus these conditions have been satisfied.

    - Pacific Community Banking Group enters into a firm commitment underwriting agreement for its public stock offering, and all conditions to the closing of that offering (other than the bank mergers) have been satisfied or waived.

    Under The Bank of Hemet agreement, the offering must be completed by June 28, 1999, unless this deadline is extended. The deadline may be extended for an additional 30 days by either Pacific Community Banking Group or The Bank of Hemet if regulatory approvals and completion of the offering are relatively imminent and are expected to be completed in the near future, and all other conditions are satisfied. In addition, the deadline may be extended beyond 30 days by consent of Pacific Community Banking Group and The Bank of Hemet.

    In addition, the parties are not obligated to close the acquisition unless the following conditions are satisfied or waived:

    - The other party has had no materially adverse changes in its financial condition, results of operations or prospects.


    - The Bank of Hemet has received prior to the solicitation of The Bank of Hemet shareholders a fairness opinion (and that opinion has not been withdrawn) that the contemplated transaction is fair from a financial point of view. Prior to the date of this proxy statement/prospectus, the required fairness opinion was received, as described under the heading "Opinion of Baxter Fentriss & Company" on page 46.

    - Pacific Community Banking Group receives a fairness opinion that the contemplated transaction is fair to its shareholders from a financial point of view.

    - Pacific Community Banking Group has listed its shares of common stock issued in the public offering on the Nasdaq National Market System.

    - The Bank of Hemet shareholders voting against the transaction or giving notice of dissent from the transaction, do not hold more than 10% of the outstanding shares of The Bank of Hemet.

    - The Bank of Hemet shareholders designate at least 75% of the shares of Pacific Community Banking Group that they will receive for sale in the public offering.

    - The Bank of Hemet terminates its stock option plan, its employee benefit plans, and all other contracts (except to the extent that Pacific Community Banking Group directs that specific benefit plans and contracts not be terminated).

    - The Bank of Hemet certifies that The Bank of Hemet and BankLink Corporation are making satisfactory progress toward compliance with Year 2000 safety and soundness issues.

    - Other usual and customary conditions to closing are satisfied.

    CONDUCT OF THE BANK OF HEMET'S BUSINESS PENDING THE ACQUISITION

    Until the closing of the acquisition, The Bank of Hemet has agreed that it will conduct its business only in the usual and ordinary course and will not engage in specific kinds of transactions without the prior written consent of Pacific Community Banking Group. The Bank of Hemet has agreed not to increase compensation above the levels paid as of June 30, 1998, nor to pay any bonus, without such consent and except for raises and bonuses consistent with prior practices and paid prior to the determination date. It has also agreed not to pay any dividend, except for a quarterly dividend of $.60 per share declared in January, 1999 and a quarterly dividend of $.60 per share paid on or about May 18, 1999. Other commitments of The Bank of Hemet stated in the agreement include promises to:

    - use its best efforts to preserve the business organization intact;

    - use its best efforts to preserve the goodwill of depositors and customers;

    - meet all material contractual obligations and conform to legal requirements;

    - refrain from instituting a material claim except for actions against borrowers, and conduct good faith settlement negotiations of pending litigation;

    - refrain from changing loan policies and procedures;

    - refrain from making any material investments except in accordance with safe and sound banking practices;

    - advise Pacific Community Banking Group of any material adverse change;

    - refrain from canceling or accelerating any material indebtedness owing to The Bank of Hemet;

    - refrain from selling or disposing of any real property or personal property;

    - in most cases, refrain from foreclosing or otherwise taking title to real property without a clean "phase one" environmental report;

    - commit any act which would cause a breach of any agreement that will have a material adverse effect on The Bank of Hemet, or fail to do an act necessary to prevent such a breach; and

    - duly observe and conform to, and cause BankLink Corporation duly to observe and conform, to, all compliance requirements for Year 2000 safety and soundness issues.

COVENANTS OF THE BANK OF HEMET

    The Bank of Hemet also agreed to provide Pacific Community Banking Group with continuing access to all of its books, files, records, business, and to invite a representative of Pacific Community Banking Group to attend The Bank of Hemet's board meetings. The Bank of Hemet has agreed not to solicit, encourage or otherwise enter into another agreement concerning the acquisition of The Bank of Hemet or The Bank of Hemet's properties, securities, a merger, purchase of assets or otherwise, except if The Bank of Hemet receives an unsolicited written offer and except to the extent required by fiduciary obligations of The Bank of Hemet board of directors. The Bank of Hemet also agreed to inform Pacific Community Banking Group of any classified loans and promptly to notify Pacific Community Banking Group of any event or condition that would cause a breach of The Bank of Hemet agreement. The Bank of Hemet agreed to solicit its shareholders for approval of the acquisition. The Bank of Hemet agreed to assist Pacific Community Banking Group in connection with the preparation of the materials used in its public offering. The Bank of Hemet agreed to terminate its stock option plan and to not permit any options to be exercised before the closing of the acquisition. The Bank of Hemet and Pacific Community Banking Group agreed to prepare and promptly to file all necessary regulatory applications. The Bank of Hemet also agreed to obtain all required and necessary third party consents, such as landlord consent for assignment of leases. The Bank of Hemet also agreed to obtain "phase one" environmental reports for all real property owned by The Bank of Hemet.

COVENANTS OF PACIFIC COMMUNITY BANKING GROUP

    Pacific Community Banking Group made similar covenants regarding the conduct of its affairs only in the usual and ordinary course, and regarding the timely cooperation in completing the acquisition. Pacific Community Banking Group also agreed to cause The Bank of Hemet to maintain in effect a directors and officers liability insurance policy (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by The Bank of Hemet) for the directors and officers of The Bank of Hemet for a 3-year period after the closing of The Bank of Hemet acquisition.

LOCK-UP AGREEMENT

    All directors and executive officers of Pacific Community Banking Group and The Bank of Hemet will enter into a lockup agreement with Sutro & Co., Incorporated, undertaking in writing that for 180 days (in the case of current directors of Pacific Community Banking Group) or 90 days (in the case of current directors and executive officers of The Bank of Hemet and Valley Bank) following the completion of the public offering they will not sell any shares of Pacific Community Banking Group common stock held by them (other than in the public offering), or warrants held by them that are exercisable into shares of Pacific Community Banking Group common stock, unless Sutro & Co., Incorporated, specifically grants them permission to do so. Pacific Community Banking Group also agrees it will assure the execution and delivery of The Bank of Hemet agreement of merger by PCBG Merger Corporation.

CLOSING

    The closing of The Bank of Hemet acquisition will be on a date agreed by the parties following satisfaction of all the conditions. If the closing does not occur by June 28, 1999, The Bank of Hemet may terminate the agreement, except that this deadline may be extended for an additional 30 days by Pacific Community Banking Group or The Bank of Hemet if regulatory approvals and completion of the initial public offering of Pacific Community Banking Group's common stock are relatively imminent and are expected to be completed in the near future, and all other conditions are satisfied. In addition, the deadline may be extended beyond 30 days by consent of Pacific Community Banking Group and The Bank of Hemet.

TERMINATION

    The Bank of Hemet agreement may be terminated at any time prior to the closing of the acquisition in the following manner:

    - by mutual written consent of The Bank of Hemet and Pacific Community Banking Group,

    - by either party, after 30 days' notice, if the other party has materially breached any covenant, agreement, representation, warranty, duty or obligation under the agreement and the breach has not been cured within 30 days;

    - by either party if any regulatory authority denies or refuses to grant approval of the transactions contemplated by The Bank of Hemet agreement, or a regulatory authority approves the transactions on conditions not reasonably acceptable to Pacific Community Banking Group;

    - by Pacific Community Banking Group if it does not enter into a firm commitment underwriting agreement for its public offering of its stock or if the conditions of such agreement are not satisfied or waived;

    - by Pacific Community Banking Group if The Bank of Hemet approves a transaction in which anyone else, or a group, acquires beneficial ownership or control of 10% or more of the outstanding securities of The Bank of Hemet, or an investor seeks to acquire 10% of The Bank of Hemet's securities, and the board does not advise The Bank of Hemet's shareholders that the board does not support that acquisition;

    - by Pacific Community Banking Group if the shareholders of The Bank of Hemet do not approve the acquisition; and

    - by Pacific Community Banking Group if The Bank of Hemet solicits or enters into an "Alternative Transaction," as defined in The Bank of Hemet agreement. For this purpose, an "Alternative Transaction" is a transaction with a third party for the acquisition of The Bank of Hemet, all of its assets or a majority of its equity or debt securities.

    If the agreement is terminated by Pacific Community Banking Group because of actions by The Bank of Hemet that are inconsistent with the acquisition, Pacific Community Banking Group will have the right to purchase shares of The Bank of Hemet pursuant to the warrant agreement described below or require payment from The Bank of Hemet of all of its costs and expenses related to the transaction, plus 50% of such costs and expenses.

    If The Bank of Hemet terminates The Bank of Hemet agreement because of a breach by Pacific Community Banking Group, Pacific Community Banking Group will reimburse The Bank of Hemet for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000. If Pacific Community Banking Group terminates The Bank of Hemet agreement because of a breach by The Bank of Hemet, The Bank of Hemet will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, up to a maximum of $500,000.

    The Bank of Hemet will reimburse Pacific Community Banking Group for its expenses associated with the transaction, plus an additional 50% of such expenses, without any maximum limit on those expenses, if Pacific Community Banking Group terminates The Bank of Hemet agreement because any of the following events:

    - The Bank of Hemet fails to provide notice of a material change in The Bank of Hemet's business or of an acquisition by a third party of 5% or more of the outstanding common stock of The Bank of Hemet,


    - The Bank of Hemet's shareholders do not approve the merger,


    - The Bank of Hemet executes an agreement that permits a third party to acquire control of 25% or more of The Bank of Hemet's outstanding common stock,

    - in the event of a tender offer for 25% or more of the outstanding shares of The Bank of Hemet common stock, The Bank of Hemet's board fails to advise its shareholders that the board does not support the tender offer, but supports the merger, or

    - The Bank of Hemet engages in an Alternative Transaction as defined above, and the warrant described below is not exercised.

THE WARRANT AGREEMENT

    In order to induce Pacific Community Banking Group to enter into the agreement and to discourage third party offers to acquire The Bank of Hemet, The Bank of Hemet granted to Pacific Community Banking Group a warrant, exercisable under limited circumstances, to purchase up to 210,800 shares of The Bank of Hemet's common stock for a purchase price of $46.50 per share, subject to adjustment for dilutive events. The shares covered by the warrant represent 19.9% of The Bank of Hemet's common stock outstanding as of December 31, 1998, including the shares covered by the warrants. The warrant is exercisable if:

    - a third party makes a tender offer or exchange offer for 25% or more of the outstanding Bank of Hemet common stock;

    - The Bank of Hemet enters into, or publicly announces an intention to enter into, an agreement with a third party to (A) effect a merger or consolidation of The Bank of Hemet, (B) dispose of 10% or more of The Bank of Hemet's assets or (C) dispose of securities representing 10% or more of the voting power of The Bank of Hemet's shareholders;

    - a third party acquires a 25% or more beneficial ownership in The Bank of Hemet common stock; or

    - (A) The Bank of Hemet's shareholders do not approve the merger and (B) The Bank of Hemet's board of directors withdraws its support for the merger, in each case, after a third party has publicly disclosed its intention to engage in one of the transaction described above or filed an application under the Bank Holding Company Act or the Change in Bank Control Act for approval to engage in such a transaction.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined statements of operations reflects the business combination of The Bank of Hemet, Valley Bank, and Pacific Community Banking Group as if it had occurred on January 1, 1998. The following unaudited pro forma combined balance sheet reflects the business combination as if it had occurred as of March 31, 1999. Under generally accepted accounting principles, the business combination is treated as an acquisition of Pacific Community Banking Group and Valley Bank by The Bank of Hemet using the purchase method of accounting. The pro forma financial information gives effect to the business combination consistent with such principles.

    The pro forma financial information should be read in conjunction with the accompanying notes thereto and with the financial statements of the respective companies. The pro forma combined financial information does not purport to be indicative of operating results which would have been achieved had the acquisitions occurred on the dates indicated and should not be construed as representative of future operating results. In the opinion of Pacific Community Banking Group's management, all adjustments have been made to reflect the effects of the acquisitions.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       HISTORICAL--YEAR ENDED
                                                          DECEMBER 31, 1998
                                              -----------------------------------------                     PRO FORMA
                                                  PACIFIC                                                  COMBINED--
                                                 COMMUNITY     THE BANK OF                 PRO FORMA       YEAR ENDED
                                               BANKING GROUP      HEMET     VALLEY BANK   ADJUSTMENTS   DECEMBER 31, 1998
                                              ---------------  -----------  -----------  -------------  -----------------
Interest income.............................     $      --      $  19,416    $   6,181   $      --         $    25,597
Interest expense............................            --          9,185        1,438          --              10,623
                                                     -----     -----------  -----------  -------------  -----------------
  Net interest income.......................                       10,231        4,743                          14,974
Provision for loan losses...................            --             --          200          --                 200
                                                     -----     -----------  -----------  -------------  -----------------
  Net interest income after provision.......            --         10,231        4,543                          14,774
Noninterest income..........................            --          1,363        2,915          --               4,278
Noninterest expense
  Salaries and employee benefits............            --          3,735        3,272       267(1)              7,274
  Premises and equipment....................            --          1,066          921          --               1,987
  Other real estate owned, net..............            --           (101)          41          --                 (60)
  Other expenses............................           513          2,036        1,851       884(2)              5,284
                                                     -----     -----------  -----------  -------------  -----------------
    Total noninterest expense...............           513          6,736        6,085       1,151              14,485
                                                     -----     -----------  -----------  -------------  -----------------
    Income before income taxes..............          (513)         4,858        1,373      (1,151)              4,567
Provision for income taxes..................            --          2,035          584        (365)(3)           2,254
                                                     -----     -----------  -----------  -------------  -----------------
    Net income (loss).......................     $    (513)     $   2,823    $     789   $    (786)        $     2,313
                                                     -----     -----------  -----------  -------------  -----------------
                                                     -----     -----------  -----------  -------------  -----------------
Pro forma net income per share..............                                                               $      0.58(4)
                                                                                                        -----------------
                                                                                                        -----------------
Pro forma shares outstanding................                                                                 3,960,885(4)
                                                                                                        -----------------
                                                                                                        -----------------

------------------------

(1) Reflects a provision for $36,000 for compensation due to former officers of The Bank of Hemet, which vests in full as of the closing of the business combination, and reflects payments totaling $231,000 due under noncompete and consulting agreements with former officers.

(2) Reflects amortization of goodwill and other intangible assets resulting from the acquisitions as if they had been completed as of the first day of the period presented. Goodwill is amortized using a 25-year life and other intangible assets, which consist primarily of a core deposits intangible, are amortized based on the expected runoff of the related deposits. The estimated runoff of such deposits will result in amortization of the balance of the core deposits intangible asset over a period of ten years on an accelerated basis.

(3) Reflects the income tax effect of the pro forma adjustments at an effective rate of 40% for the amortization of the core deposits intangible and the additional compensation due to the former officers.

(4) Pro forma net income per share is calculated on a fully diluted basis. Pro forma weighted average shares outstanding is calculated giving effect to the conversion of The Bank of Hemet common stock to Pacific Community Banking Group common stock at a conversion ratio of 3.4 to one, the shares of Pacific Community Banking Group common stock issuable pursuant to the acquisition of Valley Bank, and the conversion of all shares of Pacific Community Banking Group preferred stock into shares of common stock.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                HISTORICAL--THREE MONTHS ENDED
                                                        MARCH 31, 1999
                                             -------------------------------------                   PRO FORMA
                                                 PACIFIC      THE BANK                               COMBINED--
                                                COMMUNITY        OF       VALLEY     PRO FORMA   THREE MONTHS ENDED
                                              BANKING GROUP     HEMET      BANK     ADJUSTMENTS    MARCH 31, 1999
                                             ---------------  ---------  ---------  -----------  ------------------
Interest income............................     $      --     $   4,719  $   1,422   $      --      $      6,141
Interest expense...........................            --         2,135        366          --             2,501
                                                    -----     ---------  ---------  -----------       ----------
  Net interest income......................                       2,584      1,056                         3,640
Provision for loan losses..................            --            --         90          --                90
                                                    -----     ---------  ---------  -----------       ----------
  Net interest income after provision......            --         2,584        966          --             3,550
Noninterest income.........................            --           384        712          --             1,096
Noninterest expense
  Salaries and employee benefits...........            47         1,037        831          58(1)           1,973
  Premises and equipment...................            10           247        218          --               475
  Other real estate owned, net.............            --            (3)        26          --                23
  Other expenses...........................            80           520        377         220(2)           1,197
                                                    -----     ---------  ---------  -----------       ----------
    Total noninterest expense..............           137         1,801      1,452         278             3,668
                                                    -----     ---------  ---------  -----------       ----------
Income before income taxes.................          (137)        1,167        226        (278)              978
Provision for income taxes.................            --           481         95         (87)(3)             489
                                                    -----     ---------  ---------  -----------       ----------
    Net income (loss)......................     $    (137)    $     686  $     131   $    (191)     $        489
                                                    -----     ---------  ---------  -----------       ----------
                                                    -----     ---------  ---------  -----------       ----------
Pro forma net income per share.............                                                         $       0.12(4)
                                                                                                      ----------
                                                                                                      ----------
Pro forma shares outstanding...............                                                            3,960,885(4)
                                                                                                      ----------
                                                                                                      ----------

------------------------

(1) Reflects payments due to former officers of The Bank of Hemet under noncompete and consulting agreements.

(2) Reflects amortization of goodwill and other intangible assets resulting from the acquisitions as if they had been completed as of the first day of the period presented. Goodwill is amortized using a 25-year life, and other intangible assets, which consist primarily of a core deposits intangible, are amortized based on the expected runoff of the related deposits. The estimated runoff of such deposits will result in amortization of the balance of the core deposits intangible asset on an accelerated basis over a period of ten years.

(3) Reflects the income tax effect of the pro forma adjustments at an effective rate of 40% for the amortization of the core deposits intangible and the additional compensation due to the former officers of the Bank of Hemet.

(4) Pro forma net income per share is calculated on a fully diluted basis. Pro forma weighted average shares outstanding is calculated giving effect to the conversion of The Bank of Hemet common stock to Pacific Community Banking Group common stock at a conversion ratio of 3.4 to one, the shares of Pacific Community Banking Group common stock issuable pursuant to the acquisition of Valley Bank, and the conversion of all shares of Pacific Community Banking Group preferred stock into shares of common stock.

                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                      HISTORICAL--MARCH 31, 1999
                                                 ------------------------------------
                                                   PACIFIC
                                                  COMMUNITY
                                                   BANKING     THE BANK     VALLEY      PRO FORMA    PRO FORMA
                                                    GROUP      OF HEMET      BANK      ADJUSTMENTS   COMBINED
                                                 -----------  ----------  -----------  -----------  -----------
Cash and due from banks........................   $     113   $    5,892  $     6,111   $    (609)(1)  $  11,507
Federal funds sold.............................          --       10,000        8,899          --       18,899
                                                 -----------  ----------  -----------  -----------  -----------
  Total cash and cash equivalents..............         113       15,892       15,010        (609)      30,406
                                                 -----------  ----------  -----------  -----------  -----------
Investment securities..........................                   24,892       24,077          --       48,969
Loans and leases...............................          --      209,503       42,849         810(2)    253,162
Allowance for loan losses......................          --       (2,230)      (1,115)         --       (3,345)
                                                 -----------  ----------  -----------  -----------  -----------
  Loans and leases, net........................          --      207,273       41,734         810      249,817
                                                 -----------  ----------  -----------  -----------  -----------
Premises and equipment, net....................           5        1,613        2,126          --        3,744
Accrued interest receivable....................          --        1,285          555          --        1,840
Other real estate owned........................          --           83        1,611          --        1,694
Other assets...................................         611        2,579        2,386        (596)(3)      4,980
Goodwill and other intangible assets...........          --           --           --      10,527(4)     10,527
                                                 -----------  ----------  -----------  -----------  -----------
Total assets...................................   $     729   $  253,617  $    87,499   $  10,132    $ 351,977
                                                 -----------  ----------  -----------  -----------  -----------
                                                 -----------  ----------  -----------  -----------  -----------
Deposits
  Noninterest bearing demand deposits..........   $      --   $   33,664  $    20,319   $      --    $  53,983
  Savings and interest-bearing demand
    deposits...................................          --       71,485       40,895          --      112,380
  Time deposits................................          --      125,716       17,216          --      142,932
Accrued interest and liabilities...............         174        1,548          630       3,017  3,5      5,369
Stockholders' equity
  Common stock.................................           3        3,666        5,624      11,883(6)     21,176
  Preferred stock..............................       1,284           --           --          --        1,284
  Retained earnings............................        (732)      17,538        2,815      (4,768)(6)     14,853
                                                 -----------  ----------  -----------  -----------  -----------
  Total stockholders' equity...................         555       21,204        8,439       7,115       37,313
                                                 -----------  ----------  -----------  -----------  -----------
Total liabilities and equity...................   $     729   $  253,617  $    87,499   $  10,132    $ 351,977
                                                 -----------  ----------  -----------  -----------  -----------
                                                 -----------  ----------  -----------  -----------  -----------

------------------------

(1) Reflects a special dividend of $0.52 per common share of Valley Bank, payable at the closing of the acquisition.

(2) To adjust the carrying value of loans and leases at Valley Bank to their estimated fair value.

(3) To record a deferred tax liability of approximately $2,160,000 related to the value attributable to a core deposits intangible asset, which was recorded in accrued interest and other liabilities net of a deferred tax asset of $730,000, as well as deferred taxes of $334,000 relating to the severance obligations discussed below. Also includes reclassification of $200,000 of capitalized acquisition costs to goodwill and other intangible assets.

(4) To record the purchase of Valley Bank and Pacific Community Banking Group, which results in the allocation of the excess of the purchase price over their net identifiable assets of $8,705,000 and $1,822,000, respectively, to goodwill and other intangible assets.

(5) To record a liability of $94,000 to former officers of The Bank of Hemet, which was formerly payable beginning at the respective officer's retirement date, but which vests in full as of the closing of the business combination, and to record severance costs at Valley Bank of $743,000. Additionally, includes an accrual for acquisition fees of $750,000 payable upon completion of the acquisitions.

(6) To provide for adjustments related to the application of purchase accounting, which includes the recognition of value for the warrants issued to Valley Bank at $3 per warrant, and to eliminate the equity accounts of the subsidiaries. Additionally, to adjust equity accounts for the warrants issued to shareholders of The Bank of Hemet, the value for which is charged to retained earnings, with a corresponding increase to common equity.

            PACIFIC COMMUNITY BANKING GROUP SELECTED FINANCIAL DATA

    The following table sets forth selected financial data of Pacific Community Banking Group. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and Pacific Community Banking Group's financial statements appearing in this proxy statement/prospectus.

                                                      AT OR FOR THE THREE                       AT OR FOR PERIOD
                                                                              AT OR FOR YEAR     FROM INCEPTION
                                                     MONTHS ENDED MARCH 31,        ENDED        (OCTOBER 1997) TO
                                                        1999        1998     DECEMBER 31, 1998  DECEMBER 31, 1997
                                                     ----------  ----------  -----------------  -----------------
                                                          (UNAUDITED)
OPERATIONS:
Revenues...........................................  $       --  $       --     $        --        $        --
General and administrative expenses................     140,222      77,141         525,568             82,477
Interest income....................................       3,568          --          11,326                 --
                                                     ----------  ----------        --------           --------
Net loss before taxes..............................     136,654      77,141         514,242             82,477
Provision for income taxes.........................          --          --             800                800
                                                     ----------  ----------        --------           --------
  Net loss.........................................  $  136,654  $   77,141     $   513,442        $    81,677
                                                     ----------  ----------        --------           --------
                                                     ----------  ----------        --------           --------
PER SHARE DATA:
Basic and diluted earnings (loss) per share........  $   (13.66) $    (7.71)    $    (51.34)       $     (8.17)
Weighted average shares outstanding................      10,000      10,000          10,000             10,000

ASSETS:
Cash...............................................  $  113,294                 $   395,948        $   170,131
Prepaid expenses...................................          --                       1,333                 --
Capitalized acquisition and offering costs.........     610,218                     198,127             26,814
Equipment and furniture, net of depreciation.......       5,152                       5,638                 --
                                                     ----------                    --------           --------
                                                     ----------                    --------           --------
  Total Assets.....................................  $  728,664                 $   601,046        $   196,945
                                                     ----------                    --------           --------
                                                     ----------                    --------           --------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable...................................  $  174,097                 $    94,429        $    54,112
Refundable common stock subscriptions..............          --                          --             85,000
Total shareholders' equity.........................     554,567                     506,617             57,833
                                                     ----------                    --------           --------
  Total liabilities and shareholders' equity.......  $  728,664                 $   601,046        $   196,945
                                                     ----------                    --------           --------
                                                     ----------                    --------           --------

                        PACIFIC COMMUNITY BANKING GROUP
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PACIFIC COMMUNITY BANKING GROUP'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Pacific Community Banking Group. The following discussion should be read in conjunction with the financial statements of Pacific Community Banking Group.

RESULTS OF OPERATIONS

    Pacific Community Banking Group was formed in 1997 for the purpose of becoming a multi-bank, community oriented, independent bank holding company that will own a number of community banks, predominantly in high-growth areas of California. Since inception, Pacific Community Banking Group has investigated a number of banks for possible acquisition. These discussions have resulted in the acquisition of The Bank of Hemet and Valley Bank. Until these proposed acquisitions are completed, Pacific Community Banking Group will have had no revenue-generating operations. Since its founding, Pacific Community Banking Group's only income has been interest earned on investments and deposits. Nearly all of its expenses have been used for organizational purposes, in connection with proposed acquisition opportunities, and the initial public offering of its stock.

CAPITAL CONTRIBUTIONS


    The holders of Pacific Community Banking Group's common stock have provided approximately $2,500, and the holders of Pacific Community Banking Group's convertible preferred stock have provided capital of approximately $1.3 million as of March 31, 1999, in each case to fund the costs associated with identifying and acquiring selected community banks and raising the funds for the initial acquisitions and operations. For more information about the holders of this preferred stock and their interests in Pacific Community Banking Group after the acquisitions, please refer to the section entitled "Stock Ownership Of Pacific Community Banking Group Following Reorganization" on page 183.


LIQUIDITY AND CAPITAL RESOURCES

    Based on its current operating plan, Pacific Community Banking Group believes that it has sufficient liquidity to meet its cash obligations for the next 12 months. It believes that the net proceeds of the public offering of its common stock, together with its available funds, are sufficient to provide working capital and fund capital expenditures in the near future. Pacific Community Banking Group currently plans to acquire other banks. If the shareholders of the banks it seeks to acquire will not accept Pacific Community Banking Group stock in exchange for their bank shares, Pacific Community Banking Group will need to raise additional capital to make these acquisitions for cash. If so, Pacific Community Banking Group may seek to raise capital through sales of its securities to private investors or to the public. These sales may not be feasible at times because of market conditions. There is no guarantee that Pacific Community Banking Group will acquire other banks.

YEAR 2000 COMPLIANCE


    Since the formation of Pacific Community Banking Group, information technology has not played an important role in its operations. These operations have consisted of investigating and negotiating potential bank acquisitions. Pacific Community Banking Group has acquired all of its computer hardware and software since October, 1997 and believes its systems are Year 2000 compliant. This hardware and software consists only of personal computers used for word processing and spreadsheet calculations. If, notwithstanding the assurances received from vendors regarding the fact that these computers are Year 2000 compliant, they prove to be noncompliant, as a contingency, Pacific Community Banking Group could obtain word processing and spreadsheet capabilities from third party services. After the acquisitions, Pacific Community Banking Group will not perform data processing services for its banking subsidiaries. Rather, The Bank of Hemet will continue to conduct data processing operations through its subsidiary, BankLink Corporation. Valley Bank will become a customer of BankLink Corporation for data processing and item processing by June 27, 1999. For information on Year 2000 compliance issues for the banks, including their contingency plans, please refer to the sections entitled "The Bank of Hemet Management's Discussion and Analysis of Financial Condition--Year 2000 Compliance," beginning on page 90, and "Valley Bank Management's Discussion and Analysis of Financial Condition--Year 2000 Compliance," beginning on page 128.


                  BUSINESS OF PACIFIC COMMUNITY BANKING GROUP

GENERAL

    A private group of investors led by E. Lynn Caswell, an experienced California community banker, formed Pacific Community Banking Group in 1997. The company was formed to become a multi-bank, community oriented, independent bank holding company, which plans to acquire a select number of community banks, predominantly in high-growth areas of Southern California. Pacific Community Banking Group intends to find strategically located community banks, each of which has a successful history and a favorable image in its market area. Where appropriate Pacific Community Banking Group will consolidate the operations of acquired banks, but generally each bank will retain its separate market identity. Pacific Community Banking Group plans to achieve economies of management and scale by combining some administrative and support functions, such as financial administration, data processing, insurance, bonding, employee benefits and contracts for services.

    Since inception, Pacific Community Banking Group has investigated a number of banks for possible acquisition, and has initiated discussions with several banks. These discussions have resulted in the acquisition of The Bank of Hemet and Valley Bank, which are described elsewhere in this proxy statement/prospectus. Pacific Community Banking Group intends to continue discussing potential acquisitions with other banks where those discussions are appropriate. No such acquisitions are currently pending.

BUSINESS STRATEGY

    Pacific Community Banking Group will base its business philosophy on the belief that banking customers value doing business with locally managed institutions that can provide a full service commercial banking relationship through an understanding of the customer's financial needs and the flexibility to customize products and services to meet those needs. Pacific Community Banking Group also believes that banks can better build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and flexibility.

    To implement this philosophy, Pacific Community Banking Group intends to operate some of its acquired banks as separate subsidiaries and retain their independent names along with their individual boards of directors. Pacific Community Banking Group expects that many of its acquired banks, such as The Bank of Hemet and Valley Bank, will have established strong reputations and customer followings in their respective market areas through attention to client service and an understanding of client needs. Where market overlap makes a consolidation of operations among existing banks more cost-efficient, as is the case with Valley Bank and The Bank of Hemet, Pacific Community Banking Group intends to consolidate their operations. In addition, where Pacific Community Banking Group perceives that a community lacks a strong independent community bank and would be an appropriate market for one, Pacific Community Banking Group intends to form a new bank to fill that community need. Pacific Community Banking Group intends, within the next two years, to develop a community bank in Orange county, based on its perception that Orange county is one such community.

    Pacific Community Banking Group intends to keep client service decisions and day-to-day operations at the bank level. But it also plans to offer the advantages of affiliation with a multi-bank holding company by providing improved access to the capital markets and expanded client support services, such as financial administration, management and accounting services and possibly internet-based asset and liability generation. In addition, Pacific Community Banking Group's centralized administrative functions, including support in credit policy formulation and review, investment management, data processing, employee benefits, accounting, insurance and other specialized support functions, will allow the banks to focus on client service.

    Pacific Community Banking Group's goal is to become the preeminent financial services company for independent banks in high growth areas of Southern California, commencing with Riverside and San Bernardino counties. Pacific Community Banking Group's business strategy is to increase its market share within the communities it serves through internal growth after it acquires The Bank of Hemet and Valley Bank. Pacific Community Banking Group also will pursue opportunities to expand its market share through select acquisitions and development of banks that complement Pacific Community Banking Group's existing businesses.

THE INLAND EMPIRE

    Riverside and San Bernardino counties are commonly referred to as the "Inland Empire." This region is experiencing dramatic population and economic growth. The Inland Empire will be the fastest growing U.S. primary metropolitan statistical area during the years

1993 to 2005, according to a 1996 report of the U.S. Department of Commerce. The Department of Commerce projects that population will grow 32.4% during that period.

EMPLOYEES

    At December 31, 1998, Pacific Community Banking Group had two employees, one of whom was an executive officer. Neither is represented by a union or covered by a collective bargaining agreement. Pacific Community Banking Group believes its employee relations are excellent.

PREMISES

    Pacific Community Banking Group leases approximately 1,050 square feet of space in an executive office suite in Laguna Hills, California. The lease will expire in June 1999. Lease payments include various office support services, and average approximately $3,000 per month. These premises are not large enough for Pacific Community Banking Group's future needs. Pacific Community Banking Group expects to move into larger premises.

SUPERVISION AND REGULATION


    As a bank holding company, Pacific Community Banking Group will, upon acquisition of The Bank of Hemet and Valley Bank, become subject to many governmental rules that affect its operations. For a description of the laws and regulations that will apply to Pacific Community Banking Group, please refer to the section entitled "Supervision and Regulation," starting on page 168.


LITIGATION

    Pacific Community Banking Group has not become involved in any litigation, and knows of no threatened litigation against it that would be material to its operations.

                   THE BANK OF HEMET SELECTED FINANCIAL DATA

    The following tables present selected historical consolidated financial data, including per share information, for The Bank of Hemet. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of The Bank of Hemet included or incorporated by reference in this proxy statement/prospectus.

                                AT OR FOR
                             THE THREE MONTHS
                             ENDED MARCH 31,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                           --------------------  -----------------------------------------------------
                             1999       1998       1998       1997       1996       1995       1994
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
                               (UNAUDITED)
RESULTS OF OPERATIONS
Interest income..........  $   4,719  $   4,887  $  19,416  $  18,991  $  19,127  $  19,386  $  16,601
Interest expense.........      2,135      2,316      9,185      8,946      8,823      9,102      6,615
Net interest income......      2,584      2,571     10,231     10,045     10,304     10,284      9,986
Provision for loan and
  lease losses...........         --         --         --        250        988        120      1,500
Noninterest income.......        384        305      1,363      1,204      1,248      1,218      1,933
Noninterest expense......      1,801      1,709      6,736      6,200      8,182      7,368      9,197
Net income...............        686        679      2,823      2,802      1,373      2,321        609

BALANCE SHEET (END OF
  PERIOD)
Total assets.............  $ 253,617  $ 244,510  $ 252,877  $ 241,323  $ 234,257  $ 227,955  $ 223,772
Total loans..............    209,503    196,174    207,802    192,287    187,441    185,717    185,746
Allowance for loan and
  lease losses...........      2,230      2,059      2,232      2,116      2,241      2,135      2,609
Nonperforming loans(1)...      2,220      3,016      1,581      2,902      2,993      2,460      3,188
Other real estate
  owned..................         83        558         77        779      2,180      3,908      2,719
Total deposits...........    230,865    222,516    230,385    219,211    212,268    207,425    203,583
Stockholders' equity.....     21,204     20,400     21,024     20,228     20,102     19,078     17,670

BALANCE SHEET (PERIOD
  AVERAGE)
Total assets.............  $ 255,185  $ 244,018  $ 248,297  $ 236,297  $ 231,532  $ 227,438  $ 221,431
Total loans..............    207,631    192,938    196,675    187,298    184,307    183,632    185,708
Earning assets...........    246,163    234,301    238,910    226,311    219,822    216,052    207,672
Total deposits...........    232,808    222,258    226,228    214,291    209,938    207,323    200,000
Shareholders' equity.....     21,121     20,285     20,594     20,146     20,130     18,695     18,335

CAPITAL RATIOS
Leverage ratio...........       8.31%      8.36%      8.31%      8.53%      8.66%      8.21%      7.98%
Tier 1 risk-based
  capital................      10.01      10.33       9.99      10.43      10.77      10.29       9.81
Total risk-based
  capital................      11.06      11.37      11.06      11.53      11.97      11.44      11.07

ASSET QUALITY RATIOS
Nonperforming loans/total
  loans(1)...............       1.06%      1.54%      0.76%      1.51%      1.60%      1.32%      1.72%
Nonperforming
  assets/total
  assets(2)..............       0.91       1.46       0.66       1.53       2.21       2.79       2.64
Allowance for loan
  losses/ nonperforming
  loans..................     100.44      68.27     141.16      72.90      74.86      86.78      81.84
Allowance for loan
  losses/ total loans....       1.06       1.05       1.07       1.10       1.20       1.15       1.40

                                AT OR FOR
                             THE THREE MONTHS
                             ENDED MARCH 31,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                           --------------------  -----------------------------------------------------
                             1999       1998       1998       1997       1996       1995       1994
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
                               (UNAUDITED)
PERFORMANCE RATIOS
Return on average
  assets.................       1.14%      1.19%      0.59%      1.02%      0.27%      1.08%      1.11%
Return on average
  equity.................      13.71      13.91       6.82      12.42       3.32      13.00      13.40
Net interest margin(3)...       4.28       4.44       4.69       4.76       4.81       4.20       4.39
Net interest spread(4)...       3.37       3.55       3.90       4.05       4.29       3.40       3.54
Average total loans to
  average deposits.......      86.94      87.40      87.79      88.57      92.85      89.19      86.81
Efficiency ratio(5)......      58.10      55.11      70.83      64.06      77.16      60.68      59.42

PER SHARE INFORMATION
Basic earnings(6)........  $    3.34  $    3.25  $    1.53  $    2.73  $    0.74  $    0.81  $    0.80
Diluted earnings(7)......  $    3.23  $    3.15  $    1.53  $    2.70  $    0.70  $    0.79  $    0.78
Common stock dividends
  declared...............  $    2.40  $    1.50  $    1.00  $    1.00  $    0.25  $    0.60  $    0.60
Dividend payout
  ratio(8)...............       71.8%      46.2%      65.4%      36.6%      33.7%      73.8%      74.6%
Common stock book value..  $   24.90  $   23.96  $   22.46  $   23.03  $   21.86  $   25.12  $   24.16
Common shares outstanding
  at period end(9).......    844,252    844,252    894,901    828,395    807,594    844,252    844,252
Weighted average common
  shares
  outstanding(10)........    844,252    863,252    881,705    813,661    806,244    844,252    844,252

------------------------

 (1) Nonperforming loans consist of loans on nonaccrual and loans past due 90 days or more.

 (2) Nonperforming assets consist of nonperforming loans and other real estate owned.

 (3) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

 (4) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

 (5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

 (6) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

 (7) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

 (8) The dividend payout ratio consists of the common stock dividends paid per share of common stock divided by basic earnings per share of common stock.

 (9) Based on shares outstanding at period end, excluding shares issuable upon exercise of outstanding options.

(10) Weighted average number of shares of common stock outstanding for the period, excluding shares issuable upon exercise of outstanding options.

                               THE BANK OF HEMET
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE BANK OF HEMET'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to The Bank of Hemet and its subsidiaries' financial condition, operating results, asset and liability management, liquidity and capital resources. Averages presented in the tables are daily average balances. The following discussion should be read in conjunction with the consolidated financial statements of The Bank of Hemet.

FINANCIAL CONDITION AS OF MARCH 31, 1999 COMPARED TO DECEMBER 31, 1998

    At March 31, 1999, the bank's total assets were $253.6 million, compared to $252.9 million at year end 1998. The slight increase in total assets primarily results from an increase in net loans of $1.7 million, partially offset by a reduction in cash and cash equivalents of $1.1 million.

    The bank's primary asset category continues to be its loan portfolio, which comprised 81.36% of average total assets during the first three months of 1999. Real estate secured loans totaling $199.3 million continue to comprise the largest component of the portfolio, with approximately $168.2 million in loans secured by commercial properties, $28.2 million in loans secured by residential properties, and $2.9 million in construction and land development loans as of March 31, 1999. The ratio of delinquent loans to total loans decreased from 1.16% at December 31, 1998 to 1.13% at March 31, 1999.

    The allowance for loan and lease losses was $2.2 million at March 31, 1999, essentially unchanged from December 31, 1998. The ratio of the allowance for loan and lease losses as a percentage of total loans was 1.06% as of March 31, 1999 compared to 1.07% as of December 31, 1998. Net charge-offs during the three months ended March 31, 1999 totaled $2,000.

    The ratio of the allowance for loan and lease losses as a percentage of nonperforming loans decreased from 141.18% at December 31, 1998 to 99.38% at March 31, 1999. The decrease in this ratio primarily resulted from a temporary increase in nonperforming loans at March 31, 1999. During the first quarter of 1999, a performing loan secured by commercial property became past due when the bank did not extend the loan's maturity date. Although the bank placed the loan on nonaccrual status during the first quarter of 1999, the loan was paid in full in April 1999. The allowance for loan and lease losses allocated to this loan was unchanged during the quarter due to the adequacy of collateral and the pending payoff of the matured loan.

    At March 31, 1999, nonperforming assets were $2.3 million, or 1.10% of total loans and foreclosed real estate, compared to $1.7 million or 0.80%, respectively, at December 31, 1998.

    Nonperforming loans of $2.2 million at March 31, 1999 included $344,000 secured by single family residential properties, $1.9 million secured by commercial properties, and zero in commercial and installment loans. Nonperforming loans of $1.6 million at December 31, 1998 included $113,000 secured by single family residential properties, $1.5 million secured by commercial properties, and zero in commercial and installment loans. The increase in nonperforming loans primarily resulted from a loan secured by commercial property becoming past due during the first quarter of 1999 when the bank did not extend the loan's maturity date. The loan was paid in full in April 1999.


    Total OREO assets increased from $77,000 at December 31, 1998 to $83,000 at March 31, 1999. During the first three months of 1999, OREO assets increased by $83,000 due to the acquisition of one property and decreased by $77,000 as the result of one property being sold.

    Investment securities remained relatively unchanged during the first quarter of 1999. Investment securities with a book value of $13.0 million at March 31, 1999 and $10.0 million at December 31, 1998, were pledged to secure public funds deposited and for other purposes as required or permitted by law.

    Other assets of $2.6 million at March 31, 1999 were principally composed of a deferred tax asset in the amount of $786,000, compared to a deferred tax asset of $906,000 at December 31, 1998.

    Total deposits at March 31, 1999 were $230.9 million, an increase of $480,000 from December 31, 1998. The mix of deposits for March 31, 1999 compared to December 31, 1998 represents an increase in time certificates of deposit of $695,000, an increase in savings and interest bearing demand deposits of $242,000, partially offset by a decrease in noninterest bearing demand deposits of $311,000.

    Accrued interest payable and other liabilities remained relatively unchanged during the first quarter of 1999.

    Stockholders' equity at March 31, 1999 was $21.2 million, compared to $21.0 million at year end 1998, an increase of $180,000, or 0.86%. Equity increased by net income of $686,000, offset by the payment of cash dividends in the amount of $506,000. In April 1999, the Board of Directors declared a cash dividend of $0.60 per share of common stock. The Bank of Hemet paid the dividend on May 18, 1999 to shareholders of record as of May 10, 1999.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    OVERVIEW. The bank reported net income of $686,000 for the three months ended March 31, 1999, compared to $679,000 for the same period in 1998. Basic earnings per share equaled $0.81 for the three months ended March 31, 1999, compared to $0.80 for the same period in 1998.

    NET INTEREST INCOME. Net interest income for the three months ended March 31, 1999 was $2.6 million, an increase of $13,000 or 0.51%, over the same period in 1998. The increase in net interest income primarily resulted from an increase in the volume of average interest earning assets (principally loan volume) of $11.9 million, partially offset by an increase in the average volume of interest bearing liabilities (principally time deposits) of $6.7 million. The net interest spread, which represents the average yield earned on interest earning assets less the average yield paid on interest-bearing liabilities, decreased to 3.40% for the three months ended March 31, 1999 from 3.54% for the same period in 1998. Average interest earning assets comprised 96.46% of total average assets for the three months ended March 31, 1999, compared to 96.02% for the same period in 1998. Average interest bearing deposits as a percentage of total deposits declined from 85.99% for the three months ended March 31, 1998 to 84.97% for the same period in 1999, as the result of continued improvement in the mix of deposits.

    PROVISION FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses was $0 for both the quarters ended March 31, 1999 and March 31, 1998, respectively. Net charge-offs for the three months ended March 31, 1999 were $2,000, compared to $57,000 for the same period in 1998.

    NONINTEREST INCOME. Noninterest income for the three months ended March 31, 1999 increased to $384,000, compared to $305,000 for the same period in 1998. Revenues from data processing fees generated by the bank's wholly-owned subsidiary, BankLink Corporation, increased to $227,000 for the three months ended March 31, 1999 from $143,000 for the same period in 1998.

    NONINTEREST EXPENSE. Noninterest expense for the three months ended March 31, 1999 was $1.8 million compared to $1.7 million for the same period in 1998, an increase of $92,000 or 5.38%. Salaries and employee benefits increased by $104,000 for the three months ended March 31, 1999 when compared to the same period in 1998. In March 1999, the bank employed 88 full-time equivalent employees compared to 74 full time equivalent employees in March 1998.

    Other noninterest expense, which includes services for data and item processing, Federal Deposit Insurance Corporation and other insurance expense, professional fees and other miscellaneous expense, increased by $21,000 for the three months ended March 31, 1999, when compared to the same period in 1998. Fees paid to third parties for analyzed business deposit accounts decreased by $17,000 for the three months ended March 31, 1999 when compared to the same period in 1998, partially offset by increased legal fees of $28,000 during the same period.

FINANCIAL CONDITION AS OF DECEMBER 31, 1998 AND 1997

    Total assets at December 31, 1998 equaled $252.9 million, an increase of $11.6 million, or 4.8%, over total assets of $241.3 million at December 31, 1997. Total loans equaled $207.8 million at December 31, 1998, an increase of $15.5 million, or 8.1%, over total loans of $192.3 million at December 31, 1997. This increase was partially offset by a decrease in cash and cash equivalents, accrued interest receivable and other real estate owned ("OREO"). The loan to deposit ratio grew to 90.2% at year-end 1998, from 87.7% at year-end 1997. The ratio of average total loans to average deposits, however, remained in a relatively narrow range, equaling 86.9% in 1998, compared with 87.4% in 1997 and 87.8% in 1996.

    The Bank of Hemet continued to decrease its nonperforming loans. At December 31, 1998, nonperforming loans equaled $1.6 million, or 0.77% of total loans. This represented a reduction of $1.3 million, or 44.8%, from nonperforming loans of $2.9 million comprising 1.51% of total loans at December 31, 1997. In turn, the year-end 1997 level of nonperforming loans represented a reduction of $91,000, or 3.04%, from nonperforming loans of $3.0 million comprising 1.60% of total loans at December 31, 1996.

    The allowance for loan and lease losses equaled $2.2 million at December 31, 1998, compared with an allowance of $2.1 million at December 31, 1997. The allowance at December 31, 1998 represented 1.07% of total loans, compared with 1.10% of total loans at December 31, 1997 and 1.20% at December 31, 1996. Net recoveries during 1998 were $116,000 compared to net charge-offs of $375,000 in 1997 and $882,000 in 1996. In addition, the allowance for loan and lease losses represented 141.2% of nonperforming loans at December 31, 1998, compared with 72.9% at December 31, 1997 and 74.9% at December 31, 1996.

    The Bank of Hemet also showed significant improvement in reducing levels of OREO in 1998. OREO decreased by $702,000, or 90.1%, to $77,000, the lowest level of OREO in five years. OREO equaled $779,000 at December 31, 1997 and $2.2 million at December 31, 1996.

    These foregoing developments resulted in an improvement of the ratio of earning assets to total average assets over the last three years. For 1998, the ratio equaled 96.2%, compared with 95.8% for 1997 and 94.9% for 1996.

    Deposits were $230.4 million at December 31, 1998, an increase of $11.2 million, or 5.1%, over deposits of $219.2 million at December 31, 1997. The increase was primarily as a result of increases in noninterest bearing demand deposits of 15.9% and savings and interest bearing demand deposits of 13.4%. Average interest bearing deposits represented 85.3% of average total deposits for 1998 compared with 86.1% in 1997.

    Total shareholders' equity was $21.0 million at December 31, 1998, an increase of $796,000, or 3.9%, from $20.2 million at December 31, 1997.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

    OVERVIEW. The Bank of Hemet reported net income for 1998 of $2.8 million compared with $2.8 million in 1997 and $1.4 million in 1996. The return on average assets was 1.14% in 1998 compared with 1.19% in 1997 and 0.59% in 1996. The Bank of Hemet's return on average equity was 13.71% for 1998, 13.91% for 1997 and 6.82% for 1996.

    Basic earnings per share equaled $3.34 in 1998 compared with $3.25 in 1997 and $1.53 in 1996. Diluted earnings per share equaled $3.23 in 1998 compared with $3.15 in 1997 and $1.53 in 1996. Cash dividends were declared at $2.40 per share for 1998, $1.50 per share for 1997 and $1.00 per share for 1996. This resulted in dividend payout ratios computed as common stock dividends declared per share divided by basic earnings per share, of 71.8% in 1998, 46.2% in 1997 and 65.4% in 1996.

    NET INTEREST INCOME. Net interest income is the primary source of operating income of the bank. Net interest income represents the difference between the interest income from earning assets and the interest paid on interest-bearing liabilities. Net interest income for 1998 increased $186,000, or 1.9%, to $10.2 million when compared with 1997. The increase in 1998 was primarily attributable to an increase in loan volume, partially offset by reduced loan yields and a lower net interest spread. The net interest spread, which represents the average yield earned on interest earning assets less the average yield paid on interest bearing liabilities, decreased to 3.37% in 1998 from 3.55% in 1997.

    Net interest income for 1997 decreased $259,000 to $10.0 million, or 2.5%, when compared with net interest income of $10.3 million for 1996. The decrease in 1997 was primarily attributable to reduced loan yields and a lower net interest spread, partially offset by increased loan volume. The net interest spread decreased to 3.55% in 1997 from 3.90% in 1996.

    AVERAGE BALANCES AND RATES EARNED AND PAID. The following table presents, for the periods indicated, consolidated average balance sheet information for The Bank of Hemet, together with interest rates earned and paid on the various sources and uses of its funds. The table is arranged to group the elements of earning assets and interest-bearing liabilities, as these items represent the major sources of income and expense.

                                                                      YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------------------------
                                                 1998                           1997                           1996
                                     ----------------------------   ----------------------------   ----------------------------
                                               INTEREST    RATES              INTEREST    RATES              INTEREST    RATES
                                     AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/
                                     BALANCE   EXPENSE     PAID     BALANCE   EXPENSE     PAID     BALANCE   EXPENSE     PAID
                                     --------  --------   -------   --------  --------   -------   --------  --------   -------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold.................  $ 13,183  $   704     5.34%    $ 10,432  $   563     5.40%    $  9,675  $   509     5.26%
Investment securities(1)...........    29,052    1,610     5.54       28,581    1,633     5.71       25,840    1,416     5.48
Total loans(2)(3)..................   196,675   17,102     8.70      187,298   16,795     8.97      184,307   17,202     9.33
                                     --------  --------             --------  --------             --------  --------
    Total earning assets...........  $238,910  $19,416     8.13%    $226,311  $18,991     8.39%    $219,822  $19,127     8.70%
Allowance for loan and lease
  losses...........................    (2,111)                        (2,116)                        (2,108)
Cash and due from banks............     5,742                          5,405                          5,301
Premises and equipment.............     1,614                          1,531                          1,618
Interest receivable and other
  assets...........................     4,142                          5,166                          6,899
                                     --------                       --------                       --------
    Total assets...................  $248,297                       $236,297                       $231,532
                                     --------                       --------                       --------
                                     --------                       --------                       --------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest bearing demand deposits...  $ 14,204  $   152     1.07%    $ 13,722  $   151     1.10%    $ 14,837  $   168     1.13%
Money market deposits..............     3,970      108     2.72        4,660      128     2.75        5,393      152     2.82
Savings deposits...................    48,793    1,955     4.01       47,468    1,949     4.11       41,968    1,709     4.07
Time deposits of $100,000 or
  more.............................     9,036      501     5.54        8,662      489     5.65       15,537      891     5.73
Time deposits under $100,000.......   116,876    6,469     5.53      109,948    6,214     5.65      106,222    5,903     5.56
Other borrowings...................        --       --       --          249       15     6.02           --       --       --
                                     --------  --------             --------  --------             --------  --------
Total interest bearing
  liabilities......................  $192,879  $ 9,185     4.76%    $184,709  $ 8,946     4.84%    $183,957  $ 8,823     4.80%
Noninterest bearing demand
  deposits.........................    33,349                         29,831                         25,981
Other liabilities..................     1,475                          1,611                          1,464
Shareholders' equity...............    20,594                         20,146                         20,130
                                     --------                       --------                       --------
    Total liabilities and
      shareholders' equity.........  $248,297                       $236,297                       $231,532
                                     --------                       --------                       --------
                                     --------                       --------                       --------
Net interest income................            $10,231                        $10,045                        $10,304
                                               --------                       --------                       --------
                                               --------                       --------                       --------
Net interest spread(4).............                        3.37%                          3.55%                          3.90%
Net interest margin(5).............                        4.28%                          4.44%                          4.69%

------------------------

(1) There are no tax exempt investment securities in the investment securities portfolio for any of the reported years.

(2) Average balances are presented net of deferred loan origination fees. Nonaccruing loans of $2.4 million for 1998, $3.2 million for 1997 and $2.9 million for 1996 are included in the table for computational purposes.

(3) Loan origination fees are included in interest income as adjustments of the loan yields over the life of the loan using the interest method. Loan interest income includes loan fees of $532,000 for 1998, $457,000 for 1997 and $642,000 for 1996.

(4) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(5) Net interest margin is computed by dividing net interest income by total average earning assets.

    NET INTEREST INCOME CHANGES DUE TO VOLUME AND RATE. The following table sets forth, for the periods indicated, a summary of the changes in average asset and liability balances and interest earned and paid resulting from changes in average asset and liability balances "volume" and changes in average interest rates. The changes in interest due to both rate and volume are designated as "Mix."

                                                                1998 COMPARED WITH 1997           1997 COMPARED WITH 1996
                                                              INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                                                                      CHANGE IN:                        CHANGE IN:
                                                            -------------------------------   -------------------------------
                                                            AVERAGE   AVERAGE                 AVERAGE   AVERAGE
                                                            VOLUME     RATE     MIX   TOTAL   VOLUME     RATE     MIX   TOTAL
                                                            -------   -------   ----  -----   -------   -------   ----  -----
                                                                                 (DOLLARS IN THOUSANDS)
INCREASE (DECREASE) IN INTEREST INCOME
Federal funds sold........................................  $   149    $  (6)   $ (2) $ 141    $  40     $  13    $  1  $  54
Investment securities(1)..................................       27      (49)     (1)   (23)     151        60       6    217
Loans(2)(3)...............................................      841     (509)    (25)   307      279      (675)    (11)  (407)
                                                            -------   -------   ----  -----   -------   -------   ----  -----
  Total...................................................  $ 1,017    $(564)   $(28) $ 425    $ 470     $(602)   $ (4) $(136)
                                                            -------   -------   ----  -----   -------   -------   ----  -----
INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing demand deposits..........................  $     5    $  (4)   $  0  $   1    $ (12)    $  (5)   $  0  $ (17)
Money market deposits.....................................      (19)      (1)      0    (20)     (21)       (4)      1    (24)
Savings deposits..........................................       54      (47)     (1)     6      224        14       2    240
Time deposits of $100,000 or more.........................       21       (9)     (0)    12     (394)      (14)      6   (402)
Time deposits under $100,000..............................      391     (128)     (8)   255      207       100       4    311
Other borrowings..........................................      (15)     (15)     15    (15)       0         0      15     15
                                                            -------   -------   ----  -----   -------   -------   ----  -----
  Total...................................................      437     (204)      6    239        4        91      28    123
                                                            -------   -------   ----  -----   -------   -------   ----  -----
    TOTAL CHANGE IN NET INTEREST INCOME...................  $   580    $(360)   $(34) $ 186    $ 466     $(693)   $(32) $(259)
                                                            -------   -------   ----  -----   -------   -------   ----  -----
                                                            -------   -------   ----  -----   -------   -------   ----  -----

------------------------

(1) There are no tax exempt investment securities in the investment securities portfolio for any of the reported years.

(2) Average balances are presented net of deferred loan origination fees. Nonaccruing loans of $2.4 million for 1998, $3.2 million for 1997 and $2.9 million for 1996 are included in the table for computational purposes.

(3) Loan origination fees are included in interest income as adjustments of the loan yields over the life of the loan using the interest method. Loan income includes loan fees of $532,000 for 1998, $457,000 for 1997 and $642,000 for
    1996.

    PROVISION FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses charged to operations reflects management's judgment of the adequacy of the allowance for loan and lease losses. The provision is determined through periodic analysis, which includes a detailed review of the classification and categorization of problem loans; an assessment of the overall quality and collectability of the portfolio; and consideration of the loan loss experience, trends in problem loans and concentrations of credit risk, evaluation of collateral, as well as current and expected economic conditions, particularly in segments of The Bank of Hemet's market area. Such reviews also assist management in establishing the recommended level of the allowance for loan and lease losses. The Bank of Hemet's board of directors approves the adequacy of the allowance for loan and lease losses on a quarterly basis.

    For 1998, The Bank of Hemet recorded no provision for loan and lease losses, compared with provisions of $250,000 for 1997 and $988,000 for 1996. In 1998 net recoveries totaled $116,000, compared with net charge-offs of $375,000 in 1997 and $882,000 in 1996. The lack of a provision in 1998 and the substantial decrease in the provision in 1997 over 1996 reflected management's view of the improved asset quality of The Bank of Hemet's loan portfolio, which benefited from strengthening of the Southern California economy.

    NONINTEREST INCOME. Noninterest income for 1998 increased $159,000, or 13.2%, to $1.4 million, compared with $1.2 million for 1997. The increase in 1998 was principally attributable to increased data processing fees generated by BankLink Corporation, partially offset by a reduction in fees earned for the servicing of real estate secured loans for third parties, and a reduction in fees and service charges on deposits.

    Noninterest income in 1997 remained at the same level, $1.2 million, as in 1996. The lack of change was attributable to a decrease in revenue from processing of merchant credit card drafts and a reduction in fees earned for the servicing of real estate secured loans for third parties, offset by increased data processing fees generated by BankLink Corporation.

    NONINTEREST EXPENSE. Noninterest expense for 1998 was $6.7 million, compared with $6.2 million for 1997 and $8.2 million for 1996. The principal components of the increase in 1998 were:

    - Salaries and employee benefits. Salaries and employee benefits increased in 1998 by $273,000, or 7.9%, as The Bank of Hemet increased the number of full time equivalent employees to 86 at December 31, 1998 from 77 at December 31, 1997.

    - OREO expenses. OREO expenses for 1998 resulted in a net credit of $101,000. The primary components of the credit were net gains on the sale of OREO properties of $173,000, partially offset by OREO holding costs of $61,000 and OREO writedowns of $11,000. However, the 1998 net credit was below that of $187,000 for 1997, contributing to the increase in such noninterest expenses. The net credit for 1997 benefited, in particular, from the reversal of an OREO loss reserve of $182,000 and net gains on the sale of OREO of $128,000, offset by OREO holding costs of $123,000.

    - Premises and equipment expenses. Premises and equipment expense increased $79,000, or 8.0%, in 1998 over 1997, primarily as a result of increased equipment depreciation and maintenance expense.

    - Other expenses. Other expenses increased in 1998 by $98,000, or 5.1%. This category of expense includes costs for outside processing services, Federal Deposit Insurance Corporation and other insurance expense, professional fees and other miscellaneous expense. The increase in 1998 is mainly the result of increased fees paid to third parties for analyzed business deposit accounts and increased professional fees.

    In 1997, noninterest expense decreased by 24.2% over the 1996 level. The principal component of the decrease was OREO expenses. The OREO expense category decreased by $1.4 million in 1997 as a result of a decrease in writedowns of $1.2 million, decreased carrying costs of $179,000 and an increase in gains on sale of OREO of $91,000. Other expenses also decreased in 1997 compared with 1996. The decrease in other expenses for 1997 of $359,000 is mainly the result of a special one-time assessment of $402,000 in 1996 on deposits acquired from a savings and loan association in 1992. The special assessment was part of a deposit insurance recapitalization plan enacted by Congress, and applied to all institutions holding deposits derived from savings institutions. Other expenses related to the processing of merchant credit card drafts also decreased. These decreases were partially offset by an increase in 1997 of professional fees related to litigation. Salaries and employee benefits also decreased in 1997 by $178,000, or 4.9% as a result of an operational restructuring commencing the second quarter of 1996, designed to streamline branch operations and support staff. Premises and equipment expense also decreased slightly in 1997 over 1996, primarily by reason of reduced depreciation expense related to BankLink Corporation's mainframe computer.

    The Bank of Hemet's efficiency ratio--which is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income--was 58.1% in 1998, compared with 55.1% in 1997 and 70.8% in 1996. The improvement in the ratio in 1997 and 1998, over 1996 reflects primarily the significant reduction in OREO expenses from the levels experienced in 1996.

    PROVISION FOR INCOME TAXES. The Bank of Hemet's provision for income taxes was $2.0 million in 1998, $2.0 million in 1997 and $1.0 million in 1996. These changes corresponded directly to changes in pre-tax income. The effective income tax rate was 41.9% in 1998 compared with 41.6% in 1997 and 42.4% in 1996.

    NET INCOME. Net income in 1998 remained at the 1997 level of $2.8 million. In 1998, The Bank of Hemet experienced increases in net interest income of $186,000, primarily from increased loan volume. Noninterest income increased by $159,000, primarily from The Bank of Hemet's data processing subsidiary. In addition, the provision for loan and lease losses decreased by $250,000 as no provision was taken in 1998. However, these favorable developments were almost entirely offset by increased noninterest expenses of $536,000, primarily relating to increases in salaries and employee benefits.

    In 1997, net income increased $1.4 million, or 104.1%, to $2.8 million from the 1996 level of $1.4 million. This increase was attributable to two major components. First, noninterest expense decreased by approximately $2.0 million, or 24.2%, principally as a result of reductions in expenses associated with the disposition of OREO, as explained above. Second, the provision for loan losses decreased by $738,000, or 74.7%. These increases were partially offset by decreases in net interest income and noninterest income.

SUMMARY SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents a summary of selected quarterly financial data, which should be read in conjunction with The Bank of Hemet's consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. In the opinion of management, this information has been prepared on the same basis as the consolidated financial statements appearing elsewhere in this proxy statement/prospectus, and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited results set forth herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire year.

                                                                       FOR THE QUARTER ENDED
                                   ----------------------------------------------------------------------------------------------
                                     MARCH     DECEMBER     SEPTEMBER     JUNE       MARCH     DECEMBER     SEPTEMBER     JUNE
                                     1999        1998         1998        1998       1998        1997         1997        1997
                                   ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income..............  $   2,584   $   2,491    $   2,596   $   2,573  $   2,571   $   2,530    $   2,475   $   2,582
Provision for loan and lease
  losses.........................         --        (125)          --         125         --         190           60          --
Net income.......................        686         789          694         661        679         741          645         743

Basic earnings per share(1)......      $0.81       $0.94        $0.82       $0.78      $0.80       $0.88        $0.76       $0.85
Diluted earnings per share(2)....      $0.79       $0.91        $0.79       $0.75      $0.78       $0.85        $0.74       $0.84


                                     MARCH
                                     1997
                                   ---------

Net interest income..............  $   2,458
Provision for loan and lease
  losses.........................         --
Net income.......................        673
Basic earnings per share(1)......      $0.75
Diluted earnings per share(2)....      $0.74

------------------------

(1) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(2) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

ASSET AND LIABILITY MANAGEMENT

    Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. The Bank of Hemet manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. The Bank of Hemet considers its rate-sensitive assets to be those which either contain a provision to adjust the interest rate or mature within one year. These assets include loans and investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes within one year: they include maturing time certificates, savings deposits, money market and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that reprice or mature within various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in a time period, The Bank of Hemet would be deemed to be asset-sensitive--a "positive gap." If repricing liabilities exceed repricing assets in a time period, The Bank of Hemet would be deemed to be liability-sensitive--a "negative gap." A positive gap will generally produce a higher net interest margin in a rising rate environment and a lower net interest margin in a declining rate environment. Conversely, a negative gap will generally produce a lower net interest margin in a rising rate environment and a higher net interest margin in a declining rate environment. However, because interest rates for different asset and liability products offered by depository institutions respond in a different manner, both in terms of the responsiveness, as well as the extent of responsiveness to changes in interest rate environment, the gap is only a general indicator of interest sensitivity.

    Generally, The Bank of Hemet seeks to maintain a balanced position in which there is a narrow range of asset or liability sensitivity within a one-year period. This kind of balanced position, in principle, should ensure net interest margin stability in times of volatile interest rates. This balanced position is accomplished through maintaining a significant level of loans, investment securities and deposits available for repricing or maturity within one year.

    The following table sets forth the interest rate sensitivity of The Bank of Hemet's interest-earning assets and interest-bearing liabilities at December 31, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms.

                                                   AMOUNTS MATURING OR REPRICING
                                           ---------------------------------------------
                                                                     AFTER 1
                                                       AFTER 3 BUT     BUT
                                             WITHIN      WITHIN      WITHIN      AFTER    NONINTEREST-
                                            3 MONTHS    12 MONTHS    5 YEARS    5 YEARS     BEARING      TOTAL
                                           ----------  -----------  ---------  ---------  -----------  ----------

                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold.......................  $   10,500   $  --       $  --      $  --       $  --       $   10,500
Investment securities....................       2,882      16,000       6,000     --          --           24,882
Loans(1).................................      83,518      61,381      52,942      9,179      --          207,020
Other-interest bearing assets............           5      --          --         --          --                5
                                           ----------  -----------  ---------  ---------  -----------  ----------
  Total earning assets...................      96,905      77,381      58,942      9,179      --          242,407
Noninterest-bearing assets and allowances
  for loan and lease losses..............      --          --          --         --          10,470       10,470
                                           ----------  -----------  ---------  ---------  -----------  ----------
  Total assets...........................  $   96,905   $  77,381   $  58,942  $   9,179   $  10,470   $  252,877
                                           ----------  -----------  ---------  ---------  -----------  ----------
                                           ----------  -----------  ---------  ---------  -----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing demand, money market and
  savings deposits.......................  $   71,389   $  --       $  --      $  --       $  --       $   71,389
Time deposits of $100,000 or more........       2,641       4,625         875     --          --            8,141
Time deposits under $100,000.............      29,684      80,143       7,024         29      --          116,880
Other interest-bearing liabilities.......      --          --          --         --          --           --
                                           ----------  -----------  ---------  ---------  -----------  ----------
Total interest bearing liabilities.......     103,714      84,768       7,899         29      --          196,410
Other liabilities and shareholders'
  equity.................................      --          --          --         --          56,467       56,467
                                           ----------  -----------  ---------  ---------  -----------  ----------
Total liabilities and shareholders'
  equity.................................  $  103,714   $  84,768   $   7,899  $      29   $  56,467   $  252,877
                                           ----------  -----------  ---------  ---------  -----------  ----------
                                           ----------  -----------  ---------  ---------  -----------  ----------
Incremental gap..........................  $   (6,809)  $  (7,387)  $  51,043  $   9,150   $ (45,997)
Cumulative gap...........................  $   (6,809)  $ (14,196)  $  36,847  $  45,997
Cumulative gap/earning assets............        (2.8%)       (5.9%)      15.2%      19.0%
Cumulative gap/total assets..............        (2.7%)       (5.6%)      14.6%      18.2%


------------------------

(1) Loan amounts do not include nonaccrual loans of $1.6 million.

    The majority of The Bank of Hemet's loan portfolio, excluding nonaccrual loans, continues to consist of floating or adjustable rate loans. The percentage of such loans decreased to 86.7% at December 31, 1998 from 87.5% at December 31, 1997. Noninterest bearing demand deposits as a percentage of total deposits increased to 14.8% at December 31, 1998 from 13.4% at December 31, 1997. The Bank of Hemet's policy is to maintain a ratio of rate sensitive assets less rate sensitive liabilities in a range between -10% and +10% of total assets for assets and liabilities repricing within three months, and after three months but within 12 months. At December 31, 1998, the amount of rate sensitive liabilities that reprice within one year exceeded rate sensitive assets by $14.2 million, or negative 5.6% of total assets. In other words, The Bank of Hemet was liability-sensitive with a negative cumulative one-year gap of $14.2 million at December 31, 1998. In general, based upon The Bank of Hemet's mix of deposits, loans and investments, increases in interest rates would be expected to result in a decrease in The Bank of Hemet's net interest margin.

    The interest rate gaps reported in the table above arises when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made for changes in interest rates and market outlook, positions at the end of any period may not be reflective of The Bank of Hemet's interest rate sensitivity in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects for short-term interest rate changes in all repricing intervals. For purposes of the analysis above, repricing of fixed-rate instruments is based upon the contractual maturity of the applicable instruments. Actual payment patterns may differ from contractual payment patterns. The change in net interest margin may not always follow the general expectations of an asset-sensitive or liability-sensitive balance sheet during periods of changing interest rates, because interest rates earned or paid may change by differing increments and at different time intervals for each type of interest-sensitive asset and liability. As a result of these factors, at any given time, The Bank of Hemet may be more sensitive or less sensitive to changes in interest rates than indicated in the above table.

MARKET RISK

    Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rate and other market changes. Market risk is attributed to all market risk sensitive financial instruments, including investment securities, loans, deposits and borrowings.

    The Bank of Hemet does not engage in trading activities for its own account and does not participate in foreign currency transactions for its own account. Accordingly, The Bank of Hemet's exposure to market risk is primarily a function of its asset and liability management activities. The principal market risk to The Bank of Hemet is the interest rate risk inherent in its lending, investing and deposit-taking activities. This is because interest-earning assets and interest-bearing liabilities of the bank do not change at the same speed, to the same extent or on the same basis.


    The Bank of Hemet's interest rate sensitivity analysis is discussed in the preceding section. The table on page 85 measures The Bank of Hemet's interest rate sensitivity gap, in other words, the difference between earning assets and liabilities maturing or repricing within specified periods. However, gap analysis has significant limitations as a method for measuring interest rate risk since changes in interest rates do not affect all categories of assets and liabilities in the same way or at the same time. Further, it has limitations in helping The Bank of Hemet to manage the difference in behavior of lending and funding rates--so-called "basis risk."


    To address the limitations inherent in gap analysis, The Bank of Hemet monitors its expected change in earnings based on changes in interest rates through a detailed model. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on The Bank of Hemet's return on equity. Based upon the December 31, 1998 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the federal funds rate and other key rates indexes of 2%, this model estimates The Bank of Hemet's cumulative return on equity over the next year would increase by about
 .35%. However, the actual return on equity might decrease by .35% in response to a 2% decrease in these key rates.

LIQUIDITY AND CAPITAL RESOURCES


    LIQUIDITY. In order to maintain adequate liquidity, The Bank of Hemet must have sufficient resources available at all times to meet its cash flow requirements. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A financial institution may achieve desired liquidity from both assets and liabilities. The Bank of Hemet considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments as sources of asset liquidity. The Bank of Hemet considers deposit growth and access to borrowing lines of credit and market sources of funds as sources of liability liquidity.


    The Bank of Hemet reviews its liquidity position on a regular basis based upon its current position and expected trends as mentioned above. Liquid assets include cash and deposits in other banks, unpledged securities and federal funds sold. The Bank of Hemet's liquid assets totaled $31.9 million, or 12.6% of total assets at December 31, 1998, compared with $37.4 million, or 15.5% of total assets at December 31, 1997. Liquidity is also affected by the collateral requirements of public deposits and borrowings. Total pledged securities were $10.0 million at December 31, 1998 compared with $7.0 million at December 31, 1997 and $7.0 million at December 31, 1996.

    Management believes that The Bank of Hemet maintains adequate sources of liquidity in the form of liquid assets and borrowing lines of credit to meet its cash obligations for the next 12 months. The Bank of Hemet's liquidity might be insufficient if deposit withdrawals were to exceed anticipated levels. Deposit withdrawals can increase if an insured depository financial institution experiences financial difficulties or receives adverse publicity for other reasons, or if its pricing, products or services are not competitive with those offered by other institutions.

    The Bank of Hemet's primary sources of liquidity include liquid assets and a stable deposit base. To supplement these, The Bank of Hemet maintains a borrowing line of credit with the Federal Home Loan Bank of San Francisco in the amount of $14.2 million as of December 31, 1998. This line is secured by approved residential and commercial real estate mortgage loans totaling $21.3 million as of December 31, 1998. At December 31, 1998, there were no advances outstanding under this line of credit, and the line was not used during 1998. Additionally, The Bank of Hemet has available reverse repurchase agreement lines of credit with two broker-dealers. These lines are subject to normal terms for such arrangements and were not used during 1998 or 1996. In 1997, the average amount outstanding under them was $249,000, and the maximum amount outstanding was $3.9 million. At December 31, 1998, marketable securities with a market value of approximately $14.0 million were available for the reverse repurchase lines of credit. In April 1999, The Bank of Hemet obtained approval to borrow under the Discount Window Program of the Federal Reserve Bank of San Francisco. There have been no advances under this program.

    CAPITAL. Capital serves as a source of funds and helps protect creditors and uninsured depositors against potential losses. The primary source of capital for The Bank of Hemet has been internally generated capital through retained earnings. The Bank of Hemet's shareholders' equity increased $796,000, or 3.9%, to $21.0 million at December 31, 1998 from $20.2 million at December 31, 1997. The increase resulted from net income of $2.8 million, partially offset by dividends of $2.0 million.

    In May 1997, The Bank of Hemet concluded an issuer tender offer, which resulted in the repurchase of 50,626 shares of common stock at the offering price of $27.00 a share, for a total of $1.4 million.

    Federal regulations establish guidelines for calculating risk-adjusted capital ratios. These guidelines establish a systematic approach of assigning risk weights to bank assets and off-balance sheet items making the regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Under these regulations, banks are required to maintain a total risk-based capital ratio of 8.0%; that is, "Tier 1" plus "Tier 2" capital must equal at least 8.0% of risk-weighted assets plus off-balance sheet items, and Tier 1 capital (primarily shareholders' equity) must constitute at least 50% of qualifying capital. Tier 1 capital consists primarily of shareholders' equity excluding goodwill, and Tier 2 capital includes subordinated debt and, subject to a limit of 1.25% of risk-weighted assets, the allowance for loan and lease losses.

    At December 31, 1998, The Bank of Hemet had a Tier 1 risk-based capital ratio of 9.99% and a total risk-based capital ratio of 11.06%. In addition, regulators have adopted a minimum leverage capital ratio standard. This standard is designed to ensure that all financial institutions, irrespective of their risk profile, maintain minimum levels of core capital, which by definition excludes the allowance for loan and lease losses. These minimum standards for top-rated institutions may be as low as 3.0%; however, regulatory agencies have stated that most institutions should maintain ratios at least 1 to 2 percentage points above the 3.0% minimum. At December 31, 1998, the Bank's leverage capital ratio equaled 8.31%.

    Banks with Tier 1 risk-based capital of 6.0%, total-risk-based capital of at least 10.0% and a leverage capital ratio of at least 5.0% are considered "well capitalized" by federal banking agencies.

    The Bank of Hemet's policy is not to declare any dividends that would cause its leverage capital ratio to be below 8.0% or its total risk-based capital ratio to be below 10.0%.

    The following table summarizes the minimum capital ratios required by current Federal Deposit Insurance Corporation regulations, the ratios at which a bank is considered well-capitalized by the Federal Deposit Insurance Corporation, and the capital ratios of The Bank of Hemet at December 31, 1998, 1997 and 1996.

                                                                                                THE BANK OF HEMET AT
                                                  REGULATORY CAPITAL REQUIREMENTS   --------------------------------------------
                                                                                                          DECEMBER 31,
                                                  --------------------------------   MARCH 31,   -------------------------------
                                                     MINIMUM     WELL-CAPITALIZED      1999        1998       1997       1996
                                                  -------------  -----------------  -----------  ---------  ---------  ---------
Tier-1 risk-based capital.......................          4.0%             6.0%          10.01%       9.99%     10.43%     10.77%
Total risk-based capital........................          8.0%            10.0%          11.06%      11.06%     11.53%     11.97%
Leverage capital ratio(1).......................          4.0%             5.0%           8.31%       8.31%      8.53%      8.66%

------------------------

(1) Tier 1 capital to total quarterly average assets.

    Failure to meet minimum capital requirements can trigger mandatory actions by the regulators that, if undertaken, could have a material effect on The Bank of Hemet's financial statements and operations.

IMPACT OF INFLATION

    The financial statements and related financial data presented in this proxy statement/ prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates are likely to have a more significant impact on a financial institution's performance than the effects of general levels of inflation. During periods of inflation, interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. The Bank of Hemet seeks to manage its interest sensitivity gap to minimize the potential adverse effect of inflation and other market forces on its net interest income and capital.

    Financial institutions are also affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. During 1996, 1997 and 1998, inflation remained relatively stable, and The Bank of Hemet's level of noninterest expense was relatively unaffected by inflation.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement provides that all enterprises report comprehensive income as a measure of overall performance. This new standard is effective for 1998 and did not have a material effect on the current disclosures of The Bank of Hemet.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement changes the way public companies report selected information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. This new standard is effective for 1998 and did not have a material effect on the current disclosures of The Bank of Hemet.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for 2000 and is not expected to have a material impact on the financial statements of The Bank of Hemet.

    In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," which establishes accounting and reporting standards for activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar. SFAS No. 134 requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on its ability and intent to sell or hold these investments. This new standard is effective for 1999 and is not expected to have a material impact on the financial statements of The Bank of Hemet.

YEAR 2000 COMPLIANCE

    OVERVIEW. The Year 2000 problem arises when computer programs have been written using two digits rather than four to define the applicable year. As a result, date-sensitive hardware and software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities.

    In June 1996, the Federal Financial Institutions Examination Council alerted the banking industry of the serious challenges that would be encountered with Year 2000 issues. The Federal Deposit Insurance Corporation has also implemented a plan to require compliance with Year 2000 issues and regularly examines the progress of banks, including The Bank of Hemet and its subsidiary, BankLink Corporation.

    STATE OF READINESS OF THE BANK OF HEMET AND BANKLINK CORPORATION.

    OVERALL PLAN. In accordance with Federal Deposit Insurance Corporation guidelines, The Bank of Hemet and BankLink Corporation have developed a comprehensive plan to deal with the Year 2000 issue. The Bank of Hemet and BankLink Corporation believe the plan, if properly implemented, will result in timely and adequate modifications of its systems and technology and those of its outside vendors to address Year 2000 issues appropriately. The plan has five phases:

    - Awareness--defining the Year 2000 problem, gaining support and resources, developing a plan, and establishing a project team.

    - Assessment--assessing the size and complexity of the project, and identifying all systems affected by the Year 2000 date change.

    - Renovation--hardware and software upgrades, and outside vendor certifications.

    - Validation--testing systems including connections with other systems, and acceptance of such by internal and external users.

    - Implementation--developing a contingency plan.

    Except as indicated hereafter, The Bank of Hemet has substantially completed the five phases of its plan. However, to ensure success, The Bank of Hemet plans to:

    - engage in ongoing discussions with outside vendors to determine if they have been successful in validating their compliance with their Year 2000 plans;

    - use its best efforts to ensure that new systems or subsequent changes in existing systems are verified as Year 2000 compliant;

    - test third-party systems which have computerized interfaces with The Bank of Hemet and BankLink Corporation's systems; and

    - continue to refine its contingency plan.

    The Bank of Hemet and BankLink Corporation rely substantially on outside vendors to provide computer hardware and software systems for their operations. Consequently, the Year 2000 plan places heavy emphasis on compliance by outside vendors. The plan prioritizes outside vendors by the degree of dependence on the computer systems they provide. The plan also addresses customer capabilities to become Year 2000 compliant. Finally, the plan requires review of non-information technology systems, such as alarm systems.

    The Bank of Hemet's Audit Committee has engaged the services of an independent consultant to review the overall Year 2000 project. The consultant has been requested to emphasize testing of vendor-reliant, mission-critical systems and to assist in the development of a contingency plan.

    VENDORS. The Bank of Hemet and BankLink Corporation rely heavily on outside vendors to provide the hardware and software used in their computer operations. To determine the readiness of outside vendors, The Bank of Hemet and BankLink Corporation have solicited written communications from each major outside vendor about its compliance with Year 2000. Most outside vendors have responded that they are Year 2000 compliant. The Bank of Hemet identified a total of 45 vendors. It found that 34 of them were not critical to The Bank of Hemet's operations. The Bank of Hemet found the remaining 11 vendors to be critical to its operations, and found all 11 Year 2000 compliant. For those outside vendors who provide mission critical systems and have certified these systems as Year 2000 compliant, The Bank of Hemet and BankLink Corporation have conducted in-house testing of these systems, using various Year 2000-critical dates. The testing has included the creation of a duplicate database on BankLink Corporation's mainframe computer used for Year 2000 testing purposes.

    For those outside vendors that have responded they are working toward Year 2000 compliance and that The Bank of Hemet and BankLink Corporation have determined to be significant, The Bank of Hemet and BankLink Corporation will follow up on a regular basis throughout 1999. These outside vendors have advised The Bank of Hemet and BankLink Corporation that they expect to be Year 2000 compliant prior to December 31, 1999, and there are no Year 2000 compliance issues which appear to be unresolvable by that date. For such outside vendors that provide mission critical systems, The Bank of Hemet and BankLink Corporation will be conducting ongoing testing to validate Year 2000 compliance.

    The Bank of Hemet and BankLink Corporation have determined that other outside vendors will not have a material impact on their operations, whether or not they are Year 2000 compliant.


    CUSTOMERS. The Bank of Hemet has sent a questionnaire to each of its significant borrowers and depositors to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. The Bank of Hemet's customer risk evaluation consisted of sending questionnaires to its 22 largest business deposit customers and its 95 largest borrowers, which each had loans in excess of $500,000. Most customers have responded. From the questionnaires, The Bank of Hemet identified several of these customers as having a low risk of Year 2000 exposure due to the commercial real estate nature of their businesses. There was one borrower whose response raised a question about its Year 2000 risk. The Bank of Hemet has placed this loan on the internal loan watch list and the loan officer is monitoring it. Each borrower and depositor is categorized according to its state of readiness based on its response to the questionnaire and The Bank of Hemet's review of the customer. The Bank of

Hemet has also taken steps to ensure liquidity for depositors with high Year 2000 risks. It will make a reassessment on each customer's risk on a regular basis. BankLink Corporation has organized a client bank information group to exchange Year 2000 readiness and testing information.

    NON-INFORMATION TECHNOLOGY SYSTEMS. The Bank of Hemet and BankLink Corporation have tested their non-information technology systems, such as microprocessors controlling its environmental and alarm systems, and found them to be Year 2000 compliant.

    COSTS TO ADDRESS YEAR 2000 ISSUES FOR THE BANK OF HEMET AND BANKLINK CORPORATION. Some of The Bank of Hemet's and BankLink Corporation's computer hardware and software applications were modified or replaced in order to maintain their functionality as the year 2000 approaches. The Bank of Hemet and BankLink Corporation have spent approximately $120,000 as of December 31, 1998 to address Year 2000 issues. The Bank of Hemet and BankLink Corporation spent $34,000 in the first quarter of 1999 to address Year 2000 issues and estimate their total expenditures over the two-year period 1998 through 1999 to be approximately $200,000. This estimate includes some costs, such as the purchase of computer hardware and software upgrades, that will qualify as depreciable assets for accounting purposes, with the related depreciation expense recognized over the estimated useful lives of the applicable assets. However, the majority of costs, including in-house staff time, will be expensed as incurred, in compliance with generally accepted accounting principles. BankLink Corporation expects to recover a portion of its total costs by recognizing non-interest income over the fifteen month period ending December 31, 1999 from fees charged to its client banks for Year 2000 testing and other costs incurred. The Bank of Hemet does not anticipate that any of these costs will materially impact its consolidated results of operations in any one reporting period.

    In light of the complexity of the Year 2000 problem and its potential impact on both The Bank of Hemet and BankLink Corporation and third parties that interact with them, there can be no assurance that the costs associated with the Year 2000 issue will be as estimated. The Bank of Hemet and BankLink Corporation do not intend to obtain insurance against any Year 2000 risks.

    RISKS OF THE YEAR 2000 ISSUES FOR THE BANK OF HEMET AND BANKLINK CORPORATION. Management believes that it is likely that the foregoing efforts will be successful. However, it is possible that necessary remediation of vendor-reliant systems may not be completed in a timely manner, or third-party systems with which The Bank of Hemet and BankLink Corporation have computerized interfaces may create Year 2000 issues. It is also possible that the expenses or liabilities to which The Bank of Hemet and BankLink Corporation may become subject as a result of such issues could be material. Any such event or occurrence could have a material adverse effect on The Bank of Hemet's and BankLink Corporation's business, prospects, operating results and financial condition. Ultimately, the potential impact of the Year 2000 issue on The Bank of Hemet and BankLink Corporation will depend on a series of complex factors, including the following:

    - the corrective measures undertaken by The Bank of Hemet and BankLink Corporation themselves;

    - the measures undertaken by outside vendors to become Year 2000 compliant;

    - the accuracy of representations made by outside vendors to The Bank of Hemet and BankLink Corporation concerning their state of readiness;

    - the degree of compliance by governmental agencies, businesses, telephone and other utility companies, and other entities which engage in essential communications or third-party computerized interfaces with The Bank of Hemet and BankLink Corporation and its customers; and

    - the degree of compliance by customers.

    At worst, The Bank of Hemet's and BankLink Corporation's customers and outside vendors will face severe Year 2000 issues. Large customers negatively affected by Year 2000 issues could lead to deposit outflows or increased risk in collecting loans. The Bank of Hemet and BankLink Corporation may also be required to replace noncompliant outside vendors with more expensive Year 2000 compliant outside vendors.

    The Bank of Hemet and BankLink Corporation have taken steps to avail themselves of the safe harbor provision of the newly enacted Year 2000 Information and Readiness Disclosure Act by clearly labeling written communications to customers and vendors as a "Year 2000 Readiness Disclosure," thereby promoting a prompt, candid and thorough exchange of information on Year 2000 readiness and limiting liability for any errors.

    CONTINGENCY PLANS OF THE BANK OF HEMET AND BANKLINK CORPORATION. The Bank of Hemet and BankLink Corporation have created a contingency plan to take effect should there be circumstances preventing timely implementation. If those outside vendors do not demonstrate compliance by a specified date, The Bank of Hemet and BankLink Corporation will seek alternatives in accordance with its contingency plan. Outside vendors of mission critical systems are major U.S. companies, and management has assessed the relevant financial and operational capabilities of their hardware and software to provide Year 2000 processing. The time frame to convert to another outside vendor in the Year 2000 is relatively long, and therefore the ability to obtain replacement outside vendors will be limited.

    In addition, for each mission critical system, The Bank of Hemet and BankLink Corporation have identified alternate procedures to achieve a successful resumption of business in case its computer systems, or those of its mission critical outside vendors, fail. The alternative procedures include development of a manual process for implementing the system and identifying alternative outside vendors.

                         BUSINESS OF THE BANK OF HEMET

GENERAL

    The Bank of Hemet is a California community bank headquartered in Hemet, California. In addition to its headquarters, The Bank of Hemet maintains five branches in Riverside county. Riverside county and neighboring San Bernardino county are experiencing significant population and economic growth.

    The Bank of Hemet's primary service area is the area of California commonly referred to as the Inland Empire, a region primarily consisting of Riverside and San Bernardino counties. These counties are experiencing significant population and economic growth, much of which has been fueled by the migration of manufacturing, distribution and export service firms from adjacent Los Angeles, Orange and San Diego counties.


    The Bank of Hemet was incorporated in 1974 under the California General Corporation Law and is licensed by the California Department of Financial Institutions to conduct a general banking business. The Federal Deposit Insurance Corporation insures its deposits up to the applicable legal limits. The Bank of Hemet is not a member of the Federal Reserve System.


    The Bank of Hemet emphasizes community-based commercial banking. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Hemet area, as well as businesses and real estate owners/developers primarily throughout Riverside, San Bernardino, Orange, Los Angeles and San Diego counties. The Bank of Hemet also makes commercial real estate loans meeting its underwriting criteria in the San Francisco bay area, in the Sacramento area and in other areas outside of its primary service area, including Arizona.

    The Bank of Hemet offers a full range of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The Bank of Hemet's primary lending focus has historically been and continues to be commercial real estate and construction lending.

    Deposit services offered by The Bank of Hemet include personal and business checking and savings accounts, money market deposit accounts, certificates of deposit, and individual retirement accounts. Other operational services include safe deposit boxes, travelers checks, wire transfers, overdraft lines of credit, electronic banking for businesses, 24-hour telephone banking, merchant bankcard, automated clearing house origination, automatic teller machines on the Instant Teller, Maestro and Cirrus networks and other standard depository functions.

    As of December 31, 1998, the Bank of Hemet's wholly owned subsidiary, BankLink Corporation, provides data processing services to The Bank of Hemet and seven other banks and item processing services to The Bank of Hemet and three other banks. At December 31, 1998, BankLink Corporation had total assets of $931,000 and pre-tax earnings for the year ended December 31, 1998 of $146,000. The Bank has four other subsidiaries which are not active.

BUSINESS STRATEGY

    The Bank of Hemet's business strategy is to:

    - maintain asset quality;

    - increase the volume and diversity of good quality, mini-perm real estate and commercial loans;

    - remix its deposit base to lower its cost of funds;

    - provide high quality value based banking services and products to its customers;

    - continue a pace of moderate growth; and

    - increase operating efficiencies.

    The Bank of Hemet has focused on, and will continue to focus on, marketing efforts to implement its business strategy. These efforts include obtaining increased loan and deposit business from existing customers, word-of-mouth referrals, advertising and personal solicitation of customers by officers, directors and stockholders. Management assigns responsibility to all loan and business development officers to make regular calls on potential customers and obtain referrals from existing customers. The Bank of Hemet directs promotional efforts toward individuals and small-to-medium sized businesses.

PREMISES

    The following table sets forth information about The Bank of Hemet's banking offices.

                                                                     OWNED/
LOCATION                                           TYPE OF OFFICE    LEASED          SIZE          SINCE
------------------------------------------------  ----------------  ---------  ----------------  ---------
1600 East Florida Avenue, Hemet.................    Main branch      Leased      7,200 sq./ft         1988
1555 W. Florida Avenue, Hemet...................       Branch        Leased      5,300 sq./ft         1986
1497 S. San Jacinto Street, San Jacinto.........       Branch        Leased      3,300 sq./ft         1992
56525 Highway 371, Anza.........................       Branch         Owned      1,920 sq./ft         1992
3545 Central Avenue, Riverside..................     Branch(1)       Leased      4,600 sq./ft         1993
3715 Sunnyside Drive, Riverside.................     Branch and       Owned    7,100 sq./ft(3)        1993
                                                   Administrative
                                                     offices(2)

------------------------

(1) The bank does not currently accept deposits at this location. These are the premises of The Bank of Hemet's wholly owned data processing subsidiary, BankLink Corporation.


(2) The Bank of Hemet's loan, note, human resources, marketing and finance departments occupy these premises.


(3) Includes enclosed parking area.

    Aggregate annual rentals for The Bank of Hemet and its subsidiaries for leased premises were $376,000 for the year ended December 31, 1998.

INVESTMENT PORTFOLIO

    The following table sets forth the book values of securities at the dates indicated. Under SFAS No. 115, "Accounting for Certain Agency Investments in Debt and Equity Securities,"

The Bank of Hemet has designated all of its U.S. government agency securities and other securities as "held-to-maturity." The Bank of Hemet does not have any tax exempt securities in its investment portfolio.

                                                                         DECEMBER 31
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
U.S. government agencies(1)..................................  $  24,000  $  24,000  $  23,996
Other securities(2)..........................................        882        833        783
                                                               ---------  ---------  ---------
    Total....................................................  $  24,882  $  24,833  $  24,779
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

------------------------

(1) At December 31, 1998, $10.0 million of these securities were pledged to secure public funds deposited with The Bank of Hemet, compared with $7.0 million at December 31, 1997 and $7.0 million at December 31, 1996.

(2) Consists of perpetual preferred stock of the Federal Home Loan Bank of San Francisco.

    The following table sets forth the maturities of The Bank of Hemet's investment securities at December 31, 1998 and the weighted average yields of those securities calculated on the basis of the cost and effective yields based on the scheduled maturity of each security.

                                                         AFTER ONE TO            AFTER FIVE TO
                               ONE YEAR OR LESS           FIVE YEARS               TEN YEARS              AFTER TEN YEARS
                            ----------------------  ----------------------  ------------------------  ------------------------
                             AMOUNT       YIELD      AMOUNT       YIELD       AMOUNT        YIELD       AMOUNT        YIELD
                            ---------     -----     ---------     -----     -----------     -----     -----------     -----
                                                                  (DOLLARS IN THOUSANDS)
U.S. government
  agencies................  $  18,000        5.08%  $   6,000        5.04%          --           --%   $      --         0.00%
Other securities(1).......         --          --          --        0.00           --           --          882         5.86
                            ---------               ---------                      ---                     -----
Total.....................  $  18,000        5.08%  $   6,000        5.04%          --           --    $     882         5.86%
                            ---------               ---------                                              -----
                            ---------               ---------                                              -----
Estimated fair value......  $  18,005               $   5,997                                          $     882
                            ---------               ---------                                              -----
                            ---------               ---------                                              -----


                                    TOTAL
                            ----------------------
                             AMOUNT       YIELD
                            ---------     -----

U.S. government
  agencies................  $  24,000        5.07%
Other securities(1).......        882        5.86
                            ---------
Total.....................  $  24,882        5.09%
                            ---------
                            ---------
Estimated fair value......  $  24,884
                            ---------
                            ---------

------------------------

(1) Consists of perpetual preferred stock of the Federal Home Loan Bank of San Francisco. These securities are held as "available for sale," and their carrying value is equal to their cost of acquisition.

    The Bank of Hemet does not own securities of a single issuer, except for securities issued by U.S. government agencies, whose aggregate book value is in excess of 10% of its total equity.

LENDING ACTIVITIES

    The Bank of Hemet originates loans for its own portfolio. Lending activities include commercial real estate mortgage, real estate construction, commercial and consumer loans. The Bank of Hemet's primary asset category continues to be its loan portfolio, which comprised 79.2% of average total assets in 1998. At December 31, 1998, The Bank of Hemet had no foreign loans outstanding and has not engaged in the business of making foreign loans.

LOAN PORTFOLIO

    COMPOSITION OF LOANS. The following table shows the composition of loans by type of loan or type of borrower at the dates indicated.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------

                                                                             (IN THOUSANDS)
Real estate--construction............................  $    1,941  $    6,627  $    8,268  $   12,169  $    6,885
Real estate--mortgage(1).............................     195,248     174,897     167,979     163,684     164,784
Commercial...........................................      10,016      10,033      10,401       8,525      11,762
Consumer.............................................       1,002       1,065       1,043       1,264       1,542
Municipal leases.....................................          --          --          24         292         833
All other loans......................................         391         411         482         489         761
                                                       ----------  ----------  ----------  ----------  ----------
                                                          208,598     193,033     188,197     186,423     186,567
    Deferred origination fees........................        (796)       (746)       (756)       (706)       (821)
                                                       ----------  ----------  ----------  ----------  ----------
Total loans..........................................  $  207,802  $  192,287  $  187,441  $  185,717  $  185,746
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

------------------------

(1) Includes commercial real estate and residential mortgage loans.

    MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES. The following table shows the maturity distribution of the loan portfolio excluding nonaccrual loans and deferred origination fees at December 31, 1998, and the loan portfolio's sensitivity to changes in interest rates. The principal balances of loans due after one year are indicated by both fixed and floating rate categories.

                                                                                               FLOATING
                                                                     AFTER ONE                  RATE:     FIXED RATE:
                                                        WITHIN ONE  BUT WITHIN      AFTER     DUE AFTER    DUE AFTER
                                                           YEAR     FIVE YEARS   FIVE YEARS    ONE YEAR   ONE YEAR(1)
                                                        ----------  -----------  -----------  ----------  -----------
                                                                               (IN THOUSANDS)
Real estate--construction.............................  $    1,941   $      --    $      --   $       --   $      --
Real estate--mortgage.................................      10,786      89,783       93,101      162,982      19,902
Commercial............................................       7,449       2,568           --        2,035         533
Consumer..............................................         491         353          158           36         475
Municipal leases......................................          --          --           --           --          --
All other loans.......................................         391          --           --           --          --
                                                        ----------  -----------  -----------  ----------  -----------
    Total.............................................  $   21,058   $  92,704    $  93,259   $  165,053   $  20,910
                                                        ----------  -----------  -----------  ----------  -----------
                                                        ----------  -----------  -----------  ----------  -----------

------------------------

(1) Includes real estate mortgage floating rate loans of $8,773,000 which are accruing interest at floor rates.

LOANS SECURED BY REAL ESTATE

    At December 31, 1998, $197.2 million, or approximately 94.5% of The Bank of Hemet's loans were secured by first deeds of trust on real estate. The concentration in loans secured by real estate is monitored on a quarterly basis and taken into account in the computation of the adequacy of the allowance for loan and lease losses. The non-residential real estate loan portfolio is segregated into various categories on which annual concentration limits are recommended by management and approved by the board of directors. The categories include industrial, medical office, commercial office, mini-storage and retail. "Retail" is further broken down into subcategories, including anchored, automotive, office and strip center. Additionally, the portfolio is geographically categorized by state and county.

    The three largest categories of loans secured by real estate are shown in the following table:

                                                AMOUNT AT
                                               DECEMBER 31,   PERCENTAGE OF LOANS
TYPE OF REAL ESTATE LOAN                           1998          IN PORTFOLIO
--------------------------------------------  --------------  -------------------
                                                    (DOLLARS IN THOUSANDS)
Commercial mortgage loans...................    $  166,179              79.7%
Residential mortgage loans..................        29,069              13.9
Construction loans..........................         1,941               0.9
                                              --------------             ---
Total real estate loans.....................    $  197,189              94.5%
                                              --------------             ---
                                              --------------             ---

    COMMERCIAL MORTGAGE LOANS. The Bank of Hemet provides intermediate term commercial real estate loans collateralized by first deeds of trust on real property. Approximately one percent of the commercial mortgage portfolio consists of loans made outside California. Within California, at December 31, 1998, approximately 43% of commercial mortgage loans were secured by real property in Riverside county, 28% in Orange county, 11% in San Bernardino county and 7% in Los Angeles county.

    The value of real estate collateral is supported by formal appraisals in compliance with applicable federal regulations. Generally, these types of loans are made for a period of up to five years, loan-to-value ratios are 65% or less, and debt coverage ratios, are 1.30:1 or better. The loans generally carry adjustable interest rates indexed to the one-year or, to a lesser extent, the three- or five-year Treasury constant maturity index. Rate adjustments vary from quarterly to five years. Amortization may be up to 30 years.


    Repayment on loans secured by such properties depends on successful operation and management of the collateral properties. The value of the collateral is also subject to the real estate market and general economic conditions. The Bank of Hemet attempts to address these risks through its underwriting criteria, including the loan-to-value ratios and debt service coverages described above. The collateral quality and type must meet The Bank of Hemet's standards, the property generally must have quality leases extended beyond the maturity date if applicable, and the borrower/guarantor generally must have strong liquidity. The Bank of Hemet generally requires continuing guaranties from borrowers/owners. The Bank of Hemet's lending administration personnel inspect all of the properties securing The Bank of Hemet's real estate portfolio before the loan is made.


    The Bank of Hemet requires title insurance insuring the status of its lien on all of the real estate secured loans. The Bank of Hemet also requires the borrower to maintain fire, extended coverage casualty insurance and, if the property is in a flood zone, flood insurance in amounts equal to the outstanding loan balance, subject to applicable law that may limit the amount of hazard insurance a lender can require to the cost of replacing improvements.

    RESIDENTIAL MORTGAGE LOANS. As of December 31, 1998, the total of all residential mortgage loans held in portfolio by The Bank of Hemet was $29.1 million, or 13.9% of total loans. The portfolio is primarily secured by first deeds of trust on single-family residences located in the Riverside and San Bernardino counties of California. Approximately $25.1 million or 86.4% of this portfolio consists of variable rate loans.

    From time to time, The Bank of Hemet has originated first mortgages for resale on the secondary market to Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. However, since 1995 The Bank of Hemet has chosen not to originate residential mortgage loans either for its own portfolio or for sale in the secondary market due to competitive issues. The Bank of Hemet retains the servicing rights to the loans sold. Servicing arrangements provide for The Bank of Hemet to maintain records related to the servicing agreement, to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activities necessary to the mortgage servicing function. The Bank of Hemet receives as compensation a servicing fee based on the principal balance of the outstanding loans. Servicing fee income amounted to $57,000 during 1998, and the total unpaid principal balance of the mortgage servicing portfolio amounted to approximately $18.3 million at December 31, 1998.

    REAL ESTATE CONSTRUCTION LOANS. The Bank of Hemet finances the construction of residential, commercial and industrial properties. The Bank of Hemet's construction loans typically have the following characteristics:

    - First mortgages on the collateral real estate;

    - Maturities of one year or less;

    - A floating rate of interest based on the Bank of America prime rate;

    - Minimum cash equity of 30% of project cost;

    - Reserve for anticipated interest costs during construction;

    - Loan-to-value ratios generally not exceeding 65%; and

    - Recourse against the borrower or a guarantor in the event of a default.

    For commercial and industrial properties, The Bank of Hemet typically issues a stand-by commitment for a "take-out" mini-perm loan on the property. The Bank of Hemet does not participate in joint ventures or take an equity interest in connection with its construction lending.

    Construction loans involve additional risks compared with loans secured by existing improved real property. These include:

    - The uncertain value of the project prior to completion;

    - The inherent uncertainty in estimating construction costs;

    - Possible difficulties encountered by municipal or other governmental regulation during construction; and

    - The inherent uncertainty of the market value of the completed project.

    As a result of these uncertainties, repayment depends, in large part, on the success of the ultimate project. If The Bank of Hemet is forced to foreclose on a project before or at completion because of a default, The Bank of Hemet may not be able to recover all of the unpaid balance of the loan, and its accrued interest, as well as the related foreclosure and holding costs. In addition, The Bank of Hemet may find it necessary to pay additional amounts to complete a project and may have to hold the property for an indeterminate time. Further, future local or national economic conditions could have an adverse impact on the potential success of construction projects financed by The Bank of Hemet and on collateral securing these loans.

COMMERCIAL LOANS

    At December 31, 1998, approximately $10.0 million, or 4.8% of The Bank of Hemet's total loan portfolio, consisted of commercial loans. The Bank of Hemet provides intermediate and short-term commercial loans that are either unsecured, partially secured or fully secured. The majority of these loans are in Riverside and San Bernardino counties. Loan maturities range up to five years. The Bank of Hemet requires a re-analysis before making a loan extension in excess of 90 days. The Bank of Hemet makes these loans to individuals, professionals and businesses. The Bank of Hemet takes collateral whenever possible regardless of the loan purpose. Collateral may include cash, liens on accounts receivable and/or equipment. As a matter of policy, The Bank of Hemet requires all principals of a business to be guarantors on all commercial loans. All borrowers must demonstrate the ability to service and repay not only The Bank of Hemet debt but all outstanding debt, on the basis of historical cash flow or conversion of assets.

CONSUMER LOANS

    As of December 31, 1998, the total of all consumer loans held by The Bank of Hemet was $1.0 million or .5% of total loans. Consumer loans may be secured or unsecured, and are extended for a variety of purposes, including the purchase or finance of automobiles, home improvement, home equity lines and overdraft protection. Consumer loan underwriting standards include an examination of the applicant's credit history and payment record on other debts and an evaluation of his or her ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount.

    Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because the collateral is more likely to suffer damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability. Furthermore, various federal and state laws, including federal and state bankruptcy and insolvency laws, often limit the amount that the lender can recover on these loans.

OFF-BALANCE SHEET COMMITMENTS

    The Bank of Hemet may issue formal commitments or lines of credit to a limited number of well-established, financially responsible, local commercial enterprises. Such commitments can be either secured or unsecured. These commitments may take the form of revolving lines of credit, letters of credit, real estate construction or real estate mortgage loans. Standby letters of credit are conditional commitments issued by The Bank of Hemet to guarantee the performance of a customer to a third party. The Bank of Hemet does not enter into any interest rate swaps or caps, or forward or future contracts.

    The following table shows the distribution of The Bank of Hemet's undisbursed loan commitments at the dates indicated.

                                                                             AT DECEMBER 31,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Real estate--construction................................................  $   2,404  $   2,160
Real estate--mortgage....................................................      1,472        822
Standby letters of credit................................................      1,116        282
Undisbursed lines of credit..............................................      5,876      6,436
                                                                           ---------  ---------
    Total................................................................  $  10,868  $   9,700
                                                                           ---------  ---------
                                                                           ---------  ---------

LENDING PROCEDURES AND CREDIT APPROVAL PROCESS

    The board of directors' loan committee approves all loans in excess of $500,000 and reviews all loans in excess of $100,000. Lending limits are authorized by the loan committee through authority delegated by the board of directors of The Bank of Hemet. The directors' loan committee approves all loans which would create a total borrower liability in excess of $500,000. The Chief Credit Officer is responsible for evaluating the authority limits for individual credit officers and recommends lending limits to the directors' loan committee for approval.

    The highest individual lending authority in The Bank of Hemet is currently $500,000, which requires the approval and signature of the Chief Credit Officer. The second highest lending authority is $150,000 for the manager of the real estate loan department. All other individual lending authorities are less, with the next largest authority being $100,000.

    At December 31, 1998, The Bank of Hemet's authorized legal lending limits were approximately $3.5 million for unsecured loans and approximately $5.8 million for secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan and lease losses on an unsecured basis and 25% on a secured basis. The Bank of Hemet's primary capital plus allowance for loan and lease losses at December 31, 1998 totaled $23.3 million. The Bank of Hemet's largest borrower as of December 31, 1998 had an aggregate loan liability totaling $5.8 million.

    The Bank of Hemet seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although management believes that its underwriting criteria are appropriate for the various kinds of loans it makes, The Bank of Hemet may incur losses on loans which meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves for such losses in the allowance for loan and lease losses.

ASSET QUALITY

    NONPERFORMING ASSETS. Nonperforming assets include nonperforming loans and other real estate owned, or OREO.

    NONPERFORMING LOANS. Nonperforming loans are those which the borrower fails to perform in accordance with the original terms of the obligation and fall into two categories:

    - Nonaccrual loans. The Bank of Hemet generally places loans on nonaccrual status when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is well-secured and, in the opinion of management, is deemed in the process of collection. When loans are placed on nonaccrual status, accrued but unpaid interest is reversed against the current year's income. The Bank of Hemet may treat payments on nonaccrual loans as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income where management believes the remaining principal balance is fully collectible. Additionally, The Bank of Hemet may place loans not 90 days past due on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

    - Accruing loans 90 days or more past due. The Bank of Hemet classifies a loan in this category when the borrower is more than 90 days late in making a payment of principal or interest but the loan has not been placed on nonaccrual status.

    Nearly all nonperforming loans during the periods reported were secured by first deeds of trust on real property. The collateral securing these nonperforming loans at December 31, 1998 may not be sufficient to prevent losses on such loans.

    OTHER REAL ESTATE OWNED. This category of nonperforming assets consists of real estate to which The Bank of Hemet has taken title by reason of foreclosure or by taking a deed in lieu of foreclosure from the borrower. The Bank of Hemet has been actively managing its OREO while attempting to expeditiously dispose of the properties. At December 31, 1998, the bank owned one OREO property, consisting of a single family residence valued at $77,000. For a more complete discussion of changes in OREO during the last three years, please refer to "The Bank of Hemet Management's Discussion and Analysis of Results of Operations-- Noninterest Expense."

    The following table summarizes The Bank of Hemet's nonperforming assets at the dates indicated.

                                                                                       DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                  (DOLLARS IN THOUSANDS)
Nonaccrual loans(1)..............................................  $   1,578  $   2,902  $   2,976  $   2,446  $   3,188
Loans past due 90 days or more...................................          3         --         17         14         --
  Total nonperforming loans......................................      1,581      2,902      2,993      2,460      3,188
Other real estate owned..........................................         77        779      2,180      3,908      2,719
                                                                   ---------  ---------  ---------  ---------  ---------
  Total nonperforming assets.....................................  $   1,658  $   3,681  $   5,173  $   6,368  $   5,907
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Nonperforming loans as a percent of total loans..................       0.76%      1.51%      1.60%      1.32%      1.72%
Nonperforming assets as a percent of total assets................       0.66%      1.53%      2.21%      2.79%      2.64%

------------------------

(1) Interest income in the amount of $277,000 would have accrued during 1998 on loans on nonaccrual status if interest had been accrued. Income of $115,000 was in fact recognized on nonaccrual loans in 1998 based on receipt of actual interest payments.

    IMPAIRED LOANS. Management defines impaired loans, regardless of past due status on loans, as those on which principal and interest are not expected to be collected under the original contractual loan repayment terms. The Bank of Hemet charges off an impaired loan at the time management believes it has exhausted the collection process. The Bank of Hemet values impaired loans based on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price or the fair value of collateral if the loan is collateral-dependent. Impaired loans at December 31, 1998 were $3.3 million, $1.6 million of which were also nonaccrual loans. On account of these impaired loans, The Bank of Hemet had an allowance for loan and lease losses of $287,000 at December 31, 1998. The average outstanding principal balance of impaired loans was $4.0 million during 1998. Substantially all of the impaired loans at December 31, 1998 were collateral dependent and management measured them using the fair value of the collateral.

    SUBSTANDARD AND DOUBTFUL LOANS. The Bank of Hemet classifies loans as "substandard" in accordance with regulatory requirements when they are inadequately protected by the current sound worth and paying capacity of the borrower or of the loan collateral, if any. Substandard loans generally have well-defined weaknesses that jeopardize repayment. They are characterized by the distinct possibility that a bank will sustain some loss if the deficiencies are not corrected.

    The Bank of Hemet classifies loans as "doubtful," in accordance with regulatory requirements, when the loans have the inherent weaknesses of substandard loans and, in addition, the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. However, in such loans, various important and reasonably specific pending factors may work to the advantage and strengthening of the asset. Accordingly, with respect to such loans, the estimated loss is deferred until its more exact status may be determined.

    RESTRUCTURED LOANS. The Bank of Hemet considers restructured loans as loans on which interest accrues at a below market rate or on which a portion of the principal has been forgiven to help the borrower make the final repayment of the loan. Any interest previously accrued, but not yet collected, is reversed against current income when the loan is placed in this category. Interest is then reported on a cash basis until the borrower establishes an ability to service the restructured loan in accordance with its terms, The Bank of Hemet does not have any loans categorized as restructured loans.

    Except as disclosed above, there were no assets as of December 31, 1998 where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms. However, it is always possible that current credit problems may exist that may not have been discovered by management. Given the high percentage of The Bank of Hemet's loans that are secured by real estate, the real estate market in Southern California and the overall economy in The Bank of Hemet's market area are likely to continue to have a significant effect on the quality of The Bank of Hemet's assets in the future.

ALLOWANCES AND PROVISIONS FOR LOAN AND LEASE LOSSES

    The following table sets forth an analysis of the allowance for loan and lease losses and provisions for loan and lease losses for the periods indicated.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------

                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period.......................  $    2,116  $    2,241  $    2,135  $    2,609  $    2,520
Loans charged off:
  Real estate--construction..........................          --          --          --          --         625
  Real estate--mortgage..............................         139         274         562         179         776
  Commercial.........................................          --         159         272         348          43
  Consumer...........................................          43          18          68          90          17
                                                       ----------  ----------  ----------  ----------  ----------
    Total charge-offs................................         182         451         902         617       1,461
                                                       ----------  ----------  ----------  ----------  ----------
Recoveries:
  Real estate--construction..........................          --          --          --          --          --
  Real estate--mortgage..............................         225          57          16          18           9
  Commercial.........................................          47          10           2          --          35
  Consumer...........................................          26           9           2           5           6
                                                       ----------  ----------  ----------  ----------  ----------
    Total recoveries.................................         298          76          20          23          50
                                                       ----------  ----------  ----------  ----------  ----------
Net charge-offs......................................        (116)        375         882         594       1,411
                                                       ----------  ----------  ----------  ----------  ----------
Provision for possible loans losses..................          --         250         988         120       1,500
                                                       ----------  ----------  ----------  ----------  ----------
Balance at end of period.............................  $    2,232  $    2,116  $    2,241  $    2,135  $    2,609
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

Average total loans outstanding(1)...................  $  196,675  $  187,298  $  184,307  $  183,632  $  185,708
Total loans at end of period(1)......................     207,802     192,287     187,441     185,717     185,746
Net charge-offs/average total loans outstanding......       (0.06)%       0.20%       0.48%       0.32%       0.76%
Allowance at end of period/total loans outstanding...        1.07%       1.10%       1.20%       1.15%       1.40%
Allowance/nonperforming loans........................      141.16%      72.90%      74.86%      86.78%      81.84%

------------------------

(1) Net of deferred loan origination fees.

    The Bank of Hemet maintains an allowance for loan and lease losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance, management takes into consideration primarily the credit quality of the portfolio and prior loan loss experience. The specific calculation of the allowance for loan and lease losses is based on the risk rating system that The Bank of Hemet uses to grade its loans. This system classifies all loans into one of eight grades according to a risk-rating matrix that evaluates each of the five following factors:

    - the dependability of the primary repayment source;

    - the dependability of the secondary repayment source;

    - the value of the collateral in relation to the size of the loan, and the liquidity of the collateral;

    - the character/relationship of the borrower; and

    - the strength, stability and potential of the industry in which the borrower is operating.

    Different reserve percentages are assigned to each different class of loan, as summarized in the following table.

           LOAN GRADE             RESERVE PERCENTAGE
--------------------------------  ------------------------------------------------
Class I ("Pass")                  0.10%
Class II ("Pass")                 0.20%
Class III ("Pass")                Historical loan loss experience factor
Class IV ("Watch")                Calculated on a loan by loan basis
Class V ("Special Mention")       Calculated on a loan by loan basis
Class VI ("Substandard")          Calculated on a loan by loan basis
Class VII ("Doubtful")            Minimum of 50.00%
Class VIII ("Loss")               100.00%

    Management assigns reserve percentages to the first two classes, reflecting management's judgment of the likelihood of loss in each risk category. For the third grade, in which most "pass loans" fall, management assigns a reserve percentage to each of the following kinds of loans: commercial loans, commercial real estate loans, residential real estate loans, construction loans and consumer loans. The reserve percentage represents the historical loss rate on this category of loans for the preceding 36 months. For the next three categories, management assigns specific reserves based on a risk analysis of each loan. The Bank of Hemet's board of directors approves the adequacy of the allowance for loan and lease losses on a quarterly basis.

    The balance in the allowance is affected by amounts provided from operations, amounts charged-off and recoveries of previously charged-off loans. For 1998, The Bank of Hemet recorded no provision for loan and lease losses, compared with provisions of $250,000 for 1997 and $988,000 for 1996. The lack of a provision in 1998 resulted from management's determination, in accordance with the policy discussed above, that the allowance was adequate at December 31, 1998. In fact, the allowance had grown in 1998 by reason of net recoveries on loans previously charged-off in the amount of $116,000, compared with net charge-offs of $375,000 in 1997 and $882,000 in 1996. These trends reflected, among other factors, the strengthening of the Southern California economy. The decreased provision in 1997 as compared with 1996 reflected the significant decrease in net charge-offs during 1997 as compared with 1996. The increased provision in 1996 mainly resulted from the decline in real estate collateral value for one borrower in that year.

    At December 31, 1998 the allowance for loan and lease losses stood at $2.2 million or 1.07% of total loans outstanding, compared with $2.1 million or 1.10% of total loans outstanding at December 31, 1997, and $2.2 million, or 1.20% of total loans outstanding at December 31, 1996.

    Management anticipates the continued stabilization of the economy in segments of The Bank of Hemet's market area. However, underlying trends in the economic cycle will influence credit quality, particularly in Southern California, Management cannot completely predict these trends. Consequently, The Bank of Hemet may sustain loan losses, in any particular period, that are sizable in relation to the allowance for loan and lease losses. Additionally, a subsequent evaluation of the loan portfolio, in light of factors then prevailing, by The Bank of Hemet and its regulators may indicate a requirement for increases in the allowance for loan and lease losses through charges to the provision for loan and lease losses.

    The following table summarizes a breakdown of the allowance for loan and lease losses by loan category and the allocation in each category as a percentage of total loans in each category at the dates indicated:

                                                                          DECEMBER 31,
                                          ----------------------------------------------------------------------------
                                                    1998                      1997                      1996
                                          ------------------------  ------------------------  ------------------------
                                                                     (DOLLARS IN THOUSANDS)
                                                     % OF LOANS IN             % OF LOANS IN             % OF LOANS IN
                                          AMOUNT       CATEGORY      AMOUNT      CATEGORY      AMOUNT      CATEGORY
                                          ---------  -------------  ---------  -------------  ---------  -------------
Real estate--construction...............  $       3          0.1%   $      66          3.1%   $      83          3.7%
Real estate--mortgage...................      2,042         91.5        1,984         93.8        2,082         92.9
Commercial..............................        171          7.7           47          2.2           56          2.5
Consumer................................         16          0.7           19          0.9           20          0.9
                                          ---------        -----    ---------        -----    ---------        -----
Total...................................  $   2,232        100.0%   $   2,116        100.0%   $   2,241        100.0%
                                          ---------        -----    ---------        -----    ---------        -----
                                          ---------        -----    ---------        -----    ---------        -----

    Allocations of the loan and lease losses by category are not available in The Bank of Hemet's records for 1995 and 1994. However, real-estate mortgage loans constituted 87.8% of The Bank of Hemet's portfolio in 1995 and 88.3% in 1994. Accordingly, management believes that more than 90% of the allowance in 1995 and 1994 was allocable to real-estate mortgage loans as it was in 1998, 1997 and 1996.

    The allocation of the allowance to loan and lease categories is an estimate by management of the relative risk characteristics of loans in those categories. Losses in one or more loan categories may exceed the portion of the allowance allocated to that category or even exceed the entire allowance. The Bank of Hemet did not make an allocation of loan loss reserves by loan category in 1995 or 1994.

DEPOSITS

    Deposits are The Bank of Hemet's primary source of funds. At December 31, 1998, The Bank of Hemet had a deposit mix of 54.3% in time deposits, 29.4% in savings and interest-bearing checking accounts, 14.7% in noninterest-bearing demand accounts and 1.6% in money market accounts.

    Noninterest-bearing demand deposits enhance The Bank of Hemet's net interest income by lowering its cost of funds. The Bank is committed to continuing its recent efforts to increase core deposits through increased business development efforts, diversification of its customer base, product line enhancements and superior customer service. Currently, deposits from the local market area are increasing, thus decreasing reliance on potentially unstable sources of funds.

    The Bank of Hemet obtains deposits primarily from the communities it serves. No material portion of its deposits has been obtained from or is dependent on any one person or industry. The Bank of Hemet's business is not seasonal in nature. The Bank of Hemet accepts deposits in excess of $100,000 from customers. These deposits are priced to remain competitive. At December 31, 1998, The Bank of Hemet had no brokered deposits.

    The following table sets forth the average balances and the average rates paid for the major categories of deposits for the dates indicated:

                                                                          DECEMBER 31,
                                             ----------------------------------------------------------------------
                                                      1998                    1997                    1996
                                             ----------------------  ----------------------  ----------------------
                                                                     (DOLLARS IN THOUSANDS)
                                              AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                              BALANCE      RATE       BALANCE      RATE       BALANCE      RATE
                                             ---------  -----------  ---------  -----------  ---------  -----------
Noninterest-bearing demand.................  $  33,349          --%  $  29,831          --%  $  25,981          --%
Interest-bearing demand....................     14,204        1.07      13,722        1.10      14,837        1.13
Money market deposits......................      3,970        2.72       4,660        2.75       5,393        2.82
Savings deposits...........................     48,793        4.01      47,468        4.11      41,968        4.07
Time deposits of $100,000 or more..........      9,036        5.54       8,662        5.65      15,537        5.73
Time deposits under $100,000...............    116,876        5.53     109,948        5.65     106,222        5.56
                                             ---------               ---------               ---------
Total average deposits.....................  $ 226,228        4.06   $ 214,291        4.17   $ 209,938        4.20
                                             ---------               ---------               ---------
                                             ---------               ---------               ---------

MATURITIES OF TIME CERTIFICATES OF DEPOSIT

    Maturities of time certificates of deposits outstanding at December 31, 1998 are summarized as follows:

                                                                 $100,000 OR      LESS THAN
                                                                    MORE           $100,000
                                                               ---------------  --------------
                                                                       (IN THOUSANDS)
Three months or less.........................................     $   2,642       $   29,684
Over three to six months.....................................         1,649           26,310
Over six to twelve months....................................         2,976           53,833
Over twelve months...........................................           874            7,053
                                                                     ------     --------------
Total........................................................     $   8,141       $  116,880
                                                                     ------     --------------
                                                                     ------     --------------

DATA PROCESSING SERVICES--BANKLINK CORPORATION


    Through its subsidiary, BankLink Corporation, The Bank of Hemet provides data processing services and item processing services to The Bank of Hemet and other financial institutions. BankLink Corporation serves eight client banks as of December 31, 1998. BankLink Corporation uses Information Technology Incorporated application software and uses that software to provide high volume processing capabilities and systems support services for deposit and loan transactions, treasury functions and loan servicing. These services encompass all of the normal banking applications, including accounts payable, fixed assets, automated clearinghouse origination, automated exception processing, asset/liability management, corporate cash management, telephone banking, and account analysis.

    For the year ended December 31, 1998, BankLink Corporation had revenues from its operations of $1.1 million.

SUPERVISION AND REGULATION


    As a California bank whose deposits are insured by the Federal Deposit Insurance Corporation, The Bank of Hemet is subject to many governmental rules that affect its operations. For a description of the laws and regulations that apply to The Bank of Hemet, please refer to the section entitled "Supervision and Regulation," starting on page 168.


COMPETITION

    The Bank of Hemet considers its primary service area to include Riverside and San Bernardino counties of California. The banking business is highly competitive in California, including this region. A number of major banks and savings and loan associations have offices in this area. They currently dominate loan and deposit origination. The Bank of Hemet also competes for deposits and loans with finance companies, industrial loan companies, securities and brokerage companies, mortgage companies, insurance companies, money market funds, credit unions and other financial institutions.

    Major banks and savings and loan associations exercise certain competitive advantages over community banks like The Bank of Hemet. They can finance extensive advertising campaigns and offer the convenience of many retail outlets. Many offer services, such as trust and international banking services, which The Bank of Hemet does not offer directly. They can invest greater resources in technology, which may afford them economies of scale, particularly with respect to consumer financial services, by reason of their larger customer bases. In addition, these larger institutions likely have lower costs of capital and substantially higher lending limits.

    To compete with larger financial institutions, The Bank of Hemet relies upon responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff. For customers whose loan demands exceed The Bank of Hemet's lending limits, The Bank of Hemet seeks to arrange funding on a participation basis with its correspondent banks or other independent commercial banks. The Bank of Hemet also assists customers requiring services not offered by it to obtain such services from its correspondent banks.

    In commercial real estate lending, The Bank of Hemet competes against larger institutions. Management seeks to assert its competitive advantage in this market through its depth of experience and ability to respond in customized ways to the needs of its customers. In its deposit gathering, The Bank of Hemet competes by having convenient branches located in areas of high bank deposits per person, and by providing consumer-friendly environments at those branches.

EMPLOYEES

    At December 31, 1998, The Bank of Hemet employed a total of 86 full-time equivalent employees, including four executive officers. None is presently represented by a union or covered by a collective bargaining agreement. The Bank of Hemet believes its employee relations are excellent.

LITIGATION

    In April 1997, litigation relating to the acquisition of Inland Savings and Loan in 1992 by The Bank of Hemet was filed against The Bank of Hemet and certain of its directors. The legal action alleges improper adjustments to the value of the preferred stock of The Bank of Hemet issued to Inland Savings and Loan shareholders in connection with the 1992 acquisition. The named plaintiffs have sued on behalf of a class consisting of former owners of preferred stock of The Bank of Hemet. The action alleges breach of contract and breach of fiduciary duty and seeks compensatory damages in excess of $2 million, together with punitive damages. In 1998, the court granted The Bank of Hemet's motion to remove the fraud cause of action. On January 14, 1999, the court certified the case as a class action. The Bank of Hemet intends to vigorously defend against these claims, and has filed a motion for summary judgment on the breach of fiduciary duty claim. Any potential losses to The Bank of Hemet as a result of this action are not reasonably estimable, and accordingly no reserve for loss has been established in The Bank of Hemet's consolidated financial statements. Any losses which might be suffered by The Bank of Hemet related to this proceeding could impact The Bank of Hemet's future profitability.

    From time to time, The Bank of Hemet is involved in other litigation as an incident to its business. In the opinion of management, no such other pending or threatened litigation is likely to have a material adverse effect on The Bank of Hemet's financial condition or results of operations.

INSURANCE

    The Bank of Hemet maintains financial institution bond and commercial insurance at levels deemed adequate by The Bank of Hemet's management to protect it from some types of damage.

                 ADDITIONAL INFORMATION ABOUT THE BANK OF HEMET

EXECUTIVE OFFICERS

    The following table sets forth as of April 30, 1999, the names of and information concerning executive officers of The Bank of Hemet.

NAME                                   AGE        SINCE    POSITION AND PRINCIPAL OCCUPATION
---------------------------------      ---      ---------  -----------------------------------------------------------------
James B. Jaqua...................          56        1983  President and Chief Executive Officer
John J. McDonough................          67        1974  Chairman of the Board
Robert I. Robie..................          60        1994  Executive Vice President and Chief Credit Officer since February
                                                           1996. Senior Vice President and Chief Credit Officer from 1994.
                                                           Former Executive Vice President, Chief Credit Officer and
                                                           Director of Commerce Bank, Newport Beach, California. Former
                                                           President and Director of Preferred Bank, Los Angeles,
                                                           California. Former Vice Chairman and Chief Credit Officer of
                                                           Metrobank, Los Angeles, California.
Harold R. Williams, Jr...........          52        1994  Chief Operating and Financial Officer since February 1996. Senior
                                                           Vice President and Chief Financial Officer from 1994. Former
                                                           Executive Vice President, Chief Financial Officer and Director of
                                                           Commerce Bank, Newport Beach, California. Former Director,
                                                           President and Chief Financial Officer of Independence Bank,
                                                           Encino, California.

    Mr. Williams was also the former Executive Vice President, Chief Financial Officer and Director of Commerce Bancorp, and his term of employment was within two years of Commerce Bancorp filing for bankruptcy in 1994.

EXECUTIVE COMPENSATION

    The following table sets out a summary of the compensation for the identified officers and the chairman of the board of directors.

                                                                                               LONG-TERM COMPENSATION
                                                                                       ---------------------------------------
                                                         ANNUAL COMPENSATION
                                                -------------------------------------            AWARDS
                                                                             OTHER     --------------------------    PAYOUT
                                                                            ANNUAL      RESTRICTED                 -----------
                                                                            COMPEN-        STOCK       OPTIONS/       LTIP
NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)    BONUS ($)   SATION ($)    AWARD(S)($)    SARS (#)     PAYOUT($)
-----------------------------------  ---------  -----------  -----------  -----------  -------------  -----------  -----------
James B. Jaqua ....................       1998   $ 214,000    $ 130,000           --            --            --           --
  President and Chief Executive           1997     203,910           --           --            --         6,000           --
  Officer                                 1996     192,708      100,000           --            --            --           --
John J. McDonough .................       1998      98,936        5,000           --            --            --           --
  Chairman of the Board                   1997      98,936           --           --            --            --           --
                                          1996      98,936           --           --            --            --           --
Harold R. Williams, Jr. ...........       1998     158,848       40,000           --            --            --           --
  Chief Operating and Financial           1997     151,259       35,000           --            --         6,000           --
  Officer                                 1996     143,325       35,000           --            --            --           --
Robert I. Robie ...................       1998     155,240       35,000           --            --            --           --
  Executive Vice President and            1997     147,829       25,000           --            --         6,000           --
  Chief Credit Officer                    1996     140,569       25,000           --            --            --           --


                                       ALL OTHER
                                        COMPEN-
NAME AND PRINCIPAL POSITION          SATION ($)(1)
-----------------------------------  -------------
James B. Jaqua ....................    $   2,288
  President and Chief Executive              881
  Officer                                     --
John J. McDonough .................        8,083
  Chairman of the Board                    6,081
                                           5,661
Harold R. Williams, Jr. ...........        2,059
  Chief Operating and Financial              381
  Officer                                     --
Robert I. Robie ...................        2,058
  Executive Vice President and               393
  Chief Credit Officer                        --

------------------------

(1) The amounts for Messrs. Jaqua, Williams and Robie represent The Bank of Hemet's matching contribution to The Bank of Hemet 401(k) Plan commencing August 1, 1997. The matching contribution for Mr. McDonough in 1998 and 1997 was $1,979 and $420, respectively, and the remainder represents The Bank of Hemet's cost of premiums for life insurance for which Mr. McDonough is the owner and insured, and the beneficiary is selected by Mr. McDonough.

               AGGREGATED OPTION(1) EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                         VALUE OF UNEXERCISED
                                                                          NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                                                                         OPTIONS AT 12/31/98 (#)          AT 12/31/98 ($)(2)
                                   SHARES ACQUIRED   VALUE REALIZED   ------------------------------  --------------------------
NAME                               ON EXERCISE (#)         ($)         EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------------  ---------------  -------------  ---------------  -----------  -------------
James B. Jaqua..................             --               N/A           1,200           4,800      $  29,700     $ 118,800
John J. McDonough...............             --               N/A              --              --             --            --
Harold R. Williams, Jr..........             --               N/A           9,200           6,800        311,700       189,300
Robert I. Robie.................             --               N/A           9,200           6,800        311,700       189,300

------------------------

(1) The Bank of Hemet has no plans pursuant to which stock appreciation rights may be granted.

(2) Value of unexercised "in-the-money" options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at exercise or fiscal year-end, respectively.

EMPLOYMENT CONTRACTS AND SEVERANCE AGREEMENTS

    Mr. Jaqua and Mr. McDonough have salary continuation agreements with The Bank of Hemet. Under Mr. Jaqua's agreement, he will receive a salary of $110,000 per year for 15 years beginning when he reaches age 65, so long as he is employed by The Bank of Hemet at that age. Under Mr. McDonough's agreement, he will receive a salary of $15,000 per year for 15 years beginning when he reaches age 65, so long as he is employed by The Bank of Hemet at that age. If either Mr. Jaqua or Mr. McDonough dies before that time, his beneficiary will receive the remaining payments. If Mr. Jaqua is terminated, or if The Bank of Hemet is sold or merged with another entity, as will take place in the acquisition, then he will receive a lump sum payment equal to the present value of fifteen annual payments of $110,000. Present value will be computed using the annual interest rate of a ten year Treasury note as the discount rate. The Bank of Hemet may reduce the payment made to Mr. Jaqua if, when aggregated with other payments, the amount would constitute an "excess parachute payment" under the Internal Revenue Code. The lump sum amount for the acquisition by Pacific Community Banking Group has been set at $484,000.

    The Bank of Hemet entered into an employment agreement, effective January 1, 1998, with Mr. Jaqua to serve as President and Chief Executive Officer of The Bank of Hemet for a term that expires on December 31, 1999, but may be terminated if the acquisition closes. The agreement provides for an annual base salary of $214,000 for 1998, and $224,000 for 1999, with an annual increase and bonus at the discretion of the board of directors. The agreement afforded health, accidental and disability insurance benefits to Mr. Jaqua and his spouse.

    On July 16, 1998, the board of directors of The Bank of Hemet amended The Bank of Hemet's severance policy. The Bank of Hemet's severance policy provides that in the event of a change of control such as the acquisition, any officer or employee whose employment is terminated within six months following the change of control because of a job elimination or layoff would receive severance pay based on their position and years of service. The severance payment for a senior vice president whose employment is terminated due to a job elimination or layoff within six months of a qualifying change of control would be 12 weeks of current salary for less than two years of service and 12 weeks of current salary plus two weeks of current salary for each additional year of service after two years up to a maximum of 26 weeks of current salary. The severance payment for the chief operating and financial officer, Mr. Williams and chief credit officer, Mr. Robie, if employment is terminated due to a job elimination or layoff within six months of a qualifying change of control would be 22 months of current salary, subject to their agreeing not to compete with The Bank of Hemet.


    Mr. Harold R. Williams, Jr., Chief Operating and Financial Officer of The Bank of Hemet has an agreement under which Mr. Williams will serve as Executive Vice President and Chief Financial Officer of Pacific Community Banking Group and remains as Chief Operating and Financial Officer of The Bank of Hemet. The agreement lasts until December 31, 2002 and provides Mr. Williams with severance benefits if he is terminated by Pacific Community Banking Group or The Bank of Hemet, or if he terminates employment because of a reduction in salary or benefits or a material diminution in title, authority or responsibilities. If such a termination occurs within the first 12 months of the effective date of the agreement, Mr. Williams will receive 18 months of base salary, payable in a lump sum, and health and other benefits for 18 months. If such a termination occurs during the remaining term of the agreement, Mr. Williams will receive 12 months of base salary, payable in a lump sum, and health and other benefits for 12 months. Pacific Community Bank Group can reduce the severance benefits to the extent they are not deductible expenses under Section 280G of the Internal Revenue Code. The agreement also provides Mr. Williams with a bonus in the minimum amount of $60,000 payable February 29, 2000 and stock options for 50,000 shares of Pacific Community Banking Group common stock at an exercise price equal to the initial offering price of Pacific Community Banking Group common stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of The Bank of Hemet's directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, The Bank of Hemet in the ordinary course of The Bank of Hemet's business, and The Bank of Hemet expects to have banking transactions with such persons in the future. In The Bank of Hemet management's opinion, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar credit-worthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features. All loans and extensions of credit made to The Bank of Hemet's directors and executive officers are current and performing as agreed upon. No director or executive officer of The Bank of Hemet had indebtedness in excess of 10% of The Bank of Hemet's equity capital accounts. The aggregate extensions of credit to directors and executive officers of The Bank of Hemet did not exceed 20% of the equity of The Bank of Hemet at any time since the beginning of 1998.

                      VALLEY BANK SELECTED FINANCIAL DATA

    Set forth below is the selected financial data and operating data of Valley Bank for the periods indicated, which have been derived from Valley Bank's audited financial statements. The selected financial data set forth below should be read in conjunction with Valley Bank's financial statements included elsewhere in this prospectus and "Valley Bank Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               AT OR FOR THE THREE
                                             MONTHS ENDED MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------  ----------------------------------------------------------
                                               1999         1998          1998        1997        1996        1995        1994
                                            ----------  -------------  ----------  ----------  ----------  ----------  ----------
                                                   (UNAUDITED)            (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
RESULTS OF OPERATIONS
Interest income...........................  $    1,422  $    1,559     $    6,181  $    5,978  $    5,338  $    4,954  $    4,237
Interest expense..........................         366         342          1,438       1,282       1,119       1,007         857
Net interest income.......................       1,056       1,217          4,743       4,696       4,219       3,947       3,380
Provision for loan and lease losses.......          90         150            200         980         360         610         160
Noninterest income........................         712         459          2,915       2,719       2,135       2,170       1,895
Noninterest expense.......................       1,452       1,553          6,085       5,637       5,211       4,902       4,484
Provision for income taxes................          95         (18)           584         242         329         199         210
Net income (loss).........................         131          (9)           789         556         454         406         421

BALANCE SHEET (END OF PERIOD)
Total assets..............................  $   87,499  $   79,187     $   84,709  $   74,566  $   71,070  $   65,989  $   64,868
Total loans...............................      41,734      48,688         43,149      45,260      42,999      34,292      32,882
Allowance for loan and lease losses.......       1,115       1,152          1,118       1,058         756         497         574
Nonperforming loans.......................       4,600       2,637          5,083       3,227       1,245       1,235       3,173
Other real estate owned...................       1,611       1,632          1,749       1,711       1,144       2,555       1,143
Total deposits............................      78,430      70,978         75,739      66,239      63,286      59,001      58,334
Shareholders' equity......................       8,439       7,308          8,254       7,292       6,902       6,762       6,356

BALANCE SHEET (PERIOD AVERAGE)
Total assets..............................  $   86,742  $   77,487     $   81,248  $   74,409  $   69,940  $   66,525  $   65,101
Total loans...............................      43,603      46,136         48,512      43,921      41,649      34,552      28,678
Earning assets............................      75,647      67,531         70,839      64,794      61,116      55,776      54,013
Total deposits............................      77,577      69,184         72,434      66,267      62,517      59,496      58,275
Shareholders' equity......................       8,666       7,277          7,716       6,972       6,796       6,505       5,182

CAPITAL RATIOS
Leverage ratio............................        9.73%       9.43 %        10.20%       9.80%       9.70%      10.20%       9.80%
Tier 1 risk-based capital.................       15.09       12.84          15.50       13.50       13.90       14.50       15.80
Total risk-based capital..................       16.35       13.94          16.70       14.50       14.90       15.70       17.00

ASSET QUALITY RATIOS
Nonperforming loans/total loans(1)........       11.02%       5.42 %        11.78%       7.13%       2.90%       3.60%       9.65%
Nonperforming assets/total assets(2)......        7.10        5.39           8.07        6.62        3.36        5.74        6.65
Allowance for loan losses/ nonperforming
  loans...................................       24.24       43.69          22.32       32.79       60.72       40.24       18.09
Allowance for loan losses/total loans.....        2.67        2.37           2.59        2.34        1.76        1.45        1.75

PERFORMANCE RATIOS
Return on average assets(10)..............        0.60%      (0.05)%         0.97%       0.75%       0.65%       0.61%       0.65%
Return on average equity(10)..............        6.05       (0.49)         10.23        7.97        6.68        6.24        8.12
Net interest margin(3)....................        5.58        6.74           6.77        7.28        6.96        6.89        6.26
Net interest spread(4)....................        5.04        7.29           6.12        6.63        6.57        6.39        5.90
Average loans to average deposits.........       56.21       66.69          66.97       66.28       66.62       58.07       49.21
Efficiency ratio(5).......................       82.13       92.66          79.46       76.02       82.01       80.14       85.00

                                               AT OR FOR THE THREE
                                             MONTHS ENDED MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------  ----------------------------------------------------------
                                               1999         1998          1998        1997        1996        1995        1994
                                            ----------  -------------  ----------  ----------  ----------  ----------  ----------
                                                   (UNAUDITED)            (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
PER SHARE INFORMATION
Basic earnings(6).........................  $     0.12  $    (0.01)    $     0.73  $     0.53  $     0.41  $     0.35  $     0.36
Diluted earnings(7).......................  $     0.11  $    (0.01)    $     0.65  $     0.51  $     0.41  $     0.34  $     0.36
Dividends declared........................  $       --  $       --     $       --  $       --  $       --  $       --  $       --
Dividend payout ratio(8)..................          --%         -- %           --%         --%         --%         --%         --%
Book value................................  $     7.39  $     6.24     $     7.04  $     6.22  $     5.93  $     5.81  $     5.46
Shares outstanding at period end(9).......   1,171,906   1,171,906      1,171,906   1,171,906   1,164,034   1,164,034   1,164,034
Weighted average shares outstanding(9)....   1,089,588   1,084,112      1,084,112   1,055,293   1,094,211   1,164,034   1,164,034

------------------------

(1) Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and restructured loans.

(2) Nonperforming assets consist of nonperforming loans and other real estate owned.

(3) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

(4) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

(5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income.

(6) Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(7) Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into the common stock or resulted in the issuance of common stock that then shared in earnings.

(8) The dividend payout ratio consists of the dividends paid per share divided by basic earnings per share.

(9) Shares outstanding at period end include unearned ESOP shares and exclude shares issuable upon exercise of outstanding options. Weighted average shares outstanding, used to calculate earnings per share, do not include unearned ESOP shares.

(10) Annualized for March 31, 1999 and 1998.

                                  VALLEY BANK
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. VALLEY BANK'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Valley Bank's financial condition, operating results, asset and liability management, liquidity and capital resources. The following discussion should be read in conjunction with the financial statements of Valley Bank.

FINANCIAL CONDITION

    Total assets at March 31, 1999 were $87.5 million compared to $84.7 million at December 31, 1998, up approximately 3.3%. The increase is primarily attributable to a $8.5 million increase in securities and a $4.9 million decrease in federal funds sold. Total deposits increased 3.6% from $75.7 million at December 31, 1998 to $78.4 million at March 31, 1999. Stockholders' equity was $8.4 million at March 31, 1999, up from $8.3 million at year end.

    Total assets at December 31, 1998 were $84.7 million compared to $74.6 million at December 31, 1997, up approximately 13.6%. This increase is attributable to an $9.0 million increase in federal funds sold, a $1.7 million increase in securities, a $998,000 increase in cash due from banks, and a $382,000 increase in other assets, offset by a $2.8 million decrease in net loans. Total deposits increased from $66.2 million as of December 31, 1997 to $75.7 million as of December 31, 1998. Stockholders' equity was $8.3 million at December 31, 1998, up from its $7.3 million level a year earlier, owing primarily to net income of $789,000 and a decrease in the amount of unearned Employee Stock Ownership Plan shares of $108,000.

    Valley Bank's loan portfolio, including loans held for sale of $594,000, decreased by approximately $2.2 million during the fiscal year ended December 31, 1998. For the time period December 31, 1998 to March 1999, loans decreased $103,000 while loans held for sale decreased $194,000. The largest components of this decrease were in residential lending, which decreased $2.3 million from $7.1 million in 1997 to $4.8 million in 1998, and loans secured by unimproved residential lots, which decreased $1.5 million from $6.4 million in 1997 to $4.9 million in 1998. These decreases were partially offset by increases of $907,000 and $796,000 in commercial and industrial loans and government guaranteed loans, respectively. The loan portfolio decrease was also attributable to an increase in the sale of government guaranteed loans, from $12.0 million in 1997 to $14.6 million in 1998. As the economy in Southern California continues to improve, there is a greater demand for both business and construction lending, thus allowing the bank the opportunity to originate loans to finance these demands. Loan demand in the Pacific Northwest has remained strong and steady during the past two years. Valley Bank expects loan demand in its market areas to remain strong. Because Valley Bank expects to continue to sell government guaranteed loans in the secondary market, strong loan originations will not necessarily result in increases in the size of its loan portfolio.

ANALYSIS OF FINANCIAL CONDITION

    The following table sets forth the average balances of each principal category of Valley Bank's assets, liabilities and capital accounts for the periods indicated, as well as the percentage of each category to total assets for the periods indicated. Average balances used throughout this proxy statement/prospectus are based on daily averages.

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------
                                                 1998                  1997                  1996
                                         --------------------  --------------------  --------------------
                                                     PERCENT               PERCENT               PERCENT
                                          AVERAGE   OF TOTAL    AVERAGE   OF TOTAL    AVERAGE   OF TOTAL
                                          BALANCE    ASSETS     BALANCE    ASSETS     BALANCE    ASSETS
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks................  $   5,883        7.2% $   5,584        7.5% $   5,076        7.3%
Federal funds sold.....................      8,631       10.6%     6,506        8.7%     5,060        7.2%
Investment securities--taxable.........     12,022       14.8%    12,246       16.5%    11,804       16.9%
Investment securities--non-taxable.....        987        1.2%     1,474        2.0%     1,976        2.8%
Loans, net of allowance for loan losses
  and net of deferred loan fees and
  unearned income......................     47,436       58.4%    42,925       57.7%    40,996       58.6%
Premises and equipment.................      2,185        2.7%     2,184        2.9%     2,280        3.3%
Other assets...........................      4,104        5.1%     3,490        4.7%     2,748        3.9%
                                         ---------  ---------  ---------  ---------  ---------  ---------
  Total assets.........................     81,248      100.0%    74,409      100.0%    69,940      100.0%
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------
Liabilities and shareholders' equity:
Deposits:
  Demand...............................     19,212       23.7%    18,098       24.3%    16,502       23.6%
  Savings and interest-bearing
    demand.............................     38,063       46.9%    35,773       48.1%    35,553       50.8%
  Time deposits of $100,000 or more....      2,909        3.6%     1,761        2.4%     1,625        2.3%
  Time deposits under $100,000.........     12,250       15.1%    10,635       14.3%     8,837       12.6%
                                         ---------  ---------  ---------  ---------  ---------  ---------
    Total deposits.....................     72,434       89.2%    66,267       89.0%    62,517       89.4%
Accrued interest payable and other
  liabilities..........................      1,098        1.4%     1,170        1.6%       627        0.9%
                                         ---------  ---------  ---------  ---------  ---------  ---------
    Total liabilities..................     73,532       90.5%    67,437       90.6%    63,144       90.3%
Common stock...........................      5,860        7.2%     5,761        7.7%     5,544        7.9%
Retained earnings......................      1,856        2.3%     1,211        1.6%     1,252        1.8%
                                         ---------  ---------  ---------  ---------  ---------  ---------
    Total shareholders' equity.........      7,716        9.5%     6,972        9.4%     6,796        9.7%
                                         ---------  ---------  ---------  ---------  ---------  ---------
    Total liabilities and shareholders'
      equity...........................  $  81,248      100.0% $  74,409      100.0% $  69,940      100.0%
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------

RESULTS OF OPERATIONS

OVERVIEW

MARCH 31, 1999 AS COMPARED TO MARCH 31, 1998

    For the three months ended March 31, 1999, Valley Bank reported net income of $131,000 compared to a net loss of ($9,000) for the same period in 1998. Basic earnings (loss) per share were $.12 for the three months ended March 31, 1999 as compared to $(.01) for the same period in 1998. The return on average assets on an annualized basis was was .60% for the three months ended March 31, 1999 and compared to (.05)% in 1998. Valley Bank's return on average equity on an annualized basis was 6.05% for 1999 and
(49)% for 1998. Factors that significantly affected net income (loss) for the three months ended March 31, 1999 as compared to March 31, 1998 included a reduction in net interest income of $161,000, an increase in the provision for loan losses of $60,000, an increase in other expenses of $101,000 and an increase in the gain on sale of loans of $220,000.

DECEMBER 31, 1998 AS COMPARED TO DECEMBER 31, 1997

    Net income for 1998 was $789,000 compared with $556,000 in 1997 and $454,000 in 1996. Basic earnings per share were $0.73 in 1998 compared with $0.53 in 1997 and $0.41 in 1996. The return on average assets was 0.97% in 1998 compared with 0.75% in 1997 and 0.65% in 1996. Valley Bank's return on average equity was 10.23% for 1998, 7.97% for 1997 and 6.68% for 1996. Factors that significantly affected net income for 1998 as compared to 1997 included a reduction of $780,000 in the provision for loan and lease loss reserves, a gain on the sale of loans of $285,000, an increase in legal and professional expenses of $334,000 and a significant recovery that offset OREO expenses for the year.

    NET INTEREST INCOME. Total interest and fee income on earning assets decreased to $1.4 million from $1.6 million or 12.5% for the three months ended March 31, 1999 compared to March 31, 1998. Net interest income decreased to $1.1 million from $1.2 million for the three months ended March 31, 1999 from March 31, 1998. Average interest-earning assets at March 31, 1999 were $75.6 million compared with $67.5 million at March 31, 1998, an increase of $8.1 million or 12%. The 1999 decrease in interest income was primarily the result of both a decrease in loans and a decrease in interest rates from March 31, 1998.

    Total interest and fee income on earning assets increased to $6.2 million from $6.0 million, or 3.4%, in 1998 compared with 1997. Net interest income increased to $4.8 million from $4.7 million, or 1.0%, in 1998 from 1997. Average interest-earning assets in 1998 were $70.8 million compared with $64.8 million in 1997, an increase of $6.0 million or 9.3%. The 1998 increase in interest income was primarily the result of the growth in interest-earning assets. The 1997 increase in interest income was also attributable to growth in interest-earning assets.

    Total average interest-bearing liabilities at March 31, 1999 were $57.6 million compared with $53.7 million at December 31, 1998, an increase of $3.9 million, or 7.3%. This amount reflects an increase of $2.3 million or 6% in lower cost deposit accounts. Total interest expense increased from $342,000 to $366,000, or 7.0%, for the three months ended March 31, 1999 compared to March 31, 1998. This was due to an increase in interest-bearing deposits.

    Total average interest-bearing liabilities in 1998 were $53.7 million compared with $48.7 million in 1997, an increase of $5.0 million, or 10.3%. This amount reflects a significant increase in lower cost deposit accounts, primarily NOW accounts, as a result of consolidation in the local banking market. Total interest expense increased from $1.3 million to $1.4 million, or 12.2%, in 1998 compared with 1997 and increased from $1.1 million to $1.3 million, or 14.6% in 1997 compared with 1996. This was largely the result of the 10.3% increase in 1998 and 5.2% increase in 1997 in the amount of interest-bearing liabilities.

    Valley Bank's net interest margin, on an annualized basis, was 5.58% for the three months ended March 31, 1999, compared to 6.74% in the first three months of 1998. The reduction in the net interest margin in the first three months of 1999, as compared to the first three months of 1998, was the direct result of the prime rate and federal funds rate reductions experienced during the latter months of 1998.

    Valley Bank's net interest margin was 6.77% for 1998, compared with 7.28% for 1997 and 6.96% for 1996. The reduction in net interest margin in 1998, as compared with 1997, was a direct result of the prime rate and federal funds rate reductions experienced in 1998. These rate reductions affected the rates received on Valley Bank's loan portfolio and other assets more than they affected the interest paid by it on deposits and other liabilities. Despite reduction in its net interest margin, Valley Bank's overall net interest income increased, primarily as a result of an increase in its volume of earning assets. The increase in net interest margin in 1997, as compared with 1996, was the direct result of the increase in the amount of loans outstanding.

    AVERAGE BALANCES AND RATES EARNED AND PAID. The following table presents, for the periods indicated, average balance sheet information for Valley Bank, together with interest rates earned and paid on the various sources and uses of its funds. The table is arranged to group the elements of interest-earning assets and interest-bearing liabilities, these items being the major sources of income and expense. Nonaccruing loans are included in the calculation of average loan balances, but the nonaccrued interest thereon is excluded.

                                                                     YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------------------
                                                      1998                                 1997                    1996
                                       -----------------------------------  -----------------------------------  ---------
                                                   INTEREST       RATES                 INTEREST       RATES
                                        AVERAGE     INCOME/      EARNED/     AVERAGE     INCOME/      EARNED/     AVERAGE
                                        BALANCE     EXPENSE       PAID       BALANCE     EXPENSE       PAID       BALANCE
                                       ---------  -----------  -----------  ---------  -----------  -----------  ---------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Investments:(1)
Federal funds sold...................  $   8,631   $     444        5.14%   $   6,506   $     354        5.44%   $   5,060
Securities, taxable..................     12,022         724        6.02%      12,246         764        6.24%      11,804
Securities, nontaxable...............        987          54        5.47%       1,474          76        5.16%       1,976
                                       ---------  -----------               ---------  -----------               ---------
    Total investments................  $  21,640   $   1,222        5.65%   $  20,226   $   1,194        5.90%   $  18,840
                                       ---------  -----------               ---------  -----------               ---------
Loans(2):
Commercial...........................      3,892         339        8.71%       2,273         220        9.68%       2,051
Real estate..........................     44,174       4,567       10.34%      41,199       4,511       10.95%      39,203
Installment..........................        446          53       11.88%         449          53       11.80%         395
                                       ---------  -----------               ---------  -----------               ---------
    Total loans......................  $  48,512   $   4,959       10.22%   $  43,921   $   4,784       10.89%   $  41,649
Cash value of life insurance.........        687          52        7.57%         647          23        3.55%         627
                                       ---------  -----------               ---------  -----------               ---------
Total earning assets.................  $  70,839   $   6,233        8.80%   $  64,794   $   6,001        9.26%   $  61,116
                                                  -----------                          -----------
Non earning assets:
Allowance for loan and lease losses..     (1,076)                                (996)                                (653)
Cash and due from banks..............      5,883                                5,584                                5,076
Premises and equipment...............      2,185                                2,184                                2,280
Interest receivable and other
  assets.............................      3,417                                2,843                                2,121
                                       ---------                            ---------                            ---------
    Total assets.....................  $  81,248                            $  74,409                            $  69,940
                                       ---------                            ---------                            ---------
                                       ---------                            ---------                            ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
  NOW................................     19,297         200        1.04%      17,373         180        1.04%      16,652
  Savings............................     11,505         229        1.99%      11,220         223        1.99%      11,080
  Money market.......................      7,261         181        2.49%       7,180         176        2.45%       7,821
  Certificates of deposit under
    $100,000.........................     12,250         629        5.13%      10,635         534        5.02%       8,837
  Certificates of deposit of $100,000
    or more..........................      2,909         148        5.09%       1,761         114        6.47%       1,625
                                       ---------  -----------               ---------  -----------               ---------
    Total interest bearing
      deposits.......................     53,222       1,387        2.61%      48,169       1,227        2.55%      46,015
  Other borrowings...................        527          51        9.68%         561          55        9.80%         327
                                       ---------  -----------               ---------  -----------               ---------
    Total interest bearing
      liabilities....................     53,749   $   1,438        2.68%      48,730   $   1,282        2.63%      46,342
                                                  -----------                          -----------
Noninterest bearing deposits.........     19,212                               18,098                               16,502
Other liabilities....................        571                                  609                                  300
Stockholders' equity.................      7,716                                6,972                                6,796
                                       ---------                            ---------                            ---------
  Total liabilities and stockholders'
    equity...........................  $  81,248                            $  74,409                            $  69,940
                                       ---------                            ---------                            ---------
                                       ---------                            ---------                            ---------
Net interest income..................              $   4,795                            $   4,719
Net interest spread(3)...............                               6.12%                                6.63%
Net interest margin(4)...............                               6.77%                                7.28%


                                        INTEREST       RATES
                                         INCOME/      EARNED/
                                         EXPENSE       PAID
                                       -----------  -----------

ASSETS
Investments:(1)
Federal funds sold...................   $     269        5.32%
Securities, taxable..................         703        5.96%
Securities, nontaxable...............         100        5.06%
                                       -----------
    Total investments................   $   1,072        5.69%
                                       -----------
Loans(2):
Commercial...........................         216       10.53%
Real estate..........................       4,004       10.39%
Installment..........................          46       11.55%
                                       -----------
    Total loans......................   $   4,266       10.41%
Cash value of life insurance.........          33        5.28%
                                       -----------
Total earning assets.................   $   5,371        8.98%
                                       -----------
Non earning assets:
Allowance for loan and lease losses..
Cash and due from banks..............
Premises and equipment...............
Interest receivable and other
  assets.............................

    Total assets.....................

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
  NOW................................         173        1.04%
  Savings............................         227        2.05%
  Money market.......................         192        2.45%
  Certificates of deposit under
    $100,000.........................         425        4.81%
  Certificates of deposit of $100,000
    or more..........................          92        5.66%
                                       -----------
    Total interest bearing
      deposits.......................       1,109        2.41%
  Other borrowings...................          10        3.06%
                                       -----------
    Total interest bearing
      liabilities....................   $   1,119        2.41%
                                       -----------
Noninterest bearing deposits.........
Other liabilities....................
Stockholders' equity.................

  Total liabilities and stockholders'
    equity...........................

Net interest income..................   $   4,252
Net interest spread(3)...............                    6.57%
Net interest margin(4)...............                    6.96%

------------------------

(1) The yield for securities reflects that Valley Bank's entire investment portfolio is classified as held-to-maturity and is based on historical amortized cost balances. Municipal securities are not reported on a tax-exempt equivalent basis.

(2) Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses. Loan fees of $307,000 in 1998, $417,000 in 1997 and

    $229,000 in 1996 are included in loan interest income. There were non-accruing loans totaling approximately $4,752,000 at December 31, 1998, $3,227,000 at December 31, 1997, and $1,245,000 at December 31, 1996.

(3) Net interest spread is the difference between the yield on average total interest-earning assets and cost of average total interest-bearing liabilities.

(4) Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

    NET INTEREST INCOME CHANGES DUE TO VOLUME AND RATE. The following table sets forth, for the periods indicated, a summary of the changes in average asset and liability balances and interest earned and interest paid resulting from changes in average asset and liability balances or volume and changes in average interest rates. The changes in interest due to both rate and volume have been allocated to the change in average rate. Nonaccruing loans are included in the table for computational purposes, but the nonaccrued interest thereon is excluded.

                                                                   1998 COMPARED WITH 1997        1997 COMPARED WITH 1996
                                                              INCREASE (DECREASE) DUE TO CHANGE   INCREASE (DECREASE) DUE
                                                                             IN:                       TO CHANGE IN:
                                                             -----------------------------------  ------------------------
                                                               AVERAGE      AVERAGE                 AVERAGE      AVERAGE
                                                               VOLUME        RATE        TOTAL      VOLUME        RATE
                                                             -----------  -----------  ---------  -----------  -----------
                                                                                    (IN THOUSANDS)
INCREASE (DECREASE) IN INTEREST AND FEE INCOME
Investment securities:
Federal funds sold.........................................   $     116    $     (26)  $      90   $      77    $       8
U.S. Treasury & U.S. government agency securities..........         (14)         (26)        (40)         26           35
State and political subdivisions...........................         (25)           3         (22)        (25)           1
                                                                  -----        -----   ---------       -----        -----
  Total investment securities..............................   $      77    $     (49)  $      28   $      78    $      44
                                                                  -----        -----   ---------       -----        -----
Loans:
Commercial.................................................         157          (38)        119          24          (20)
Real estate................................................         326         (270)         56         204          303
Installment................................................          --           --          --           6            1
                                                                  -----        -----   ---------       -----        -----
  Total loans..............................................         483         (308)        175         234          284
                                                                  -----        -----   ---------       -----        -----
Cash surrender value of life insurance.....................           1           28          29           1          (11)
                                                                  -----        -----   ---------       -----        -----
Total earning assets.......................................   $     561    $    (329)  $     232   $     313    $     317
                                                                  -----        -----   ---------       -----        -----
INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing deposits:
  NOW......................................................   $      20    $      --   $      20   $       7    $      --
  Savings..................................................           6           --           6           3           (7)
  Money market.............................................           2            3           5         (16)          --
  Certificates of deposit under $100,000...................          81           14          95          86           23
  Certificates of deposit of $100,000 or more..............          74          (40)         34           8           14
                                                                  -----        -----   ---------       -----        -----
  Total interest bearing deposits..........................         183          (23)        160          88           30
Other borrowings...........................................          (3)          (1)         (4)          7           38
                                                                  -----        -----   ---------       -----        -----
Total interest bearing liabilities.........................         180          (24)        156          95           68
                                                                  -----        -----   ---------       -----        -----
  TOTAL CHANGE IN NET INTEREST INCOME......................   $     381    $    (305)  $      76   $     218    $     249
                                                                  -----        -----   ---------       -----        -----
                                                                  -----        -----   ---------       -----        -----


                                                               TOTAL
                                                             ---------

INCREASE (DECREASE) IN INTEREST AND FEE INCOME
Investment securities:
Federal funds sold.........................................  $      85
U.S. Treasury & U.S. government agency securities..........         61
State and political subdivisions...........................        (24)
                                                             ---------
  Total investment securities..............................  $     122
                                                             ---------
Loans:
Commercial.................................................          4
Real estate................................................        507
Installment................................................          7
                                                             ---------
  Total loans..............................................        518
                                                             ---------
Cash surrender value of life insurance.....................        (10)
                                                             ---------
Total earning assets.......................................  $     630
                                                             ---------
INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing deposits:
  NOW......................................................  $       7
  Savings..................................................         (4)
  Money market.............................................        (16)
  Certificates of deposit under $100,000...................        109
  Certificates of deposit of $100,000 or more..............         22
                                                             ---------
  Total interest bearing deposits..........................        118
Other borrowings...........................................         45
                                                             ---------
Total interest bearing liabilities.........................        163
                                                             ---------
  TOTAL CHANGE IN NET INTEREST INCOME......................  $     467
                                                             ---------
                                                             ---------

PROVISIONS FOR LOAN AND LEASE LOSSES

    For the three months ended March 31, 1999, Valley Bank recorded a provision for loan losses of $90,000 compared with a provision of $150,000 for the like period of 1998. For the three months ended March 31, 1999 net loans charged off totaled $93,000 compared with net charge offs of $56,000 for the like period of 1998. For the year ended December 31, 1998, Valley Bank recorded a provision for loan and lease losses of $200,000 compared with provisions of $980,000 for 1997 and $360,000 for 1996. In 1998 net charge offs totaled $140,000 compared with net charge offs of $678,000 for 1997 and $101,000 in 1996. The decreased provision in 1998 was the direct result of a large recovery received on a loan, which had been charged off in a prior year. The increased provision in 1997 was a result of an increased provision mandated by banking regulators relating to loans secured by unimproved real property in Fort Mohave, Arizona.

NONINTEREST INCOME

    Noninterest income for the three months ended March 31, 1999 increased to $712,000 from $459,000 for the three months ended March 31, 1998, an increase of $253,000, or 55.1%. The increase for 1999 resulted primarily from the gain on sale of government guaranteed loans of $220,000. Noninterest income in 1998 increased to $2.9 million from $2.7 million in 1997, an increase of $196,000 or 7.2%. The increase for 1998 resulted primarily from the increase in the gain from sale of government guaranteed loans of $285,000, offset by a decrease in service charges and other fees of $144,000. Noninterest income in 1997 increased to $2.7 million from $2.1 million in 1996, an increase of $584,000 or 27.4%. The increase for 1997 is attributable primarily to the increase in gain on the sale of government guaranteed loans of $397,000 and the increase in service charges of $201,000.

NONINTEREST EXPENSE

    Noninterest expense for the three months ended March 31, 1999 decreased to $1.5 million from $1.6 million for the three months ended March 31, 1998, a decrease of $101,000, or 6.5%. Noninterest expense in 1998 was $6.1 million, an increase of $448,000, or 7.9%, compared with 1997. Noninterest expense in 1997 was $5.6 million, an increase of $426,000, or 8.2%, compared with noninterest expense of $5.2 million in 1996. The principal component of noninterest expense was salaries and employee benefits, which increased to $3.3 million in 1998, from $3.0 million in 1997 and $2.6 million in 1996. Legal and professional fees increased $334,000 in 1998 with a portion of that increase being attributable to the merger with Pacific Community Banking Group. Expenses for other real estate owned decreased from $294,000 in 1997 to $41,000 in 1998 partially due to the receipt of reimbursements for other real estate owned expenses. Other expenses increased from $5.2 million in 1996 to $5.6 million in 1997 or 8.2%. This increase is due to an increase in salaries and employee benefits which was partially due to the opening of a new loan production office in Oregon, as well as other normal salary increases. In addition, other real estate owned expenses decreased from $401,000 in 1996 to $294,000 in 1997.

PROVISION FOR INCOME TAXES

    Valley Bank's provision for income taxes was $95,000 for the three months ended March 31, 1999 compared to a tax benefit of $(18,000) for the three months ended March 31, 1998. Valley Bank's provision for income taxes was $584,000 in 1998, $242,000 in 1997 and

$329,000 in 1996. The effective income tax rate was 42.5% in 1998 compared with 30.3% in 1997 and 42.0% in 1996. In 1997, the decrease in effective income tax rate was primarily due to a decrease in the valuation allowance for deferred taxes of $134,000. The valuation allowance was reduced because management believes it is more likely than not that deferred tax assets will be realized.

NET INCOME

    Net income for the three months ended March 31, 1999 was $131,000 compared to a loss of $(9,000) for the same period in the prior year. Basic earnings
(loss) per share for the three months ended March 31, 1999 and March 31, 1998 were $.12 and $(0.01), respectively. The return on average assets on an annualized basis for the three months ended March 31, 1999 and March 31, 1998 was .60% and (0.05)%, respectively. The return on average equity on an annualized basis for the three months ended March 31, 1999 and March 31, 1998 was 6.05% and (0.49)%, respectively.

    Net income for 1998 was $789,000 compared with $556,000 in 1997 and $454,000 in 1996. Basic earnings per share were $0.73 in 1998 compared with $0.53 in 1997 and $0.41 in 1996. The return on average assets was 0.97% in 1998 compared with 0.75% in 1997 and 0.65% in 1996. Valley Bank's return on average equity was 10.23% for 1998, 7.97% for 1997 and 6.68% for 1996. Factors which significantly impacted net income for 1998 as compared to 1997 included a reduction of $780,000 in provisions for loan loss reserves, an increase in gain on the sale of loans of $285,000, an increase in legal and professional expenses of $334,000 and a significant recovery which offset the expense of holding foreclosed real estate for the year.

SUMMARY SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents a summary of selected quarterly financial data which should be read in conjunction with Valley Bank's financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, this information has been prepared on the same basis as the Financial Statements appearing elsewhere in this proxy statement/prospectus, and includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the unaudited results set forth herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire year.

                                                                      FOR THE QUARTER ENDED
                                  ----------------------------------------------------------------------------------------------
                                    MARCH     DECEMBER     SEPTEMBER     JUNE       MARCH     DECEMBER     SEPTEMBER     JUNE
                                    1999        1998         1998        1998       1998        1997         1997        1997
                                  ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income.............  $   1,056   $   1,009    $   1,183   $   1,320  $   1,231   $   1,274    $   1,230   $   1,204
Provision for loan losses.......         90          75         (125)        100        150         165          435         210
Net income (loss)...............        131          59          208         531         (9)         65           99         173
Net income (loss) per
  share--basic(1)...............  $     .12   $     .06    $     .19   $     .49  $    (.01)  $     .06    $     .09   $     .17
Net income (loss) per
  share--diluted(2).............  $     .11   $     .05    $     .17   $     .44  $    (.01)  $     .06    $     .09   $     .16


                                     MARCH
                                     1997
                                  -----------

Net interest income.............   $     988
Provision for loan losses.......         170
Net income (loss)...............         219
Net income (loss) per
  share--basic(1)...............   $     .21
Net income (loss) per
  share--diluted(2).............   $     .20

------------------------

(1) Net income (loss) per share--basic is based on the weighted average shares of common stock outstanding during the period.

(2) Net income (loss) per share--diluted is based on the weighted average shares of common stock and common stock equivalents determined using the treasury stock method.

ASSET AND LIABILITY MANAGEMENT

    Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. Valley Bank manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. Valley Bank considers its rate-sensitive assets to be those which either contain a provision to adjust the interest rate periodically or mature within one year. These assets include loans and investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes within one year and include maturing time certificates, savings deposits and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that reprice within various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in a time period Valley Bank would be deemed to be asset-sensitive. If repricing liabilities exceed repricing assets in a time period Valley Bank would be deemed to be liability-sensitive. Generally, Valley Bank seeks to maintain a balanced position whereby there is no significant asset or liability sensitivity within a one-year period to ensure net interest margin stability in times of volatile interest rates. This is accomplished through maintaining a significant level of loans, investment securities and deposits available for repricing within one year.

    The following table sets forth the interest rate sensitivity of the bank's interest-earning assets and interest-bearing liabilities at December 31, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms.

                                                     AMOUNTS MATURING OR REPRICING
                                             ---------------------------------------------
                                                                       AFTER 1
                                                         AFTER 3 BUT     BUT
                                               WITHIN      WITHIN      WITHIN      AFTER    NONINTEREST
                                              3 MONTHS    12 MONTHS    5 YEARS    5 YEARS     BEARING      TOTAL
                                             ----------  -----------  ---------  ---------  -----------  ---------

                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Federal funds sold.........................  $   13,780   $      --   $      --  $      --   $      --   $  13,780
Investment securities......................         999      10,150       4,436         --          --      15,585
Net loans (1)..............................      28,727       4,217       4,080      1,298          --      38,322
                                             ----------  -----------  ---------  ---------  -----------  ---------
  Total earning assets.....................  $   43,506   $  14,367   $   8,516  $   1,298   $      --   $  67,687
Noninterest-bearing assets.................          --          --          --         --      17,022      17,022
                                             ----------  -----------  ---------  ---------  -----------  ---------
  Total assets.............................  $   43,506   $  14,367   $   8,516  $   1,298   $  17,022   $  84,709
                                             ----------  -----------  ---------  ---------  -----------  ---------
                                             ----------  -----------  ---------  ---------  -----------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits...............          --          --          --         --      20,061      20,061
Interest-bearing deposits..................      23,477      16,755      15,571         --          --      55,803
Borrowings.................................         478          --          --         --          --         478
Other liabilities and stockholders'
  equity...................................          --          --          --         --       8,367       8,367
                                             ----------  -----------  ---------  ---------  -----------  ---------
Total liabilities and stockholders'
  equity...................................  $   23,955   $  16,755   $  15,571  $      --   $  28,428   $  84,709
                                             ----------  -----------  ---------  ---------  -----------  ---------
                                             ----------  -----------  ---------  ---------  -----------  ---------
Incremental interest rate sensitivity
  gap......................................  $   19,551   $  (2,388)  $  (7,055) $   1,298
Cumulative interest rate sensitivity gap...  $   19,551   $  17,163   $  10,108  $  11,406
Cumulative interest rate sensitivity gap as
  a % of earning assets....................        28.9%       25.4%       14.9%      16.9%

------------------------

(1) Balance does not include non-accrual loans of $4,827,000.

    Valley Bank was asset-sensitive with a positive cumulative one-year gap of $17.2 million or 25.36% of interest-earnings assets at December 31, 1998. In general, based upon Valley Bank's mix of deposits, loans and investments, increases in interest rates would be expected to result in an increase in Valley Bank's net interest margin.

    The interest rate gaps reported in the tables arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of Valley Bank's interest rate sensitivity in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects for short-term interest rate changes in all repricing intervals. For purposes of the analysis above, repricing of fixed-rate instruments is based upon the contractual maturity of the applicable instruments. Actual payment patterns may differ from contractual payment patterns. The change in net interest income may not always follow the general expectations of an asset-sensitive or liability-sensitive balance sheet during periods of changing interest rates, because interest rates earned or paid may change by differing increments and at different time intervals for each type of interest-sensitive asset and liability. As a result of these factors, at any given time, Valley Bank may be more sensitive or less sensitive to changes in interest rates than indicated in the above tables. Greater sensitivity would have a more adverse effect on net interest margin if market interest rates were to increase, and a more favorable effect if rates were to decrease.

MARKET RISK

    Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Market risk is attributed to all market risk sensitive financial instruments, including investment securities, loans, deposits and borrowings.

    Valley Bank does not engage in trading activities for its own account and does not participate in foreign currency transactions for its own account. Accordingly, Valley Bank's exposure to market risk is primarily a function of its asset and liability management activities. The principal market risk to the bank is the interest rate risk inherent in its lending, investing and deposit-taking activities. This is because interest earning assets and interest-bearing liabilities of the bank do not change at the same speed, to the same extent or on the same basis.


    Valley Bank's interest rate sensitivity analysis is discussed in the preceding section. The table on page 124 measures the bank's interest rate sensitivity gap, in other words, the difference between earning assets and liabilities maturing or repricing within specified periods. However, gap analysis has significant limitations as a method for measuring interest rate risk since changes in interest rates do not affect all categories of assets and liabilities in the same way or at the same time. Further, it has limitations in helping Valley Bank to manage the difference in behavior of lending and funding rates--so-called "basis risk."


    To address the limitations inherent in gap analysis, Valley Bank monitors its expected change in earnings based on changes in interest rates through a detailed financial model. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on Valley Bank's return on equity and return on average assets. Based on the March 31, 1999 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the prime rate of 1%, this model estimates Valley Bank's cumulative annualized return on equity over the next year would increase by less than 3.0% and the cumulative annualized return on average assets over the next year would increase by less than 0.3%, as compared with a flat rate environment. Given an immediate and sustained decrease in the prime rate of 1%, this model estimates Valley Bank's cumulative annualized return on equity over the next year would decrease by less than 4.0% and the cumulative annualized return on average assets over the next year would decrease by less than 0.1%, as compared with a flat rate environment. Based upon the December 31, 1998 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the prime rate of 1%, this model estimates Valley Bank's cumulative return on equity over the next year would increase by less than 5.3% and the cumulative return on average assets over the next year would increase by less than 0.5%, as compared with a flat interest rate environment. Given an immediate and sustained decrease in the prime rate of 1%, this model estimates Valley Bank's cumulative return on equity over the next year would decrease by less than 6.1% and the cumulative return on average assets would decrease by less than 0.6%, as compared with a flat interest rate environment.

    The financial model used for the preceding analysis at March 31, 1999 and December 31, 1998 is based on a series of assumptions which may or may not come to pass. In the event of a 1% rise in interest rates, the actual return on equity and return on average assets might not increase at all, or might, in fact, decrease. Conversely, in the event of a 1% decline in interest rates, and the actual return on equity and return on average assets might not decrease at all, or might, in fact, increase. Further, the economic value of Valley Bank's loan and deposit portfolios would also change under the interest rate variances previously discussed. The amount of change would depend upon the profiles of each loan and deposit class, which include: the rate, the likelihood of prepayment or repayment, whether its rate is fixed or floating, the maturity of the instrument and the particular circumstances of the customer.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. In order to maintain adequate liquidity, Valley Bank must have sufficient resources available at all times to meet its cash flow requirements. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. Valley Bank considers cash, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by Valley Bank as sources of liability liquidity.

    Valley Bank monitors its liquidity position daily. Valley Bank had liquid assets, consisting of cash, federal funds sold and investment securities representing 30.0% of total liabilities as of March 31, 1999. Valley Bank had liquid assets representing 29.3% and 35.5% of total liabilities as of December 31, 1998 and 1997, respectively. While liquidity has marginally declined, management believes it is sufficient to meet current and anticipated funding needs. Liquid assets represented approximately 37.7% of total assets at March 1999, and approximately 32.0% of total assets at December 31, 1998. Valley Bank's loan to deposit ratio was 57.0% and 68.3% as of December 31, 1998 and 1997, respectively. This means that there are less deposits invested in the loan portfolio, which tends to be a less liquid asset than a typical investment security.

    Valley Bank's primary sources of liquidity include liquid assets and a stable deposit base. To supplement these, Valley Bank maintains lines of credit with Union Bank of California in the amount of $1.5 million, and with the Federal Reserve Bank of San Francisco in an amount equal to the corresponding amount of eligible securities available for pledge, which was approximately $8.0 million at March 31, 1999, and $8.0 million at December 31, 1998. Management believes that Valley Bank maintains adequate amounts of liquid assets to meet its cash obligations for the next 12 months. Valley Bank's liquidity might be insufficient if deposit withdrawals were to exceed anticipated levels. Deposit withdrawals can increase if a company experiences financial difficulties or receives adverse publicity for other reasons, or if its pricing, products or services are not competitive with those offered by other institutions.

    CAPITAL. Capital serves as a source of funds and helps protect depositors against potential losses. The primary source of capital for Valley Bank has been internally generated capital through retained earnings. Valley Bank's stockholders' equity increased by $185,000 or 2.2% from December 31, 1998 to March 31, 1999. The increase resulted primarily from net income of $131,000. Valley Bank's shareholders' equity increased by $962,000, or 13.2% from December 31, 1997 to December 31, 1998. The increase resulted from net income of $789,000 and an increase in ESOP shares released of $173,000.

    Federal regulations establish guidelines for calculating risk-adjusted capital ratios. These guidelines establish a systematic approach of assigning risk weights to bank assets and off-balance sheet items making capital requirements more sensitive to differences in risk profiles among banking organizations. Under these regulations, banks and bank holding companies are required to maintain a risk-based capital ratio of 8.0%; that is, "Tier 1" plus "Tier 2" capital must equal at least 8% of risk-weighted assets plus off-balance sheet items, and Tier 1 capital, which is primarily shareholders' equity, must constitute at least 50% of qualifying capital. Tier 1 capital consists primarily of shareholders' equity excluding good will, and Tier 2 capital includes subordinated debt and, subject to a limit of 1.25% of risk-weighted assets, the allowance for loan and lease losses. It is Valley Bank's intention to maintain risk-based capital ratios at levels characterized as "well capitalized" for banking organizations: Tier 1 risk-based capital of 6% or above and total risk-based capital at 10% or above. At March 31, 1999, Valley Bank had a Tier 1 risk-based capital ratio of 15.1% and a total risk-based capital ratio of 16.4%. At December 31, 1998, Valley Bank had a Tier 1 risk-based capital ratio of 15.5% and a total risk-based capital ratio of 16.7%.

    In addition, regulators have adopted a minimum leverage capital ratio standard. This standard is designed to ensure that all financial institutions, irrespective of their risk profile, maintain minimum levels of core capital, which by definition excludes the allowance for loan and lease losses. These minimum standards for top-rated institutions may be as low as 3%; however, regulatory agencies have stated that most institutions should maintain ratios at least 1 to 2 percentage points above the 3% minimum. It is Valley Bank's intention to maintain the leverage ratio above the 5% minimum for "well capitalized" banks. At March 31, 1999 Valley Bank's leveraged capital ratio equaled 9.73%. At December 31, 1998, Valley Bank's leverage capital ratio equaled 10.2%.

    Failure to meet minimum capital requirements can trigger mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on Valley Bank's financial statements and operations. Refer to "Risk Factors--Government Regulation and Legislation" and "Regulation and Supervision."

    As part of its October 1998 resolution described elsewhere herein, Valley Bank's board of directors resolved to maintain capital at a minimum of $5.5 million, and at least 8% of assets. Please refer to "Risk Factors--If Valley Bank fails to meet its commitments to bank regulators, it could hurt our business" for a description of this resolution.

    For a presentation of the actual and pro forma capitalization of The Bank of Hemet and Valley Bank, refer to "Capitalization."

IMPACT OF INFLATION

    The financial statements and related financial data presented in this proxy statement/ prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates are likely to have a more significant impact on a financial institution's performance than the effects of general levels of inflation. During periods of inflation, interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. Valley Bank seeks to manage its interest sensitivity gap to minimize the potential adverse effect of inflation and other market forces on its net interest income and therefore on its earnings and capital.

    Financial institutions are also affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. During 1996, 1997 and 1998, inflation remained relatively stable, and Valley Bank's level of noninterest expense was relatively unaffected by inflation.

IMPACT OF PENDING ACCOUNTING PRONOUNCEMENTS

    In February 1998, the Financial Accounting Standards Board issued SFAS 132, EMPLOYER'S DISCLOSURES ABOUT PENSIONS AND OTHER POST-RETIREMENT BENEFITS. This Statement standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable. This new standard is effective for 1998 and did not have a material effect on the financial condition or results of operations of Valley Bank.

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for 2000 and is not expected to have a material impact on the financial statements of Valley Bank.

    In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, (AN AMENDMENT OF FASB STATEMENT NO. 65). This Statement establishes accounting and reporting standards for activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. Statement No. 134 will be effective for the first fiscal quarter beginning after December 15, 1998. The Bank does not engage in mortgage banking activities.

YEAR 2000 COMPLIANCE

    OVERVIEW. The Year 2000 problem arises when computer programs have been written using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and impede normal business activities.

    In June 1996, the Federal Financial Institutions Examination Council alerted the banking industry of the serious challenges that would be encountered with Year 2000 issues. The Federal Deposit Insurance Corporation has also implemented a plan to require compliance with Year 2000 issues and regularly examines our progress.

    STATE OF READINESS OF VALLEY BANK.

    YEAR 2000 COMPLIANCE PLAN. In accordance with the Federal Deposit Insurance Corporation and Federal Financial Institutions Examination Council guidelines, Valley Bank has developed a comprehensive plan to detect and resolve Year 2000 related issues. Valley Bank believes that the plan, if properly implemented, will result in timely and adequate modifications of its computer systems and other affected systems to address the Year 2000 issues. Valley Bank's plan has five phases:

    - Awareness--During the awareness phase, Valley Bank defined the Year 2000 problem as it applies to Valley Bank. Valley Bank also established a Year 2000 Committee.

    - Assessment--Valley Bank's Year 2000 Committee assessed the size and complexity of the Year 2000 problem and detailed the magnitude of the effort necessary to address Year 2000 issues. This phase further identified all hardware, software, networks and automated teller machines, various other processing platforms and customer and vendor interdependencies affected by the Year 2000 date change.

    - Renovation--This phase included hardware and software upgrades, system replacements, vendor certification and other associated changes. Valley Bank determined during the assessment phase that its mainframe computer was not compliant. In December 1998 the Bank replaced its mainframe computer with a previously owned, vendor-certified Year 2000-ready Unisys A-11 computer to handle its data processing needs. The new computer cost approximately $25,000. Valley Bank has installed and tested the new computer. Valley Bank currently uses the computer as its mainframe. Valley Bank has further entered into an agreement with BankLink Corporation, a wholly owned subsidiary of The Bank of Hemet, to convert from its in-house data and item processing environment to BankLink's system.

    - Testing--Valley Bank established an overall testing infrastructure, followed by the design, performance and reporting on four incremental levels of system-related testing, software unit testing, software integration testing, system acceptance testing and end-to-end testing.

    - Validation--Valley Bank has engaged the services of an independent consultant to act as an independent third party validation agent. The validation agent reports directly to the Year 2000 Committee and has developed a plan of action that provides them visibility into the various levels of test activities and permits it to ensure that product and process test standards and guidance are being met. As a redundant validation regime, Valley Bank successfully Year 2000 tested new mainframe computer and software from February through May, 1999.

    - Implementation--In this phase, systems need to be certified as Year 2000 compliant and accepted by users.

    NON-INFORMATION TECHNOLOGY SYSTEMS. Valley Bank has tested its non-information technology systems, such as microprocessors controlling its environmental, telephone and alarm systems, and found them to be Year 2000 compliant.

    VENDORS. Valley Bank relies exclusively on outside vendors to provide the hardware and software used in its computer operations. Valley Bank has examined its primary integrated bank operating system vendor, Information Technology, Inc., which advised Valley Bank that the software is Year 2000 compliant. Federal Financial Institutions Examination Council validated this advice in a review of Information Technology, Inc. Valley Bank has determined that of its 31 vendors, only seven could have a material impact on the bank's operations, if they are not Year 2000 compliant. Valley Bank has determined by further investigation that all critical vendors are Year 2000 compliant.

    CUSTOMERS. To determine the readiness of customers, Valley Bank has personally met with, and interviewed by way of a questionnaire, each of its borrowers with a balance over $75,000 and depositors with over $100,000 on deposit to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. Valley Bank classifies each borrower and depositor by its level of readiness and risk based on its response to the questionnaire. Among these customers, Valley Bank has identified several business operations with a low risk of negative impact for Year 2000, and none with a high risk. New borrowers and large depositors are screened utilizing the same questionnaire approach. In February, April and July of 1998 and April of 1999, Valley Bank has communicated by letter, to each of its depositors and borrowers, information about Year 2000 issues and problems, and furnished sources of information that they might utilize to address these issues and problems. Additional written communication is planned for 1999. Management and staff of Valley Bank have also served as speakers at community forums to raise the level of awareness of Year 2000 issues.

    COSTS TO ADDRESS YEAR 2000 ISSUES FOR VALLEY BANK. Some of Valley Bank's computer hardware and software applications were modified or replaced in order to maintain their functionality as the year 2000 approaches. Valley Bank has spent approximately $100,000 as of December 31, 1998 to address Year 2000 issues and estimates its total costs over the three-year period 1998 - 2000 to be approximately $200,000. In addition, staff time of approximately 1,000 hours has been devoted to these matters, with an additional 200 hours of time expected during the remainder of 1999. These costs have been paid for out of general operating funds. Valley Bank does not anticipate that any of these costs will materially impact its results of operations in any one reporting period.

    RISKS OF YEAR 2000 ISSUES FOR VALLEY BANK. Ultimately, the potential impact of the Year 2000 issue on Valley Bank will depend on a series of complex factors, including the following:

    - the corrective measures undertaken by Valley Bank itself;

    - the measures undertaken by third-party vendors to become Year 2000 compliant;

    - the accuracy of representations made by third-party vendors to Valley Bank concerning their state of readiness;

    - the degree of compliance by governmental agencies, businesses, telephone companies and other utilities and other entities which engage in essential communications with Valley Bank; and

    - the degree of compliance of customers.

    At worst, Valley Bank's customers and vendors will face severe Year 2000 issues. In this case, Valley Bank may be unable to service its customers, and borrowers may become unable to pay back their loans. Valley Bank may also be required to replace non-compliant vendors with more expensive Year 2000-compliant vendors. At this time Valley Bank cannot determine the financial effect on it if significant customer or vendor remediation efforts are not resolved in a timely manner.

    CONTINGENCY PLANS OF VALLEY BANK. Valley Bank has developed a business continuation contingency plan to provide service to customers should there be an environment in which electrical and communication services may not be available for a brief period of time after the century date change. The Bank's data processing system and other mission critical systems have been tested and are Year 2000 compliant. In the event its computer system or other mission critical system should fail, Valley Bank has alternate procedures to achieve a successful resumption of business. These alternative procedures include reverting to manual systems for processing some forms of work as well as contractual arrangements with Year 2000 compliant outside vendors for data processing.

                            BUSINESS OF VALLEY BANK

GENERAL


    Valley Bank is a California community bank headquartered in Moreno Valley, California. In addition to its headquarters, Valley Bank maintains six branches in the Inland Empire and two loan production offices, one in Moreno Valley and the other in Portland, Oregon. Valley Bank was originally organized as a national banking association in 1960, and was reincorporated in 1980 under the California General Corporation Law as a state-licensed bank. It is licensed by the California Department of Financial Institutions. The Federal Deposit Insurance Corporation insures its deposits up to the $100,000 legal limit. As with many state chartered banks of its size in California, it is not a member of the Federal Reserve System.


    Moreno Valley is located in a region commonly referred to as the Inland Empire, an area southeast of Los Angeles county and northeast of San Diego county, consisting of Riverside and San Bernardino counties. These counties are experiencing significant population and economic growth, much of which has been fueled by the migration of manufacturing, distribution and export service firms from adjacent Los Angeles, Orange and San Diego counties.

    Valley Bank emphasizes community-based banking, concentrating on both business and individual customers. It serves small-to-medium size businesses, professionals, retired individuals and residents in the Inland Empire area, as well as businesses and real estate owners/ developers throughout the Inland Empire. Its lending programs include making loans guaranteed by the United States Small Business Administration, and loans guaranteed by the U. S. Department of Agriculture's Business and Industry program in the Inland Empire and in the vicinity of its Portland, Oregon loan office.

    Valley Bank offers a full complement of business lending activities which include, in addition to Small Business Administration and Department of Agriculture guaranteed loans, term loans, commercial loans, construction financing, and domestic letters of credit. In the area of deposit services, Valley Bank offers business checking, savings, money market and time deposit accounts. Commercial loans may be unsecured or secured by real estate, equipment, accounts receivable, deposit accounts or any combination of such collateral. Historically Valley Bank has primarily focused its lending on government guaranteed loans, construction and conventional loans secured by real estate, commercial loans and installment loans. This continues to be its focus.

    Valley Bank's consumer services complement its business emphasis by offering a range of personal and private banking financial services such as interest-bearing checking, fee-based checking, savings, money market accounts, and tailored time certificates of deposit. In the area of consumer loans, Valley Bank offers new and used automobile loans, home improvement loans, overdraft lines of credit, and unsecured personal loans. Other operational services include safe deposit boxes, night deposit facilities, travelers checks, wire transfers, cashier's checks, 24-hour access to banking information by telephone, 24-hour automatic teller machine availability on the Cirrus and Star networks and other standard depository functions.

BUSINESS STRATEGY

    Valley Bank's business strategy is to support the banking needs of small businesses, mainly in the Inland Empire areas served by its branches and in the Portland, Oregon area served by its loan production office. To this end, Valley Bank offers an array of business lending services including Small Business Administration and other government guaranteed loans, term loans, commercial notes, commercial real estate financing, construction loans, domestic letters of credit, and business, checking, savings, money market and time deposit accounts. Valley Bank has focused on marketing efforts to implement its business strategy of continuing to increase core deposits through business development efforts, diversifying its customer base, enhancing its product lines; and providing superior customer service.

    These efforts include obtaining increased loan and deposit business from existing customers, word-of-mouth referrals, a focused direct mail marketing program and personal solicitation of customers by officers, directors and stockholders. Management assigns responsibility to all loan and business development officers to make regular calls on potential customers and obtain referrals from existing customers. Valley Bank directs promotional efforts toward residents and small-to-medium sized businesses.

    Recognizing that its greatest strategic advantage is its niche experience with government guaranteed loans, Valley Bank emphasizes this business. It opened a loan production office in Portland, Oregon in 1996 after conducting a market research study. That office serves small businesses in the State of Oregon and in southern Washington. Valley Bank is considering further expansion of that business.

PREMISES

    The following table sets forth information about Valley Bank's banking offices.

LOCATION                                                  TYPE OF OFFICE       OWNED/LEASED       SIZE        SINCE
----------------------------------------------------  -----------------------  -------------  ------------  ---------
24010 Sunnymead Boulevard, Moreno Valley............  Main branch                    Owned    9,000 sq/ft        1960
26670 McCall Boulevard, Sun City....................  Branch                         Owned    4,500 sq/ft        1975
16820 Van Buren Boulevard (Woodcrest), Riverside....  Branch                         Owned    3,000 sq/ft        1976
22729 Barton Road, Grand Terrace....................  Branch                         Owned    3,000 sq/ft        1982
255 South Riverside Avenue, Rialto..................  Branch                         Owned    3,000 sq/ft        1987
211 East 4th Street, Perris.........................  Branch                        Leased    3,000 sq/ft        1974
29614 Nuevo Road, Nuevo.............................  Branch                        Leased    1,500 sq/ft        1990
24081 Postal Avenue, Moreno Valley..................  Loan production(1)             Owned    2,600 sq/ft        1993
10180 S.W. Nimbus Avenue, Suite H-1, Portland,
  Oregon............................................  Loan production(1)            Leased    1,481 sq/ft        1996
25400 Allesandro Boulevard, Moreno Valley...........  Administrative(1)(2)          Leased    3,084 sq/ft        1993

------------------------

(1) Deposits are not accepted at this facility.

(2) Data processing center.

    Aggregate annual rentals for Valley Bank for leased premises were $101,000 for the year ended December 31, 1998. Valley Bank considers its present facilities to be sufficient for its current operations.

INVESTMENT PORTFOLIO

    The following table sets forth the book and market values of securities held for maturity at the dates indicated. Under Statement of Financial Accounting Standards No. 115,

"Accounting for Certain Investments in Debt and Equity Securities," Valley Bank has designated all of its investment securities listed as "held-to-maturity."

                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------

                                                                                       (DOLLARS IN THOUSANDS)
U.S. government agencies.........................................................  $  15,004  $  11,957  $   9,979
Mortgage-backed securities.......................................................         --        781      1,291
Securities, nontaxable...........................................................        581      1,118      1,658
                                                                                   ---------  ---------  ---------
    Total........................................................................  $  15,585  $  13,856  $  12,928
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The following table sets forth the maturities of Valley Bank's investment securities at December 31, 1998 and the weighted average yields of such securities calculated on the basis of the cost and effective yields based on the scheduled maturity of each security. Yields on municipal securities have not been calculated on a tax-equivalent basis.

                                                      AFTER ONE TO FIVE     AFTER FIVE TO TEN YEARS
                               WITHIN ONE YEAR              YEARS                                         AFTER TEN YEARS
                            ----------------------  ----------------------  ------------------------  ------------------------
                             AMOUNT       YIELD      AMOUNT       YIELD       AMOUNT        YIELD       AMOUNT        YIELD
                            ---------     -----     ---------     -----     -----------     -----     -----------     -----

                                                                  (DOLLARS IN THOUSANDS)
U.S. government
  agencies................  $  10,999         5.5%  $   4,006         5.8%   $      --           --%   $      --           --%
Securities, nontaxable....  $     150         4.8%  $     430         6.1%   $      --           --%   $      --           --%
                            ---------               ---------                    -----                     -----
Total.....................  $  11,149         5.5%  $   4,436         5.8%   $      --           --%   $      --           --%
                            ---------               ---------                    -----                     -----
                            ---------               ---------                    -----                     -----
Estimated fair value......  $  11,170               $   4,472                $      --                 $      --
                            ---------               ---------                    -----                     -----
                            ---------               ---------                    -----                     -----


                                    TOTAL
                            ----------------------
                             AMOUNT       YIELD
                            ---------     -----

U.S. government
  agencies................  $  15,005         5.6%
Securities, nontaxable....  $     580         5.8%
                            ---------
Total.....................  $  15,585         5.6%
                            ---------
                            ---------
Estimated fair value......  $  15,642
                            ---------
                            ---------


    Valley Bank does not own securities of a single issuer whose aggregate book value is in excess of 10% of its total equity.

LENDING ACTIVITIES

    Valley Bank originates and sells loans. Please refer to "--Lending Procedures and Loan Approval Process" for a description of applicable regulations which limit lending in relation to shareholders' equity. Valley Bank originates loans for its own portfolio and for sale in the secondary market. Lending activities include Small Business Administration and other government guaranteed loans, real estate construction loans, real estate mortgage loans, commercial loans and consumer installment loans.

LOAN PORTFOLIO

    COMPOSITION OF LOAN PORTFOLIO. The following table shows the composition of loans by type of loan or type of borrower at the date indicated:

                                                                                 DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS)
Real estate--construction..................................  $   6,733  $   6,873  $   2,138  $   1,943  $   1,259
Real estate--residential...................................      4,848      7,116      8,552      9,745      6,398
Real estate--unimproved residential lots...................      4,898      6,369      7,963        501      1,569
Real estate--commercial....................................     13,910     14,535     14,776     14,271     10,232
Commercial and industrial..................................      2,653      1,746      1,908      1,638      4,579
Government guaranteed......................................      9,173      8,377      6,681      5,591      8,549
Loans to individuals.......................................        504        435        484        401        458
Loans held for sale........................................        594         --        670        379         --
                                                             ---------  ---------  ---------  ---------  ---------
    Total loans............................................  $  43,313  $  45,451  $  43,172  $  34,469  $  33,044
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES. The following table shows the maturity distribution of the loan portfolio at December 31, 1998, and the loan portfolio's sensitivity to changes in interest rates. Loans due after one year are shown in the fixed and floating rate categories.

                                                                                         FLOATING
                                                          AFTER ONE BUT                   RATE:
                                               WITHIN      WITHIN FIVE       AFTER      DUE AFTER    FIXED RATE: DUE
                                              ONE YEAR        YEARS       FIVE YEARS     ONE YEAR    AFTER ONE YEAR
                                              ---------  ---------------  -----------  ------------  ---------------
                                                                          (IN THOUSANDS)
Real estate--construction...................  $   6,733     $      --      $      --    $       --      $      --
Real estate--residential....................        573           775          3,500         3,702            573
Real estate--unimproved residential
  lots......................................      1,842         1,638          1,418           362          2,694
Real estate--commercial.....................      1,543         1,152         11,215        12,011            356
Commercial and industrial...................      1,340           887            426         1,067            246
Government guaranteed.......................         --             3          9,170         9,173             --
Loans to individuals........................        141           229            134           138            225
Loans held for sale.........................        594            --             --            --             --
                                              ---------        ------     -----------  ------------        ------
Total.......................................  $  12,766     $   4,684      $  25,863    $   26,453      $   4,094
                                              ---------        ------     -----------  ------------        ------
                                              ---------        ------     -----------  ------------        ------

GOVERNMENT GUARANTEED LOANS

    Valley Bank actively originates loans qualifying for guarantees issued by the United States Small Business Administration, an independent agency of the federal government. The SBA guarantees on such loans currently range from 75% to 80% of the principal and accrued interest. Under certain circumstances, the guarantee of principal and interest may be less than 75%. The guaranteed percentage is less than 75% for loans over $1.0 million. Valley Bank generally limits the amount available to any one borrower under this program to $1.5 million. Valley Bank typically requires that Small Business Administration loans be secured by first or second lien deeds of trust on real property. Valley Bank also obtains additional collateral such as personal property or other real property. Small Business Administration loans have terms ranging from seven to 25 years depending on the use of the proceeds. To qualify for an Small

Business Administration loan, a borrower must demonstrate the capacity to service and repay the loan, exclusive of the collateral, on the basis of historical earnings or reliable projections.

    In 1997, Valley Bank expanded its government guaranteed loan program to include loans guaranteed by the U.S. Department of Agriculture under that department's business and industry loan program for rural areas. These loans tend to be larger than Small Business Administration loans, with different, but similar, rules for origination. During 1998 Valley Bank closed its first Department of Agriculture guaranteed loan, in the amount of $4.6 million, and concurrently sold the guaranteed portion of the loan. Valley Bank has several other Department of Agriculture guaranteed loans under review.

    Valley Bank generally sells substantially all of the guaranteed portion of the government guaranteed loans that it originates. Pursuant to a 1998 change in the governmental rules for Small Business Administration loans, Valley Bank has also commenced to sell the non-guaranteed portion of Small Business Administration loans, in some cases. For the three months ending March 31, 1999, Valley Bank originated $2.3 million of government guaranteed loans and sold $2.5 million government guaranteed loans. In 1998, Valley Bank originated $13.9 million of government guaranteed loans, including its first Department of Agriculture guaranteed loan, and sold $14.6 million of government guaranteed loans. In 1997, Valley Bank originated $10.1 million of government guaranteed loans and sold $12.1 million of guaranteed loans. When Valley Bank sells a government guaranteed loan, it generally retains the obligation to repurchase the loan for 90 days after the sale, if the loan fails to comply with representations and warranties given by Valley Bank. Valley Bank retains the obligation to service the government guaranteed loans, for which it receives a servicing fee. Those portions of the sold government guaranteed loans that remain owned by Valley Bank, and those government guaranteed loans that have not yet been sold, are included in Valley Bank's balance sheet. At March 31, 1999, Valley Bank had $8.6 million in government guaranteed loans remaining on the balance sheet. At March 31, 1999, Valley Bank was servicing $28.5 million in government guaranteed loans that had been sold to others. At December 31, 1998, Valley Bank had $9.8 million in government guaranteed loans remaining on its balance sheet. At December 31, 1998, Valley Bank was servicing $28.6 million in government guaranteed loans that had been sold to others.

LOANS SECURED BY REAL ESTATE

    At March 31, 1999, $31.6 million, or approximately 76.3% of Valley Bank's loans, were secured by real estate. At December 31, 1998, $30.4 million, or approximately 71% of Valley Bank's loans, were secured by real estate. The following table shows the percentage of the total loan portfolio represented by the four largest categories of real estate loans at March 31, 1999 and December 31, 1998.

                                                                          % OF TOTAL LOAN PORTFOLIO
                                                                      ----------------------------------
TYPE OF REAL ESTATE LOAN                                              MARCH 31, 1999   DECEMBER 31, 1998
--------------------------------------------------------------------  ---------------  -----------------
Commercial property.................................................         35.1%             32.0%
Residential property................................................         11.1%             11.0%
Construction loans..................................................         17.3%             15.0%
Unimproved residential lots.........................................         10.5%             11.0%

All of the real estate construction and conventional loans are secured by deeds of trust or mortgages on underlying real estate.

    Real estate lending involves risks associated with the potential for decline in the value of underlying real estate collateral and the cash flow from income producing properties. Declines in real estate values and cash flows can be caused by a number of factors, including adversity in general economic conditions, rising interest rates, changes in tax and other governmental policies affecting the holding real estate, environmental conditions, governmental and other use restrictions, development of competitive properties and increasing vacancy rates. Valley Bank's real estate dependence increases the risk of loss both in Valley Bank's loan portfolio and its holdings of other real estate owned when real estate values decline.

    COMMERCIAL MORTGAGE LOANS. Valley Bank provides intermediate and long-term commercial real estate loans. Collateral includes first deeds of trust on real property. Typically, real estate collateral is owner-occupied, and the value of the real estate collateral is supported by formal appraisals in accordance with applicable regulations. The majority of the properties securing these loans are located in Riverside and San Bernardino counties.

    Valley Bank also provides commercial real estate loans principally secured by owner-occupied/rental commercial and industrial buildings. Generally, these types of loans are made for a period of up to twenty years, with monthly payments based on a portion of the principal plus interest, and with a loan-to-value ratio of 70% or less, using an adjustable rate indexed to the prime rate appearing in the West Coast edition of THE WALL STREET JOURNAL. Valley Bank also offers fixed rate loans, but rate adjustments are typically required in intervals of one to five years. Amortization schedules for commercial loans generally do not exceed 20 years.


    Payments on loans secured by such properties are often dependent on successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Valley Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. When possible, Valley Bank also attempts to obtain loan guaranties from financially capable parties. Valley Bank's lending personnel inspect substantially all of the properties securing Valley Bank's real estate loans before the loan is made.


    Valley Bank requires title insurance insuring the status of its lien on all of the real estate secured loans when a first trust deed on the real estate is taken as collateral. Valley Bank also requires the borrower to maintain fire, extended coverage casualty insurance and, if the property is in a flood zone, flood insurance, in amounts equal to the outstanding loan balance, subject to applicable law that may limit the amount of hazard insurance a lender can require to the cost of replacing improvements. Valley Bank's lending policies generally limit the loan-to-value ratio on mortgage loans secured by owner-occupied properties to 70% of the lesser of the appraised value or the purchase price. Valley Bank cannot assure that these procedures will protect against losses on loans secured by real property. Please refer to "Risk Factors--A downturn in the real estate market could hurt our business" for a discussion of the possible effects of a decline in real estate values.

    REAL ESTATE CONSTRUCTION LOANS. Valley Bank finances the construction of residential, commercial and industrial properties. To limit risks inherent in its construction loan portfolio,

Valley Bank has restricted this lending to owner-builder construction loans. The future condition of the local economy could harm the collateral values of such loans. Please refer to "Risk Factors--A downturn in the real estate market could hurt our business" for a discussion of the possible effects of a decline in real estate values.

    Valley Bank's construction loans typically have the following characteristics:

    - maturities of one year or less;

    - a floating rate of interest based on Valley Bank's base lending rate;

    - minimum cash equity of 20% to 30% of project cost;

    - advance of anticipated interest costs during construction; advance of fees;

    - first lien position on the underlying real estate;

    - loan-to-value ratios generally not exceeding 70%; and

    - recourse against the borrower or a guarantor in the event of default.

    Valley Bank does not typically commit to make the permanent loan on the property unless the permanent loan is to be a government guaranteed loan. Valley Bank does not participate in joint ventures or take an equity interest in connection with its construction lending.

    Construction loans involve additional risks compared to loans secured by existing improved real property. These include the following:

    - the uncertain value of the project prior to completion;

    - the inherent uncertainty in estimating construction costs, which is often beyond the control of the borrower;

    - construction delays and cost overruns;

    - possible difficulties encountered by municipal or other governmental regulation during siting or construction; and

    - the difficulty in accurately evaluating the market value of the completed project.

    As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If Valley Bank is forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that Valley Bank will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as the related foreclosure and holding costs. In addition, Valley Bank may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminable period of time. Valley Bank has underwriting procedures designed to identify what it believes to be acceptable levels of risk in construction lending. Among other things, qualified and bonded third parties are engaged to provide progress reports and recommendations for construction disbursements. No assurance can be given that these procedures will prevent losses arising from the risks described above.

    LOANS ON UNIMPROVED RESIDENTIAL LOTS. Substantially all of the Valley Bank loans secured by unimproved residential lots relate to a single real estate project in Fort Mohave, Arizona.

In 1996, Valley Bank acquired 200 loans, each secured by a residential lot in this project, at a cost of approximately $7.9 million. These loans were acquired in a swap transaction in which Valley Bank exchanged real property that it had previously acquired in foreclosure for these loans. Since the time of their acquisition, almost half of the loans have been repaid. As of March 31, 1999, 122 of these loans remain, in the aggregate amount of $4.5 million, or 10.5% of the loan portfolio. As of December 31, 1998, 107 of these loans remained, in the aggregate amount of $4.8 million, or 11% of the loan portfolio.

    RESIDENTIAL MORTGAGE LOANS. Valley Bank originates fixed-rate mortgage loans secured by one-to-four family properties with amortization schedules of 15 to 30 years and maturities of up to five years. The loan fees charged, interest rates and other provisions of Valley Bank's residential loans are determined by an analysis of Valley Bank's cost of funds, cost of origination, cost of servicing, risk factors and portfolio needs.

COMMERCIAL LOANS

    Valley Bank makes relatively few commercial loans, other than government guaranteed loans. The commercial loans are for intermediate and short-terms and may be unsecured, partially secured or fully secured. The majority of these loans are in Riverside county. Loan maturities are normally 12 months. Valley Bank requires a complete re-analysis before considering any extension. Depending on the creditworthiness of the business, certain types of open-ended loans to $100,000 and non-open-ended renewable products are also available. Valley Bank makes these loans to any size business, and to businesses organized as sole proprietorships, partnerships and corporations. Most are to small businesses. In general, it is the intent of Valley Bank to take collateral whenever possible regardless of the loan purpose. Collateral may include liens on inventory, accounts receivable, fixtures and office furniture and equipment and, in some cases, leasehold improvements and real estate. As a matter of policy, the Bank requires all principals of a business to be co-obligors on all loan instruments and all significant stockholders of corporations to execute a specific debt guaranty. All borrowers must demonstrate the ability to service and repay not only Valley Bank debt but all outstanding business debt, exclusive of collateral, on the basis of historical earnings or reliable projections.

LOANS TO INDIVIDUALS

    Loans to individuals, also termed consumer loans, are extended for a variety of purposes. Most are for the purchase of automobiles and other vehicles. Others include secured and unsecured personal loans, home improvement, equity lines, overdraft protection loans, and unsecured lines of credit. Valley Bank's underwriting standards for loans to individuals include an examination of the applicant's credit history and payment record on other debts and an evaluation of their ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Most of Valley Bank's loans to individuals are repayable on an installment basis.

    Loans to individuals generally entail greater risk than do residential mortgage loans, particularly in the case of those loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because the collateral is more likely to suffer damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, the collection of loans to individuals is dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, various federal and state laws, including federal and state bankruptcy and insolvency laws, often limit the amount which the lender can recover on loans to individuals. Loans to individuals may also give rise to claims and defenses by a consumer loan borrower against the lender on these loans, such as Valley Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral.

    As of March 31, 1999, the total of all loans to individuals held by Valley Bank was $401,000 or 1.0% of total loans. As of December 31, 1998, the total of all loans to individuals held by Valley Bank was $504,000 or 1.2% of total loans.

OFF-BALANCE SHEET COMMITMENTS

    As part of its service to its small- to medium-sized business customers, Valley Bank from time to time issues formal commitments and lines of credit. These commitments can be either secured or unsecured. They may be in the form of revolving lines of credit for seasonal working capital needs. However, these commitments may also take the form of letters of credit. Standby letters of credit are conditional commitments issued by Valley Bank to guarantee the performance of a customer to a third party. Valley Bank does not enter into any interest rate swaps or caps, or forward or future contracts. At March 31, 1999, Valley Bank had commitments to extend credit of approximately $3.7 million and obligations under standby letters of credit of approximately $178,000. At December 31, 1998, Valley Bank had commitments to extend credit of approximately $2.6 million and obligations under standby letters of credit of approximately $178,000.

    The following table shows the distribution of Valley Bank's undisbursed loan commitments at the dates indicated.

                                                                                                   AT DECEMBER 31,
                                                                                  AT MARCH 31,   --------------------
                                                                                      1999         1998       1997
                                                                                  -------------  ---------  ---------
                                                                                            (IN THOUSANDS)
Commitments to extend credit, including unsecured loan commitments..............    $   3,685    $   2,582  $   6,664
Standby letters of credit.......................................................          178          178        212
                                                                                       ------    ---------  ---------
Total...........................................................................    $   3,863    $   2,760  $   6,876
                                                                                       ------    ---------  ---------
                                                                                       ------    ---------  ---------

LENDING PROCEDURES AND LOAN APPROVAL PROCESS

    Loan applications may be approved by the board of directors' loan committee, by Valley Bank's management and lending officers, or by individual lending officers to the extent of their loan authority. Individual lending authority is granted to the Chief Executive Officer, the Senior Credit Officer, branch and department managers and other key lending officers. Loans for which direct and indirect borrower liability would exceed an individual's lending authority are referred to Valley Bank's management and, for those in excess of management's approval limits, to the loan committee.

    At March 31, 1999, Valley Bank's authorized legal lending limits were $1,427,000 for unsecured loans plus an additional $951,000 for specific secured loans. Valley Bank's primary capital plus allowance for loan losses at March 31, 1999 totaled $9.6 million. Valley Bank's largest borrower as of March 31, 1999 had an aggregate loan liability totaling $1.7 million in secured loans.

    At December 31, 1998, Valley Bank's authorized legal lending limits were $1,405,000 for unsecured loans plus an additional $937,000 for specific secured loans. Legal lending limits are calculated in conformance with California law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan losses on an unsecured basis, plus an additional 10% on a secured basis. Valley Bank's primary capital plus allowance for loan losses at December 31, 1998 totaled $9.4 million. Valley Bank's largest borrower as of December 31, 1998 had an aggregate loan liability totaling $1.7 million in secured loans.

    The highest individual lending authority in Valley Bank is the combined administrative lending authority for unsecured and secured lending of $500,000, which requires the approval and signatures of the Chief Executive Officer and the Senior Credit Officer. The second highest lending authority is $250,000 for each of the Chief Executive Officer and the Senior Credit Officer, each acting singly. All other individual lending authority is substantially less, with the next largest authority for secured loans being $25,000.

    Lending limits are authorized for the Chief Executive Officer, the Senior Credit Officer and other officers by the board of directors of Valley Bank. The Senior Credit Officer is responsible for evaluating the authority limits for individual credit officers and recommends lending limits for all other officers to the board of directors for approval.

    The review of each loan application includes the applicant's credit history, income level and cash flow analysis, financial condition and the value of any collateral to secure the loan. In the case of real estate loans over a specified amount, the review of collateral value includes an appraisal report prepared by an independent bank-approved appraiser.

    With respect to any approved commercial or real estate loan, Valley Bank generally issues a written commitment to the applicant, setting forth the terms under which the loan will be extended.

    Valley Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections of its potential borrowers, valuation of collateral based on reports of independent appraisers and audits of accounts receivable or inventory pledged as security.

OTHER EARNING ASSETS

    The following table relates to other earning assets not disclosed previously for the dates indicated. This item consists of a salary continuation plan for Valley Bank's President. The plan is informally linked with universal life insurance policies for the salary continuation plan. Income from these policies is reflected in noninterest income.

                                                                              AT DECEMBER 31,
                                                         MARCH 31,   ----------------------------------
                                                            1999        1998        1997        1996
                                                         ----------  ----------  ----------  ----------
Cash surrender value of life insurance.................  $  712,000  $  712,000  $  661,000  $  637,000
                                                         ----------  ----------  ----------  ----------
                                                         ----------  ----------  ----------  ----------

ASSET QUALITY

    NONPERFORMING ASSETS. Nonperforming assets include non performing loans and other real estate owned.

    NONPERFORMING LOANS. Nonperforming loans are those which the borrower fails to perform in accordance with the original terms of the obligation and fall into one of three categories:

    - Nonaccrual loans. Valley Bank generally places loans on nonaccrual status when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. When loans are placed on nonaccrual status, accrued but unpaid interest is reversed against the current year's income. Interest income on nonaccrual loans is recorded on a cash basis. Valley Bank may treat payments as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income where management believes the remaining principal balance is fully collectible. Additionally, Valley Bank may place loans that are not 90 days past due on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

    - Loans 90 days or more past due. Valley Bank classifies a loan in this category when the borrower is more than 90 days late in making a payment of principal or interest.

    - Restructured loans. These are loans on which interest accrues at a below market rate or upon which a portion of the principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is reported on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.

    OTHER REAL ESTATE OWNED (OREO). This category of nonperforming assets consists of real estate to which Valley Bank has taken title by reason of foreclosure or by taking a deed in lieu of foreclosure from the borrower. Before Valley Bank takes title to OREO, it generally obtains an environmental review.

    The following table summarizes Valley Bank's nonperforming assets at the dates indicated.

                                                                             DECEMBER 31,
                                                         -----------------------------------------------------
                                             MARCH 31,
                                               1999
                                            (UNAUDITED)    1998       1997       1996       1995       1994
                                            -----------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
Nonaccrual loans(1).......................   $   4,570   $   4,827  $   3,227  $   1,245  $   1,110  $   3,173
Loans past due 90 days or more............          30         256          0          0        125          0
Restructured loans........................          --           0          0          0          0          0
                                            -----------  ---------  ---------  ---------  ---------  ---------
  Total nonperforming loans(1)............       4,600       5,083      3,227      1,245      1,235      3,173
Other real estate owned...................       1,611       1,749      1,711      1,144      2,555      1,143
                                            -----------  ---------  ---------  ---------  ---------  ---------
  Total nonperforming assets..............   $   6,211   $   6,832  $   4,938  $   2,389  $   3,790  $   4,316
                                            -----------  ---------  ---------  ---------  ---------  ---------
                                            -----------  ---------  ---------  ---------  ---------  ---------
Nonperforming loans as a percent of total
  loans...................................       11.02%      11.78%      7.13%      2.90%      3.60%      9.65%
Nonperforming assets as a percent of total
  assets..................................        7.10%       8.07%      6.62%      3.36%      5.74%      6.65%

------------------------

(1) Interest income during 1998 on loans on nonaccrual status would have been $424,000 if the loans had been accruing. Interest collected on these loans in 1998 was $0.

    At March 31, 1999, nonperforming assets represented 7.10% of total assets. Nonperforming loans that were secured by first deeds of trust on real property were $4.5 million at March 31, 1999. At December 31, 1998, nonperforming assets represented 8.07% of total assets. Nonperforming loans that were secured by first deeds of trust on real property were $4.4 million at December 31, 1998, $1.9 million at December 31, 1997, $1.1 million at December 31, 1996, $1.2 million at December 31, 1995 and $3.1 million at December 31, 1994. Other forms of collateral such as inventory and equipment secured the remaining nonperforming loans as of each date. The collateral securing nonperforming loans may not be sufficient to prevent losses on such loans.

    Nonperforming loans have occurred mainly among the loans secured by real estate. During the early 1990's Valley Bank made many interim construction loans to builders building "on spec," that is, without a committed purchaser for the finished building. When recession hit Southern California, some borrowers abandoned their construction projects, and their loans became nonperforming. Valley Bank foreclosed, and then attempted to liquidate the resulting OREO property. The soft real estate market then prevailing, however, made sale difficult. As the economy improved in Southern California, sale of these properties became easier. During 1998, the remaining early-1990's nonperforming assets were resolved.

    As of December 31, 1998, Valley Bank had approximately $4.8 million in non-performing non-accrual loans. As of March 31, 1999, Valley Bank had approximately $4.6 million in non-performing non-accrual loans.

    The largest non-performing loan, in the amount of approximately $1.6 million, is a construction loan secured by an eighty room motel on which construction is now complete. Valley Bank is a 53% participant in this loan and has taken the lead to bring it to resolution. Problems arose as a result of construction delays and Valley Bank has initiated foreclosure proceedings. In response to the foreclosure proceedings, the borrower has filed a counterclaim for damages in excess of $1.5 million as well as attorneys' fees, costs and interest. The property is expected to be managed by a hotel management company, in its capacity as the court-appointed receiver. The management company has obtained a bond in the amount of $300,000, and expects to open the facility in the near future. Valley Bank is working with the borrowers in an attempt to reach a settlement.

    A second non-performing loan relationship is comprised of two construction loans, totaling approximately $900,000, secured by a service station/mini-mart/fast food facility. The Small Business Administration has provided a commitment to guarantee a permanent loan when construction is completed. At December 31, 1998, these loans were on non-accrual status. At March 31, 1999 these loans were placed on accrual status based on the SBA's confirmation of its takeout loan commitment. The service station is awaiting final inspection and Valley Bank expects it to open shortly after. The franchisor has agreed to advance $150,000 on completion of the final inspection and Valley Bank expects the Small Business Administration to execute final loan amounts on or about at that time.

    A third non-performing loan, in the amount of approximately $800,000, involves a loan made to renovate and convert a facility to a sports bar and restaurant. This loan is 100% guaranteed by the City of San Bernardino Economic Development Agency. After renovation, the lessee was unable to operate the facility successfully. The agency has approved the transfer of the lease to an experienced and successful southern California chain operator. Valley Bank and the borrower-owner have agreed in principle on settlement, in which Valley Bank will become the owner of the property, including fixtures and equipment, and the borrower/ owner will pay Valley Bank $15,000 in cash and sign a note for $20,000.

    A fourth non-performing loan, in the amount of approximately $618,000, involves a ten-unit low-income home development project in the city of Colton, California. Seven homes have sold and three remain unsold. In addition, the bank has located a buyer who will purchase the loan at a discounted price of $465,000 in cash in the near future. The resulting loss of approximately $153,000 is less than the loss reserve of $155,000 allocated to this loan.

    A fifth non-performing loan, in the amount of approximately $1.1 million, involves a service station/mini-market operation. This loan was not considered a non-accrual loan at December 31, 1998, but was placed on non-accrual status during the first quarter of 1999. The City of San Bernardino Economic Development Agency is a guarantor. Valley Bank has initiated foreclosure proceedings. It has also had indications of interest in purchasing the loan from a group of investors.

    As of December 31, 1998, Valley Bank had OREO of approximately $1.8 million. At March 31, 1999, Valley Bank had OREO of approximately $1.6 million. The first largest OREO property, with an approximate book balance of $400,000, is an office building located in the Moreno Valley area. It is currently in escrow for a sale at a price above book value, which is expected to close in the near future. The second largest OREO property, with an initial book balance of $400,000, is a residential planned unit development located in San Jacinto, California. The bank has sold five of the six homes on the property, receiving

$335,000 toward the initial balance. The third largest OREO property, with an approximate book balance of $275,000, is a land parcel located in Moreno Valley, California.


    SUBSTANDARD AND DOUBTFUL LOANS. Valley Bank monitors all loans in the loan portfolio to identify problem credits. Additionally, as an integral part of the credit review process of Valley Bank, credit reviews are performed by an outside financial institution consulting firm semi-annually to assure accuracy of documentation and the identification of problem credits. The Federal Deposit Insurance Corporation and State of California Department of Financial Institutions also review Valley Bank and its loans during an annual safety and soundness examination.


    There are three classifications for problem loans:

    Substandard--An asset is classified as "substandard" if it is inadequately protected by the current sound worth and paying capacity of the borrower, or of the collateral pledged, if any. Credits in this category have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Valley Bank will sustain some loss if the deficiencies are not corrected.

    Doubtful--An asset is classified as "doubtful" if it has all the weaknesses inherent in one classified "substandard," and has the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of important and reasonably specific pending factors which may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined.

    Loss--An asset is classified as a "loss" if it is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future. Any potential recovery is considered too small and the realization too distant in the future to justify retention as an asset on Valley Bank's books.

    Another category, designated as "special mention," is maintained for loans which do not currently expose Valley Bank to a significant degree of risk to warrant classification in a "substandard," "doubtful" or "loss" category, but do possess credit deficiencies or potential weaknesses deserving management's close attention.

    As of March 31, 1999, Valley Bank's classified loans consisted of $4.7 million in the "substandard" category and no loans in the "doubtful" category. Valley Bank's $4.7 million of loans classified as "substandard" consisted of $221,000 of performing loans and $4.5 million of non-accrual loans. Additionally, as of March 31, 1999, Valley Bank's loans categorized in the "special mention" category consisted of $1.5 million of performing loans.

    As of December 31, 1998, Valley Bank's classified loans consisted of $3.8 million in the "substandard" category and no loans in the "doubtful" category. Valley Bank's $3.8 million of loans classified as "substandard" consisted of $222,000 of performing loans and $3.6 million of non-accrual loans. Additionally, as of December 31, 1998, Valley Bank's loans categorized in the "special mention" category consisted of $2.4 million of performing loans.

    IMPAIRED LOANS. Valley Bank defines impaired loans, regardless of past due status, as those on which principal and interest are not expected to be collected under the original contractual loan repayment terms. Valley Bank charges off an impaired loan at the time management believes the collection process has been exhausted. Valley Bank measures impaired loans based on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price or the fair value of collateral if the loan is collateral-dependent. Impaired loans at March 31, 1999 were $4.4 million, all of which were also non-accrual loans. Allowance for loans related to impaired loans was $532,000 at March 31, 1999. Impaired loans at December 31, 1998 were $3.9 million, all of which were also nonaccrual loans. Allowance for loan losses related to impaired loans was $502,000 at December 31, 1998.

    Except as disclosed above, there were no assets as of December 31, 1998 where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms. However, it is always possible that current credit problems may exist that may not have been discovered by management. Please refer to "--Allowance and Provisions for Loan Losses."

ALLOWANCE AND PROVISIONS FOR LOAN LOSSES

    The following table sets forth an analysis of the allowance for loan losses and provisions for loan losses for the periods indicated.

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------
                                                   1998       1997       1996       1995       1994
                                                 ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
Balance at beginning of period.................  $   1,058  $     756  $     497  $     574  $   1,047
                                                 ---------  ---------  ---------  ---------  ---------
Loans charged off
  Real estate--construction....................         --         --         --         --        225
  Real estate--residential.....................         --         79         66        469        224
  Real estate--unimproved residential lots.....         --         --         --         --         --
  Real estate--commercial......................         --         --         55        355        248
  Commercial and industrial....................          9         26         --          1          4
  Government guaranteed........................        403        653         --         --         --
  Loans to individuals.........................         --          1         --         --         82
                                                 ---------  ---------  ---------  ---------  ---------
Total charge-offs..............................        412        759        121        825        783
                                                 ---------  ---------  ---------  ---------  ---------
Recoveries
  Real estate--construction....................         --         16          6        128        149
  Real estate--residential.....................        225         46         13          6         --
  Real estate--unimproved residential lots.....         --         --         --         --         --
  Real estate--commercial......................          7          6          1         --         --
  Commercial and industrial....................         --         --         --          3          1
  Government guaranteed........................         40         13         --         --         --
  Loans to individuals.........................         --         --         --          1         --
                                                 ---------  ---------  ---------  ---------  ---------
Total recoveries...............................        272         81         20        138        150
                                                 ---------  ---------  ---------  ---------  ---------
Net charge-offs................................        140        678        101        687        633
Additions charged to operations................        200        980        360        610        160
                                                 ---------  ---------  ---------  ---------  ---------
Balance at end of period.......................  $   1,118  $   1,058  $     756  $     497  $     574
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Average loans outstanding, gross...............  $  48,512  $  43,921  $  41,649  $  34,552  $  28,678
                                                 ---------  ---------  ---------  ---------  ---------
Total loans at end of period, gross............  $  43,313  $  45,451  $  43,172  $  34,469  $  33,044
                                                 ---------  ---------  ---------  ---------  ---------
Net charge-offs/average loans outstanding......       0.29%      1.54%      0.24%      1.99%      2.21%
Allowance at end of period/loans outstanding...       2.59%      2.34%      1.76%      1.45%      1.75%
Allowance/nonperforming loans..................      22.32%     32.79%     60.72%     40.24%     18.09%

    Valley Bank maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance for loan losses, management takes into consideration the following factors among others:

    - changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices

    - changes in national and local economic and business conditions and developments, including the condition of various market segments

    - changes in the nature and volume of the portfolio

    - changes in the experience, ability, and depth of the lending management and staff

    - changes in the trend of the volume and severity of past due and classified loans

    - trends in the volume of non-accrual loans, troubled debt restructuring and other loan modifications

    - changes in the quality of the loan review system and degree of oversight by the institution's board of directors

    - the existence and effect of any concentrations of credit, and changes in the level of such concentrations

    - the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution's current portfolio


    Valley Bank follows the "Interagency Policy Statement on the Allowance for Loan and Lease Losses" and analyzes the Allowance for Loan Losses using the above factors on a quarterly basis. In addition, as an integral part of the semi-annual credit review process of Valley Bank, performed by an outside financial institution consulting firm, the Allowance for Loan Losses is reviewed for adequacy. Furthermore, the Federal Deposit Insurance Corporation and State of California Department of Financial Institutions review the adequacy of the Allowance for Loan Losses in an annual safety and soundness examination. The Federal Deposit Insurance Corporation and/or State of California Department of Financial Institutions may require Valley Bank to recognize additions to the Allowance for Loan Losses based upon its judgment of the information available to it at the time of its examination. The Federal Deposit Insurance Corporation and State of California Department of Financial Institutions most recently reviewed Valley Bank on December 21, 1997.


    Valley Bank's Senior Credit Officer reports monthly to Valley Bank's board of directors and continuously reviews loan quality and loan classifications. Such reviews assist the Board in establishing the level of the allowance for loan and lease losses. Valley Bank's board of directors reviews the adequacy of the allowance on a monthly basis.

    Valley Bank uses a methodology known as migration analysis for assistance in determining the appropriate level of its allowance for loan losses. This method applies relevant risk factors to the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on the Bank's loan grading and classification system. The Bank grades its loans through internal reviews and periodically subjects loans to external reviews which then are assessed by the Bank's board of directors. External credit reviews are performed on a semi-annual basis and the quality grading process occurs on a quarterly basis. The "migration" of loans from grade to grade is then tracked to help predict future losses and thus more accurately set allowance levels. Risk factors applied to the performing loan portfolio are based on Valley Bank's past loss history considering the current portfolio's characteristics, current economic conditions and other relevant factors. General reserves are applied to various categories of loans at percentages ranging up to 50% based on the Bank's assessment of credit risks for each category. Risk factors are applied to the carrying value of each classified loan:

    - loans internally graded "Watch" or "Special Mention" carry a risk factor from 1.0% to 2.0%;

    - "Substandard" loans carry a risk factor that is typically 15%, but ranges from 0%, in the case of a government guaranteed loan on which the guarantee has not yet been honored, to 40%, depending on collateral securing the loan,;

    - "Doubtful" loans carry a 50% risk factor; and

    - "Loss" loans are charged off 100%.

    In addition, a portion of the allowance is specially allocated to identified problem credits. The analysis also includes reference to factors such as the delinquency status of the loan portfolio, inherent risk by type of loans, industry statistical data, recommendations made by Valley Bank's regulatory authorities and outside loan reviewers, and current economic environment. Important components of the overall credit rating process are the asset quality rating process and the internal loan review process.

    The balance in the allowance is affected by amounts provided from operations, amounts charged off and recoveries of previously charged off loans. At March 31, 1999, Valley Bank recorded a provision for loan losses of $90,000 compared with a provision of $150,000 for the same period in the prior year. At March 31, 1999 net charge offs totaled $93,000. At March 31, 1999 the allowance for loan losses was $1.1 million or 2.7% of total loans outstanding. For 1998, Valley Bank recorded a provision for credit losses of $200,000 compared with provisions of $980,000 for 1997 and $360,000 for 1996. In 1998 net charge offs totaled $140,000, compared with net charge offs of $678,000 for 1997 and $101,000 in 1996. The relatively higher level of charge offs in 1997 reflected primarily government guaranteed loans that had been originated in previous years without sufficient attention to government requirements for documentation of lien positions and similar matters. The employee responsible for these oversights is no longer with Valley Bank, and the Bank has since implemented more stringent procedures for loan documentation. At December 31, 1998 the allowance for loan losses was $1.1 million or 2.59% of total loans outstanding, compared with $1.1 million or 2.34% of total loans outstanding at December 31, 1997.


    The allowance is based on estimates and ultimate future losses may vary from current estimates. Management anticipates the continued stabilization of the economy in segments of Valley Bank's market area. However, underlying trends in the economic cycle, particularly in Southern California, which management cannot completely predict will influence credit quality. It is always possible that future economic or other factors may adversely affect Valley Bank's borrowers. As a result, Valley Bank may sustain loan losses, in any particular period, that are sizable in relation to the allowance, or exceed the allowance. In addition, Valley Bank's asset quality may deteriorate through a number of possible factors, including:


    - rapid growth;

    - failure to enforce underwriting standards;

    - failure to maintain appropriate underwriting standards;

    - failure to maintain an adequate number of qualified loan personnel; and

    - failure to identify and monitor potential problem loans.

    Based on these and other factors, loan losses may be substantial in relation to the allowance, or exceed the allowance. Please refer to "Risk Factors--Loan loss reserves may not cover actual loan losses."

    The following table summarizes a breakdown of the allowance for loan losses by loan category and the allocation in each category as a percentage of total loans in each category at the dates indicated:

                                                                     DECEMBER 31,
                          --------------------------------------------------------------------------------------------------
                                   1998                    1997                     1996                      1995
                          ----------------------  ----------------------  ------------------------  ------------------------
                                     % OF LOANS              % OF LOANS                % OF LOANS                % OF LOANS
                                         IN                      IN                        IN                        IN
                           AMOUNT     CATEGORY     AMOUNT     CATEGORY      AMOUNT      CATEGORY      AMOUNT      CATEGORY
                          ---------  -----------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Real estate-
  construction..........  $     490        15.8%  $     141        15.1%   $      29          5.0%   $      28          5.7%
Real estate-
  residential...........         62        11.3          70        15.7           66         20.1           90         28.6
Real estate-unimproved
  residential lots......        175        11.5         146        14.0          139         18.8           11          1.5
Real estate-
  commercial............        200        32.5         423        32.0          303         34.8          201         41.9
Commercial and
  industrial............         37         6.2          54         3.8           70          4.5           72          4.8
Government guaranteed...        150        21.5         213        18.4          141         15.7           89         16.4
Loans to individuals....          4         1.2          11         1.0            8          1.1            6          1.2
                          ---------       -----   ---------       -----        -----        -----        -----        -----
Total...................  $   1,118       100.0%  $   1,058       100.0%   $     756        100.0%   $     497        100.0%
                          ---------       -----   ---------       -----        -----        -----        -----        -----
                          ---------       -----   ---------       -----        -----        -----        -----        -----


                                    1994
                          ------------------------
                                       % OF LOANS
                                           IN
                            AMOUNT      CATEGORY
                          -----------  -----------

Real estate-
  construction..........   $      22          3.8%
Real estate-
  residential...........         102         17.8
Real estate-unimproved
  residential lots......          12          2.1
Real estate-
  commercial............         210         36.6
Commercial and
  industrial............          72         12.5
Government guaranteed...         148         25.8
Loans to individuals....           8          1.4
                               -----        -----
Total...................   $     574        100.0%
                               -----        -----
                               -----        -----

The allocation of the allowance to loan categories is an estimate by management of the relative risk characteristics of loans in those categories. Losses in one or more loan categories may exceed the portion of the allowance allocated to that category or even exceed the entire allowance. Please refer to "Risk Factors--Loan loss reserves may not cover actual loan losses."

DEPOSITS

    Deposits are Valley Bank's primary source of funds. At March 31, 1999, Valley Bank had a deposit mix of 22.0% in time deposits, 42.0% in savings and interest-bearing checking accounts, 25.9% in noninterest-bearing demand accounts and 10.1% in money market accounts. At December 31, 1998, Valley Bank had a deposit mix of 21.7% in time deposits, 41.7% in savings and interest-bearing checking accounts, 26.5% in noninterest-bearing demand accounts and 10.1% in money market accounts. Noninterest-bearing demand deposits enhance Valley Bank's net interest income by lowering its costs of funds.

    Valley Bank obtains deposits primarily from the communities it serves. No material portion of its deposits has been obtained from or is dependent on any one person or industry. Valley Bank's business is not seasonal in nature. Valley Bank accepts deposits in excess of $100,000 from customers. These deposits are priced to remain competitive. At December 31, 1998, Valley Bank had no brokered deposits.

    The following table sets forth the average balances and the average rates paid for the major categories of deposits for the dates indicated:

                                                                       DECEMBER 31,
                              ----------------------------------------------------------------------------------------------
                                       1998                    1997                    1996                    1995
                              ----------------------  ----------------------  ----------------------  ----------------------

                                           AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                               AVERAGE      RATE       AVERAGE      RATE       AVERAGE      RATE       AVERAGE      RATE
                               BALANCE      PAID       BALANCE      PAID       BALANCE      PAID       BALANCE      PAID
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                  (DOLLARS IN THOUSANDS)
Demand accounts.............  $  19,212          --   $  18,098          --   $  16,502          --   $  15,591          --
Savings accounts............     11,505        1.99%     11,220        1.99%     11,080        2.05%     11,532        1.99%
Money market accounts.......      7,261        2.49       7,180        2.45       7,821        2.45       8,636        2.45
NOW accounts................     19,297        1.04      17,373        1.04      16,652        1.04      14,937        1.05
Certificates of deposits
  under $100,000............     12,250        5.13      10,635        5.02       8,837        4.81       7,108        4.61
Certificates of deposits of
  $100,000 or more..........      2,909        5.09       1,761        6.47       1,625        5.66       1,692        4.73
                              ---------               ---------               ---------               ---------
Total deposits..............  $  72,434        2.61%  $  66,267        2.55%  $  62,517        2.41%  $  59,496        2.29%
                              ---------               ---------               ---------               ---------
                              ---------               ---------               ---------               ---------


                                       1994
                              ----------------------
                                           AVERAGE
                               AVERAGE      RATE
                               BALANCE      PAID
                              ---------  -----------

Demand accounts.............  $  14,594          --
Savings accounts............     12,423        2.00%
Money market accounts.......      9,583        2.16
NOW accounts................     14,254        1.08
Certificates of deposits
  under $100,000............      6,241        3.36
Certificates of deposits of
  $100,000 or more..........      1,180        3.14
                              ---------
Total deposits..............  $  58,275        1.96%
                              ---------
                              ---------

MATURITIES OF TIME CERTIFICATES OF DEPOSIT

    Maturities of time certificates of deposits outstanding at December 31, 1998 are summarized as follows:

                                                                                  LESS THAN
                                                           $100,000 OR MORE       $100,000
                                                           -----------------  -----------------
                                                                      (IN THOUSANDS)
Three months or less.....................................      $   1,545          $   6,048
Over three to twelve months..............................            898              5,924
Over twelve months.......................................             --              2,035
                                                                  ------            -------
Total....................................................      $   2,443          $  14,007
                                                                  ------            -------
                                                                  ------            -------

SUPERVISION AND REGULATION


    As a California bank whose deposits are insured by the Federal Deposit Insurance Corporation, Valley Bank is subject to many governmental rules that affect its operations. For a description of the laws and regulations that apply to Valley Bank, please refer to the section entitled "Supervision and Regulation," starting on page 168.


COMPETITION

    Valley Bank considers its primary service area to include Riverside and San Bernardino counties in California and, for government guaranteed loans, Portland, Oregon and parts of Washington. The Riverside and San Bernardino county region is commonly referred to the Inland Empire.

    The banking business in California is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks which have many offices operating over wide geographic areas. Valley Bank competes for deposits and loans principally with these banks, as well as with savings and loan associations, thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions. Among the advantages certain of these institutions have over Valley Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in Valley Bank's service areas are larger banks and, as such, possess competitive advantages over Valley Bank. By virtue of their greater total capitalization, these major commercial banks have substantially higher lending limits than Valley Bank. In addition, other public and private entities seeking to raise capital by selling debt or equity securities will compete with Valley Bank in the acquisition of deposits. Valley Bank also competes with money market funds and, to a lesser extent, other types of mutual funds. Valley Bank's marketing emphasis niche has been individual customers, as well as businesses in the professional, commercial and industrial fields.

    In order to compete with other financial institutions in its primary service areas, Valley Bank relies principally upon regional promotional activity, direct mail, and personal contacts by its officers. For clients whose loan demands exceed Valley Bank's lending limits, Valley Bank attempts to arrange for these loans on a participation basis with other banks and financial institutions. Valley Bank also assists clients requiring services not offered by Valley to obtain these services from its correspondent banks.

EMPLOYEES

    At March 31, 1999, Valley Bank employed a total of 87 full-time equivalent employees, including three executive officers, compared with 86 at December 31, 1998. None of the employees is presently represented by a union or covered by a collective bargaining agreement. Valley Bank believes its employee relations are excellent.

LITIGATION

    From time to time, Valley Bank is involved in litigation as an incident to its business. In the opinion of management, no such pending or threatened litigation is likely to have a material adverse effect on Valley Bank's financial condition or results of operations.

INSURANCE

    Valley Bank maintains financial institution bond and commercial insurance at levels deemed adequate by Valley Bank's management to protect it from certain damage.

                       THE ANNUAL MEETING OF VALLEY BANK

THE ANNUAL MEETING OF VALLEY BANK

    The annual meeting of the shareholders of Valley Bank will take place at
            .m. on              , 1999 at the Best Western Image Suites Hotel,
24840 Elder Avenue, Moreno Valley, California. At the annual meeting, the holders of the common stock of Valley Bank will vote on (1) the approval of the First Restatement of Agreement and Plan of Reorganization as amended; (2) the election of eight (8) directors; and (3) such other business as may properly come before the Valley Bank annual meeting or any adjournments or postponements thereof.

RECORD DATE; VOTING SECURITIES

    The close of business on              is the record date for the
determination of the shareholders entitled to receive notice of, and to vote at, the annual meeting. At that date, there were 1,171,906 outstanding shares of Valley Bank common stock entitled to vote at the annual meeting.

    On any matter submitted to the vote of the shareholders, each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock held of record on the books of the bank as of the record date.

    Holders of at least two-thirds of the outstanding shares must vote in favor to approve Proposal No. 1, the approval of the Valley Bank agreement. Abstentions and broker non-votes, where a broker or nominee has indicated that it does not have discretionary authority to vote, have the effect of votes in opposition. Valley Bank will treat abstentions as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not treat broker non-votes as shares present for purposes of determining a quorum.

    In connection with the election of directors, Proposal No. 2, shareholders may vote cumulatively if, prior to the voting, a shareholder present and voting at the annual meeting gives notice to the chairman of the meeting that he or she intends to vote cumulatively. If any shareholder of Valley Bank gives such notice, then all shareholders will have the right to cumulate their votes. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. A shareholder may cast this total number of votes for one nominee, or distribute votes among as many nominees in whatever proportions as the shareholder sees fit. If cumulative voting is declared at the annual meeting, votes represented by proxies delivered pursuant to this proxy statement/prospectus may be cumulated at the discretion of the Proxyholders, in accordance with the recommendations of the bank's management.

SOLICITATION OF PROXIES

    In addition to soliciting proxies by mail, officers, directors and employees of Valley Bank, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Valley Bank common stock held of record by such persons, and Valley Bank will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Pacific Community will pay all expenses related to printing and filing this proxy statement/prospectus, including all filing fees of the Securities and Exchange Commission.

REVOCABILITY OF PROXIES

    A form of proxy for voting your shares at the meeting is enclosed. Any holder of Valley Bank common stock may revoke a proxy at any time before it is voted, by filing with the Corporate Secretary of Valley Bank an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. Any such filing should be made to the attention of Dianna Williams, Secretary, Valley Bank, P.O. Box 188, Moreno Valley, California 92556-0188. All shares represented by a properly executed proxy received in time for the annual meeting will be voted by the proxy holders in accordance with the instructions specified on the proxy, unless the proxy has been revoked. Attendance at the annual meeting will not by itself constitute revocation of a proxy. IF YOU SUBMIT AN EXECUTED PROXY WITH NO INSTRUCTION MARKED FOR A PROPOSAL TO BE ACTED UPON, THE SHARES REPRESENTED BY YOUR PROXY WILL BE VOTED "FOR" PROPOSAL NO. 1 AND "AUTHORITY GIVEN" FOR PROPOSAL NO. 2 LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXY HOLDERS.

MATTERS TO BE CONSIDERED AT THE MEETING

    APPROVAL AND ADOPTION OF THE FIRST RESTATEMENT OF AGREEMENT AND PLAN OF REORGANIZATION. At the annual meeting, you will be asked to approve and adopt the acquisition agreement with Pacific Community Banking Group. Under this agreement, Valley Bank will become a wholly owned subsidiary of Pacific Community Banking Group. A vote of two thirds of the outstanding shares of Valley Bank common stock entitled to be cast at the annual meeting is required to approve and adopt the Valley Bank agreement. AFTER CAREFUL CONSIDERATION, VALLEY BANK'S BOARD OF DIRECTORS HAS DETERMINED THAT THE ACQUISITION IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF VALLEY BANK. ACCORDINGLY, VALLEY BANK'S BOARD HAS APPROVED THE ACQUISITION. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

    ELECTION OF DIRECTORS. At the annual meeting you will be asked to elect eight directors of Valley Bank to serve until the next annual meeting or until their successors have been duly elected and qualified. The eight nominees for director are the following persons, all current members of the Valley Bank board of directors:

                     Marion V. Ashley      Jesse Washington

                     Willow I. Decker         George Wilson

                     N. Douglas Mills            Helga Wolf

                     Juan Renteria              Eugene Wood

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS.

    Valley Bank's bylaws provide for a range of seven to thirteen directors, and permit the exact number of directors of Valley Bank to be fixed by board of directors or shareholder action. The board of directors has fixed the number of directors of Valley Bank at eight.

    The persons named below will be nominated for election as directors of Valley Bank to serve until the 2000 annual meeting of shareholders and until their successors are elected and have qualified. Votes will be cast in such a way as to effect the election of all eight nominees, or as many thereof as possible under the rules of cumulative voting. In the event that any of the nominees should be unable to serve as a director, it is intended that each proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the board of directors. The board of directors has no reason to believe that any of the nominees will be unavailable to serve if elected. Additional nominations can only be made by complying with the notice provision set forth in the bylaws of Valley Bank, an extract of which is included in the notice of annual meeting of shareholders accompanying this proxy statement/prospectus. This bylaws provision is designed to give the board of directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third-party nominations if the notice provisions are not followed.

    As discussed elsewhere in this proxy statement/prospectus, Messrs. Ashley and Mills are also proposed to become directors of Pacific Community Banking Group if the Valley Bank acquisition occurs.

    None of the directors, nominees or executive officers of Valley Bank were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of Valley Bank, acting within their capacities as such. There are no family relationships between the directors and executive officers of Valley Bank, and none of the directors or executive officers of Valley Bank serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.

    The following table sets forth the names and information, as of March 31, 1999 concerning the persons to be nominated at the annual meeting by the board of directors for election as directors of Valley Bank:

                                                          YEAR FIRST
                                                            ELECTED
NAME AND POSITION                                        OR APPOINTED                BUSINESS EXPERIENCE DURING
(OTHER THAN DIRECTOR)                         AGE          DIRECTOR                      THE PAST FIVE YEARS
----------------------------------------      ---      -----------------  -------------------------------------------------
Marion V. Ashley .......................          63            1979      President, Chief Executive Officer and 90% owner
  Chairman of the Board                                                   of Ashley Capital. President, Treasurer and 20%
                                                                          owner of County Lands, Inc. General partner in
                                                                          various real estate-related partnerships.

Willow I. Decker........................          83            1972      Retired.

N. Douglas Mills .......................          59            1992      President and Chief Executive Officer of Valley
  President & CEO                                                         Bank since 1992.

Juan Renteria...........................          54            1993      Owner and President, J.R. Pipeline Co., Inc., a
                                                                          construction firm. Owner and President, J.P.R.
                                                                          Properties, a property management firm. 51% owner
                                                                          and President, Universal Satellite
                                                                          Communications, Inc., a television communication
                                                                          services firm.

Jesse Washington........................          59            1995      Owner of rental properties.

                                                          YEAR FIRST
                                                            ELECTED
NAME AND POSITION                                        OR APPOINTED                BUSINESS EXPERIENCE DURING
(OTHER THAN DIRECTOR)                         AGE          DIRECTOR                      THE PAST FIVE YEARS
----------------------------------------      ---      -----------------  -------------------------------------------------
George Wilson...........................          59            1991      Previously, Director of Administration and
                                                                          Finance, Mojave Water Agency. Retired, December
                                                                          1997.

Helga Wolf..............................          49            1995      Corporate Secretary and Treasurer, Co-Owner,
                                                                          Germania Construction Corporation.

Eugene Wood.............................          54            1993      Owner and President, E.H. Wood & Associates, a
                                                                          consulting firm for bond and private financing.

    MR. MARION V. ASHLEY is the Chairman of the board of directors of Valley Bank. Mr. Ashley has been director of Valley Bank since 1979 and Chairman of the Board of Valley Bank since 1992. Mr. Ashley has been President and Chief Executive Officer of Ashley Capital, Perris, California since 1993; President and Treasurer of County Lands, Inc., Perris, California since 1993; a director since 1993 and past President of the Eastern Municipal Water District, Perris, California; and is a general partner in numerous real estate limited partnerships located in Perris, California. Mr. Ashley is also a proposed director of Pacific Community Banking Group.

    MS. WILLOW DECKER is a Director of Valley Bank. She has served as a Director since 1972.

    MR. N. DOUGLAS MILLS is President, Chief Executive Officer and a director of Valley Bank and has served in these capacities since 1992. From 1986 until 1992. Mr. Mills served as President at Pacific Valley Bank, Modesto, California. Mr. Mills is a 1964 graduate of California State University, Fullerton, and a 1982 graduate of Pacific Coast Banking School, Seattle, Washington.

    MR. JUAN RENTERIA is a Director & Chairman of Audit Committee of Valley Bank. Mr. Renteria has served in these capacities since 1993. From 1983 to the present, Mr. Renteria has also been the owner and president of J.R. Pipeline Co., Inc., a construction firm. Mr. Renteria is also the majority owner and President of Universal Satellite Communications, Inc., a television communication services company. Mr. Renteria is also the owner and President of J.P.R. Properties, a property management firm.

    MR. JESSE WASHINGTON is a Director of Valley Bank. Mr. Washington has served in that capacity since 1995. Mr. Washington has also owned and operated a rental property management company since 1977.


    MR. GEORGE WILSON is a Director of Valley Bank. Mr. Wilson has served in this capacity since 1991. He previously served as Director of Valley Bank from 1975 to 1985. Mr. Wilson served as Valley Bank's Head Office Manager between 1985 and 1987. Mr. Wilson also served as the Director of Finance and Administrator of the Mojave Water District from 1991 until his retirement in 1997.


    MS. HELGA WOLF is a Director of Valley Bank. Ms. Wolf has served as a Director of Valley Bank since 1995. Ms. Wolf also serves as the Vice President, Corporate Secretary, Treasurer and Director of Germania Construction Corp. Ms. Wolf has held those positions since 1985.

    MR. EUGENE WOOD is a Director of Valley Bank. Mr. Wood has served as a Director of Valley Bank since 1993. Mr. Wood is also the Owner and President of
E. H. Wood & Assoc., a consulting firm. Mr. Wood has served E. H. Wood & Assoc. in that capacity since 1988.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Except as set forth in the following table, management of Valley Bank does not know of any person who owns, beneficially or of record, more than 5% of Valley Bank's outstanding common stock as of March 31, 1999. The following table also sets forth information as of March 31, 1999 concerning the beneficial ownership of Valley Bank's outstanding common stock by each of the directors of the bank, each principal shareholder of Valley Bank, and by all of the executive officers' and directors of the bank as a group.


                                                                         AMOUNT AND NATURE OF
                                                                              BENEFICIAL
BENEFICIAL OWNER AND ADDRESS(2)                                              OWNERSHIP(4)       PERCENT OF CLASS(5)
----------------------------------------------------------------------  ----------------------  -------------------
Marion V. Ashley .....................................................           102,112(6)               8.64%
  Chairman of the Board

Willow I. Decker .....................................................           102,008(8)               8.63%
  Director

Eri Hook(7) ..........................................................           123,355(9)              10.53%
  Assistant Vice President And Manager

N. Douglas Mills .....................................................           238,583(10)             18.61%
  President, CEO and Director

Mark Nugent(7) .......................................................           145,584(11)             12.20%
  Senior Vice President & Senior Lending Officer

Kenneth Ray(7) .......................................................           108,442(12)              9.25%
  25907 New Chicago Avenue
  Hemet, California 92544

Juan Renteria ........................................................            11,135(13)              0.94%
  Director

Jesse Washington .....................................................            12,705(14)              1.07%
  Director

Dianna Williams(7) ...................................................           139,054(15)             11.70%
  Vice President & Chief Financial Officer

George Wilson ........................................................           140,127(16)             11.86%
  Director

Helga Wolf ...........................................................            14,480(17)              1.23%
  Director

Eugene Wood ..........................................................            10,584(18)              0.90%
  Director

All Directors                                                                    546,616(19)             39.26%
  And Executive Officers as a Group (10 in Number)....................


------------------------

 (1) As used throughout this proxy statement/prospectus, the term "executive officer" means the President/Chief Executive Officer, Senior Vice President/Senior Lending Officer and Vice President/Chief Financial Officer.

 (2) Unless otherwise noted, the address of all listed shareholders is c/o Valley Bank, 24010 Sunnymead Boulevard, Moreno Valley, CA 92553.

 (3) All directors serve for a term of one year and until their successors are chosen and have qualified.

 (4) Includes shares beneficially owned, directly and indirectly, together with associates. Also includes shares held as trustee and held by or as custodian for minor children and shares held as community property under California law or with sole investment and voting power.

 (5) Assumes as outstanding 1,171,906 shares of common stock and the particular shares of common stock vested as to stock options for each named shareholder, as footnoted below, which shares are exercisable within 60 days of the record date.

 (6) Includes 91,406 shares which Mr. Ashley votes under a revocable proxy from Charles L. Motte and Ottie Mae Motte (Aunt and Uncle of Mr. Ashley) as Trustees under a Trust Agreement dated 4-29-75. Also, for purposes of this tabulation, options with respect to 10,584 shares held by Mr. Ashley exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Ashley.

 (7) This shareholder is not a director.

 (8) For purposes of this tabulation, options with respect to 10,584 shares held by Ms. Decker exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Ms. Decker. Does not include any shares held in an irrevocable trust established by Ms. Decker of which Ms. Decker is neither a trustee nor a beneficiary.

 (9) Includes 123,252 shares held as a Joint Trustee under the bank's Employee Stock Ownership Plan.

(10) Includes 123,252 shares held as a Joint Trustee under the bank's Employee Stock Ownership Plan. Also, for purposes of this tabulation, options with respect to 110,250 shares held by Mr. Mills exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Mills.

(11) Includes 123,252 shares held as a Joint Trustee under the bank's Employee Stock Ownership Plan. Also, for purposes of this tabulation, options with respect to 21,274 shares held by Mr. Nugent exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Nugent.

(12) Includes 17,103 shares held by Leota Phyllis Ray and Russell James Ray as Conservators U/W Kenneth Leon Ray.

(13) For purposes of this tabulation, options with respect to 10,584 shares held by Mr. Renteria exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Renteria.

(14) For purposes of this tabulation, options with respect to 10,080 shares held by Mr. Washington exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Washington.

(15) Includes 123,252 shares held as a Joint Trustee under the bank's Employee Stock Ownership Plan. Also, for purposes of this tabulation, options with respect to 15,762 shares held by Ms. Williams exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Ms. Williams.

(16) Includes 123,252 shares held as a Joint Trustee under the bank's Employee Stock Ownership Plan. Does not include 65,757 shares which are held by Mr. Wilson's mother, Diane Sailors, as Trustee under the Diane E. Sailors Trust under agreement dated April 1990, under which Mr. Wilson is a Successor Trustee. Also, for purposes of this tabulation, options with respect to 10,584 shares held by Mr. Wilson exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Wilson.

(17) For purposes of this tabulation, options with respect to 10,080 shares held by Ms. Wolf exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Ms. Wolf.

(18) For purposes of this tabulation, options with respect to 10,384 shares held by Mr. Wood exercisable within 60 days of the record date are deemed to be outstanding and these shares have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by Mr. Wood.

(19) For purposes of this tabulation, options with respect to 220,366 shares held by directors and executive officers and exercisable within 60 days from the record date are deemed to be outstanding and these options have been added to the shares of common stock which are outstanding only for the purpose of determining the percent of class held by those persons. Does not include 123,252 shares held by Eri Hook, Mark Nugent, Dianna Williams or George Wilson as Joint Trustees under the bank's Employee Stock Ownership Plan, as these shares are already accounted for in Mr. Mills' total.

THE BOARD OF DIRECTORS AND COMMITTEES

    The board of directors currently consists of the same eight individuals nominated for election as directors at the annual meeting. In 1998, the board of directors held 12 regular meetings and 11 special meetings. All of Valley Bank's directors attended at least 75% of all board of directors meetings and meetings of committees of the board of directors on which they served which were held in 1998.

    In addition to attending meetings of the board of directors, directors serve on committees of the board of directors. The board of directors has a personnel committee, a loan committee, and an audit committee.

    The loan committee, which in 1998 consisted of directors N. Douglas Mills (Chair), George Wilson, Eugene Wood and Marion Ashley, reviews all loans, approves all loans in excess of management lending limits and reviews and makes recommendations to the board of directors regarding any changes to the Bank's loan policies. The loan committee met 12 times during 1998.

    The Audit Committee, which in 1998 consisted of directors Juan Renteria (Chair), Marion Ashley, Willow Decker and Helga Wolf, reviews all internal and external examination reports and recommends to the board of directors regarding selection of Valley Bank's independent accountants. The audit committee met two times during 1998, but many of its duties were performed directly by the board of directors.

    The personnel committee, which in 1998 consisted of directors N. Douglas Mills (Chair), Willow Decker, George Wilson, Eugene Wood and Jesse Washington, review personnel policies and executive compensation, and makes recommendations to the board of directors regarding changes to personnel policies. The personnel committee met one time in 1998.

    Valley Bank does not have a nominating committee, but the full board of directors considers and makes nominations to the board of directors in accordance with the bylaws of Valley Bank.

    At Valley Bank's 1998 annual meeting of shareholders, 79.81% of the Bank's outstanding shares were present in person and by proxy at such meeting and the following eight persons were nominated for director as recommended by the board of directors: Marion V. Ashley, Willow I. Decker, N. Douglas Mills, Juan P. Renteria, Jesse Washington, George E. Wilson, Helga Wolf and Eugene H. Wood. The referenced eight nominees were elected to be the directors of Valley Bank.

EXECUTIVE COMPENSATION

    No person serving as an executive officer of Valley Bank received aggregate cash compensation of more than $100,000 during 1998, except for N. Douglas Mills, Valley Bank's current President and Chief Executive Officer. The following table sets forth the aggregate executive compensation for services in all capacities paid or accrued by Valley Bank for the previous three full fiscal years, ending with December 31, 1998, to Mr. Mills:

    The following table provides a summary of compensation for N. Douglas Mills.

                                                                            ANNUAL COMPENSATION
                                                   ----------------------------------------------------------------------
                                                                                                              ALL OTHER
                                                                                            OTHER ANNUAL     COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR      SALARY ($)     BONUS ($)   COMPENSATION ($)       ($)
-------------------------------------------------  ---------  -------------  -----------  -----------------  ------------
N. Douglas Mills, ...............................       1998  $     184,384(1)     13,333           N/A(2)    $   51,156(3)
  President and Chief Executive Officer                 1997        185,646(4)        N/A           N/A(2)        53,698(3)
                                                        1996        160,150(5)        N/A           N/A(2)        47,257(3)

------------------------

(1) Includes $12,000 in directors' fees and $10,001 in 401(k) plan contribution and a 25% match in the Employee Stock Purchase Plan.

(2) No amount is stated in this column for certain personal benefits provided by the bank, as management has concluded that the aggregate amount of such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the reported fiscal year.

(3) These amounts reflect accrued retirement benefits for each year under the salary continuation agreement for Mr. Mills as described under "Retirement Plan" below.

(4) Includes $12,250 in directors' fees and $9,444 in 401(k) compensation and a 25% match in the Employee Stock Purchase Plan.

(5) Includes $11,750 in directors' fees and $8,400 in 401(k) compensation and a 25% match in the Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

    For 1998, each director of Valley Bank, with the exception of the Chairman, was paid a fixed retainer of $12,000 for the year, which is paid in the amount of $1,000 per month. No fees were paid for specific attendance at board or committee meetings. The Chairman received an annual retainer of $13,800 which is paid in the amount of $1,150 per month. Similar director compensation is expected in 1999.

    The following table lists a summary of compensation for the directors of Valley Bank.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                               1998 ANNUAL COMPENSATION                ---------------
                                  ---------------------------------------------------    SECURITIES
NAME AND PRINCIPAL POSITION                                           OTHER ANNUAL       UNDERLYING         ALL OTHER
  WITH PARENT                        SALARY($)        BONUS ($)      COMPENSATION(1)       OPTIONS      COMPENSATION ($)
--------------------------------  ---------------  ---------------  -----------------  ---------------  -----------------
Marion Ashley, Chairman of the
  Board.........................            --               --         $  13,800            10,584                --
Willow Decker, Director.........            --               --            12,000            10,584         $   9,000(2)
Juan Renteria, Director.........            --               --            12,000            10,584                --
Helga Wolf, Director............            --               --            12,000            10,080                --
George Wilson, Director.........            --               --            12,000            10,584                --
Eugene Wood, Director...........            --               --            12,000            10,584                --
Jesse Washington, Director......            --               --            12,000            10,080                --


                                    ANTICIPATED
NAME AND PRINCIPAL POSITION         1999 ANNUAL
  WITH PARENT                     COMPENSATION(1)
--------------------------------  ---------------
Marion Ashley, Chairman of the
  Board.........................     $  13,800
Willow Decker, Director.........        12,000
Juan Renteria, Director.........        12,000
Helga Wolf, Director............        12,000
George Wilson, Director.........        12,000
Eugene Wood, Director...........        12,000
Jesse Washington, Director......        12,000

------------------------------

(1) Director's fees paid to such director.

(2) Ms. Decker receives compensation as beneficiary under an employment compensation agreement dated March 12, 1970 between Valley Bank and her late husband, Walter Wachtel, a founder of Valley Bank.

OTHER COMPENSATION

    Valley Bank has, from time to time, provided personal benefits to its officers including use of bank-owned automobiles, reimbursement of travel and entertainment expenses, and life insurance, in addition to bank-wide group insurance coverage. No amount is stated in the summary compensation table above for any of these benefits, since management has concluded that the aggregate amount of such compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported under the column headed "Executive Compensation."

VALLEY BANK 401(k) PROFIT SHARING PLAN

    In 1993, Valley Bank adopted the Valley Bank 401(k) Profit Sharing Plan, a defined contribution 401(k) plan. Under the Valley Bank 401(k) Profit Sharing Plan, all employees who have completed one year of service and have attained the age of 21 are eligible to participate. The term "year of service" is defined to mean a 12-month period in which the employee works 1,000 hours of service. Eligible employees have the option to have up to 9.0% of their monthly gross salary withheld and contributed to the plan. Valley Bank matches 150% of the first 3% of the employee's contribution and 50% of the next 3% of the employee's contribution. The plan was established as a means for eligible employees to save for their retirement. The plan is administered by Valley Bank, which is permitted under the plan to appoint an advisory committee to assist in the administration. The advisory committee has the responsibility for making all discretionary determinations under the plan and for giving distribution directions to the trustee of the related trust.

STOCK OPTION PLANS

    1992 STOCK OPTION PLAN. In 1992, Valley Bank adopted a combined incentive and nonqualified Stock Option Plan, with 240,000 shares being reserved for issuance when the related options would be exercised. Valley Bank's shareholders approved the 1992 Plan on March 9, 1993. Under the 1992 Stock Option Plan, Valley Bank may grant incentive and nonqualified stock options to full-time salaried officers and employees. The options have an exercise price that is no less than the fair market value of Valley Bank's common stock as of the date of the grant. The board of directors, or a stock option committee appointed by the board of directors, determines the dates upon which options are exercisable and the dates upon which options expire (not later than ten years after the date of the grant). The board of directors or the stock option committee selects the individual participants. The 1992 Stock Option Plan provides for anti-dilutive adjustments in the event of a stock split, stock dividend, reorganization, merger, consolidation, recapitalization or otherwise.

    1993 DIRECTOR'S STOCK OPTION PLAN. In 1993, Valley Bank adopted a nonqualified stock option plan, with 76,800 shares being reserved for issuance when the related options would be exercised. Valley Bank's shareholders approved the 1993 Director's Stock Option Plan on March 8, 1994. Under the 1993 Director's Stock Option Plan, Valley Bank may grant nonqualified stock options to non-employee members of the board of directors at an exercise price that is no less than the fair market value of Valley Bank's common stock as of the date of the grant. The board of directors, or a stock option committee appointed by the board of directors, determines the dates upon which options are exercisable and the dates upon which options expire, which must be within ten years of the date of the grant. The board of directors or the stock option committee selects the individual participants. The 1993 Director's Stock Option Plan provides for anti-dilutive adjustments in the event of a stock split, stock dividend, reorganization, merger, consolidation, recapitalization or otherwise.

    There were no stock option grants under the 1992 Stock Option Plan, for the year December 31, 1998. There were no stock option grants under the 1993 Director's Stock Option Plan, for the year ending December 31, 1998 for those directors who are not also employees of Valley.

    The following table sets forth the value of unexercised stock options under the 1992 Plan, as of December 31, 1998, for N. Douglas Mills:

                                                                                                   VALUE OF
                                                         NUMBER OF            VALUE OF            UNEXERCISED
                                                        SECURITIES           UNEXERCISED         IN-THE-MONEY
                                                        UNDERLYING          IN-THE-MONEY          OPTIONS AT
                                                    UNEXERCISED OPTION    OPTIONS AT FY-END     CONSUMMATION OF
                                                       AT FY-END (#)           ($)(1)         ACQUISITION ($)(2)
                                                    -------------------  -------------------  -------------------
                                                       EXERCISABLE/         EXERCISABLE/         EXERCISABLE/
NAME                                                   UNEXERCISABLE        UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------------  -------------------  -------------------  -------------------
N. Douglas Mills, ................................        110,250 / 0      $   260,675 / 0      $   632,769 / 0
  President and Chief Executive Officer

------------------------

(1) Options are "in-the-money" when the fair market value of the underlying securities exceeds the exercise price of the options.

(2) Value of options is based upon price per share consideration payable at consummation of the acquisition at $10 plus 1/3 warrant per share with a pro forma value of $1.00.

    The following table sets forth the fiscal year-end value of unexercised stock options under the 1993 Director's Stock Option Plan, ending December 31, 1998, for those directors who are not also employees of Valley:

                                                                                                   VALUE OF
                                                         NUMBER OF            VALUE OF            UNEXERCISED
                                                        SECURITIES           UNEXERCISED         IN-THE-MONEY
                                                        UNDERLYING          IN-THE-MONEY          OPTIONS AT
                                                    UNEXERCISED OPTION    OPTIONS AT FY-END     CONSUMMATION OF
                                                       AT FY-END (#)           ($)(1)         ACQUISITION ($)(2)
                                                    -------------------  -------------------  -------------------
                                                       EXERCISABLE/         EXERCISABLE/         EXERCISABLE/
NAME                                                   UNEXERCISABLE        UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------------  -------------------  -------------------  -------------------
Marion V. Ashley..................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Willow I. Decker..................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Juan Renteria.....................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Jesse Washington..................................        10,080 / 0        $  40,864 / 0        $  74,884 / 0
George Wilson.....................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0
Helga Wolf........................................        10,080 / 0        $  40,864 / 0        $  74,884 / 0
Eugene Wood.......................................        10,584 / 0        $  29,106 / 0        $  64,827 / 0

------------------------

(1) Options are "in-the-money" when the fair market value of the underlying securities exceeds the exercise price of the options.

(2) Value of options is based upon price per share consideration payable at consummation of the acquisition at $10 plus 1/3 warrant per share at a pro forma value of $1.00.

EMPLOYMENT AGREEMENTS

    Valley Bank entered into an Executive Employment Agreement dated as of September 26, 1996, as amended October 30, 1997, with Mr. Mills. Valley Bank may terminate the employment agreement at any time without cause, with a severance payment equal to two years of Mr. Mills' then current salary, multiplied by a factor of 140%. Under the terms of the employment agreement, if Valley Bank elects to sell, merge, consolidate or transfer controlling ownership, it must compensate Mr. Mills in an amount equal to three years of his then current salary, multiplied by a factor of 140%. Mr. Mills' base salary for 1998 was $160,000 and it is expected to remain the same in 1999. Under the terms of the employment contract, Mr. Mills' annual salary may not be less than $140,000. Valley Bank may increase that amount, at the discretion of the board of directors, to maintain parity with industry standards.

    In November 1998, Mr. Mills agreed to amend his employment agreement with Valley Bank. The amendment will be effective upon the consummation of the acquisition. Under the revised employment agreement, Mr. Mills agreed to amend the severance payment provisions of his employment agreement, as described above, in return for a one-time payment of $393,992 upon consummation of the acquisition. Upon termination of his revised employment agreement, other than for cause or disability, Mr. Mills will enter into a consulting agreement under which he is expected to be paid an annual consulting fee of $55,800, payable monthly over a period of five years.

    Four other officers of Valley Bank, Mark Nugent, Dianna Williams, Marvin Lentini and Bonnie Parrott, have similar employment agreements at stated minimum salary levels for five-year terms ending in September, 2001. These employment agreements also entitle each subject person to cash payments if a merger, consolidation or sale of Valley Bank takes place, unless the acquiror agrees to assume and discharge the obligations of Valley Bank under the employment agreements. In each case, the amount of the payment would equal two years' salary, multiplied by a factor of 140%. If the employment agreements were not assumed and honored by Pacific Community Banking Group, the total compensation due to the officers covered by the agreements would be $868,000. Pacific Community Banking Group has agreed to honor the employment contracts. Also, the agreements allow the officers to receive severance pay if their employment is terminated under some other circumstances, such as termination without cause. If the officers entitled to those payments were all terminated without cause following the Valley Bank acquisition, the total compensation due would be $434,000.

SALARY CONTINUATION AGREEMENT

    In 1995, the board of directors of Valley established a salary continuation agreement for Mr. Mills to provide for retirement benefits. This agreement was funded through the prepayment of two life insurance policies on the life of Mr. Mills. The insurance policies are intended to provide income to Valley Bank to fund retirement payments or survivor benefits. Under this agreement, Mills is entitled to receive a retirement benefit of $70,000 per year payable to him over 15 years beginning at age 65 or upon his earlier disability, or to his beneficiary at his death. Valley Bank prepaid for the insurance policies in the amount of $615,000, with additional initial insurance benefits of $695,000. The initial death benefit was $1,310,000. In 1998, Valley accrued a total of $51,156 in compensation expense for the benefit under this agreement.

    The agreement was amended on October 30, 1997 to provide for benefits upon a change in control of Valley Bank. Under this amendment, in the event of a transfer of the controlling ownership or sale of Valley Bank, such as the acquisition, the agreement would terminate and Mr. Mills would be entitled to payment of the full amount of benefits under the salary continuation agreement. In November 1998, Mr. Mills agreed to further amend the salary continuation agreement to provide that notwithstanding the change in control provisions described above, payments under the salary continuation agreement shall not accelerate and become due until expiration or termination of Mr. Mills' agreement will become effective, subject to regulatory approval. Therefore, as a result of such amendments, consummation of the acquisition will not trigger payments to Mr. Mills under the salary continuation plan.

EMPLOYEE STOCK OWNERSHIP PLAN

    In 1995, Valley adopted an Employee Stock Ownership Plan. This plan is designed to invest its assets primarily in the common stock of the employer. The plan provides those employees of Valley Bank who are eligible to participate in the plan with an equity interest in Valley Bank and thereby promotes the employees' interest in the success of Valley Bank. All employees who have completed one year of service are eligible to participate in the plan. The term "year of service" under the plan means twelve consecutive months of employment in which the employee completes 1,000 hours of service or, if the employee has not completed 1,000 hours of service at the end of twelve consecutive months of employment, the end of any plan year during which the employee is credited with 1,000 hours of service. Under the plan, an employee's interest in the plan will begin to vest only after the completion of three years of service. However, an employee's interest is always 100% vested upon the employee's normal retirement age, as specified in the plan.

    In 1996, the trustees of the plan established two lines of credit to fund stock purchases by the plan, both of which have now been converted to term loans. As permitted by the plan, as of December 31, 1998, the plan had outstanding loans in the amount of $478,000 to fund purchases of Valley Bank stock. In 1998, Valley contributed $224,000 to the plan, $173,000 of which was compensation expense and $51,000 of which was interest expense. In 1997, Valley contributed $125,934 to the plan, $70,528 of which was compensation expense and $55,406 of which was interest expense.

EMPLOYEE STOCK PURCHASE PLAN

    Valley Bank had a stock purchase plan that was offered to all officers and employees. The objective of this plan was to provide a convenient means of purchasing Valley Bank stock through payroll deductions, and to encourage purchases of stock through matching contributions by Valley Bank. Participation in the plan was entirely voluntary and was limited to those eligible as set forth in the plan. The stock purchase plan was available to all full-time employees, but enrollment was only permitted in January of each year. A participant was permitted to authorize payroll deductions in any amount in multiples of $10.00, not to exceed 15% of the prior year's gross salary. Valley Bank contributed an amount equal to 25% of the total amount of the employee's payroll deductions applied under the plan. The contribution by Valley Bank was taxable to the employee as additional compensation. If the officer or employee terminated employment, any of Valley Bank's contributions not already used to purchase stock were forfeited by the officer or employee.

    Funds withheld from an employee's payroll were accumulated during each quarter. At the end of each quarter, shares of Valley Bank common stock were purchased on behalf of plan participants through a broker at the then available market price. In 1998, 2,379 shares of Valley Bank common stock were purchased under the stock purchase plan. This plan was terminated as of September 30, 1998.

OTHER BENEFIT PLANS

    Valley Bank has employee benefit plans that serve as incentive compensation to its officers and employees. Since 1993, Valley Bank has annually established a Profit Sharing Plan which provides for payments to employees and officers if Valley Bank meets specific net income level targets. Under this plan for 1998, an employee who is not an officer could earn from .250 to two times the employee's monthly salary, a vice president could earn from .250 to 3.5 times the vice president's monthly salary, a senior vice president could earn from
 .250 to 5 times the senior vice president's monthly salary, and the Chief Executive Officer could earn from .250 to 6 times his monthly salary, based on net income return targets ranging from 6% to 20% of January 1, 1998 shareholders' equity. Total disbursements to all employees for 1998 was $146,000. There is no such plan in place for 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of Valley Bank's directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of Valley Bank or have had banking transactions with Valley Bank in the ordinary course of Valley Bank's business. Valley Bank expects to have banking transactions with such persons in the future. In the opinion of the management of Valley Bank, all loans and commitments to lend included in those transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features. All loans and extensions of credit made to Valley Bank's directors and executive officers are current and performing as agreed upon. No director or executive officer of Valley Bank had indebtedness during 1998 in excess of 10% of Valley Bank's equity capital accounts.

MARKET PRICE AND DIVIDEND INFORMATION

    The common stock of Valley Bank is not currently traded in any established market except the Electronic Bulletin Board operated by Nasdaq, and Valley Bank is not aware of any broker that currently makes a market in its common stock, or regularly furnishes quotes for its common stock, other than Sutro & Company and Burford Capital. Valley Bank common stock has been traded by local brokers in the past. Based on information furnished to management of Valley Bank by buyers and sellers, high and low bid information for Valley Bank common stock during each quarter of the last two fiscal years and through the interim period ending February 26, 1999 is listed in the table below. Management of Valley Bank would not necessarily be aware of all transactions in its Valley Bank's common stock and, thus, Valley Bank cannot give assurance that the prices listed below show the highest and lowest prices for all recent sales. Bid and asked prices have been adjusted to reflect 1997 stock dividend.

                                                                                KNOWN        KNOWN
                                                                              HIGH BID      LOW BID     CASH DIVIDEND
FISCAL YEAR QUARTER AND INTERIM PERIOD THROUGH 2/26/99                        PER SHARE    PER SHARE      PER SHARE
---------------------------------------------------------------------------  -----------  -----------  ---------------
First Quarter, 1997........................................................   $    6.00    $   5.50              --
Second Quarter, 1997.......................................................   $    6.375   $   5.75              --
Third Quarter, 1997........................................................   $    6.75    $   6.375             --
Fourth Quarter, 1997.......................................................   $    7.50    $   6.875             --
First Quarter, 1998........................................................   $    8.75    $   7.50              --
Second Quarter, 1998.......................................................   $    9.125   $   8.25              --
Third Quarter, 1998........................................................   $   10.625   $   7.00              --(1)
Fourth Quarter, 1998.......................................................   $    8.00    $   6.00              --(2)
First Quarter, 1999 to February 26, 1999...................................   $    8.25    $   7.50              --

------------------------

(1) On July 30, 1998, Valley Bank announced that under the original Agreement and Plan of Reorganization with Pacific Community Banking Group, Valley Bank would be permitted to pay a special cash dividend of $.24 per share to shareholders of record of Valley Bank common stock as of July 30, 1998, subject to regulatory approval.

(2) On November 25, 1998, Valley Bank announced that under the terms approved for in the Restated Agreement, Valley Bank would be permitted to pay a special cash dividend of $.52 per share to shareholders of record of Valley Bank common stock as of November 24, 1998, subject to regulatory approval.

    The date before the first public announcement of the acquisition was July 29, 1998. The most recent trade preceding the announcement was reported on the Nasdaq Electronic Bulletin Board as having been for 2,000 shares at a sales price of $8.375. As of March 31, 1999, there were approximately 248 shareholders of record of Valley Bank's common stock.

    The frequency and amount of dividends to be paid are determined by Valley Bank's board of directors. In issuing dividends, the board of directors considers the experience and expectations of Valley Bank, including net income generated, strategic plans and the level of capital of Valley Bank. The Valley Bank agreement limits the payment of dividends in the near future. Although the Valley Bank agreement permits Valley Bank to declare a special cash dividend, regulatory requirements must be satisfied before Valley Bank can pay the dividend. California Financial Code Section 642 to 643 prohibits a bank from making a distribution to shareholders, such as a dividend, which exceeds the lesser of the retained earnings of the bank, or the net income of the bank for its last three fiscal years, less the amount of any such distributions paid during such period. However, Valley Bank, as a state-chartered bank, may pay a dividend with the approval of the Commissioner of Financial Institutions in an amount not exceeding the greatest of its retained earnings, its net income for the last fiscal year, or the net income for its current fiscal year. Therefore, Valley Bank must obtain the approval of the Commissioner before a dividend can be paid.

    If the Commissioner will not approve the special cash dividend, then the special cash dividend will not be paid. Neither Valley Bank nor Pacific Community Banking Group can assume that the regulatory approval can be obtained. For a description of this dividend, please refer to "Special Cash Dividend."

                          FUTURE SHAREHOLDER PROPOSALS

    If the Valley Bank acquisition is not completed, any shareholder who intends to submit a proposal for inclusion in the 2000 annual meeting of Valley Bank shareholders must submit the proposal to the Valley Bank board of directors, in care of the secretary of Valley Bank, Dianna Williams, no later than November 1, 1999.

                           SUPERVISION AND REGULATION

GENERAL

    Both federal and state law extensively regulate bank holding companies. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of Pacific Community Banking Group. Set forth below is a summary description of the material laws and regulations which relate to the operations of the banks and will relate to the operations of Pacific Community Banking Group once the acquisitions are consummated. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

    In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. These proposals include legislation to revise the Glass-Steagall Act and the Bank Holding Company Act, and to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them, will be introduced in the next Congress and become law. Consequently, it is not possible to determine what effect, if any, they may have on Pacific Community Banking Group and the banks that it will own.

PACIFIC COMMUNITY BANKING GROUP

    Pacific Community Banking Group has applied to be a registered bank holding company, If the application is approved, it will be subject to regulation under the Bank Holding Company Act. Pacific Community Banking Group will be required to file periodically with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of Pacific Community Banking Group and its subsidiaries, which will include the banks.

    The Federal Reserve Board may require that Pacific Community Banking Group terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. The Federal Reserve Board may also require Pacific Community Banking Group to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

    Under the Bank Holding Company Act and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Federal Reserve Board requires Pacific Community Banking Group to maintain capital at or above stated levels. For more detail, please refer to "--Capital Standards."

    Pacific Community Banking Group must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. The Federal

Reserve Board must also give advanced approval for the merger or consolidation of Pacific Community Banking Group and another bank holding company.

    Pacific Community Banking Group will be prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Pacific Community Banking Group, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

    Pacific Community Banking Group will also be a bank holding company under the California Financial Code. As such, Pacific Community Banking Group and its subsidiaries, including The Bank of Hemet and Valley Bank, will be subject to examination by, and may be required to file reports with, the California Department of Financial Institutions.

    Pacific Community Banking Group has applied to have its securities registered with the Securities and Exchange Commission under the Securities Exchange Act. As such, Pacific Community Banking Group will be subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act.

THE BANKS

    The Bank of Hemet and Valley Bank, as California chartered banks, are subject to primary supervision, periodic examination, and regulation by the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation. To a lesser extent, the banks are also subject to regulations promulgated by the Federal Reserve Board. If, as a result of an examination of the banks, the Federal Deposit Insurance Corporation should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the banks' operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the Federal Deposit Insurance Corporation. These remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of either of the banks, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate either of the banks deposit insurance, which for a California chartered bank would result in a revocation of the banks' charter. The California Commissioner of Financial Institutions has many of the same remedial powers.

    Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the banks. State and federal statutes and regulations relate to many aspects of the banks' operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the banks are required to maintain capital at or above stated levels. For more detail, please refer to "--Capital Standards."

DIVIDENDS AND OTHER TRANSFERS OF FUNDS

    Dividends from the banks will constitute the principal source of income to Pacific Community Banking Group. Pacific Community Banking Group is a legal entity separate and distinct from the bank. The banks are subject to various statutory and regulatory restrictions on its ability to pay dividends, and will be subject to restrictions on the payment of dividends to Pacific Community Banking Group. In addition, the California Department of Financial Institutions and the Federal Reserve Board have the authority to prohibit the banks from paying dividends, depending upon the banks' financial condition, if the payment is deemed to constitute an unsafe or unsound practice.

    The Federal Deposit Insurance Corporation and the California Commissioner of Financial Institution also have authority to prohibit the banks from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Federal Deposit Insurance Corporation and the Commissioner could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the Federal Deposit Insurance Corporation and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in those guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the banks or Pacific Community Banking Group may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with limited exceptions, making capital distributions if after the transaction the institution would be undercapitalized. For more detail, please refer to "--Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "--Capital Standards" for a discussion of these additional restrictions on capital distributions.

    The Bank of Hemet and Valley Bank are subject to restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Pacific Community Banking Group or other affiliates, the purchase of, or investments in, stock or other securities of Pacific Community Banking Group, the taking of such securities as collateral for loans, and the purchase of assets of Pacific Community Banking Group or other affiliates. Such restrictions prevent Pacific Community Banking Group and the banks' other affiliates from borrowing from the banks unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the banks to or in Pacific Community Banking Group or to or in any other affiliate are limited, individually, to 10.0% of each bank's capital and surplus, and such secured loans and investments are limited, in the aggregate, to 20.0% of each bank's capital and surplus. California law also imposes restrictions with respect to transactions involving Pacific Community Banking Group and other controlling persons of the bank. Additional restrictions on transactions with affiliates may be imposed on the banks under the prompt corrective action provisions of federal law. For more detail, please refer to "--Prompt Corrective Action and Other Enforcement Mechanisms."

CAPITAL STANDARDS

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

    The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

    Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1998, The Bank of Hemet exceeded the required ratios for classification as "well capitalized." Valley Bank is deemed for regulatory purposes, however, only "adequately capitalized" because it was designated a troubled institution for reasons unrelated to capital levels.

    An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

    In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

SAFETY AND SOUNDNESS STANDARDS

    The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to the following:

    - internal controls, information systems and internal audit systems,

    - loan documentation,

    - credit underwriting,

    - asset growth,

    - earnings, and

    - compensation, fees and benefits.

In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should do the following:

    - conduct periodic asset quality reviews to identify problem assets,

    - estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses,

    - compare problem asset totals to capital,

    - take appropriate corrective action to resolve problem assets,

    - consider the size and potential risks of material asset concentrations, and

    - provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

These new guidelines also establish standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

PREMIUMS FOR DEPOSIT INSURANCE

    The banks' deposit accounts are insured by the Bank Insurance Fund, of the Federal Deposit Insurance Corporation, up to the maximum permitted by law. Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the Federal Deposit Insurance Corporation or the institution's primary regulator.

    The Federal Deposit Insurance Corporation charges an annual assessment for the insurance of deposits, which as of December 31, 1998, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996, at January 1, 1997, the banks began paying, in addition to their normal deposit insurance premium as a member of the Bank Insurance Fund, an amount equal to approximately
1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund, by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the Federal Deposit Insurance Corporation is not permitted to establish Savings Association Insurance Fund assessment rates that are lower than comparable Bank Insurance Fund assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Finance Corporation bonds will be equal for members of the Bank Insurance Fund and the Savings Association Insurance Fund. The Paperwork Reduction Act also provided for the merging of the Bank Insurance Fund and the Savings Association Insurance Fund by January 1, 1999 provided there were no financial institutions still chartered as savings associations at that time. However, as of January 1, 1999, there were still financial institutions chartered as savings associations. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Finance Corporation bonds would be equal.

INTERSTATE BANKING AND BRANCHING

    The Bank Holding Company Act permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The banks have the ability, subject to certain restrictions, to acquire branches by acquisition or merger outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    The banks are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of fair lending laws. The federal banking agencies may take compliance with those laws and Community Reinvestment Act obligations into account when regulating and supervising other activities.

    A bank's compliance with its Community Reinvestment Act obligations is based on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and those records may be the basis for denying the application. Based on examinations conducted August 24, 1998 for The Bank of Hemet and March 9, 1998 for Valley Bank, The Bank of Hemet was rated outstanding and Valley Bank was rated satisfactory in complying with their respective Community Reinvestment Act obligations.

YEAR 2000 COMPLIANCE

    The Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding year 2000 project management awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operations of financial institutions. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the year 2000 problem. The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice. If a federal banking agency determines that either of the banks is operating in an unsafe and unsound manner, that bank may be required to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action being taken, which may include a cease and desist order and fines.

     MANAGEMENT OF PACIFIC COMMUNITY BANKING GROUP FOLLOWING REORGANIZATION

DIRECTORS AND EXECUTIVE OFFICERS

    The names, ages and positions of Pacific Community Banking Group's directors
and executive officers as of                   are as follows:

NAME                                   AGE                                  POSITION
----------------------------------  ---------  -------------------------------------------------------------------
E. Lynn Caswell(2)................         53  Chairman and Chief Executive Officer and Chief Financial Officer

Harold R. Williams, Jr............         52  Proposed Executive Vice President and proposed Chief Financial
                                                 Officer and proposed Director

Mitchell J. Allen(1)(2)...........         39  Director

Alfred H. Jannard(2)..............         58  Director

Carlos Saenz(2)...................         55  Director

Henry E. Schielein(1)(2)..........         64  Director

Marion V. Ashley..................         63  Proposed Director

James B. Jaqua....................         56  Proposed Director

N. Douglas Mills..................         59  Proposed Director

Jack E. Gosch.....................         70  Proposed Director

E. Kenneth Hyatt..................         54  Proposed Director

John J. McDonough.................         67  Proposed Director

Clayton A. Record.................         71  Proposed Director

------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    MR. E. LYNN CASWELL, a founder of Pacific Community Banking Group, has served as Chairman, Chief Executive Officer and Chief Financial Officer since 1997. From 1996 until 1997, Mr. Caswell was Vice-Chairman of Western Bancorp (formerly Monarch Bancorp), a California bank-holding company. From July 1988 until February 1996, Mr. Caswell was President and Chief Executive Officer of Monarch Bancorp, and also Chairman of that company. Since January 1997 Mr. Caswell has been a member of the board of directors of the Federal Reserve Bank in San Francisco, Chairman of the Public Affairs and Information Committee and a member of the audit committee. Mr. Caswell has been a state chair of Southern California for the American Bankers' Association from June 1992 to October 1997, and has been a congressional legislative liaison for that organization since October 1992. Mr. Caswell has also been a member of the board of directors of the California Bankers' Association from May 1990 to May 1998, Mr. Caswell is also a member of the board of directors of the South Coast Medical Center in Laguna Beach, California since October 1995. Mr. Caswell received a BSBA in marketing and finance from the University of Arkansas and a graduated from the Graduate School of Banking at McIntire School of Business of the University of Virginia in 1979. He did post-graduate work both in 1981 at the Executive Management School at Stanford University and in 1984 in the Executive Management Program at the Wharton School of the University of Pennsylvania.

    MR. HAROLD R. WILLIAMS, JR. is our proposed Executive Vice President, proposed Chief Financial Officer and a proposed director. Since February 1996, Mr. Williams has been the Chief Operating and Financial Officer of The Bank of Hemet. He has been the Corporate Secretary since 1997. He began his service with The Bank of Hemet in 1994 as the Senior Vice President and Chief Financial Officer. Prior to joining The Bank of Hemet, Mr. Williams served for two years as the Executive Vice President, Chief Financial Officer, Corporate Secretary and a director of CommerceBank and CommerceBancorp, Newport Beach, California. CommerceBancorp filed for dissolution under Chapter 7 of the Bankruptcy Code in 1994. Mr. Williams has over 27 years of business experience, including 16 years in banking. He is a former senior manager with PricewaterhouseCoopers, is a Certified Public Accountant and a member of the American Institute of Public Accountants and the California Society of Certified Public Accountants. Mr. Williams graduated in accounting and holds a Masters degree in Business Administration from Brigham Young University.

    MITCHELL J. ALLEN became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Allen is also proposed to become a director of The Bank of Hemet. Since 1981, Mr. Allen has been Vice President of Allen Oldsmobile Cadillac, Inc. in Laguna Niguel, California. Mr. Allen is a graduate of the GM Dealership Academy in 1979. Mr. Allen is a director of the Orange County Marine Institute and a member of the Tom Wilson Cabinet. Tom Wilson is an Orange County Supervisor.

    MR. ALFRED H. JANNARD became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Jannard is also proposed to become a director of The Bank of Hemet and Valley Bank. From 1991 until 1997, Mr. Jannard was a director of Monarch Bank and Monarch Bancorp in Laguna Niguel, California. From 1979 until 1995, Mr. Jannard was the owner of Niguel Pharmacy in Laguna Niguel, California. From 1995 through 1998, Mr. Jannard was a part-time pharmacist at Sav-On Drugs in Laguna Niguel. Mr. Jannard received a doctorate of pharmacy from the University of Southern California.

    MR. CARLOS SAENZ became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Saenz is also proposed to become a director of The Bank of Hemet and Valley Bank. Since 1993, Mr. Saenz has served as the President and Chief Executive Officer of Gregg Realty & Investments, a real estate brokerage firm. Mr. Saenz has also been a commercial banking officer at Wells Fargo Bank and Southern California First National Bank in San Diego, California, and Mr. Saenz was a member of the Advisory board of directors of Landmark Bank, Anaheim, California from 1982 to 1986. Mr. Saenz received a Bachelor of Science Degree of Finance from San Diego State University.

    MR. HENRY E. SCHIELEIN became a director in February 1999 when the board was expanded in anticipation of the public offering. Mr. Schielein is also proposed to become a director of The Bank of Hemet. Mr. Schielein served as a director of Monarch Bancorp and Monarch Bank from 1988 to 1993, and again from 1994 to 1997. Since 1994, Mr. Schielein has been President and Chief Operating Officer of The Balboa Bay Club, a California corporation that operates a private club and resort facility. From 1993 until 1994, Mr. Schielein was President of the Grand Waialea Resort in Maui, Hawaii. From October 1986 until May 1993, he was Vice President and general manager of the Ritz-Carlton Hotel in Laguna Niguel, California. Mr. Schielein is a certified hotel administrator.

    MR. MARION V. ASHLEY is a proposed director. Mr. Ashley has served as a director of Valley Bank since 1979 and as the Chairman of the Board of Valley Bank since 1992. Since

June 1973, Mr. Ashley has been President and Chief Executive Officer of Ashley Capital, a real estate investment and development company. Mr. Ashley has also served as the President and Treasurer of County Lands, Inc., a real estate investment company, since June 1978. Since 1992, Mr. Ashley has served as a director of the Eastern Municipal Water District. Mr. Ashley is a 1958 graduate of San Diego State University and a licensed Certified Public Accountant since March 1969. Mr. Ashley served on the Riverside County Planning Commission from 1973-1981, the last year as chairman. He is currently a member, and former chairman, of the Local Agency Formation Commission, beginning his service in 1993.

    MR. JAMES B. JAQUA is a proposed director. Since January 1984, Mr. Jaqua has been President, Chief Executive Officer and a director of The Bank of Hemet. Mr. Jaqua has over 30 years of banking experience, including six years at Wells Fargo Bank, and five years at a midwest bank holding company. Mr. Jaqua is a graduate of Stanford University.

    MR. N. DOUGLAS MILLS is a proposed director. Since July 1992, Mr. Mills has served as President, Chief Executive Officer and a director of Valley Bank. From 1986 until 1992, Mr. Mills served as President at Pacific Valley National Bank, Modesto, California. Mr. Mills is a 1964 graduate of California State University, Fullerton, and a 1982 graduate of Pacific Coast Banking School, Seattle, Washington. Mr. Mills has over 30 years experience in banking.

    MR. JACK E. GOSCH is a proposed director. He is currently director of The Bank of Hemet and President of Jack Gosch Ford, Inc. and Hemet Toyota, automobile dealerships. Mr. Gosch has been the president of each of the automobile dealerships since 1964 and 1972, respectively.

    MR. E. KENNETH HYATT is a proposed director. He is currently a director of The Bank of Hemet and has been Executive Vice President of Talbot Agency Inc., a provider of insurance and financial services, since 1999. Mr. Hyatt was the President of Hemet Insurance Services, Inc. Mr. Hyatt has been the President of Hemet Insurance Services, Inc. from 1984 to 1998.

    MR. JOHN J. MCDONOUGH is a proposed director. He is currently Chairman of the Board of Directors of The Bank of Hemet and has been with The Bank of Hemet since 1974.

    MR. CLAYTON A. RECORD is a proposed director. He is currently a director of The Bank of Hemet and is a director of the Eastern Municipal Water District. Mr. Record has been a director of the Eastern Municipal Water District since 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

    In February 1999, the board established an audit committee and a compensation committee. The audit committee monitors the corporate financial reporting and internal and external audits of Pacific Community Banking Group. The audit committee currently consists of Mitchell Allen and Henry Schielein. The compensation committee makes recommendations regarding Pacific Community Banking Group's employee stock option plans and makes decisions concerning salaries and incentive compensation for employees and consultants of Pacific Community Banking Group. The compensation committee currently consists of E. Lynn Caswell, Mitchell Allen, Alfred Jannard, Carlos Saenz and Henry Schielein.

DIRECTOR COMPENSATION

    Each director will receive annual grants of shares of common stock, equal in value to $2,000 per month. The value of the shares will be based on the market price on the last business day of each calendar quarter. Further, directors will receive cash payments of $250 per meeting for attendance at meetings of committees of the board and $500 for attendance at each special or unscheduled board meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between Pacific Community Banking Group's board of directors or compensation committee and any member of any company's board of directors or compensation committee, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and employees. The terms of Section 317 are sufficiently broad to permit indemnification for liabilities arising under the Securities Act, including reimbursement for expenses, Pacific Community Banking Group's articles of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pacific Community Banking Group pursuant to the foregoing provisions, or otherwise, Pacific Community Banking Group has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Pacific Community Banking Group in which indemnification would be required or permitted. Pacific Community Banking Group is not aware of any threatened litigation or proceeding that could result in a claim for such indemnification.

            PACIFIC COMMUNITY BANKING GROUP--EXECUTIVE COMPENSATION

    The following table sets forth all compensation paid by Pacific Community Banking Group during fiscal 1998, 1997, and 1996 to the following:

    - each of the individuals serving as Pacific Community Banking Group's principal executive officer during fiscal 1998,

    - up to four other most highly compensated executive officers of Pacific Community Banking Group during fiscal 1998,

    - up to two additional individuals who would have been among Pacific Community Banking Group's four most highly compensated executive officers, but for the fact that they were not serving as executive officers of Pacific Community Banking Group at the end of fiscal 1998 and

    - The Bank of Hemet's, Valley Bank's and BankLink Corporation's key executive officers that earned over $100,000 during fiscal 1998.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                      -----------------
                                                          ANNUAL COMPENSATION            SECURITIES        ALL OTHER
                                                   ---------------------------------     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR     SALARY($)    BONUS($)    OPTIONS/SARS(#)        ($)
-------------------------------------------------  ---------  ----------  ----------  -----------------  -------------
E. Lynn Caswell .................................       1998  $  135,000          --             --               --
  Chief Executive Officer, Chief Financial              1997          --          --             --               --
  Officer and Chairman of the Board                     1996          --          --             --               --

James B. Jaqua ..................................       1998     216,288  $  130,000             --               --
  President and Chief Executive Officer of The          1997     204,791          --          6,000               --
  Bank of Hemet                                         1996     192,708     100,000             --               --

N. Douglas Mills ................................       1998     184,384      13,333             --           51,156(1)
  President and Chief Executive Officer of Valley       1997     185,646          --             --           53,698(1)
  Bank                                                  1996     160,150          --             --           47,257(1)

Harold R. Williams, Jr. .........................       1998     160,907      40,000             --               --
  Chief Operating and Financial Officer of The          1997     151,640      35,000          6,000               --
  Bank of Hemet                                         1996     143,325      35,000             --               --

------------------------

(1) Includes life insurance premiums, accruals under a retirement plan and purchases under an employee stock purchase plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The Company did not grant any stock options or deferred stock units during fiscal year 1998.

EMPLOYEE BENEFIT PLANS

    1999 STOCK OPTION PLAN

    Subject to regulatory approval, the Pacific Community board of directors and shareholders adopted the 1999 Stock Option Plan. This plan provides for the issuance of incentive stock options and non-statutory stock options for a period up to ten years of up to 1,350,000 shares of the Pacific Community Banking Group common stock to our directors and full-time salaried officers and employees, and consultants. The exercise price of options to be issued under the plan must be at least 100% percent of the fair market value of the common stock on the date the options are granted. Options granted are not transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, the option shall remain exercisable for up to one year, but not beyond the end of the original option term. If an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right for a three-month period after termination to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for options granted to consultants and business advisors, the optionee shall have the right for a 30-day period after termination, to exercise that portion of the option which is exercisable immediately prior to such termination. The options will be proportionately adjusted in the event of changes in the outstanding common stock of Pacific Community Banking Group. The plan will terminate on February 23, 2009. Pacific Community believes the stock options serve as effective performance-based incentives and expect to have a number of stock options equal to 10 to 20% of Pacific Community Banking Group common stock outstanding at any time.


    As of December 31, 1998, Pacific Community Banking Group has not granted any stock options under the plan. The board of directors intends to grant a ten-year incentive stock option for the greater of 250,000 shares or 5% of Pacific Community Banking Group outstanding shares to Mr. Caswell as provided in his employment contract. The board of directors intends to grant ten-year options to purchase 25,000 shares of common stock to each of the original four directors. The board of directors also intends to grant ten-year options to purchase 25,000 shares of common stock to its other employee and to grant ten year options to purchase 25,000 and 20,000 shares of common stock to each of two consultants. Further, the agreement with Mr. Williams, described under "--Employment Agreements" below, provides for a grant to him of options to purchase 50,000 shares of common stock. All of these options will be exercisable at a price per share equal to the price at which shares are sold in the initial public offering.


    Except for the 1999 Stock Option Plan, Pacific Community Banking Group does not have any long-term incentive plans.

    EMPLOYEE BENEFIT PLANS

    Pacific Community Banking Group has a heath insurance plan for its employee. Pacific Community Banking Group does not have any 401(k) plan or other qualified retirement plan. Each of The Bank of Hemet and Valley Bank, however, has a comprehensive program of health, disability and life insurance, as well as a 401(k) plan. During the initial period after the closing of the acquisitions, each bank will keep its own heath, disability, life insurance and 401(k) plans. Thereafter, Pacific Community Banking Group may consolidate the banks' plans into a single plan for the combined group of companies. No decision has been made as to the terms and form of such a combined plan. No such change will reduce benefits earned prior to the effective date of the change. Pacific Community Banking Group is committed to providing a program of benefits to the employees of each bank that is no less favorable, when considered in its entirety, than the program of the bank before the acquisition.

    For information regarding the employee benefit plans of The Bank of Hemet, please refer to "Additional Information about The Bank of Hemet" beginning on page 110. For information regarding the employee benefit plans of Valley Bank, please refer to "The Annual Meeting Valley Bank" beginning on page 152.


    Valley Bank also has an employee stock ownership plan and, until recently, had an employee stock purchase plan. Neither of these plans is expected to be continued after the acquisition. During the initial period after the closing of the acquisitions, the employee stock ownership plan will remain in place as a plan of Valley Bank, but further contributions to that plan will not be made. Thereafter, Pacific Community Banking Group may consolidate the employee stock ownership plan with the 401(k) plan, may amend it into a different type of tax-qualified plan, or may terminate the employee stock ownership plan. No such change will reduce benefits earned under the employee stock purchase plan prior to the effective date of the change. The employee stock ownership plan was terminated effective September 30, 1998 and will not become a plan of Pacific Community Banking Group.

    SEVERANCE PLANS

    Each of the banks has established a severance policy. Under The Bank of Hemet's severance policy, an employee who is terminated due to job elimination receives an amount equal to one week's salary for each full year of employment, up to a maximum of 26 weeks' salary. In the case of a change of control, an employee in good standing who is terminated within six months due to job elimination or layoff and not offered a comparable position receives between four and 26 weeks' salary, depending upon the job category and longevity of service. The acquisition by Pacific Community Banking Group constitutes a change of control for this purpose.

    Under the Valley Bank severance policy, an eligible employee who remains with the bank and in good standing through the date of the acquisition by Pacific Community Banking Group and thereafter is terminated within three months, other than for cause (if not offered a comparable position) receives one week's salary for each completed year of service, up to a maximum of 15 weeks' salary. The employees eligible for severance benefits are regular full-time employees who are eligible for other benefit programs.

    Pacific Community Banking Group estimates that approximately $350,000 will be paid out under these severance plans as a result of terminations that occur following the acquisitions.

    The banks will retain their respective severance policies until and unless changed by Pacific Community Banking Group.

EMPLOYMENT AGREEMENTS

    Pacific Community Banking Group has entered into a five year and four month employment agreement with Mr. Caswell commencing September 1, 1997 at an initial base salary of $135,000 per annum. Mr. Caswell is entitled to increases based upon the Consumer Price Index, an annual bonus of not less than 10% of his base salary if profit goals are met and benefits including car allowance, health and life insurance, country club membership and the ability to participate in any bonus, pension or profit sharing plan that we establish in the future. Mr. Caswell has waived some of these benefits while Pacific Community Banking Group is in its period of inception. Mr. Caswell is also entitled to an income continuation policy in an amount of $60,000 per annum for a period of 15 years after retirement. Mr. Caswell is also entitled to a ten-year incentive stock options in an amount equal to the greater of 250,000 shares or 5% of Pacific Community Banking Group's outstanding common stock. Mr. Caswell will also receive benefits if he is terminated before the expiration of his employment agreement. Among these benefits, if Mr. Caswell is terminated without cause he has a right to receive the amount of salary, benefits, options and other allowances remaining on his contract, or two years of the salary, benefits, options and other allowances provided under the contract, whichever is greater.

    Under Mr. Caswell's employment agreement, if Pacific Community Banking Group undergoes a change in control, he will receive the amount of salary, benefits options and other allowances remaining on the contract, or three years of the salary, benefits options and other allowances provided under the contract, whichever is greater. For purposes of triggering this benefit, the employment agreement defines a change in control as a consolidation, dissolution or transfer of assets that fundamentally changes the structure of Pacific Community Banking Group, a change in ownership of 50% or more of Pacific Community Banking Group's common stock, or a change in ownership of 20% or more of Pacific Community Banking Group that accompanies an effective change in control of the corporation.

CONSULTING AND NONCOMPETITION AGREEMENTS

    Mr. Jaqua has entered into a consulting agreement with The Bank of Hemet under which he serves as Chairman of and as a strategic business consultant to BankLink Corporation and will serve as a director of Pacific Community Banking Group. He will receive director's fees for his services and will also receive commissions for some new business of BankLink. Mr. McDonough has entered into a consulting agreement with The Bank of Hemet under which he serves as a business development consultant for three years after the acquisition and continues to serve as a director for that time, with a right to receive director's fees and medical benefits. Mr. Jaqua and Mr. McDonough have also each entered into noncompetition agreements with The Bank of Hemet. Mr. Jaqua will receive a lump sum payment of $484,000 for the acquisition of The Bank of Hemet under his salary continuation agreement, and $16,750 per month for the next 72 months after the acquisition in exchange for agreeing not to compete with The Bank of Hemet in Riverside, San Bernardino or Orange counties for eight years. Mr. McDonough will receive $2,500 per month for three years in exchange for agreeing not to compete with The Bank of Hemet in Riverside county for four years.


    Mr. Harold R. Williams, Jr., Chief Operating and Financial Officer of The Bank of Hemet, has an agreement under which Mr. Williams will serve as Executive Vice President and Chief Financial Officer of Pacific Community Banking Group and remains as Chief Operating and Financial Officer of The Bank of Hemet. The agreement lasts until December 31, 2002 and provides Mr. Williams with severance benefits if he is terminated by Pacific Community Banking Group or The Bank of Hemet, or if he terminates employment because of a reduction in salary or benefits or a material diminution in title, authority or responsibilities. If such a termination occurs within the first 12 months of the effective date of the agreement, Mr. Williams will receive 18 months of base salary, payable in a lump sum, and health and other benefits for 18 months. If such a termination occurs during the remaining term of the agreement, Mr. Williams will receive 12 months of base salary, payable in a lump sum, and health and other benefits for 12 months. Pacific Community Banking Group can reduce the severance benefits to the extent they are not deductible expenses under Section

280G of the Internal Revenue Code. The agreement also provides Mr. Williams with a bonus in the minimum amount of $60,000 payable February 29, 2000 and stock options for 50,000 shares of Pacific Community Banking Group common stock at an exercise price equal to the initial offering price of Pacific Community Banking Group common stock.


    N. Douglas Mills, President and Chief Executive Officer of Valley Bank, will likely retain these positions at Valley Bank until Pacific Community Banking Group combines the operations of Valley Bank with those of The Bank of Hemet. He has a severance agreement providing for an annual consulting fee of $55,800, payable monthly over a period of five years, which will take effect at that time.

                              CERTAIN TRANSACTIONS

    We expect to have banking transactions in the ordinary course of our business with our directors, officers and their associates. We intend that these transactions will be on substantially the same terms as those prevailing at the same time for comparable transactions with others, not involve more than the normal risk of collectability or present other unfavorable features.

  STOCK OWNERSHIP OF PACIFIC COMMUNITY BANKING GROUP FOLLOWING REORGANIZATION

    The following table sets forth information with respect to beneficial ownership of Pacific Community Banking Group's common stock as of March 31, 1999, and is adjusted to reflect the sale of the shares offered by Pacific Community Banking Group in the initial public offering of its common stock. It shows interests of the following:

    - each person (or group of affiliated persons) who is known by Pacific Community Banking Group to own beneficially more than 5% of its common stock,

    - each of Pacific Community Banking Group's directors,

    - each key executive of The Bank of Hemet, Valley Bank and BankLink Corporation that earned over $100,000 during fiscal 1998,

    - all directors and executive officers as a group.

    We have assumed the following for the purposes of this calculation that:

    - the price to the public of the common stock in the offering will be $15.50 per share and

    - Valley Bank shareholders will in aggregate sell 60% of the Pacific Community Banking Group common stock they receive and retain 40%, and

    - The Bank of Hemet Shareholders will in aggregate sell 88% of the Pacific Community Banking Group common stock they receive and retain 12%.

Also, we have rounded down in computing the aggregate number of shares resulting from conversion of Pacific Community Banking Group's preferred stock and the exchange of shares with Valley Bank and The Bank of Hemet shareholders.



                                                                                                 PERCENT OF
                                                                                             COMMON STOCK OWNED
                                                                                         --------------------------
                                                                             NUMBER OF   BEFORE THE     AFTER THE
NAME OF BENEFICIAL OWNER                                                     SHARES(1)   OFFERING(1)  OFFERING(1)(2)
--------------------------------------------------------------------------  -----------  -----------  -------------
E. Lynn Caswell, Chairman, Chief Executive Officer and Chief Financial
  Officer(3)..............................................................      34,797            *             *
Loren Hansen(4)...........................................................       8,064            *             *
Rice Brown(5).............................................................       6,048            *             *
James Jaqua, Proposed Director(6).........................................     223,411(12)       5.43%        4.79%
Alfred H. Jannard, Director(7)............................................       5,242            *             *
N. Douglas Mills, Proposed Director(8)....................................     107,863         2.69%         2.36%
Carlos Saenz, Director(9).................................................       2,419            *             *
Mitchell J. Allen, Director(9)............................................       2,419            *             *
Henry E. Schielein, Director(10)..........................................       2,015            *             *
Harold R. Williams, Proposed Executive Vice President, Proposed Chief
  Financial Officer and Proposed Director.................................      15,488(12)          *           *
Marion V. Ashley, Proposed Director(11)...................................      61,184         1.53%         1.35%
Jack E. Gosch, Proposed Director..........................................     152,243(12)       3.75%        3.30%
E. Kenneth Hyatt, Proposed Director.......................................      45,336(12)       1.14%        1.00%
John J. McDonough, Proposed Director......................................      30,625(12)          *           *
Clayton A. Record, Proposed Director......................................      80,059(12)       1.99%        1.75%
All Directors and Executive Officers as a group (15 persons)..............     771,075


------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days of March 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting power and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Assumes no exercise of underwriters' over-allotment option.

(3) Reflects the conversion of 307,500 shares of Series A Preferred Stock into 24,797 shares of common stock.

(4) Reflects the conversion of 100,000 shares of Series A Preferred Stock into 8,064 shares of common stock. Loren Hansen is an attorney who serves as counsel to Pacific Community Banking Group. His address is Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California 92660.

(5) Reflects the conversion of 75,000 shares of Series A Preferred Stock into 6,048 shares of common stock. Rice Brown is a consultant to Pacific Community Banking Group. His address is 27134 Paseo Espada, Suite 302, San Juan Capistrano, California 92675.

(6) Reflects the conversion, upon the closing of The Bank of Hemet acquisition, of 157,701 shares of The Bank of Hemet's common stock and 6,000 options to purchase the same number of shares of The Bank of Hemet's common stock.

(7) Reflects the conversion of 65,000 shares of Series A Preferred Stock into 5,242 shares of common stock.


(8) Reflects the conversion, upon the closing of Valley Bank acquisition, of 5,081 shares of Valley Bank's common stock and options to purchase 110,250 shares of Valley Bank's common stock, assuming a 60% cash and 40% stock election. Includes 32,868 shares held as trustee of Valley Bank's Employee Stock Ownership Plan, of which Mr. Mills is a trustee. The Employee Stock Ownership Plan's 123,252 shares of Valley Bank common stock will convert into 82,168 shares of Pacific Community Banking Group common stock and warrants for an additional 41,084 shares. The table assumes 60% of the stock will be sold in the public offering.


(9) Reflects the conversion of 30,000 shares of Series A Preferred Stock into 2,419 shares of common stock.


(10) Reflects the conversion of 25,000 shares of Series A Preferred Stock into 2,015 shares of common stock.



(11) Reflects the conversion, on the closing of the Valley Bank acquisition, of 122 shares of Valley Bank common stock and options to purchase 10,584 shares of common stock assuming a 60% cash and 40% stock election.



(12) Assumes retention of 12% of shares received upon exchange of shares and options of The Bank of Hemet.


               CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS


    The following is a summary of the material differences between the current rights of shareholders of The Bank of Hemet and Valley Bank and those of Pacific Community Banking Group shareholders following the acquisition, and a description of Pacific Community Banking Group's common stock. It is qualified in its entirety by reference to the California General Corporation Law, the Pacific Community Banking Group articles of incorporation and bylaws, The Bank of Hemet articles of incorporation and bylaws, and the Valley Bank articles of incorporation and bylaws. Copies of the Pacific Community Banking Group articles and bylaws will be sent to holders of shares of The Bank of Hemet common stock or Valley Bank common stock upon a request made to the corporate secretary. Please refer to "Where You Can Find More Information" on page 196.


COMPARISON OF CURRENT BANK OF HEMET AND VALLEY BANK SHAREHOLDER RIGHTS AND
  RIGHTS OF PACIFIC COMMUNITY BANKING GROUP SHAREHOLDERS FOLLOWING THE
  ACQUISITION

    Shareholders of The Bank of Hemet and Valley Bank who do not sell all of the Pacific Community Banking Group stock that they receive in the acquisition will become shareholders of Pacific Community Banking Group. All Shareholders of The Bank of Hemet and Valley Bank will receive warrants exercisable for Pacific Community Banking Group common stock in the acquisitions. Shareholders of The Bank of Hemet and Valley Bank should read this section to learn how their rights as shareholders of Pacific Community Banking Group may differ from the rights they previously had.

    ORGANIZATION--GOVERNING LAW

    Pacific Community Banking Group, The Bank of Hemet and Valley Bank are all corporations organized under the laws of the State of California. Each of these corporations is governed by the General Corporation Law, by its articles of incorporation filed with the California Secretary of State, and by its bylaws.

    AUTHORIZED STOCK

    The Bank of Hemet articles of incorporation authorize the issuance of 20,000,000 shares of The Bank of Hemet common stock, without par value, and 10,000,000 shares of The Bank of Hemet preferred stock, without par value. At The Bank of Hemet record date, 844,252 shares of The Bank of Hemet common stock were issued and outstanding, and no shares of The Bank of Hemet preferred stock were outstanding.

    Valley Bank's articles of incorporation authorize the issuance of 2,400,000 shares of Valley Bank common stock, $5.00 par value. At the Valley Bank record date, 1,171,906 shares of Valley Bank common stock were issued and outstanding.

    Pacific Community Banking Group's articles of incorporation authorize the issuance of 100,000,000 shares of no par value common stock and 100,000,000 shares of no par value preferred stock. As of the date of this proxy statement/prospectus, 10,000 shares of Pacific Community Banking Group's common stock, 1,085,000 shares of Series A preferred stock and 375,000 shares of Series B preferred stock are issued and outstanding.

    BOARD OF DIRECTORS; NUMBER OF DIRECTORS

    The Bank of Hemet bylaws currently provide that the number of directors of The Bank of Hemet shall not be less than five nor more than nine, and that the number of The Bank of Hemet directors is currently fixed at seven.

    The Valley Bank bylaws currently provide that the number of directors of Valley Bank shall not be less than seven nor more than 13, and that the number of Valley Bank directors is currently fixed at eight.

    Pacific Community Banking Group's articles provide for a range of directors from a stated minimum to a stated minimum nor more than a stated maximum, which cannot be greater than two times the stated minimum plus one. The bylaws currently fix a minimum of five directors and a maximum of nine, with the exact number currently fixed at five, except that immediately before the completion of the initial public offering, the range of directors will be between eight and fifteen. After the acquisitions Pacific Community Banking Group contemplates adding four seats to the board of directors to accommodate the new members described in this proxy statement/prospectus.

    TERM OF DIRECTORS

    The articles of incorporation of both The Bank of Hemet and Valley Bank provide for one year terms for all directors, with annual elections. , Pacific Community Banking Group will have a staggered board. The board will be divided into two classes, each of which contain

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approximately one-half of the whole number of the members of the board. The members of each class will be elected for a term of two years, with the terms of office of all members of one class expiring each year so that approximately one-half of the total number of directors is elected each year. The presence of a staggered board may make it more difficult for shareholders to make rapid changes in the management of the corporation.

    ELECTION OF DIRECTORS; NOMINATION OF DIRECTORS; VOTING RIGHTS

    Holders of common stock of both The Bank of Hemet and Valley Bank have been entitled to one vote, in person or by proxy, for each share of common stock held of record in the shareholder's name, on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Shareholders of both The Bank of Hemet and Valley Bank have had the right to place a person's name in nomination to serve as director with advance notice the corporate secretary.

    The holders of Pacific Community Banking Group common stock are entitled to one vote, in person or by proxy, per share on any matter requiring shareholder action. Pacific Community Banking Group's Articles do not provide for cumulative voting for any purpose so long as the common stock is listed on Nasdaq.

    The Bylaws of Pacific Community Banking Group require a shareholder who intends to nominate a candidate for election to the board of directors to give not less than 10 days' advance notice to the Secretary of Pacific Community Banking Group. The articles of incorporation provide that a shareholder who desires to raise new business to provide information to Pacific Community Banking Group concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Pacific Community Banking Group with information concerning the nominee and the proposing shareholder.

    AMENDMENT OF ARTICLES OR BYLAWS

    An amendment to the articles of incorporation of either The Bank of Hemet and Valley Bank must be approved by a majority of the board of directors of a majority of the shareholders. The bylaws of either may be amended by a majority of the board of directors, except that the number of directors of The Bank of Hemet specified in its bylaws may be changed only with the approval of the shareholders.

    Amendments to the Pacific Community Banking Group articles must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote, after giving effect to the provision limiting voting rights, is required to amend or repeal provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations, the number and classification of directors, director and officer indemnification by Pacific Community Banking Group and amendment of Pacific Community Banking Group's bylaws and articles of incorporation. The Pacific Community Banking Group bylaws may be amended by its board of directors, or by a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

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    SUPERMAJORITY VOTING REQUIREMENTS

    For all actions requiring shareholder consent, such as a merger or sale of the bank or an amendment to the articles of incorporation, The Bank of Hemet requires approval of simple majority of shareholders only. The Valley Bank articles require the affirmative vote of two-thirds of the outstanding shares of Valley Bank to approve a merger or sale of Valley Bank. All other matters require only a simple majority.

    Pacific Community Banking Group's articles of incorporation require the approval of the holders of at least two-thirds of its common stock to approve "Business Combinations," that involve a "Related Person." A "Related Person" is any individual, corporation, partnership or other entity other than Pacific Community Banking Group or its subsidiaries, which owns beneficially or controls, directly or indirectly, 10% of more of the outstanding shares of voting stock of Pacific Community Banking Group or an affiliate of such a person or entity. Unless a majority of members of the board of directors who are not affiliated with the Related Person approve the transaction in advance, the following "Business Combinations" require a two-thirds vote of shareholders:

    - any merger or consolidation of Pacific Community Banking Group with or into any Related Person;

    - any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Pacific Community Banking Group or combined assets of Pacific Community Banking Group and its subsidiaries to a Related Person;

    - any merger or consolidation of a Related Person with or into Pacific Community Banking Group or any subsidiary of Pacific Community Banking Group;

    - any sale, lease, exchange, transfer, or other disposition of 25% or more of the subsidiary of Pacific Community Banking Group to a Related Person;

    - the acquisition by Pacific Community Banking Group or a subsidiary of Pacific Community Banking Group of any securities of a Related Person;

    - any reclassification of common stock of Pacific Community Banking Group or any recapitalization involving the common stock of Pacific Community Banking Group; or

    - any agreement or other arrangement providing for any to the foregoing.

    The increased shareholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

    OTHER RIGHTS

    Each share of The Bank of Hemet common stock has the same rights, privileges and preferences as every other share and will share equally in The Bank of Hemet's net assets upon liquidation or dissolution. The Bank of Hemet common stock has no conversion or redemption rights or sinking fund provisions. Holders of The Bank of Hemet common stock do not have preemptive rights to subscribe to additional stock issued by The Bank of Hemet.

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    Each share of Valley Bank common stock has the same rights, privileges and preferences as every other share and will share equally in Valley Bank's net assets upon liquidation or dissolution. Valley Bank common stock has no conversion or redemption rights or sinking fund provisions. Holders of Valley Bank common stock have preemptive rights to subscribe to additional stock issued by Valley Bank.

    The holders of Pacific Community Banking Group common stock will have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable thereto. Upon Pacific Community Banking Group's liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

    Pacific Community Banking Group has granted registration rights under circumstances to the holders of Pacific Community Banking Group common stock acquired upon conversion of the Series A and Series B preferred stock. Such registration rights are subject to exclusion if the managing underwriter advises Pacific Community Banking Group that marketing factors require a limitation on the number of shares to be underwritten.

    INDEMNIFICATION

    Under the General Corporation Law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation also has the power to indemnify a person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

    The indemnification authorized by the General Corporation Law is not exclusive, and a corporation may grant its directors, officers, employees or other agents additional rights to indemnification. The articles and bylaws of The Bank of Hemet, Valley Bank and Pacific Community Banking Group provide that each shall indemnify its officers and directors to the fullest extent permitted under California law.

    ANTI-TAKEOVER PROVISIONS

    The Pacific Community Banking Group's articles of incorporation contain provisions that may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Pacific Community Banking Group shareholders may deem to be in their best interest or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Pacific Community Banking Group shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions also make it more difficult to remove an incumbent board of directors and change the management of Pacific Community Banking Group. Because any provision in the articles or bylaws that requires more than a majority vote by the Pacific Community Banking Group's shareholders is effective for a two year period from its effective time, unless renewed by Pacific Community Banking Group's board of directors and the shareholders, some of these anti-takeover provisions may expire unless renewed. The

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following description of anti-takeover provisions is limited and should be read in conjunction with the full text of the articles of incorporation, which is available on request. Please refer to "Where You Can Find More Information" on page 196. The anti-takeover provisions include the following:

    - CLASSIFIED BOARD. So long as Pacific Community Banking Group's common stock is listed on the Nasdaq stock market, the board of directors of Pacific Community Banking Group will be divided into two classes, with approximately one half of the seats open for election each year. The classified board is intended to provide for continuity of the Pacific Community Banking Group board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without consent of the incumbent board of directors of Pacific Community Banking Group.

    - BOARD AUTHORITY TO ISSUE PREFERRED STOCK. If another company or person proposes a merger, tender offer or otherwise attempts to gain control of Pacific Community Banking Group, and the board of directors opposes that action, they could authorize the issuance to existing common stock holders or others of preferred stock with rights, preferences and privileges that impede the potential acquiror from taking control of Pacific Community Banking Group. The potential acquiror might otherwise have paid a premium over the market price for Pacific Community Banking Group's common stock. Thus the ability of the board of directors to deter a takeover by issuing preferred stock could reduce the price of Pacific Community Banking Group's common stock.

    - SUPER-MAJORITY VOTE FOR CERTAIN CHANGES IN CONTROL. A two-thirds majority of shareholders must approve mergers, acquisitions and other changes in control involving a person or company that directly or indirectly owns 10% or more of Pacific Community Banking Group's capital stock unless the transaction is approved by the board of directors. That requirement makes it more difficult for a potential acquiror to get control over Pacific Community Banking Group by purchasing a block of its stock and exercising the related voting rights

    - ADVANCE NOTICE TO RAISE MATTERS AT SHAREHOLDERS' MEETINGS. A shareholder may not present a matter for consideration at the meeting of shareholders without notice to the secretary of the corporation at least 35 days in advance.

Contractual arrangements that impede changes in control include severance agreements for our executive officers and commitments to issue options.

    Pacific Community Banking Group does not know of any potential mergers, tender offers or other attempts to gain control at this time.

    PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF PACIFIC COMMUNITY BANKING GROUP'S ARTICLES OF INCORPORATION. The board of directors of the Pacific Community Banking Group believes that it is in the best interest of Pacific Community Banking Group and its shareholders to encourage potential acquirers to negotiate directly with the board of directors of Pacific Community Banking Group and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Pacific Community Banking Group and which is in the

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best interest of all shareholders. Nevertheless, there may be cases where the anti-takeover provisions enacted by the board of directors discourage an offer at a premium over market price, which some shareholders would prefer to accept.

CAPITAL STOCK DESCRIPTION

    COMMON STOCK. Holders of Pacific Community Banking Group common stock are entitled to dividends when, as and if declared by Pacific Community Banking Group board of directors out of funds legally available therefor (and after satisfaction of any prior rights of holders of outstanding preferred stock) subject to restrictions on payment of dividends imposed by the California Corporations Code and other applicable regulatory limitations.

    PREFERRED STOCK. Before the closing of the initial public offering of Pacific Community Banking Group's common stock, all outstanding shares of preferred stock will automatically convert into common stock. Pacific Community Banking Group's board of directors has the authority to issue 100,000 additional shares of preferred stock in one or more series and to fix the powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, without any further vote or action by Pacific Community Banking Group's shareholders.

    If the board of directors issues preferred stock, the rights, preferences and privileges of the preferred stock could adversely effect the rights of holders of the common stock of Pacific Community Banking Group. For example:

    - Common stock dividends may be restricted until the company pays preferred stock dividends or makes payments to a sinking fund for the redemption of preferred stock;

    - Preferred stock holders may have voting rights that reduce the voting power of holders of common stock, or conversion rights that dilute the interest of common stock holders in the equity of Pacific Community Banking Group;

    - In a liquidation, current holders of common stock may not receive a share in the assets of Pacific Community Banking Group's until liquidation preferences granted to the holders of the preferred stock have been satisfied.

    - Dividends payable on any newly issued series of Preferred Stock would reduce the amount of funds available for the payment of dividends on common stock.

    - Failure to make scheduled dividend or sinking fund payments on preferred stock could trigger special voting rights, shareholder consent rights or board representation rights for the holders of preferred stock, whose interests may be different than the interests of common stock holders.

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    As discussed under the heading "Anti-Takeover Provisions" above, the power of the board of directors to issue preferred stock with newly designated rights preferences and privileges may have an anti-takeover effect.


    WARRANTS. Pacific Community Banking Group has agreed to issue ten year warrants that are exercisable at a price equal to 122% of the offering price to the shareholders and optionees of The Bank of Hemet and Valley Bank. For details regarding the terms of these warrants, please refer to the section entitled "The Bank of Hemet Agreement--Purchase Consideration" on page 56 , or "Valley Bank Agreement--Purchase Consideration" on page 35. Based upon the number of The Bank of Hemet and Valley Bank shares outstanding, and assuming that the initial public offering price is $15.00 per share, Pacific Community Banking Group will issue 1,307,395 warrants exercisable into the same number of shares of common stock on the completion of the offering and the acquisitions, at an exercise price of $18.30 per share.


    DIVIDENDS. The ability of Pacific Community Banking Group to pay cash dividends is limited by the provisions of Section 500 of the General Corporation Law, which prohibits the payment of dividends unless one of the following financial tests is satisfied:

    - the retained earnings of the corporation immediately prior to the distribution exceed the amount of the distribution; or

    - the assets of the corporation exceed 1 1/4 times its liabilities; or

    - the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

Because virtually all of Pacific Community Banking Group's earnings will be from the banks that it owns, the ability of Pacific Community Banking Group to pay dividends will further be limited by the provisions of Sections 642 and 643 of the California Financial Code, which permits distributions from a bank to its shareholder only in the following circumstances:

    - without approval of the Commissioner of Financial Institutions, only up to the lesser of the retained earnings of the bank or the net income of the bank for the last three fiscal years, and

    - with the prior approval of the Commissioner of Financial Institutions, only up to the greatest of the retained earnings, the net income for the last fiscal year, or the net income for the current fiscal year.

Pacific Community Banking Group does not expect to pay dividends for the foreseeable future.

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                        DISSENTERS' RIGHTS OF APPRAISAL

    Shareholders of The Bank of Hemet who do not vote in favor of The Bank of Hemet Agreement and shareholders at Valley Bank who do not vote in favor of the Valley Bank agreement may be entitled to dissenters' rights of appraisal under Chapter 13 of the General Corporation Law.

    The following discussion is not meant to be a complete statement of the General Corporation Law relating to dissenters' rights, but a summary of Sections 1300 through 1312 of the General Corporation Law as they may apply to dissenting shareholders of the banks. This discussion is qualified in its entirety by reference to those sections of the General Corporation Law, which we have attached to this proxy statement/prospectus as Appendix C. Any shareholder of either bank who wishes to exercise statutory dissenters' rights, or who thinks he or she may wish to preserve the right to do so, should carefully read sections 1300 through 1312 of the General Corporation Law and this discussion. FAILURE TO TAKE ANY NECESSARY STEP MAY RESULT IN THE LOSS OF THOSE RIGHTS.

    Reference in this section to the "bank," "the acquisition" or "the common stock" apply to either The Bank of Hemet or Valley Bank, as appropriate.

    If the acquisition is completed, shareholders of the bank who elect to exercise their dissenters' rights and who in a timely fashion take all the necessary steps to perfect those rights may be entitled to receive the fair market value of their shares in cash. Under section 1300(a) of the General Corporation Law, fair market value is determined as of July 29, 1998, the day before the first announcement of the terms of the acquisition. Fair market value excludes any appreciation or depreciation that resulted from the proposed acquisition, but is adjusted for any stock split, reverse stock split, or share dividend that takes effect after the date of announcement. The average trading price of The Bank of Hemet common stock on July 29, 1998 was $48.88. The last trading price of Valley Bank common stock on July 29, 1998 was $8.375. Management of each bank believes that those prices reflect the fair market value of its common stock at that time.

    Shares of common stock must satisfy each of the following requirements to qualify as dissenting shares under the General Corporation Law:

    - the shares of common stock must have been outstanding on the record date for determination of the shares entitled to be voted at the meeting where shareholders consider the agreement. The record date for The Bank of Hemet
      is                , 1999. The record date for Valley Bank is
                     , 1999.

    - the shares of common stock must not have been voted, by proxy or in person, for approval and adoption of the agreement.

    - the holder of the shares of common stock must submit the share certificates for endorsement (as described below).

    A HOLDER OF COMMON STOCK WHO VOTES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT, OR WHO EXECUTES AND RETURNS A PROXY WITH NO VOTING INSTRUCTIONS INDICATED, WILL LOSE ANY DISSENTERS' RIGHTS WITH RESPECT TO THOSE SHARES.

    If the shareholders approve the acquisition at the meeting, within ten days of approval, the bank will send each shareholder who did not vote in favor of the acquisition a "notice of

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approval." A copy of sections 1300 through 1304 of the General Corporation Law will accompany the notice of approval. The notice of approval will state the price determined by the bank to represent the fair market value of any dissenting shares. The notice of approval will constitute an offer by the bank to purchase the dissenting shares at that stated price. It will briefly describe the procedures to be followed by shareholders who wish to exercise their dissenters' rights.

    Within 30 days after the mailing date of the notice of approval, shareholders who wish to assert dissenters' rights must do the following:

1. The dissenting shareholder must deliver a written demand for payment in cash of the fair market value of the dissenting shares. The bank must receive the demand within 30 days of the mailing date of the notice of approval. By law, the demand must state the number of shares of common stock that the shareholder held of record and a statement of the dissenting shareholder's claim of the fair market value of the dissenting shares as of the close of business on July 29, 1998, the day immediately preceding the announcement of the proposed acquisition. The statement of fair market value in the demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at that price; and

2. The dissenting shareholder must submit share certificate(s) representing the dissenting shares to the bank at the bank's principal office. The bank will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares or exchange the shareholder's certificates for certificates of appropriate denomination so stamped or endorsed. If the price contained in the notice of approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. THIS WOULD CONSTITUTE AN ACCEPTANCE OF THE OFFER BY THE BANK TO PURCHASE THE DISSENTING SHAREHOLDER'S STOCK AT THE PRICE STATED IN THE NOTICE OF APPROVAL.

    If the bank and a dissenting shareholder agree on the price for the Dissenting Shares, the bank must by law pay the agreed price (together with interest at the legal rate on judgments from the date of the agreement between the bank and the dissenting shareholder) to the dissenting shareholder within 30 days after the agreement or within 30 days after any statutory or contractual conditions to the acquisition are satisfied, whichever is later. However, Chapter 13 of the General Corporation Law places some restrictions on the bank's ability to repurchase its outstanding shares. Also, the bank may withhold payment until the dissenting shareholder surrenders the certificates for the Dissenting Shares.

    If the bank and a dissenting shareholder fail to agree on the price for the dissenting shares or disagree as to whether the dissenting shareholder's shares are entitled to be classified as dissenting shares, the holder may, within six months after the notice of approval is mailed, file a complaint in the superior court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by any other dissenting shareholder. The court will assess the costs of such an action, including compensation of appraisers in a manner the court considers equitable, but the court must assess the costs against the bank of if the appraised value determined by the court exceeds the price offered by the bank.

    The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in

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authorizing the acquisition. Also, no shareholder who has appraisal rights under
Chapter 13 of the General Corporation Law will have any right to attack the validity of the acquisition or to have the acquisition set aside or rescinded except in an action to test whether the number of shares required to authorized or approve the acquisition has been legally voted in favor of the acquisition.

    Dissenting shares may lose their status as such, and the holders will lose any right to demand payment if any of the following takes place:

    - the acquisition is abandoned (in which case the bank will pay on demand to any dissenting shareholder who has initiated proceedings in good faith as provided under Chapter 13 of the General Corporation Law all necessary expenses and reasonable attorneys' fees incurred in those proceedings);

    - the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class;

    - the dissenting shareholder and the bank do not agree upon the status of the dissenting shares or on the price of such shares, but the dissenting shareholder fails to file suit against the bank, or to intervene in a pending action within six months following the date on which the notice of approval was mailed to the shareholder; or

    - the dissenting shareholder withdraws his or her demand for the purchase of the dissenting shares with the consent of the bank.

    It is a condition to Pacific Community Banking Group's obligation to consummate the acquisition that the aggregate number of Dissenting Shares not exceed ten percent of the outstanding stock of the bank. Therefore, based on outstanding shares of common stock of each bank on the date of this proxy statement/prospectus, if shareholders holding in total more than 84,427 shares of The Bank of Hemet common stock, or more than 117,190 shares of Valley Bank common stock exercise dissenters' rights for those shares, the acquisition will NOT be consummated unless Pacific Community Banking Group waives this condition. If the acquisition fails to be consummated, all dissenters' rights would then terminate.

                                    EXPERTS

    The financial statements for Pacific Community Banking Group and The Bank of Hemet included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 26, 1999 and January 27, 1999, respectively, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The opinion regarding the deferred tax treatment of amounts deferred under the business combination plan referred to in this proxy statement/prospectus and elsewhere in the registration statement has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

    The balance sheets of Valley Bank as of December 31, 1998 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for each of the years in

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the three-year period ended December 31, 1998, and included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent certified public accountants.

                                 LEGAL MATTERS

    The validity of the Pacific Community Banking Group common stock and warrants issuable in the acquisitions will be passed upon by Morrison & Foerster LLP, Irvine, California. Legal matters regarding the validity of the acquisition agreements will be passed upon for Pacific Community Banking Group by Knecht & Hansen, Newport Beach, California, counsel to Pacific Community Banking Group. Mr. Loren Hansen of the firm of Knecht & Hansen has purchased 100,000 shares of Pacific Community Banking Group's Series A preferred stock. When those shares are converted upon completion of the acquisition and the offering, he will be the beneficial owner of 8,064 shares of Pacific Community Banking Group's common stock. Legal matters regarding the corporate affairs of the respective banks and the validity of the acquisition agreements will be passed upon for The Bank of Hemet by Gary Steven Findley & Associates, Anaheim, California and for Valley Bank by Aldrich & Bonnefin, P.L.C., Irvine, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    Pacific Community Banking Group will begin to file annual, quarterly and special reports, proxy statements and other information with the Commission upon the effective date of the acquisitions. You may read and copy any reports, statements and other information filed by Pacific Community Banking Group at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You will also be able to obtain the Commission filings from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Shares of Pacific Community Banking Group common stock are designated for quotation on the Nasdaq National Market. Material filed with Nasdaq by Pacific Community Banking Group can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    The Bank of Hemet files with the Federal Deposit Insurance Corporation the annual, quarterly and special reports, proxy statements and other information required by the Exchange Act. You may read and copy any reports, statements and other information filed by The Bank of Hemet at the Federal Deposit Insurance Corporation 's public reference facilities at the Registration, Disclosure and Operations Unit, Room F-6043, 500 17th Street, N.W., Washington, D.C. 20429. You may request copies from the Federal Deposit Insurance Corporation by telephone at 1-202-898-8913 or by fax at 1-202-898-3909.


    Valley Bank's 1998 audited financial statements appear in the attached proxy statement/ prospectus, beginning on page F-35. Valley Bank has also prepared an Annual Disclosure Statement in accordance with the Federal Deposit Insurance Corporation's regulations. You may obtain a copy on request from Ms. Dianna Williams, Secretary of Valley Bank, by mail at Valley Bank, P.O. Box 188, Moreno Valley, CA 92556 or by calling (909) 242-1959.


    Pacific Community Banking Group has filed a registration statement on Form S-4 to register with the Commission the common stock and warrants to be issued to shareholders of Bank of Hemet and Valley Bank in the acquisitions. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Pacific Community Banking Group in addition to being an proxy statement for the annual meeting of The Bank of Hemet and for the annual meeting of Valley Bank. As allowed by the Commission's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the documents provided as in the exhibits to the registration statement.

    If you are a shareholder of The Bank of Hemet or Valley Bank, you may have received some of the documents provided as exhibits to the registration statement, but you can obtain any of them from the Commission, or without charge from the appropriate company at the following addresses:

Pacific Community Banking Group     The Bank of Hemet            Valley Bank
23332 Mill Creek Drive, Suite 230   3715 Sunnyside Drive         24010 Sunnymead Boulevard
Laguna Hills California 92653       Riverside, California 92506  Moreno Valley, California 92553
Attention: E. Lynn Caswell          Attn: Mr. James B. Jaqua     Attn: Mr. N. Douglas Mills
Chairman and                        President and                President and
Chief Executive Officer             Chief Executive Officer      Chief Executive Officer

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ANY COMPANY, PLEASE DO SO BY
        , 1999 TO RECEIVE THEM BEFORE THE ANNUAL MEETING OF THE BANK OF HEMET OR THE ANNUAL MEETING OF VALLEY BANK.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE NO.
                                                                                                          -----------
Pacific Community Banking Group

    Report of Arthur Andersen LLP, Independent Public Accountants.......................................         F-2
    Balance Sheets--December 31, 1998 and 1997 and March 31, 1999.......................................         F-3
    Statements of Operations............................................................................         F-4
    Statements of Shareholders' Equity..................................................................         F-5
    Statements of Cash Flow.............................................................................         F-6
    Notes to Financial Statements.......................................................................         F-7

The Bank of Hemet

    Report of Arthur Andersen LLP, Independent Public Accountants.......................................        F-11
    Consolidated Balance Sheets--December 31, 1998 and 1997 and March 31, 1999..........................        F-12
    Consolidated Statements of Operations...............................................................        F-13
    Consolidated Statements of Changes in Shareholders' Equity..........................................        F-14
    Consolidated Statements of Cash Flow................................................................        F-15
    Notes to Consolidated Financial Statements..........................................................        F-16

Valley Bank

    Report of McGladrey & Pullen, LLP, Independent Auditors.............................................        F-35
    Balance Sheets--December 31, 1998 and 1997 and March 31, 1999.......................................        F-36
    Statements of Operations............................................................................        F-37
    Statements of Stockholders' Equity..................................................................        F-38
    Statements of Cash Flows............................................................................        F-39
    Notes to Financial Statements.......................................................................        F-40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  Pacific Community Banking Group:

    We have audited the accompanying balance sheets of PACIFIC COMMUNITY BANKING GROUP (a California corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, and for the period from inception (October 17, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Community Banking Group as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from inception (October 17, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
February 26, 1999

                        PACIFIC COMMUNITY BANKING GROUP
         BALANCE SHEETS--DECEMBER 31, 1998 AND 1997 AND MARCH 31, 1999

                                                                                             1998         1997
                                                                            MARCH 31,    ------------  -----------
                                                                               1999
                                                                           ------------
                                                                           (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash...................................................................  $    113,294  $    395,948  $   170,131
  Prepaid expenses.......................................................            --         1,333           --
  Capitalized acquisition and offering costs.............................       610,218       198,127       26,814
                                                                           ------------  ------------  -----------
      Total current assets...............................................       723,512       595,408      196,945
                                                                           ------------  ------------  -----------
EQUIPMENT AND FURNITURE, at cost.........................................         7,096         7,096           --
  Less--accumulated depreciation.........................................         1,944         1,458           --
                                                                           ------------  ------------  -----------
                                                                                  5,152         5,638           --
                                                                           ------------  ------------  -----------
                                                                           $    728,664  $    601,046  $   196,945
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................................  $    174,097  $     94,429  $    54,112
  Refundable common stock subscriptions..................................            --            --       85,000
                                                                           ------------  ------------  -----------
Total current liabilities................................................       174,097        94,429      139,112
                                                                           ------------  ------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value:
    Authorized--100,000,000 shares
    Series A: 1,085,000 shares authorized, 1,085,000 outstanding at March
      31, 1999, 0 at December 31, 1998 and 1997, net of unpaid
      subscriptions......................................................       923,840            --           --
    Series B: 375,000 shares authorized, 375,000 outstanding at March 31,
      1999, 0 at December 31, 1998 and 1997, net of unpaid
      subscriptions......................................................  $    360,000            --           --
  Common stock, no par value:
    Authorized--100,000,000 shares
    Issued and outstanding-10,000 shares.................................         2,500         2,500        2,500
  Common stock subscriptions.............................................            --     1,305,000      680,000
  Common stock subscriptions receivable..................................            --      (205,764)    (542,990)
  Accumulated deficit....................................................      (731,773)     (595,119)     (81,677)
                                                                           ------------  ------------  -----------
Total shareholders' equity...............................................       554,567       506,617       57,833
                                                                           ------------  ------------  -----------
                                                                           $    728,664  $    601,046  $   196,945
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

      The accompanying notes are an integral part of these balance sheets.

                        PACIFIC COMMUNITY BANKING GROUP
                            STATEMENTS OF OPERATIONS

                                                                                                     INCEPTION
                                                                                                    (OCTOBER 17,
                                                             THREE MONTHS ENDED      YEAR ENDED        1997)
                                                           MARCH 31,    MARCH 31,   DECEMBER 31,  TO DECEMBER 31,
                                                              1999        1998          1998            1997
                                                           ----------  -----------  ------------  ----------------
                                                                 (UNAUDITED)
REVENUES.................................................  $       --   $      --    $       --      $       --
GENERAL AND ADMINISTRATIVE EXPENSES......................     140,222      77,141       525,568          82,477
                                                           ----------  -----------  ------------        -------
    Loss from operations.................................     140,222      77,141       525,568          82,477
INTEREST INCOME..........................................       3,568          --        11,326              --
                                                           ----------  -----------  ------------        -------
    Net loss before taxes................................     136,654      77,141       514,242          82,477
PROVISION FOR INCOME TAXES...............................          --          --           800             800
                                                           ----------  -----------  ------------        -------
    Net loss.............................................  $  136,654   $  77,141    $  513,442      $   81,677
                                                           ----------  -----------  ------------        -------
                                                           ----------  -----------  ------------        -------
Basic and diluted loss per share.........................  $    13.66   $    7.71    $    51.34      $     8.17
                                                           ----------  -----------  ------------        -------
                                                           ----------  -----------  ------------        -------
Weighted average shares outstanding......................      10,000      10,000        10,000          10,000
                                                           ----------  -----------  ------------        -------
                                                           ----------  -----------  ------------        -------

        The accompanying notes are an integral part of these statements.

                        PACIFIC COMMUNITY BANKING GROUP
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                            SERIES A              SERIES B
                                        PREFERRED STOCK       PREFERRED STOCK           COMMON STOCK           COMMON
                                      --------------------  --------------------  ------------------------     STOCK
                                       SHARES     AMOUNT     SHARES     AMOUNT      SHARES       AMOUNT     SUBSCRIPTIONS
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, October 17, 1997,
(inception).........................         --  $      --         --  $      --          --    $      --    $       --
  Common stock issuance.............         --         --         --         --      10,000        2,500            --
  Common stock subscriptions........         --         --         --         --          --           --       680,000
  Net loss..........................         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, December 31, 1997..........         --         --         --         --      10,000        2,500       680,000
  Common stock subscriptions........         --         --         --         --          --           --       625,000
  Net loss..........................         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, December 31, 1998..........         --         --         --         --      10,000        2,500     1,305,000
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
  Common stock subscriptions........         --         --         --         --          --           --       155,000
  Conversion of subscriptions to
    preferred stock (Note 7)........  1,085,000    923,840    375,000    360,000          --           --    (1,460,000)
  Net loss..........................         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
BALANCE, March 31, 1999
  (unaudited).......................  1,085,000  $ 923,840    375,000  $ 360,000      10,000    $   2,500    $       --
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------
                                      ---------  ---------  ---------  ---------  -----------  -----------  ------------

                                         COMMON
                                         STOCK
                                      SUBSCRIPTIONS ACCUMULATED     TOTAL
                                       RECEIVABLE     DEFICIT       EQUITY
                                      ------------  ------------  ----------
BALANCE, October 17, 1997,
(inception).........................   $       --    $       --   $       --
  Common stock issuance.............           --            --        2,500
  Common stock subscriptions........     (542,990)           --      137,010
  Net loss..........................           --       (81,677)     (81,677)
                                      ------------  ------------  ----------
BALANCE, December 31, 1997..........     (542,990)      (81,677)      57,833
  Common stock subscriptions........      337,226            --      962,226
  Net loss..........................           --      (513,442)    (513,442)
                                      ------------  ------------  ----------
BALANCE, December 31, 1998..........     (205,764)     (595,119)     506,617
                                      ------------  ------------  ----------
  Common stock subscriptions........       29,604            --      184,604
  Conversion of subscriptions to
    preferred stock (Note 7)........      176,160            --           --
  Net loss..........................           --      (136,654)    (136,654)
                                      ------------  ------------  ----------
BALANCE, March 31, 1999
  (unaudited).......................   $       --    $ (731,773)  $  554,567
                                      ------------  ------------  ----------
                                      ------------  ------------  ----------

        The accompanying notes are an integral part of these statements.

                        PACIFIC COMMUNITY BANKING GROUP
                            STATEMENTS OF CASH FLOWS


                                                                                                  INCEPTION
                                                        THREE MONTHS ENDED      YEAR ENDED   (OCTOBER 17, 1997)
                                                      MARCH 31,    MARCH 31,   DECEMBER 31,    TO DECEMBER 31,
                                                        1999         1998          1998             1997
                                                     -----------  -----------  ------------  -------------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................  $  (136,654) $   (77,141)  $ (513,442)      $   (81,677)
  Adjustments to reconcile net loss to net cash
    used in operating activities--
    Depreciation and amortization..................          486          153        1,458                --
    Expenses recorded on issuance of stock
      subscriptions in exchange for services.......           --       10,000       10,000            52,011
    Changes in assets and liabilities:
    Increase in capitalized acquisition and
      offering costs...............................     (287,091)     (37,289)    (171,313)          (26,814)
    Increase (decrease) in prepaid expenses........        1,333           --       (1,333)               --
    Increase (decrease) in accounts payable........      (45,332)     (14,909)      40,317            54,112
                                                     -----------  -----------  ------------         --------
      Net cash used in operating activities........     (467,258)    (119,186)    (634,313)           (2,368)
                                                     -----------  -----------  ------------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and furniture...............           --       (5,214)      (7,096)               --
                                                     -----------  -----------  ------------         --------
      Net cash used in investing activities........           --       (5,214)      (7,096)               --
                                                     -----------  -----------  ------------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock,
    common stock subscriptions, and refundable
    common stock subscriptions.....................      184,604      367,401      867,226           172,499
                                                     -----------  -----------  ------------         --------
      Net cash provided by financing activities....      184,604      367,401      867,226           172,499
                                                     -----------  -----------  ------------         --------
NET INCREASE (DECREASE) IN CASH....................     (282,654)     243,001      225,817           170,131
CASH, beginning of year............................      395,948      170,131      170,131                --
                                                     -----------  -----------  ------------         --------
CASH, end of year..................................  $   113,294  $   413,132   $  395,948       $   170,131
                                                     -----------  -----------  ------------         --------
                                                     -----------  -----------  ------------         --------


SUPPLEMENTAL DISCLOSURES OF NON CASH FINANCING ACTIVITIES:

During 1997, common stock subscriptions in the amount of $52,011 were issued to an investor in exchange for payment of certain expenses.

During 1998, common stock subscriptions in the amount of $10,000 were issued to a third party in exchange for services.

        The accompanying notes are an integral part of these statements.

                        PACIFIC COMMUNITY BANKING GROUP

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

    1.  COMPANY BACKGROUND

       Pacific Community Banking Group (the Company), a California corporation, was formed on October 17, 1997, for the purpose of acquiring community banking organizations in the Southern California region. The Company has had no revenues to date.

    2.  ACQUISITION AGREEMENTS

       During 1998, the Company entered into definitive agreements for the acquisition of The Bank of Hemet ("Hemet") and Valley Bank ("Valley"), which were amended subsequently during 1999. The agreements are contingent upon the completion of an initial public offering ("IPO"). The agreements provide for the exchange of all of the outstanding stock of Hemet and Valley for common stock and for warrants to purchase common stock of the Company. The shareholders of Hemet will receive 3.4 shares of the Company's common stock and one warrant in exchange for each share held of Hemet common stock. The Valley shareholders will receive two-thirds of a share of Company common stock for each share held of Valley common stock. Additionally, the Valley shareholders will receive one warrant for the purchase of Company common stock for every three shares held of Valley common stock. The Hemet and Valley warrants will be exercisable at 122 percent of the IPO price, and have a contractual life of ten years. There can be no assurance that the Company's proposed public offering will be successful and that these acquisitions will be completed.

    3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        a.  USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        b.  EQUIPMENT AND FURNITURE

       The Company provides for depreciation based on the estimated useful lives of depreciable assets using the straight-line method. Estimated useful lives are as follows:

Computers and office equipment.................    3 years
Furniture and fixtures.........................    7 years

       Property additions are stated at acquisition cost. Upon retirement or disposal of depreciable assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations.

                        PACIFIC COMMUNITY BANKING GROUP

                           DECEMBER 31, 1998 AND 1997

        c.  CAPITALIZED ACQUISITION AND OFFERING COSTS

       Certain legal, accounting and underwriting fees incurred in connection with a proposed acquisition of certain businesses have been capitalized as of December 31, 1997. During 1998, the Company expensed the balance of these costs. In addition, the Company has capitalized costs related to its planned IPO. Capitalized offering costs will be recorded as a reduction of the proceeds received in the IPO or will be expensed should the IPO not be consummated. Capitalized offering costs are approximately $198,000 as of December 31, 1998.

        d.  INCOME TAXES

       The Company accounts for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

        e.  EARNINGS PER SHARE

       The Company accounts for earnings per share in accordance with SFAS No. 128, "Earnings Per Share." This Statement requires the presentation of both basic and diluted net income per share for financial statement purposes. Basic net income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted net income per share includes the effect of potential common shares, including dilutive stock options using the treasury stock method. For the year ended December 31, 1998 and the period ended December 31, 1997, potential common shares were excluded from the calculation of diluted net income per share as their impact would be anti-dilutive.

        f.  UNAUDITED INTERIM INFORMATION

       The accompanying unaudited financial statements give effect to all adjustments (which are normal recurring accruals) necessary in the opinion of management to present fairly the financial statements for the interim periods presented. The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and may be subject to year-end adjustments, which, in the opinion of management, are necessary for a fair statement of the results of the interim periods.

        4.  INCOME TAXES

       No provision for federal income taxes has been recorded as the Company incurred net operating losses since inception. At December 31, 1998, the Company had

                        PACIFIC COMMUNITY BANKING GROUP

                           DECEMBER 31, 1998 AND 1997

       approximately $595,000 and $297,000 of federal and state net operating loss carryforwards, respectively, available to offset future taxable income; which expire through 2017. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three year period.

       Deferred tax assets totaling approximately $238,000 and $33,000 at December 31, 1998 and 1997, respectively, consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance against the deferred tax assets due to uncertainty regarding the Company's ability to generate sufficient income in future periods for such assets to be realized.

        5.  COMMITMENTS AND CONTINGENCIES

        LEASES

       The Company occupies its office premises under a noncancellable lease agreement which expires in June 1999. At December 31, 1998, future minimum lease commitments are as follows:

Year ending December 31:
  1999.............................................................  $  11,520
  Thereafter.......................................................         --
                                                                     ---------
Total future minimum lease payments................................  $  11,520
                                                                     ---------
                                                                     ---------

       Rental expense for the year ended December 31, 1998 and for the period from inception to December 31, 1997 was approximately $32,000 and $7,000, respectively.

        EMPLOYMENT AND CONSULTING AGREEMENTS

       The Company entered into a five-year, four-month employment agreement with its Chief Executive Officer beginning on September 1, 1997. The agreement provides for an annual base salary that is adjusted for the Consumer Price Index, normal employee benefits, and an annual bonus at the discretion of the Board of Directors. The agreement also entitles the officer to 250,000 ten-year incentive stock options at an exercise price equal to the fair market value of the Company's common stock at the date of issuance, which would be issued after the closing of the IPO. Additionally, the agreement contains an income continuation provision, which will provide for payments of $60,000 per year for fifteen years, beginning at the employee's retirement date. This provision could take effect at the successful closing of the Company's first acquisition or merger. Upon implementation of this provision, the Company will accrue a liability for the present value of the amounts to ultimately be

                        PACIFIC COMMUNITY BANKING GROUP

                           DECEMBER 31, 1998 AND 1997

       distributed. However, the employee has invoked a waiver clause within the agreement, and thus has elected to defer the implementation of the income continuation provision until such time as the Company can support such provision.

       On July 1, 1998, the Company entered into an agreement with a consultant to review certain loans being made by banks with which the Company has entered into definitive purchase agreements (Please refer to Note 2). The agreement, as amended, calls for the payment of a monthly retainer of $3,500 per month from July 1, 1998 through May 15, 1999, as well as reimbursement for all out-of-pocket business expenses. Payments made under this agreement have been recorded in capitalized acquisition and offering costs in the accompanying financial statements.

        6.  COMMON STOCK SUBSCRIPTIONS

       The Company has entered into common stock subscription agreements ("the Agreements") with various investors who have contributed cash or services to the Company. The Agreements provide for the conversion of funds invested into shares of common stock of the Company. The conversion into common stock would be at a price equal to eighty percent of the IPO price, and the conversion will occur only under certain conditions, including the successful acquisition of a financial institution and the closing of an IPO. Under the terms of the Agreements, the funds invested could only be disbursed by the Company under certain conditions, which included the signing of a definitive acquisition agreement with a financial institution. As of December 31, 1997, under the terms of the Agreements, fifty percent of the invested funds were disbursable. The remaining fifty percent of invested funds is reflected as a liability in the accompanying financial statements. As of December 31, 1998, the conditions for full disbursement of invested funds had been met.

       As of the respective balance sheet dates, the total value of Agreements that have been signed is included in common stock subscriptions in the accompanying financial statements. The portion of the Agreements that has not been paid is recorded as a subscription receivable, an offset to the common stock subscriptions account.

        7.  SUBSEQUENT EVENTS (UNAUDITED)

       During March 1999, the Company amended its common stock subscription agreements. Funds that have been invested in the Company, which at March 31, 1999 totalled $1,283,840, will be exchanged for one share of preferred stock for every dollar invested. Each share of preferred stock will automatically convert into shares of common stock upon the closing of the IPO. Initial founding investors will receive Series A Preferred Stock for all contributions, while subsequent investors will receive Series B Preferred Stock for their contributions. Series A Preferred Stock shall convert to common stock at a per share price of eighty percent of the IPO price per share. Series B Preferred Stock shall convert at a per share price of eighty-five percent of the IPO price per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and

Board of Directors of The Bank of Hemet:

    We have audited the accompanying consolidated balance sheets of THE BANK OF HEMET (a California corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Hemet and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
January 27, 1999

                       THE BANK OF HEMET AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1998 AND 1997 AND MARCH 31, 1999

                                                                                           1998            1997
                                                                         MARCH 31,    --------------  --------------
                                                                            1999
                                                                        ------------
                                                                        (UNAUDITED)
                                               ASSETS

CASH AND DUE FROM BANKS...............................................  $  5,892,000  $    6,496,000  $    6,521,000
FEDERAL FUNDS SOLD....................................................    10,000,000      10,500,000      13,000,000
                                                                        ------------  --------------  --------------
    Total Cash and Cash Equivalents...................................    15,892,000      16,996,000      19,521,000

INVESTMENT SECURITIES HELD TO MATURITY
    Market values of $24,884,000 in 1998 and
      $24,842,000 in 1997, respectively...............................    24,892,000      24,882,000      24,833,000

LOANS AND LEASES......................................................   209,503,000     207,802,000     192,287,000
ALLOWANCE FOR LOAN AND LEASE LOSSES...................................    (2,230,000)     (2,232,000)     (2,116,000)
                                                                        ------------  --------------  --------------
    Loans and Leases, net.............................................   207,273,000     205,570,000     190,171,000

PREMISES AND EQUIPMENT, net...........................................     1,613,000       1,541,000       1,637,000
ACCRUED INTEREST RECEIVABLE...........................................     1,285,000       1,140,000       1,921,000
OTHER REAL ESTATE OWNED...............................................        83,000          77,000         779,000
OTHER ASSETS..........................................................     2,579,000       2,671,000       2,461,000
                                                                        ------------  --------------  --------------
                                                                        $253,617,000  $  252,877,000  $  241,323,000
                                                                        ------------  --------------  --------------
                                                                        ------------  --------------  --------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
  Noninterest bearing demand deposits.................................  $ 33,664,000  $   33,975,000  $   29,307,000
  Savings and interest-bearing demand deposits........................    67,962,000      67,720,000      59,702,000
  Money market deposits...............................................     3,523,000       3,669,000       4,251,000
  Time deposits of $100,000 or more...................................     8,659,000       8,141,000       9,149,000
  Time deposits less than $100,000....................................   117,057,000     116,880,000     116,802,000
                                                                        ------------  --------------  --------------
    Total Deposits....................................................   230,865,000     230,385,000     219,211,000

ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES........................     1,548,000       1,468,000       1,884,000
                                                                        ------------  --------------  --------------
                                                                         232,413,000     231,853,000     221,095,000
                                                                        ------------  --------------  --------------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY
  Common stock, no par value--Authorized--20,000,000 shares--Issued
    and outstanding--844,252..........................................     3,666,000       3,666,000       3,666,000
  Retained earnings...................................................    17,538,000      17,358,000      16,562,000
                                                                        ------------  --------------  --------------
    Total Stockholders' Equity........................................    21,204,000      21,024,000      20,228,000
                                                                        ------------  --------------  --------------
                                                                        $253,617,000  $  252,877,000  $  241,323,000
                                                                        ------------  --------------  --------------
                                                                        ------------  --------------  --------------

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                       THE BANK OF HEMET AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                   THREE MONTHS ENDED
                                               --------------------------
                                                MARCH 31,     MARCH 31,
                                                   1999          1998          1998           1997           1996
                                               ------------  ------------  -------------  -------------  -------------
                                                      (UNAUDITED)
INTEREST INCOME
  Loans, including fees......................  $  4,253,000  $  4,308,000  $  17,102,000  $  16,795,000  $  17,202,000
  Investment securities......................       322,000       385,000      1,610,000      1,633,000      1,416,000
  Federal funds sold.........................       144,000       194,000        704,000        563,000        509,000
                                               ------------  ------------  -------------  -------------  -------------
    Total Interest Income....................     4,719,000     4,887,000     19,416,000     18,991,000     19,127,000
                                               ------------  ------------  -------------  -------------  -------------

INTEREST EXPENSE
  Transaction and savings deposits...........       544,000       532,000      2,216,000      2,228,000      2,029,000
  Time deposits of $100,000 or more..........       104,000       126,000        501,000        489,000        891,000
  Time deposits less than $100,000...........     1,487,000     1,658,000      6,468,000      6,214,000      5,903,000
  Other borrowings...........................             0             0              0         15,000              0
                                               ------------  ------------  -------------  -------------  -------------
    Total Interest Expense...................     2,135,000     2,316,000      9,185,000      8,946,000      8,823,000
                                               ------------  ------------  -------------  -------------  -------------

    Net Interest Income......................     2,584,000     2,571,000     10,231,000     10,045,000     10,304,000

PROVISION FOR LOAN AND LEASE LOSSES..........             0             0              0        250,000        988,000
                                               ------------  ------------  -------------  -------------  -------------

    Net Interest Income after Provision for
      Loan
      and Lease Losses.......................     2,584,000     2,571,000     10,231,000      9,795,000      9,316,000
                                               ------------  ------------  -------------  -------------  -------------

NONINTEREST INCOME
  Fees and service charges on deposits.......       117,000       129,000        518,000        554,000        588,000
  Other charges and fees.....................        30,000        26,000        118,000        149,000        205,000
  Other income...............................       237,000       150,000        727,000        501,000        455,000
                                               ------------  ------------  -------------  -------------  -------------
    Total Noninterest Income.................       384,000       305,000      1,363,000      1,204,000      1,248,000
                                               ------------  ------------  -------------  -------------  -------------

NONINTEREST EXPENSE
  Salaries and employee benefits.............     1,037,000       933,000      3,735,000      3,462,000      3,640,000
  Premises and equipment.....................       247,000       266,000      1,066,000        987,000      1,008,000
  Other real estate owned, net...............        (3,000)       11,000       (101,000)      (187,000)     1,237,000
  Other expenses.............................       520,000       499,000      2,036,000      1,938,000      2,297,000
                                               ------------  ------------  -------------  -------------  -------------
    Total Noninterest Expense................     1,801,000     1,709,000      6,736,000      6,200,000      8,182,000
                                               ------------  ------------  -------------  -------------  -------------
    Income before Provision for Income
      Taxes..................................     1,167,000     1,167,000      4,858,000      4,799,000      2,382,000

PROVISION FOR INCOME TAXES...................       481,000       488,000      2,035,000      1,997,000      1,009,000
                                               ------------  ------------  -------------  -------------  -------------
    Net Income...............................  $    686,000  $    679,000  $   2,823,000  $   2,802,000  $   1,373,000
                                               ------------  ------------  -------------  -------------  -------------
                                               ------------  ------------  -------------  -------------  -------------

EARNINGS PER SHARE
    Basic Earnings Per Share.................  $       0.81  $       0.80  $        3.34  $        3.25  $        1.53
    Diluted Earnings Per Share...............  $       0.79  $       0.78  $        3.23  $        3.15  $        1.53

              The accompanying notes are an integral part of these
                            consolidated statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                 COMMON STOCK
                                                                           ------------------------    RETAINED
                                                                            SHARES       AMOUNT        EARNINGS
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1995...............................................    828,395  $   4,358,000  $  14,721,000
Exercise of stock options, including tax benefit.........................     59,970        559,000             --
Amendment to preferred stock conversion (Note 9).........................      6,536        147,000       (147,000)
Common stock cash dividend at $1.00 per share............................         --             --       (882,000)
Supplemental cash dividend at $0.19 per share (Note 9)...................         --             --        (26,000)
Net income for the year..................................................         --             --      1,373,000
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1996...............................................    894,901      5,064,000     15,039,000
Repurchased shares.......................................................    (50,649)    (1,398,000)            --
Common stock cash dividend at $1.50 per share............................         --             --     (1,279,000)
Net income for the year..................................................         --             --      2,802,000
                                                                           ---------  -------------  -------------
BALANCE, December 31, 1997...............................................    844,252      3,666,000     16,562,000
Common stock cash dividend at $2.40 per share............................         --             --     (2,027,000)
Net income for the year..................................................         --             --      2,823,000
                                                                           ---------  -------------  -------------

BALANCE, December 31, 1998...............................................    844,252      3,666,000     17,358,000
Common stock cash dividend at $0.60 per share............................         --             --       (506,000)
Net income for the period................................................         --             --        686,000
                                                                           ---------  -------------  -------------
BALANCE, March 31, 1999 (unaudited)......................................    844,252  $   3,666,000  $  17,538,000
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------

              The accompanying notes are an integral part of these
                            consolidated statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                                                        1998          1997          1996
                                                            THREE MONTHS ENDED      ------------  ------------  ------------
                                                        --------------------------
                                                         MARCH 31,     MARCH 31,
                                                            1999          1998
                                                        ------------  ------------
                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $    686,000  $    679,000  $  2,823,000  $  2,802,000  $  1,373,000
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
    Depreciation and amortization.....................        70,000        74,000       299,000       259,000       287,000
    Provision for possible loan and lease losses......             0             0             0       250,000       988,000
    Deferred income tax (benefit).....................       120,000       328,000       199,000       513,000      (407,000)
    Loss (gain) on sale and write-down of other real
      estate owned....................................        (3,000)      (21,000)     (162,000)     (310,000)      936,000
    Accretion of discount on investments..............        (1,000)      (22,000)      (36,000)     (259,000)     (182,000)
    Decrease (increase) in accrued interest
      receivable......................................      (145,000)      682,000       781,000         1,000      (539,000)
    Increase in other assets..........................       (27,000)     (135,000)     (409,000)     (304,000)      (43,000)
    Increase (decrease) in accrued interest payable
      and other liabilities...........................        81,000      (291,000)     (417,000)       (2,000)      435,000
                                                        ------------  ------------  ------------  ------------  ------------
      Net Cash Provided by Operating Activities.......       781,000     1,294,000     3,078,000     2,950,000     2,848,000
                                                        ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from maturities of investment
      securities......................................    15,982,000    20,000,000   101,130,000    32,000,000    20,000,000
    Purchases of investment securities................   (15,993,000)  (20,276,000) (101,142,000)  (31,794,000)  (22,037,000)
    Net increase in loans and leases..................    (1,787,000)   (3,946,000)  (16,125,000)   (6,406,000)   (3,453,000)
    Purchases of premises and equipment...............      (140,000)      (63,000)     (203,000)     (373,000)     (162,000)
    Proceeds from sales of other real estate owned....        80,000       243,000     1,589,000     2,896,000     1,640,000
                                                        ------------  ------------  ------------  ------------  ------------
      Net Cash Used in Investing Activities...........    (1,858,000)   (4,042,000)  (14,751,000)   (3,677,000)   (4,012,000)
                                                        ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in demand, savings, and
      money market deposits...........................      (215,000)    2,864,000    12,104,000     1,699,000    10,676,000
    Net increase (decrease) in time deposits..........       694,000       441,000      (929,000)    5,244,000    (5,834,000)
    Stock options exercised including tax benefit.....             0             0             0             0       559,000
    Cash dividends paid...............................      (506,000)     (506,000)   (2,027,000)   (1,279,000)     (908,000)
    Cash paid for Tender Offer, including expenses....             0             0             0    (1,398,000)            0
                                                        ------------  ------------  ------------  ------------  ------------
      Net Cash Provided by Financing Activities.......       (27,000)    2,799,000     9,148,000     4,266,000     4,493,000
                                                        ------------  ------------  ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................    (1,104,000)       51,000    (2,525,000)    3,539,000     3,329,000
                                                        ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, Beginning of Year..........    16,996,000    19,521,000    19,521,000    15,982,000    12,653,000
                                                        ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, End of Year................  $ 15,892,000  $ 19,572,000  $ 16,996,000  $ 19,521,000  $ 15,982,000
                                                        ------------  ------------  ------------  ------------  ------------
                                                        ------------  ------------  ------------  ------------  ------------

SUPPLEMENTAL INFORMATION
      Interest paid...................................  $  2,147,000  $  2,319,000  $  9,212,000  $  8,919,000  $  8,853,000
      Income taxes paid...............................       180,000       180,000  $  2,105,000  $  1,160,000  $    995,000
      Loans to Facilitate Sale of Other Real Estate
        Owned.........................................             0             0  $     37,000  $    949,000  $    398,000
      Transfer from Loans to Other Real Estate Owned..        83,000         2,000  $    726,000  $  1,185,000  $    847,000

              The accompanying notes are an integral part of these
                            consolidated statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

    The consolidated financial statements include the accounts of The Bank of Hemet, and its primary wholly owned subsidiary, BankLink Corporation (BankLink) (collectively referred to as "the Bank"). BankLink is a provider of data processing services for banks. The Bank operates five branches in communities located in the Inland Empire area of Southern California. The Bank's primary source of revenue is providing commercial and industrial income-producing real estate loans to small and middle-market businesses and individuals. The Bank offers a full range of commercial banking services. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B.  INVESTMENT SECURITIES HELD TO MATURITY

    Securities are classified as held to maturity and are carried at cost, decreased by the amortization of premiums and increased by the accretion of discounts, as applicable. Realized gains or losses recognized on sales of securities are based upon the adjusted cost and computed on the specific identification method and are booked in other income or other expense, as applicable. The Bank's intention is to hold its investment securities to maturity, and does not anticipate selling any portion of the investment securities portfolio for liquidity or other purposes.

C.  LOANS AND LEASES

    Loans and leases are stated at the amount of unpaid principal, reduced by an allowance for loan and lease losses and deferred net loan origination fees. Interest on loans is recognized over the terms of the loans and is calculated on principal amounts outstanding. Loan origination fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment. As unearned revenue, the net unrecognized fees and costs are reported as reductions of the loan balance.

    Accrual of interest on loans and leases is discontinued when management believes, after considering economic and business conditions, and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer doubtful, in which case the credit is returned to accrual status.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Bank measures impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. The Bank excludes from its impairment calculations smaller balance, homogeneous loans such as consumer installment loans and lines of credit, and direct finance leases. In determining whether a loan is impaired or not, the Bank applies its normal loan review procedures. Loans for which an insignificant delay, i.e., less than 90 days past due, or an insignificant shortfall in the amount of payments is anticipated, but the Bank expects to collect all amounts due, are not considered for impairment.

D.  ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management makes periodic credit reviews of the loan and lease portfolio and considers current economic conditions, historical loan loss experience, assessments of problem credits and other factors in determining the adequacy of the allowance. The allowance is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

E.  PREMISES AND EQUIPMENT

    The Bank's buildings, furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization, which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the life of the leases, whichever is shorter. Maintenance and repairs are charged directly to expense as incurred. Improvements to premises and equipment which extend the useful lives of the assets are capitalized. Gains and losses resulting from the disposal of premises and equipment are included in current operations. Rates of depreciation are based on the following depreciable lives: buildings, 30 years; furniture, five to seven years; equipment, three to five years; and leasehold improvement, the shorter of fifteen years or the lease term.

F.  CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

    As more fully described in Note 9, 134,917 shares of Series C Preferred stock were automatically converted to 20,804 shares of the Bank's common stock on September 15, 1995 with a stated value of $465,000. In November 1996, an amendment to the conversion resulted

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in the issuance of an additional 6,533 in common shares and an increase in the stated value by $147,000. These are noncash transactions and are not reflected in the consolidated statement of cash flows. As a result of this amendment, a supplemental cash dividend and a special cash distribution to all former holders of Preferred stock in the amount of $26,000 was paid in November 1996.

G.  OTHER REAL ESTATE OWNED

    Other real estate owned represents real estate acquired by foreclosure or deed in lieu of foreclosure in satisfaction of commercial and residential real estate loans and is carried at the lower of the recorded investment in the property or its fair value, less estimated carrying costs and costs of disposition. At the time of foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan and lease losses, if necessary. Any subsequent write-downs are charged to noninterest expense. Operating expenses of such properties, net of related income and gains or losses on their disposition, are recorded in noninterest expense.

H.  INCOME TAXES

    The Bank applies an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is "more likely than not" that all or a portion of the deferred tax asset will not be realized.

I.   EARNINGS PER SHARE

    The FASB issued SFAS No. 128, "Earnings per Share" (EPS) effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary EPS with basic EPS, and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed in a similar manner as fully diluted EPS, and reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. All periods presented in the accompanying consolidated financial statements have been restated to conform with SFAS No. 128. The following is a reconciliation of the numerators and

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) denominators used in the calculation of basic EPS and diluted EPS for the years ended December 31, 1998, 1997 and 1996.

                                                                                    EARNINGS     SHARES       EPS
                                                                                  ------------  ---------  ---------
FOR THE YEAR ENDED 1998
Net Income......................................................................  $  2,823,000
BASIC EARNINGS PER SHARE
Income available to Common Stockholders.........................................     2,823,000    844,252  $    3.34
                                                                                                           ---------
                                                                                                           ---------
EFFECT OF DILUTIVE SECURITIES
Stock Options...................................................................                   30,373
                                                                                                ---------
DILUTED EARNINGS PER SHARE
Income available to Common Stockholders and assumed conversions.................  $  2,823,000    874,625  $    3.23
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

FOR THE YEAR ENDED 1997
Net Income......................................................................  $  2,802,000
BASIC EARNINGS PER SHARE
Income available to Common Stockholders.........................................     2,802,000    863,262  $    3.25
                                                                                                           ---------
                                                                                                           ---------
EFFECT OF DILUTIVE SECURITIES
Stock Options...................................................................                   26,458
                                                                                                ---------
DILUTED EARNINGS PER SHARE
Income available to Common Stockholders and assumed conversions.................  $  2,802,000    889,720  $    3.15
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

FOR THE YEAR ENDED 1996
Net Income......................................................................  $  1,373,000
Less: Preferred stock cash dividend.............................................       (26,000)
                                                                                  ------------
BASIC EARNINGS PER SHARE
Income available to Common Stockholders.........................................     1,347,000    881,705  $    1.53
                                                                                                           ---------
                                                                                                           ---------
EFFECT OF DILUTIVE SECURITIES
Stock Options...................................................................                   12,118
Preferred Stock.................................................................        26,000
                                                                                  ------------  ---------
DILUTED EARNINGS PER SHARE
Income available to Common Stockholders and assumed conversions.................  $  1,373,000    893,823  $    1.53
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------

    In May 1997, the Bank concluded a Tender Offer which resulted in the repurchase of 50,626 shares of common stock at the offering price of $27.00 per share. The decrease to common stock was $1,367,000 plus offering costs of $31,000.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
J.   POSTRETIREMENT BENEFITS AND STOCK OPTIONS

    The Bank has a salary continuation plan for certain key management personnel. The plan provides for payments for fifteen years commencing within 60 days upon reaching age 65, or death. The Bank measures the obligations to provide these future postretirement benefits over the estimated remaining years of benefit. Salary continuation expense was $39,000, $29,000, and $31,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The Bank is committed to pay $1,875,000 over the pay out periods of the plan.

    In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which permits either adoption of the new standard's principles for recording the estimated value of stock-based compensation over the applicable vesting period, or permits continued application of existing accounting standards, with disclosure of any unrecorded cost under the new standard and the related effect on earnings per share. The Bank adopted SFAS No. 123 in 1996, and elected to adopt the disclosure provisions of the new standard only. As the Bank issued no stock-based compensation in 1996, adoption of this standard had no effect on the Bank's financial position or disclosures for the year ended December 31, 1996. During 1997, the Bank granted stock options as more fully described in Note 7. No stock-based compensation was issued in 1998.

    The Bank established a 401(k) plan effective August 1, 1997. Employees who have completed one year of service and meet certain other requirements are eligible for enrollment. Employees may contribute a percentage of their salary pursuant to IRS regulatory maximums, and under the plan, the Bank matches 40% of the first 5% of salary contributed using forfeitures and cash. Participants vest immediately in their own contributions with 100% vesting in Bank's contributions occurring after five years of credited service. The Bank's expense for contributions to this plan was $42,000 and $7,000 during 1998 and 1997, respectively.

K.  NEW ACCOUNTING PRONOUNCEMENTS AND RECLASSIFICATIONS

    In June 1997, the FASB issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." The Bank adopted SFAS Nos. 130 and 131 in 1998. As none of the Bank's accounts would create differences between reported net income and comprehensive income as defined by SFAS No. 130, adoption of this new standard has no impact on the Bank's results of operations or disclosures. Management does not believe that the adoption of SFAS No. 131 has a material impact on the Bank's current disclosure of its one operating segment of banking as described in Note 1.A.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The new standard is effective for 2000 and is not expected to have a material impact on the Bank's financial statements.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Certain reclassifications of prior years financial data have been made to conform to the current reporting practices of the Bank.

2.  INVESTMENT SECURITIES HELD TO MATURITY

    The amortized cost and fair value of investment securities held to maturity are as follows at December 31, 1998 and 1997:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
DECEMBER 31, 1998
U.S. government agencies...................................  $  24,882,000   $   6,000    $  (4,000)  $  24,884,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

DECEMBER 31, 1997
U.S. government agencies...................................  $  24,833,000   $  10,000    $  (1,000)  $  24,842,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    Investment securities with a book value of $10,000,000 and $7,000,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. The estimated fair values of pledged securities were $10,003,000 and $7,001,000 at December 31, 1998 and 1997, respectively.

    The amortized cost and fair values of investment securities held to maturity at December 31, 1998, by contractual maturity, are as follows:

                                                                   AMORTIZED      ESTIMATED
                                                                     COST        FAIR VALUE
                                                                 -------------  -------------
Due in one year or less........................................  $  18,000,000  $  18,005,000
Due after one year through five years..........................      6,000,000      5,997,000
Due after five years through ten years.........................             --             --
Due after 10 years.............................................        882,000        882,000
                                                                 -------------  -------------
    Total......................................................  $  24,882,000  $  24,884,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    U.S. government agency securities of $882,000 at December 31, 1998 represent preferred stock of the Federal Home Loan Bank (FHLB), which has no maturity date.

3.  LOANS AND LEASES, NET

    The Bank's loans, commitments, and standby letters of credit have been granted to customers primarily in the Inland Empire area of Southern California. Prevailing economic conditions, including real estate values and other factors may affect certain borrowers' ability to repay loans. Although management believes the level of allowance for loan and lease losses is adequate to absorb losses inherent in the loan portfolio, declines in the local economy and/or

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

3.  LOANS AND LEASES, NET (CONTINUED)
increases in the interest rate charged on adjustable rate loans may result in increasing loan and other real estate owned losses that cannot be reasonably estimated at December 31, 1998. The most significant category of collateral is real estate, principally commercial and industrial income-producing properties. At December 31, 1998, the Bank's loan portfolio included approximately $27,635,000 of fixed rate loans. The loan and lease portfolio consisted of the following at December 31, 1998 and 1997:

                                                                    1998            1997
                                                               --------------  --------------
Commercial...................................................  $   10,016,000  $   10,033,000
Real Estate..................................................     197,189,000     181,524,000
Installment..................................................       1,002,000       1,065,000
Lease finance receivables....................................              --              --
All other loans (including overdrafts).......................         391,000         411,000
                                                               --------------  --------------
                                                                  208,598,000     193,033,000
Deferred loan origination fees, net..........................        (796,000)       (746,000)
                                                               --------------  --------------
                                                                  207,802,000     192,287,000
Allowance for loan and lease losses..........................      (2,232,000)     (2,116,000)
                                                               --------------  --------------
    Total Loans and Leases, net..............................  $  205,570,000  $  190,171,000
                                                               --------------  --------------
                                                               --------------  --------------

    Non-accruing loans totaled approximately $1,578,000 and $2,902,000 at December 31, 1998 and 1997, respectively. Interest income that would have been recognized on non-accrual loans if they had performed in accordance with the terms of the loans was approximately $277,000, $391,000 and $302,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, respectively, the Bank had an insignificant amount of loans past due 90 days or more in interest or principal and still accruing interest.

    At December 31, 1998 and 1997, loans that were considered impaired totaled $3,312,000 and $4,708,000, respectively, all of which had a related allowance for loan and lease loss aggregating $287,000 and $402,000, respectively. Impaired loans amounting to $1,578,000 and $2,902,000 were on a non-accruing basis at December 31, 1998 and 1997, respectively. Substantially all of the impaired loans were collateral dependent and were measured using the fair value of the collateral. For the years ended December 31, 1998, 1997 and 1996, the Bank recognized interest income on these impaired loans of $115,000, $390,000 and $159,000, respectively. The average outstanding principal balance of impaired loans was $4,010,000, $4,770,000 and $4,585,000 during 1998, 1997 and
1996, respectively.

    From time to time, the Bank has originated first and second mortgages for resale on the secondary market to Federal Home Loan Mortgage Corporation (FHLMC), and Federal National Mortgage Association (FNMA). Any gains or losses on the sales of these loans are recognized at the time of sale. The Bank retains servicing rights to these loans. Servicing arrangements provide for the Bank to maintain all records related to the servicing agreement,

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

3.  LOANS AND LEASES, NET (CONTINUED)
to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activities necessary to the mortgage servicing function. The Bank receives as compensation a servicing fee based on the principal balance of the outstanding loans. Servicing fee income amounted to approximately $57,000 during 1998, $92,000 during 1997, and $108,000 during 1996. The total unpaid principal balance of the mortgage servicing portfolio amounted to approximately $18,333,000 and $23,617,000 at December 31, 1998 and 1997, respectively.

    The Bank has pledged certain qualifying residential loans amounting to $0 and $5,794,000 at December 31, 1998 and 1997, respectively, to secure public deposits, as required by state law.

    The activity in the allowance for loan and lease losses is summarized as follows:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Balance at Beginning of Year........................  $  2,116,000  $  2,241,000  $  2,135,000
Recoveries on loans previously charged off..........       298,000        76,000        20,000
Loans charged off...................................      (182,000)     (451,000)     (902,000)
Provision charged to operating expense..............            --       250,000       988,000
                                                      ------------  ------------  ------------
Balance at End of Year..............................  $  2,232,000  $  2,116,000  $  2,241,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    As part of its normal banking activities, the Bank has extended credit to certain directors and officers and the companies with which they are associated (related parties). All related party loans were current as to principal and interest as of December 31, 1998 and 1997. In management's opinion, these loans were made in the ordinary course of business at prevailing rates and terms. Total commitments for such loans amounted to $2,585,000 and $3,330,000 at December 31, 1998 and 1997, of which $237,000 and $425,000 were undisbursed, respectively. There were no new commitments on such loans, and expired loan commitments amounted to $160,000. Advances on existing commitments were $28,000 in 1998, with repayments of $585,000.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

4.  PREMISES AND EQUIPMENT

    Major classifications of premises and equipment are summarized as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Land..............................................................  $    211,000  $    211,000
Buildings.........................................................       985,000       983,000
Furniture and equipment...........................................     1,499,000     1,319,000
Leasehold improvements............................................       355,000       343,000
                                                                    ------------  ------------
                                                                       3,050,000     2,856,000
Less: Accumulated depreciation and amortization...................    (1,509,000)   (1,219,000)
                                                                    ------------  ------------
    Total.........................................................  $  1,541,000  $  1,637,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    The amount of depreciation and amortization included in operating expense was $299,000, $259,000, and $287,000 for the years ended December 31, 1998,
1997, and 1996, respectively.

    The Bank occupies its office premises under separate long-term, noncancellable leases which expire in various years through 2004. All leases are accounted for as operating leases. At December 31, 1998, future minimum lease commitments and future minimum sublease rental income under all noncancellable leases are as follows:

                                                                                     LEASE
                                                                                  COMMITMENTS
                                                                                 -------------
1999...........................................................................   $   355,000
2000...........................................................................       354,000
2001...........................................................................       312,000
2002...........................................................................       203,000
2003...........................................................................        95,000
Succeeding Years...............................................................         5,000
                                                                                 -------------
  Total........................................................................   $ 1,324,000
                                                                                 -------------
                                                                                 -------------

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

5.  INCOME TAXES

    The current and deferred amounts of the provisions for (benefit from) income taxes for the years ended December 31, 1998, 1997, and 1996 consisted of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Current:
  Federal...........................................  $  1,320,000  $  1,106,000  $  1,059,000
  State.............................................       516,000       378,000       357,000
                                                      ------------  ------------  ------------
    Total...........................................     1,836,000     1,484,000     1,416,000
                                                      ------------  ------------  ------------
Deferred:
  Federal...........................................       197,000       353,000      (311,000)
  State.............................................         2,000       160,000       (96,000)
                                                      ------------  ------------  ------------
    Total...........................................       199,000       513,000      (407,000)
                                                      ------------  ------------  ------------
                                                      $  2,035,000  $  1,997,000  $  1,009,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Deferred taxes arise from temporary differences between income reported for financial reporting purposes and that reported for federal and state income tax purposes. The tax effects of the principal temporary differences resulting in deferred taxes were:

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                             1998        1997        1996
                                                          ----------  ----------  -----------
Expenses reported on a different basis for tax
  purposes..............................................  $  231,000  $  443,000  $  (342,000)
Depreciation computed differently on tax returns than
  for financial statements..............................     (16,000)     (3,000)     (18,000)
Deferred compensation...................................     (16,000)    (12,000)     (13,000)
Provision for loan and lease losses deducted in tax
  return over (under) amount charged for financial
  statement purposes....................................           0      85,000      (34,000)
                                                          ----------  ----------  -----------
                                                          $  199,000  $  513,000  $  (407,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

5.  INCOME TAXES (CONTINUED)
    Total tax expense differed from the amount computed using the federal statutory rate as follows:

                                                   1998                       1997                       1996
                                         -------------------------  -------------------------  -------------------------
                                                       PERCENT OF                 PERCENT OF                 PERCENT OF
                                                         PRETAX                     PRETAX                     PRETAX
                                            AMOUNT       INCOME        AMOUNT       INCOME        AMOUNT       INCOME
                                         ------------  -----------  ------------  -----------  ------------  -----------
Tax expense at federal statutory
  rate.................................  $  1,652,000        34.0%  $  1,632,000        34.0%  $    810,000        34.0%
State income tax, net of federal tax
  benefit..............................       342,000         7.0        355,000         7.4        172,000         7.2
Tax exempt interest....................             0         0.0         (1,000)       (0.0)        (4,000)       (0.2)
Other..................................        41,000         0.9         11,000         0.2         31,000         1.4
                                         ------------         ---   ------------         ---   ------------         ---
  Total................................  $  2,035,000        41.9%  $  1,997,000        41.6%  $  1,009,000        42.4%
                                         ------------         ---   ------------         ---   ------------         ---
                                         ------------         ---   ------------         ---   ------------         ---

    At December 31, 1998 and 1997, the components of the net deferred tax asset which is included in other assets on the accompanying consolidated balance sheets were as follows:

                                                                         1998         1997
                                                                      ----------  ------------
Allowance for loan and lease losses.................................  $  590,000  $    590,000
Deferred compensation...............................................     245,000       229,000
Other real estate owned.............................................           0        13,000
State income tax....................................................     175,000       128,000
Depreciation........................................................      53,000        37,000
Other...............................................................    (157,000)      108,000
                                                                      ----------  ------------
  Total.............................................................  $  906,000  $  1,105,000
                                                                      ----------  ------------
                                                                      ----------  ------------

6.  COMMITMENTS AND CONTINGENCIES

    In order to meet the financing needs of its customers in the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank does not enter into any interest rate swaps or caps, or forward or future contracts.

    The nature of the off-balance sheet risk inherent in these instruments is the possibility of accounting losses resulting from (1) the failure of another party to perform according to the

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) terms of a contract that would cause a draw on a standby letter of credit, or
(2) changes in market rates of interest for those few commitments and undisbursed loans which have fixed rates of interest. To minimize this risk, the Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The decision as to whether collateral should be required is based on the circumstances of each specific commitment or conditional obligation.

    To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1998, the Bank had commitments to extend credit of approximately $9,752,000 and obligations under standby letters of credit of approximately $1,116,000. Management does not believe there will be any material losses as a result of these letters of credit and loan commitments.

    At December 31, 1998, the Bank has available a borrowing line of credit with the FHLB in the amount of $14,163,000 using previously approved residential and commercial real estate mortgage loans totaling $21,253,000 to secure the line of credit. There was no utilization of this line of credit during 1998.

    The Bank has available reverse repurchase lines of credit with two broker/dealers aggregating $30,000,000 at December 31, 1998. These lines are subject to normal terms for such arrangements. There was no utilization of these lines during 1998. At December 31, 1998, investment securities with a market value of approximately $14,000,000 were available for these reverse repurchase lines of credit.

    The Bank is required to maintain reserve balances with the Federal Reserve Bank. The amounts of these reserve balances at December 31, 1998 and 1997 were $692,000 and $721,000, respectively.

    In April 1997, litigation relating to the acquisition of Inland Savings and Loan (Inland) was filed against the Bank and certain of its directors alleging improper adjustments to the value of the Bank's Preferred stock (see Note 9). The named plaintiffs have sued on behalf of a class consisting of former owners of the Bank's Preferred stock. The action alleges breach of contract and breach of fiduciary duty and seeks compensatory damages in excess of $2 million together with punitive damages. The Bank contends that these allegations are without merit, and intends to vigorously defend against these claims. Any potential losses to the Bank as a result of this action are not reasonably estimable, and accordingly no reserve for loss has been established in the accompanying consolidated financial statements. Any losses which might be suffered by the Bank related to this proceeding could impact the Bank's future profitability.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In addition, the Bank is a defendant in various legal proceedings resulting from normal banking business. In the opinion of management and the Bank's legal counsel, the disposition of such litigation will not have a material effect on the Bank's consolidated financial condition or results of operations.

7.  STOCK OPTION PLAN

    In January 1987, the former Hemet Bancorp established a stock option plan (the 1987 Plan) which was assumed by the Bank that provides for the granting of incentive and nonqualified stock options to certain full-time salaried officers and management level employees. Additionally, in June 1994, the Bank established a second stock option plan (the 1994 Plan) which authorized the issuance of 75,000 shares, of which 31,000 shares were granted in 1994 and 21,000 shares were granted in 1997 to various officers of the Bank. As of December 31, 1998, there were no shares of common stock granted under the 1987 Plan. At December 31, 1998, 27,000 shares of common stock were reserved for grant under the 1994 Plan which includes 4,000 shares forfeited during 1996. The stock options are exercisable at a price equal to market value on the date of grant. Options expire not more than ten years after the date of grant. Options are exercisable at 20% of the options outstanding per year. Transactions for the three years ended December 31, 1998, are as follows:

                                                                                 WEIGHTED
                                                                                  AVERAGE
                                                                   OPTIONS    EXERCISE PRICE
                                                                 OUTSTANDING     PER SHARE
                                                                 -----------  ---------------
Balance, December 31, 1995.....................................      89,938      $    9.00
  Options exercised (1987 Plan)................................     (58,938)     $    7.51
  Options exercised (1994 Plan)................................      (1,032)     $   12.00
  Options forfeited (1994 Plan)................................      (4,000)     $   12.00
  Options granted..............................................          --
                                                                 -----------
Balance, December 31, 1996.....................................      25,968      $   12.00
  Options exercised............................................          --
  Options granted (1994 Plan)..................................      21,000      $   22.50
                                                                 -----------
Balance, December 31, 1997.....................................      46,968      $   16.69
  Options exercised............................................          --
  Options granted (1994 Plan)..................................          --
                                                                 -----------
Balance, December 31, 1998.....................................      46,968      $   16.69
                                                                 -----------
                                                                 -----------
Exercisable at December 31, 1998...............................      24,968      $   13.77
                                                                 -----------
                                                                 -----------

    The Bank accounts for options according to Accounting Principles Board Opinion No. 25, under which no compensation cost is recognized. The Bank's pro forma net income and diluted earnings per share assuming the Bank recorded compensation cost in 1998 and 1997 for the options granted in 1997 in accordance with SFAS No. 123 would not have a material

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

7.  STOCK OPTION PLAN (CONTINUED)
effect on the Bank's consolidated results of operations. Pro forma disclosures are not presented for 1996 because there were no options granted during that year. Because the method of accounting required under SFAS No. 123 is not applicable for options granted prior to January 1, 1996, the pro forma impact of compensation costs on net income and diluted earnings per share as presented above may not be representative of the impact which could be realized in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997: risk-free interest rate of 6.25%, dividend yield of 6%, expected life of 5 years, and expected volatility of 25%.

8.  OTHER EXPENSES

    The following is a breakdown of other expenses for the years ended December 31, 1998, 1997 and 1996:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Data processing and other outside services..........  $    326,000  $    363,000  $    357,000
Deposit insurance assessments.......................        84,000        87,000       191,000
Special SAIF assessment.............................            --            --       402,000
Professional fees...................................       418,000       383,000       318,000
Office supplies, postage and telephone..............       488,000       435,000       433,000
Other...............................................       720,000       670,000       596,000
                                                      ------------  ------------  ------------
  Total.............................................  $  2,036,000  $  1,938,000  $  2,297,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

9.  BUSINESS COMBINATIONS

    On October 16, 1992, the Bank acquired Inland Savings and Loan Association and subsidiaries in a business combination accounted for as a purchase under Accounting Principles Board Opinion No. 16. Inland Savings and Loan was primarily engaged in banking services. The shareholders of Inland Savings and Loan received .31474 shares of the Bank's Series 'C' Preferred stock (the Preferred stock) and .31474 shares of the Bank's common stock, for each share of Inland Savings and Loan stock. The Preferred stock had cumulative dividends of 5% per annum of the stock's stated value, payable semi-annually on the 15th of March and September each year. The stated value of the Preferred stock represented the original book value of the stock, less certain charges against that value, as defined and provided for in the purchase agreement and as detailed below. Charges against the stated value of the Preferred stock subsequent to 1992 represented period costs that were charged to operations as incurred and that were subsequently charged against the stated value of Preferred stock through an equity transfer from Preferred stock to retained earnings.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

9.  BUSINESS COMBINATIONS (CONTINUED)
    Voting rights for the Preferred stock equaled 1/10 of a share of the Bank's common stock. The Preferred stock was automatically converted to the Bank's common stock on September 15, 1995 using a ratio of the Preferred stock's stated value to the Bank's adjusted net book value, as defined in the purchase agreement. The number of shares of common stock delivered upon the automatic conversion of Preferred stock was equal to .1542 shares of common stock for each share of Preferred stock for a total of 20,804 shares of common stock. In November 1996, an amendment to the conversion resulted in the issuance of an additional 6,533 in common shares, an increase in the stated value by $147,000 (principally related to the reversal of tax assessments), and a revised exchange ratio of .2027 shares of common stock for each share of Preferred stock. See
Note 6 for a discussion of litigation regarding adjustments to the value of the Preferred stock.

    As a result of the mark-to-market analysis of the Inland Savings and Loan purchase, various asset and liability accounts were adjusted to appropriate market values. The significant valuations were in the areas of loans, other real estate owned, Bank premises, time deposits, other borrowings, and a core deposit intangible. Amortization of each of the mark-to-market valuation accounts is taken over their expected useful lives, as estimated in the original mark to market analysis. The Bank periodically reviews the estimated useful lives of the mark-to-market assets and liabilities and makes adjustments as necessary.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates of financial instruments for both assets and liabilities are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    The Bank intends to hold the majority of its assets and liabilities to their stated maturities. Thus, management does not believe that the bulk sale concepts applied to certain problem loans for purposes of measuring the impact of credit risk on fair values of said assets is reasonable to the operations of the Bank and does not fairly present the values realizable over the long term on assets that will be retained by the Bank. Therefore, the Bank does not intend to realize any significant differences between carrying value and fair value through sale or other disposition. No attempt should be made to adjust stockholders' equity to reflect the following fair value disclosures as management believes them to be inconsistent with the philosophies and operations of the Bank.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    In addition, the fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the branch network, deferred tax assets, other real estate owned, and premises and equipment.

    The following methods and assumptions were used to estimate the fair value of financial instruments.

INVESTMENT SECURITIES

    For U.S. government agency securities, fair values are based on market prices. For other investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

    The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

DEPOSITS

    The fair value of demand deposits, savings deposits, and money market deposits are defined as the amounts payable on demand at year end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

    The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of these unrecorded financial instruments is not material to the Bank's financial position or fair value disclosures at December 31, 1998 and 1997 (see Note 6).

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of the Bank's financial instruments are as follows:

                                                               CARRYING VALUE    FAIR VALUE
                                                               --------------  --------------
DECEMBER 31, 1998
Financial Assets
  Cash and cash equivalents..................................  $   16,996,000  $   16,996,000
  Investment securities......................................      24,882,000      24,884,000
  Loans and leases, net......................................     205,570,000     207,369,000
Financial Liabilities
  Deposits...................................................     230,385,000     231,000,000

DECEMBER 31, 1997
Financial Assets
  Cash and cash equivalents..................................  $   19,521,000  $   19,521,000
  Investment securities......................................      24,833,000      24,842,000
  Loans and leases, net......................................     190,171,000     190,176,000
Financial Liabilities
  Deposits...................................................     219,211,000     219,283,000

11.  REGULATORY MATTERS

    Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank is required to maintain certain minimum capital levels in relation to Bank assets. Under regulations, banks are categorized as critically undercapitalized, significantly undercapitalized, undercapitalized, adequately capitalized and well capitalized. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. According to regulatory guidelines, the Bank is considered well capitalized as measured using a leverage ratio, as well as based on risk-weighting assets.

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

11.  REGULATORY MATTERS (CONTINUED)
    A comparison of the Bank's actual regulatory capital with minimum requirements for adequately capitalized and well capitalized banks, as defined by regulation, is shown below.

                                                                       TO BE ADEQUATELY
                                                  ACTUAL                 CAPITALIZED          TO BE WELL CAPITALIZED
                                         ------------------------  ------------------------  ------------------------
                                            AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                         -------------  ---------  -------------  ---------  -------------  ---------
AS OF DECEMBER 31, 1998

Tier 1 Risk-Based Capital (To Risk
  Weighted Assets).....................  $  21,024,000      9.99%  $   8,413,000       4.0%  $  12,621,000       6.0%

Total Risk-Based Capital (To Risk
  Weighted Assets).....................  $  23,257,000     11.06%  $  16,827,000       8.0%  $  21,036,000      10.0%

Tier 1 Capital (To Average Assets).....  $  21,024,000      8.31%  $  10,115,000       4.0%  $  12,645,000       5.0%

AS OF DECEMBER 31, 1997

Tier 1 Risk-Based Capital (To Risk
  Weighted Assets).....................  $  20,228,000     10.43%  $   7,753,000       4.0%  $  11,630,000       6.0%

Total Risk-Based Capital (To Risk
  Weighted Assets).....................  $  22,344,000     11.53%  $  15,507,000       8.0%  $  19,384,000      10.0%

Tier 1 Capital (To Average Assets).....  $  20,228,000      8.53%  $   9,486,000       4.0%  $  11,858,000       5.0%


12.  SUBSEQUENT EVENTS (UNAUDITED)


A. The accompanying unaudited consolidated financial statements include the accounts of The Bank of Hemet and its wholly-owned subsidiary, BankLink Corporation, and gives effect to all adjustments (which are normal recurring accruals) necessary in the opinion of management to present fairly the financial statements for the interim periods presented. All significant intercompany balances and transactions have been eliminated. The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and may be subject to year-end adjustments, which, in the opinion of management, are necessary for a fair statement of the results of the interim periods.

B. On January 5, 1999, the Bank announced the signing of a revised definitive agreement with Pacific Community Banking Group ("PCBG") for the acquisition by PCBG of the Bank. The agreement provides for total consideration of $51.00 per share, as well as one PCBG warrant per share, upon consummation of the acquisition. The warrant will allow the holder to purchase one share of PCBG common stock during a ten-year period at an exercise price 22% above the initial public offering price of PCBG common stock. The price to be paid to each of the Bank's shareholders may be increased in accordance with

                       THE BANK OF HEMET AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996


12.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    a formula related to the aggregate net proceeds to be received by PCBG in the underwritten initial public offering. The consummation of the acquisition is subject to certain conditions including continuation of the Bank's operating results, regulatory and shareholder approval and certain other conditions. The acquisition is also subject to the successful completion of an underwritten initial public offering by PCBG whereby the proceeds of such offering will be used to make the cash payment to selling shareholders of the Bank and to purchase the outstanding shares of Valley Bank in Moreno Valley, California. The values allocated to the assets and liabilities of the Bank could be different than those included in these consolidated financial statements.

C. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. The actual number of shares outstanding at March 31, 1999 was 844,252. The number of shares used in the calculation of basic earnings per share was 844,252 for the three months ended March 31, 1999, and 844,252 for the three months ended March 31, 1998. The number of shares used in the calculation of diluted earnings per share was 871,364 for the three months ended March 31, 1999, and 871,548 for the three months ended March 31, 1998.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Valley Bank
Moreno Valley, California

    We have audited the accompanying balance sheets of Valley Bank as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

McGLADREY & PULLEN, LLP

San Bernardino, California
January 15, 1999

                                  VALLEY BANK

                                 BALANCE SHEETS

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


                                                                                         1998           1997
                                                                        MARCH 31,    -------------  -------------
                                                                          1999
                                                                      -------------
                                                                       (UNAUDITED)
                                              ASSETS

Cash and due from banks.............................................  $   6,111,000  $   6,485,000  $   5,487,000
Federal funds sold..................................................      8,899,000     13,780,000      4,800,000
Held-to-maturity securities, fair value of 1999 $24,084,000; 1998
  $15,642,000; 1997 $13,920,000 (Note 2)............................     24,077,000     15,585,000     13,856,000
Loans, net of allowance for loan losses of 1999 $1,115,000; 1998
  $1,118,000; 1997 $1,058,000 (Notes 3, 4 and 10)...................     41,334,000     41,437,000     44,202,000
Loans held for sale (Note 3)........................................        400,000        594,000             --
Bank premises and equipment, net (Note 5)...........................      2,126,000      2,158,000      2,160,000
Other real estate owned.............................................      1,611,000      1,749,000      1,711,000
Accrued interest receivable.........................................        555,000        611,000        561,000
Cash surrender value of life insurance (Note 9).....................        712,000        712,000        661,000
Deferred tax assets (Note 7)........................................        730,000        730,000        642,000
Other assets........................................................        944,000        868,000        486,000
                                                                      -------------  -------------  -------------
      TOTAL ASSETS..................................................  $  87,499,000  $  84,709,000  $  74,566,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits (Notes 2 and 6):
    Noninterest-bearing demand......................................  $  20,319,000  $  20,061,000  $  17,517,000
    Interest bearing:
      Demand........................................................     29,143,000     27,618,000     23,964,000
      Savings.......................................................     11,752,000     11,610,000     11,268,000
      Other time....................................................     17,216,000     16,450,000     13,490,000
                                                                      -------------  -------------  -------------
      TOTAL DEPOSITS................................................     78,430,000     75,739,000     66,239,000
  Accrued interest payable and other liabilities (Note 9)...........        182,000        238,000        456,000
  ESOP bank notes payable (Note 9)..................................        448,000        478,000        579,000
                                                                      -------------  -------------  -------------
      TOTAL LIABILITIES.............................................     79,060,000     76,455,000     67,274,000
                                                                      -------------  -------------  -------------
Commitments and Contingencies (Notes 8, 9 and 15)

Stockholders' Equity (Notes 9, 11 and 12)
  Common stock, $5 par value; 2,400,000 shares authorized; issued
    and outstanding 1,171,906 shares................................      5,860,000      5,860,000      5,860,000
  Surplus...........................................................        169,000        142,000         77,000
  Retained earnings.................................................      2,815,000      2,684,000      1,895,000
                                                                      -------------  -------------  -------------
                                                                          8,844,000      8,686,000      7,832,000
  Less unearned ESOP shares 1999 82,308; 1998 87,794; 1997
    109,410.........................................................        405,000        432,000        540,000
                                                                      -------------  -------------  -------------
      TOTAL STOCKHOLDERS' EQUITY....................................      8,439,000      8,254,000      7,292,000
                                                                      -------------  -------------  -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $  87,499,000  $  84,709,000  $  74,566,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


                       See Notes to Financial Statements.

                                  VALLEY BANK

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
               AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                              THREE MONTHS ENDED MARCH
                                                        31,
                                             --------------------------
                                                    (UNAUDITED)
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
Interest income on:
  Loans....................................  $  1,035,000  $  1,259,000  $  4,959,000  $  4,784,000  $  4,266,000
  Securities, taxable......................       267,000       190,000       724,000       764,000       703,000
  Securities, nontaxable...................         8,000        15,000        54,000        76,000       100,000
  Federal funds sold.......................       112,000        95,000       444,000       354,000       269,000
                                             ------------  ------------  ------------  ------------  ------------
    TOTAL INTEREST INCOME..................     1,422,000     1,559,000     6,181,000     5,978,000     5,338,000
                                             ------------  ------------  ------------  ------------  ------------
Interest expense on:
  Deposits.................................       355,000       328,000     1,387,000     1,227,000     1,109,000
  Other borrowings.........................        11,000        14,000        51,000        55,000        10,000
                                             ------------  ------------  ------------  ------------  ------------
                                                  366,000       342,000     1,438,000     1,282,000     1,119,000
                                             ------------  ------------  ------------  ------------  ------------
    Net interest income before provision
      for loan losses......................     1,056,000     1,217,000     4,743,000     4,696,000     4,219,000
Provision for loan losses (Note 4).........        90,000       150,000       200,000       980,000       360,000
                                             ------------  ------------  ------------  ------------  ------------
    NET INTEREST INCOME AFTER PROVISION FOR
      LOAN LOSSES..........................       966,000     1,067,000     4,543,000     3,716,000     3,859,000
                                             ------------  ------------  ------------  ------------  ------------
Other income:
  Service charges and other fees...........       438,000       433,000     1,714,000     1,858,000     1,657,000
  Gain on sale of loans....................       220,000            --     1,057,000       772,000       375,000
  Other....................................        54,000        26,000       144,000        89,000       103,000
                                             ------------  ------------  ------------  ------------  ------------
                                                  712,000       459,000     2,915,000     2,719,000     2,135,000
                                             ------------  ------------  ------------  ------------  ------------
Other expenses:
  Salaries, wages and employee benefits
    (Note 9)...............................       831,000       743,000     3,272,000     3,019,000     2,639,000
  Furniture and equipment..................       112,000       109,000       441,000       426,000       452,000
  Occupancy and expenses (Note 8)..........       106,000       111,000       480,000       476,000       451,000
  Other real estate........................        26,000        49,000        41,000       294,000       401,000
  Legal and professional services..........       166,000       208,000       892,000       558,000       560,000
  Telephone and postage....................        57,000        51,000       214,000       199,000       183,000
  Office supplies..........................        32,000        40,000       114,000       139,000       164,000
  Other....................................       122,000       242,000       631,000       526,000       361,000
                                             ------------  ------------  ------------  ------------  ------------
                                                1,452,000     1,553,000     6,085,000     5,637,000     5,211,000
                                             ------------  ------------  ------------  ------------  ------------
    Income (loss) before income taxes......       226,000       (27,000)    1,373,000       798,000       783,000
Income tax expense (Note 7)................        95,000       (18,000)      584,000       242,000       329,000
                                             ------------  ------------  ------------  ------------  ------------
    NET INCOME (LOSS)......................  $    131,000  $     (9,000) $    789,000  $    556,000  $    454,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Basic earnings (loss) per share............  $       0.12  $      (0.01) $       0.73  $       0.53  $       0.41
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Diluted earnings (loss) per share..........  $       0.12  $      (0.01) $       0.65  $       0.51  $       0.41
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                       See Notes to Financial Statements

                                  VALLEY BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                     AND THREE MONTHS ENDED MARCH 31, 1999

                                         COMMON STOCK                                   UNEARNED
                                   ------------------------                RETAINED    ESOP SHARES
                                     SHARES     PAR VALUE     SURPLUS      EARNINGS     (NOTE 9)       TOTAL
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1995.......   1,108,701  $  5,544,000  $       --  $  1,218,000  $        --  $  6,762,000
  Net income.....................          --            --          --       454,000           --       454,000
  Issuance of ESOP notes
    payable......................          --            --          --            --     (327,000)     (327,000)
  ESOP shares committed to be
    released.....................          --            --       3,000            --       10,000        13,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1996.......   1,108,701     5,544,000       3,000     1,672,000     (317,000)    6,902,000
  Net income.....................          --            --          --       556,000           --       556,000
  Stock dividend declared........      55,333       277,000      55,000      (332,000)          --            --
  Cash paid in lieu of fractional
    shares.......................          --            --          --        (1,000)          --        (1,000)
  Issuance of ESOP notes
    payable......................          --            --          --            --     (278,000)     (278,000)
  ESOP shares committed to be
    released.....................          --            --      16,000            --       55,000        71,000
  Stock options exercised........       7,872        39,000       3,000            --           --        42,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1997.......   1,171,906     5,860,000      77,000     1,895,000     (540,000)    7,292,000
  Net income.....................          --            --          --       789,000           --       789,000
  ESOP shares committed to be
    released.....................          --            --      65,000            --      108,000       173,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance, December 31, 1998.......   1,171,906  $  5,860,000  $  142,000  $  2,684,000  $  (432,000) $  8,254,000
  Net income (unaudited).........          --            --          --       131,000           --       131,000
  ESOP shares committed to be
    released.....................          --            --      27,000            --       27,000        54,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
Balance March 31, 1999
  (unaudited)....................   1,171,906  $  5,860,000  $  169,000  $  2,815,000  $  (405,000) $  8,439,000
                                   ----------  ------------  ----------  ------------  -----------  ------------
                                   ----------  ------------  ----------  ------------  -----------  ------------

                       See Notes to Financial Statements.

                                  VALLEY BANK

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    AND THE THREE MONTHS ENDED 1999 AND 1998

                                                        THREE MONTHS ENDED MARCH
                                                                  31,
                                                        ------------------------
                                                              (UNAUDITED)
                                                           1999         1998         1998        1997         1996
                                                        -----------  -----------  ----------  -----------  ----------
Cash Flows from Operating Activities
  Net income..........................................  $   131,000  $    (9,000) $  789,000  $   556,000  $  454,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.....................       85,000       73,000     320,000      325,000     378,000
    Provision for loan losses.........................       90,000      150,000     200,000      980,000     360,000
    Net amortization and accretion of bond premiums
      and discounts...................................        8,000        8,000     (38,000)       6,000     125,000
    Amortization of deferred gain on SBA loan sales...      (65,000)     (12,000)   (127,000)     (69,000)    (47,000)
    Write-down of other real estate owned.............           --           --      58,000       64,000     119,000
    Change in deferred taxes..........................           --           --     (88,000)    (346,000)   (143,000)
    ESOP shares committed to be released..............       27,000        1,000     173,000       71,000      13,000
    Proceeds from sale of loans held for sale.........    2,779,000           --  14,626,000   12,059,000   7,725,000
    Origination/transfer of loans held for sale.......   (2,302,000)  (3,147,000) (13,851,000) (10,111,000) (7,532,000)
    Loss on sale of bank premises and equipment.......           --           --      26,000           --          --
    (Gain) on sale of loans held for sale.............     (220,000)          --  (1,057,000)    (772,000)   (375,000)
    (Gain) loss on sale of other real estate owned....           --           --       8,000       (2,000)    244,000
    (Increase) in interest receivable and other
      assets..........................................      120,000     (146,000)   (510,000)    (327,000)   (193,000)
    Increase (decrease) in accrued interest and other
      liabilities.....................................      (27,000)     116,000    (218,000)     (98,000)    328,000
                                                        -----------  -----------  ----------  -----------  ----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.......      624,000   (2,966,000)    311,000    2,336,000   1,456,000
                                                        -----------  -----------  ----------  -----------  ----------
Cash Flows from Investing Activities
  Purchase of securities held to maturity.............  (30,000,000)  (2,500,000) (14,000,000)  (6,500,000) (5,500,000)
  Proceeds from maturities of securities held to
    maturity..........................................   21,500,000    2,946,000  12,309,000    5,566,000   7,550,000
  Change in loans made to customers, net..............       13,000     (325,000)  1,748,000   (4,971,000)   (695,000)
  Purchase of residential lot loans...................           --           --  (6,988,000)          --          --
  Net (increase) decrease in federal funds sold.......    4,881,000   (1,446,000) (8,980,000)     524,000    (222,000)
  Proceeds from sale of bank premises and equipment...           --           --       5,000           --      56,000
  Proceeds from sale of other real estate owned.......           --           --     555,000      277,000     156,000
  Purchases of bank premises and equipment............      (53,000)     (72,000)   (349,000)    (249,000)   (249,000)
                                                        -----------  -----------  ----------  -----------  ----------
      NET CASH (USED IN) INVESTING ACTIVITIES.........   (3,659,000)  (1,397,000) (8,712,000)  (5,353,000) (5,892,000)
                                                        -----------  -----------  ----------  -----------  ----------
Cash Flows from Financing Activities
  Net increase in deposits............................    2,691,000    4,739,000   9,500,000    2,953,000   4,285,000
  Dividends paid......................................           --           --          --       (1,000)         --
  Exercise of stock options...........................           --           --          --       42,000          --
  Principal payments on ESOP bank note payable........      (30,000)     (16,000)   (101,000)     (26,000)         --
                                                        -----------  -----------  ----------  -----------  ----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.......    2,661,000    4,723,000   9,399,000    2,968,000   4,285,000
                                                        -----------  -----------  ----------  -----------  ----------
      INCREASE (DECREASE) IN CASH AND DUE FROM
        BANKS.........................................     (374,000)     360,000     998,000      (49,000)   (151,000)
Cash and Due from Banks
  Beginning...........................................    6,485,000    5,487,000   5,487,000    5,536,000   5,687,000
                                                        -----------  -----------  ----------  -----------  ----------
  Ending..............................................  $ 6,111,000  $ 5,847,000  $6,485,000  $ 5,487,000  $5,536,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
Supplemental disclosures of cash flow information:
  Cash payments for:
    Interest..........................................  $   372,000  $   342,000  $1,382,000  $ 1,222,000  $1,104,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
    Income taxes paid.................................  $        --  $        --  $1,037,000  $   416,000  $  323,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
Supplemental schedule of noncash investing and
  financing activities:
  Issuance of ESOP notes payable to purchase Bank
    stock.............................................  $        --  $        --  $       --  $   278,000  $  327,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
  Other real estate acquired in settlement of loans...  $        --  $        --  $  710,000  $   906,000  $  108,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
  Loans acquired in exchange for other real estate
    owned.............................................  $        --  $        --  $   50,000  $        --  $1,000,000
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------
  Stock dividend declared.............................  $        --  $        --  $       --  $   332,000  $       --
                                                        -----------  -----------  ----------  -----------  ----------
                                                        -----------  -----------  ----------  -----------  ----------

                       See Notes to Financial Statements

                                  VALLEY BANK

                         NOTES TO FINANCIAL STATEMENTS

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Valley Bank (the Bank) provides a full range of banking services to its commercial and consumer customers through seven branches located in the Inland Empire and the low desert areas of Southern California and a lending office located in Portland, Oregon.

    The Bank grants commercial, residential and consumer loans to customers, substantially all of whom are middle-market businesses or residents. The Bank's business is concentrated in the Inland Empire, the low desert area of Southern California and Portland, Oregon. The loan portfolio includes significant credit exposure to the real estate industry (commercial and residential) of these areas. As of December 31, 1998, real estate-related loans accounted for approximately 69% of total loans. Substantially all of these loans are secured by first liens with an initial loan-to-value ratio of generally not more than 70%. Less than 10% of commercial loans are unsecured. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank's policy requires that collateral be obtained on substantially all loans. Such collateral is primarily first trust deeds on property.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

    For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from loans originated by the Bank, deposits and federal funds sold are reported net.

    The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

    The Bank is required to maintain reserve balances in cash or on deposit with Federal Reserve Banks. The total of those reserve balances was approximately $1,351,000 and $1,197,000 as of December 31, 1998 and 1997, respectively.

SECURITIES HELD TO MATURITY

    Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for amortization of premiums and accretion of discount, computed by the interest method over their contractual lives.

    The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

LOANS

    Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for loan losses.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

    While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC) and California Department of Financial Institutions, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

    A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

INTEREST AND FEES ON LOANS

    Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

SALE OF LOANS

    The Bank sells the guaranteed and unguaranteed portion of Small Business Administration (SBA) loans in the secondary market to provide funds for additional lending and to generate servicing income. Under such agreements, the Bank continues to service the loans and the buyer receives the principal collected together with interest. Loans held for sale are valued at the lower of cost or market value.

    The Bank has issued various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans for a period of 90 days after the date of sale as defined per the applicable sales agreement. The Bank experienced no losses during the years ended December 31, 1998 and 1996 regarding these representations and warranties. Reference should be made to Note 8 for losses incurred in 1997.

    The Bank serviced approximately $28,594,000 and $22,425,000 of loans for SBA as of December 31, 1998 and 1997, respectively, which are not included in the accompanying balance sheets (see Note 8).

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements.

OTHER REAL ESTATE OWNED

    Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the carrying amounts of the related loans or the estimated fair value of the properties less estimated costs of disposal. Any write-down to estimated fair value less cost to sell at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly by management and reduction of the carrying amounts to estimated fair value less estimated costs to

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dispose are recorded as necessary. Revenue and expense from the operations of OREO and changes in the valuation allowance are included in expenses.

INCOME TAXES

    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction at December 31, 1998 or 1997. The estimated fair value amounts for 1998 and 1997 have been measured as of year end, and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at year end.

    The information in Note 13 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank's assets.

    Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank's disclosures and those of other banks may not be meaningful.

    The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

    CASH

        The carrying amounts reported in the balance sheets for cash and due from banks and federal funds sold approximate their fair value.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SECURITIES

        Fair value for securities held to maturity is based on quoted market prices.

    LOANS

        For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair value is based on carrying value. At December 31, 1998 and 1997, variable rate loans comprised approximately 90% and 86%, respectively, of the loan portfolio. Fair value for all other loans is estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

    LOANS HELD FOR SALE

        Fair value is based on quoted market prices of similar loans sold on the secondary market.

    OFF-BALANCE-SHEET INSTRUMENTS

        Fair value for off-balance-sheet instruments (guarantees, letters of credit and lending commitments) is based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    DEPOSIT LIABILITIES

        Fair value disclosed for demand deposits equals their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair value for fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed rate certificates of deposit are not expected to be significant.

    ACCRUED INTEREST RECEIVABLE AND PAYABLE

        The fair value of both accrued interest receivable and payable approximates their carrying amounts.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ESOP BANK NOTES PAYABLE

        The fair value of the ESOP bank notes payable approximates their carrying amounts.

OTHER OFF-BALANCE-SHEET INSTRUMENTS

    In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

EARNINGS PER SHARE

    Components used in computing earnings per share (EPS) for the three months ended March 31, 1999 and 1998 and the years ended December 31 are as follows:

                                                                                         MARCH 31,
                                                          ------------------------------------------------------------------------
                                                                         1999                                 1998
                                                          -----------------------------------  -----------------------------------
                                                           INCOME      SHARES        PER-       INCOME      SHARES        PER-
                                                           (NUMER-    (DENOMI-       SHARE      (NUMER-    (DENOMI-       SHARE
                                                            ATOR)      NATOR)       AMOUNT       ATOR)      NATOR)       AMOUNT
                                                          ---------  -----------  -----------  ---------  -----------  -----------
BASIC EPS
Income available to common stockholders.................  $ 131,000   1,089,588    $    0.12   $  (9,000)  1,084,112    $   (0.01)
EFFECT OF DILUTIVE SECURITIES
Options.................................................         --      36,388                       --          --
                                                          ---------  -----------  -----------  ---------  -----------  -----------
DILUTED EPS
Income available to common stockholders + assumed
 conversions............................................  $ 131,000   1,125,976    $    0.12   $  (9,000)  1,084,112    $   (0.01)
                                                          ---------  -----------  -----------  ---------  -----------  -----------
                                                          ---------  -----------  -----------  ---------  -----------  -----------

                                            1998                                 1997                           1996
                             -----------------------------------  -----------------------------------  ----------------------
                              INCOME      SHARES        PER-       INCOME      SHARES        PER-       INCOME      SHARES
                              (NUMER-    (DENOMI-       SHARE      (NUMER-    (DENOMI-       SHARE      (NUMER-    (DENOMI-
                               ATOR)      NATOR)       AMOUNT       ATOR)      NATOR)       AMOUNT       ATOR)      NATOR)
                             ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
BASIC EPS
Income available to common
 stockholders..............  $ 789,000   1,084,112    $    0.73   $ 556,000   1,055,293    $    0.53   $ 454,000   1,094,211
EFFECT OF DILUTIVE
 SECURITIES
Options....................         --     129,740                       --      42,151                       --      23,543
                             ---------  -----------       -----   ---------  -----------  -----------  ---------  -----------
DILUTED EPS
Income available to common
 stockholders + assumed
 conversions...............  $ 789,000   1,213,852    $    0.65   $ 556,000   1,097,444    $    0.51   $ 454,000   1,117,754
                             ---------  -----------       -----   ---------  -----------  -----------  ---------  -----------
                             ---------  -----------       -----   ---------  -----------  -----------  ---------  -----------


                                PER-
                                SHARE
                               AMOUNT
                             -----------
BASIC EPS
Income available to common
 stockholders..............   $    0.41
EFFECT OF DILUTIVE
 SECURITIES
Options....................
                             -----------
DILUTED EPS
Income available to common
 stockholders + assumed
 conversions...............   $    0.41
                             -----------
                             -----------

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 1. NATURE OF BANKING ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The average number of common shares outstanding excludes 87,794, 109,410 and 69,823 shares owned by the Employee Stock Ownership Plan (ESOP) that have not been committed to be released as of December 31, 1998, 1997 and 1996, respectively. See Note 9 for further information regarding the shares owned by the ESOP.

CURRENT ACCOUNTING DEVELOPMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for the year 2000 and is not expected to have a material impact on the financial statements of the Bank.

    In October 1998, the FASB issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE (AN AMENDMENT OF FASB STATEMENT NO. 65). This Statement establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. Statement No. 134 will be effective for the first fiscal quarter beginning after December 15, 1998. The Bank does not engage in mortgage banking activities.

RECLASSIFICATIONS

    Certain amounts in the prior year's financial statements and related footnote disclosures were reclassified to conform to the current year presentation, with no effect on net income or stockholders' equity.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The financial statements and notes related thereto as of March 31, 1999 and 1998 and for the three-month periods ended March 31, 1999 and 1998 are unaudited. In the opinion of management, the interim financial statements are prepared on a basis consistent with the Company's annual financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 2.  SECURITIES

    Carrying amounts and fair value of securities being held to maturity as of March 31, 1999 and December 31 are summarized as follows:

                                                                                      1999
                                                             ------------------------------------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury securities and obligations of other U.S.
  government corporations and agencies.....................  $  23,496,000   $      --    $  (9,000)  $  23,487,000
Municipal obligations......................................        581,000      16,000           --         597,000
                                                             -------------  -----------  -----------  -------------
                                                             $  24,077,000   $  16,000    $  (9,000)  $  24,084,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                                      1998
                                                             ------------------------------------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury securities and obligations of other U.S.
  government corporations and agencies.....................  $  15,004,000   $  39,000    $  (1,000)  $  15,042,000
Municipal obligations......................................        581,000      19,000           --         600,000
                                                             -------------  -----------  -----------  -------------
                                                             $  15,585,000   $  58,000    $  (1,000)  $  15,642,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                                      1997
                                                             ------------------------------------------------------
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury securities and obligations of other U.S.
  government corporations and agencies.....................  $  11,957,000   $  39,000    $  (4,000)  $  11,992,000
Mortgage-backed securities.................................        781,000       1,000           --         782,000
Municipal obligations......................................      1,118,000      37,000       (9,000)      1,146,000
                                                             -------------  -----------  -----------  -------------
                                                             $  13,856,000   $  77,000    $ (13,000)  $  13,920,000
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and fair value of investment securities as of March 31, 1999 by contractual maturities are shown below.

                                                                   AMORTIZED
                                                                     COST        FAIR VALUE
                                                                 -------------  -------------
Due in one year or less........................................  $  16,142,000  $  16,146,000
Due after one year through five years..........................      7,935,000      7,938,000
                                                                 -------------  -------------
                                                                 $  24,077,000  $  24,084,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    Securities being held to maturity with carrying amounts of $6,585,000 and $8,070,000 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits, repurchase agreements and for other purposes as required or permitted by law.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 3.  LOANS

    The composition of the Bank's loan portfolio as of March 31, 1999 and December 31, 1998 and 1997 is as follows:

                                                      1999           1998           1997
                                                  -------------  -------------  -------------
Real estate loans:
  Construction..................................  $   7,395,000  $   6,733,000  $   6,873,000
  Residential...................................      4,716,000      4,848,000      7,116,000
  Unimproved residential lots...................      4,476,000      4,898,000      6,369,000
  Commercial....................................     14,968,000     13,910,000     14,535,000
                                                  -------------  -------------  -------------
                                                     31,555,000     30,389,000     34,893,000

Commercial and industrial loans.................      2,031,000      2,653,000      1,746,000
Government guaranteed loans.....................      8,636,000      9,173,000      8,377,000
Loans to individuals............................        401,000        504,000        435,000
                                                  -------------  -------------  -------------
                                                     42,623,000     42,719,000     45,451,000

Deduct:
  Unearned net loan fees and discounts..........        174,000        164,000        191,000
  Allowance for loan losses.....................      1,115,000      1,118,000      1,058,000
                                                  -------------  -------------  -------------
                                                  $  41,334,000  $  41,437,000  $  44,202,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

IMPAIRED LOANS

    Information about impaired loans as of and for the years ended December 31 is as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Impaired loans for which there is a related allowance for loan losses..........................................................  $  3,934,000  $  1,763,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Related allowance for loan losses.................................  $    502,000  $    317,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Average balance (based on month-end balances).....................  $  2,644,000  $  1,447,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Interest income recognized........................................  $         --  $         --
                                                                    ------------  ------------
                                                                    ------------  ------------

    The Bank is not committed to lend additional funds to debtors whose loans have been modified due to an impairment.

    The Bank had nonaccrual loans of $4,827,000 and $3,227,000 as of December 31, 1998 and 1997, respectively. Interest income that would have been earned on such nonaccrual loans, had such loans performed according to their loan terms, would have been $424,000,

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 3.  LOANS (CONTINUED)
$147,000 and $307,000 in 1998, 1997 and 1996, respectively. Management estimates that certain nonaccrual loans, which are not classified as impaired, will ultimately be collected in full in accordance with the original terms.

LOANS HELD FOR SALE

    Information about loans held for sale as of and for the years ended December 31 is as follows:

                                                                     1998            1997
                                                                --------------  --------------
Balance, beginning............................................  $           --  $      670,000
  Loans transferred from loan portfolio.......................      13,851,000      10,111,000
  Loans sold..................................................     (13,257,000)    (10,781,000)
                                                                --------------  --------------
Balance, ending...............................................  $      594,000  $           --
                                                                --------------  --------------
                                                                --------------  --------------

    There were no outstanding commitments to sell loans at December 31, 1997.

NOTE 4.  ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                     MARCH 31,           DECEMBER 31,
                                                           ----------------------------------------
                                             --------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
Balance, beginning.........................  $  1,118,000  $  1,105,000  $  1,058,000  $    756,000  $    497,000
  Provision charged to operating expense...        90,000       150,000       200,000       980,000       360,000
  Recoveries of amounts charged off........         6,000        41,000       272,000        81,000        20,000
  Amounts charged off......................       (99,000)      (97,000)     (412,000)     (759,000)     (121,000)
                                             ------------  ------------  ------------  ------------  ------------
Balance, ending............................  $  1,115,000  $  1,152,000  $  1,118,000  $  1,058,000  $    756,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 5.  BANK PREMISES AND EQUIPMENT

    The major classes of bank premises and equipment and the total accumulated depreciation and amortization as of December 31 are as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Land..............................................................  $    579,000  $    579,000
Buildings and leasehold improvements..............................     2,259,000     2,309,000
Equipment and furnishings.........................................     2,322,000     2,611,000
Construction in progress..........................................        31,000        52,000
                                                                    ------------  ------------
                                                                       5,191,000     5,551,000
Less accumulated depreciation and amortization....................     3,033,000     3,391,000
                                                                    ------------  ------------
                                                                    $  2,158,000  $  2,160,000
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 6.  DEPOSITS

    The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $2,443,000 and $2,103,000 in 1998 and 1997, respectively. Substantially all certificates of deposit mature in the year ending December 31, 1999.

NOTE 7.  INCOME TAXES

    The cumulative tax effects of temporary differences as of December 31 are shown in the following table:

                                                                           1998        1997
                                                                        ----------  ----------
Deferred tax assets:
  Credit loss allowance...............................................  $  189,000  $  149,000
  Deferred loan fees..................................................      73,000      86,000
  Other real estate owned.............................................      26,000      29,000
  Nonaccrual interest.................................................      44,000      26,000
  Gain recognized on sale of loans....................................     409,000     380,000
  Other...............................................................      30,000          --
                                                                        ----------  ----------
    Total deferred tax assets.........................................     771,000     670,000
                                                                        ----------  ----------
Deferred tax liabilities:
  Property and equipment..............................................      41,000      17,000
  Other...............................................................          --      11,000
                                                                        ----------  ----------
    Total deferred tax liabilities....................................      41,000      28,000
                                                                        ----------  ----------
    Net deferred tax asset............................................  $  730,000  $  642,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1998, no valuation reserve was considered necessary as management believes it is more likely than not that the deferred tax assets will be realized due to taxes paid in prior years or future operations.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 7.  INCOME TAXES (CONTINUED)
    The provision for income taxes charged to operations for the years ended December 31 consists of the following:

                                                            1998        1997         1996
                                                         ----------  -----------  -----------
Current tax expense....................................  $  672,000  $   588,000  $   472,000
Deferred tax (benefit).................................     (88,000)    (346,000)    (143,000)
                                                         ----------  -----------  -----------
                                                         $  584,000  $   242,000  $   329,000
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

    The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31 as follows:

                                                             1998        1997         1996
                                                          ----------  -----------  ----------
Computed "expected" tax expense.........................  $  481,000  $   279,000  $  274,000
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal tax benefit........      98,000       58,000      55,000
  Change in valuation allowance.........................          --     (134,000)         --
  Other.................................................       5,000       39,000          --
                                                          ----------  -----------  ----------
                                                          $  584,000  $   242,000  $  329,000
                                                          ----------  -----------  ----------
                                                          ----------  -----------  ----------

NOTE 8.  COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

    In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

    In the normal course of business, the Bank makes loans which are partially guaranteed by third parties, primarily the SBA. These guarantees are conditional upon satisfactory underwriting and loan monitoring standards which are agreed upon in advance by both parties. During the year ended December 31, 1997, the Bank experienced a loss of approximately $380,000 on a loan on which the SBA did not honor its guarantee due to unsatisfactory underwriting standards. The Bank's existing loan portfolio contains approximately $28,594,000 of loans serviced for others, of which $26,794,000 are guaranteed by the governmental agencies, and excluded from the accompanying balance sheet. The Bank's management believes it is generally in compliance with the required underwriting and loan monitoring standards.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED) include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the balance sheets.

    The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    A summary of the contract amount of the Bank's exposure to off-balance-sheet risk as of December 31 is as follows:

                                                                        1998          1997
                                                                    ------------  ------------
Commitments to extend credit, including unsecured loan commitments of 1998 $368,000; 1997 $167,000.................................  $  2,582,000  $  6,664,000
Standby letters of credit.........................................       178,000       212,000
                                                                    ------------  ------------
                                                                    $  2,760,000  $  6,876,000
                                                                    ------------  ------------
                                                                    ------------  ------------

COMMITMENTS TO EXTEND CREDIT

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

STANDBY LETTERS OF CREDIT

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary. At December 31, 1998, approximately 17% of the standby letters of credit were collateralized.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
INTEREST RATE RISK

    The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

LEASE COMMITMENTS

    The Bank leases the facilities for two of its branch offices and its Data Processing Center under noncancelable operating lease agreements expiring through the year 2000. The leases contain renewal options of various five- and ten-year terms with various rental increases based on the Consumer Price Index. In addition, the Bank has the option to purchase the Perris branch property at certain agreed-upon terms. The leases require the Bank to pay property taxes, utilities, insurance and normal maintenance on the premises. The following is a schedule of future minimum rental payments under this lease:

YEARS ENDING DECEMBER 31,                                                             AMOUNT
-----------------------------------------------------------------------------------  ---------
1999...............................................................................  $  53,000
2000...............................................................................      6,000
                                                                                     ---------
                                                                                     $  59,000
                                                                                     ---------
                                                                                     ---------

    Total rent expense under these leases for the years ended December 31, 1998, 1997 and 1996 was $101,000, $99,000 and $80,000, respectively.

FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT RISK

        CONCENTRATION BY GEOGRAPHIC LOCATION: The Bank makes commercial, residential and consumer loans to customers primarily in the Inland Empire, the low desert areas of Southern California and in Portland, Oregon. In addition, the Bank has a concentration of residential lot loans located in Fort Mojave, Arizona.

        A substantial portion of the Bank's customers' abilities to honor their contracts is dependent on the business economy in the Inland Empire, low desert areas of Southern California, its surrounding areas, Portland, Oregon, and Fort Mojave, Arizona.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

        CONCENTRATION BY INDUSTRY: The loan portfolio has a concentration of loans related to real estate, primarily loans for commercial and residential operations. These concentrations are reflected in Note 3 to these financial statements.

COMMITMENT TO IMPROVE FINANCIAL CONDITION

    In response to an examination by the Federal Deposit Insurance Corporation in February 1998, the Board of Directors passed a resolution to increase the Bank's earnings and reduce adversely classified assets. As a result of the Bank's efforts in these areas, earnings after tax increased from $556,000 in 1997 to $860,000 in 1998. Adversely classified assets as a percentage of Tier 1 capital plus loan loss reserves were reduced from 43.7% in 1997 to 15.4% in 1998. In addition, the resolution addressed certain commitments regarding Year 2000 compliance issues.

NOTE 9.  EMPLOYEE BENEFIT PLANS

EMPLOYEE BONUS PLAN

    The Bank has an employee bonus plan for all employees. Employee bonuses are based on a percentage of beginning equity ranging from 6% to 20% depending upon the level of the Bank's profitability for the year. Total disbursements to employees were $146,000, $54,000 and $29,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

PROFIT SHARING/SALARY DEFERRAL PLAN

    The Bank has a salary deferral 401(k) plan for all employees who have completed one year and 1,000 hours of service. Annual contributions are limited to the maximum deductible percentage of covered employee compensation. The Bank contributes matching funds at its option which amounted to $99,000, $71,000 and $76,000 in 1998, 1997 and 1996, respectively.

STOCK PURCHASE PLAN

    The Bank offered a stock purchase plan to eligible officers and employees, which was terminated in 1998. The plan provided for a voluntary payroll deduction on the part of the eligible officer or employee up to 15% of their gross salary. The amount of funds set aside was used to purchase Bank stock as it became available on the open market. The Bank has agreed to supplement up to 25% of the payroll deduction by a contribution to this plan. Contributions for this plan amounted to $5,000, $6,000 and $5,000 in 1998, 1997 and 1996,
respectively.

SALARY CONTINUATION PLAN

    In April 1995, the Board of Directors authorized the Bank to enter an agreement with the Bank's president to provide for annual cash payments to the officer for a period not to

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
exceed 15 years, beginning at his normal retirement age (age 65). In the event of death prior to normal retirement age, annual cash payments would be made to beneficiaries for a period of ten years following the date of death. The present value of the Bank's liability under this agreement was approximately $160,000 and $109,000 at December 31, 1998 and 1997, respectively. The Bank purchased life insurance policies in 1995 which are intended to ultimately fund all costs of this agreement. The cash surrender value related to these insurance policies was approximately $712,000 and $661,000 at December 31, 1998 and 1997, respectively.

CONTINGENCY CONTRACTS

    Certain officers of the Bank have contingency contracts which provide for benefits upon termination or in the event the Bank experiences a merger, acquisition or other act.

EMPLOYEE STOCK OWNERSHIP PLAN

    The Bank sponsors a leveraged ESOP covering substantially all employees. Contributions to the ESOP are at the discretion of the Board of Directors. The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP, if any. The ESOP shares initially were pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral are deducted from stockholders' equity as unearned ESOP shares in the accompanying balance sheets.

    The notes payable referred to in the preceding paragraph require annual principal payments plus interest at rates ranging from 1% to 1.25% over the reference rate (7.75% at December 31, 1998). Future principal payments are due as follows:

YEARS ENDING DECEMBER 31,                                                             AMOUNT
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $  118,000
2000..............................................................................     120,000
2001..............................................................................     122,000
2002..............................................................................      93,000
2003..............................................................................      25,000
                                                                                    ----------
                                                                                    $  478,000
                                                                                    ----------
                                                                                    ----------

    The ESOP did not purchase any shares of the Bank's common stock for the year ended of December 31, 1998 and purchased a total of 118,214 shares of the Bank's common stock through December 31, 1997. The ESOP financed a portion of the purchase price by issuing notes payable which are guaranteed by the Bank.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    As shares are released from collateral, the Bank reports compensation expense equal to management's estimate of the fair value price of the shares, and the shares become outstanding for EPS computations. ESOP compensation expense was $173,000, $71,000 and $13,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In the event a terminated ESOP participant desires to sell his or her shares of the Bank's stock, the Bank may be required to purchase the shares from the participant at their fair market value.

    Shares of the Bank held by the ESOP at December 31 are as follows:

                                                                         NUMBER OF SHARES
                                                                       --------------------
                                                                         1998       1997
                                                                       ---------  ---------
Allocated shares.....................................................     13,842      2,280
Shares released for allocation.......................................     21,616     11,562
Unreleased (unearned) shares.........................................     87,794    109,410
                                                                       ---------  ---------
                                                                         123,252    123,252
                                                                       ---------  ---------
                                                                       ---------  ---------

    At December 31, 1998, based on management's estimate, the fair value of the shares allocated and released for allocation amounted to $284,000 and the fair value of the unreleased shares amounted to $702,000.

NOTE 10.  RELATED PARTY TRANSACTIONS

    Stockholders of the Bank, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

    Total loans to related parties were approximately $65,000 at December 31, 1998. None of these loans are past due, nonaccrual or restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of borrower. There were no loans to a related party which were considered classified loans at December 31, 1998. There were no related party loans at December 31, 1997.

NOTE 11.  RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

    In October 1998, the Bank's Board of Directors adopted a resolution with certain compliance criteria of the California Department of Financial Institutions and the FDIC which

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 11. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED) replaced the resolution dated June 1996. The Bank's Board of Directors' resolution requires the Bank to perform the following:

    - Develop, approve and submit a formal written testing plan to the FDIC by January 10, 1999 in full compliance with the Interagency Guidance of Testing for Year 2000 Readiness.

    - Complete testing of its mission-critical systems by March 31, 1999.

    - Maintain qualified senior management and notify the FDIC when they propose to add an individual to the Board of Directors or to the senior management of the Bank.

    - Provide quarterly progress reports to the FDIC.

In addition, the Bank fulfilled or complied with the following resolutions as of December 31, 1998:

    - Corrected all data processing deficiencies identified in the April 1, 1998 Report of Examination of Information Systems.

    - Revised, adopted and implemented written lending and collection policies to provide effective guidance and control over the Bank's lending function.

    - Established asset quality improvement plans and goals for the reduction of each classified loan and parcel of OREO over $50,000.

    - Revised, adopted and implemented a plan to improve earnings, including a formal budget for 1999

    - Adopt procedures to ensure future compliance with all applicable laws and regulations.

    - Maintain Tier I capital of at least 8.0% of the Bank's adjusted total assets.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 11. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED) Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

    At March 31, 1999 and December 31, 1998 and 1997, the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                     FOR CAPITAL
                                     ACTUAL                                       ADEQUACY PURPOSES
                                -----------------                                 -----------------
                                  AMOUNT    RATIO                                   AMOUNT    RATIO
                                ----------  -----                                 ----------  -----
As of March 31, 1999:
  Total capital (to
    risk-weighted assets).....  $9,143,000  16.4%   Greater than or equal to      $4,473,000   8.0%   Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   8,439,000  14.0    Greater than or equal to       2,236,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   8,439,000   9.7    Greater than or equal to       3,470,000   4.0    Greater than or equal to
As of March 31, 1998:
  Total capital (to
    risk-weighted assets).....   8,033,000  13.9    Greater than or equal to       4,553,000   8.0    Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   7,307,000  12.8    Greater than or equal to       2,276,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   7,307,000   9.4    Greater than or equal to       3,099,000   4.0    Greater than or equal to
As of December 31, 1998:
  Total capital (to
    risk-weighted assets).....  $8,927,000  16.7%   Greater than or equal to      $4,270,000   8.0%   Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   8,254,000  15.5    Greater than or equal to       2,135,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   8,254,000  10.2    Greater than or equal to       3,250,000   4.0    Greater than or equal to
As of December 31, 1997:
  Total capital (to
    risk-weighted assets).....   7,981,000  14.5    Greater than or equal to       4,383,000   8.0    Greater than or equal to
  Tier I capital (to
    risk-weighted assets).....   7,292,000  13.5    Greater than or equal to       2,164,000   4.0    Greater than or equal to
  Tier I capital (to average
    assets)...................   7,292,000   9.8    Greater than or equal to       2,977,000   4.0    Greater than or equal to


                                   TO BE WELL
                                CAPITALIZED UNDER
                                PROMPT CORRECTIVE
                                ACTION PROVISIONS
                                -----------------
                                  AMOUNT    RATIO
                                ----------  -----
As of March 31, 1999:
  Total capital (to
    risk-weighted assets).....  $5,591,000  10.0%
  Tier I capital (to
    risk-weighted assets).....   3,355,000   6.0
  Tier I capital (to average
    assets)...................   4,337,000   5.0
As of March 31, 1998:
  Total capital (to
    risk-weighted assets).....   5,691,000  10.0
  Tier I capital (to
    risk-weighted assets).....   3,414,000   6.0
  Tier I capital (to average
    assets)...................   3,874,000   5.0
As of December 31, 1998:
  Total capital (to
    risk-weighted assets).....  $5,338,000  10.0%
  Tier I capital (to
    risk-weighted assets).....   3,203,000   6.0
  Tier I capital (to average
    assets)...................   4,062,000   5.0
As of December 31, 1997:
  Total capital (to
    risk-weighted assets).....   5,479,000  10.0
  Tier I capital (to
    risk-weighted assets).....   3,264,000   6.0
  Tier I capital (to average
    assets)...................   3,721,000   5.0

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 12.  STOCK OPTION PLANS

EMPLOYEES' INCENTIVE STOCK OPTION PLAN

    The Bank maintains a compensatory incentive stock option plan in which options to purchase shares of the Bank's common stock are granted at the Board of Directors' discretion to certain management and other key personnel. The plan was originally established for a maximum of 240,000 shares (264,600 after stock dividends) of the Bank's common stock. Additional shares were authorized and granted as a result of stock dividends in subsequent years. All options expire ten years from date of grant and vest over a five-year period with 20% in each year. Upon certain change of control events, these options will become fully vested. Other pertinent information relating to the plan follows:

                                        1998                      1997                      1996
                              ------------------------  ------------------------  ------------------------
                                            WEIGHTED                  WEIGHTED                  WEIGHTED
                               NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF     AVERAGE
                                SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                              -----------  -----------  -----------  -----------  -----------  -----------
Outstanding, beginning of
  year......................     189,834    $    5.49      161,750    $    5.40      141,750    $    5.63
  Granted...................          --           --       20,000         6.25       20,000         3.75
  5% stock dividend.........          --           --        8,084         5.40           --           --
                              -----------               -----------               -----------
Outstanding, end of year....     189,834         5.49      189,834         5.49      161,750         5.40
                              -----------               -----------               -----------
                              -----------               -----------               -----------
Exercisable, end of year....     143,595         5.62      123,270         5.71       85,050         5.83
                              -----------               -----------               -----------
                              -----------               -----------               -----------

    Additional option information for the year ended December 31, 1998 is as follows:

                                                               WEIGHTED
                                                WEIGHTED        AVERAGE                    WEIGHTED
                                                 AVERAGE      CONTRACTUAL                   AVERAGE
PRICE RANGE                       OUTSTANDING     PRICE      LIFE IN YEARS   EXERCISABLE     PRICE
--------------------------------  -----------  -----------  ---------------  -----------  -----------
$3.75-$5.375....................      81,634    $    4.75            6.1         51,395    $    4.91
$6.00-$6.25.....................     108,200         6.05            4.7         92,200         6.01
                                  -----------                                -----------
                                     189,834    $    5.49            5.3        143,595    $    5.62
                                  -----------                                -----------
                                  -----------                                -----------

DIRECTORS' STOCK OPTION PLAN

    In March 1994, the Bank's stockholders approved the 1993 Directors' Option Plan. This is a compensatory incentive stock option plan in which options to purchase shares of the Bank's common stock are granted at the discretion of the Board of Directors or a committee appointed by the Board of Directors. The Bank originally reserved 76,800 shares (84,672 after stock dividends) of common stock for issuance under this plan. Additional shares were authorized and granted as a result of stock dividends in subsequent years. All options expire ten years from date of grant and vest over a five-year period with 20% in each year. Upon certain change of control events, these options will become fully vested.

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 12.  STOCK OPTION PLANS (CONTINUED)
    Other pertinent information relating to the plan follows:

                                                            1998                      1997                      1996
                                                  ------------------------  ------------------------  ------------------------
                                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                                   NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF     AVERAGE
                                                    SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                                  -----------  -----------  -----------  -----------  -----------  -----------
Outstanding, beginning of year..................      75,792    $    4.94       79,680    $    4.98       70,080    $    5.38
  Granted.......................................          --           --           --                    19,200         3.75
  Terminated and canceled.......................      (2,712)        5.38           --                    (9,600)        5.38
  5% stock dividend.............................          --           --        3,984         4.98           --           --
  Options exercised.............................          --           --       (7,872)        5.38           --           --
                                                  -----------               -----------               -----------
Outstanding, end of year........................      73,080         4.93       75,792         4.94       79,680    $    4.98
                                                  -----------               -----------               -----------
                                                  -----------               -----------               -----------
Exercisable, end of year........................      57,816         5.15       51,072         4.93       35,136    $    5.38
                                                  -----------               -----------               -----------
                                                  -----------               -----------               -----------
As of December 31, 1998
  Price of outstanding options......................................................................              $3.75-$5.37
  Weighted average remaining contractual life of outstanding options................................                6.0 years

    The Bank applies Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized. The Bank has elected not to adopt FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Statement No. 123, the Bank's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Net income
  As reported............................................  $  789,000  $  556,000  $  454,000
  Pro forma..............................................     768,000     532,000     437,000

Basic earnings per share
  As reported............................................        0.73        0.53        0.41
  Pro forma..............................................        0.71        0.50        0.40

Diluted earnings per share
  As reported............................................        0.65        0.51        0.41
  Pro forma..............................................        0.63        0.48        0.39

    The pro forma compensation cost was recognized for the fair value of the stock options granted, which was estimated using the minimum-value method, including a risk-free interest rate of 5.69% and 5.59% for 1997 and 1996, respectively, an estimated life of the options of ten years and no dividend rate or volatility on the stock. The weighted average fair value of

                                  VALLEY BANK

                INFORMATION RELATING TO MARCH 1999 IS UNAUDITED

NOTE 12.  STOCK OPTION PLANS (CONTINUED)
these stock options granted in 1997 and 1996 was $2.67 and $1.58, respectively. There were no stock options granted in 1998.

NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Bank's financial instruments is as follows at December 31:

                                              1998                          1997
                                  ----------------------------  ----------------------------
                                    CARRYING                      CARRYING
                                     AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                  -------------  -------------  -------------  -------------
Financial assets:
  Cash and federal funds sold...  $  20,265,000  $  20,265,000  $  10,287,000  $  10,287,000
  Securities....................     15,585,000     15,642,000     13,856,000     13,920,000
  Loans and loans held for sale,
    net.........................     42,031,000     42,843,000     44,202,000     44,902,000
  Accrued interest receivable...        611,000        611,000        561,000        561,000

Financial liabilities:
  Deposits......................     75,739,000     75,698,000     66,239,000     66,209,000
  Interest payable..............         47,000         47,000         42,000         42,000
  ESOP bank note payable........        478,000        478,000        579,000        579,000

FAIR VALUE OF COMMITMENTS

    The estimated fair value of fee income on letters of credit at December 31, 1998 and 1997 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 1998 and 1997.

NOTE 14.  POTENTIAL SALE OF THE BANK

    The management of the Bank has entered into a definitive agreement to sell 100% of the common stock of the Bank to a bank holding company in 1999. The potential sale is pending regulatory and shareholder approval. The sale, if completed, is expected to close in June 1999.


NOTE 15.  SUBSEQUENT EVENT (UNAUDITED)



    On April 30, 1999 the Bank became a defendant in a countersuit, in connection with the Bank's foreclosure proceedings, in which damages of $1.5 million are claimed. This claim relates to a loan on which the Bank is a 53% participant. Management is vigorously defending itself against this claim and believes that the claim has no merit. It is not possible to determine the outcome of the lawsuit at this time and, therefore, there is no accrual for the claim included in the accompanying financial statements.

                                                                      APPENDIX A

                              FIRST RESTATEMENT OF
                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS FIRST RESTATEMENT OF AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "Agreement") is made and entered into as of January 5, 1999, [as amended March 4, 1999 and April 12, 1999] by and between VALLEY BANK (the "Bank"), a California banking corporation, and PACIFIC COMMUNITY BANKING GROUP (the "Company"), a California corporation.

                                R E C I T A L S

    A. The Bank is a California banking corporation duly organized and existing under the laws of the State of California with its principal office in the City of Moreno Valley, County of Riverside, State of California. The Company is a proposed bank holding company duly organized and existing under the laws of the State of California with its principal office in the City of Laguna Hills, County of Orange, State of California;

    B. The parties desire to provide for the acquisition by the Company of all of the outstanding shares of the common stock, $5.00 par value of the Bank ("Bank Stock") pursuant to the Merger (as defined below), subject to the terms and conditions specified herein, as follows:

        (a) The Company will establish Interim Bank (as defined below) as a wholly-owned subsidiary; and

        (b) The Bank and Interim Bank will enter into an Agreement of Merger (as defined below) providing for the merger of Interim Bank and Bank under the state charter of the Interim Bank;

    C. At the Effective Time (hereinafter defined below) of the Merger, all of the issued and outstanding shares of Bank Stock, except for shares of Bank Stock held by Dissenting Shareholders (as hereinafter defined below), shall be converted into and exchanged for a combination of shares of Company Stock and Warrants exercisable into shares of Company Stock, all upon the terms and subject to the conditions hereinafter set forth;

    D. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

    E. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the Bank, the Company and Interim Valley Bank will each be "a party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger;

    F. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

    G. Subject to any specific provisions of this Agreement, it is the intent of the parties that the Company by reason of this Agreement shall not (until consummation of the Merger) control, and shall not be deemed to control the Bank or any of its subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Bank or any of its subsidiaries.

    H. The Company and the Bank desire that this First Restatement of the Agreement and Plan of Reorganization now govern the rights and obligations of the Parties in place of that certain Agreement and Plan of Reorganization dated July 30, 1998.

    Accordingly, to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

    "Affiliate" means any Person (as defined below) that directly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

    "Aggregate Option Price" shall have the meaning given such term in Section 2.8.

    "Aggregate Purchase Consideration" shall have the meaning given such term in
Section 2.4.

    "Agreement of Merger" shall mean the Agreement of Merger to be entered into by and between Interim Bank (as defined below) and the Bank substantially in the form of EXHIBIT "A" hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Merger.

    "Alternative Transaction" shall have the meaning given such term in Section 6.5.

    "Audited Bank Financial Statements" shall have the meaning given such term in Section 4.4.

    "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

    "Bank" shall mean Valley Bank.

    "Bank Corporate Governance Changes" shall have the meaning given such term in Section 2.1 (d).

    "Bank Dissenting Shares" means shares of Bank Stock held by "Dissenting Shareholders" within the meaning of Chapter 13 of the CGCL.

    "Bank Employment Agreements" shall mean any employment agreement, severance agreement, "golden parachute" agreement or any other agreement which provides for payments to employees of the Bank upon termination of employment, including termination after a change in control.

    "Bank Filings" shall have the meaning given such term in Section 4.18.

    "Bank Incentive Compensation Plan" shall mean the Valley Bank Employee Stock Ownership Plan, the Valley Bank 401(k) Plan and the Valley Bank Profit Sharing Plan.

    "Bank Options" shall mean options to purchase Bank Stock (as defined below) pursuant to the Bank Stock Option Plan (as defined below).

    "Bank Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Bank Dissenting Shares.

    "Bank Representatives" shall have the meaning given such term in Section
7.3.

    "Bank Shareholder" shall mean any holder of Bank Stock or an option to purchase Bank Stock immediately prior to the Merger.

    "Bank Stock" shall mean the meaning given such term in Recital B.

    "Bank Stock Option Plan" shall mean Valley Bank 1992 Stock Option Plan, and the Valley Bank 1993 Directors Stock Option Plan.

    "Baxter" shall mean Baxter, Fentriss and Company, who shall serve as the financial advisor to the Bank.

    "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA (as defined below), (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, stock purchase plan, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employee, whether active or retired, of a Party.

    "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

    "Caswell" shall mean Mr. E. Lynn Caswell, Chairman of the Board and Chief Executive Officer of the Company.

    "CERCLA" shall have the meaning given such term in the definition of Environmental Law.

    "CFC" means the California Financial Code.

    "CGCL" means the California General Corporations Law.

    "Charter Documents" shall mean, with respect to any business organization, any certificate or articles of incorporation or association, any bylaws, any partnership agreement and any other similar documents that regulate the basic organization of the business organization and its internal relations.

    "Classified Credit" shall have the meaning given such term in Section 6.6.

    "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date (as defined below) at the law offices of Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California 92660, or at such other place as the Parties (as defined below) may agree upon.

    "Closing Date" shall mean, unless the Parties (as defined below) agree on another date, the first Friday or as soon as possible following the Determination Date, and in no case more than 30 days following the receipt of the approvals and consents and expiration of the waiting periods specified in
Section 9.1 have occurred and/or have been obtained, the receipt of the necessary cash capital by the Company in order to complete the transaction as contemplated by this Agreement, satisfaction of the remaining conditions to the transaction as contemplated by this Agreement, and no less than four (4) business days after the occurrence of the Election Deadline, or at such other time as may be determined in good faith by the Parties in order to assure an orderly transition process.

    "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

    "Commissioner" shall mean the California Commissioner of Financial Institutions.

    "Company" shall mean Pacific Community Banking Group, a California corporation.

    "Company Corporate Governance Changes" shall have the meaning given such term in Section 2.1(e).

    "Company Filings" shall have the meaning given such term in Section 5.16.

    "Company Representatives" shall have the meaning given such term in Section 6.3.

    "Company Stock Option Plan" shall mean the proposed Pacific Community Banking Group 1998 Stock Option Plan.

    "Company Financial Statements" shall have the meaning given such term in
Section 5.4.

    "Company Stock" shall mean the common stock, no par value, of the Company.

    "Confidential Information" shall mean all information exchanged heretofore or hereafter between the Company, its affiliates and agents, on the one hand, and the Bank, its affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, pricing information, company manuals, internal memoranda, strategic plans, budgets, forecasts, projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of an improper disclosure directly or indirectly by the Company or the Bank, as the case may be, or any of their officers, directors, employees or other representatives), (ii) was available to the recipients on a non-confidential basis from a source other than from the Persons responsible for furnishing the information, provided that such source learned the information independently and is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

    "Consents" shall mean every consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person (as defined below).

    "CRA" shall mean the Community Reinvestment Act.

    "Deposit" shall mean any deposit as defined in Section 3(l) of the Federal Deposit Insurance Act, as amended, to July 30, 1998 (12 USC Section 1813(l)).

    "Determination Date" shall mean the last day of the month preceding the Closing Date.

    "Directors' Agreement" shall mean an agreement, substantially in the form of EXHIBIT "B" hereto, pursuant to which each signatory shall agree to vote or cause to be voted all shares of Bank Stock with respect to which such Person has voting power on the date hereof or hereafter acquires to approve the Agreement and the transactions contemplated hereby and all requisite matters related thereto.

    "DPC Property" shall mean voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than any applicable statutory holding period, and recorded in the holder's business records as such.

    "Effective Day" shall mean the day on which the Effective Time occurs.

    "Effective Time" shall mean the date and time of the filing of the Agreement of Merger with the Secretary of State (as defined below).

    "Employee Plan" shall have the meaning given such term in Section 4.11(c).

    "Encumbrance" shall mean any option, pledge, security interest, lien, mechanic's lien, charge, encumbrance or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

    "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other applicable jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources; (B) exposure of persons, including employees, to Hazardous Substances (as defined below) or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section7401 ET SEQ.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section1251 ET SEQ.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section6901 ET SEQ., (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section9601 ET SEQ. ("CERCLA"); (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section2601 ET SEQ.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section65; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section11001 ET SEQ.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section801 ET SEQ.; (9) the Safe Drinking Water Act, 42 U.S.C. Section300f ET SEQ.; (10) the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, ET SEQ.; and (11) all comparable state and local laws, laws of other applicable jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section25300 ET SEQ., the Porter-Cologne Water Quality Control Action, 25140, 25501(j) and (k); 255501.1.25281 and 25250.1 of the
California Health and Safety Code and/or Article I or Title 22 of the California Code of Regulations, Division 4, Chapter 30 (the "State Acts").

    "Equity Securities" shall mean the capital stock of Bank or any options, rights, warrants or other rights to subscribe for or purchase, or any plans, contracts or commitments that are exercisable in, such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

    "ESOP" shall mean the Valley Bank Employee Stock Ownership Plan.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

    "Exchange Agent" shall mean U. S. Stock Transfer Corporation, or, subject to the reasonable approval of the Bank, any other financial institution or company appointed by the Company to effect the exchange contemplated by Section 2.5.

    "Executive Officer" shall mean a natural person who participates or has the authority to participate (other than in the capacity of a director) in major policy making functions of the Company or the Bank, whether or not such person has a title or is serving with salary or other compensation.

    "Expenses" shall have the meaning given such term in Section 13.1.

    "FDIC" shall mean the Federal Deposit Insurance Corporation.

    "FRB" shall mean the Board of Governors of the Federal Reserve System.

    "GAAP" shall mean Generally Accepted Accounting Principles, consistently applied from period to period, applicable to banks and bank holding companies, as appropriate, for the period in question.

    "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other regulatory or governmental authority or instrumentality.

    "Hazardous Substances" shall mean (1) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (2) any "hazardous substance" as such term is defined by CERCLA; (3) any "regulated substance" as defined by the State Acts; (4) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of any Governmental Entity; (5) polychlorinated biphenyls;
(6) petroleum products; (7) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (8) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970;
(9) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Section 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (10) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (11) any (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident" (D) "solid waste" with respect to which special requirements are imposed by any applicable Governmental Entity upon the generation and transportation thereof as such terms are defined and used within the meaning of the State Acts, or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Section 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

    "Interim Bank" shall mean the interim California banking corporation established by Company solely for the purpose of effecting the Merger.

    "Interim Bank Stock" shall mean the common stock, no par value, of Interim Bank.

    "Managing Underwriter" shall mean Sutro (as defined below).

    "Managing Underwriters" shall mean the Managing Underwriter and such other firm or firms as the Company and the Managing Underwriter shall agree.

    "Material Adverse Change" shall have the meaning given such term in Sections
4.17 and 5.12.

    "Material Contract" shall have the meaning given such term in Section 4.12.

    "Merger" shall mean the merger of the Bank with and into Interim Bank.

    "Offering" shall mean a public offering underwritten by the Underwriters (as defined below), as determined by the Company in its sole discretion, of a certain number of shares of Company Stock as determined by the Company in its sole discretion, of shares of the Company held by shareholders of the Bank and The Bank of Hemet, and newly issued shares, at a gross offering price of not less than $15.00 per share, as described in Section 7.14.

    "Offering Price" shall mean the gross offering price per share of Company Stock in the Offering.

    "OREO" shall have the meaning given such term in Section 6.2(xx).

    "Party" shall mean either the Company or the Bank and "Parties" shall mean both the Company and Bank.

    "Per Share Consideration" shall have the meaning given such term in Section 2.4.

    "Permit" shall mean any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order or approval necessary or appropriate under any applicable Rule (as defined below).

    "Person" shall mean any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

    "Profit Sharing Plan" shall mean the Valley Bank 401(k) Profit Sharing Plan.

    "Proxy Statement" shall have the meaning given such term in Section 6.8.

    "RAP" shall mean regulatory accounting principles, if any, applicable to a particular Person.

    "Real Property" shall have the meaning given such term in subsection (a) of
Section 4.6.

    "Representatives" shall have the meaning given such term in subsection (a) of Section 6.3.

    "Rule" shall mean any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity with applicable jurisdiction, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, fair credit reporting and anticompetitive activities.

    "S-1" means the registration statement on Form S-1 to be filed with the SEC relating to the registration under the Securities Act of the shares of Company Stock held by shareholders of the Bank and The Bank of Hemet to be sold, and shares of Company Stock to be issued, in the Offering.

    "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Company Stock to be issued in the Merger under the Securities Act and to clear use of the Proxy Statement in connection with the Company Shareholders' Meeting and the Bank Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

    "SEC" means the Securities and Exchange Commission.

    "SEC Reports" shall mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or the FDIC.

    "Secretary of State" shall mean the Secretary of State of the State of California.

    "Section 1300" shall mean Section 1300 ET SEQ. of the California Corporations Code.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations thereunder.

    "Selling Shareholder" shall mean any Bank shareholder or holder of a Bank stock option who elects to sell his or her shares of Bank Stock or to exchange his or her options and sell the Company Stock received in exchange therefor in the Offering.

    "State Acts" shall have the meaning given such term in the definition of "Environmental Law."

    "Surviving Bank" shall mean the bank surviving the Merger.

    "Surviving Bank Stock" shall mean the common stock, $5.00 par value, of the Surviving Bank.

    "Sutro" shall mean Sutro & Company who may also act as a financial advisor to the Company and as an underwriter in the Offering.

    "Tax Filings" shall have the meaning given such term in Section 4.8.

    "Third Party Consent" shall have the meaning given such term in Sections
6.17 and 7.8.

    "To the knowledge" and "to the best knowledge" shall have the meanings given such terms in Section 15.15.

    "Unaudited Bank Financial Statements" shall have the meaning given such term in Section 4.4.

    "Understanding" shall have the meaning given such term in Section 4.12.

    "Undesignated Shares" shall have the meaning given such term in Section
2.10.

    "Underwriter" shall mean a group of broker/dealers that include the Managing Underwriters as assembled by the Managing Underwriter with the consent of the Company.

    "Warrant" shall mean a warrant issuable by the Company at the Closing exercisable into one (1) share of the Company for a ten year period from the Closing Date with an exercise price equal to 122% of the Offering Price.

    "Warrant Agreement" shall mean the warrant agreement attached hereto as EXHIBIT "C."

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

    2.1 THE MERGER. The Company agrees that it will use its best efforts, with all necessary cooperation of the Bank, to perfect the organization of Interim Bank in accordance with the CFC and the regulations promulgated thereunder prior to the Closing Date. The directors and officers of Interim Bank, and the Articles of Incorporation and Bylaws of Interim Bank, shall be determined by the Company. Subject to the provisions of this Agreement, the Parties agree to request that the approval of the Merger to be issued by the Commissioner, the FDIC, the FRB and any other necessary regulatory agency on or prior to the Closing Date shall provide that the Merger shall become effective (the "Effective Time") as of the Closing Date. The Bank shall cause its officers to execute the Agreement of Merger, as well as all other necessary documents, in order to effect the Merger in accordance with the terms hereof as requested by the Company. At the Effective Time of the Merger, the following transactions will occur simultaneously:

        (a) MERGER OF THE BANK AND INTERIM BANK. The Bank and Interim Bank shall be merged under the certificate of authority of the Interim Bank, with the Interim Bank being the Surviving Bank pursuant to the provisions of, and with the effect provided in, the CGCL and the CFC, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Bank shall be "Valley Bank." Upon the consummation of the Merger, the separate corporate existence of the Bank shall cease.

        (b) EFFECT ON BANK STOCK. Subject to Section 2.3, each share of Bank Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement of Merger and without any further action on the part of the Bank or the holders of Bank Stock, be automatically cancelled and cease to be an issued and outstanding share of Bank Stock, and shall be exchanged for and converted into the right to receive the Per Share Consideration. Subject to proration by the Company in its absolute and sole discretion to ensure that the number of shares of Company Stock sold by the Bank Shareholders of the Bank in the Offering is equal to 60% of the aggregate number of shares of Company Stock received by the Bank Shareholders of the Bank, holders of Bank Stock shall be provided the opportunity to sell in the Offering all the shares of Company Stock received in exchange for Bank Stock, as provided in
    Section 2.10. If more or less than 60% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stock options, as provided in Section 2.8) of the Bank is elected to be sold in the Offering, then the shares of Company Stock sold in the Offering by each Selling Shareholder so electing shall be increased or decreased, ratably in proportion to the number of shares requested to be sold, so that the total number of shares sold in the Offering by the Bank Shareholders in the aggregate is equal to 60% of the shares of Company Stock received by the Bank Shareholders. The Selling Shareholders shall receive, for each share of Company Stock sold in the Offering, the price at which shares are sold in the Offering, without reduction for expenses or commissions of the Offering, it being understood that the Company shall bear such expenses and commissions.

        (c) EFFECT ON INTERIM BANK STOCK. All shares of Interim Bank Stock outstanding shall remain outstanding and shall be held by the Company.

        (d) BANK CORPORATE GOVERNANCE CHANGES. The Charter Documents of the Interim Bank as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law. At the Effective Time of the Merger, the directors of Interim Bank and the Bank shall be the directors of the Surviving Bank until their successors have been chosen and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of Interim Bank and the Bank at the Effective Time of the Merger shall be the officers of the Surviving Bank until they resign or are replaced or terminated by the Board of Directors of the Surviving Bank or otherwise in accordance with the Surviving Bank's Charter Documents. The obligations of the Bank shall be assumed by the Surviving Bank, and operations including the policies and procedures of the Bank, shall continue in effect at the Surviving Bank after the Merger; except that the Bank and the Interim Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) at the request of the Company, Mr. N. Douglas Mills, President and Chief Executive Officer of the Bank, shall resign from his positions (but not as an employee of the Bank), in form and substance satisfactory to the Company, either during the pendency of this transaction or following the consummation of this transaction, without incurring any liability on the part of any Party, except that (a) the Surviving Bank and Mr. Mills will enter into the Second Amendment to Mr. Mills' Employment Agreement originally dated September 26, 1996 and amended October 30, 1997, upon the Bank's payment on the Closing Date to Mr. Mills of the compensation described in revised Section 2.3 of the Second Amendment to Mr. Mills' Employment Agreement with the Bank in the form attached hereto as Exhibit 2.1(d)(i)(a), (b) Mr. Mills will remain a director of the Surviving Bank unless and until a successor is appointed by the Company, and (c) the Board and/or the Company will not become liable for any obligations under Mr. Mills' Salary Continuation Agreement dated October 19, 1995, as amended October 30, 1997, nor, unless accelerated earlier by the Company in its sole discretion, will such Salary Continuation Agreement accelerate, until termination of Mr. Mills' employment with the Company or a subsidiary of the Company pursuant to the Second Amendment to Mr. Mills' Employment Agreement;
    (ii) Caswell shall have been appointed Chairman of the Board and Chief Executive Officer of the Surviving Bank; (iii) except for the persons set forth on Exhibit 2.1(d), which Exhibit shall be delivered by the Company to the Bank within sixty (60) days of the date of the Agreement, each of the directors of the Bank shall have tendered his resignation as a director of the Bank and Surviving Bank, in form and substance satisfactory to the Company, without incurring any liability on the part of any Party; (iv) the number of authorized directors, and the specific members of the Board of Directors, of the Surviving Bank shall be changed as determined in the sole discretion of the Company; (v) the Company shall name additional directors in its sole discretion who shall be duly elected and appointed to the Board of Directors of the Surviving Bank (or if any such persons is unable to serve, such other person designated by the Company) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; (vi) the remaining members of the Board of Directors of the Bank will agree to support any and all expense reductions, consolidations, mergers, transfer of headquarters, sale of assets, FRB membership, closure of branches, or any other corporate changes as requested by the Company, consistent with their fiduciary duties; and (vii) the Surviving Bank will assume the obligations of the employment agreements for Bonnie Parrott, Mark A. Nugent, Marvin Lentini and Dianna Williams, and the Surviving Bank will assume the obligations of Bank under that "Employment Compensation Agreement" dated March 12, 1970 by and between Bank and Walter M. Wachtel in favor of Willow Wachtel Decker (clauses
    (i)-(vii) being hereinafter collectively referred to as the "Bank Corporate Governance Changes.").

        (e) The Charter Documents of the Company as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of the Company immediately prior to the Merger shall continue in their respective positions after the Merger and be the Board of Directors and the Executive Officers of the Company, except that the Company shall have taken prior to the Effective Time all necessary steps so that, (i) two (2) individuals from the Board of Directors of the Bank, which are intended to be Mr. Marion Ashley and Mr. N. Douglas Mills, shall be appointed to the Board of Directors of the Company,
    (ii) two (2) individuals from the Board of Directors or executive staff of The Bank of Hemet shall be appointed to the Board of Directors of the Company, and (iii) the individuals elected to fill such four (4) directorships shall be annual appointments as selected in the sole discretion of the Company, and (iv) the Company shall appoint at the Effective Time, and the Company shall continue to propose for election at each successive Company annual shareholder meeting thereafter, the ratio of that number of directors from the Bank's Board of Directors bears to the total number of directors to be elected, compared to the ratio of the number of former Bank's shares bears to the total number of shares of the Company, with a minimum of two to be appointed or elected from the Bank's Board of Directors, subject to the approval of the Company (clauses (i) and (iv) being hereinafter collectively referred to as the "Company Corporate Governance Changes").

    2.2 EFFECT OF THE MERGER. At the Effective Time of the Merger, the corporate existence of Interim Bank and the Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed the same corporation as each corporation participating in the Merger. All rights, franchises, and interests of Interim Bank and Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer and the Surviving Bank shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the consolidating corporations at the Effective Time of the Merger.

    2.3 DISSENTING SHAREHOLDERS. (a) Any Bank Perfected Dissenting Shares shall not be converted into the right to receive the Per Share Consideration, but the holders thereof shall be entitled only to such rights as are granted them by Section 1300. Each dissenting shareholder who is entitled to payment for his shares of Bank Stock under Section 1300 shall receive such payment in an amount as determined pursuant to Section 1300.

    (b) If any shareholder of the Bank shall fail to perfect, or shall effectively withdraw or lose, his or her rights under Section 1300, the Bank Dissenting Shares of such holder shall be treated for purposes of this Article II as any other shares of outstanding Bank Stock. If any holder of Bank Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Bank Dissenting Shares under Section 1300, each share of Bank Dissenting Shares shall be converted into the right to receive the Per Share Consideration.

    2.4 THE AGGREGATE PURCHASE CONSIDERATION AND PER SHARE CONSIDERATION. The Aggregate Purchase Consideration shall be equal to the sum of (i) the product of 1,171,906 and the Per Share Consideration and (ii) the Aggregate Option Price. The Per Share Consideration shall be equal to 2/3 share of Company Stock for each share of Bank Stock, plus one-third ( 1/3) Warrant.

    2.5 DELIVERY OF CONSIDERATION. At the Closing, the Company will deliver to the Exchange Agent an amount of Company Stock and Warrants equal to the Aggregate Purchase Consideration, plus any cash payment for a fractional share of Company Stock. In the case of shares of Company Stock to be sold in the Offering, as provided in Section 2.1(b), the Exchange Agent shall deliver such shares to, or pursuant to the direction of, the Underwriters. In the case of all other shares of Company Stock, and the cash and Warrants, the Exchange Agent shall deliver the same to the Selling Shareholders, provided that share certificates formerly evidencing Bank Stock (duly executed and in proper form for transfer), or a lost certificate affidavit acceptable to the Company) shall have been delivered to the Exchange Agent in accordance with this Section 2.5,
Section 2.10 and an agreement to be entered into between the Company and the Exchange Agent.

    2.6 NAME OF SURVIVING BANK. The name of the Surviving Bank shall be "Valley Bank," unless the Company proposes to change such name following the Closing Date, and the Board of Directors of the Bank hereby agrees to support such name changes.

    2.7  (RESERVED)

    2.8 STOCK OPTIONS. Immediately prior to the Effective Time of the Merger, all stock options will be fully vested and each holder of a Bank Option will be given the opportunity to, in whole or in part, cancel such option and receive Company Stock equal to the number of shares of Bank Stock covered by such option multiplied by the number obtained by subtracting the exercise price of such option from the Per Share Consideration in effect on the Closing Date (i.e., shares subject to option times ($10.00 minus exercise price of option), all divided by $15.00) (the total of sum of such payments for all Bank Options so cancelled shall be defined as the "Aggregate Option Price"). For each 2/3 share of Company Stock paid by the Company in exchange for options on Bank Stock as provided in the previous sentence, each holder of a bank option will also receive one-third ( 1/3) Warrant. Each such option holder shall be afforded an election to have the shares so received sold in the Offering, upon substantially identical terms as the Selling Shareholders, and subject to proration together with and on the same terms as the Selling Shareholders. All remaining Bank Options which are entitled to participate in the Aggregate Option Price but the holder of a Bank Option elects not to participate in the Aggregate Option Price shall be cancelled immediately prior to the Effective Time of the Merger.

    2.9 SHAREHOLDERS' AGREEMENTS. The Shareholders' Agreements previously entered into by each of the Directors of the Bank continue to be in full force and effect, and shall apply to the Agreement as amended pursuant to this Second Amendment. By signing [the] Second Amendment [to this Agreement], each of the Directors of the Bank so agrees.

    2.10 (a) TRANSMITTAL LETTER. On or about the mailing date of the Joint Proxy Statement/Prospectus, the Company, the Bank or the Company's Exchange Agent shall mail appropriate transmittal materials to the stockholders of Bank Stock, in form acceptable to the Company. The transmittal materials shall include documentation by which stockholders may indicate their election regarding the sale of shares in the Offering, subject to the possible adjustment as provided in Section 2.1(b), and shall provide that sale in the Offering will be contingent on the completion of the Offering. The transmittal letter shall also contain a power of attorney authorizing an authorized representative of the Company to exchange the Bank's shares for Company shares, and then immediately deliver the Company shares to the Underwriter for sale in the Offering. The transmittal letter shall also require a signature guarantee, from a bank or brokerage with medallion capability. The holder of Bank Stock shall be instructed to send to the Company, or to the entity designated by the Company (which may be the Bank or the Exchange Agent), the holder's Bank Stock certificates with the properly completed letter of transmittal. The transmittal letter shall contain an election box which permits the holder to elect to sell all of his or her shares of PCBG for cash or 60% of such shares (subject to adjustment as elsewhere herein provided), and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Company requires). The transmittal materials shall identify the Election Deadline established by the Company, which shall not be less than 30 days from the date of mailing of such transmittal letter to the holder (or such shorter time as the Bank may approve), and shall state that any share of Bank Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted an effective, properly completed letter of transmittal together with the Bank Stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder, and shall not sell Company Stock in the Offering. The Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

    (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Company or its designee shall have actually received a properly completed letter of transmittal by the date and time established by the Company and specified in the transmittal materials, as such date and time may be extended by the Company in its discretion (the "Election Deadline"). A letter of transmittal shall be deemed properly completed only if an Election is indicated for each share of Bank Stock covered by such letter of transmittal and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Bank Stock owned by the holder of Bank Stock, together with duly executed transmittal materials included in or required by the letter of transmittal. Any Election may be revoked or changed by the person submitting a revised, properly completed letter of transmittal at or prior to the Election Deadline. In the event a letter of transmittal is revoked prior to the Election Deadline, the shares of Bank Stock represented by such Election shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and the Company shall cause the certificates representing such shares of Bank Stock to be promptly returned without charge to the person submitting the revoked Election upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election, the Company or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the letter of transmittal, and any decisions of the Company and Bank required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither the Company nor the Exchange Agent shall be liable for the failure to notify any person of any defect in an Election or the letter of transmittal, provided that the Company uses reasonable best efforts promptly to notify (or cause the Exchange Agent promptly to notify) any holder of Bank Stock of any defect in an Election or the Letter of Transmittal.

    (c) If the aggregate number of shares of Bank Stock as to which Elections to sell shall have effectively been made would, absent proration, result in the sale in the Offering of fewer or more shares than are permitted pursuant to
Section 2.1(b), then the sales in the Offering shall be increased or decreased pro rata as provided in Section 2.1(b) in order to ensure that the shares sold by Selling Shareholders in the Offering equal 60% of all shares received by Selling Shareholders (including, for this purpose, option holders).

    (d) CALCULATIONS. The calculations required by this Section 2.1 shall be prepared by the Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer or Chief Executive Officer of the Company and furnished to the Bank at least two Business Days prior to the Closing Date showing the manner of calculation in reasonable detail. Any cash payment shall be rounded to the nearest cent.

    (e) NO FRACTIONAL SHARES OR WARRANTS. Notwithstanding any other provisions of this Agreement, each holder of shares of Bank Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Company Stock multiplied by $15.00. Notwithstanding any other provision of this Agreement, no fractional Warrants shall be issued, and no cash or other consideration shall be paid in lieu of fractional Warrants. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Company Stock.

                                  ARTICLE III
                                  THE CLOSING

    3.1 CLOSING DATE. Consummation of the transactions contemplated by this Agreement shall take place at the offices of Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California, or such other location as may be agreed upon by the parties, on the Closing Date. The Effective Time shall occur following the last to occur of (i) the receipt of all approvals and consents specified in this Agreement and the expiration of the applicable waiting periods specified in Article IX, and (ii) satisfaction of the conditions precedent set forth in Articles IX, X and XI or written waiver of such conditions as provided herein (the "Closing Date", "Effective Time of the Merger" or "Effective Time").

    3.2 EXECUTION OF AGREEMENT OF MERGER. Prior to the Closing Date, and as soon as practicable after approval by the Commissioner to organize Interim Bank, the Agreement of Merger (as amended, if necessary, to conform to any requirements of any Governmental Entity having authority over the Merger) shall be executed by Bank and Interim Bank. On the Closing Date, the Agreement of Merger, bearing the certification of the Secretary of State, together with all requisite certificates shall be duly filed in the office of the Commissioner after being filed with the California Secretary of State with the approval of the Commissioner endorsed thereon, in accordance with the CGCL and Section 4880 ET SEQ. of the CFC.

    3.3 DOCUMENTS TO BE DELIVERED. At the Closing the Parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions called for in this Agreement. If, at any time after the Effective Time of the Merger, the Company or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the Parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

    3.4  EXCHANGE PROCEDURES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, the Company shall deposit with the Exchange Agent shares of Company Stock and Warrants to be issued to selling shareholders of the Bank, such shares being the number of shares of Company Stock equal to the Aggregate Purchase Consideration issuable in the Merger. The Exchange Agent shall deliver or cause to be delivered to the Underwriter those of such shares to be sold in the Offering. Upon completion of the Offering, the Underwriter will deposit with the Exchange Agent the proceeds of the sale of shares by selling shareholders in the Offering. The Exchange Agent shall distribute to each selling shareholder the cash proceeds, shares of Company Stock and Warrants to which such selling shareholder is entitled, provided that the selling shareholder shall have delivered the requisite letter of transmittal and Bank share certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (b) EXCHANGE OF CERTIFICATES. Each holder of a certificate formerly representing Bank Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials required by Section 2.10, to the Exchange Agent shall, upon acceptance thereof, be entitled to the Per Share Consideration of a certificate representing Company Stock or the proceeds of the sale of such stock in the Offering and Warrants into which the shares of Bank Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Company Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Bank certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each certificate representing Bank Stock shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Consideration Company Stock and a Warrant, as the case may be, upon such surrender. The Company shall not be obligated to deliver the consideration to which any former holder of Bank Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Bank Stock for exchange as provided in this Article III. If any certificate for shares of Company Stock, or any check representing declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

    (c) PAYMENT TO HOLDERS OF A BANK OPTION. Each holder of a Bank Option who presents a demand for cancellation and payment of such Bank Option as provided in Section 2.8 of the Agreement to the Exchange Agent prior to the Closing shall, upon acceptance thereof, be entitled to the per share equivalent of the Aggregate Option Price. Upon receipt of the Aggregate Purchase Consideration and as soon as reasonably possible after the Closing, the Exchange Agent shall deliver to each holder of a Bank Option the consideration due each such holder under Section 2.8, or if applicable, Section 2.10, of the Agreement, in the form of shares of Company Stock, Cash and Warrants as provided therein. The Exchange Agent shall be entitled to rely upon the records of the Bank and the information provided in such demand for cancellation documentation provided by any such holder of a Bank Option, as verified by the Company as to the method and means of payment and disposition of such consideration.

    (d) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of Bank for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Company Stock until the Company has received a written agreement from such person as provided in Section 6.25.

    3.5 VOTING AND DIVIDENDS. Former shareholders of record of Bank shall not be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Bank Stock are converted, until such holders have exchanged their certificates representing Bank Stock for certificates representing Company Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Sections 2.10 and 3.4 of this Agreement, each certificate theretofore representing shares of Bank Stock shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Consideration consisting of shares of Company Stock and a Warrant, and cash in lieu of fractional shares, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Bank Stock with respect to the shares of Company Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Bank Stock for which shares of Company Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.1 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to the Effective Time payable with respect to such whole shares of Company Stock.

    3.6 NO LIABILITY. Neither the Company, the Bank nor the Exchange Agent shall be liable to any holder of shares of Bank Stock for any shares of Company Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    3.7 WITHHOLDING RIGHTS. The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank Stock in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BANK

    The Bank represents and warrants to the Company as of July 30, 1998 as follows:

    4.1 ORGANIZATION AND GOOD STANDING. The Bank is a California banking corporation duly organized and validly existing in good standing under the laws of the State of California and it has the corporate power and authority to carry on its business as presently conducted, and is authorized to transact business as a bank. The Bank is a not a member of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. The Bank has delivered to the Company true and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof.

    4.2 CAPITALIZATION. The authorized capital stock of Bank consists of 2,400,000 shares of Common Stock, $5.00 par value, of which 1,171,906 shares are outstanding on the date hereof, and except for 7,872 shares issued on November 26, 1997 to Kenneth Ray, are all validly issued, fully paid and nonassessable, and all 1,171,906 shares will be validly issued, fully paid and nonassessable on the Closing Date. Except for stock options covering 262,914 shares of Bank Stock granted pursuant to the Bank Stock Option Plan, and except as to preemptive rights of Valley Bank shareholders, no unissued shares of Bank Stock or any other securities of the Bank are subject to any warrants, options, rights or commitments of any character, kind or nature and the Bank is not obligated to issue or repurchase any shares of Bank Stock or any other security to or from any person except in accordance with the terms of the Bank Stock Option Plan and Agreements pursuant thereto, and true and correct copies, as amended and in effect as of the date hereof have been delivered to the Company. Exhibit
4.2 sets forth the name of each holder of a Bank Option, the number of shares of Bank Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option, and the expiration date of each such holder's option.

    4.3 SUBSIDIARIES. Except as indicated in Exhibit 4.3, the Bank does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

    4.4 FINANCIAL STATEMENTS. The Bank has delivered to the Company copies of the audited Balance Sheets of the Bank as of December 31, 1997 and 1996; Statements of Income, Stockholders' Equity and Cash Flows for each of the years ended December 31, 1997, 1996 and 1995, and the related notes and related opinions thereon of McGladrey & Pullen, certified public accountants, with respect to such financial statements (the "Audited Bank Financial Statements"). The Bank has delivered to the Company copies of the unaudited Balance Sheet of the Bank as of September 30, 1998; Statement of Income, Stockholders' Equity and Cash Flows for each of the nine months ended September 30, 1998, and the related notes thereon (the "Unaudited Bank Financial Statements). The Bank has furnished the Company with true and correct copies of each management letter or other letter delivered to the Bank by McGladrey & Pullen in connection with the Audited Bank Financial Statements or relating to any review of the internal controls of the Bank by McGladrey & Pullen since January 1, 1996. The Audited Bank Financial Statements and the Unaudited Bank Financial Statements: (i) present fairly the financial condition and results of operations of the Bank as of and for the dates or periods covered thereby in accordance with GAAP and RAP consistently applied throughout the periods involved; (ii) are based on the books and records of the Bank; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies to the extent required by GAAP and RAP; and (iv) none of the Audited Bank Financial Statements or Unaudited Bank Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP or RAP. The books and records of the Bank have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    4.5  BOOKS AND RECORDS.

    (a) The minute books of the Bank which have been made available to the Company contain (i) true, accurate and complete records of all meetings and actions taken by the Board of Directors, Board committees and shareholders of the Bank, and (ii) true and complete copies of its Charter Documents.

    (b) The Bank has records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP or RAP; such records, to the extent they contain important information pertaining to the Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of the Bank and in the businesses in which the Bank is engaged; and the data processing equipment and software used by the Bank in the operation of its businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of the Bank and in the businesses in which the Bank is engaged.

    4.6 PROPERTY AND ASSETS. (a) Exhibit 4.6(a) sets forth a general description (including the character of the ownership of the Bank) of all real property of the Bank, including fees, leaseholds and all other interest in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Exhibit 4.6(a), (i) the Bank has good and marketable title, free and clear of any encumbrance, lien or charge of any kind or nature (except liens for taxes not yet due) to all of the property, real, mixed or intangible, reflected on the Audited Bank Financial Statements, except as reflected therein or in the notes thereto (except property sold or transferred or Encumbrances incurred in the ordinary course of business since the date thereof) and except (a) Encumbrances in the aggregate which do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially and adversely affect the Bank; (b) any lien for taxes not yet due; and (c) any Encumbrances arising under the document that created the interest in the Real Property (other than Encumbrances arising as a result of any breach or default of the Bank); (ii) all leasehold interests for Real Property and any material personal property used by the Bank in its business are held pursuant to lease agreements which are valid and enforceable, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of the Bank, threatened with respect to such properties; (iv) the Bank has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by the Bank in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by the Bank are adequately insured in such amounts and against such risks as is customary with banks of similar size. The Bank has furnished the Company with true and correct copies of all leases included on Exhibit 4.6(a) delivered as of the date of July 30, 1998, all title insurance policies relating to the Real Property and all documents evidencing recordation of all recordable interest in the Real Property.

    (b) Condition of Properties. All tangible properties of the Bank that are material to the business, financial condition, or results of operations of the Bank are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Bank as presently conducted, and comply with all applicable Rules related thereto. Except as set forth in Exhibit 4.6(b), (i) the execution of this Agreement, the performance of the obligations of the Bank hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Exhibit 4.6(b), or give any other party thereto a right to terminate or modify any term thereof; (ii) the Bank has no obligation to improve any Real Property; (iii) each lease and agreement under which the Bank is a lessor is in full force and effect and is a valid and legally binding obligation of the Bank, and, to the best knowledge of the Bank, each other party thereto; and (iv) the Bank, and to the best knowledge of the Bank, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or, to the best knowledge of the Bank, threatened proceeding, or proceeding which the Bank has reason to believe may be threatened, with respect to such property or any such lease.

    4.7  LITIGATION PROCEEDINGS AND AGREEMENTS WITH GOVERNMENTAL ENTITIES.

    (a) The Bank is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other Governmental Entity except as is shown on Exhibit 4.7. Except as set forth on Exhibit 4.7, the Bank is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against the Bank. The Bank is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving the Bank or any of its business or properties except as described in
Exhibit 4.7. The Bank has not been served with notice of, nor, to best of Bank's knowledge is it currently under investigation with respect to, any violation of federal, state or local law or administrative regulation. Except as set forth on
Exhibit 4.7, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of the Bank, affecting the Bank or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Bank,
(b) requires any payment by, or excuses a material obligation of a third party to make any payment to, the Bank, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, the Bank; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of the Bank that has been threatened, or which the Bank has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Bank, in connection with which any such person has or may have rights to be indemnified by the Bank.

    (b) Except as set forth in Exhibit 4.7, the Bank is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

    4.8 TAXES AND ASSESSMENTS. The Bank has timely filed all federal income and state franchise tax returns and all tax reports or returns which it is required to file with applicable federal, state, county or local authorities and agencies except (a) where the failure to make any such filing would not have any materially adverse effect on the business, financial condition or results of operations of the Bank taken as a whole, and (b) where the required filing date has been lawfully extended, and the Bank has paid all taxes provided for and to be due in such returns and reports ("Tax Filings"). The Bank's Tax Filings have never been examined by a Governmental Entity, except for the pending audit for tax year 1997. As of December 31, 1997, to the extent required by GAAP, the Bank had paid, or set up adequate accruals for the payment of, all taxes, penalties and assessments for which it was liable as of such date, whether or not disputed, with respect to any and all United Sates federal, foreign, state, local, environmental (including under any Environmental Law) and other taxes for the periods covered by the financial statements of the Bank and for all prior and subsequent periods. Except as set forth in Exhibit 4.8 the Bank has no knowledge of any deficiency proposed to be assessed against it. The Bank has paid all assessments made by the FDIC and the Commissioner required to be paid prior the date hereof. There is currently no federal or state income tax audit or investigation in process or to the best knowledge of the Bank any other pending investigation by any authorized body of the taxes paid or to be paid by the Bank, and the Bank has not been informed that any such audit or investigation is proposed, except for the pending tax audit for 1997.

    4.9  COMPLIANCE WITH LAWS AND REGULATIONS.

    (a) Except as set forth in Exhibit 4.9, the Bank is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

    (b) The Bank has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by the Bank are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of the Bank.

    4.10 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 4.10, the Bank has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which the Bank is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of the Bank. Except for loans of the Bank in default on July 30, 1998, no party with whom the Bank has an agreement which is material to the financial condition, results of operations or business of the Bank is in default thereunder.

    4.11  EMPLOYEES.

    (a) Except as set forth in Exhibit 4.11(a), there are no understandings for the employment of any officer or employee of the Bank which are not terminable by the Bank without liability on not more than 30 days' notice. Except as set forth in Exhibit 4.11(a), the Bank is not a party to an oral or written consultant agreement not terminable upon 60 days' or less notice or involving the payment of more than $10,000 per annum. Except as set forth in Exhibit 4.11(a), there are no material controversies pending or threatened between the Bank and any of its employees. Except as disclosed in the Audited Bank Financial Statements, the Unaudited Bank Financial Statement or in Exhibit 4.11(a), all material sums due for employee compensation and benefits have been duly and adequately paid or provided, and all deferred compensation obligations are fully funded. The Bank is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Exhibit 4.11(a), no director, officer or employee of the Bank is entitled to receive any payment of any amount under any employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

    (b) Except as disclosed in Exhibit 4.11(b), (i) the Bank is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and in any unfair labor practice; (ii) there is no material unfair labor practice complaint against the Bank pending or, to the knowledge of the Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of the Bank, threatened against or directly affecting the Bank; and (iv) the Bank has not experienced any material work stoppage or other material labor difficulty during the past five years, except in each case which would not result in a Material Adverse Change.

    (c) Except as disclosed in Exhibit 4.11(c), the Bank does not maintain, contribute to or participate in or have any material liability under any employee benefit plans, as defined in ERISA, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of the Bank (the "Employee Plans"). To the best knowledge of the Bank, no present or former employee of the Bank has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. The Bank does not participate in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Exhibit 4.11(c), the Bank does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of the Bank.

    (d) Exhibit 4.11 (d) sets forth and describes all Employee Plans in which the Bank participates, or by which it is bound, including, without limitation;
(i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "Employee Plans"). Except as set forth in Exhibit 4.11(d)(i), there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or Employee Plan other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) the Bank is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such Employee Plans; (iii) the Bank has substantially performed all of its obligations under all such Employee Plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Bank, threatened against any such Employee Plans and employment agreements or the assets of such plans, and to the best knowledge of the Bank, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

    (e) The "Employee Plans" (within the meaning of Section 3(2) of ERISA) described on Exhibit 4.11(d) have been duly authorized by the Board of Directors of the Bank. Except as set forth in Exhibit 4.11(d), each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the Internal Revenue Service (the "IRS"), has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of the Bank, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under
Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best of the Bank's knowledge, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans which could subject the Bank to an excise tax or penalty. To the best knowledge of the Bank, no employee of the Bank has engaged in any transactions which could subject the Bank to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No Employee Plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in
Section 412(c)(10) of the Code; nor are there any unfunded amounts under any Employee Plan which is required to be funded under Part 3 of Subtitle IB of ERISA and Section 412 of the Code); nor has the Bank failed to make any contributions or pay any amount due and owing as required by law or the terms of any Employee Plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each

Employee Plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

    (f) The Bank does not sponsor or participate in, or has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

    (g) The Bank does not sponsor or participate in, or has not sponsored or participated in, any Employee Plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

    (h) All group health plans of the Bank (including any plans of Affiliates of the Bank that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

    (i) There have been no acts or omissions by the Bank that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on the Bank.

    (j) Except as described in Section 4.11(j), the Bank does not maintain any Employee Plan or employment agreement pursuant to which any Employee Plan or other payment will be required to be made by the Bank or pursuant to which any other benefit will accrue or vest in any director, officer or employee the Bank, in either case as a result of the consummation of the transactions contemplated by the Agreement.

    (k) No "reportable event," as defined in ERISA, has occurred with respect to any of the Employee Plans.

    (l) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under Section 401(b) of the Code, as such period may be extended by the IRS.

    (m) Exhibit 4.11(m) sets forth the name of each director, officer, employee, agent or representative of the Bank and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as defined in
Section 4.12 as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. The Bank has furnished the Company with true and correct copies of all documents with respect to the plans and agreements referred to in Exhibit 4.11(d) delivered as of July 30, 1998, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of the Bank referred to in
Exhibit 4.11(d) delivered as of July 30, 1998, the Bank has furnished the Company with true and correct copies of (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with GAAP or on the cash method of accounting applied on a consistent basis.

    4.12 CONTRACTS AND AGREEMENTS. Except as listed in Exhibit 4.12, the Bank is not a party to any oral or written agreement, commitment, or obligation (hereinafter referred to as an "Understanding") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications (hereinafter referred to as a "Material Contract"):

        (i) any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationship;

        (ii) any Understanding with any labor or collective bargaining organization or association;

       (iii) any mortgage, pledge, conditional sales contract, security agreement, or any other similar Understanding with respect to any real or personal property in an amount in excess of $25,000, under which the Bank is a debtor or to which any of its property is subject;

        (iv) any profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other similar Understanding which might provide benefits to the employees, officers or directors of the Bank;

        (v) any Understanding for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $10,000 and which will not be terminable without liability as to future purchases as of the Effective Time; it being understood that materials, supplies, service, merchandise or equipment shall not be deemed to include loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Bank in the ordinary course of its banking business;

        (vi) any Understanding for the sale of any of its assets, or for the grant of any right to purchase any of its assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights; it being understood that the foregoing shall not be deemed to include any Understanding for the sale of mortgage loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Bank in the ordinary course of its banking business;

       (vii) any guarantee, subordination or other similar or related types of Understanding except where the Bank is a beneficiary;

      (viii) any Understanding for the borrowing of any money by the Bank (other than time savings or demand deposits) or for a line of credit to it;

        (ix) any Understanding for any one capital expenditure or series of related capital expenditures in excess of $5,000 individually or $10,000 in the aggregate;

        (x) any real property lease, whether as lessor or lessee; or any personal property lease, whether as lessor or lessee, involving payments in excess of $500 per month;

        (xi) any Understanding to make or participate in a loan (not yet fully disbursed or funded) to any borrower or related group of borrowers, which undisbursed or unfunded amount would exceed $50,000 unsecured or $100,000 secured, except government agency guaranteed loans, which are covered herein only if the unguaranteed portion would exceed $250,000;

       (xii) any Understanding of any kind (other than contracts relating to demand or time deposits or otherwise made in the ordinary course of business) with any director or officer of the Bank or with any member of the immediate family of any such director of officer or with any partnership, corporation, associate or entity of which any such person is an Affiliate;

      (xiii) any Understanding for insurance of any type described in Section
    4.13 below; or

       (xiv) any Understanding, the purpose or effect of which could encompass
    (a) merging with any person or bank or bank holding company other than with the Company (b) the selling of any of its assets (except in the ordinary course of business) or stock to any person, (c) recommending to any of its shareholders that their Bank Stock be sold to any person or bank other than the Company, or causing any other person to make such recommendations or acquiescing in any such recommendations made by any other person, or (d) in any other way transferring, directly or indirectly, control of the Bank.

    Except as stated in Exhibit 4.12, true and correct copies of all documents relating to the foregoing Understandings have been delivered by the Bank prior to July 30, 1998.

    As used in this Section 4.12, "immediate family" of a person shall mean his or her spouse, parents, children, and siblings.

    4.13 INSURANCE. The Bank has and at all times within three years of July 30, 1998 has had, in full force and effect policies of insurance and bonds (including without limitation Bankers' blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which are customary in the banking industry and are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 4.13. Set forth in Exhibit 4.13 is a schedule of all policies of insurance (other than employee benefit, title or credit insurance) carried and owned by the Bank, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is materially changed, terminated or modified following July 30, 1998, such termination, change or modification shall be promptly disclosed to the Company in writing. The Bank is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. The Bank has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage, in excess of the applicable deductible.

    4.14 BROKERS. Except as indicated in Exhibit 4.14, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Bank (except for any payments for fairness opinions as required in Section 10.9) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

    4.15 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Bank. Assuming due and proper execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding agreement of the Bank in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable, and by Section 8(b) 6(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Subject to obtaining the requisite approval of this Agreement by the shareholders of the Bank, the Bank has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

    4.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by the Bank with any provision hereof and thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 4.16 any material agreement, instrument or obligation to which it is a party or by which the property of the Bank is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, Commissioner, any other required Governmental Entity and as set forth in Exhibit 4.16, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Bank; or (d) violate the Charter Documents or any Rules to which the Bank is subject.

    4.17 MATERIAL ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 4.17, since December 31, 1997 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated) ("Material Adverse Changes"):

        (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of the Bank or any other event or development that has had or may reasonably be expected, when taken as a whole, to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of the Bank or which should be disclosed in order to make the Audited Bank Financial Statements not misleading;

        (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Bank or that may involve a loss of more than $50,000 in excess of applicable insurance coverage;

        (c) Any amendment, modification or termination of any existing, or entry into any new Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Bank;

        (d) Any disposition by the Bank of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Bank;

        (e) Any direct or indirect redemption, purchase or other acquisition by the Bank of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Bank Stock whether consisting of money, other personal property, real property or other things of value;

        (f) Any changes by the Bank in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Entity having jurisdiction over the Bank;

        (g) A reduction in the Bank's CAMELS rating;

        (h) A reduction in the Bank's CRA rating to less than satisfactory;

        (i) A reduction in shareholders' equity to less than 100% of the Bank's shareholders' equity at December 31, 1997 as determined in accordance with GAAP or RAP; and/or a material reduction in the Bank's projected earnings except as to the transaction expenses related to this Agreement, as reduced for any cash dividends as authorized by Section 6.2(vii);

        (j) Any event of which the Bank obtains knowledge which may materially and adversely affect the business, financial condition, results of operations or prospects of the Bank; or

        (k) Any event, development or circumstance that, to the best knowledge of the Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to the Bank of the services of any Executive Officers of the Bank.

    4.18 REPORTS AND FILINGS. Since January 1, 1995, the Bank has filed all reports, returns, registrations and statements (such reports and filings referred to as "Bank Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of the Bank. No administrative actions have been taken or orders issued in connection with such Bank Filings. As of their respective dates, each of such Bank Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of such Bank Filings that was intended to present the financial position of Bank fairly and was prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved. The Bank has furnished the Company with true and correct copies of all Bank Filings filed by the Bank since January 1, 1995.

    4.19 INFORMATION REGARDING LOANS. The Bank has provided the Company access to all of the information in its possession concerning its loans, and such information was true and correct in all material respects as of the date access was provided. Except as may be disclosed in Exhibit 4.19, (i) all loans and discounts shown on the Audited Bank Financial Statements at December 31, 1997 or which were entered into after December 31, 1997, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of the Bank, in accordance in all material respects with the Bank's lending practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or enforcement of creditor rights and the application of equitable principles in any action, legal or equitable; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements constituting the Bank's loan portfolio, taken as a whole, are and will be, in all material respects, enforceable except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles; and
(iii) the Bank has complied in all material respects, and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. All loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments that are on the Bank's books were made in accordance with customary lending standards of the Bank in the ordinary course of business. Such loans are evidenced by documentation based upon customary and ordinary past practices of the Bank. Prior to the date hereof, the Bank has provided the Company with a schedule which sets forth a description as of June 30, 1998 (a) by type and classification, if any, of each loan, lease other extension of credit and commitment to extend credit; (b) by type and classification, if any, of all loans, leases, other extensions of credit and commitments to extend credit that have been classified by any Governmental Entity or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans as to which any payment of principal, interest or other amount is 90 days or more past due.

    (b) The allowance for loan and lease losses for the Bank is adequate and substantially in accordance with GAAP and RAP.

    4.20 COMPLIANCE WITH CRA To the best knowledge of the Bank, the Bank's compliance under the CRA should not constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application.

    4.21  CERTAIN INTERESTS.  Except as described in Exhibit 4.12(xii), Exhibit
4.21 sets forth a description of each instance in which an officer or director of the Bank (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of the Bank;
(b) is indebted to the Bank except for normal business expense advances; or (c) is a creditor (other than as a Deposit holder) of the Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in Exhibit 4.21, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

    4.22 BRANCHES. Exhibit 4.22 hereto sets forth the common name and location of each office of the Bank, an indication of whether such office is a branch, service center, or other place of business, whether such premises are owned or leased, the basic terms of such leases, the common name and location of each approved but unopened office, and a description of each application for additional offices of the Bank, and the status of each such application. The Bank has received appropriate and effective permits and governmental authority where any Permit, approval or notice was required by law or regulation prior to the establishment and operation of each such office now in operation. Except for the offices described on Exhibit 4.22, the Bank does not operate or conduct business out of any other location and the Bank does not have any current application for, and the Bank has not received permission to open, any other branch or to operate out of any other location.

    4.23 UNDISCLOSED LIABILITY. The Bank has no liabilities or obligations, either accrued or contingent, which are in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, which have not been:

        (i) reflected or disclosed in the Audited Bank Financial Statements or Unaudited Bank Financial Statements;

        (ii) incurred subsequent to December 31, 1997, in the ordinary course of business; or

       (iii) disclosed on Exhibit 4.23 or any other exhibit to this Agreement.

    To the best of the Bank's knowledge and the knowledge of their officers and directors, after due investigation, there is no basis for the assertion against the Bank of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of the Bank, taken as a whole, which is not fairly reflected in the Audited Bank Financial Statements, the Unaudited Bank Financial Statements or otherwise disclosed on Exhibit 4.23 hereto.

    4.24 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Bank set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Bank to be reasonable.

    4.25 ENVIRONMENTAL LAWS. Except as may be disclosed in Exhibit 4.25, to the best of the Bank's knowledge (and without conducting any site investigation or other analysis for the purpose of making this representation), neither the conduct nor operation of the Bank nor any condition of any Real Property presently or previously owned, leased or operated by the Bank violates or violated Environmental Laws in any respect material to the business of Bank taken as a whole and no condition or event has occurred with respect to the Bank or any Real Property that, with notice or the passage of time, or both, would constitute a violation material to the business of the Bank taken as a whole of Environmental Laws or obligate (or potentially obligate) the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such Real Property where the aggregate cost of such actions would be material to the Bank taken as a whole. Except as may be disclosed in Exhibit 4.25, the Bank has not received any notice from any person or entity that the Bank or the operation or condition of any Real Property ever owned, leased or operated by the Bank is or was in violation of any Environmental Laws or that the Bank is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such Real Property.

    4.26 COMMISSIONER AND FDIC EXAMINATIONS. (a) The Commissioner has completed an examination of the Bank as of December 31, 1997, and (i) the Commissioner believes the Bank's allowance for loan losses is adequate and the Commissioner required no material adjustments, and (ii) the Bank's CAMELS rating did not adversely change and the Bank's financial condition is deemed by the Commissioner to be less than satisfactory; however, the Bank has made all necessary adjustments and has followed the recommendations of the Commissioner.

    (b) The FDIC has completed an examination of the Bank as of December 31, 1997, and (i) the FDIC believes the Bank's allowance for loan losses is adequate and the FDIC required no material adjustments, and (ii) the Bank's CAMELS rating did not adversely change and the Bank's financial condition is deemed by the FDIC to be less than satisfactory; however, the Bank has made all necessary adjustments and has followed the recommendations of the FDIC.

    (c) The FDIC has completed an examination of the Bank for compliance with Year 2000 safety and soundness issues as of June 9, 1998, and the FDIC has rated the Bank "needs to improve" regarding the Bank's progress in addressing Year 2000 Safety and Soundness Progress Standards established by the FDIC.

    4.27 INSIDER LOANS; OTHER TRANSACTIONS. The Bank has previously provided the Company with a listing, current as of November 30, 1998, of all extensions of credit made to the Bank and each of its Executive Officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. The Bank does not owe any amount to, nor does it have any contract or lease with or commitment to, any of the present Executive Officers or directors of the Bank (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

    4.28 DERIVATIVE TRANSACTIONS. The Bank is not a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

    4.29 TRUST ADMINISTRATION. The Bank presently does not exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.29 includes (i) any and all common law or other trusts between an individual, corporation or other entities and the Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, intervivos, and charitable trust indentures; (ii) any and all decedents' estates where the Bank is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Bank is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the Bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    4.30 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Bank for inclusion in the S-1, the S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, in the case of the S-1, the S-4 and the Proxy Statement, when it is first mailed to the shareholders of the Bank, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-1 and the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the S-1, the S-4 and Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of the Bank, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Bank shareholders' meeting.

    4.31 ACCURATE DISCLOSURE. The Bank agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, Rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of the Bank, will fairly present the financial position of the Bank in all material respects and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 4.31, the Bank makes no representation or warranty with respect to any information supplied by the Company, or contained in any of the Company's Reports.

    4.32 YEAR 2000. The Bank has formed a Year 2000 management committee to identify potential problems associated with the Year 2000 issues and to develop resolution to any problems. The Bank is making satisfactory progress toward compliance with Year 2000 safety and soundness issues affecting the Bank's existing computer systems, and any related vendor or customer system.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Bank as follows:

    5.1 ORGANIZATION AND GOOD STANDING. The Company is a California corporation duly organized and validly existing in good standing under the laws of the State of California, is proposed to be registered with the FRB to become a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. The Company has delivered to the Bank true and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof.

    5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, of which 10,000 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 100,000,000 shares of Preferred Stock, of which not more than 2 million shares have been issued or are to be issued before the Closing Date. Except as provided in Exhibit 5.2, no unissued shares of Company Stock or any other securities of the Company are subject to any warrants, options, rights or commitments of any character, kind or nature and the Company is not obligated to issue or repurchase any shares of Company Stock or any other security to or from any person except in accordance with the terms of the proposed Company Stock Option Plan and Agreements pursuant thereto. Exhibit 5.2 sets forth the name of each holder of a Company stock option, the number of shares of Company Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option and the expiration date of each such holder's option.

    5.3 SUBSIDIARIES. The Company does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

    5.4 FINANCIAL STATEMENTS. The Company has delivered, or will deliver when available, to the Bank copies of the unaudited Statements of Financial Condition of the Company as of December 31, 1997 and September 30, 1998 (the "Company Financial Statements"). The Company Financial Statements: (i) present fairly the financial condition and results of operations of the Company as of and for the dates or periods covered thereby in accordance with GAAP consistently applied throughout the periods involved; (ii) are based on the books and records of the Company; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves loan losses and other contingencies to the extent required by GAAP; and (iv) none of the Company Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under

GAAP. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements and reflect any actual transactions. Since the Company was recently incorporated, there are no audited financial statements of the Company for December 31, 1997 or previous years.

    5.5  BOOKS AND RECORDS.

    (a) The minute books of the Company which have been made available to the Bank contain (i) true, accurate and complete records of all meetings and actions taken by the Board of Directors, Board committees and shareholders of the Company, and (ii) true and complete copies of its Charter Documents.

    (b) The Company has records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP; such records, to the extent they contain important information pertaining to the Company which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of the Company and in the businesses in which the Company is engaged; and the data processing equipment and software used by the Company in the operation of its businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of the Company and in the businesses in which the Company is engaged.

    5.6 PROPERTY AND ASSETS. (a) Exhibit 5.6(a) sets forth a general description (including the character of the ownership of the Company) of all real property of the Company, including fees, leaseholds and all other interest in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Exhibit 5.6(a), (i) the Company has good and marketable title, free and clear of any encumbrance, lien or charge of any kind or nature (except liens for taxes not yet due) to all of the property, real, mixed or intangible, reflected on the Company's Financial Statements as of December 31, 1997, except as reflected therein or in the notes thereto (except property sold or transferred or Encumbrances incurred in the ordinary course of business since the date thereof except (a) Encumbrances in the aggregate which do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially and adversely affect the Company; (b) any lien for taxes not yet due; and (c) any Encumbrances arising under the document that created the interest in the real property (other than Encumbrances arising as a result of any breach or default of the Company); (ii) all leasehold interests for real property and any material personal property used by the Company in its business are held pursuant to lease agreements which are valid and enforceable, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable in accordance with their terms;
(iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of the Company, threatened with respect to such properties;
(iv) the Company has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by the Company in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by the Company are adequately insured in such amounts and against such risks as is customary with banks of similar size. The Company has furnished the Bank with true and correct copies of all leases included on Exhibit 5.6(a) delivered as of July 30, 1998, all title insurance policies relating to the Real Property and all documents evidencing recordation of all recordable interest in the Real Property.

    (b) Condition of Properties. All tangible properties of the Company that are material to the business, financial condition, or results of operations of the Company are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Company as presently conducted. Except as set forth in Exhibit 5.6(b), (i) the execution of this Agreement, the performance of the obligations of the Company hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Exhibit 5.6(b), or give any other party thereto a right to terminate or modify any term thereof; (ii) the Company has no obligation to improve any Real Property; (iii) each lease and agreement under which the Company is a lessor is in full force and effect and is a valid and legally binding obligation of the Company, and, to the best knowledge of the Company, each other party thereto; and (iv) the Company, and to the best knowledge of the

Company, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is, to the best knowledge of the Company, no pending or threatened proceeding, or proceeding which the Company has reason to believe may be threatened, with respect to such property or any such lease.

    5.7  LITIGATION PROCEEDINGS AND AGREEMENTS WITH GOVERNMENTAL ENTITIES.

    (a) The Company is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other Governmental Entity except as is shown on Exhibit 5.7. Except as set forth on Exhibit 5.7, the Company is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against the Company. The Company is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving the Company or any of its business or properties except as described in Exhibit 5.7. The Company has not been served with notice of, nor, to best of the Company's knowledge is it currently under investigation with respect to, any violation of federal, state or local law or administrative regulation. Except as set forth on Exhibit 5.7, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of the Company, affecting the Company or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company, (b) requires any payment by, or excuses a material obligation of a third party to make any payment to, the Company, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, the Company; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of the Company that has been threatened, or which the Company has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Company, in connection with which any such person has or may have rights to be indemnified by the Company.

    (b) Except as set forth in Exhibit 5.7, the Company is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of bank holding companies or banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

    5.8 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 5.8, the Company has performed in all respects all of obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which the Company is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of the Company. No party with whom the Company has an agreement which is material to the financial condition, results of operations or business of the Company is in default thereunder.

    5.9 BROKERS. Except as indicated in Exhibit 5.9, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Company (except for any payments for fairness opinions as required in Section 11.14) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

    5.10 INSURANCE. The Company has in full force and effect policies of insurance and bonds with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which in the judgment of the Company are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 5.10. Set forth in Exhibit 5.10 is a schedule of all policies of insurance (other than title or credit insurance) carried and owned by the Company, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified following July 30, 1998, such termination, change or modification shall be promptly disclosed to the Bank in writing. The Company is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. The Company has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage.

    5.11 TAXES AND ASSESSMENTS. The Company has timely filed all federal income and state franchise tax returns and all tax reports or returns which it is required to file with applicable federal, state, county or local authorities and agencies except (a) where the failure to make any such filing would not have any materially adverse effect on the business, financial condition or results of operations of the Company taken as a whole, and (b) where the required filing date has been lawfully extended, and the Company has paid all taxes provided for and to be due in such returns and reports ("Tax Filings"). The Company's Tax Filings have never been examined by a Governmental Entity. As of December 31, 1997, to the extent required by GAAP, the Company had paid, or set up adequate accruals for the payment of, all taxes, penalties and assessments for which it was liable as of such date, whether or not disputed, with respect to any and all United Sates federal, foreign, state, local, environmental (including under any Environmental Law) and other taxes for the periods covered by the financial statements of the Company and for all prior and subsequent periods. Except as set forth in Exhibit 5.11 the Company has no knowledge of any deficiency proposed to be assessed against it. The Company has paid all assessments made by the FDIC and the Commissioner required to be paid prior the date hereof. There is currently no federal or state income tax audit or investigation in process or to the best knowledge of the Company any other pending investigation by any authorized body of the taxes paid or to be paid by the Company, and the Company has not been informed that any such audit or investigation is proposed.

    5.12 MATERIAL ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 5.12 since December 31, 1997 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated)("Material Adverse Changes"):

        (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of the Company or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of the Company or which should be disclosed in order to make the Company Financial Statements not misleading;

        (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Company or that may involve a loss of more than $10,000 in excess of applicable insurance coverage;

        (c) Any amendment, modification or termination of any existing, or entry into any new, Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Company;

        (d) Any disposition by the Company of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company;

        (e) Any direct or indirect redemption, purchase or other acquisition by the Company of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of the Company Stock whether consisting of money, other personal property, real property or other things of value;

        (f) Any event of which the Company obtains knowledge which may materially and adversely affect the business, financial condition, results of operations or prospects of the Company; or

        (g) Any event, development or circumstance that, to the best knowledge of the Company, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to the Company of the services of any Executive Officer of the Company.

    5.13  COMPLIANCE WITH LAWS AND REGULATIONS.

    (a) Except as set forth in Exhibit 5.13, the Company is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

    (b) To the best of its knowledge, the Company has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by the Company are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of the Company.

    5.14 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. Assuming due and proper execution and delivery of this Agreement by the Bank, this Agreement constitutes a legal, valid and binding agreement of the Company in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. Subject to obtaining requisite approval of this Agreement by the shareholders of the Company, if required, the Company has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

    5.15 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by the Company with any provision hereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 5.15 any material agreement, instrument or obligation to which it is a party or by which the property of the Company is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the Commissioner and any other required Governmental Entity, and as set forth in Exhibit 5.15, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets or the Company; or (d) violate the Charter Documents or any Rules to which the Company is subject.

    5.16 REPORTS AND FILINGS. Since inception, the Company has filed all reports, returns, registrations and statements (such reports and filings referred to as "the Company Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FRB,
(b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of the Company. No administrative actions have been taken or orders issued in connection with the Company Filings. As of their respective dates, each of the Company Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of the Company Filings that was intended to present the financial position of the Company fairly and was prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved.

    5.17 ASSETS OF THE COMPANY. The assets of the Company upon the execution of this Agreement consist of the following: (i) no material adverse change in the Company's equity capital as of December 31, 1997; (ii) the experienced bank holding company management services of Caswell; (iii) an engagement agreement with experienced investment banking firms, the Underwriters, providing for financial advisory services for the identification of possible acquisition candidates, the negotiation of acquisition agreements and the firm commitment underwriting of the Company Stock in the Offering in order to accomplish the transactions (the "Engagement Agreement"), and (iv) an agreement to employ Caswell.

    5.18 UNDISCLOSED LIABILITY. The Company has no liabilities or obligations, either accrued or contingent, which are in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, which have not been:

        (i) reflected or disclosed in the Company Financial Statements;

        (ii) incurred since inception, in the ordinary course of business; or

       (iii) disclosed on Exhibit 5.18 or any other exhibit to this Agreement.

    To the best of the Company's knowledge and the knowledge of its officers and directors, after due investigation, there is no basis for the assertion against the Company of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of the Company, taken as a whole, which is not fairly reflected in the Company Financial Statements, or otherwise disclosed on Exhibit 5.18 hereto.

    5.19 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Company set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Company to be reasonable.

    5.20 AUTHORITY OF INTERIM BANK. The execution and delivery by Interim Bank of the Agreement of Merger and, subject to the requisite approval of the shareholder of Interim Bank, the consummation of the transactions completed thereby will be duly and validly authorized by all necessary corporate action on the part of Interim Bank, and the Agreement of Merger will be upon execution by the parties thereto a valid and binding obligation of Interim Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, by general equitable principles and by the provisions of Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(b)(6)(D). The Company agrees to take any and all actions reasonably necessary to ensure that Interim Bank consummates the transactions contemplated hereby. Except as set forth in Exhibit 5.20, neither the execution and delivery by Interim Bank of the Agreement of Merger, nor the consummation of the transaction contemplated therein, nor compliance by Interim Bank with any of the provisions thereof will (a) conflict with or result in a breach of any provision of its Charter Documents, (b) except for approval by the shareholder of Interim Bank and the prior approval of the FRB, the Commissioner or the FDIC, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Interim Bank; or (d) subject to obtaining the Consents referred to in subsection (b) of this Section 5.20, and the expiration of any waiting period, violate any Rules to which Interim Bank is subject.

    5.21 CAPITAL OF COMPANY, OFFERING AND COMMITMENTS. The Company intends to use its best efforts to conduct the Offering in order to permit stockholders of the Bank and The Bank of Hemet, to sell shares of Company Stock and to provide capital for expenses, growth and operations of the Company. As of the date of this Agreement, the Company and Sutro have entered into the Engagement Agreement, a copy of which has been provided to the Bank and which has not been terminated or materially altered, except that the Company can change its relationship with Sutro, or increase or decrease the number of underwriters or co-mangers of the Offering, in the Company's sole discretion. The Company shall not impose any cost or expense of the Offering, including Underwriter costs and expenses, on any selling shareholder.

    5.22 REGULATORY APPROVALS. To the best knowledge of the Company, except as described in Exhibit 5.22, the Company has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

    5.23 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Company for inclusion in the S-1, S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, in the case of the S-1, S-4 and the Proxy Statement (or incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the S-1 and S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

    5.24 ACCURATE DISCLOSURE. The Company agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, Rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of the Company will fairly present the financial position of the Company and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.24, the Company makes no representation or warranty with respect to any information supplied by the Bank.

    5.25 OTHER TRANSACTIONS. The Company has informed the Bank of all other acquisition transactions that the Company is contemplating or reviewing as of the date of this Agreement.

    5.26 DUE DILIGENCE. The Company and its representatives have had the opportunity to conduct a due diligence of the Bank, and such due diligence has been shared with the Managing Underwriter.

    5.27  EMPLOYEES.

    (a) Except as set forth in Exhibit 5.27(a), there are no understandings for the employment of any officer or employee of the Company which are not terminable by the Company without liability on not more than 30 days' notice. Except as set forth in Exhibit 5.27(a), the Company is not a party to an oral or written consultant agreement not terminable upon 60 days or less notice or involving the payment of more than $10,000 per annum. Except as set forth in
Exhibit 5.27(a), there are no material controversies pending or threatened between the Company and any of its employees. Except as disclosed in the Company Financial Statements or in Exhibit 5.27(a), all material sums due for employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations are fully funded. The Company is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Exhibit 5.27(a), no director, officer or employee of the Company is entitled to receive any payment of any amount under any Employment Agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement. The Bank has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by the Company, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation through September 30, 1998, the current pay rate as of September 30, 1998, the names of all of the directors and officers of the Company, and the names of all persons, if any, holding tax and other powers of attorney for the Company.

    (b) Except as disclosed in Exhibit 5.27(b), (i) the Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and in any unfair labor practice; (ii) there is no material unfair labor practice complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or directly affecting the Company; and (iv) the Company has not experienced any material work stoppage or other material labor difficulty during the past five years, except in each case which would not result in a Material Adverse Change.

    (c) Except as disclosed in Exhibit 5.27(c), the Company does not maintain, contribute to or participate in or have any material liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of the Company (the "Employee Plans"). No present or former employee of the Company has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. The Company does not participate in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Exhibit 5.27(c), the Company does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of the Company.

    (d) Exhibit 5.27(d) sets forth and describes all employee benefit plans in which the Company participates, or by which it is bound, including, without limitation; (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "Company Employee Plans"). Except as set forth in Exhibit 5.27(d), there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) the Company is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such Employee Plans; (iii) the Company has substantially performed all of its obligations under all such employee benefit plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Company, threatened against any such employee benefit plans and employment agreements or the assets of such plans, and to the best knowledge of the Company, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

    (e) The "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) described on Exhibit 5.27(d) have been duly authorized by the Board of Directors of the Company. Except as set forth in Exhibit 5.27(d), each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the Internal Revenue Service (the "IRS"), has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of the Company, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under
Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best of the their knowledge, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans which could subject the Company to an excise tax or penalty. To the best knowledge of the Company, no employee of the Company has engaged in any transactions which could subject the Company to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan which is required to be funded under Part 3 of Subtitle IB of ERISA and Section 412 of the Code); nor has the Company failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

    (f) The Company does not sponsor or participate in, or has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

    (g) The Company does not sponsor or participate in, or has not sponsored or participated in, any employee benefit plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

    (h) All group health plans of the Company (including any plans of Affiliates of the Company that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code to the extent such requirements are applicable.

    (i) There have been no acts or omissions by the Company that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on the Company.

    (j) Except as described in Section 5.27(j), the Company does not maintain any employee benefit plan or employment agreement pursuant to which any Employee Plan or other payment will be required to be made by the Company or pursuant to which any other benefit will accrue or vest in any director, officer or employee the Company, in either case as a result of the consummation of the transactions contemplated by the Agreement.

    (k) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

    (l) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under Section 401(b) of the Code, as such period may be extended by the IRS.

    (m) Exhibit 5.27(d) sets forth the name of each director, officer, employee, agent or representative of the Company and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. The Company has furnished the Bank with true and correct copies of all documents with respect to the plans and agreements referred to in Exhibit 5.27(d) delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of the Company referred to in Exhibit 5.27(d) delivered as of the date of the Agreement, the Company has furnished the Bank with true and correct copies of (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

    5.28 CONTRACTS AND AGREEMENTS. Except as listed in Exhibit 5.28, the Company is not a party to any oral or written agreement, commitment, or obligation (hereinafter referred to as an "Understanding" or "Material Contract") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

        (i) any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationship;

        (ii) any Understanding with any labor or collective bargaining organization or association;

       (iii) any mortgage, pledge, conditional sales contract, security agreement, or any other similar Understanding with respect to any real or personal property in an amount in excess of $25,000, under which the Company is a debtor or to which any of its property is subject;

        (iv) any profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other similar Understanding which might provide benefits to the employees, officers or directors of the Company;

        (v) any Understanding for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $5,000 and which will not be terminable without liability as to future purchases as of the Effective Time; it being understood that materials, supplies, service, merchandise or equipment shall not be deemed to include loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Company in the ordinary course of its banking business;

        (vi) any Understanding for the sale of any of its assets, or for the grant of any right to purchase any of its assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights; it being understood that the foregoing shall not be deemed to include any Understanding for the sale of mortgage loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Company in the ordinary course of its banking business;

       (vii) any guarantee, subordination or other similar or related types of Understanding except where the Company is a beneficiary;

      (viii) any Understanding for the borrowing of any money by the Company (other than time savings or demand deposits) or for a line of credit to it;

        (ix) any Understanding for any one capital expenditure or series of related capital expenditures in excess of $5,000 individually or $10,000 in the aggregate;

        (x) any real property lease, whether as lessor or lessee; or any personal property lease, whether as lessor or lessee, involving payments in excess of $500 per month;

        (xi) any Understanding to make or participate in a loan (not yet fully disbursed or funded) to any borrower or related group of borrowers, which undisbursed or unfunded amount would exceed $50,000 unsecured or secured;

       (xii) any Understanding of any kind (other than contracts relating to demand or time deposits or otherwise made in the ordinary course of business) with any director or officer of the Company or with any member of the immediate family of any such director of officer or with any partnership, corporation, associate or entity of which any such person is an Affiliate;

      (xiii) any Understanding for insurance of any type described in Section
    5.10 above; or

       (xiv) any Understanding, the purpose or effect of which could encompass
    (a) merging with any person or bank or bank holding company other than with the Company (b) the selling of any of its assets (except in the ordinary course of business) or stock to any person, (c) recommending to any of its shareholders that their Company Common Stock be sold to any person or bank other than the person, or (d) in any other way transferring, directly or indirectly, control of the Company.

    Except as stated in Exhibit 5.28, true and correct copies of all documents relating to the foregoing Understandings have been delivered by the Company to the Bank prior to the date hereof.

    As used in this Section 5.28, "immediate family" of a person shall mean his or her spouse, parents, children, and siblings.

                                   ARTICLE VI
                             COVENANTS OF THE BANK

    The Bank covenants and agrees with the Company as follows:

    6.1 BEST EFFORTS. The Bank shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and XI hereof.

    6.2 CONDUCT OF BUSINESS. Unless the Company shall give its prior consent, which consent will not be unreasonably withheld, or unless otherwise indicated, until the Effective Time, the Bank will:

        (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

        (ii) refrain from (a) creating, incurring, or suffering to exist, any encumbrance or restriction of any kind against or in respect of any property or right of the Bank except for such which are not material in amount or nature to the financial condition or results of operations of the Bank, except for a pledge or security interest given in connection with the acceptance of government or public deposits; it being understood that the foregoing shall not be deemed to preclude loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred in the ordinary course of the Bank's banking business, and (b) borrowing or agreeing to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any obligations of others except for such which are not material in amount or nature to the financial condition or results of operations of the Bank;

       (iii) refrain from making or becoming a party to any Material Contract or material commitment, or renewing, extending, amending or modifying any such contract or commitment except for loan and deposit transactions, in the usual and ordinary course of business, consistent with past practice, and refrain from making any loan or other extension of credit, or entering into any commitment to make any loan or other extension of credit, to any Bank director, officer or employee or 5% or more shareholder, except in accordance with existing practice or policy;

        (iv) refrain from making any capital expenditures, except for ordinary repairs and replacements not exceeding $10,000 for any one item;

        (v) refrain from paying or agreeing to pay any bonus, extra compensation, pension or severance pay, under any pension plan or otherwise, or increasing the rate of compensation paid by the Bank at June 30, 1998, to any officer, director, agent, consultant, or employee (except for raises and bonuses consistent with past practices accrued and paid prior to the end of the month prior to the Closing Date and except as contemplated by this Agreement), and any such amounts shall be accrued and paid prior to the Determination Date; or agreeing to enter into any employment agreements or hire any officer level staff where such agreements or arrangements cannot be terminated without any liability upon not more than 90 days notice;

        (vi) maintain its assets and properties in good condition and repair (ordinary wear and tear excepted) and refrain from selling or otherwise disposing of any of its assets or properties, except in the usual and ordinary course, consistent with prior customary practice, and in accordance with safe and sound practices, and maintain the Bank's present branch operations unless changed by mutual agreement;

       (vii) refrain from declaring or paying any dividend on or making any other distribution upon, or purchasing or redeeming, any shares of the Bank Stock;

      (viii) refrain from (a) issuing or selling or obligating itself to issue or sell any shares of the Bank Stock or any other securities or any warrants, rights or options to acquire Bank Stock or other securities, (b) effecting a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize, except pursuant to Section 6.5;

        (ix) refrain from directly or indirectly redeeming, purchasing or otherwise acquiring any Bank Stock or stock of any corporation or any interest in any business enterprise except as it relates to a foreclosure in the usual and ordinary course of its business, or pursuant to the Bank's ESOP;

        (x) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement;

        (xi) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with the Bank's other obligations under this Agreement;

       (xii) use its best efforts to preserve the goodwill of its depositors, customers and those having business relations with it, refrain from materially changing the make-up of the Bank's deposit structure, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have a material adverse effect on the financial condition, or results of operations of the Bank in a manner consistent with the Bank's other obligations under this Agreement;

      (xiii) use its best efforts to maintain insurance and bond coverage at least equal to that now in effect on all its properties and all properties for which it is responsible and on its business operations, and carry the same coverage for public liability, personal injury and property damage that is now in effect, except if such insurance and coverage (a) is not available except at extraordinary rates, or (b) is not available except under materially different terms which are inconsistent with those in effect as of July 30, 1998;

       (xiv) meet its material contractual obligations and not become in default in any material respect on any thereof;

       (xv) duly observe and conform to lawful requirements applicable to its business in all material respects;

       (xvi) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

      (xvii) refrain from commencing, and cease any previously commenced proceeding except for such proceedings with the Company, any proceeding to merge, consolidate or liquidate or dissolve (except as contemplated by this Agreement) or obligating itself to do so, subject to Sections 6.5 and 14.1;

      (xviii) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

       (xix) except for instituting actions against borrowers of the Bank to collect loans in default, refrain from instituting, settling, or agreeing to any material claim, action or proceeding before any court or Governmental Entity unless not instituting, settling or agreeing to any material claim, action or proceeding would result in a Material Adverse Change to the Bank;

       (xx) refrain from making its credit underwriting policies, standards or practices applicable to all loans relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on the date hereof. The Bank shall not grant or commit to grant, without receiving the Company's Consent,
    (i) any loan or other extension of credit, including renewals, to an existing customer of the Bank, if such loan or other extension of credit, together with all other credit then outstanding to the same Person and all Affiliates of such Person, would exceed $50,000, irrespective of any plans or intentions to sell or participate all or a portion of such loans, on an unsecured basis, or exceed $100,000 secured by a lien on real estate, cash or readily marketable collateral, as that term is used in section 1220 ET SEQ. of the CFC, except loans guaranteed by a government agency, which are prohibited only if the unguaranteed portion of which would exceed $250,000,
    (ii) any participation loans purchased or sold, or (iii) any renewals or other extensions of credit to any borrower whose loans or other extensions of credit have been classified by any Governmental Entity. In addition, Bank shall not take any property into Other Real Estate Owned ("OREO"), or sell any OREO property, without receiving the Company's Consent. Consent shall be deemed granted if within three Business Days of written notice received by the Company's designee, notice of objection in writing is not received by Bank;

       (xxi) refrain from making special or extraordinary material payments to any Person other than as contemplated and as disclosed in this Agreement as of the date hereof;

      (xxii) except for transactions in accordance with safe and sound banking practices, refrain from making any material investments, by purchase of stock or securities, contributions to capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

      (xxiii) advise the Company promptly in writing of any Material Adverse Change known to the Bank in the capital structure, financial condition, results of operations or of any event or condition which with the passage of time is reasonably likely to result in a Material Adverse Change to the Bank, or of any other materially adverse change known to the Bank respecting the business and operations of the Bank, or in the event the Bank determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of the Company set forth in Article XI or of any matter which would make the representations and warranties set forth in
    Article IV hereof not true and correct in any material respect at the Closing;

      (xxiv) promptly advise the Company in writing of any event or any other transaction within the Bank's knowledge whereby any person or related group of persons acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the Exchange Act) or control of 5% or more of the outstanding shares of Bank Stock prior to the record date fixed for the Bank shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

      (xxv) charge-off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or RAP, applicable law or regulation, or classified as "loss" or as directed by any Governmental Entity; and maintain the allowance for loan losses of the Bank at a level which in the reasonable opinion of the Bank's management is adequate to provide for all known and estimated credit losses on loans and leases outstanding and other inherent risks in the Bank's loan portfolio, but in no case less than the level which is the reasonable opinion of the Bank's management is adequate to provide for all known and reasonably expected losses on assets outstanding in accordance with GAAP and RAP;

      (xxvi) furnish to the Company, as soon as practicable, and in any event within ten (10) days after it is prepared (except for the reports submitted to the Board of Directors of the Bank, as described in clause (i) below, which shall be furnished to the Company within ten (10) days after the Bank's Board of Directors has reviewed the report), (i) a copy of any report submitted to the Board of Directors of the Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of their businesses and access to the working papers thereto, provided, however, that the Bank need not furnish the Company communications of the Bank's legal counsel regarding the Bank's rights against and obligations to the Company or its Affiliates under this Agreement, (ii) to the extent permitted by law, copies of all reports, renewals, filings, certificates, statements and other documents filed with or received from the FDIC and/or the Commissioner or any other Governmental Entity, (iii) monthly unaudited average statements of condition and statements of operations for the Bank, and quarterly unaudited statements of condition and statements of operations for the Bank and statements of changes in stockholders' equity for the Bank, in each case prepared in a manner consistent with past practice, and (iv) such other reports as the Company may reasonably request relating to the Bank. Each of the financial statements delivered pursuant to this Section 6.2(xxvi), except as stated therein, shall be prepared in accordance with the Bank's normal practices;

     (xxvii) consistent with the standards set forth in this subsection 6.2 (xxvii), the Bank agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Bank Filings will be true and complete in all material respects; and (ii) each of the Bank Filings will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Bank Filings that is intended to present the financial position of the Bank will be prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved;

     (xxviii) maintain reserves for contingent liabilities in accordance with GAAP and RAP;

      (xxix) promptly notify the Company of the filing of any material litigation, governmental or regulatory action, or similar proceeding or notice of any claims against the Bank or any of its assets;

      (xxx) conduct good faith settlement negotiations, and, with the written consent of the Company, settle when deemed prudent by the Parties, of all existing or threatened litigation as specified in Exhibits 4.7, or for any new litigation filed or threatened from the date hereof to the Closing Date;

      (xxxi) except in the ordinary course of business, refrain from canceling or accelerating any material indebtedness owing to the Bank or any claims which the Bank may possess or waive any material rights of substantial value;

     (xxxii) refrain from selling or otherwise disposing of any Real Property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to the Bank;

     (xxxiii) refrain from foreclosing upon or otherwise taking title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that the Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

     (xxxiv) refrain from committing any act or failing to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the Bank's business, financial condition, or results of operations; and

     (xxxv) duly observe and conform to all applicable compliance requirements for Year 2000 safety and soundness issues.

    For purposes of this Section 6.2, the Company shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) Business Days, or three (3) Business Days for loans, after actual receipt by the Company of written notice from the Bank of the Bank's intention to act contrary to any of the specified covenants set forth in this Section, the Company shall not have delivered to the Bank written objection to any such action.

    6.3 ACCESS TO INFORMATION. (a) As long as the transaction contemplated herein has not been terminated, the Bank will afford the Company, its representatives, counsel, accountants, agents and employees including the underwriter selected to assist in the issuance of the common stock contemplated in Section 9.1(iii) and its counsel (collectively "Company Representatives"), access during normal business hours to all of its business, operations, properties, personnel books, files and records and will do everything reasonably necessary to enable the Company and the Company Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of the Bank and the condition thereof, and to update such examination at such intervals as the Company shall deem appropriate. Such access shall include reasonable access by the Company and the Company Representatives to auditors' work papers with respect to the business and properties of the Bank, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that the Bank is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of the Bank and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of the Bank. No such examination, however, shall constitute a waiver or relinquishment on the part of the Company to rely upon the representations and warranties made by the Bank herein or pursuant hereto; provided, that the Company shall promptly disclose in writing to the Bank any fact or circumstance it may discover which it believes renders any representation or warranty made by the Bank hereunder incorrect in any respect. The Company will hold in strict confidence all documents and information concerning the Bank so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to the Bank.

    (b) As long as the transaction contemplated hereunder has not been terminated, (i) one Company Representative, selected by the Company in its sole discretion, shall be invited by the Bank to attend all regular and special Board of Directors' and Loan Committee meetings of the Bank from the date hereof until the Effective Time of the Merger, and (ii) one representative of Sutro shall be invited by the Bank to attend all regular and special Board of Directors meetings of the Bank from the date hereof until the Effective Time of the Merger for the purpose of discussing the condition of the market for the Offering and any possible Increase in Per Share Consideration. The Bank shall inform the Company of such Board of Director meeting at least five (5) days in advance of such meeting; provided, however, that the attendance of such Company Representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement on the obligations of the Bank under this Agreement.

    6.4 FINANCIAL STATEMENTS. In the event the following have not been previously delivered prior to the date hereof, the Bank will deliver to the Company a copy of the audited Statements of Financial Condition of the Bank as of December 31, 1998; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1998, the related notes and related opinions thereon of McGladrey & Pullen, certified public accountants, with respect to such financial statements (the "1998 Audited Bank Financial Statements"). The Bank will furnish the Company with a true and correct copy of the management letter or other letter delivered to the Bank by McGladrey & Pullen in connection with the 1998 Audited Bank Financial Statements relating to any review of the internal controls of the Bank by McGladrey & Pullen. The 1998 Audited Bank Financial Statements will: (i) present fairly the financial condition and results of operations of the Bank as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of the Bank; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1998 Audited Bank Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.

    6.5  NO SOLICITATION.

    (a) The Bank shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or, except as permitted in this Section 6.5, enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, concerning the acquisition of the Bank, or substantially all of the Bank's business and properties or a majority of Bank Stock or debt securities, whether by purchase, merger (other than by the Company), purchase of assets, tender offer or otherwise (an "Alternative Transaction").

    (b) The Bank shall not, and will cause each of its officers, directors, legal and financial advisors, agents and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than the Company, unless the Bank shall have received an unsolicited written offer from a Person other than the Company to effect an Alternative Transaction and the Board of Directors of the Bank is advised in writing by outside legal counsel that in the exercise of the fiduciary obligations of the Bank's Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

    (c) The Bank will promptly communicate to the Company the receipt of any proposal with respect to any Alternative Transaction, and will keep the Company informed as to the status of any such proposal; PROVIDED, HOWEVER,that the Bank shall not be required to disclose any matters which, in the written opinion of outside legal counsel, may not be disclosed in the exercise of the fiduciary obligations of the Bank's Board of Directors.

    6.6 CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT. The Bank will promptly inform the Company of the amounts and categories of any loans, leases or other extensions of credit that have been criticized special mention or classified by any bank regulatory authority or deemed by the Bank to require special attention pursuant to its internal policies (collectively "Classified Credits"). In addition, the Bank will furnish to the Company, as soon as practicable, and in any event within seven days after receipt by the Bank's Board of Directors, schedules including the following: (a) Classified Credits; (b) nonaccrual credits; (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status; (d) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the originating unit; (e) loans or leases (including any commitments) by the Bank to any director, officer or shareholder holding 5% or more of the capital stock of such party; (f) letters of credit; (g) loans or leases charged-off during the previous month; (h) loans or leases written down during the previous month; and (i) OREO or assets owned, stating with respect to each its type.

    6.7 BREACHES. The Bank shall, in event it becomes aware of the impending or threatened occurrence of any material event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and, without limiting the Company's rights under paragraph 14.1(a)(ii), the Bank shall use its best efforts to prevent or promptly remedy the same.

    6.8 SHAREHOLDER APPROVAL. As soon as practicable, the Company and the Bank shall prepare the S-4 and the proxy statement ("Proxy Statement") and take all action necessary in accordance with applicable Rules and its Charter Documents to submit the Agreement and the transactions contemplated hereby to its shareholders for approval by June 21, 1999, or as otherwise reasonably directed by the Company. In connection with such submission, subject to its fiduciary obligations specified in Section 6.5(b) the Bank's Board of Directors shall recommend shareholder approval of all the matters referred to in this Section
6.8 and the Bank shall use its best efforts to obtain such shareholder approval.

    6.9 COMPLIANCE WITH RULES. The Bank shall materially comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, results of operations or prospects of the Bank.

    6.10 TERMINATION OF THE BANK STOCK OPTION PLAN AND AGREEMENTS. The Bank will take all steps necessary to cause the Bank Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger, will grant no additional options under said plan prior to the Effective Time of the Merger, and the Bank will not permit any options to be exercised as of or prior to the Effective Time of the Merger, without any liability to any Party. The Bank will also terminate all Stock Option Agreements following the payment of the Aggregate Option Price, without any liability to any Party.

    6.11 OFFICERS AND EMPLOYEES. Following the Closing Date, the Company and the Bank will agree to consolidate and/or reduce certain back office and administrative functions, and other overhead, of the Bank in order to reduce Bank expense. Other than officers with employment contracts, each officer and employee of the Bank has indicated in writing to the Bank that such officers and employees agree to the Bank's Personnel Policy Manual and acknowledged his or her at-will employment status while employed by the Bank, in the form attached as Exhibit 6.11(a). The Company also will honor all Bank Employment Agreements specified in Exhibit 4.11(a).

    6.12 TERMINATION OF CONTRACTS AND ACCRUAL OF LIABILITIES. Upon determination by the Company, the Bank shall obtain the termination of any contracts, commitments or Understandings as defined in Section 4.12(v), and pay any termination fees, for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $10,000 prior to the Closing Date. Before the end of the month prior to the Closing Date, the Bank shall have paid, or set-up adequate accruals for the payment of, all material expenses that the Bank shall be liable for up to the Closing Date, including, but not limited to, all accounting, attorney fees and data processing costs and related costs in connection with this Agreement.

    6.13 EXECUTION OF AGREEMENT OF MERGER. As soon as possible after receipt of approval of the Commissioner to organize Interim Bank, subject to receipt of any and all necessary approvals and Permits by any Governmental Entity and approval by the Bank's shareholders, the Bank shall execute the Agreement of Merger and any and all related documents.

    6.14 ACCOUNTANTS. Promptly upon request of the Company, the Bank will ask its accountants to permit the Company or the Company Representatives to review and examine the work papers relating to the Audited Bank Financial Statements for the years ended December 31, 1995, 1996, 1997 and 1998, and the Bank will permit such accountants to discuss with the Company any matter relating to the audits of the Bank. In addition, the Bank will make available to the Company copies of each management letter or other letter delivered to the Bank by its accountants in connection with such financial statements or relating to any review by its accountants of the internal controls of the Bank since January 1, 1995, unless previously provided to the Company and the Bank has instructed its accountants to make available for inspection by the Company or the Company Representatives all reports and working papers produced or developed by its accountants in connection with their examination of such financial statements, as well as all such reports and working papers for any periods for which any tax of the party has not been finally determined or barred by applicable statutes of limitation.

    6.15 CORPORATE ACTION. The Bank shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement.

    6.16 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as the Company or the Bank may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. The Company and the Bank each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    6.17 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 6.16, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors ("Third Party Consent").

    6.18 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. The Company and the Bank each agrees to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof, including compliance with all of the terms of Article II.

    6.19 BANK EMPLOYEE BENEFITS. Prior to or at the Effective Time of the Merger, the Bank will terminate the Bank Stock Option Plan. Upon the agreement of the Company and the Bank, the Bank shall cause all Employee Plans of the Bank to be terminated except as otherwise provided by applicable labor laws, or as agreed between the Bank and the Company.

    6.20 ENVIRONMENTAL REPORTS. Except as otherwise agreed to in writing by the Company, the Bank shall provide to the Company, as soon as reasonably practical, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all Real Property owned, leased or operated by Bank as of the date hereof (other than space in retail and similar establishments leased by the Bank for automatic teller machines) and within ten days after the acquisition or lease of any Real Property acquired or leased by the Bank after the date hereof (other than space in retail and similar establishments leased or operated by the Bank for automatic teller machines), except as otherwise provided in Section 6.2(xxxiii). If required by the phase one investigation in the Company's reasonable opinion, the Bank shall provide to the Company a report of a phase two investigation on the Real Property or Real Properties requiring such additional study. The Company shall have 15 business days from the receipt of any such phase two investigation report to notify the Bank of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of Twenty-Five Thousand Dollars ($25,000) as reasonably estimated by an environmental expert retained for such purpose by the Company and reasonably acceptable to the Bank, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $25,000 or less with any reasonable degree of certainty, the Company shall have the right to terminate the Agreement pursuant to Article IV, Section 14.1(e) hereof, for a period of 10 business days following receipt of such estimate or indication of the cost of such actions and measures.

    6.21 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by the Bank with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 6.21 any material agreement, instrument or obligation to which the Surviving Bank will become a party or by which the property of the Surviving Bank will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and as set forth in Exhibit 6.21, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Surviving Bank; or (d) violate the Charter Documents or any Rules to which the Surviving Bank is subject.

    6.22 THE OFFERING. The Bank will assist the Company in connection with the preparation of the offering materials for the issuance of the Company Stock contemplated by this Agreement, and such assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of the Bank needed in connection with the issuance of the Company Stock and the closing of the Offering, as well as any and all comfort letters from McGladrey & Pullen or other legal counsel of the Bank, and any and all necessary opinions from Aldrich & Bonnefin or other legal counsel of the Bank, with respect to the Offering as reasonably required and specified by the Underwriters. Such information to be supplied by the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not intentionally misleading.

    6.23 S-4, PROXY STATEMENT AND THE OFFERING. The Company and the Bank will prepare the S-4 and the Proxy Statement, and the Bank will assist the Company in connection with preparation of the Registration Statement for the Offering, contemplated by this Agreement, and such preparation and assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of the Bank needed in connection with the issuance of the Company Stock, the S-4 and the Proxy Statement and the closing of the Merger. Such information to be prepared or supplied by the Bank including any and all information furnished by the Bank for inclusion in all applications and statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.24 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter the Company and the Bank shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the consent of the other parties, but only after affording the other party a reasonable opportunity to review and comment upon the disclosure. The parties hereby agree that all public statements after the initial press release announcing this Agreement referring to the Bank shall be made by Mr. N. Douglas Mills, and all public statements made after the initial press release announcing this Agreement referring to the Company shall be made by Mr. E. Lynn Caswell, and both parties agree that all public statements shall be made by mutual agreement with consultation with the Managing Underwriter.

    6.25  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.  Within thirty
(30) days of the execution of this Agreement, (a) the Bank shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Bank for purposes of Rule 145 under the Securities Act and (b) the Bank shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as

Exhibit 6.25. The Bank shall use reasonable efforts to obtain from any person who becomes an affiliate of the Bank after the Bank's delivery of the letter referred to above, and on or prior to the date of the Bank's Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.25 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion required by Section 9.8, the Bank shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of Bank Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to the Company's accountants and Knecht & Hansen, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bank Stock and committing that such shareholder(s) will not dispose of Bank Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                  ARTICLE VII
                            COVENANTS OF THE COMPANY

    The Company covenants and agrees with the Bank as follows:

    7.1 BEST EFFORTS. The Company shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and X hereof.

    7.2 CONDUCT OF BUSINESS. Unless the Bank shall give its prior consent, which consent will not be unreasonably withheld, or unless otherwise indicated, until the Effective Time, the Company will:

        (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

        (ii) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement, and except as the Company proposes to amend its articles of incorporation and bylaws as attached to this Agreement as Exhibit 7.2(ii);

       (iii) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with the Company's other obligations under this Agreement;

        (iv) use its best efforts to preserve the goodwill of those having business relations with the Company, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have, taken as a whole, a material adverse effect on the financial condition, or results of operations of the Company in a manner consistent with the Company's other obligations under this Agreement;

        (v) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

        (vi) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

       (vii) advise the Bank promptly in writing of any material adverse change known to the Company in the capital structure, financial condition, results of operations, or of any event or condition which with the passage of time is reasonably likely to result in a material adverse change in the capital structure, financial condition or results of operations of the Company, or in the event the Company determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of the Bank set forth in Article X or of any matter which would make the representations and warranties set forth in Article V hereof not true and correct in any material respect at the Closing;

      (viii) the Company agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Company Filings will be true and complete in all material respects; and (ii) each of the filings with any regulatory agency will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Company Filings that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved.

    For purposes of this Section 7.2, the Bank shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) Business Days, after actual receipt by the Bank of written notice from the Company of the Company's intention to act contrary to any of the specified covenants set forth in this Section, the Bank shall not have delivered to the Company written objection to any such action.

    7.3 ACCESS TO INFORMATION. The Company will afford the Bank, its representatives, counsel, accountants, agents and employees (collectively "Bank Representatives"), access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable the Bank and the Bank Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of the Company and the condition thereof, and to update such examination at such intervals as the Bank shall deem appropriate. Such access shall include reasonable access by the Bank and the Bank Representatives to auditors' work papers with respect to the business and properties of the Company, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that the Company is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of the Company and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of the Company. No such examination, however, shall constitute a waiver or relinquishment on the part of the Bank to rely upon the representations and warranties made by the Company herein or pursuant hereto; provided, that the Bank shall promptly disclose in writing to the Company any fact or circumstance it may discover which it believes renders any representation or warranty made by the Company hereunder incorrect in any respect. The Bank will hold in strict confidence all documents and information concerning the Company so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to the Company.

    7.4 BREACHES. The Company shall, in event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the Bank and, without limiting the Bank's rights under paragraph 14.1(a)(ii), the Company shall use its best efforts to prevent or promptly remedy the same.

    7.5 COMPLIANCE WITH RULES. The Company shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, or results of operations of the Company taken as a whole. The Company shall also comply with all securities statutes, rules and regulations, whether federal or state, in connection with the Offering. Except for information supplied by the Bank pursuant to Section 6.22, the information contained in the Offering disclosure documents shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    7.6 CORPORATE ACTION. The Company shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger, including without limitation, all necessary action required to organize and fund Interim Bank.

    7.7 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as the Company or the Bank may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. The Company and the Bank each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    7.8 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 7.7, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors ("Third Party Consent").

    7.9 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. The Company and the Bank each agree to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof, including compliance with the terms of Article II.

    7.10  (RESERVED)

    7.11  (RESERVED)

    7.12  INDEMNIFICATION AND INSURANCE.

    (a) The Company will cause the Bank to maintain in effect policies of directors' and officers' liability insurance (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by the Bank with respect to the present and former officers and directors, specifically including a "peace of mind" coverage endorsement or policy covering current Bank directors not to exceed $16,000) with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which the Bank would have had an obligation to indemnify its directors and officers.

    (b) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, the Company shall take no action to impair the rights provided in this Section 7.12.

    7.13 EXECUTION OF AGREEMENT OF MERGER. As soon as practicable after receipt of approval of the Commissioner to organize Interim Bank, the Company as the sole shareholder of Interim Bank, shall approve the Merger and shall cause Interim Bank to execute the Agreement of Merger and take any and all other actions reasonably necessary to consummate the transactions contemplated herein.

    7.14  THE OFFERING.

    (a) The Company intends to conduct the Offering in order to permit stockholders of the Bank and The Bank of Hemet, to sell shares of Company Stock and to provide capital for expenses, growth and operations of the Company. All shareholders of the Bank will be given the opportunity to sell shares of the Company (whether in exchange for Bank Stock or Bank Options) in the Offering, subject to proration as provided in Section 2.1(b). Shares of Company Stock sold by the selling shareholders will not incur any cost and expenses of the Offering, and pursuant to the terms of this Section 7.14, the net proceeds from the Offering will not be less than $15.00 per share.

    (b) All holders of Bank Options who exchange their options for shares of Company Stock and elect to sell the shares of Company Stock so received may do so without having to first exercise such options. Such option holders wishing to sell shares of Company Stock underlying their options to be received in exchange for the Bank Options may do so by depositing with the Exchange Agent the options with respect to the shares of Bank Stock to be exchanged prior to the Offering, together with appropriate Letters of Transmittal properly completed and executed. At the time of the Merger, the Bank Options will be deemed exchanged for the number of shares of Company Stock and Warrants as provided in Section 2.8, and upon completion of the Offering, the Exchange

Agent will distribute to each former option holder (a) the proceeds of sale of those of such shares that are sold in the Offering, and (b) the shares and cash to which the former option holder is entitled.

    (c) All Directors and executive officers of the Company and the Surviving Bank, except Willow Decker and Mark Nugent, have undertaken in writing with the Underwriters not to sell any Warrants or shares of Company Stock held by them for a period of six months following the completion of the Offering unless specifically granted permission to do so by the Underwriters, such undertaking is in full force and effect. It is understood that the Underwriters will (a) reduce the period from six months to ninety (90) days and (b) exclude from the effect of these undertakings those shares sold in the Offering. Mark Nugent will execute similar undertakings within 15 days of the day of the Second Amendment. The Bank will use its best efforts to have Willow Decker execute similar undertakings.

    (d) Simultaneously with, and upon the condition of, the consummation of the acquisition of the Bank, the Company through the Underwriters intends to consummate the Offering at a gross public offering price of at least $15.00 per share. If the Offering cannot be consummated at a gross public offering price of at least $15.00 per share, the Company will not be obligated to proceed with the Offering and the acquisition of the Bank, and the Bank shall not be obligated to consummate the Merger.

    (e) The Managing Underwriter has entered into an Engagement Agreement with the Company which has not terminated and has not withdrawn the letter expressing their degree of confidence, and the Managing Underwriter will promptly notify the parties if such withdrawal should occur.

    7.15 AUTHORIZATION. The execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby will have been duly authorized by the Board of Directors of Interim Bank. The Agreement of Merger will constitute a legal, valid and binding agreement of Interim Bank in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. Interim Bank will have full corporate power and authority to perform its obligations under the Agreement of Merger and the transactions contemplated thereby.

    7.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by Interim Bank with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 7.16 any material agreement, instrument or obligation to which Interim Bank will become a party or by which the property of Interim Bank will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and as set forth in Exhibit 7.16, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Interim Bank; or (d) violate the Charter Documents or any Rules to which Interim Bank is subject.

    7.17 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Company set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Company to be reasonable. The Company shall further amend or supplement the schedules as of the Closing Date if necessary to reflect any additional changes in the status of the Company.

    7.18 1999 STOCK OPTION PLAN. Prior to or following the completion of the transactions contemplated herein, the Company will use its best efforts to establish the Company's 1999 Stock Option Plan for the benefit of directors, officers and key employees of the Company and the Bank.

    7.19 FURTHER ASSURANCES. The Company knows of no reason that the transaction would not consummate. Without the prior approval of the Bank, the Company will not enter into any further agreements to acquire another financial institution that would adversely affect the transaction consummated by this Agreement.

    7.20 FINANCIAL STATEMENTS. In the event the following have not been previously delivered prior to the date hereof, the Company will deliver to the Bank a copy of the audited Statements of Financial Condition of the Company as of December 31, 1998; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1998, the related notes and related opinions thereon of Arthur Andersen LLP certified public accountants, with respect to such financial statements (the "1998 Audited Company Financial Statements"). The Company will furnish the Bank with a true and correct copy of the management letter or other letter delivered to the Company by Arthur Andersen LLP in connection with the 1998 Audited Company Financial Statements relating to any review of the internal controls of the Company by Arthur Andersen LLP. The 1998 Audited Company Financial Statements will: (i) present fairly the financial condition and results of operations of the Company as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of the Company; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1998 Audited Company Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.

                                  ARTICLE VIII
                 FURTHER COVENANTS OF THE COMPANY AND THE BANK

    The parties covenant and agree as follows:

    8.1  S-4, PROXY STATEMENT AND REGISTRATION STATEMENT FOR THE OFFERING.

    (a) As promptly as practicable, the Company and the Bank shall use their best efforts to prepare and file the S-4 in which the Proxy Statement will be included as a prospectus, and the Registration Statement for the Offering with the SEC and any other applicable Governmental Entity. The Bank agrees to provide the information necessary for inclusion in the S-4, the Proxy Statement and the Registration Statement for the Offering. The Company will use its best effort to have the S-4 and the Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed and to satisfy the requirements of the SEC and any other Governmental Entity.

    (b) After the date of the filing of the S-4 and the Registration Statement for the Offering with the SEC and any other Governmental Entity, each of the Parties agrees to promptly notify the other of and to correct any information furnished by such party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and any other Governmental Entity and have declared effective or cleared by the Commissioner and any other Governmental Entity any amendment or supplement to the S-4 and the Registration Statement for the Offering so as to correct such information and to cause the S-4 and the Registration Statement for the Offering as so corrected to be disseminated to the shareholders of the Company and the Bank to the extent required by applicable Rules. All documents that the Company files with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

    (c) The Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock and Warrants pursuant to this Agreement.

    (d) The Bank and the Company, through their respective Board of Directors, will recommend that its shareholders approve the transactions contemplated hereby, and both parties will use their best efforts to obtain the affirmative votes of the holders of the largest possible percentage of its outstanding Common Stock, so long as it is consistent with its fiduciary obligation to do so.

    8.2 SECURITIES LAWS. In obtaining the consent of its shareholders of the matters described in Section 8.1 hereof, the Company, the Bank and their respective officers, directors and controlling shareholders will, in all respects, comply with the Rules and regulations of the SEC and any other Governmental Entity applicable to commercial banks, other applicable provisions of the United States Code, the Rules and regulations of the SEC and the securities laws of all states in which shareholders of the parties reside as applicable.

    Without in any way limiting the generality of the foregoing, the Company and the Bank agree that the Notice of Meeting, Proxy Statement submitted in connection therewith, form of Proxy and other solicitation materials that will be used in soliciting the aforesaid shareholder approvals and authorizations and the Registration Statement for the offering:

        (i) will be filed with, and not be used before the same are cleared for use by the SEC, other Governmental Entities having jurisdiction over the Company and the Bank, and this transaction, and the securities administrators of all states in which their respective shareholders reside as applicable;

        (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that neither party warrants the accuracy or completeness of any information contained therein which is furnished to it by the other relating to the business, assets, properties, financial condition or management of the other or any corporation or person affiliated or contractually obligated to become affiliated therewith, whether by merger, acquisition of assets or otherwise;

       (iii) the Company and the Bank will use their best efforts to obtain clearance by all appropriate Governmental Entities for the use of its Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials. Each party will consult and cooperate with the other in the preparation of all such proxy solicitation materials for the Bank Shareholders' Meeting and the Company's Shareholders Meeting, and the Bank and the Company agree not to transmit any proxy materials without the prior consent of the other party and its counsel; and

        (iv) the Company and the Bank shall each covenant and agree and each pay their own expenses in connection with the preparation and filing, including attorney fees, of the Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials.

    8.3 MAILING OF PROXY STATEMENT. The Bank and the Company each covenant and agree that they will use their best efforts and shall cooperate with each other in the preparation, filing and mailing of the Proxy Statement as soon as it is reasonably practicable and is permitted under applicable law; it being the intention of the Company and the Bank to include their December 31, 1998 financial statements and information, and any necessary quarterly financial statements and information, in the financial disclosures contained in the Proxy Statement.

    8.4 MATERIALS TO BE FURNISHED PRIOR TO MAILING DATES. On or prior to the mailing date of the Proxy Statement ("Bank Mailing Date"), the Bank (a) shall use its best efforts to cause an appropriate firm that shall be selected by the Bank in its discretion, subject to the reasonable approval of the Company, to deliver to the Company a copy of any letter to the Board of Directors of Bank, dated as of a date not more than five days prior to such mailing date, in form and substance satisfactory to the Company to the effect set forth in Section
10.4 hereof, (b) shall have received a letter by a date not more than five days prior to the Bank Mailing Date, to the effect that the consideration to be received by the shareholders of the Bank in the Merger is fair from a financial point of view, and (c) shall have received a letter by a date not more than five days prior to the Bank Mailing Date, of the valuation of dissenters rights shares as described in Section 1300.

    8.5 REGULATORY APPROVALS. The Bank and the Company each agree to use their best efforts to provide promptly such information and reasonable assistance as may be requested by the other party to this Agreement and to take promptly such other actions as shall be necessary or appropriate in order to consummate the transactions contemplated hereby. Without limiting the foregoing, the Bank and the Company will each (a) prepare, submit and file, or cause to be prepared, submitted and filed, all applications for all authorizations, consents, orders and approvals of federal, state, local and other Governmental Entities and officials necessary under applicable law for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby, (b) use their best efforts to obtain all such authorizations, consents, orders and approvals as expeditiously as possible in accordance with the terms of this Agreement, and (c) cooperate fully with each other in promptly seeking to obtain such authorizations, consents, orders and approvals, including without limitation, in each case, the approval of the FRB, the FDIC and the Commissioner. The Bank and the Company each agree to promptly provide the other with copies of all applications referred to in clause (a) above and copies of all written communications, letters, reports or other documents delivered to or received from any Governmental Entity, and copies of all memoranda relating to discussions with such Governmental Entity, if any, with respect to the Merger, except that the Company and the Bank shall not be required to provide the other with any of the foregoing documents submitted or received on a confidential or privileged basis or which incorporate confidential information relating to other financial institutions. The Parties agree that through the Effective Time of the Merger, each of its reports, registration statements and other filings required to be filed with any applicable

Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the Party to which it relates will fairly present the financial position of such Party and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved.

    8.6  CORPORATE GOVERNANCE.

    (a) Prior to the Effective Time, the Bank shall take all necessary steps to effect the Bank Corporate Governance Changes at the Effective Time.

    (b) Prior to the Effective Time, the Company shall take all necessary steps to effect the Company Corporate Governance Changes at the Effective Time.

    8.7 NASDAQ. Prior to or at the Effective Time, the Company shall take all necessary steps to list the Company's Stock on the Nasdaq National Market System at the Effective Time of the Merger.

                                   ARTICLE IX
             CONDITIONS PRECEDENT TO THE CONTEMPLATED TRANSACTIONS

    The obligations of the Parties to consummate the transactions as provided for herein are subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

    9.1 PERMITS AND APPROVALS. Appropriate permits or approvals from the Commissioner, the FRB, the FDIC and/or any other Governmental Entities which are necessary to carry out the transactions contemplated in this Agreement, shall have been received, the United States Department of Justice shall not have taken any adverse action within the period allowed under 12 U.S.C. Section 1828(c)(6), and all other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied. Said permits and approvals shall include, but shall not be limited to, the following:

        (i) prior written approval from the Commissioner pursuant to the CFC, the FDIC pursuant to 12 U.S.C. Section 1828(c)(2) and the FRB pursuant to the Federal Reserve Act and the BHC Act;

        (ii) to the extent required by applicable Rule, all Consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the Commissioner, shall have been obtained, granted or waived for organization of Interim Bank and the Merger, and all applicable waiting periods under all rules shall have expired; and

       (iii) all approvals, orders and/or permits necessary for the Offering and any other necessary regulatory approvals and the issuance of approvals or assurances from the Commissioner, the FRB, the FDIC, the SEC, any blue sky authority and any other necessary Governmental Entity having authority over the Merger that the approval of the Merger will be forthcoming that are satisfactory to the Company, that would allow the Company to commence the marketing of the Offering by the Company to complete the Merger as described in this Agreement.

    9.2  ABSENCE OF LITIGATION.  On the Closing Date and at the Effective Time:
(i) there shall be no action pending before any court of competent jurisdiction in which any injunction is sought by any Governmental Entity against the transactions contemplated hereby; and (ii) there shall be in effect no order, writ, injunction or decree of any court or Governmental Entity prohibiting the consummation of any of the transactions contemplated hereby.

    9.3 SHAREHOLDER APPROVAL. The Agreement, the Merger, and the other transactions contemplated hereby, shall have been approved by the holders of at least two-thirds ( 2/3) of the issued and outstanding shares of Bank Stock entitled to vote and the requisite approval of the Company as the sole shareholder of Interim Bank as soon as practicable. Any and all other action required by the shareholders of the Bank or the Company to authorize or effect the transactions called for herein shall have been duly and validly taken.

    9.4 STOCK OFFERING. An election to sell shares in the Offering shall have been made, and proper documentation submitted, so that, after application of the proration provisions of Section 2.1(b), if necessary, 60% of Company Stock received by holders of Bank Stock are available for sale in the Offering. The Company shall have entered into a firm commitment underwriting agreement for the Offering (at an offering price of at least $15.00 per share by Selling Shareholders of 60% of the Bank Stock), and all conditions to the consummation of the Offering contained in the Underwriting Agreement, other than the completion of the mergers of Interim Valley Bank with the Bank and of PCBG Merger Corporation with The Bank of Hemet, shall have been satisfied or waived, and the Company and the Bank shall have received evidence thereof reasonably satisfactory to them.

    9.5 S-1, S-4 AND PROXY STATEMENT. The S-4, Proxy Statement and the S-1 shall have been declared effective by the SEC, the Commissioner, and any other Governmental Entity, as appropriate, and shall not be the subject of any stop order or proceeding seeking or threatening a stop order. The Company shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Company Stock in the Offering and the S-4 in order to consummate the Merger.

    9.6 NASDAQ. The Company's Common Stock will be listed on the Nasdaq National Market System at the Effective Time.

    9.7 SEVERANCE POLICY. The Bank and the Company have agreed to a severance policy as set forth on Exhibit 9.7.

    9.8 TAX OPINION. The Company shall have received from its accountants an opinion for the benefit of the holders of Bank Stock reasonably satisfactory to the Company and the Bank to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to the Company or the Bank, the issuance of Company Stock or Warrants shall not result in the recognition of gain or loss by the holders of Bank Stock who receive Company Stock and Warrants in connection with the Merger, and shall state that the holding period for Company Stock for purposes of capital gains taxation, shall include the period during which Bank Stock was held. This opinion shall be dated prior to the date the Proxy Statement is first mailed to the shareholders of the Company and the Bank and such opinions shall not have been withdrawn or modified in any respect.

                                   ARTICLE X
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BANK

    All of the obligations of the Bank to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of the Bank:

    10.1 LEGAL OPINION. The Bank shall have received the opinion of Knecht & Hansen, acting as counsel for the Company, dated as of the Closing Date, in substantially the form of EXHIBIT 10.1.

    10.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of the Company contained in
Article V hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. The Company shall have delivered to the Bank, a certificate dated the Closing Date, signed by the President, certifying the fulfillment of this condition.

    10.3 CLOSING DOCUMENTS. The Company shall have delivered to the Bank all items required by the Bank pursuant to Section 3.3, all of which documents shall be properly executed and, if required by the Bank, acknowledged before a notary.

    10.4 EFFECTIVE S-4 AND PROXY STATEMENT. The S-4 and the Proxy Statement shall have been approved or otherwise become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by any Governmental Entity at the Closing Date.

    10.5 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and Consents referred to in Article IX and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of the Company and the Bank, that are or would have become applicable to the Company or the Surviving Bank, and that the Company reasonably and in good faith concludes would materially adversely affect the financial condition or operations of the Company or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement. All actions necessary to authorize the execution, delivery and performance of the Agreement by the Company and consummation of the Merger by the Company and Interim Bank shall have been duly and validly taken by the Board of Directors of the Company and Interim Bank.

    10.6 THIRD PARTY CONSENTS. The Company shall have obtained all consents of other parties to the Company's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

    10.7 ABSENCE OF CERTAIN CHANGES. As of the Closing Date there shall not exist any of the following:

        (i) any change(s) in the financial condition or results of operation of the Company since inception which individually is or in the aggregate are materially adverse to the Company; or

        (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of the Company on a consolidated basis.

    10.8 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to the Bank hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for the Bank.

    10.9 FAIRNESS OPINION. Prior to solicitation of shareholder approval, the Bank shall have received an opinion pursuant to Section 8.4 confirming the fairness of the terms of the Merger from a financial perspective, and such opinion shall not have been withdrawn prior to the mailing date of the Proxy Statement.

    10.10 NASDAQ LISTING. The shares of Company Stock issuable pursuant to this transaction shall have been duly authorized for listing, subject to notice of issuance, on the Nasdaq National Market System.

                                   ARTICLE XI
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

    All of the obligations of the Company to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of the Company, as appropriate:

    11.1 LEGAL OPINION. The Company shall have received the opinion of Aldrich & Bonnefin acting as counsel for the Bank, dated as of the Closing Date, in substantially the form of Exhibit 11.1.

    11.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by the Bank at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of the Bank contained in Article IV hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. The Bank shall have delivered to the Company a certificate, dated the Closing Date, signed by the President and Chief Financial Officer of the Bank, certifying the fulfillment of this condition.

    11.3 CLOSING DOCUMENTS. The Bank shall have delivered to the Company all items required by the Company pursuant to Section 3.3, all of which documents shall be properly executed and, if required by the Company, acknowledged before a notary.

    11.4 EFFECTIVE S-1, S-4 AND PROXY STATEMENT. The S-1, S-4 and the Proxy Statement shall have become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by the SEC, FDIC, the Commissioner, the FRB or any blue sky authority at the Closing Date.

    11.5 BANK DISSENTING SHAREHOLDERS AGAINST MERGER. The Bank's shareholders voting against the Merger or the Bank's shareholders giving notice in writing to the Bank at or before the Bank's meeting that such shareholder dissents from the Merger, on a combined basis, shall hold not more than ten percent (10%) of the outstanding shares of the Bank.

    11.6 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and Consents referred to in Article IX and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of the Company, that are or would have become applicable to the Company or the Surviving Bank and that the Company reasonably and in good faith concludes would materially adversely affect the financial condition or operations of the Company or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement.

    11.7 THIRD PARTY CONSENTS. The Company shall have obtained all consents of other parties to the Company's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

    11.8 ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there shall not exist any of the following: (i) any Material Adverse Change as defined in
Section 4.17, (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of the Bank; or (iii) any material adverse change in the deposit structure of the Bank from July 30, 1998 to the Closing Date.

    11.9 BANK STOCK OPTION PLAN; AND OFFICERS AND EMPLOYEES. The Bank shall have caused the Bank Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger and shall have obtained the consents or agreements specified in, and otherwise shall have complied with the terms of, Section 6.10. Pursuant to California Law and its employment policies and practices, the Bank shall have complied with Section 6.11 of this Agreement as of the Effective Time of the Merger.

    11.10 DIRECTOR AGREEMENTS. Pursuant to Section 2.9, concurrently with the execution of this Agreement, each director of the Bank shall enter into separate agreements with the Company in the form attached hereto as EXHIBIT "B".

    11.11 TERMINATION OF CONTRACTS. Except as otherwise directed by the Company, the Bank shall have terminated all contracts, commitments or understandings as defined in Section 4.12(v) for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $10,000, and any expense incurred in connection with such terminations shall have been charged in full to the Bank prior the last day of the month preceding the Closing Date which have been designated by the Company and agreed to by the Bank. Before the Determination Date prior to the Closing Date, the Bank shall have paid, or set-up adequate accruals for the payment of all material expenses that the Bank shall be liable for up to the Closing Date, including, but not limited to, all accounting and attorney fees in connection with this Agreement.

    11.12 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to the Company hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for the Company.

    11.13 EMPLOYEE BENEFIT PLANS. Upon the agreement of the Company and the Bank, the Bank's Employee Plans, programs and arrangements, have been terminated on terms and conditions satisfactory to the Parties, and all benefits payable under such plans, programs and arrangements shall be accrued prior to the Closing Date.

    11.14 FAIRNESS OPINION. Prior to commencement of the marketing of the Offering described in Sections 9.1(iii) and 9.4, the Company in its discretion may receive an opinion concerning the fairness of the terms of the Merger to the shareholders of the Company from a financial point of view.

    11.15 STOCK OFFERING. The Bank shall have provided such information as deemed reasonably necessary by the Company in connection with the sale of stock including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from the Bank's accountants.

    11.16 S-4, THE PROXY STATEMENT AND REGULATORY APPLICATIONS. The Bank shall have provided such information as deemed reasonably necessary by the Company in connection with the S-4 and the Proxy Statement and any other regulatory applications including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from the Bank's accountants.

    11.17 BLUE SKY MATTERS. The issuance of the Company Stock in the Offering and the S-4 shall have been qualified or registered with the appropriate Governmental Entity under state securities or Blue Sky laws, and such qualification or registrations are in effect on the Closing Date.

    11.18 PROFESSIONAL FEES. The Bank's costs and expenses in connection with the transaction contemplated by this Agreement, including investment banker, accounting, attorney and any other costs and expenses, shall not exceed the amount that would be reasonable and customary for a transaction as described in this Agreement. Of these expenses, the accounting and attorney fees and expenses, and related costs and expenses thereto incurred from May 1, 1998 through the Closing Date, of the Bank shall not exceed $175,000 in the aggregate.

    11.19 YEAR 2000. The Bank shall certify that the Bank is making satisfactory progress for compliance with Year 2000 safety and soundness issues with respect to its own computer systems, and the computer systems of its vendors and customers.

                                  ARTICLE XII
                        DISSENTING SHAREHOLDERS OF BANK

    Any shareholder of the Bank who lawfully dissents shall be entitled to receive cash for the fair market value of his or her shares determined in accordance with Section 1300.

                                  ARTICLE XIII
                                    EXPENSES

    13.1 EXPENSES. All fees and Expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses. For the purposes of this Agreement, "Expenses" shall include, but not be limited to, all expenses relating to such transactions including, legal, accounting, investment banking fees and cost reimbursements, fees and costs of consultants, costs of proxy statements and shareholder action on the Merger, and if accrued according to GAAP as of the Determination Date by Bank, and provided such expenses would be properly tax deductible, the net after tax effect of severance payments and employee benefits under employment contracts and employee benefit plans reflected in Exhibits 4.11(a), (c), (j) and (m), including but not limited to accrual of any and all unfunded or accelerated obligations thereunder.

                                  ARTICLE XIV
                                  TERMINATION

    14.1  TERMINATION OF THIS AGREEMENT.

    (a) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of constituent corporations to the transactions contemplated by this Agreement, this Agreement may be terminated prior to the Effective Time of the Merger:

        (i) by mutual agreement of the parties, in writing;

        (ii) by (A) the Company immediately upon the expiration of 30 days from the date that the Company has given notice to the Bank of a material breach or default by the Bank in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or (B) the Bank immediately upon the expiration of 30 days from the date that the Bank has given notice to the Company of a breach or default by the Company in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, except for Sections 5.18 and 7.14; and

       (iii) by the Company or the Bank if any Governmental Entity denies or refuses to grant the approvals, consents or authorizations required to be obtained, or if any Governmental Entity approves the transaction covered and contemplated by this Agreement upon conditions not reasonably acceptable to the Company, in order to consummate the transactions covered and contemplated by this Agreement. If any regulatory application filed pursuant to this Agreement hereof should be finally denied or disapproved by the respective Governmental Entity, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by the Company, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the Company diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of the Company (hereinafter referred to as the "appeal") then the application will be deemed denied unless the Company prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval within 45 days thereafter.

        (iv) by the Company or the Bank if (A) the Board of Directors of the Bank approves a transaction (or the Bank executes a letter of intent or other agreement) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the SEC pursuant to the Exchange Act) or control of 25% or more of the outstanding shares of Bank Stock or other securities of the Bank; (B) any person or entity or related group of persons or entities seeks to acquire 25% or more of the outstanding shares of Bank Stock by tender offer or otherwise, and the Board of Directors of the Bank does not advise the Bank's shareholders that the Bank's Board of Directors does not support such tender offer or acquisition and that it supports the Merger; (C) if the Bank violates its covenant pursuant to Section 6.2 (xxiii) and (xxiv); (D) the Merger does not receive the requisite approval of the Bank's shareholders; or (E) the Bank engages in an Alternative Transaction pursuant to the terms of Section 6.5;

        (v) by the Company or the Bank immediately upon the expiration of 15 days from the date that the Bank or the Company has given notice to the other Party of a default by the Company in the performance of Sections 5.18 and 7.14; or

        (vi) by the Company or the Bank by June 28, 1999, unless regulatory approvals and/or completion of the Offering is relatively imminent and is expected to be completed within 30 days of July 2, 1999, in which case the date in this subsection shall be automatically extended for up to an additional 30 days.

    (b) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of the constituent corporations to the Merger, this Agreement shall be terminated prior to the Effective Time of the Merger if any conditions specified in Articles IX, X or XI have not been satisfied or waived in writing by the party authorized to waive such conditions unless mutually extended by the parties hereto.

    (c) Regulatory Enforcement Matters. In the event that Bank or the Company or any of their respective subsidiaries shall, after July 30, 1998, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies which is material to the Bank or the Company and their respective subsidiaries taken as a whole, then either the Company or the Bank may terminate this Agreement.

    (d) (reserved)

    (e) Notwithstanding anything to the contrary contained herein:

        (i) If this Agreement is terminated by the Bank before the Closing Date pursuant to Sections 14.1(a)(ii)(B), (not including Sections 5.18 or 7.14) hereof, the Company shall pay to the Bank, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the direct expenses incurred by the Bank in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, up to a maximum of $500,000, within ten (10) business days of such termination;

        (ii) If this Agreement is terminated by the Company before the Closing Date pursuant to Sections 14.1(a)(ii)(A) hereof, the Bank shall pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the direct expenses incurred by the Company in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, up to a maximum of $500,000 within ten (10) business days of such termination; and

       (iii) If this Agreement is terminated by the Company before the Closing pursuant to Section 14.1(a)(iv)(C) or (D) hereof, the Bank will pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the direct expenses incurred by the Company in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, within ten (10) business days of such termination, except that if the Agreement is terminated by the Company pursuant to Section 14.1(a)(iv)(A),
    (B) or (E) hereof, the Bank will pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, $1,750,000 within ten (10) business days of such termination.

        (iv) If this Agreement is terminated by the Company before the Closing as a result of a default by the Company in the performance of Sections 5.18 and 7.14, no costs, expenses, fees or other liability or damages will be accrued or incurred by the Company.

                                   ARTICLE XV
                               GENERAL PROVISIONS

    15.1 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by either Party to this Agreement to the other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Bank or the Company or as may otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article XIV. In the event of such termination and on request of the other Party, such Party shall use all reasonable efforts to (y) return to the other Party all documents (and reproductions thereof) received from such other Party that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (z) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that include Confidential Information, unless otherwise advised by counsel in connection with any controversy under the Agreement.

    15.2 PUBLICITY. The Parties shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no Party shall issue any press release, publicity statement, shareholder communication or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party except to the extent that independent legal counsel to the Party, as the case may be, shall deliver a written opinion to the Party that a particular action is required by applicable Rules. The Parties hereby agree that all public statements after the initial press release announcing this Agreement referring to the Bank shall be made by Mr. N. Douglas Mills, and all public statements made after the initial press release announcing this Agreement referring to the Company shall be made by Mr.
E. Lynn Caswell, and both Parties agree that all public statements shall be made by mutual agreement.

    15.3  INDEMNIFICATION.

    (a) The Bank agrees to defend, indemnify and hold harmless the Company, its officers and directors, attorneys, accountants and each person who controls the Company within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, the Company's Offering disclosure documents or any amendments or supplements thereto, or arise out of or are based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading based upon information with respect to the Bank furnished to the Company by or on behalf of the Bank specifically for use therein; provided, however, that the Bank shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement, the Company's Offering disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the Company furnished to the Bank by or on behalf of the Company specifically for use therein.

    (b) The Company agrees to defend indemnify and hold harmless the Bank, its officers and directors, attorneys, accountants and each person who controls the Bank within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, the Company's Offering disclosure documents or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading based solely upon information with respect to the Company and its subsidiaries furnished to the Bank by or on behalf of the Company and its subsidiaries specifically for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement, the Company's Offering disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the Bank furnished to the Company by or on behalf of the Bank specifically for use therein.

    (c) Promptly after receipt by the Party to be indemnified pursuant to this section ("Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding, Indemnified Party will give the other Party "(Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving Indemnified Party's asserted liability, at the expense of the Indemnifying Party. In the event that Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify Indemnified Party of its intention to do so, and Indemnified Party agrees to cooperate fully with Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, Indemnifying Party shall have the right to participate in the defense of such asserted liability. In any event Indemnifying Party shall have the right to participate in the defense of such asserted liability.

    15.4 NOTICES. All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or registered, postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that facsimile notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail or delivery service; or (iii) 72 hours after mailing if mailed by United States mail, first class, certified or registered, postage prepaid, and properly addressed as follows:

    (a) If to the Bank:

       N. Douglas Mills, President and Chief Executive Officer
       Valley Bank
       24010 Sunnymead Drive
       Moreno Valley, California 92555-0188
       Telecopier No.: (909) 242-1903

    With a copy to:

       Mark E. Aldrich, Esq.
       Aldrich & Bonnefin
       18200 Von Karman Avenue, Suite 730
       Irvine, California 92612-1029
       Telecopier No.: (949) 474-0617

    (b) If to the Company:

       Mr. E. Lynn Caswell, Chairman and CEO
       Pacific Community Banking Group
       23332 Mill Creek Drive, Suite 230
       Laguna Hills, California 92653
       Telecopier No.: (949) 458-2086

    With a copy to:

       Loren P. Hansen, Esquire
       Knecht & Hansen
       1301 Dove Street, Suite 900
       Newport Beach, California 92660
       Telecopier No.: (949) 851-1732

    The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.4.

    15.5 SUCCESSORS AND ASSIGNS. Subject to Section 7.12 and 15.3, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the Parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other Party to this Agreement and any purported assignment in violation of this Section 15.5 shall be null and void.

    15.6 THIRD PARTY BENEFICIARIES. Except as provided in Section 7.12, each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than the Parties hereto.

    15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

    15.8 GOVERNING LAW. This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

    15.9 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

    15.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Board of Directors of the Company and the Bank without action by their respective shareholders to the extent permitted by law. This Agreement may be modified or amended only by an instrument of equal formality signed by the Parties of their duly authorized agents.

    15.11 ATTORNEYS' FEES. In the event either of the Parties to this Agreement brings an action or suit against the other Party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other Party, the prevailing Party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing Party, as determined by the court or other body have jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing Party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

    15.12 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the Parties hereto have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the Parties and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof, unless expressly referred to by reference herein.

    15.13 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

    15.14 EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any schedule or exhibit delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other schedule or exhibit required to be delivered pursuant to any other provision of this Agreement.

    15.15 KNOWLEDGE. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other person, such Party or other person, who shall be an officer of a Party, shall make such statement only after conducting an investigation which such person determines in good faith to be reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

    15.16 TERMINATION OF REPRESENTATION, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such Party pursuant hereto or in connection herewith shall not survive the Merger other than those provided for in Sections 2.1(b), 2.1(c), 7.12, 13.1, 14.1(e), 15.1, 15.3, 15.11 and 15.12
which shall survive a termination.

    IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and year first above written.

                                          PACIFIC COMMUNITY BANKING GROUP

                                          By: /s/ E. Lynn Caswell
                                            ------------------------------------
                                            E. Lynn Caswell, Chairman of the
                                            Board and Chief Executive Officer

                                          VALLEY BANK

                                          By: /s/ Marion V. Ashley
                                            ------------------------------------
                                            Marion V. Ashley
                                            Chairman of the Board

                                          By: /s/ N. Douglas Mills
                                            ------------------------------------
                                            N. Douglas Mills
                                            President and Chief Executive
                                          Officer

                                          By: /s/ Juan P. Renteria
                                            ------------------------------------
                                            Juan P. Renteria
                                            Director

                                          By: /s/ Jesse Washington
                                            ------------------------------------
                                            Jesse Washington
                                            Director

                                          By: /s/ George E. Wilson
                                            ------------------------------------
                                            George E. Wilson
                                            Director

                                          By: /s/ Helga Wolf
                                          --------------------------------------
                                            Helga Wolf
                                            Director

                                          By: /s/ Eugene H. Wood
                                            ------------------------------------
                                            Eugene H. Wood
                                            Director

                                                                      APPENDIX B

                          VALLEY BANK FAIRNESS OPINION

                          BAXTER FENTRISS AND COMPANY
          9100 ARBORETUM PARKWAY  SUITE 280  RICHMOND, VIRGINIA 23266
                       (804) 323-7540  FAX (804) 323-7457

                                 MARCH 29, 1999

THE BOARD OF DIRECTORS
VALLEY BANK
24010 SUNNYMEAD BLVD.
MORENO VALLEY, CA 92553

    Valley Bank, Moreno Valley, CA ("Valley"), The Bank of Hemet, Hemet, CA ("Hemet") and Pacific Community Banking Group, Laguna Hills, CA ("PCBG") have entered into an agreement providing for the merger of Valley, Hemet and PCBG ("Merger"). The terms of the Merger are set forth in the First Restatement of the Agreement and Plan of Reorganization ("Agreement") dated January 5, 1999 and as amended in March of 1999.

    The terms of the Merger provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, the per share consideration of Valley common stock to be (i) the sum of $10.00 in a combination of cash and PCBG common stock; (ii) 1/3 (one-third) of a warrant to purchase PCBG stock; and (iii) a special dividend of $0.52 per share which will be payable on or about the Closing Date. These components are hereinafter referred to together as "Consideration."

    You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Agreement are fair to the respective shareholders of Valley from a financial point of view.

    In rendering our opinion, we have evaluated the proforma consolidated financial statements of Valley and Hemet, including PCBG's pending merger with Hemet. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Valley from a financial point of view to the other financial institutions; (b) compared the terms of the Agreement with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the drafts of the Agreement and related documents; and (d) made such other analyses and examinations as described below and deemed necessary. We also met with various senior officers of Valley, Hemet and PCBG to discuss the foregoing as well as other matters that may be relevant. However we have not completed a formal due diligence of PCBG and our opinion is based upon representations made by senior officers of Valley, Hemet and PCBG. We have not independently verified the financial and other information concerning Valley, Hemet or PCBG, or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Valley, Hemet and PCBG as they exist and are known to us as of December 31, 1998.

    We have acted as financial advisor to Valley and Hemet in connection with the Merger and will receive from both a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

    It is understood that this opinion may be included in its entirety in any communication by Valley or the Board of Directors to the stockholders of Valley or PCBG. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

    Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the shareholders of Valley from a financial point of view.

Sincerely,

Baxter Fentriss and Company

                                                                      APPENDIX C

                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13. Dissenters' Rights

SECTION 1300. SHAREHOLDER IN SHORT-FORM MERGER; PURCHASE AT FAIR MARKET VALUE; "DISSENTING SHARES"; "DISSENTING SHAREHOLDER"

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDER OF DISSENTING SHARES OF REORGANIZATION APPROVAL; DEMAND FOR PURCHASE OF SHARES; CONTENTS OF DEMAND

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. STAMPING OR ENDORSING DISSENTING SHARES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST THEREON; WHEN PRICE TO BE PAID

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION BY DISSENTERS TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE OF DISSENTING SHARES OR BOTH; JOINDER OF SHAREHOLDERS; CONSOLIDATION OF ACTIONS; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. DUTY AND REPORT OF APPRAISERS; COURT'S CONFIRMATION OF REPORT; DETERMINATION OF FAIR MARKET VALUE BY COURT; JUDGMENT, AND PAYMENT; APPEAL; COSTS OF ACTION

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. PREVENTION OF PAYMENT TO HOLDERS OF DISSENTING SHARES OF FAIR MARKET VALUE; EFFECT

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DISPOSITION OF DIVIDENDS UPON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS AND PRIVILEGES OF DISSENTING SHARES; WITHDRAWAL OF DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. WHEN DISSENTING SHARES LOSE THEIR STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR COMPENSATION OR VALUATION PENDING LITIGATION

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. SHARES TO WHICH CHAPTER INAPPLICABLE

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACK ON VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; RIGHTS OF SHAREHOLDERS; BURDEN OF PROOF

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article V of the Registrant's Articles of Incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Article VI of the Registrant's Articles of Incorporation provides that the corporation is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

    Article III of the Registrant's Bylaws provides, in pertinent part, that each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation or other entity, shall be indemnified by the Registrant to the full extent permitted by the General Corporation Law of the State of California or any other applicable laws. Article III also authorizes the registrant to enter into one or more agreements with any person which provides for indemnification greater or different than that provided for in that Article.

    The Registrant has entered into an indemnification agreement with its Chairman and Chief Executive Officer on the forms incorporated by reference as
Exhibit 10.1 to this Registration Statement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  2.1* First Restatement of Agreement and Plan of Reorganization by and between
         Registrant and The Bank of Hemet dated January 5, 1999.

  2.2* First Amendment to First Restatement of Agreement and Plan of
         Reorganization by and between Registrant and The Bank of Hemet dated
         March 24, 1999.

  2.3* Second Amendment to First Restatement of Agreement and Plan of
         Reorganization by and between Registrant and The Bank of Hemet dated
         April 2, 1999.

  2.4* First Restatement of Agreement and Plan of Reorganization by and between Registrant and Valley Bank dated as of January 5, 1999.

  2.5* First Amendment to First Restatement of Agreement and Plan of
         Reorganization by and between Registrant and Valley Bank dated March 4,
         1999.

  2.6* Second Amendment to First Restatement of Agreement and Plan of
         Reorganization by and between Registrant and Valley Bank dated April 12,
         1999.

  3.1* Articles of Incorporation of Registrant.

  3.2* Certificate of Amendment of Articles of Incorporation of Registrant

  3.3* Restated Bylaws of Registrant.

  3.4* Certificate of Determination.

  4.1  Specimen Stock Certificate.

  4.2* Form of Warrant to Purchase Stock of Pacific Community Banking Group

  5.1  Opinion of Morrison & Foerster LLP.

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  8.1  Tax Opinion of Arthur Andersen LLP.

 10.1* Form of Indemnification Agreement.

 10.2* Employment Agreement between Registrant and E. Lynn Caswell.

 10.3* Agreement between Registrant and Harold R. Williams, Jr.

 10.4* Registrant's 1999 Stock Option Plan.

 10.5* Shareholder Agreement.

 10.6* Form of Warrant Purchase Agreement.

 10.7* Form of Non-competition and Consulting Agreements.

 10.8* Form of Continuation Agreement between The Bank of Hemet and certain executives (Jaqua, McDonough) dated March 22, 1995, as amended.

 10.9* Head Office Lease, 1600 E. Florida Avenue, Hemet, California.

 10.10* Form of Executive Employment Agreement dated September 26, 1996 between
         Valley Bank and each of Marvin Lentini, Mark Nugent, Bonnie Parrott and
         Dianna Williams.

 10.11* Executive Employment Agreement dated September 26, 1996, as amended
         October 30, 1997, between Valley Bank and N. Douglas Mills.

 10.12* Executive Salary Continuation Agreement, dated October 19, 1995, as amended October 30, 1997, between Valley Bank and N. Douglas Mills.

 10.13* Second Amendment to Employment Agreement between Valley Bank and N.
         Douglas Mills.

 10.14* Form of The Bank of Hemet Proxy.

 10.15* Form of Valley Bank Proxy.

 10.16 Fairness Opinion of Baxter Fentriss & Company with reference to The Bank of Hemet-- Appendix B of The Bank of Hemet proxy statement/prospectus incorporated by reference.

 10.17 Fairness Opinion of Baxter Fentriss & Company with reference to Valley
         Bank-- Appendix B of Valley Bank proxy statement/prospectus incorporated by reference.

 10.18 Consulting Agreement between The Bank of Hemet and James B. Jaqua.

 10.19 Noncompetition Agreement between The Bank of Hemet and James B. Jaqua.

 10.20 Amendment No. 3 to Executive Salary Continuation Agreement.

 23.1  Consent of Morrison & Foerster LLP (included in their opinion filed as
         Exhibit 5.1).

 23.2  Consent of Arthur Andersen, LLP for Financial Statements.

 23.3  Consent of McGladrey Pullen LLP for Valley Bank Financial Statements.

 24.1* Power of Attorney. (Please refer to p. II-4 of Registration Statement S-4 filed April 16, 1999)

 27.1* Financial Data Schedule for the year ended December 31, 1998.

 99.1* Consent of James Jaqua

 99.2* Consent of N. Douglas Mills

 99.3* Consent of Marion V. Ashley

 99.4* Consent of Harold R. Williams, Jr.

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 99.5* Consent of John J. McDonough

 99.6* Consent of Clayton A. Record

 99.7* Consent of E. Kenneth Hyatt

 99.8* Consent of Jack E. Gosch

 99.9* Consent of Baxter Fentriss and Company

 99.10* Form of Transmittal Letter for Surrender and Exchange of Shares by The
         Bank of Hemet Shareholders.

 99.11* Form of Transmittal Letter for Surrender and Exchange of Shares by Valley
         Bank Shareholders.


------------------------

*   Filed previously.

+   To be filed by amendment.

(b) Financial Statement Schedules

    No schedules are included because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)(1)The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Pacific Community Banking Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, County of Orange, State of California, on June 21, 1999.


                                PACIFIC COMMUNITY BANKING GROUP

                                By:  /s/ E. LYNN CASWELL
                                     -----------------------------------------
                                     Chairman of the Board, Chief Executive
                                     Officer and Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on June 21, 1999.


          SIGNATURE                       TITLE

                                E. Lynn Caswell, Chairman
     /s/ E. LYNN CASWELL          of the Board of
------------------------------    Directors, Chief
       E. Lynn Caswell            Executive Officer and
                                  Chief Financial Officer

       MITCHELL ALLEN*
------------------------------  Mitchell Allen, Director
        Mitchell Allen

       ALFRED JANNARD*
------------------------------  Alfred Jannard, Director
        Alfred Jannard

        CARLOS SAENZ*
------------------------------  Carlos Saenz, Director
         Carlos Saenz

       HENRY SCHIELEIN*
------------------------------  Henry Schielein, Director
       Henry Schielein

*By:     /s/ E. LYNN CASWELL
      -------------------------
           E. Lynn Caswell
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      2.1*   First Restatement of Agreement and Plan of Reorganization by and between Registrant and The Bank of
               Hemet dated January 5, 1999.

      2.2*   First Amendment to First Restatement of Agreement and Plan of Reorganization by and between Registrant and The Bank of Hemet dated March 24, 1999.

      2.3*   Second Amendment to First Restatement of Agreement and Plan of Reorganization by and between Registrant and The Bank of Hemet dated April 2, 1999.

      2.4*   First Restatement of Agreement and Plan of Reorganization by and between Registrant and Valley Bank dated as of January 5, 1999.

      2.5*   First Amendment to First Restatement of Agreement and Plan of Reorganization by and between Registrant and Valley Bank dated March 4, 1999.

      2.6*   Second Amendment to First Restatement of Agreement and Plan of Reorganization by and between Registrant and Valley Bank dated April 13, 1999.

      3.1*   Articles of Incorporation of Registrant.

      3.2*   Certificate of Amendment of Articles of Incorporation.

      3.3*   Restated Bylaws of Registrant.

      3.4*   Certificate of Determination.

      4.1    Specimen Stock Certificate.

      4.2*   Form of Warrant to Purchase Stock of Pacific Community Banking group.

      5.1    Opinion of Morrison & Foerster LLP.

      8.1    Tax Opinion of Arthur Andersen LLP.

     10.1*   Form of Indemnification Agreement.

     10.2*   Employment Agreement between Registrant and E. Lynn Caswell.

     10.3*   Agreement between Registrant and Harold R. Williams, Jr.

     10.4*   Registrant's 1999 Stock Option Plan.

     10.5*   Shareholder Agreement.

     10.6*   Form of Warrant Purchase Agreement.

     10.7*   Form of Non-competition and Consulting Agreements.

     10.8*   Form of Continuation Agreement between The Bank of Hemet and certain executives (Jaqua, McDonough) dated
               March 22, 1995, as amended.

     10.9*   Head Office Lease, 1600 E. Florida Avenue, Hemet, California.

     10.10*  Form of Executive Employment Agreement dated September 26, 1996 between Valley Bank and each of Marvin
               Lentini, Mark Nugent, Bonnie Parrott and Dianna Williams.

     10.11*  Executive Employment Agreement dated September 26, 1996, as amended October 30, 1997, between Valley
               Bank and N. Douglas Mills.

     10.12*  Executive Salary Continuation Agreement, dated October 19, 1995, as amended October 30, 1997, between
               Valley Bank and N. Douglas Mills.

     10.13*  Second Amendment to Employment Agreement between Valley Bank and N. Douglas Mills.

     10.14*  Form of The Bank of Hemet Proxy.

     10.15*  Form of Valley Bank Proxy.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.16   Fairness Opinion of Baxter Fentriss & Company with reference to The Bank of Hemet-- Appendix B of The
               Bank of Hemet proxy statement/prospectus incorporated by reference.

     10.17   Fairness Opinion of Baxter Fentriss & Company with reference to Valley Bank--Appendix B of Valley Bank proxy statement/prospectus incorporated by reference.

     10.18   Consulting Agreement between The Bank of Hemet and James B. Jaqua.

     10.19   Noncompetition Agreement between The Bank of Hemet and James B. Jaqua.

     10.20   Amendment No. 3 to Executive Salary Continuation Agreement.

     23.1    Consent of Morrison & Foerster LLP (included in their opinion filed as Exhibit 5.1).

     23.2    Consent of Arthur Andersen, LLP for Financial Statements.

     23.3    Consent of McGladrey Pullen LLP for Valley Bank Financial Statements.

     24.1*   Power of Attorney. (Please refer to p. II-4 of Registration Statement S-4 filed April 16, 1999)

     27.1*   Financial Data Schedule for the year ended December 31, 1998.

     99.1*   Consent of James Jaqua

     99.2*   Consent of N. Douglas Mills

     99.3*   Consent of Marion V. Ashley

     99.4*   Consent of Harold R. Williams, Jr.

     99.5*   Consent of John J. McDonough

     99.6*   Consent of Clayton A. Record

     99.7*   Consent of E. Kenneth Hyatt

     99.8*   Consent of Jack E. Gosch

     99.9*   Consent of Baxter Fentriss and Company

     99.10*  Form of Transmittal Letter for Surrender and Exchange of Shares by The Bank of Hemet Shareholders.

     99.11*  Form of Transmittal Letter for Surrender and Exchange of Shares by Valley Bank Shareholders.


------------------------

*   Filed previously.

+   To be filed by amendment.